UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Check the appropriate box:

☑     Preliminary Information Statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d))

☐     Definitive Information Statement

HARBINGER GROUP INC.

(Name of Registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☑     Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

HARBINGER GROUP INC.
450 PARK AVENUE, 27th FLOOR
NEW YORK, NEW YORK 10022
(212) 906-8555

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

              , 2010

To Stockholders of Harbinger Group Inc.:

The purpose of this letter is to inform you of the following corporate actions:

•	on September 10, 2010, a special committee of the board of directors of Harbinger Group Inc., a Delaware corporation (“we,” “us,” “our” or “HGI”) and the HGI board of directors (based in part on the unanimous approval and recommendation of the committee) approved the Contribution and Exchange Agreement, dated as of September 10, 2010 (the “Exchange Agreement”), by and among us, Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (collectively, the “Harbinger Parties”), funds affiliated with Harbinger Capital Partners LLC (together with its affiliates, including the Harbinger Parties, “Harbinger”), in the form of Annex A attached to this information statement, pursuant to which we will issue 119,909,830 shares of our common stock, $0.01 par value per share (our “common stock”) to the Harbinger Parties in exchange for an aggregate of 27,756,905 shares of common stock of Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings”), owned by the Harbinger Parties (the “Spectrum Brands Acquisition”); and

•	on September 10, 2010, the Harbinger Parties, who held a majority of our outstanding common stock on that date, approved the issuance of our common stock pursuant to the Exchange Agreement by written consent in lieu of a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

The Harbinger Parties currently own 9,950,061 shares of our common stock, or approximately 51.6% of our outstanding common stock. The Harbinger Parties currently also own 34,256,905 shares of SB Holdings common stock, $0.01 par value per share (“SB Holdings common stock”), or approximately 67.1% of the outstanding SB Holdings common stock. Pursuant to the Exchange Agreement, the Harbinger Parties will contribute 27,756,905 of their shares of SB Holdings common stock, or approximately 54.4% of the outstanding SB Holdings common stock, to us in exchange for 119,909,830 newly issued shares of our common stock. The exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average trading prices of our common stock and SB Holdings common stock on the New York Stock Exchange (the “NYSE”) for the 30 trading days from and including July 2, 2010 to and including August 13, 2010, the day we received the Harbinger Parties’ proposal for the Spectrum Brands Acquisition. On September 9, 2010, the last full trading day before the Exchange Agreement was approved, the closing sales prices of our common stock and SB Holdings common stock were $5.98 per share and $26.09 per share, respectively.

The consummation of the Spectrum Brands Acquisition will result in the following:

•	the Harbinger Parties will own approximately 93.3% of our outstanding common stock;

•	SB Holdings will become our majority-owned subsidiary and its results will be consolidated with our results in our financial statements;

•	the persons serving as HGI’s and SB Holdings’ executive officers and directors will continue to serve in their same respective positions with HGI and SB Holdings;

•	we will own approximately 54.4% of the outstanding SB Holdings common stock, or 54.1% of the fully diluted shares;

•	Harbinger will directly own approximately 12.7% of the outstanding SB Holdings common stock; and

•	the remaining 32.9% of the outstanding SB Holdings common stock will continue to be owned by stockholders of SB Holdings who are not affiliated with Harbinger and the SB Holdings common stock will continue to be traded on the NYSE under the symbol “SPB”.

A special committee of our board of directors (the “Committee”), consisting solely of directors who have been determined by our board of directors to be independent under the NYSE rules, unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our board of directors approve the Exchange Agreement and our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. Our board of directors (based in part on the unanimous approval and recommendation of the Committee) unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. The Harbinger Parties, holding a majority of the issued and outstanding shares of our common stock as of September 10, 2010, approved the issuance of our common stock pursuant to the Exchange Agreement by written consent without a meeting. The Spectrum Brands Acquisition is conditioned upon the satisfaction of the rules of Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), receipt of applicable regulatory approvals and other conditions described in the enclosed information statement.

The enclosed information statement describes the Spectrum Brands Acquisition, the Exchange Agreement, the transactions contemplated by the Exchange Agreement and other documents related to the Spectrum Brands Acquisition, and other related matters that may be of interest to our stockholders. Please carefully read the entire information statement as it contains important information, including the section captioned “Risk Factors” beginning on page 92, for a discussion of the risks relating to the Spectrum Brands Acquisition. You can obtain additional information about HGI, SB Holdings and Spectrum Brands, Inc., a wholly owned operating subsidiary of SB Holdings, from documents we and they have filed with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information” for instructions on how to obtain that information.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
NO ACTION IN CONNECTION WITH THIS INFORMATION STATEMENT IS REQUIRED BY YOU.

This notice and the enclosed information statement shall constitute notice to you of the action by written consent required by Section 228 of the DGCL.

The enclosed information statement is intended to provide certain information, pursuant to Section 14(c) of the Exchange Act and the rules and regulations prescribed thereunder, regarding the Spectrum Brands Acquisition to our stockholders who have not given their written consent to the Exchange Agreement. In accordance with Rule 14c-2 under the Exchange Act, we will not consummate the Spectrum Brands Acquisition until at least 20 calendar days have elapsed from the date we first mail this information statement to our stockholders.

Sincerely yours,

/s/  Philip A. Falcone
Philip A. Falcone, Chairman of the Board,
Chief Executive Officer and President

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Exchange Agreement or the Spectrum Brands Acquisition, passed upon the merits or fairness thereof or passed upon the adequacy or accuracy of the disclosure in this notice or the information statement. Any representation to the contrary is a criminal offense.

The enclosed information statement is dated           , 2010 and
is first being mailed to our stockholders on or about           , 2010

LIST OF ANNEXES

Annex A	Contribution and Exchange Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd.

Annex B	Registration Rights Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd.

Annex C	Opinion of Houlihan Lokey Financial Advisors, Inc.

Annex D	Harbinger Group Inc. — Unaudited Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2010

Annex E	Harbinger Group Inc. — Management’s Discussion and Analysis of Financial Condition and Results of Operation for the Three and Six Months Ended June 30, 2010

Annex F	Harbinger Group Inc. — Consolidated Financial Statements for the Fiscal Years Ended December 31, 2009 and 2008

Annex G	Harbinger Group Inc. — Management’s Discussion and Analysis of Financial Condition and Results of Operation for the Fiscal Years Ended December 31, 2009 and 2008

HARBINGER GROUP INC.
450 PARK AVENUE, 27th FLOOR
NEW YORK, NEW YORK 10022
(212) 906-8555

INFORMATION STATEMENT

               , 2010

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being mailed to the stockholders of Harbinger Group Inc., a Delaware corporation (“we,” “us” or “our”), on or about                , 2010, in connection with the Exchange Agreement and Spectrum Brands Acquisition (each term as defined below) described below. On September 10, 2010, a special committee of our board of directors and our board of directors (based in part on the unanimous approval and recommendation of the committee) unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our stockholders (other than the Harbinger Parties (as defined below)), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. On September 10, 2010, the Harbinger Parties, who on that date held a majority of the issued and outstanding shares of our common stock, $0.01 par value per share (our “common stock”), approved the issuance of our common stock pursuant to the Exchange Agreement by written consent without a meeting.

Accordingly, this information statement is furnished solely for the purpose of informing our stockholders of the Spectrum Brands Acquisition, in the manner required under Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the General Corporation Law of the State of Delaware (the “DGCL”). No other stockholder approval of the Exchange Agreement is required. The record date for determining stockholders entitled to receive this information statement is 5:00 p.m., prevailing Eastern Time, on              , 2010 (the “Record Date”).

CORPORATE ACTION

Section 228 of the DGCL and our Bylaws permit the holders of a majority of our outstanding common stock to approve and authorize actions by written consent as if the actions were undertaken at a duly constituted meeting of our stockholders. On September 10, 2010, the Harbinger Parties, which held approximately 51.6% of our outstanding common stock on that date, approved the issuance of our common stock pursuant to the Exchange Agreement by written consent without a meeting. As a result, no further vote of our stockholders is needed to approve the issuance of our common stock pursuant to the Exchange Agreement. As of September 10, 2010 and as of the Record Date, there were 19,286,290 shares of our common stock issued and outstanding.

A special committee of our board of directors and our board of directors (based in part on the unanimous approval and recommendation of the committee) have unanimously approved the Contribution and Exchange Agreement, dated as of September 10, 2010 (the “Exchange Agreement”), by and among us, Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (collectively, the “Harbinger Parties”), funds affiliated with Harbinger Capital Partners LLC (“Harbinger Capital” and together with its affiliates, including the Harbinger Parties, “Harbinger”), in the form of Annex A attached to this information statement, pursuant to which we will issue 119,909,830 shares of our common stock to the Harbinger Parties in exchange for an aggregate of 27,756,905 shares of common stock, $0.01 par value per share (the “SB Holdings common stock”) of Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings”), owned by the Harbinger Parties (the “Spectrum Brands Acquisition”).

The Harbinger Parties currently own 9,950,061 shares of our common stock, or approximately 51.6% of our outstanding common stock. The Harbinger Parties currently also own 34,256,905 shares of SB Holdings common stock, or approximately 67.1% of the outstanding SB Holdings common stock. Pursuant to the Exchange Agreement, the Harbinger Parties will contribute 27,756,905 of their shares of SB Holdings common stock, or approximately 54.1% of the outstanding SB Holdings common stock calculated on a fully diluted basis, to us in exchange for 119,909,830 newly issued shares of our common stock. The exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average trading prices of our common stock ($6.33) and SB Holdings common stock ($27.36) on the New York Stock Exchange (the “NYSE”) for the 30 trading days from and including July 2, 2010 to and including August 13, 2010, the day we received the Harbinger Parties’ proposal for the Spectrum Brands Acquisition. On September 9, 2010, the last full trading day before the Exchange Agreement was approved, the closing sales prices of our common stock and SB Holdings common stock were $5.98 per share and $26.09 per share, respectively.

After giving effect to the Spectrum Brands Acquisition, the Harbinger Parties will own approximately 93.3% of our outstanding common stock.

The consummation of the Spectrum Brands Acquisition will result in the following:

•	the Harbinger Parties will own approximately 93.3% of our outstanding common stock;

•	SB Holdings will become our majority-owned subsidiary and its results will be consolidated with our results in our financial statements;

•	the persons serving as HGI’s and SB Holdings’ executive officers and directors will continue to serve in their same respective positions with HGI and SB Holdings;

•	we will own approximately 54.4% of the outstanding SB Holdings common stock, or approximately 54.1% of the fully diluted shares;

•	Harbinger will directly own approximately 12.7% of the outstanding SB Holdings common stock; and

•	the remaining 32.9% of the outstanding SB Holdings common stock will continue to be owned by stockholders of SB Holdings who are not affiliated with Harbinger and the SB Holdings common stock will continue to be traded on the NYSE under the symbol “SPB”.

We will pay the expenses of furnishing this information statement, including the cost of preparing, assembling and mailing this information statement.

We expect to consummate the Spectrum Brands Acquisition on                , 2010, which date is 20 calendar days after we first mail this information statement to our stockholders, or as soon as practicable thereafter, subject to obtaining all regulatory approvals and satisfaction or waiver of the closing conditions set forth in the Exchange Agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECTRUM BRANDS ACQUISITION

Following are questions and related answers that address some of the questions you may have regarding the pending Spectrum Brands Acquisition and related matters. These questions and answers may not contain all of the information relevant to you, do not purport to summarize all material information relating to the Exchange Agreement or any of the other matters discussed in this information statement, and are subject to, and are qualified in their entirety by, the more detailed information contained in or attached to this information statement. Therefore, you should read carefully this entire information statement, including the attached annexes and materials we refer you to fully understand the Exchange Agreement and the transactions contemplated thereby.

Unless otherwise indicated in this information statement or the context otherwise requires, throughout this information statement we refer to Harbinger Group Inc. as “we,” “us,” “our,” “our company” or “HGI,” to Spectrum Brands Holdings, Inc., a recently formed holding company, and, where applicable, its subsidiaries (including Spectrum Brands and Russell Hobbs), as “SB Holdings,” to Spectrum Brands, Inc. and, where applicable, its subsidiaries, as “Spectrum Brands,” to Russell Hobbs, Inc. and, where applicable, its subsidiaries, as “Russell Hobbs,” to Harbinger Capital Partners Master Fund I, Ltd., as “Master Fund,” to Harbinger Capital Partners Special Situations Fund, L.P., as “Special Situations Fund,” to Global Opportunities Breakaway Ltd., as “Global Fund,” to Master Fund, Special Situations Fund and Global Fund, collectively, as the “Harbinger Parties,” to Harbinger Capital Partners, LLC, as “Harbinger Capital”, to Harbinger Capital and its affiliates, including the Harbinger Parties, as “Harbinger”, and to the Contribution and Exchange Agreement, dated as of September 10, 2010, by and among us and the Harbinger Parties, as the “Exchange Agreement”. SB Holdings was created in connection with the combination of Spectrum Brands and Russell Hobbs (the “SB/RH Merger”). We use the term “Spectrum Brands” to refer to both Spectrum Brands and its subsidiaries prior to the SB/RH Merger and to SB Holdings and its subsidiaries subsequent to the SB/RH Merger.

Q:	What is the Spectrum Brands Acquisition?

A:	The Spectrum Brands Acquisition involves the contribution by the Harbinger Parties of 27,756,905 of their shares of SB Holdings common stock (the “SB Holdings Contributed Shares”) to us, or approximately 54.4% of the outstanding SB Holdings common stock, in exchange for 119,909,830 newly issued shares of our common stock. The exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average price of our common stock ($6.33) and SB Holdings common stock ($27.36) on the NYSE for the 30 trading days from and including July 2, 2010 to and including August 13, 2010, the day we received the Harbinger Parties’ proposal for the Spectrum Brands Acquisition. A copy of the Exchange Agreement is attached as Annex A to this information statement.

Q:	What is HGI acquiring and what will be the effect of the Spectrum Brands Acquisition?

A:	In the Spectrum Brands Acquisition, we are acquiring approximately 54.4% of the outstanding SB Holdings common stock, or 54.1% of the fully diluted shares of SB Holdings common stock. As a result of the Spectrum Brands Acquisition: (i) the Harbinger Parties will own approximately 93.3% of our outstanding common stock, (ii) SB Holdings will become our majority-owned subsidiary and its results will be consolidated with our results in our financial statements, (iii) the persons serving as HGI’s and SB Holdings’ executive officers and directors will continue to serve in their same respective positions with HGI and SB Holdings, (iv) Harbinger will directly own approximately 12.7% of the outstanding SB Holdings common stock and (v) the remaining 32.9% of the outstanding SB Holdings common stock will continue to be owned by stockholders of SB Holdings who are not affiliated with Harbinger and the SB Holdings common stock will continue to be traded on the NYSE under the symbol “SPB”.

The Exchange Agreement permits the Harbinger Parties to contribute additional SB Holdings common stock to us at the closing of the Spectrum Brands Acquisition at the same exchange ratio. If the Harbinger Parties elect to contribute to us all of the SB Holdings common stock held by them at September 10, 2010, at the closing of the Spectrum Brands Acquisition they will own, in the aggregate, approximately 94.4% of our outstanding common stock. Unless we state otherwise, the number of SB Holdings Contributed Shares and the number of shares of our common stock we issue in the Spectrum Brands

Acquisition assumes the Harbinger Parties do not elect to contribute additional shares of SB Holdings common stock to us.

Q:	What are the benefits to HGI of the Spectrum Brands Acquisition?

A:	We will be acquiring a majority ownership in a premier consumer products company with more than $3 billion in annual revenue from products carried in more than one million retail outlets globally. SB Holdings was recently formed to effect the combination of Spectrum Brands and Russell Hobbs on June 16, 2010. The combination of Spectrum Brands and Russell Hobbs created a diverse portfolio of market leading brands, including Rayovac, VARTA, Remington, Hot Shot, Cutter, Repel, Spectracide, Tetra, 8 in 1, Dingo, Black & Decker, George Foreman, Russell Hobbs, LitterMaid and Toastmaster.

Q:	What are the prior relationships among the Harbinger Parties, Spectrum Brands and HGI?

A:	The Harbinger Parties own approximately 51.6% of our outstanding common stock. The Harbinger Parties also own approximately 67.1% of the outstanding SB Holdings common stock and they will contribute to us the SB Holdings Contributed Shares, or approximately 54.4% of the outstanding SB Holdings common stock. Immediately prior to the SB/RH Merger, the Harbinger Parties owned 40.6% of the outstanding Spectrum Brands common stock and 100% of the outstanding capital stock of Russell Hobbs and had an outstanding term loan to Russell Hobbs.

After giving effect to the Spectrum Brands Acquisition, the Harbinger Parties will own approximately 93.3% of our outstanding common stock and Harbinger will directly own approximately 12.7% of the outstanding SB Holdings common stock. The Harbinger Parties may have interests that differ from, and/or are in addition to, those of our other stockholders. For additional information, see the sections captioned “The Spectrum Brands Acquisition — Background of the Spectrum Brands Acquisition,” “The Spectrum Brands Acquisition — Interests of Certain HGI Stockholders, Directors and Officers in the Spectrum Brands Acquisition” and “Principal Stockholders of HGI Before and After the Spectrum Brands Acquisition.”

Q:	Did a special committee of our board of directors approve the Exchange Agreement and related matters?

A:	Yes. When the Harbinger Parties advised us that they were interested in pursuing a transaction with us with respect to their SB Holdings common stock, our board of directors delegated the consideration of that transaction to a special committee comprised of those directors our board has determined to be independent under the NYSE rules (the “Committee”). As a result of the Committee’s consideration of a number of factors and a review of a substantial amount of information, the Committee unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our board of directors approve the Exchange Agreement and our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. To review the factors considered by the Committee, see “The Spectrum Brands Acquisition — Approval of the Committee and HGI’s Board of Directors; Reasons for the Spectrum Brands Acquisition — The Committee.”

Q:	Did our board of directors approve the Exchange Agreement?

A:	Yes. Our board of directors (based in part on the unanimous approval and recommendation of the Committee) unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. To review the factors considered by our board of directors, see “The Spectrum Brands Acquisition — Approval of the Committee and HGI’s Board of Directors; Reasons for the Spectrum Brands Acquisition — Board of Directors.”

Q:	Did our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement?

A:	Yes. The Harbinger Parties, which collectively held approximately 51.6% of our outstanding common stock as of September 10, 2010, executed a written consent to approve the issuance of our common stock pursuant to the Exchange Agreement.

Q:	How will SB Holdings and HGI be managed following the Spectrum Brands Acquisition?

A:	There will not be any changes to the board of directors of HGI or SB Holdings or their management teams as a result of the Spectrum Brands Acquisition.

Q:	How will the Spectrum Brands Acquisition affect my shares of HGI common stock?

A:	Your rights as a holder of shares of our common stock will not be affected by the Spectrum Brands Acquisition. However, your percentage ownership of our company will be reduced as a result of the issuance of additional shares of our common stock in the Spectrum Brands Acquisition.

Q:	Do I have dissenters’ or appraisal rights with respect to the Spectrum Brands Acquisition?

A:	No. Our stockholders are not entitled to dissenters’ rights or to demand appraisal of, or to receive payment for, their shares of our common stock under the DGCL in connection with the Spectrum Brands Acquisition.

Q:	What are the material conditions to the Spectrum Brands Acquisition?

A:	Among other things, the Spectrum Brands Acquisition is subject to the expiration of the waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), our compliance with certain SEC requirements, including the filing of a definitive information statement with the SEC, and the shares of our common stock to be issued in the Spectrum Brands Acquisition having been approved for listing on the NYSE. The Spectrum Brands Acquisition also is subject to other customary closing conditions, including that no material adverse effect (as discussed in the section captioned “The Exchange Agreement — Conditions Precedent to the Spectrum Brands Acquisition) shall have occurred with respect to SB Holdings or our company since the date of the Exchange Agreement. [We and the Harbinger Parties have submitted the required notices to the applicable antitrust regulatory authorities in the United States and the waiting period under the HSR Act has expired].

Q:	When do you expect the Spectrum Brands Acquisition to be completed?

A:	We expect to consummate the Spectrum Brands Acquisition on , 2010, the date that is 20 calendar days after we first mail this information statement to our stockholders, or as soon as practicable thereafter, subject to obtaining all regulatory approvals and satisfaction or waiver of the closing conditions set forth in the Exchange Agreement.

Q:	What are the material United States federal income tax consequences of the Spectrum Brands Acquisition?

A:	Assuming that the Harbinger Parties will own at least 80% of our common stock immediately following the closing of the Spectrum Brands Acquisition, the Spectrum Brands Acquisition should qualify for tax-free treatment under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, our tax basis in the SB Holdings Contributed Shares should be equal to the tax basis that the Harbinger Parties had in such shares immediately prior to the Spectrum Brands Acquisition.

For our stockholders other than the Harbinger Parties, the Spectrum Brands Acquisition will not have any federal income tax consequences and their tax basis and holding period for our common stock will not be affected.

Q:	Why am I not being asked to vote on the Spectrum Brands Acquisition?

A:	The required stockholder approval for the issuance of our common stock pursuant to the Exchange Agreement was obtained on September 10, 2010 when the Harbinger Parties, which collectively held approximately 51.6% of our outstanding common stock on that date, executed a written consent to approve such issuance. No other stockholder approval is required in connection with the Spectrum Brands Acquisition. Accordingly, we are not soliciting your proxy or your vote with respect to these matters.

Q:	Why did HGI send me this information statement?

A:	Under the DGCL and applicable securities regulations, we are required to provide you with information regarding the written consent approving the issuance of our common stock pursuant to the Exchange Agreement, even though your vote or consent is neither required nor requested to consummate the Spectrum Brands Acquisition.

Q:	What do I need to do now?

A:	Because we are not soliciting your proxy or your vote with respect to Spectrum Brands Acquisition, there is no action you need to take.

Q:	Who can help answer my questions?

A:	If you have any questions about the Spectrum Brands Acquisition or if you need additional copies of this information statement, you should contact:

Harbinger Group Inc.
 Attention: Investor Relations
450 Park Avenue, 27th Floor
New York, New York 10022
Telephone: (212) 906-8560

Q:	Who is paying for this information statement?

A:	We will pay all of the expenses of furnishing this information statement, including the cost of preparing, assembling and mailing this information statement.

Q:	What does it mean if multiple members of my household are stockholders but we only received one copy of this information statement?

A:	Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of this information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this document to you if you call or write our investor relations department at the address or telephone number listed above. If you wish to receive separate copies of our information statements, proxy statements or annual reports to our stockholders in the future, or if you are receiving multiple copies and wish to receive only one copy per household, then you should contact your bank, broker, or other nominee record holder.

SUMMARY OF THE INFORMATION STATEMENT

This summary highlights some of the information contained elsewhere in this information statement. It is not complete and may not contain all of the information you may want to consider. We urge you to read carefully this entire information statement, including the sections captioned “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 92 and 121, respectively, and the other documents we refer you to for a more complete understanding of the Spectrum Brands Acquisition. See “Where You Can Find More Information.” Certain items in this summary include a page reference directing you to a more complete description of that item. As your approval of the Exchange Agreement, the issuance of our common stock pursuant to the Exchange Agreement and the other matters described in this information statement is neither required nor requested, we are not asking you for a proxy and you are requested not to send us a proxy.

The Companies (see page 20)

Harbinger Group Inc.
450 Park Avenue, 27th Floor
New York, New York 10022
Telephone: (212) 906-8555

We are a Delaware corporation and a holding company with approximately $144.8 million in consolidated cash, cash equivalents and investments at June 30, 2010. Since December 2006, after the completion of the disposition of HGI’s 57% ownership interest in the common stock of Omega Protein Corporation, we have held substantially all of our assets in cash, cash equivalents and investments in U.S. Government Agency or Treasury securities and have conducted a good faith search for an acquisition or business combination candidate.

On July 9, 2009, the Harbinger Parties purchased 9,937,962 shares, or approximately 51.6% of our common stock on that date. The Harbinger Parties subsequently purchased 12,099 additional shares of our common stock.

Our principal focus is to identify and evaluate business combinations or acquisitions of businesses. We expect to become a diversified holding company with interests in a variety of industries and market sectors. We anticipate that our affiliation with the Harbinger Parties will continue to give us access to new acquisition and business combination opportunities, which may include businesses which are controlled by, affiliated with or otherwise known to Harbinger. We have not focused and do not intend to focus our acquisition efforts solely on any particular industry. While we generally focus our attention in the United States, we will continue to investigate acquisition opportunities outside of the United States when we believe that such opportunities might be attractive.

The Spectrum Brands Acquisition is our first proposed business acquisition since the disposition of our interests in Omega Protein Corporation. We expect to make additional acquisitions in the future, and to own various businesses through ownership of a controlling interest in the underlying company. We will also consider minority equity ownership in a company so long as this does not adversely affect our status under the Investment Company Act of 1940 (the “Investment Company Act”). We will continue to review other acquisition and business combination proposals known to or affiliated with Harbinger, those presented by third parties and those sought out by us. There can be no assurance that any of these discussions will result in a definitive agreement and, if they do, what the terms or timing of any agreement would be.

Our common stock trades on the NYSE under the symbol “HRG”. The closing sales price of our common stock on the NYSE on September 9, 2010, the last full trading day before the Exchange Agreement was approved, was $5.98.

Spectrum Brands Holdings, Inc.
601 Rayovac Drive
Madison, Wisconsin 53711
Telephone: (608) 275-3340

SB Holdings, a recently formed Delaware holding corporation, was organized to effect the SB/RH Merger. On June 16, 2010, as a result of the SB/RH Merger and the transactions consummated in connection therewith, Russell Hobbs became a wholly owned subsidiary of Spectrum Brands, Spectrum Brands became a wholly owned subsidiary of SB Holdings and the stockholders of Russell Hobbs and Spectrum Brands immediately prior to the consummation of the SB/RH Merger received SB Holdings common stock in exchange for their shares. SB Holdings common stock trades on the NYSE under the symbol “SPB”. The closing sales price of SB Holdings common stock on the NYSE on September 9, 2010, the last full trading day before the Exchange Agreement was approved, was $26.09.

The combination of Spectrum Brands and Russell Hobbs created a diverse portfolio of market leading brands, including Rayovac, VARTA, Remington, Hot Shot, Cutter, Repel, Spectracide, Tetra, 8 in 1, Dingo, Black & Decker, George Foreman, Russell Hobbs, LitterMaid and Toastmaster. Including Russell Hobbs’ $800 million in annual revenues, SB Holdings is expected to have more than $3 billion in annual revenues with $430 million to $440 million of adjusted EBITDA in fiscal year ending September 30, 2010. SB Holdings operates under the “Spectrum Brands” name. Spectrum Brands’ reporting segments are: Global Batteries and Personal Care, Global Pet Supplies, Home and Garden and Small Appliances (previously, the Russell Hobbs business). For a reconciliation of adjusted EBITDA to EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SB Holdings and Spectrum Brands — Results of Operations — SB Holdings.”

The Harbinger Parties hold the controlling financial interests in both HGI and SB Holdings. Based on the accounting guidance for transactions between entities under common control, as described in the section captioned “The Spectrum Brands Acquisition — Accounting Treatment,” HGI’s financial statements will be retrospectively adjusted to reflect as its historical financial statements those of SB Holdings and Spectrum Brands. Although HGI is the issuer of shares in the Spectrum Brands Acquisition, during the historical periods presented SB Holdings was an operating business and HGI was not. Therefore, SB Holdings will be reflected as the predecessor entity in HGI’s financial statements to provide a more meaningful presentation of the transaction. As Spectrum Brands was determined to be the accounting acquirer in the SB/RH Merger, the financial statements of Spectrum Brands will be included as the predecessor entity for periods preceding the SB/RH Merger.

The Spectrum Brands Acquisition (see page 41)

On September 10, 2010, we entered into the Exchange Agreement with the Harbinger Parties. Pursuant to the Exchange Agreement, (i) the Harbinger Parties will contribute the SB Holdings Contributed Shares, which represent approximately 54.4% of the outstanding SB Holdings common stock, or 54.1% of the fully diluted shares, to us and (ii) in exchange for such contribution we will issue to the Harbinger Parties 119,909,830 shares of our common stock. After giving effect to the Spectrum Brands Acquisition, the Harbinger Parties will own approximately 93.3% of our outstanding common stock and Harbinger will directly own approximately 12.7% of the outstanding SB Holdings common stock.

The Exchange Agreement permits the Harbinger Parties to contribute additional shares of SB Holdings common stock to us at the closing at the same exchange ratio of 4.32 to 1.00. If the Harbinger Parties elect to contribute to us all of the SB Holdings common stock held by them at September 10, 2010, at the closing of the Spectrum Brands Acquisition they will own, in the aggregate, approximately 94.4% of our outstanding common stock.

Unless we state otherwise, the number of SB Holdings Contributed Shares and the number of shares of our common stock we issue in the Spectrum Brands Acquisition assume the Harbinger Parties do not elect to contribute additional SB Holdings common stock to us.

The management and directors of HGI and of SB Holdings will continue to serve in their respective positions with HGI and SB Holdings and the SB Holdings common stock will continue to be traded on the NYSE under the symbol “SPB”.

Harbinger Parties’ Ownership of SB Holdings (see page 43)

The Harbinger Parties own approximately 67.1% of the outstanding SB Holdings common stock. Immediately prior to the SB/RH Merger, the Harbinger Parties owned 40.6% of the outstanding Spectrum Brands common stock and 100% of the outstanding capital stock of Russell Hobbs and had an outstanding term loan to Russell Hobbs.

No Financing Required for the Spectrum Brands Acquisition

We will not require any financing to consummate the Spectrum Brands Acquisition, as the consideration we will pay for the SB Holdings Contributed Shares pursuant to the Exchange Agreement consists solely of shares of our common stock. We will use our available cash to pay transaction expenses incurred in connection with the Spectrum Brands Acquisition.

The Exchange Agreement (see page 43)

The Exchange Agreement is attached as Annex A to this information statement and is incorporated by reference herein in its entirety. We encourage our stockholders to read the Exchange Agreement in its entirety, as the Exchange Agreement is the principal legal document governing the Spectrum Brands Acquisition.

Approval of the Exchange Agreement by the Committee, Our Board of Directors and Our Stockholders (see page 47)

When the Harbinger Parties advised us that they were interested in pursuing a transaction with us with respect to their SB Holdings common stock, our board of directors delegated the consideration of that transaction to the Committee. As a result of the Committee’s consideration of a number of factors and review of a substantial amount of information, the Committee unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our board of directors approve the Exchange Agreement and our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. Our board of directors (based in part on the unanimous approval and recommendation of the Committee) unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. The Harbinger Parties, which collectively held approximately 51.6% of our outstanding common stock as of September 10, 2010, executed a written consent on that date to approve the issuance of our common stock pursuant to the Exchange Agreement. To review the factors considered by the Committee and our board of directors, see “The Spectrum Brands Acquisition — Approval of the Committee and HGI’s Board of Directors; Reasons for the Spectrum Brands Acquisition.” You should be aware that certain of our directors who are affiliated with Harbinger may have interests in the Spectrum Brands Acquisition that may be different from, or in addition to, your interest as our stockholder. These interests are described in “The Spectrum Brands Acquisition — Interests of Certain HGI Stockholders, Directors and Officers in the Spectrum Brands Acquisition.”

HGI’s Reasons for the Spectrum Brands Acquisition (see page 47)

In evaluating the Spectrum Brands Acquisition and making its approval and recommendation, the Committee consulted its legal and financial advisors and considered a number of factors, including those factors described under “The Spectrum Brands Acquisition — Background of the Spectrum Brands Acquisition” and “The Spectrum Brands Acquisition — Approval of the Committee and HGI’s Board of Directors; Reasons for the Spectrum Brands Acquisition — The Committee” In the course of reaching its decision, HGI’s board of directors considered, among other factors, the unanimous approval and recommendation of the Committee. See “The Spectrum Brands Acquisition — Approval of the Committee and HGI’s Board of Directors; Reasons for the Spectrum Brands Acquisition — Board of Directors.”

Stockholder Approval of the Issuance of our Common Stock Pursuant to the Exchange Agreement; Record Date (see page 41)

In accordance with the requirements of applicable NYSE rules, we are required to obtain stockholder approval of the issuance of our common stock pursuant to the Exchange Agreement. See the section captioned “ — NYSE Stockholder Approval Requirement” below.

Accordingly, approval of the issuance of our common stock pursuant to the Exchange Agreement requires the affirmative votes of the holders of a majority of our outstanding common stock entitled to vote thereon (including the shares held by the Harbinger Parties). Under the DGCL and our By-laws, our stockholders may approve the issuance of our common stock by written consent of stockholders holding at least the minimum number of shares required to approve such actions. On September 10, 2010, the Harbinger Parties, which, as of that date, collectively held 51.6% of our outstanding common stock, approved the issuance of our common stock pursuant to the Exchange Agreement by a written consent in lieu of a meeting. As of September 10, 2010 and as of the Record Date, there were 19,286,290 shares of our common stock outstanding and entitled to vote.

Notwithstanding the execution and delivery of the written consent, U.S. federal securities laws provide that the Spectrum Brands Acquisition may not be consummated until at least 20 calendar days have elapsed after the date we first mail this information statement to our stockholders. We currently expect to consummate the Spectrum Brands Acquisition on           , 2010, the date on which the 20 calendar day period expires, or as soon as practicable thereafter, subject to obtaining all regulatory approvals and satisfaction or waiver of the closing conditions set forth in the Exchange Agreement.

Ownership of SB Holdings After the Spectrum Brands Acquisition (see page 62)

After consummation of the Spectrum Brands Acquisition, we will own approximately 54.4% of the outstanding SB Holdings common stock, or 54.1% of the fully diluted shares, Harbinger will directly own approximately 12.7% of the outstanding SB Holdings common stock and the other stockholders of SB Holdings unaffiliated with Harbinger will own the remaining 32.9% of the outstanding SB Holdings common stock. The SB Holdings common stock will continue to be traded on the NYSE under the symbol “SPB”.

Opinion of the Committee’s Financial Advisor (see page 51)

On September 10, 2010, Houlihan Lokey Financial Advisors Inc. (“Houlihan Lokey”) rendered an oral opinion to the Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 10, 2010), as to whether, as of September 10, 2010, the exchange ratio of 4.32 (the “Exchange Ratio”) provided for in the Spectrum Brands Acquisition pursuant to the Exchange Agreement was fair to HGI from a financial point of view, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Committee and only addressed the fairness from a financial point of view to HGI of the Exchange Ratio in the Spectrum Brands Acquisition and does not address any other aspect or implication of the Spectrum Brands Acquisition. The summary of Houlihan Lokey’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our stockholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute advice or a recommendation to the Committee or any stockholder as to how to act or vote with respect to the Spectrum Brands Acquisition or related matters. See “The Spectrum Brands Acquisition — Opinion of the Committee’s Financial Advisor.”

Risks Related to Our and Spectrum Brands’ Respective Businesses and the Spectrum Brands Acquisition (see page 92)

You should understand that important factors, in addition to those discussed in the sections captioned “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this information statement and in the documents which are attached to this information statement, could affect the future results of our company, SB Holdings and Spectrum Brands after the consummation of the Spectrum Brands Acquisition and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements. For a discussion of these Risk Factors, see the sections captioned “Risk Factors — Risks Related to Spectrum Brands — Risks Related to the Spectrum Brands’ Business”, “Risk Factors — Risks Related to the Spectrum Brands Acquisition” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 104, 100 and 121, respectively, of this information statement.

Material United States Federal Income Tax Consequences (see page 64)

Assuming that the Harbinger Parties will own at least 80% of our common stock immediately after the Spectrum Brands Acquisition, the Spectrum Brands Acquisition should qualify for tax-free treatment under Section 351 of the Code. As a result, our tax basis in the SB Holdings Contributed Shares should be equal to the tax basis that the Harbinger Parties had in such SB Holdings common stock immediately prior to the Spectrum Brands Acquisition.

For our stockholders other than the Harbinger Parties, the Spectrum Brands Acquisition will not have any federal income tax consequences and their tax basis and holding period for our common stock will not be affected. See “The Spectrum Brands Acquisition — Material United States Federal Income Tax Consequences.”

Regulatory Approvals (see page 63)

The Spectrum Brands Acquisition is subject to the expiration of the waiting period under the HSR Act. [We and the Harbinger Parties have each submitted the required notices to the applicable antitrust regulatory authorities in the United States and the waiting period under the HSR Act has expired].

Except for the notice requirements under the HSR Act, we are not aware of any governmental approvals or compliance with applicable laws and regulations that are required to consummate the Spectrum Brands Acquisition other than filings with the NYSE regarding the listing on the NYSE of the shares of our common stock to be issued to the Harbinger Parties under the Exchange Agreement and the filing with the SEC of a definitive information statement. We intend to seek any other approvals required to consummate the Spectrum Brands Acquisition. There can be no assurance, however, that any such approvals will be obtained.

Closing Conditions (see page 71)

The remaining conditions to closing under the Exchange Agreement include the following:

•	the representations and warranties made by each Harbinger Party and our company in the Exchange Agreement being true and correct as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time);

•	the performance in all material respects by each Harbinger Party and our company of their respective obligations under the Exchange Agreement required to be performed by the respective party prior to the Closing Date;

•	since the date of the Exchange Agreement, there not having occurred any event, change, effect or circumstance that has had, or would be reasonably likely to have, a material adverse effect on SB Holdings or our company, as applicable;

•	the Harbinger Parties shall have delivered to us certain a certain lock-up letter;

•	approval for the listing on the NYSE of our shares of common stock to be issued under the Exchange Agreement;

•	the HGI Registration Rights Agreement and the SB Holdings Stockholder Agreement, as joined by us (each as discussed below), remaining in full force and effect;

•	all filings, consents, approvals and authorizations of any governmental authority required to consummate the Spectrum Brands Acquisition;

•	no law or other legal restraint or prohibition is in effect that prohibits, makes illegal, or enjoins the consummation of the Spectrum Brands Acquisition;

•	at least 20 calendar days shall have elapsed from the mailing of this information statement in accordance with Rule 14c-2(b) under the Exchange Act;

•	the aggregate number of SB Holdings Contributed Shares shall represent at least 52.0% of SB Holdings outstanding common stock as of the Closing calculated on a fully diluted basis; and

•	delivery of a certificate by each Harbinger Party with respect to the tax treatment of the Spectrum Brands Acquisition applicable to the Harbinger Parties.

NYSE Stockholder Approval Requirement (see page 41)

Shares of our common stock are listed on the NYSE. Under Section 312 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock, or of securities convertible into common stock:

•	in any transaction or series of related transactions which would result in the issuance of shares of common stock, or securities convertible into shares of common stock, having 20% or more of the voting power of the company before such issuance, or

•	in any transaction or series of related transactions to a director, officer or “substantial security holder” of the company if the number of shares of common stock, or the number of shares of common stock into which the securities may be converted, exceeds one percent of the voting power of the company before such issuance.

The issuance of our common stock to the Harbinger Parties under the Exchange Agreement requires stockholder approval because it will constitute 20% or more of our voting power outstanding before such issuance and such issuance will be made to a “substantial security holder” of our company and will exceed one percent of our voting power before such issuance.

Accounting Treatment (see page 63)

The Harbinger Parties hold controlling financial interests in both HGI and SB Holdings. As a result, the Spectrum Brands Acquisition will be considered a transaction between entities under common control under ASC Topic 805 — “Business Combinations”. Although HGI is the issuer of shares in the Spectrum Brands Acquisition, during the historical periods presented SB Holdings was an operating business and HGI was not. Therefore, SB Holdings will be reflected as the predecessor and receiving entity to provide a more meaningful presentation of the transaction to HGI’s stockholders. HGI’s financial statements will be retrospectively adjusted to reflect as its historic financial statements those of SB Holdings and Spectrum Brands.

No Dissenters’ or Appraisal Rights (see page 63)

Our stockholders are not entitled to dissenters’ rights or to demand appraisal of, or to receive payment for, their shares of our common stock under the DGCL in connection with the Spectrum Brands Acquisition.

Interests of Certain HGI Stockholders, Directors and Officers in the Spectrum Brands Acquisition (see page 60)

You should be aware that the Harbinger Parties and certain of our directors and officers affiliated with Harbinger have interests in the Spectrum Brands Acquisition that may differ from, or are in addition to, the interests of our other stockholders. These interests are disclosed under “The Spectrum Brands Acquisition — Interests of Certain HGI Stockholders, Directors and Officers in the Spectrum Brands Acquisition.”

Termination of the Exchange Agreement (see page 74)

The Exchange Agreement may be terminated at any time prior to completion of the Spectrum Brands Acquisition:

•	by the mutual written consent of our company (acting upon unanimous recommendation of the Committee) and the Harbinger Parties;

•	by either our company or the Harbinger Parties if:

ο	the Closing has not occurred on or before January 31, 2011 (subject to an extension to March 31, 2011, if the SEC has not finished its review of this information statement on or before December 31, 2010), unless a breach of the Exchange Agreement by the party seeking to exercise such termination right caused, or resulted in, the failure of the transaction to be consummated on or before such date;

ο	a governmental authority of competent jurisdiction shall have issued an order, or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Spectrum Brands Acquisition, which order or other action is final and nonappealable (except that this right to terminate the Exchange Agreement will not be available to any party which failed to comply with its obligations to use its best efforts to obtain the government approvals);

•	by our company (acting upon the recommendation of the Committee) (i) upon the occurrence of any event that has had, or would be reasonably likely to have, a material adverse effect on SB Holdings or (ii) if the Harbinger Parties breach any of their covenants or agreements or any of their representations and warranties set forth in the Exchange Agreement which breach would result in the failure to satisfy our closing conditions and which breach is not cured within the permitted time; and

•	by the Harbinger Parties (i) upon the occurrence of any event that has had, or would be reasonably likely to have, a material adverse effect on our company or (ii) if we breach any of our covenants or agreements or any of our representations and warranties set forth in the Exchange Agreement which breach would result in the failure to satisfy the Harbinger Parties’ closing conditions and which breach is not cured within the permitted time.

Any decisions by us with respect to amendment or termination of the Exchange Agreement will be made by the Committee.

Expenses and Fees (see page 75)

Except as set forth in the Exchange Agreement, each party will be responsible for all of the fees and expenses it incurs in connection with the Exchange Agreement. Except for the fees and expenses of outside legal counsel to SB Holdings which the Harbinger Parties agree to be responsible for, we will be responsible to pay or promptly reimburse SB Holdings for all fees and expenses incurred by SB Holdings or any of its subsidiaries in connection with the Exchange Agreement and/or the Spectrum Brands Acquisition that the Harbinger Parties would otherwise be obligated to pay under the SB Holdings Stockholder Agreement.

Ancillary Agreements Entered into in Connection with the Spectrum Brands Acquisition (see page 77)

HGI Registration Rights Agreement

In connection with the Spectrum Brands Acquisition, we and the Harbinger Parties entered into a registration rights agreement, dated as of September 10, 2010, pursuant to which, after the consummation of the Spectrum Brands Acquisition, the Harbinger Parties will, among other things and subject to the terms and conditions set forth therein, have certain demand and so-called “piggy back” registration rights with respect to (i) any and all shares of our common stock owned by the Harbinger Parties and their permitted transferees (irrespective of when acquired) and any shares of our common stock issuable or issued upon exercise, conversion or exchange of our other securities owned by the Harbinger Parties, and (ii) any of our securities issued in respect of our common stock issued or issuable to any of the Harbinger Parties with respect to the securities described in clause (i).

Under the agreement, after the consummation of the Spectrum Brands Acquisition any of the Harbinger Parties may demand that we register all or a portion of such Harbinger Party’s shares of our common stock for sale under the Securities Act of 1933, as amended (the “Securities Act”), so long as the anticipated aggregate offering price of the securities to be offered is (i) at least $30 million if registration is to be effected pursuant to a registration statement on Form S-1 or any similar “long-form” registration or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar “short-form” registration. Under the agreement, we are not obligated to effect more than three such “long-form” registrations in the aggregate for all of the Harbinger Parties. See “Ancillary Agreements Entered Into in Connection with the Spectrum Brands Acquisition — HGI Registration Rights Agreement”.

The agreement also provides that if we decide to register shares of our common stock for our own account or the account of a stockholder other than the Harbinger Parties (subject to certain exceptions set forth in the agreement), the Harbinger Parties may require us to include all or a portion of their shares of our common stock in the registration and, to the extent the registration is in connection with an underwritten public offering, to have such shares of our common stock included in the offering.

SB Holdings Stockholder Agreement

In connection with the Spectrum Brands Acquisition, upon the consummation of the Spectrum Brands Acquisition we will become a party to the existing Stockholder Agreement, dated as February 9, 2010 (the “SB Holdings Stockholder Agreement”), by and among the Harbinger Parties and SB Holdings. Pursuant to the SB Holdings Stockholder Agreement, the parties agree that, among other things and subject to the terms and conditions set forth therein:

•	SB Holdings will maintain (i) a special nominating committee of its board of directors (the “Special Nominating Committee”) consisting of three Independent Directors (as defined in the SB Holdings Stockholder Agreement), (ii) a nominating and corporate governance committee of its board of directors (the “Nominating and Corporate Governance Committee”) and (iii) an Audit Committee in accordance with the NYSE rules;

•	for so long as we (together with our affiliates, including the Harbinger Parties) own 40% or more of SB Holdings’ outstanding voting securities, we will vote our shares of SB Holdings common stock to effect the structure of SB Holdings’ board of directors described in the SB Holdings Stockholder Agreement and to ensure that SB Holdings’ Chief Executive Officer is elected to its board of directors;

•	neither SB Holdings nor any of its subsidiaries will be permitted to pay any monitoring or similar fee to us or our affiliates, including the Harbinger Parties;

•	we will not effect any transfer of SB Holdings’ equity securities to any person that would result in such person and its affiliates owning 40% or more of SB Holdings’ outstanding voting securities, unless (i) such person agrees to be bound by the terms of the SB Holdings Stockholder Agreement, (ii) the transfer is pursuant to a bona fide acquisition of SB Holdings approved by SB Holdings’ board of directors and a majority of the members of the Special Nominating Committee, (iii) the transfer is otherwise specifically approved by SB Holdings’ board of directors and a majority of the Special Nominating Committee, or (iv) the transfer is of 5% or less of SB Holdings’ outstanding voting securities;

•	before June 16, 2011, we will not (and we will not permit any of our affiliates, including the Harbinger Parties, to) make any public announcement with respect to, or submit a proposal for, or offer in respect of, a Going-Private Transaction (as defined in the SB Holdings Stockholder Agreement) of SB Holdings unless such action is specifically requested in writing by the board of directors of SB Holdings with the approval of a majority of the members of the Special Nominating Committee. In addition, under SB Holdings’ certificate of incorporation, no stockholder that (together with its affiliates) owns 40% or more of the outstanding voting securities of SB Holdings (the “40% Stockholder”) shall, or shall permit any of its affiliates or any group which such 40% Stockholder or any person directly or indirectly controlling or controlled by such 40% Stockholder is a member (together with the 40% Stockholder, a “Restricted Group”) of, engage in any transactions that would constitute a Going-Private Transaction, unless such transaction satisfies certain requirements. See the section captioned “Description of SB Holdings Capital Stock and Related Matters — Restrictions on Going-Private Transactions” below;

•	we will have certain inspection rights so long as we and our affiliates, including the Harbinger Parties, own, in the aggregate, at least 15% of the outstanding SB Holdings’ voting securities; and

•	we will have certain rights to obtain Spectrum Brands information, at our expense, for so long as we own at least 10% of the outstanding SB Holdings’ voting securities.

The provisions of the SB Holdings Stockholder Agreement (other than with respect to information and investigation rights) will terminate on the date on which we and our affiliates (including the Harbinger Parties) no longer beneficially own 40% of outstanding SB Holdings’ voting securities. The SB Holdings Stockholder Agreement terminates when any person or group owns 90% or more of the outstanding voting securities of SB Holdings. The SB Holdings Stockholder Agreement cannot be amended without the approval of the parties thereto and cannot be waived without the approval of the party against whom the waiver is to be effective; provided that no such amendment or waiver will be effective without approval of a majority of the members of the Special Nominating Committee. See “Ancillary Agreements Entered into in Connection with the Spectrum Brands Acquisition — SB Holdings Stockholder Agreement”.

SB Holdings Registration Rights Agreement

In connection with the Spectrum Brands Acquisition, we also will become a party to the existing Registration Rights Agreement, dated as February 9, 2010 (the “SB Holdings Registration Rights Agreement”), by and among the Harbinger Parties, SB Holdings, and Avenue International Master, L.P. (“Avenue International Master”), Avenue Investments, L.P. (“Avenue Investments”), Avenue Special Situations Fund IV, L.P. (“Avenue Fund IV”), Avenue Special Situations Fund V, L.P. (“Avenue Fund V”) and Avenue-CDP Global Opportunities Fund, L.P. (“CDP Global” and collectively with Avenue International Master, Avenue Investments, Avenue Fund IV and Avenue Fund V, the “Avenue Parties”). Pursuant to the SB Holdings Registration Rights Agreement, upon the consummation of the Spectrum Brands Acquisition, we will, among other things and subject to the terms and conditions set forth therein, have certain demand and so-called “piggy back” registration rights with respect our shares of SB Holdings common stock.

Under the SB Holdings Registration Rights Agreement, we, the Harbinger Parties or the Avenue Parties may demand that SB Holdings register all or a portion of our or their respective SB Holdings common stock for sale under the Securities Act, so long as the anticipated aggregate offering price of the securities to be offered is (i) at least $30 million if registration is to be effected pursuant to a registration statement on Form S-1 or a similar “long-form” registration or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar “short-form” registration. See “Ancillary Agreements Entered into in Connection with the Spectrum Brands Acquisition — SB Holdings Registration Rights Agreement”.

The SB Holdings Registration Rights Agreement also provides that if SB Holdings decides to register shares of its common stock for its own account or the account of a stockholder other than us, the Harbinger Parties and the Avenue Parties (subject to certain exceptions set forth in the agreement), HGI, the Harbinger Parties or the Avenue Parties may require SB Holdings to include all or a portion of their shares of SB Holdings common stock in the registration and, to the extent the registration is in connection with an underwritten public offering, to have such shares of SB Holdings common stock included in the offering.

INFORMATION ABOUT HGI AND SPECTRUM BRANDS

Information about HGI

Harbinger Group Inc.
450 Park Avenue, 27th Floor
New York, New York 10022
Telephone: (212) 906-8555

General. We are a Delaware corporation and a holding company with approximately $144.8 million in consolidated cash, cash equivalents and investments at June 30, 2010. We currently own approximately 98% of Zap.Com, a public shell company. Our principal executive offices are located at 450 Park Avenue, 27th Floor, New York, New York 10022. In December 2006, we completed the disposition of our 57% ownership interest in common stock of Omega Protein Corporation. Since that time, we have held substantially all of our assets in cash, cash equivalents and investments in U.S. Government Agency or Treasury securities, and have held no “investment securities” as defined by the Investment Company Act. In addition, we have not held, and do not hold, ourselves out as an investment company. During this time, we have conducted a good faith search for an acquisition or business combination candidate, and have repeatedly and publicly disclosed our intention to acquire or combine with such a business. Based on the foregoing, we believe that we are not an investment company under the Investment Company Act.

The Harbinger Parties. On July 9, 2009, the Harbinger Parties purchased 9,937,962 shares, or approximately 51.6%, of our common stock on that date. The Harbinger Parties subsequently purchased 12,099 additional shares of our common stock. The Harbinger Parties continue to own a majority of our outstanding common stock, and following the consummation of the Spectrum Brands Acquisition the Harbinger Parties are expected to own more than 93.0% of our outstanding common stock.

The Harbinger Parties are investment funds affiliated with Harbinger Capital, a private investment fund based in New York. The firm was founded in 2001 and employs a fundamental approach to deep value and distressed credit investing. Harbinger Capital is led by Philip A. Falcone, its Chief Executive Officer. Mr. Falcone is also our Chief Executive Officer and Peter Jenson, Harbinger Capital’s Chief Operating Officer, is also our Chief Operating Officer. Messrs. Falcone and Jenson and two other senior Harbinger Capital officers constitute a majority of our board of directors. Harbinger Capital views HGI as an efficient, long-term capital market vehicle, principally for investment in controlled companies.

Business Strategy. Our principal focus is to identify and evaluate acquisitions of operating businesses. We plan to become a diversified holding company with interests in a variety of industries and market sectors. We expect our operating company portfolio to include principally wholly-owned and majority-owned companies, which may include additional companies, such as SB Holdings, that will remain stand-alone publicly traded companies. We may also acquire minority interests in companies, provided such investments will not result in our being deemed an investment company under the Investment Company Act.

We anticipate that our affiliation with the Harbinger Parties will continue to give us access to new acquisition and business combination opportunities, such as Spectrum Brands, and which may include other businesses which are controlled by, affiliated with or otherwise known to the Harbinger Parties. As of March 1, 2010, we entered into a Management and Advisory Services Agreement with Harbinger Capital which provides, among other things, that Harbinger Capital and its affiliates will assist us in investigating, analyzing and selecting possible investments and may conduct negotiations and due diligence (directly and through third party advisors) on our behalf. We have agreed to reimburse Harbinger Capital for its out-of-pocket expenses and certain services performed by its legal and accounting personnel. We will continue to review acquisition and business combination proposals known to or affiliated with Harbinger, those presented by third parties and those sought out by us. There can be no assurance that any of these discussions will result in a definitive agreement and, if they do, what the terms or timing of any agreement would be.

We have not focused and do not intend to focus our acquisition efforts solely on any particular industry. At any time, we may be engaged in ongoing discussions with respect to possible acquisitions or business combinations of widely varying sizes and in disparate industries. While we generally focus our attention in the United States, we will continue to investigate acquisition opportunities outside of the United States when we believe that such opportunities might be attractive.

We may pay acquisition consideration in the form of cash, our debt or equity securities or a combination thereof. In addition, as a part of our acquisition strategy we will consider raising additional capital through the issuance of equity or debt securities, including the issuance of preferred stock. We believe that our status as a public entity and potential access to the public equity markets may give us a competitive advantage over privately-held entities with a similar business objective to acquire certain target businesses on favorable terms.

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having similar business objectives such as strategic investors, private equity groups and special purpose acquisition corporations. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us, and our financial resources will be relatively limited when contrasted with many of these competitors. Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

The Harbinger Parties and their affiliates include other vehicles that actively are seeking investment opportunities, and any one of those vehicles may at any time be seeking investment opportunities similar to those targeted by us. Our directors and officers who are affiliated with Harbinger may consider, among other things, asset type and investment time horizon in evaluating opportunities for us. In recognition of the potential conflicts that these persons and our other directors may have with respect to corporate opportunities, our amended and restated certificate of incorporation permits our board of directors from time to time to assert or renounce our interests and expectancies in one or more specific industries. In accordance with this provision, our board of directors renounced our interests and expectancies in the wireless communications industry. However, a renunciation of interests and expectancies in specific industries does not preclude us from seeking business acquisitions in those industries. We have had discussions regarding potential investments in various industries, including wireless communications.

Employees. At June 30, 2010, we employed 8 persons. In the normal course of business, we use contract personnel to supplement our employee base to meet our business needs. We believe that our employee relations are generally satisfactory. We expect we will need to hire additional employees as a result of our ownership of a majority interest in SB Holdings and the increasing complexity of our business.

Information about Spectrum Brands

Spectrum Brands Holdings, Inc.
601 Rayovac Drive
Madison, Wisconsin 53711
Telephone: (608) 275-3340

The Harbinger Parties hold the controlling financial interests in both HGI and SB Holdings. Based on the accounting guidance for transactions between entities under common control as described in the section captioned “The Spectrum Brands Acquisition — Accounting Treatment,” HGI’s financial statements will be retrospectively adjusted to reflect as its historic financial statements those of SB Holdings and Spectrum Brands. Although HGI is the issuer of shares in the Spectrum Brands Acquisition, during the historical periods presented SB Holdings was an operating business and HGI was not. Therefore, SB Holdings will be reflected as the predecessor and receiving entity in HGI’s financial statements to provide a more meaningful presentation of the transaction to HGI’s stockholders. As Spectrum Brands was the accounting acquirer in the SB/RH Merger, the financial statements of Spectrum Brands will be included as the predecessor entity for periods preceding the SB/RH Merger.

Overview of Spectrum Brands’ Business

SB Holdings, a Delaware corporation, is a global branded consumer products company operating in seven major product categories: consumer batteries, pet supplies, home and garden control, electric shaving and grooming, electric personal care, portable lighting products and small household, created in connection with the combination of Spectrum Brands, a global branded consumer products company, and Russell Hobbs, a small appliance brand company, to form SB Holdings, a new combined company. The SB/RH Merger was consummated on June 16, 2010. As a result of the SB/RH Merger, both Spectrum Brands and Russell Hobbs are wholly-owned subsidiaries of SB Holdings. SB Holdings trades on the New York Stock Exchange under the symbol “SPB.”

In connection with the SB/RH Merger, Spectrum Brands refinanced its then existing senior debt and a portion of Russell Hobbs’ then existing senior debt through a combination of a new $750,000,000 Term Loan due June 16, 2016, $750,000,000 of new 9.5% Senior Secured Notes maturing June 15, 2018 and a new $300,000,000 ABL revolving facility due June 16, 2014. For a more complete discussion of Spectrum Brands’ outstanding debt, see Note 8, Debt, to SB Holdings unaudited consolidated financial statements, included elsewhere in this information statement.

On February 3, 2009, Spectrum Brands, at the time a Wisconsin corporation, and each of its wholly-owned U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. As of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, Spectrum Brands converted from a Wisconsin corporation to a Delaware corporation. The term “Predecessor Company” refers only to Spectrum Brands prior to the Effective Date and the term “Successor Company” refers to Spectrum Brands subsequent to the Effective Date. SB Holdings’ fiscal year ends September 30. The term “Fiscal” refers to SB Holdings’ fiscal year ended September 30 of any year.

Prior to and including August 30, 2009, all operations of the business of Spectrum Brands resulted from the operations of the Predecessor Company. In accordance with ASC Topic 852: “Reorganizations,” Spectrum Brands determined that all conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. However, in light of the proximity of that date to Spectrum Brands’ August accounting period close, which was August 30, 2009, Spectrum Brands elected to adopt a convenience date of August 30, 2009 (the “Fresh-Start Adoption Date”), for recording fresh-start reporting. Spectrum Brands analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, and August 30, 2009, the Fresh-Start Adoption Date, and concluded that such transactions represented less than one percent of the total net sales during Fiscal 2009. As a result, Spectrum Brands determined that August 30, 2009 would be an appropriate Fresh-Start Adoption Date to coincide with Spectrum Brands’ normal financial period close for the month of August 2009. As a result, the fair value of the Predecessor Company’s assets and liabilities became the new basis for the Successor Company’s Consolidated Statement of Financial Position as of the Fresh-Start Adoption Date, and all operations beginning August 31, 2009 are related to the Successor Company. Financial information in Spectrum Brands’ financial statements prepared for the Predecessor Company will not be comparable to financial information for the Successor Company.

Spectrum Brands manages its business in four reportable segments: (i) Global Batteries & Personal Care, which consists of Spectrum Brands’ worldwide battery, shaving and grooming, personal care and portable lighting business (“Global Batteries & Personal Care”), (ii) Global Pet Supplies, which consists of Spectrum Brands’ worldwide pet supplies business (“Global Pet Supplies”), (iii) Home and Garden Business, which consists of Spectrum Brands’ lawn and garden and insect control businesses (the “Home and Garden Business”) and (iv) Small Appliances, which resulted from the acquisition of Russell Hobbs and consists of small electrical appliances primarily in the kitchen and home product categories (“Small Appliances”).

Spectrum Brands’ operations include the worldwide manufacturing and marketing of alkaline, zinc carbon and hearing aid batteries, as well as aquariums and aquatic health supplies and the designing and marketing of rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. Spectrum Brands’ operations also include the manufacturing and marketing of specialty pet supplies. Spectrum Brands also manufactures and markets herbicides, insecticides and repellents in North America. With the addition of Russell Hobbs, Spectrum Brands designs, markets and distributes a broad range of branded small appliances and personal care products. Spectrum Brands’ operations utilize manufacturing and product development facilities located in the U.S., Europe, Asia and Latin America.

SB Holdings sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors, global online partners, internal e-commerce and original equipment manufacturers, and enjoys name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

Spectrum Brands’ strategy is to provide quality and value to retailers and consumers worldwide. Most of its products are marketed on the basis of providing the same performance as Spectrum Brands’ competitors for a lower price or better performance for the same price. Spectrum Brands’ goal is to provide the highest returns to its customers and retailers, and to offer superior merchandising and category management. Its promotional spending focus is on winning at the point of sale, rather than incurring significant advertising expenses. Spectrum Brands operates in several business categories in which it believes there are high barriers to entry and it strives to achieve a low cost structure with a global shared services administrative structure, helping it to maintain attractive margins. This operating model, which it refers to as the Spectrum value model, is what Spectrum Brands believes will drive returns for its investors and its customers.

Voluntary Reorganization Under Chapter 11

On February 3, 2009, the Predecessor Company announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of its then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce the Predecessor Company’s outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court and filed with the Bankruptcy Court a proposed plan of reorganization that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455.

The Bankruptcy Court entered a written order on July 15, 2009 confirming the proposed plan (as so confirmed, the “Plan”).

On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of the Predecessor Company’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. The Successor Company filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, the Successor Company issued a total of 27,030,000 shares of common stock and $218,076,405 of 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) to holders of allowed claims with respect to the Predecessor Company’s 8 1/2% Senior Subordinated Notes due 2013, 7 3/8% Senior Subordinated Notes due 2015 and Variable Rate Toggle Senior Subordinated Notes due 2013. For a more complete discussion of the 12% Notes, see Note 8, Debt, to SB Holdings unaudited consolidated financial statements, included elsewhere in this information statement. Also on the Effective Date, the Successor Company issued a total of 2,970,000 shares of common stock to supplemental and sub-supplemental debtor-in-possession facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.

Products

Spectrum Brands competes in seven major product categories: consumer batteries, small appliances, pet supplies, electric shaving and grooming, electric personal care products, home and garden control products, and portable lighting. Its broad line of products includes:

•	consumer batteries, including alkaline and zinc carbon batteries, rechargeable batteries and chargers and hearing aid batteries and other specialty batteries;

•	small appliances, including small kitchen appliances and home product appliances;

•	pet supplies, including aquatic equipment and supplies, dog and cat treats, small animal foods, clean up and training aids, health and grooming products and bedding;

•	home and garden control products, including household insect controls, insect repellents and herbicides;

•	electric shaving and grooming devices;

•	electric personal care and styling devices; and

•	portable lighting.

Net sales of each product category sold by Spectrum Brands (excluding Russell Hobbs), as a percentage of net sales of its consolidated operations (excluding the operations of Russell Hobbs), is set forth below. Since June 16, 2010, the date of the consummation of the SB/RH Merger, sales by Russell Hobbs have accounted for 28.3% of the net sales of Spectrum Brands’ consolidated operations.

	Percentage of Total Company
	Net Sales for the Fiscal Year
	Ended
	September 30
	2009	2008	2007

Consumer batteries	37%	38%	38%
Pet supplies	26	25	24
Home and garden control products	14	14	15
Electric shaving and grooming	10	10	11
Electric personal care products	9	9	8
Portable lighting	4	4	4

	100%	100%	100%

Segment information as to revenues, profits and total assets as well as information concerning Spectrum Brands’ revenues and long lived assets by geographic location for the last three fiscal years is set forth in Note 11, Segment Results, in the notes to Spectrum Brands’ consolidated financial statements included elsewhere in this information statement.

Consumer Batteries

Spectrum Brands manufactures, markets and sells a full line of alkaline batteries (AA, AAA, C, D and 9-volt sizes) and zinc carbon batteries to retail and industrial customers. Its batteries are marketed and sold under the Rayovac (primarily in North America and Latin America) and VARTA (primarily in Europe) brands. Spectrum Brands also manufactures alkaline batteries for third parties who sell the batteries under their own private labels.

Spectrum Brands believes that it is currently the largest worldwide marketer and distributor of hearing aid batteries under several brand names and private labels, including Beltone, Miracle Ear and Starkey. Spectrum Brands also sells nickel metal hydride rechargeable batteries, battery chargers and other specialty battery products including camera batteries, lithium batteries, silver oxide batteries, keyless entry batteries and coin cells for use in watches, cameras, calculators, communications equipment and medical instruments.

Small Appliances

In the small appliances category, Russell Hobbs markets and sells a broad range of products in three major product categories: branded small household appliances, pet and pest products, and personal care products.

Russell Hobbs markets a broad line of small kitchen appliances under the George Foreman, Black & Decker, Russell Hobbs, Farberware, Juiceman, Breadman and Toastmaster brands, including grills, bread makers, sandwich makers, kettles, toaster ovens, toasters, blenders, juicers, can openers, coffee grinders, coffee makers, electric knives, deep fryers, food choppers, food processors, hand mixers, rice cookers and steamers.

Russell Hobbs also markets small home product appliances, including hand-held irons, vacuum cleaners, air purifiers, clothes shavers and heaters, primarily under the Black & Decker and Russell Hobbs brands.

Pet products include cat litter boxes sold under the LitterMaid brand. The consumable accessories, including privacy tents, litter carpets, crystal litter cartridges, charcoal filters, corn-based litter and replaceable waste receptacles. The pest control products include pest control and repelling devices that use ultra-sonic sound waves to control insects and rodents, primarily in homes.

Russell Hobbs’ personal care products in the small appliances category include hand-held dryers, curling irons, straightening irons, brush irons, air brushes, hair setters, facial brushes, skin appliances and electric toothbrushes, which are primarily marketed under the Russell Hobbs, Carmen and Andrew Collinge brands.

Pet Supplies

In the pet supplies product category, Spectrum Brands markets and sells a variety of leading branded pet supplies for fish, dogs, cats, birds and other small domestic animals. Spectrum Brands has a broad line of consumer and commercial aquatics products, including integrated aquarium kits, standalone tanks and stands, filtration systems, heaters, pumps, and other equipment, fish food and water treatment products. Spectrum Brands’ largest aquatics brands are Tetra, Marineland, Whisper and Instant Ocean. Spectrum Brands also sells a variety of specialty pet products, including dog and cat treats, small animal food and treats, clean up and training aid products, health and grooming aids, and bedding products. Spectrum Brands’ largest specialty pet brands include 8-in-1, Dingo, Nature’s Miracle and Wild Harvest.

Home and Garden Control Products

In the home and garden category, Spectrum Brands markets and sells several leading home and garden care products, including household insecticides, insect repellent, herbicides, garden and indoor plant foods and plant care treatments. Spectrum Brands markets a wide array of outdoor pest control products under the Spectracide and Garden Safe brands, including lawn and garden insect killers, disease control sprays, termite control and detection products, and herbicides. Its Hot Shot, Rid-a-Bug and Real-Kill brands offer complete indoor insect control with products such as roach and ant killers, flying insect killers, indoor foggers, wasp and hornet killers, bedbug and flea control products, rodenticides, and roach and ant baits. Spectrum Brands also markets the complete lines of Cutter and Repel insect repellents, including personal “spray on” mosquito repellents as well as area repellents, such as yard sprays, and citronella candles. Spectrum Brands has positioned its brands as the value alternative for consumers who want results comparable to those of premium-priced brands.

Electric Shaving and Grooming

Spectrum Brands markets and sells a broad line of electric shaving and grooming products under the Remington brand name, including men’s rotary and foil shavers, beard and mustache trimmers, body trimmers and nose and ear trimmers, women’s shavers and haircut kits. Remington has strong brand name recognition with an 80 year history.

Electric Personal Care Products

Spectrum Brands’ electric personal care products, marketed and sold under the Remington brand name, include hair dryers, straightening irons, styling irons and hair setters.

Portable Lighting

Spectrum Brands offers a broad line of battery-powered, portable lighting products, including flashlights and lanterns for both retail and industrial markets. Spectrum Brands sells its portable lighting products under the Rayovac and VARTA brand names, under other proprietary brand names and pursuant to licensing arrangements with third parties.

Sales and Distribution

Spectrum Brands sells its products through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors, original equipment manufacturers (each, an “OEM”), catalogers, warehouse clubs, drug and grocery stores, department stores, television shopping channels, pet supply retailers, and independent distributors, as well as through e-commerce websites. Its sales generally are made through the use of individual purchase orders, consistent with industry practice. Retail sales of the consumer products Spectrum Brands markets have been increasingly consolidated into a small number of regional and national mass merchandisers. This trend towards consolidation is occurring on a worldwide basis. As a result of this consolidation, a significant percentage of Spectrum Brands’ sales are attributable to a very limited group of retailer customers, including, without limitation, Wal-Mart, The Home Depot, Carrefour, Target, Lowe’s, PetSmart, Canadian Tire, PETCO and Gigante. Spectrum Brands’ sales to Wal-Mart Stores, Inc. represented approximately 23% of its consolidated net sales for Fiscal 2009. No other customer accounted for more than 10% of Spectrum Brands’ consolidated net sales in Fiscal 2009.

Spectrum Brands provides promotional support for its products with the aid of various media, including television and print advertising, cooperative advertising with retailers and in-store displays and product demonstrations. Spectrum Brands believes that these promotional activities are important to strengthening its brand name recognition. The level of promotional effort targeted toward sales velocity and brand building is determined by the profitability of the category, the strategic importance of the brand and retailer plans.

Global Batteries & Personal Care

Spectrum Brands manages its Global Batteries & Personal Care sales force by geographic region and product group. Its sales team is divided into three major geographic territories, North America, Latin America and Europe and the rest of the world (“Europe/ROW”). Within each major geographic territory, it has additional subdivisions designed to meet its customers’ needs.

Spectrum Brands manages its sales force in North America by distribution channel. It maintains separate sales groups to service (i) its retail sales and distribution channel, (ii) its hearing aid professionals channel and (iii) its industrial distributors and OEM sales and distribution channel. In addition, Spectrum Brands utilizes a network of independent brokers to service participants in selected distribution channels.

Spectrum Brands manages its sales force in Latin America by distribution channel and geographic territory. It sells primarily to large retailers, wholesalers, distributors, food and drug chains and retail outlets. In countries where it does not maintain a sales force, it sells to distributors who market its products through all channels in the market.

The sales force serving Spectrum Brands’ customers in Europe/ROW is supplemented by an international network of distributors to promote the sale of its products. Spectrum Brands’ sales operations throughout Europe/ROW are organized by geographic territory and the following sales channels: (i) food/retail, which includes mass merchandisers, discounters and drug and food stores; (ii) specialty trade, which includes clubs, consumer electronics stores, department stores, photography stores and wholesalers/distributors; and (iii) industrial, government, hearing aid professionals and OEMs.

Small Appliances

In the small appliances category, Russell Hobbs’ products are sold principally by an internal sales staff located in North America, Latin America, Europe, Australia and New Zealand. Russell Hobbs also uses independent sales representatives, primarily in Central America and the Caribbean. Russell Hobbs distributes most of its small appliance products to retailers, including mass merchandisers, department stores, home improvement stores, warehouse clubs, drug chains, catalog stores and discount and variety stores. In addition to directing its marketing efforts toward retailers, Russell Hobbs sells certain of its products directly to consumers through infomercials and its Internet websites.

Global Pet Supplies

Spectrum Brands’ Global Pet Supplies sales force is aligned by customer, geographic region and product group. Spectrum Brands sells pet supply products to mass merchandisers, grocery and drug chains, pet superstores, independent pet stores and other retailers.

Home and Garden Business

The sales force of the Home and Garden Business is aligned by customer. It sells primarily to home improvement centers, mass merchandisers, hardware stores, lawn and garden distributors, and food and drug retailers in the U.S.

Manufacturing, Raw Materials and Suppliers

The principal raw materials used in manufacturing Spectrum Brands’ products — zinc powder, electrolytic manganese dioxide powder and steel — are sourced either on a global or regional basis. The prices of these raw materials are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. Spectrum Brands has regularly engaged in forward purchase and hedging derivative transactions specifically related to zinc in an attempt to effectively manage the raw material costs related to zinc that it expects to incur over the next 12 to 24 months. Spectrum Brands was also exposed to fluctuating prices of raw materials used in its manufacturing processes in the growing product portion of the Home and Garden Business, specifically, granular urea and diammonium phosphate (“DAP”). Spectrum Brands discontinued the use of granular urea and DAP during the second quarter of Fiscal 2009 as a result of the shutdown of the growing products portion of the Home and Garden Business.

Substantially all of Spectrum Brands’ rechargeable batteries and chargers, small appliances, portable lighting products, hair care and other personal care products and its electric shaving and grooming products are manufactured by a limited number of third party suppliers that are primarily located in the Asia/Pacific region. Spectrum Brands maintains ownership of the tooling and molds used by most of its suppliers. Within its Small Appliances segment, Russell Hobbs maintains supply contracts with terms of one to three years with certain of its third party suppliers, which include standard terms for production, delivery, quality and indemnification for product liability claims. Specific production amounts are ordered by separate purchase orders.

Spectrum Brands continually evaluates its manufacturing facilities’ capacity and related utilization. As a result of such analyses, it has closed a number of manufacturing facilities during the past five years. In general, Spectrum Brands believes its existing facilities are adequate for its present and foreseeable needs.

Research and Development

Spectrum Brands’ research and development strategy is focused on new product development and performance enhancements of its existing products. Spectrum Brands plans to continue to use its strong brand names, established customer relationships and significant research and development efforts to introduce innovative products that offer enhanced value to consumers through new designs and improved functionality.

Spectrum Brands also works closely with both retailers and suppliers to identify consumer needs and preferences and to generate new product ideas. Spectrum Brands evaluates new ideas and seeks to develop and acquire new products and improve existing products to satisfy marketplace requirements and changing consumer preferences. Spectrum Brands designs the style, features and functionality of its products to meet customer requirements for quality, performance, product mix and pricing.

In Fiscal 2009, 2008 and 2007, Spectrum Brands (excluding Russell Hobbs) invested $24.4 million, $25.3 million and $26.8 million, respectively, in product research and development.

Patents and Trademarks

Spectrum Brands owns or licenses from third parties a significant number of patents and patent applications throughout the world relating to products it sells and manufacturing equipment it uses. Spectrum Brands holds a license that expires in March 2022 for certain alkaline battery designs, technology and manufacturing equipment from Matsushita, to whom it pays a royalty.

Spectrum Brands also uses and maintains a number of trademarks in its business, including Dingo, JungleTalk, Marineland, Rayovac, Remington, Tetra, Varta, 8-in-1, Cutter, Hot Shot, Garden Safe, Nature’s Miracle, Repel, Spectracide, Spectracide Terminate, George Foreman, Russell Hobbs, Juiceman, Breadman, Littermaid, Orva, Farberware and Toastmaster. Spectrum Brands seeks trademark protection in the U.S. and in foreign countries, including by registration where it deems appropriate.

As a result of the October 2002 sale by VARTA AG of substantially all of its consumer battery business to Spectrum Brands and VARTA AG’s subsequent sale of its automotive battery business to Johnson Controls, Inc. (“Johnson Controls”), Spectrum Brands acquired rights to the VARTA trademark in the consumer battery category and Johnson Controls acquired rights to the trademark in the automotive battery category. VARTA AG continues to have rights to use the trademark with travel guides and industrial batteries and VARTA Microbattery GmbH has the right to use the trademark with micro batteries. Spectrum Brands is party to a Trademark and Domain Names Protection and Delimitation Agreement that governs ownership and usage rights and obligations of the parties relative to the VARTA trademark.

As a result of the common origins of the Remington Products business Spectrum Brands acquired in September 2003 and the Remington Arms Company, Inc. (“Remington Arms”), the Remington trademark is owned by Spectrum Brands and by Remington Arms each with respect to its principal products as well as associated products. Accordingly, Spectrum Brands owns the rights to use the Remington trademark for electric shavers, shaver accessories, grooming products and personal care products, while Remington Arms owns the rights to use the trademark for firearms, sporting goods and products for industrial use, including industrial hand tools. In addition, the terms of a 1986 agreement between Remington Products and Remington Arms provides for the shared rights to use the Remington trademark on products that are not considered “principal products of interest” for either company. Spectrum Brands owns the Remington trademark for nearly all products which it believes can benefit from the use of the brand name in its distribution channels.

Russell Hobbs licenses the Black & Decker brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products. Russell Hobbs has licensed the Black & Decker brand since 1998 for use in marketing various household small appliances. In December 2007, Russell Hobbs and The Black & Decker Corporation (“BDC”) extended the trademark license agreement for a third time through December 2012, with an automatic extension through December 2014 if certain milestones are met regarding sales volume and product return. Under the agreement as extended, Russell Hobbs agreed to pay BDC royalties based on a percentage of sales, with minimum annual royalty payments as follows:

•	Calendar year 2010: $14,500,000

•	Calendar year 2011: $15,000,000

•	Calendar year 2012: $15,000,000

The agreement also requires Russell Hobbs to comply with maximum annual return rates for products.

If BDC does not agree to renew the license agreement, Russell Hobbs has 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. BDC has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement. Upon request, BDC may elect to extend the license to use the Black & Decker brand to certain additional product categories. BDC has approved several extensions of the license to additional categories and geographies.

Competition

In Spectrum Brands’ retail markets, it competes for limited shelf space and consumer acceptance. Factors influencing product sales include brand name recognition, perceived quality, price, performance, product packaging, design innovation, and consumer confidence and preferences as well as creative marketing, promotion and distribution strategies.

The battery product category is highly competitive. Most consumer batteries manufactured throughout the world are sold by one of four global companies: Spectrum Brands (manufacturer/seller of Rayovac and VARTA brands); Energizer Holdings, Inc. (“Energizer”) (manufacturer/seller of the Energizer brand); Procter & Gamble (manufacturer/seller of the Duracell brand); and Matsushita (manufacturer/seller of the Panasonic brand). Spectrum Brands also faces competition from the private label brands of major retailers, particularly in Europe. The offering of private-label batteries by retailers may create pricing pressure in the consumer battery market. Typically, private-label brands are not supported by advertising or promotion, and retailers sell these private label offerings at prices below competing name-brands. The main barriers to entry for new competitors are investment in technology research, cost of building manufacturing capacity and the expense of building retail distribution channels and consumer brands.

In the U.S. alkaline battery category, the Rayovac brand is positioned as a value brand, which is typically defined as a product that offers comparable performance at a lower price. In Europe, the VARTA brand is competitively priced with other premium brands. In Latin America, where zinc carbon batteries outsell alkaline batteries, the Rayovac brand is competitively priced.

Primary competitive brands in the small appliance category include Hamilton Beach, Proctor Silex, Sunbeam, Mr. Coffee, Oster, General Electric, Rowenta, DeLonghi, Kitchen Aid, Cuisinart, Krups, Braun, Rival, Europro, Kenwood, Philips, Morphy Richards, Breville and Tefal. The key competitors of Russell Hobbs in this market in the U.S. and Canada include Jarden Corporation, DeLonghi America, Euro-Pro Operating LLC, Metro Thebe, Inc., d/b/a HWI Breville, NACCO Industries, Inc. (Hamilton Beach) and SEB S.A. In addition, Russell Hobbs competes with retailers who use their own private label brands for household appliances (for example, Wal-Mart).

The pet supply product category is highly fragmented with over 500 manufacturers in the U.S. alone, consisting primarily of small companies with limited product lines. Spectrum Brands’ largest competitors in this product category are Mars, Hartz and Central Garden & Pet. Both Hartz and Central Garden & Pet sell a comprehensive line of pet supplies and compete with a majority of the products Spectrum Brands offers. Mars sells primarily aquatics products.

Spectrum Brands’ primary competitors in the electric shaving and grooming product category are Norelco, a division of Philips, which sells and markets rotary shavers, and Braun, a division of Procter & Gamble, which sells and markets foil shavers. Spectrum Brands sells both Remington foil and rotary shavers.

Spectrum Brands’ major competitors in the electric personal care product category are Conair Corporation, Wahl Clipper Corporation and Helen of Troy.

Spectrum Brands’ primary competitors in the portable lighting product category are Energizer and Mag Instrument, Inc.

Products Spectrum Brands sells in the lawn and garden product category through the Home and Garden Business face competition from Scotts Company, which markets lawn and garden products under the Scotts, Ortho, Roundup and Miracle-Gro brand names; Central Garden & Pet, which markets garden products under the AMDRO and Sevin brand names; and Bayer A.G., which markets lawn and garden products under the Bayer Advanced brand name.

Products Spectrum Brands sells in the household insect control product category through the Home and Garden Business face competition from S.C. Johnson, which markets insecticide and repellent products under the Raid and OFF! brands; Scotts Company, which markets household insect control products under the Ortho brand; and Henkel KGaA, which markets insect control products under the Combat brand.

Some of Spectrum Brands’ major competitors have greater resources and greater overall market share than Spectrum Brands does. They have committed significant resources to protect their market shares or to capture market share from Spectrum Brands in the past and may continue to do so in the future. In some key product lines, Spectrum Brands’ competitors may have lower production costs and higher profit margins than Spectrum Brands does, which may enable them to compete more aggressively in advertising and in offering retail discounts and other promotional incentives to retailers, distributors, wholesalers and, ultimately, consumers.

Seasonality

On a consolidated basis, Spectrum Brands’ financial results are approximately equally weighted between quarters; however, sales of certain product categories tend to be seasonal. Sales in the consumer battery, electric shaving and grooming and electric personal care product categories, particularly in North America, tend to be concentrated in the December holiday season (Spectrum Brands’ first fiscal quarter). Sales in the small appliances product category tend to be higher in the second half of the calendar year (Spectrum Brands’ fourth and first fiscal quarters), primarily due to increased demand by customers in late summer for “back-to-school” sales and in the fall for the holiday season. Demand for pet supplies products remains fairly constant throughout the year. Demand for home and garden control products sold though the Home and Garden Business typically peaks during the first six months of the calendar year (Spectrum Brands’ second and third fiscal quarters). For a more detailed discussion of the seasonality of Spectrum Brands’ product sales, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SB Holdings and Spectrum Brands — Introduction — Seasonal Product Sales” appearing elsewhere in this information statement.

Governmental Regulations and Environmental Matters

Spectrum Brands and its facilities are subject to a broad range of federal, state, local and foreign legal and regulatory provisions relating to the environment, including those regulating the discharge of materials into the environment, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with the releases of hazardous substances at its facilities. Spectrum Brands believes that compliance with the federal, state, local and foreign laws and regulations to which it is subject will not have a material effect upon its capital expenditures, financial condition, earnings or competitive position.

From time to time, Spectrum Brands has been required to address the effect of historic activities on the environmental condition of its properties. It has not conducted invasive testing at all facilities to identify all potential environmental liability risks. Given the age of its facilities and the nature of its operations, it is possible that material liabilities may arise in the future in connection with its current or former facilities. If previously unknown contamination of property underlying or in the vicinity of its manufacturing facilities is discovered, Spectrum Brands may incur material unforeseen expenses, which could have a material adverse effect on its business, financial condition and results of operations. Spectrum Brands is currently engaged in investigative or remedial projects at a few of its facilities and any liabilities arising from such investigative or remedial projects at such facilities may have a material adverse effect on its business, financial condition and results of operations.

Spectrum Brands has been, and in the future may be, subject to proceedings related to its disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which it is held responsible as a result of its relationships with such other parties. In the U.S., these proceedings are under the CERCLA or similar state laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all costs incurred in investigating and remediating contamination at a site. As a practical matter, liability at CERCLA sites is often shared by all of the viable responsible parties. Spectrum Brands occasionally is identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where Spectrum Brands has been notified of its status as a potentially responsible party, it is either premature to determine whether its potential liability, if any, will be material or it does not believe that its liability, if any, will be material. Spectrum Brands may be named as a potentially responsible party under CERCLA or similar state laws for other sites not currently known to it, and the costs and liabilities associated with these sites may be material.

It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. Nevertheless, based upon the information currently available, Spectrum Brands believes that its ultimate liability arising from such environmental matters, taking into account established accruals of $9.6 million for estimated liabilities at July 4, 2010 should not be material to its business or financial condition.

Electronic and electrical products that Spectrum Brands sells in Europe, particularly products sold under the Remington brand name, VARTA battery chargers, certain portable lighting and all of its batteries, are subject to regulation in EU markets under three key EU directives. The first directive is the Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment (“RoHS”) which took effect in EU member states beginning July 1, 2006. RoHS prohibits companies from selling products which contain certain specified hazardous materials in EU member states. Spectrum Brands believes that compliance with RoHS will not have a material effect on its capital expenditures, financial condition, earnings or competitive position. The second directive is entitled the Waste of Electrical and Electronic Equipment (“WEEE”). WEEE makes producers or importers of particular classes of electrical goods financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. WEEE assigns levels of responsibility to companies doing business in EU markets based on their relative market share. WEEE calls on each EU member state to enact enabling legislation to implement the directive. To comply with WEEE requirements, Spectrum Brands has partnered with other companies to create a comprehensive collection, treatment, disposal and recycling program. As EU member states pass enabling legislation Spectrum Brands’ compliance system should be sufficient to meet such requirements. Spectrum Brands’ current estimated costs associated with compliance with WEEE are not significant based on its current market share. However, Spectrum Brands continues to evaluate the impact of the WEEE legislation as EU member states implement guidance and as its market share changes, and, as a result, actual costs to Spectrum Brands could differ from its current estimates. The third directive is the Directive on Batteries and Accumulators and Waste Batteries, which was adopted in September 2006 and went into effect in September 2008 (the “Battery Directive”). The Battery Directive bans heavy metals in batteries by establishing maximum quantities of those heavy metals in batteries and mandates waste management of batteries, including collection, recycling and disposal systems. The Battery Directive places the costs of such waste management systems on producers and importers of batteries. The Battery Directive calls on each EU member state to enact enabling legislation to implement the directive. Spectrum Brands currently believes that compliance with the Battery Directive will not have a material effect on its capital expenditures, financial condition, earnings or competitive position. However, until such time as the EU member states adopt enabling legislation, a full evaluation of these costs cannot be completed. Spectrum Brands will continue to evaluate the impact of the Battery Directive and its enabling legislation as EU member states implement guidance.

Throughout the world, most federal, state, provincial and local authorities require safety regulation certification prior to marketing electrical appliances in those jurisdictions. Within the U.S., UL is the most widely recognized certification body for electrical appliances. UL is an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards. Spectrum Brands also uses the ETL SEMKO division of Intertek for certification and testing of compliance with UL standards, as well as other national and industry-specific standards.

Certain of Spectrum Brands’ products and facilities in each of its business segments are regulated by the EPA and the FDA or other federal consumer protection and product safety agencies and are subject to the regulations such agencies enforce, as well as by similar state, foreign and multinational agencies and regulations. For example, in the U.S., all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. Spectrum Brands’ inability to obtain or the cancellation of any registration could have an adverse effect on its business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether its competitors were similarly affected. Spectrum Brands attempts to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients. Spectrum Brands may not always be able to avoid or minimize these risks.

The FQPA established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the FQPA, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of its products continue to be evaluated by the EPA as part of this program. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide Spectrum Brands uses in its products will be limited or made unavailable to it. Spectrum Brands cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in its products.

Certain of Spectrum Brands’ products and packaging materials are subject to regulations administered by the FDA. Among other things, the FDA enforces statutory prohibitions against misbranded and adulterated products, establishes ingredients and manufacturing procedures for certain products, establishes standards of identity for certain products, determines the safety of products and establishes labeling standards and requirements. Certain of the products sold by Spectrum Brands in the U.S. are also subject to the Fair Packaging and Labeling Act. Spectrum Brands believes that in addition to complying with the Fair Packaging and Labeling Act, Spectrum Brands complies with the applicable rules and regulations of the Federal Trade Commission and other federal and state agencies with respect to the content of advertising and other trade practices. In addition, various states regulate these products by enforcing federal and state standards of identity for selected products, grading products, inspecting production facilities and imposing their own labeling requirements.

As a marketer and distributor of consumer products in the U.S., Spectrum Brands is subject to the Consumer Product Safety Act, which empowers the Consumer Product Safety Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Product Safety Commission could require Spectrum Brands to repurchase or recall one or more of its products.

Employees

Spectrum Brands had approximately 6,150 full-time employees worldwide as of July 4, 2010. Approximately 20% of its total labor force is covered by collective bargaining agreements. One of these agreements, which covers approximately 35% of the labor force under collective bargaining agreements, or approximately 7% of Spectrum Brands’ total labor force, is scheduled to expire on September 30, 2010. Spectrum Brands believes that its overall relationship with its employees is good.

Backlog

Spectrum Brands’ backlog consists of commitments to order and orders for its products, which typically are subject to change and cancellation until shipment. Customer order patterns vary from year to year, largely because of differences in consumer acceptances of product lines, product availability, marketing strategies, inventory levels of retailers and overall economic conditions. As a result, comparisons of backlog between periods are not necessarily indicative of sales for that period.

Accordingly, Spectrum Brands does not believe that the amount of backlog orders is a significant predictor of Spectrum Brands’ business.

Litigation

In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against Spectrum Brands, as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. This matter is currently stayed pending resolution of a similar case in which Spectrum Brands is not a party. Spectrum Brands is reviewing the claims and intends to vigorously defend this matter but is unable to estimate any possible losses at this time.

In May 2010, Herengrucht Group, LLC filed an action in the U.S. District Court for the Southern District of California against Spectrum Brands, claiming that Spectrum Brands had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. This action has been voluntarily dismissed by the plaintiffs.

A subsidiary of Spectrum Brands is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006. The original complaint in this action alleged a claim for, among other things, breach of contract against Applica and a number of tort claims against certain entities affiliated with the Harbinger Parties. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc. (“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the HCP Funds. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for, among other things, breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Applica and the Master Fund and Special Situations Fund (collectively, the “HCP Funds”). The original complaint was filed in conjunction with a motion preliminarily to enjoin the HCP Funds’ acquisition of Applica. On December 1, 2006, plaintiffs withdrew their motion for a preliminary injunction. In light of the consummation of Applica’s merger with affiliates of the HCP Funds in January 2007 (Applica is currently a subsidiary of Russell Hobbs), Spectrum Brands believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007.

Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009. The trial is currently scheduled for February 2011. Spectrum Brands intends to vigorously defend the action, but may be unable to resolve the disputes successfully or without incurring significant costs and expenses. As a result, Russell Hobbs and Master Fund have entered into an indemnification agreement, dated as of February 9, 2010, by which Harbinger Master Fund has agreed, effective upon the consummation of the SB/RH Merger, to indemnify Russell Hobbs, its subsidiaries and any entity that owns all of the outstanding voting stock of Russell Hobbs against any out-of-pocket losses, costs, expenses, judgments, penalties, fines and other damages in excess of $3 million incurred with respect to this litigation and any future litigation or legal action against the indemnified parties arising out of or relating to the matters which form the basis of this litigation.

Applica Consumer Products, Inc. (“ACP”), a subsidiary of Spectrum Brands, is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although ACP never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. Russell Hobbs, another subsidiary, is a defendant in one asbestos lawsuit in which the plaintiff has alleged injury as the result of exposure to asbestos in toasters and/or toaster ovens. There are numerous defendants named in these lawsuits, many of whom, unlike Russell Hobbs or ACP, actually manufactured asbestos containing products. Spectrum Brands believes that these actions are without merit and intends to vigorously defend the action, but may be unable to resolve the disputes successfully without incurring significant expenses. At this time, Spectrum Brands does not believe it has coverage under its insurance policies for the asbestos lawsuits.

Spectrum Brands is a defendant in various matters of litigation generally arising out of the ordinary course of business.

Properties

The following table lists Spectrum Brands’ principal owned or leased manufacturing, packaging and distribution facilities at July 4, 2010:

Facility	Function

Global Batteries & Personal Care
Fennimore, Wisconsin(1)	Alkaline Battery Manufacturing
Portage, Wisconsin(1)	Zinc Air Button Cell and Lithium Coin Cell Battery, Foil Shaver Component Manufacturing

Dischingen, Germany(1)	Alkaline Battery Manufacturing
Washington, UK(2)	Zinc Air Button Cell Battery Manufacturing & Distribution
Guatemala City, Guatemala(1)	Zinc Carbon Battery Manufacturing
Jaboatao, Brazil(1)	Zinc Carbon Battery Manufacturing
Manizales, Colombia(1)	Zinc Carbon Battery Manufacturing
Dixon, Illinois(2)	Battery & Lighting Device Packaging & Distribution
Visalia, California(2)	Electric Shaver & Personal Care Product Distribution
Ellwangen-Neunheim, Germany(2)	Battery & Lighting Device, Electric Shaver & Personal Care Product Distribution

Global Pet Supplies
Mentor, Ohio(2)	Aquatics Manufacturing
Noblesville, Indiana(1)	Aquatics Manufacturing
Moorpark, California(2)	Aquatics Manufacturing
Bridgeton, Missouri(2)	Pet Supply Manufacturing (shared with the Home and Garden Business)
Blacksburg, Virginia(1)	Pet Supply Manufacturing, Assembly & Distribution
Melle, Germany(1)	Pet Food & Pet Care Manufacturing
Edwardsville, Illinois(2)	Pet Supply Product Distribution
Melle, Germany(2)	Pet Food & Pet Care Distribution

Home and Garden Business
Vinita Park, Missouri(2)	Household & Controls and Contract Manufacturing
Bridgeton, Missouri(2)	Household & Controls Manufacturing (shared with Global Pet)

Small Appliances
Redlands, California(2)	Warehouse
Little Rock, Arkansas(2)	Warehouse and distribution
Wolverhampton, England(1)	Warehouse
Manchester, England(1)	Sales and administrative office and warehouse
Wolverhampton, England(2)	Warehouse
Miramar, Florida(2)	Headquarters, general administration offices

(1)	Facility is owned.
(2)	Facility is leased.

Spectrum Brands also owns, operates or contracts with third parties to operate distribution centers, sales offices and administrative offices throughout the world in support of its business. Spectrum Brands leases its headquarters and its primary research and development facility located in Madison, Wisconsin.

Spectrum Brands believes that its existing facilities are suitable and adequate for its present purposes and that the productive capacity in such facilities is substantially being utilized or it has plans to utilize it.

DESCRIPTION OF SB HOLDINGS CAPITAL STOCK AND RELATED MATTERS

Our rights and obligations as a stockholder of SB Holdings will be governed by the DGCL, SB Holdings’ certificate of incorporation (“SB Holdings Certificate”) and bylaws (“SB Holdings Bylaws”) and by the SB Holdings Stockholder Agreement. The following discussion summarizes material provisions of the SB Holdings Certificate, the SB Holdings Bylaws and the SB Holdings Stockholder Agreement. A copy of SB Holdings Stockholder Agreement is included as an exhibit to a Current Report on Form 8-K filed by HGI with the SEC on           , 2010. Copies of the SB Holdings Certificate and SB Holdings Bylaws are included as exhibits to SB Holdings’ Registration Statement on Form S-8 (File No. 333-167569) filed with the SEC on June 16, 2010. For information as to how you can review and/or obtain copies of these documents, see “Where You Can Find More Information”. The rights and obligations of the stockholders of SB Holdings under the SB Holdings Certificate and SB Holdings Bylaws, and the rights of the respective parties to the SB Holdings Stockholder Agreement, are governed by the express terms and conditions of those documents and not by this summary or any other information contained in this document. Each of the SB Holdings Certificate, SB Holdings Bylaws and SB Holdings Stockholder Agreement should be read carefully in their entirety, as well as this information statement.

SB Holdings Certificate of Incorporation and Bylaws

Capital Stock

Under the SB Holdings Certificate, SB Holdings is authorized to issue a total of 300,000,000 shares of stock, of which 200,000,000 shares are common stock and 100,000,000 shares are preferred stock, each with a par value of $0.01 per share.

Board of Directors; Special Nominating Committee

Under the SB Holdings Certificate and SB Holdings Bylaws, the board of directors, subject to any rights of holders of any series of SB Holdings preferred stock, must initially consist of ten directors, divided into three classes: Class I (initially 4 members, one of whom is the Chief Executive Officer of SB Holdings), Class II (initially 3 members) and Class III (initially 3 members). The term of office of each class is three years and expires in successive years at the time of the annual meeting of stockholders. The directors first appointed to Class I will initially hold office until the 2011 annual meeting of stockholders; the directors first appointed to Class II will initially hold office until the 2012 annual meeting of stockholders; and the directors first appointed to Class III will initially hold office until the 2013 annual meeting of stockholders. At each annual meeting of stockholders, the newly elected directors will have terms expiring at the third succeeding annual meeting.

At least three of the directors are to be Independent Directors (as defined below) nominated by the Special Nominating Committee of the SB Holdings board of directors and the remaining seven directors are to be nominated by the Nominating and Corporate Governance Committee of the SB Holdings board of directors. The Special Nominating Committee is to consist of three Independent Directors. Pursuant to the SB Holdings Certificate, any vacancy on the Special Nominating Committee is to be filled by an Independent Director that is selected by the remaining members (or member) of the Special Nominating Committee. The Nominating and Governance Committee is to consist of (i) a majority of directors designated for nomination by the 40% Stockholder and (ii) at least one Independent Director. An “Independent Director” is one who qualifies as an “independent director” of SB Holdings under the NYSE rules (or comparable stock exchange rules, if SB Holdings common stock is listed on a different exchange) and is also independent of the 40% Stockholders.

Conflicts of Interests; Corporate Opportunity Disclaimer

Under the SB Holdings Certificate, the stockholders and directors of SB Holdings have no obligation to present business opportunities to SB Holdings unless such business opportunity was presented to the stockholder or director specifically for SB Holdings’ benefit in his/her capacity as a stockholder or director of SB Holdings.

Furthermore, SB Holdings’ stockholders, their affiliates and the directors elected or appointed to SB Holdings’ board of directors by SB Holdings’ stockholders: (i) may have participated, directly or indirectly, and may continue to participate in businesses that are similar to or compete with the business of SB Holdings; (ii) may have interests in, participate with, aid and maintain seats on the board of directors of other such entities; and (iii) may develop opportunities for such entities. These individuals may encounter business opportunities in such capacities that SB Holdings or its stockholders may desire to pursue. These individuals will have no obligation to SB Holdings to present any such business opportunity to SB Holdings before presenting and/or developing such opportunity with anyone else, other than any such opportunities specifically presented to any such stockholder or director for SB Holdings’ benefit in his or her capacity as a stockholder or director of SB Holdings. In any such case, to the extent a court might hold that the conduct of such activity is a breach of a duty to SB Holdings, SB Holdings has waived any and all claims and causes of action that SB Holdings believes that it may have for such activities.

Pre-emptive Rights

Under the SB Holdings Certificate, each person who, together with its affiliates, holds 5% or more of SB Holdings’ outstanding voting securities (a “5% Stockholder”), and each affiliate of a 5% Stockholder to which a 5% Stockholder assigns its rights (each 5% Stockholder and such affiliate being a “Rights Holder”), is granted the right to purchase a pro rata share of all or any part of any “New Securities” that SB Holdings or its subsidiaries may issue. “New Securities” include: (i) any debt instruments of SB Holdings or its subsidiaries issued to a 5% Stockholder or other affiliates of SB Holdings; (ii) capital stock; (iii) equity securities of SB Holdings’ subsidiaries; (iv) rights, options or warrants to purchase capital stock, equity securities or debt instruments; and (v) securities of any type that are, or may become convertible into, capital stock, equity securities or debt instruments. “New Securities” do not include, among others, securities issued (a) pursuant to an equity incentive or stock purchase plan, (b) in connection with a stock split, dividend or distribution, (c) pursuant to a registration statement required under the Securities Act of 1933 or pursuant to a Rule 144A offering or (d) as consideration for an acquisition of another person.

Rights Holders who elect to purchase their pro rata share of New Securities will also have the opportunity to purchase their pro rata portion of New Securities not purchased by other Rights Holders.

New Securities may be issued by SB Holdings and purchased by the Rights Holders without complying with the pre-emptive rights procedures if, promptly after such purchase, each Rights Holder purchasing New Securities offers the non-purchasing Rights Holders the right to purchase their pro rata share of such New Securities on the same terms.

Restrictions on Going-Private Transactions

Under the SB Holdings Certificate, no 40% Stockholder or a Restricted Group may, or permit any of their affiliates to, engage in any transactions that would constitute a Going-Private Transaction, unless such Going-Private Transaction:

•	is not a tender or exchange offer and is (i) approved by a majority of the disinterested members of the board of directors who determine that the transaction is fair to the stockholders (other than those who are members of the Restricted Group), and (ii) approved by a majority of the outstanding voting securities not beneficially owned by members of the Restricted Group; or

•	is a tender or exchange offer made by a member of the Restricted Group and is contingent upon (i) the acquisition of a majority of the outstanding voting securities not beneficially owned by members of the Restricted Group, and accompanied by an undertaking that such member of the Restricted Group shall acquire all of the outstanding voting securities still outstanding after the completion of such tender or exchange offer in a merger, if any, at the same price per share paid in such tender or exchange offer and (ii) the disinterested members of the board of directors not recommending that holders of the outstanding voting securities refrain from tendering their outstanding voting securities.

These Going-Private Transaction restrictions do not restrict the Harbinger Parties from contributing the SB Holdings Contributed Shares to us pursuant to the Exchange Agreement.

A “Going-Private Transaction” transaction means either (a) a Rule 13e-3 transaction, as such term is defined in Rule 13e-3 of the Exchange Act as in effect on the date of SB Holdings Certificate was adopted, with respect to the corporation to which such Rule 13e-3 applies or (b) regardless of whether Rule 13e-3 applies to a transaction, any transaction or series of transactions involving (i) a “purchase” (as such term is defined in Rule 13e-3 of the Exchange Act) of any Equity Security (as such term is defined in SB Holdings Certificate) by a Significant Stockholder (as such term is defined in SB Holdings Certificate) or a member of the Restricted Group, (ii) a tender offer for or request or invitation for tenders of an Equity Security by a Significant Stockholder or a member of the Restricted Group, or (iii) a solicitation subject to Regulation 14A by a Significant Stockholder or a member of the Restricted Group of the Exchange Act of any proxy, consent or authorization of, or a distribution subject to Regulation 14C of the Exchange Act of information statements to, any equity security holder of SB Holdings by a Significant Stockholder or a member of the Restricted Group in connection with (x) a merger, consolidation, reclassification, recapitalization, reorganization or similar corporate transaction of SB Holdings or between SB Holdings (or its subsidiaries) and a Significant Stockholder or a member of the Restricted Group, (y) a sale of substantially all of the assets of SB Holdings to a Significant Stockholder or a member of the Restricted Group (or a group in which one of such persons is a member), or (z) a reverse stock split of any class of Equity Securities involving the purchase of fractional interests, which in the case of such clause (i), (ii) or (iii), has either a reasonable likelihood or a purpose of the Significant Stockholder (together with any other member of the Restricted Group) obtaining beneficial ownership of 85% or more of the Outstanding Voting Securities (as such term is defined in SB Holdings Certificate). Notwithstanding any of the foregoing, any and all purchases of Equity Securities by a Significant Stockholder or any member of the Restricted Group in connection with such Significant Stockholder’s or member’s exercise of its Purchase Rights (as such term is defined in SB Holdings Certificate) under Article 11 of SB Holdings Certificate shall be deemed not to constitute a Going-Private Transaction.

Reporting Company Requirement

Under the SB Holdings Certificate, SB Holdings must take all actions necessary so that it will not cease to be a reporting company under the Exchange Act unless 85% or more of the outstanding SB Holdings’ voting securities become beneficially owned by a person and its affiliates.

Related Party Transactions

Subject to certain exceptions set forth in the SB Holdings Certificate, transactions involving aggregate consideration in excess of $1 million between SB Holdings or any of its subsidiaries (including Spectrum Brands and Russell Hobbs) and a 40% Stockholder (or for the benefit of a 40% Stockholder), are prohibited unless the transaction receives the prior approval of the SB Holdings board of directors with the approval or recommendation of a majority of the members of the Special Nominating Committee.

Tag-Along Rights

The Spectrum Bylaws provide tag-along rights for the benefit of SB Holdings’ minority stockholders. Specifically, until the earlier of (i) June 16, 2012 and (ii) the date on which persons who beneficially own 5% or more of the outstanding SB Holdings voting securities no longer collectively beneficially own 65% or more of the outstanding SB Holdings voting securities, no stockholder, together with its affiliates (a “Selling Stockholder”), is permitted to transfer 50% or more of the then-outstanding SB Holdings’ voting securities unless, prior to the consummation of such transaction, the person acquiring the shares offers each other stockholder the opportunity to transfer all the SB Holdings voting securities held by such stockholder at the same price and terms no less favorable than those being offered to the Seller Stockholder.

These tag-along rights do not restrict the Harbinger Parties from contributing the SB Holdings Contributed Shares to us pursuant to the Exchange Agreement.

Amendments to SB Holdings Certificate

SB Holdings generally has the right to amend or repeal any provision contained in the SB Holdings Certificate. However, the approval of a majority of the board of directors with the approval or recommendation of a majority of the members of the Special Nominating Committee is required to repeal or amend the provisions in the SB Holdings Certificate pertaining to (i) the required committees of the board of directors, (ii) pre-emptive rights, (iii) Going-Private Transactions, (iv) conflicts of interests, (v) reporting company requirements, (vi) affiliate transactions and (vii) amendments.

Amendments to the SB Holdings Bylaws

Under the SB Holdings Certificate and the SB Holdings Bylaws, the board of directors of SB Holdings generally is authorized to adopt, amend or repeal the SB Holdings Bylaws. However, the approval of a majority of the board of directors with the approval or recommendation of a majority of the members of the Special Nominating Committee is required to repeal or amend the provisions in the SB Holdings Bylaws pertaining to (i) procedure to call special meetings, (ii) the size of the board of directors and the directors’ terms of office, (iii) director nomination procedures, (iv) SB Holdings Bylaws amendments, (v) the required committees of the board and (vi) tag-along rights.

In addition, pursuant to the SB Holdings Certificate, amendments by the SB Holdings stockholders to the following provisions in the SB Holdings Bylaws are permitted only by a majority of the outstanding voting securities and a majority of the outstanding voting securities not held by a 40% Stockholder or any member of its Restricted Group: (i) the size of the board of directors and the directors’ terms of office, (ii) classified board requirement, (iii) director nomination procedures and (iv) tag-along rights.

SB Holdings Stockholder Agreement

In connection with the Spectrum Brands Acquisition, we will become a party to the existing SB Holdings Stockholder Agreement. Pursuant to that agreement, we will not, without approval of a majority of the members of the Special Nominating Committee, vote our SB Holdings’ voting securities in a manner inconsistent with the terms of the SB Holdings Stockholder Agreement or to amend or repeal certain provisions of the SB Holdings Certificate or SB Holdings Bylaws relating to the size and classification of SB Holdings’ board of directors, the director nomination procedure, committees of SB Holdings’ board of directors, pre-emptive rights, tag-along rights, SB Holdings’ continued status as a reporting company and amendments to SB Holdings Certificate or SB Holdings Bylaws.

The following discussion summarizes the material provisions of the SB Holdings Stockholder Agreement.

Board and Committee Requirements

SB Holdings will maintain (i) a Special Nominating Committee consisting of three independent directors, (ii) a Nominating and Corporate Governance Committee and (iii) an Audit Committee in accordance with the NYSE rules. See “– Board of Directors; Special Nominating Committee” above.

For so long as we (together with our affiliate, including the Harbinger Parties) own 40% or more of the outstanding SB Holdings’ voting securities, we will vote our shares of SB Holdings common stock to effect the structure of SB Holdings’ board of directors described in the SB Holdings Stockholder Agreement: specifically, the SB Holdings’ board of directors will consist of 10 directors, of which at least three directors shall be independent directors nominated by the Special Nominating Committee and one director shall be the Chief Executive Officer of SB Holdings. Furthermore, so long as we (together with our affiliates, including the Harbinger Parties) own 40% or more of the outstanding SB Holdings’ voting securities, the Special Nominating Committee of SB Holdings will nominate, for each class of directors being elected at the annual meeting, the same number of directors as there were members of the Special Nominating Committee in such class prior to the election, and HGI will nominate the remaining directors in such class.

The board of directors of SB Holdings and all the committees thereof will operate to permit SB Holdings to maintain its listing on the NYSE, and if SB Holdings ceases to qualify as a “controlled company” for purposes of the rules of NYSE, HGI has the right to increase the size of SB Holdings’ board of directors to add such members as may be required to maintain SB Holdings’ listing on the NYSE and nominate such directors for those newly created vacancies through the Nominating and Corporate Governance Committee.

Restriction on Affiliate Transactions

Neither SB Holdings nor any of its subsidiaries will be permitted to pay any monitoring or similar fee to HGI or any of its affiliates, including the Harbinger Parties. The SB Holdings Certificate also contains provisions restricting other related party transactions. See “— Related Party Transactions” above.

Transfer Restriction

We will not be permitted to effect any transfer of SB Holdings’ equity securities to any person that would result in such person and its affiliates owning 40% or more of SB Holdings’ outstanding voting securities, unless (i) such person agrees to be bound by the terms of the SB Holdings Stockholder Agreement, (ii) the transfer is pursuant to a bona fide acquisition of SB Holdings approved by the board of directors and a majority of the members of the Special Nominating Committee, (iii) the transfer is otherwise specifically approved by the board of directors and a majority of the Special Nominating Committee, or (iv) the transfer is of 5% or less of SB Holdings’ outstanding voting securities.

Going–Private Restriction

Before June 16, 2011, we will not (and we will not permit any of our affiliates, including the Harbinger Parties, to) make any public announcement with respect to, or submit a proposal for, or offer in respect of, a Going-Private Transaction of SB Holdings, unless such action is specifically requested in writing by SB Holdings’ board of directors with the approval of a majority of the members of the Special Nominating Committee.

Inspection and Information Rights

We will have certain inspection rights so long as we and our affiliates (including the Harbinger Parties) own, in the aggregate, at least 15% of the SB Holdings’ outstanding voting securities, which will permit us, at our own expense, to visit and inspect any of the properties of SB Holdings and its subsidiaries, examine their respective books and records and discuss the affairs, finances and accounts with SB Holdings and its subsidiaries’ respective officers, employees and public accountants.

We will also have certain information rights for so long as we own at least 10% of the SB Holdings’ outstanding voting securities that grant us (i) the ability, at our own expense, to obtain from SB Holdings information concerning its, and its subsidiaries’, business and properties, including financial information, necessary to permit us to comply with any applicable securities laws; (ii) the cooperation of SB Holdings’ officers, employees, counsel and public accountants in connection with our compliance with securities laws; and (iii) the permission to disclose in our filings any information required to be disclosed under applicable law or the rules of any applicable stock exchange.

Termination of SB Holdings Stockholder Agreement

The provisions of the SB Holdings Stockholder Agreement (other than with respect to information and investigation rights) will terminate on the date we and our affiliates (including the Harbinger Parties) no longer beneficially own 40% of outstanding SB Holdings’ voting securities. The SB Holdings Stockholder Agreement terminates when any person or group owns 90% or more of outstanding voting securities. The SB Holdings Stockholder Agreement cannot be amended without the approval of the parties thereto and cannot be waived without the approval of the party against whom the waiver is to be effective; provided that no such amendment or waiver will be effective without the approval of a majority of the members of the Special Nominating Committee.

THE SPECTRUM BRANDS ACQUISITION

On September 10, 2010, the Committee unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our board of directors approve the Exchange Agreement and our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. On September 10, 2010, our board of directors (based in part on the unanimous approval and recommendation of the Committee) unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. On September 10, 2010, the Harbinger Parties, which collectively held approximately 51.6% of our outstanding common stock on that date, executed a written consent to approve the issuance of our common stock pursuant to the Exchange Agreement. The 119,909,830 shares of our common stock to be issued to the Harbinger Parties under the Exchange Agreement will be issued in an unregistered private offering that is exempt from registration under Section 4(2) of the Securities Act and Regulation D thereunder.

The Parties

For a brief description of our company and SB Holdings, please see the section captioned “Summary of the Information Statement — The Companies”, above. For a detailed description of the business of our company and SB Holdings, please see the section captioned “Information about HGI and Spectrum Brands”, above.

The Harbinger Parties are investment funds affiliated with Harbinger Capital. Harbinger Capital or an affiliate is the investment manager of each of the Harbinger Parties. As of the date of this information statement, the Harbinger Parties collectively held approximately 51.6% of our outstanding common stock, substantially all of which they acquired on July 9, 2009. As of the date of this information statement, the Harbinger Parties collectively held approximately 67.1% of the outstanding SB Holdings common stock.

NYSE Stockholder Approval Requirement

Because our common stock is listed on the NYSE, we are subject to NYSE rules and regulations. Among other things, NYSE rules (specifically, NYSE Listed Company Manual Section 312.03(c)) require stockholder approval prior to the issuance or sale of shares of our common stock in any transaction or series of transactions if (i) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the shares or (ii) the number of shares of common stock to be issued will upon issuance equal 20% or more of the number of shares of common stock outstanding before the issuance of the shares. In addition, NYSE Listed Company Manual Section 312.03(b) requires stockholder approval prior to the issuance or sale of securities in any transaction or series of related transactions to a director, officer or “substantial security holder” of the company if the number of shares of common stock, or the number of shares of common stock into which the securities may be converted, exceeds one percent of the voting power of the company before such issuance.

The 119,909,830 shares of our common stock to be issued by us to the Harbinger Parties pursuant to the Exchange Agreement will exceed the 20% threshold, described above, and such issuance will be made to a “substantial security holder” of our common stock and will exceed one percent of our voting power before such issuance. Accordingly, we are required to obtain approval prior to issuance of the shares of our common stock pursuant to the Exchange Agreement.

General Description of the Spectrum Brands Acquisition

On June 16, 2010, SB Holdings completed the SB/RH Merger pursuant to the Agreement and Plan of Merger, dated as of February 9, 2010, as amended, by and among the SB Holdings, Russell Hobbs, Spectrum Brands, Battery Merger Corp., and Grill Merger Corp. (the “Merger Agreement”). As a result of the SB/RH

Merger, Russell Hobbs became a wholly owned subsidiary of Spectrum Brands, Spectrum Brands became a wholly owned subsidiary of SB Holdings and the stockholders of Spectrum Brands immediately prior to the consummation of the SB/RH Merger received SB Holdings common stock in exchange for their shares of Spectrum Brands common stock. Immediately prior to the SB/RH Merger, the Harbinger Parties owned 40.6% of the outstanding Spectrum Brands common stock and 100% of the outstanding capital stock of Russell Hobbs and had an outstanding term loan to Russell Hobbs. Upon the completion of the SB/RH Merger, the stockholders of Spectrum Brands (other than the Harbinger Parties) owned approximately 36% of the outstanding SB Holdings common stock and the Harbinger Parties owned approximately 64% of the outstanding SB Holdings common stock. The Spectrum Brands common stock was delisted from the NYSE and shares of SB Holdings common stock were listed on the NYSE under the ticker symbol “SPB”.

On August 13, 2010, the Committee received a letter submitting a non-binding proposal from the Harbinger Parties to exchange shares of SB Holdings common stock for shares of HGI common stock at an exchange ratio to be determined by using each company’s respective volume weighted average price for the 30-day trading period ending as of August 13, 2010. According to the non-binding proposal, SB Holdings common stock that the Harbinger Parties would contribute to HGI would represent a majority of the outstanding shares of SB Holdings common stock.

On September 10, 2010, the Committee unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our board of directors approve the Exchange Agreement and our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. On September 10, 2010, our board of directors (based in part on the unanimous approval and recommendation of the Committee) unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. On September 10, 2010, the Harbinger Parties, holding a majority of the issued and outstanding shares of our common stock as of that date, approved the issuance of our common stock pursuant to the Exchange Agreement by written consent without a meeting.

On September 10, 2010, we and the Harbinger Parties entered into the Exchange Agreement. Pursuant to the Exchange Agreement, the Harbinger Parties agreed to contribute the SB Holdings Contributed Shares, or approximately 54.4% of the outstanding SB Holdings common stock, to us in exchange for 119,909,830 newly issued shares of our common stock. This exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average trading prices of our common stock ($6.33) and SB Holdings common stock ($27.36) on the NYSE for the 30 trading days from and including July 2, 2010 to and including August 13, 2010, the day we received the Harbinger Parties’ proposal for the Spectrum Brands Acquisition.

After giving effect to the Spectrum Brands Acquisition, the Harbinger Parties will own approximately 93.3% of our outstanding common stock and Harbinger will directly own approximately 12.7% of the outstanding SB Holdings common stock. If the Harbinger Parties elect to contribute to us all of the SB Holdings common stock held by them at September 10, 2010, as permitted by the Exchange Agreement, they would own at the Closing approximately 94.4% of our outstanding common stock.

On September 9, 2010, the last full trading day prior to the date the Exchange Agreement was approved, the closing sales prices of our common stock and SB Holdings common stock were $5.98 per share and $26.09 per share, respectively.

We are not asking you for a proxy and you are requested not to send us a proxy. As a result of the action of the Harbinger Parties by written consent, no action by in connection with this information statement is required by you.

The Exchange Agreement is attached as Annex A to this information statement and is incorporated by reference herein in its entirety. We encourage our stockholders to read the Exchange Agreement carefully and in its entirety, as the Exchange Agreement is the principal legal document governing the Spectrum Brands Acquisition. We expect to consummate the Spectrum Brands Acquisition on              , 2010, which date is 20 calendar days after we first mail this information statement to our stockholders, or as soon as practicable thereafter, subject to obtaining all regulatory approvals and satisfaction or waiver of the closing conditions set forth in the Exchange Agreement.

Background of the Spectrum Brands Acquisition

Exchange Agreement

On September 10, 2010, we entered into the Exchange Agreement with the Harbinger Parties. Pursuant to the Exchange Agreement, (i) the Harbinger Parties will contribute the SB Holdings Contributed Shares to us, which represent approximately 54.4% of the outstanding SB Holdings common stock, or 54.1% of the fully diluted shares, and (ii) in exchange for such contribution, we will issue to the Harbinger Parties 119,909,830 newly issued shares of our common stock.

Relationships Among the Harbinger Parties, HGI, SB Holdings and Russell Hobbs

The Harbinger Parties own approximately 51.6% of our outstanding common stock. The Harbinger Parties also own approximately 67.1% of the outstanding SB Holdings common stock and they will contribute approximately 54.4% of the outstanding SB Holdings common stock to us pursuant to the Exchange Agreement. The Harbinger Parties acquired substantially all of their SB Holdings common stock in connection with the SB/RH Merger. See “— General Description of the Spectrum Brands Acquisition.”

After giving effect to the Spectrum Brands Acquisition, the Harbinger Parties will own approximately 93.3% of our outstanding common stock and Harbinger will directly own approximately 12.7% of the outstanding SB Holdings common stock. The Harbinger Parties may have interests that differ from, and/or are in addition to, those of our other stockholders. For additional information, see the sections captioned “— Interests of Certain HGI Stockholders, Directors and Officers in the Spectrum Brands Acquisition” and “Principal Stockholders of HGI Before and After the Spectrum Brands Acquisition.”

Background of the Spectrum Brands Acquisition; Formation of the Special Committee

In December 2006 we completed a disposition of our 57% ownership interest in Omega Protein Corporation. Since that time we have held cash, cash equivalents and short-term investments in U.S. Government Agency or Treasury securities while we have pursued a good faith search for an acquisition or business combination candidate.

In December 2009 we were approached by the Harbinger Parties with respect to the potential acquisition by us of shares of Russell Hobbs, then owned by the Harbinger Parties (the “Potential Russell Hobbs Transaction”). In response, our board of directors formed the Committee, which consists of Lap W. Chan, Thomas Hudgins and Robert V. Leffler, Jr., the three independent members of our board of directors. To the fullest extent permitted by law, the Committee was delegated the exclusive power and authority of our board of directors to evaluate and negotiate the Potential Russell Hobbs Transaction.

The Committee engaged Houlihan Lokey to assist it in connection with their review of certain tax and accounting materials related to Russell Hobbs, Perella Weinberg Partners to analyze the fairness of the Potential Russell Hobbs Transaction, and a law firm with significant experience in advising special committees of boards of directors to act as legal advisor to the Committee. We and the Committee also engaged our regular corporate and securities legal advisor, Kaye Scholer LLP, to conduct legal due diligence and advise us with respect to various reporting issues under applicable securities laws.

The Committee and we conducted significant due diligence with respect to the financial and operational condition of Russell Hobbs, including its material assets, licenses, contracts, potential liabilities and other key matters.

During December 2009 and January 2010, we and the Harbinger Parties conducted a series of communications, including in person meetings, e-mail correspondence and telephone calls between the Committee and its advisors and the Harbinger Parties and their advisors. On January 21, 2010, the Committee delivered a non-binding indication of interest to the Harbinger Parties with respect to the Potential Russell Hobbs Transaction.

Before the Committee could reach an agreement in principle with the Harbinger Parties with respect to the Potential Russell Hobbs Transaction, negotiations to combine Russell Hobbs and Spectrum that had been undertaken by the Harbinger Parties prior to their negotiations with us were re-commenced and we were advised by the Harbinger Parties that they would no longer be pursuing the Potential Russell Hobbs Transaction with us.

In May 2010, the Harbinger Parties approached us and members of the Committee, as well as our regular legal counsel, to advise us that the Harbinger Parties were contemplating making one or more offers to us that would include the purchase by us of one or more investments currently held or identified by the Harbinger Parties. During May 2010, we took steps to prepare ourselves for potential transactions, including to discuss with Houlihan Lokey and Perella Weinberg the possibility of serving as financial advisor to the Committee with respect to one or more transactions. On June 3, 2010, the Committee met in person with representatives of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) and with another law firm to discuss possible legal representation of the Committee. The Committee subsequently retained WilmerHale based on its qualifications and expertise in providing legal advice to special committees in transactions similar to those we were considering.

During June 2010, the Committee met on several occasions to discuss one of the transactions the Harbinger Parties had informed HGI they might propose. To date, the Committee has not received a formal offer from the Harbinger Parties with respect to this transaction.

On July 9, 2010, after being informed by HGI management that the Harbinger Parties were considering a proposal to contribute their interest in SB Holdings to HGI, the Committee met telephonically to discuss this potential transaction.

On July 16, 2010, the Committee met telephonically with representatives of Houlihan Lokey to discuss the possible engagement of Houlihan Lokey to provide financial advisory services in connection with our review of the potential Spectrum Brands transaction. At the end of the meeting, based on Houlihan Lokey’s qualifications and expertise in providing financial and strategic advice to companies similar to ours, the Committee resolved to engage Houlihan Lokey to assist it in its review of certain tax and accounting materials related to such transaction and to render an opinion to the Committee as to the fairness, from a financial point of view, to HGI, of the consideration in any proposed transaction involving SB Holdings. Houlihan Lokey was so engaged as of July 20, 2010.

In July 2010, at our request, Kaye Scholer commenced a legal due diligence review of SB Holdings and Spectrum Brands, including its recently acquired Russell Hobbs division, and their assets, material contracts and other legal documents as Kaye Scholer deemed appropriate.

Over the course of the following week, representatives of WilmerHale held discussions with representatives of Kaye Scholer regarding the status of the transaction, including the proposed timeline for the completion of the Spectrum Brands Acquisition. While the Harbinger Parties had not yet made a proposal, our management had been informed by the Harbinger Parties that they were considering doing so.

On August 13, 2010, the Committee met telephonically with representatives of Houlihan Lokey to discuss the status of the proposed Spectrum Brands Acquisition.

On August 13, 2010, the Committee received a letter submitting a non-binding proposal from the Harbinger Parties to exchange shares of SB Holdings common stock for shares of HGI common stock at an exchange ratio to be determined by using each company’s respective volume weighted average price for the 30-day trading period ending as of August 13, 2010. According to the non-binding proposal, the SB Holdings common stock that the Harbinger Parties would contribute to HGI would represent a majority of the outstanding shares of SB Holdings common stock.

On August 15, 2010, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), counsel to the Harbinger Parties, delivered drafts of the Exchange Agreement and HGI Registration Rights Agreement to our counsel.

On August 16, 2010, at a telephonic Committee meeting, representatives of Houlihan Lokey provided an overview of the financial terms of the draft of the Exchange Agreement that had been received from the Harbinger Parties. At the same meeting, representatives of WilmerHale provided an overview of the Exchange Agreement and other draft agreements received earlier that day from the Harbinger Parties.

On August 19, 2010, representatives of Kaye Scholer, WilmerHale, Paul Weiss and the Harbinger Parties held discussions regarding the Exchange Agreement and the HGI Registration Rights Agreement. WilmerHale and Kaye Scholer discussed their request on behalf of HGI to include in the Exchange Agreement an indemnity provision in the Exchange Agreement in favor of HGI, more extensive representations and warranties from the Harbinger Parties, and various other items. The parties also discussed issues that were raised as a result of the Harbinger Parties proposal to contribute less than their entire stake in SB Holdings common stock.

On August 22, 2010, representatives of Kaye Scholer discussed the drafts of the Exchange Agreement and the HGI Registration Rights Agreement with representatives of WilmerHale. Later that day, Kaye Scholer delivered revised drafts of the Exchange Agreement and the HGI Registration Rights Agreement to Paul Weiss.

On August 23, 2010, the Committee met telephonically with representatives of Houlihan Lokey and WilmerHale to discuss the status of the proposed Spectrum Brands Acquisition.

On August 25, 2010, HGI received from the Harbinger Parties a non-binding indication of interest relating to another potential transaction. Discussions on this transaction have occurred, but to date the Committee has not received a formal offer from the Harbinger Parties with respect to this transaction.

On August 26, 2010, the Committee met in New York at the offices of WilmerHale with representatives of Houlihan Lokey, WilmerHale and Kaye Scholer to discuss the status of Houlihan Lokey’s review in respect of the proposed Spectrum Brands Acquisition. At the same meeting, Kaye Scholer gave a presentation concerning its legal due diligence and representatives of WilmerHale gave a detailed presentation as to the draft agreements and discussions with Paul Weiss regarding the draft agreements.

On September 2, 2010, Paul Weiss delivered drafts of the joinders to the SB Holdings Stockholder Agreement and the SB Holdings Registration Rights Agreement. Later that day, Kaye Scholer delivered revised drafts of such agreements containing HGI’s and the Committee’s comments to Paul Weiss.

On September 3, 2010, representatives of each of Kaye Scholer and WilmerHale discussed the drafts of the Exchange Agreement and the HGI Registration Rights Agreement with representatives of Paul Weiss, which drafts were distributed by Paul Weiss on August 31, 2010. Among other things, certain terms of the Exchange Agreement were negotiated on behalf of HGI and the Harbinger Parties and certain terms were agreed to in principle, including the inclusion of an indemnification obligation of the Harbinger Parties in favor of HGI and the provision of more extensive representations and warranties by the Harbinger Parties. The attorneys also discussed issues relating to the number of shares the Harbinger Parties intended to contribute.

On September 5, 2010, after discussing the draft Exchange Agreement with WilmerHale, Kaye Scholer delivered a revised draft of the Exchange Agreement containing HGI’s and the Committee’s comments to Paul Weiss.

On September 7, 2010, Paul Weiss delivered a revised draft of the Exchange Agreement to Kaye Scholer and WilmerHale.

On September 8, 2010, representatives of each of WilmerHale and Kaye Scholer discussed the draft Exchange Agreement. Also on that day, WilmerHale delivered to the Committee a set of documents and materials in preparation for the meeting of the Committee held on September 10, 2010.

On September 9, 2010, representatives of each of Paul Weiss, WilmerHale, Kaye Scholer and the Harbinger Parties discussed the draft Exchange Agreement.

On September 10, 2010, the Committee met in New York, New York with representatives of Houlihan Lokey and WilmerHale. At the meeting, the Committee reviewed the process undertaken by the Committee and WilmerHale, the negotiations with the Harbinger Parties and the terms of the draft Exchange Agreement. Houlihan Lokey rendered an oral opinion to the Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 10, 2010), as to whether, as of September 10, 2010, the Exchange Ratio provided for in the Spectrum Brands Acquisition pursuant to the Exchange Agreement was fair to HGI from a financial point of view, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Thereafter, the Committee unanimously resolved that the Exchange Agreement and the Spectrum Brands Acquisition were advisable to, and in the best interests of, HGI and HGI’s stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended to the full board of directors of HGI that it approve the Exchange Agreement and recommended to HGI’s stockholders the approval of the issuance of HGI common stock pursuant to the Exchange Agreement.

Consideration of the Spectrum Brands Acquisition

The Committee reported to our board of directors its considerations of the Exchange Agreement as described above. Subsequently, the Committee unanimously made the following conclusions:

•	determined that the Exchange Agreement and the Spectrum Brands Acquisition was advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties);

•	approved the Exchange Agreement and the transactions contemplated thereby; and

•	recommended that our board of directors approve the Exchange Agreement and our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement.

Our board of directors, based in part on the unanimous approval and recommendation of the Committee, unanimously:

•	determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties);

•	approved the Exchange Agreement and the transactions contemplated thereby; and

•	recommended that our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement.

Following the Committee and board meetings, on September 10, 2010, we entered into the Exchange Agreement with the Harbinger Parties and related documents. On September 10, 2010, the Harbinger Parties, which collectively held approximately 51.6% of our outstanding common stock on that date, executed a written consent to approve the issuance of our common stock pursuant to the Exchange Agreement by written consent without a meeting.

The parties issued a joint press release announcing the execution of the Exchange Agreement on September 13, 2010.

Approval of the Committee and HGI’s Board of Directors; Reasons for the Spectrum Brands Acquisition

The Committee

Effective July 9, 2010, pursuant to Section 141(c)(2) of the DGCL and our Bylaws, our board of directors, to the fullest extent permitted by law, delegated to the Committee the exclusive power and authority of our board of directors, among other things, to: (1) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the Spectrum Brands Acquisition, including the authority to determine not to proceed with any such process, procedures, review or evaluation, (2) respond to any communications, inquiries or proposals regarding the Spectrum Brands Acquisition, (3) review, evaluate, investigate, pursue and negotiate the terms and conditions of the Spectrum Brands Acquisition, (4) determine on behalf of our board of directors and our company whether the Spectrum Brands Acquisition is advisable to, and in the best interests of, our company and our stockholders (or any subset of the stockholders of our company that the Committee determines to be appropriate), (5) reject or approve the Spectrum Brands Acquisition, or recommend such rejection or approval to our board of directors, (6) effect or recommend to our board of directors the consummation of the Spectrum Brands Acquisition, (7) review, analyze, evaluate and monitor all proceedings and activities of our company related to the Spectrum Brands Acquisition, (8) take such actions as the Committee may deem to be necessary or appropriate in connection with anti-takeover provisions in connection with the Spectrum Brands Acquisition, (9) investigate SB Holdings, the Spectrum Brands Acquisition and matters related thereto as it deems appropriate, and (10) take such other actions as the Committee may deem to be necessary or appropriate for the Committee to discharge its duties. None of the members of the Committee is employed by or otherwise affiliated with us, the Harbinger Parties, SB Holdings or any of their respective affiliates. The Committee was authorized to review the possible transaction and any alternative transaction and evaluate and, if applicable, negotiate and approve and recommend to our board of directors and our stockholders in connection with the possible transaction or any alternative, and to continue to exist until the Committee decided to discontinue its existence. No limitations were placed on the Committee’s authority.

The Committee, with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the Spectrum Brands Acquisition, including the terms and conditions of the Exchange Agreement and the related agreements, with the Harbinger Parties. Following the negotiations, the Committee unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our board of directors approve the Exchange Agreement and our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement.

In the course of reaching its determination and making the recommendation described above, the Committee considered a number of factors and a review of a substantial amount of information, including at seven committee meetings, and substantial additional discussions in between such meetings. The principal factors and benefits that the Committee believes support its conclusion are set forth below:

•	Investment Opportunity. Based upon information with respect to the financial condition, results of operations and businesses of each of Russell Hobbs and Spectrum Brands (both prior to and following the SB/RH Merger) on both a historical and prospective basis, and the potential for improvement from the expected synergies to be generated following the SB/RH Merger, the Committee viewed the acquisition of the SB Holdings Contributed Shares as a valuable opportunity to acquire a significant, controlling stake in a company with substantial growth potential and an attractive stock price relative to historical values, without the requirement of paying any control premium for such controlling stake.

•	Strategic Plans of HGI. The Committee believes that the Spectrum Brands Acquisition is consistent with the principal strategic focus of HGI of becoming a diversified holding company identifying, evaluating and entering into multiple business combinations and acquisitions of businesses or assets. The Committee believes that HGI’s affiliation with Harbinger Capital continues to give HGI access to new acquisition and business combination opportunities, including other businesses which are controlled by, affiliated with or otherwise known to Harbinger Capital, and that such new acquisition and business combination opportunities (and financing opportunities) would not be impeded — and likely will be enhanced — by the consummation of the Spectrum Brands Acquisition. The Committee considered in this regard that the acquisition of a controlling interest of Spectrum Brands was a compelling initial acquisition for HGI under its strategic plan, taking into account, among other things, SB Holdings’ position as a highly diversified consumer products company.

•	Opinion of the Committee’s Financial Advisor. The Committee considered Houlihan Lokey’s opinion, dated September 10, 2010, as to the fairness, from a financial point of view as of that date, to HGI, of the Exchange Ratio in the Exchange Agreement, and related financial analysis, as more fully described below under the caption “The Spectrum Brands Acquisition — Opinion of the Committee’s Financial Advisor.”

•	Form of Consideration. The Committee considered that the consideration to be paid by HGI involved only newly issued shares of common stock of HGI and not any cash payments, and accordingly HGI would not have to use, and would be able to maintain, its substantial cash reserve for operating expenses and additional acquisitions.

•	Familiarity with Russell Hobbs. The Committee considered that it had previously reviewed and analyzed a significant amount of information in connection with a possible acquisition by HGI of Russell Hobbs that the Harbinger Parties had presented to the Committee for its consideration prior to the eventual SB/RH Merger.

•	Listing on the NYSE. The Committee considered that the consummation of the Spectrum Brands Acquisition would materially reduce the prospects of HGI’s de-listing by the NYSE, an event that would likely negatively impact the per share price of HGI common stock and the liquidity of the market for HGI common stock for stockholders unaffiliated with the Harbinger Parties.

•	Ability to Consummate the Spectrum Brands Acquisition. The Committee considered that the Spectrum Brands Acquisition could be completed in a timely and orderly manner, in light of the scope of conditions to completion of the transaction.

•	Timing of the Spectrum Brands Acquisition. The Committee considered the timing of the Harbinger Parties’ offer to enter into the Exchange Agreement, and the relative risk that if HGI did not accept the Harbinger Parties’ offer with respect to the Spectrum Brands Acquisition, HGI may not have a comparably attractive opportunity in the future.

•	Agreement Terms. The Committee considered the following provisions of the Exchange Agreement and the related transaction agreements:

ο	the comfort afforded by representations and warranties made by the Harbinger Parties, both in respect of the shares of SB Holdings common stock to be contributed to HGI and also as to the reports of SB Holdings and Spectrum Brands filed with the SEC and the capital structure of SB Holdings;

ο	the closing condition in favor of HGI that the aggregate number of contributed shares of SB Holdings common stock shall constitute at least 52% of the outstanding shares of SB Holdings common stock calculated on a fully-diluted basis, which would deliver a controlling block, retain HGI’s exempt status under the Investment Company Act and permit consolidated financial reporting;

ο	the rights in favor of HGI following the Spectrum Brands Acquisition under the terms of the SB Holdings Stockholder Agreement (which provides, among other things, that subject to certain conditions, HGI will be able to control the nomination of a majority of the board of directors of SB Holdings) and SB Holdings Registration Rights Agreement (which provides that HGI will have registration rights as to its shares of SB Holdings common stock) to which HGI will become a party upon the consummation of the Spectrum Brands Acquisition;

ο	the indemnification provided by each of the Harbinger Parties for its potential breaches of the Exchange Agreement, as further described in “The Exchange Agreement — Indemnification”; and

ο	a 90-day lock-up letter to be executed by the Harbinger Parties pursuant to the Exchange Agreement, which is intended to mitigate downward pressure in the near term on the price of Spectrum Brands and HGI common stock that could otherwise negatively affect HGI stockholders unaffiliated with the Harbinger Parties.

The Committee also considered a variety of risks and other potentially negative factors concerning the Exchange Agreement and the Spectrum Brands Acquisition. These factors included:

•	Harbinger Parties’ Ownership.

ο	The fact that, at the date of the signing of the Exchange Agreement, the Harbinger Parties owned approximately 51.6% of HGI’s outstanding common stock and, following the Spectrum Brands Acquisition, the Harbinger Parties were expected to own 93.3% of HGI common stock (assuming that, prior to Closing, the Harbinger Parties do not purchase any additional shares of HGI common stock or elect to contribute additional shares of SB Holdings common stock to us).

ο	The fact that the Harbinger Parties’ ownership of HGI common stock could negatively impact the interest of third parties in making alternative proposals that would be more favorable for HGI’s stockholders (other than the Harbinger Parties) than the Spectrum Brands Acquisition.

ο	The fact that, upon the consummation of the Spectrum Brands Acquisition and subject to the provisions of HGI’s organizational documents, the Harbinger Parties will be able to effect a short-form merger and assume control of 100% of the outstanding shares of HGI stock.

ο	The fact that the increased ownership of HGI by the Harbinger Parties may negatively impact the price of the HGI common stock and the liquidity of the market for HGI common stock for stockholders unaffiliated with the Harbinger Parties, and the issuance of our common stock to the Harbinger Parties will cause a significant reduction in the relative percentage interest of the voting power of our current stockholders.

•	Fees; Expenses. The fact that the Spectrum Brands Acquisition will result in fees and expenses to HGI whether or not the Spectrum Brands Acquisition is completed. In addition, under the Exchange Agreement, HGI is required to reimburse fees and expenses (other than legal fees) incurred by SB Holdings or any of its subsidiaries in connection with the Exchange Agreement or the Spectrum Brands Acquisition (whether or not the Spectrum Brands Acquisition is completed) to the extent required to be paid under the SB Holdings Stockholder Agreement.

•	Not all of the Harbinger Parties’ Shares of SB Holdings Common Stock Are Being Contributed. The fact that, while the Harbinger Parties will contribute a number of shares of SB Holdings common stock representing at least 52% of the shares of SB Holdings stock outstanding on a fully-diluted basis, the Harbinger Parties may retain the balance of the shares of SB Holdings common stock they own. To the extent the Harbinger Parties retain SB Holdings common stock, HGI and its stockholders will not benefit from any increase in value from the success of Spectrum Brands. The Harbinger Parties have informed HGI they may hold the shares of SB Holdings common stock they are not contributing to HGI in a separate fund and the interests of the beneficial owners of this fund may be different from, or in conflict with, those of HGI and its stockholders.

•	Potential for Future Acquisitions of SB Holdings Common Stock by the Harbinger Parties. The fact that, according to the Harbinger Parties’ public filings with the SEC, the Harbinger Parties have previously acquired shares of SB Holdings common stock in the public market, and it is possible that Harbinger may make similar purchases in the future which would be for the benefit of Harbinger (in their capacity as stockholders of SB Holdings) and not HGI.

•	Conditions to the Spectrum Brands Acquisition. The fact that, while HGI expects the Spectrum Brands Acquisition to be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the Spectrum Brands Acquisition, including that there be no material adverse change in HGI or Spectrum Brands, will be satisfied such that the transaction will be consummated.

•	Other. The possibility that the Spectrum Brands Acquisition might not be completed in a timely manner or at all, as well certain other risks relating to the Spectrum Brands Acquisition described in the section captioned “Risk Factors.”

The Committee believes that sufficient safeguards were and are present to ensure the procedural fairness of the Spectrum Brands Acquisition and to permit the Committee to represent effectively the interests of HGI stockholders, other than the Harbinger Parties. These procedural safeguards include the following:

•	Arms’ Length Negotiations. The Committee engaged in arms’ length negotiations, with the assistance of independent legal and financial advisors, with representatives of the Harbinger Parties regarding the consideration and the other terms of the Spectrum Brands Acquisition and the Exchange Agreement, which the Committee believes resulted in the terms of the Exchange Agreement being more beneficial to HGI and its stockholders that are not affiliated with the Harbinger Parties than those originally proposed by the Harbinger Parties.

•	Committee Authority. The Committee had the exclusive authority to negotiate the terms of the Exchange Agreement on behalf of HGI, had no obligation to recommend the approval of the Exchange Agreement and had the power to reject the proposed Exchange Agreement on behalf of HGI.

•	Advisors. The Committee received the advice and assistance of WilmerHale, as legal advisor, and Houlihan Lokey, as financial advisor, each of which advisors the Committee determined had no relationships that would compromise their independence.

•	Interests of the Committee. The Committee is comprised of three independent HGI directors who are not affiliated with the Harbinger Parties or any of their affiliates and are not employees of HGI or any of its affiliates. Other than the receipt of HGI board and committee fees and reimbursement of expenses, which are not contingent upon the consummation of the Spectrum Brands Acquisition or the Committee’s recommendation of the Spectrum Brands Acquisition, and their indemnification and liability insurance rights under HGI’s organizational documents, members of the Committee do not have an interest in the Spectrum Brands Acquisition different from that of HGI stockholders generally, other than the Harbinger Parties. The committee fees totaled $121,500.

•	Amendment or Termination of the Exchange Agreement. Under the terms of the Exchange Agreement, the Committee may amend or terminate the Exchange Agreement, upon the occurrence of certain circumstances as more fully described under “The Exchange Agreement — Amendment, Assignment and Waiver.”

This discussion of the information and factors considered by the Committee in reaching its conclusions and recommendation includes a substantial portion of the material factors considered by the Committee, but is not intended to be exhaustive. In view of the wide variety of factors the Committee considered in evaluating the Exchange Agreement and the Spectrum Brands Acquisition and the complexity of these matters, the Committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to such factors. In addition, different members of the Committee may have given different weight to different factors.

Board of Directors

Our board of directors met on September 10, 2010 to consider the Exchange Agreement and the transactions contemplated thereby, including the Spectrum Brands Acquisition. Based in part on the Committee’s unanimous approval and recommendation and the other factors described below, the board, among other things, unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and all of our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. See “Background of the Spectrum Brands Acquisition — Consideration of the Spectrum Brands Acquisition.”

In determining that the Exchange Agreement and the share issuance to the Harbinger Parties are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), our board of directors considered:

•	the unanimous approval and recommendation of the Committee; and

•	the factors considered by the Committee as described in “The Spectrum Brands Acquisition — Approval of the Committee and the HGI Board of Directors; Reasons for the Spectrum Brands Acquisition — The Committee,” including the positive factors and potential benefits of the Exchange Agreement and the Spectrum Brands Acquisition, the risks and potentially negative factors relating to the Exchange Agreement and the Spectrum Brands Acquisition and the factors relating to procedural safeguards.

The foregoing discussion of the information and factors considered by our board of directors includes all of the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered by our board of directors in evaluating the Exchange Agreement and the transactions contemplated thereby, including the Spectrum Brands Acquisition, and the complexity of these matters, the directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to such factors. In addition, different members of the board may have given different weight to different factors.

Certain of our directors who are affiliated with Harbinger may have interests in the Spectrum Brands Acquisition that may be different from, or in addition to, your interest as our stockholder, including the interests of Mr. Falcone, our Chairman of the Board, Chief Executive Officer and President. See “The Spectrum Brands Acquisition — Interests of Certain HGI Stockholders, Directors and Officers in the Spectrum Brands Acquisition.”

Opinion of the Committee’s Financial Advisor

On September 10, 2010, Houlihan Lokey rendered an oral opinion to the Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 10, 2010), to the effect that, as of September 10, 2010, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Exchange Ratio provided for in the Spectrum Brands Acquisition pursuant to the Exchange Agreement was fair to HGI from a financial point of view.

Houlihan Lokey’s opinion was directed to the Committee and only addressed the fairness from a financial point of view to HGI of the Exchange Ratio and does not address any other aspect or implication of the Spectrum Brands Acquisition. The summary of Houlihan Lokey’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan

Lokey in preparing its opinion. We encourage our stockholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute, advice or a recommendation to the Committee or any stockholder as to how to act or vote with respect to the Spectrum Brands Acquisition or related matters.

In arriving at its opinion, Houlihan Lokey, among other things,

•	reviewed a draft dated September 9, 2010 of the Exchange Agreement;

•	reviewed the letter, dated August 13, 2010, from the Harbinger Parties to the Committee;

•	reviewed certain publicly available business and financial information relating to SB Holdings and HGI that Houlihan Lokey deemed to be relevant;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of HGI made available to Houlihan Lokey by us;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of SB Holdings made available to Houlihan Lokey by SB Holdings and HGI, including financial projections prepared by the management of SB Holdings relating to SB Holdings, as adjusted at the direction of the Committee and HGI’s management (the “SB Holdings Forecasts”);

•	reviewed a document prepared by Ernst & Young entitled “Survivor Analysis,” relating to the maximum available net operating loss carryforward usage under the limitations of Section 382 of the Code, which was provided to Houlihan Lokey by HGI’s management;

•	spoke with certain members of the management of SB Holdings and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of SB Holdings, the Spectrum Brands Acquisition and related matters;

•	spoke with certain members of HGI’s management and certain of HGI’s representatives and advisors regarding the businesses, operations and financial condition and prospects of HGI and SB Holdings, the Spectrum Brands Acquisition and related matters;

•	compared the financial and operating performance of SB Holdings with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to them, discussed with or reviewed by them, or publicly available, and did not assume any responsibility with respect to this data, material and other information. In addition, the Committee directed Houlihan Lokey to use the SB Holdings Forecasts for purposes of its analysis in connection with its opinion. With the Committee’s consent, Houlihan Lokey assumed that the SB Holdings Forecasts have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of HGI’s management as to the future financial results and condition of SB Holdings, and Houlihan Lokey expresses no opinion with respect to these SB Holdings Forecasts or any other budgets, projections or estimates, or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of HGI or SB Holdings since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or the opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Exchange Agreement and all other related documents and instruments that are referred to in the Exchange Agreement were true and correct, (b) each party to the Exchange Agreement and any related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Spectrum Brands Acquisition would be satisfied without waiver thereof, and (d) the Spectrum Brands Acquisition would be consummated in a timely manner in accordance with the terms described in the Exchange Agreement and any other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the Committee’s consent, that the Spectrum Brands Acquisition would be treated as a tax-free transaction. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Spectrum Brands Acquisition would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Spectrum Brands Acquisition would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of HGI or SB Holdings, or otherwise have an effect on HGI or SB Holdings or any expected benefits of the Spectrum Brands Acquisition that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also assumed, at the direction of HGI, that any adjustments to the Exchange Ratio pursuant to the Exchange Agreement will not in any way be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any material respect from the drafts of said documents reviewed by Houlihan Lokey or in any respect material to their opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of HGI, SB Holdings or any other party, nor was it provided with any such appraisal. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which HGI or SB Holdings is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which HGI or SB Holdings is or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, (a) negotiate the terms of the Spectrum Brands Acquisition, or (b) advise the Committee, HGI’s board of directors or any other party with respect to alternatives to the Spectrum Brands Acquisition. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of September 10, 2010. Houlihan Lokey has not, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of the opinion. Houlihan Lokey is not expressing any opinion as to what the value of HGI common stock or SB Holdings common stock actually will be when issued or contributed, as the case may be, pursuant to the Spectrum Brands Acquisition or the price or range of prices at which HGI common stock or the SB Holdings common stock may be purchased or sold at any time.

Houlihan Lokey’s opinion was furnished for the use and benefit of the Committee (solely in that capacity) in connection with its consideration of the Spectrum Brands Acquisition and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. The opinion was not intended to be, and does not constitute, a recommendation to the Committee, HGI’s board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the Spectrum Brands Acquisition.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, HGI’s board of directors, HGI, its stockholders or any other party to proceed with or effect the Spectrum Brands Acquisition, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Spectrum Brands Acquisition or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Spectrum Brands Acquisition to the holders of any class of securities, creditors or other constituencies of HGI, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Spectrum Brands Acquisition as compared to any alternative business strategies that might exist for HGI or any other party or the effect of any other transaction in which HGI or any other party might engage, (v) the fairness of any portion or aspect of the Spectrum Brands Acquisition to any one class or group of HGI’s or any other party’s security holders vis-à-vis any other class or group of HGI’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) the solvency, creditworthiness or fair value of HGI, SB Holdings or any other participant in the Spectrum Brands Acquisition, or any of their respective assets or whether or not HGI, any of the Harbinger Parties, any of their respective security holders or any other party is receiving or paying reasonably equivalent value in the Spectrum Brands Acquisition, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Spectrum Brands Acquisition, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations were or would be obtained from the appropriate professional sources. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of this nature.

In preparing its opinion for the Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of HGI, such as the impact of competition on the business of HGI and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of HGI or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to HGI or the proposed Spectrum Brands Acquisition and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in HGI’s and SB Holdings’ analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of HGI. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the Committee in connection with its consideration of the proposed Spectrum Brands Acquisition and was only one of many factors considered by the Committee in evaluating the proposed Spectrum Brands Acquisition. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Exchange Ratio or of the views of the Committee or HGI’s management with respect to the Spectrum Brands Acquisition or the Exchange Ratio. The type and amount of consideration payable in the Spectrum Brands Acquisition were determined through negotiation between HGI and SB Holdings, and the decision to enter into the Spectrum Brands Acquisition was solely that of the Committee.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the Committee in connection with Houlihan Lokey’s opinion rendered on September 10, 2010. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	Enterprise Value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date; and

•	Earnings before interest, taxes, depreciation, and amortization adjusted for certain non-recurring items, or adjusted EBITDA.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of HGI common stock and the common stock of the selected companies listed below as of September 8, 2010, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates of adjusted EBITDA for SB Holdings were based on the SB Holdings Forecasts. Estimates of adjusted EBITDA for the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

At HGI’s direction, Houlihan Lokey assumed for purposes of its analyses and opinion that (i) the number of shares of SB Holdings common stock to be transferred by the Harbinger Parties to HGI pursuant to the Spectrum Brands Acquisition equals 54.4% of the outstanding SB Holdings common stock on a fully diluted basis and (ii) the number of shares of HGI common stock to be issued to the Harbinger Parties pursuant to the Exchange Agreement equals 86.1% of the outstanding HGI common stock on a fully diluted basis following consummation of the Spectrum Brands Acquisition.

HGI Balance Sheet Analysis. Houlihan Lokey conducted a balance sheet-based analysis of HGI in order to develop a range of implied per share equity values for HGI. This analysis reflected various assumptions regarding the estimated percent of HGI’s assets’ book value that would be recoverable in a liquidation/sale scenario, and estimated professional fees that would be incurred by us in a liquidation scenario. Additionally, this analysis considered advisory fees owed by HGI to a strategic advisor, potential contingent liabilities of HGI, and estimated net operating loss carry forward benefits realizable by HGI, in each case as estimated by

HGI’s management. The analysis indicated an implied per share equity value reference range of $6.53 to $7.20 for HGI common stock (the “HGI Reference Range”).

Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value based on certain financial data for SB Holdings and the following comparable companies:

•	Central Garden & Pet Company

•	Church & Dwight Company

•	The Clorox Company

•	De’ Longhi S.p.A.

•	Energizer Holdings, Inc.

•	Helen of Troy Limited

•	Jarden Corporation

•	SEB S.A.

•	The Scotts Miracle-Gro Company

The calculated multiples included:

•	Enterprise value as a multiple of adjusted EBITDA for the most recently completed twelve months for which financial information has been made public, or LTM Adjusted EBITDA;

•	Enterprise value as a multiple of adjusted EBITDA for the next fiscal year for which financial information has not been made public, or NFY Adjusted EBITDA; and

•	Enterprise value as a multiple of adjusted EBITDA for the fiscal year following NFY, or NFY+1 Adjusted EBITDA.

Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to adjusted EBITDA for SB Holdings for the year ended July 4, 2010 and estimated adjusted EBITDA for SB Holdings for the years ended September 30, 2010 and 2011, as applicable:

	Selected Multiple Range
Multiple Description	Low		High

Enterprise Value as a multiple of:
LTM Adjusted EBITDA	7.0	x	7.5	x
NFY Adjusted EBITDA	7.0	x	7.5	x
NFY+1 Adjusted EBITDA	6.5	x	7.0	x

The selected companies analysis indicated the following implied per share equity value reference ranges for shares of SB Holdings common stock:

	Implied SB Holdings Per Share
	Equity Value Reference Range
Multiple Description	Low	High

Enterprise Value as a multiple of:
LTM Adjusted EBITDA	$28.25	$32.60
NFY Adjusted EBITDA	$25.00	$29.11
NFY+1 Adjusted EBITDA	$24.81	$29.22

Based on the calculations reflected in the table above and the HGI Reference Range, Houlihan Lokey then calculated the following implied ranges of exchange ratios of HGI common stock to SB Holdings common stock:

	Implied Exchange Ratio
Multiple Description	Low (1)		High (1)

Enterprise Value as a multiple of:
LTM Adjusted EBITDA	3.93	x	4.99x
NFY Adjusted EBITDA	3.47	x	4.46x
NFY+1 Adjusted EBITDA	3.45	x	4.47x

(1) For purposes of calculating the ranges of exchange ratios, with respect to each multiple, (a) the low end of the range was calculated using the lowest implied SB Holdings common stock per share value divided by the highest implied per share value in the HGI Reference Range, and (b) the high end of the range was calculated using the highest implied SB Holdings common stock per share value divided by the lowest implied per share value in the HGI Reference Range.

Houlihan Lokey noted that the Exchange Ratio provided for in the Spectrum Brands Acquisition was within each of the three ranges set forth in the table above.

Selected Transactions Analysis. Houlihan Lokey calculated multiples of enterprise value based on the estimated purchase prices paid in the following selected publicly announced transactions that have closed as of September 8, 2010:

Announced	Aquiror	Target

2/9/2010	Spectrum Brands, Inc. (nka: Spectrum Brands Holdings, Inc.)	Russell Hobbs, Inc.
12/16/2009	Jarden Corporation	MAPA Spontex, Inc.
12/11/2009	The Procter & Gamble Company	Sara Lee Corporation, Ambi Pur Business
11/2/2009	The Stanley Works	Black & Decker Corp.
6/1/2009	The Procter & Gamble Company	The Art of Shaving, LLC
5/25/2009	Koninklijke Philips Electronics NV	Saeco International Group S.p.A.
5/11/2009	Energizer Holdings, Inc.	S.C. Johnson & Son, Inc. (Edge and Skintimate Shave Preparation Business)
10/8/2008	Morita Holdings Corporation	Miyata Industry Co., Ltd.
6/11/2008	Gorenje gospodinjski aparati, d.d.	ATAG Europe B.V.
4/1/2008	Russ Berrie & Co., Inc.	LaJobi, Inc.
3/17/2008	Husqvarna AB	Jenn Feng Industrial Co., Ltd. (Lawn, Garden and Power Equipment Divisions)

The calculated multiples included enterprise value as a multiple of the most recent twelve month period prior to the announcement of the transaction, or LTM Adjusted EBITDA.

Houlihan Lokey applied the following selected multiple range derived from the selected transactions to adjusted EBITDA for SB Holdings for the year ended July 4, 2010:

	Selected Multiple Range
Multiple Description	Low		High

Enterprise Value as a multiple of:
LTM Adjusted EBITDA	8.5	x	9.0x

The selected transactions analysis indicated the following implied per share equity value reference range for shares of SB Holdings common stock:

	Implied SB Holdings Per Share
	Equity Value Reference Range
Multiple Description	Low	High

Enterprise Value as a multiple of:
LTM Adjusted EBITDA	$41.19	$45.53

Based on the calculations reflected in the table above and the HGI Reference Range, Houlihan Lokey then calculated the following implied range of exchange ratios of HGI common stock to SB Holdings common stock:

	Implied Exchange Ratio
Multiple Description	Low (1)		High (1)

Enterprise Value as a multiple of:
LTM Adjusted EBITDA	5.72	x	6.97x

(1) For purposes of calculating the range of exchange ratios (a) the low end of the range was calculated using the lowest implied SB Holdings common stock per share value divided by the highest implied per share value in the HGI Reference Range and (b) the high end of the range was calculated using the highest implied SB Holdings common stock per share value divided by the lowest implied per share value in the HGI Reference Range.

Houlihan Lokey noted that the Exchange Ratio provided for in the Spectrum Brands Acquisition was below the range set forth in the table above.

Discounted Cash Flow Analysis. Houlihan Lokey also calculated the net present value of SB Holdings’ unlevered, after-tax cash flows based on the SB Holdings Forecasts. In performing this analysis, Houlihan Lokey used discount rates ranging from 8.0% to 10.0% taking into account SB Holdings’ estimated weighted average cost of capital, and terminal value multiples ranging from 7.0x to 8.0x. The discounted cash flow analysis indicated an implied per share equity value reference range for shares of SB Holdings common stock of $32.90 to $44.86. Based on the foregoing and the HGI Reference Range, Houlihan Lokey then calculated the following implied range of exchange ratios of HGI common stock to SB Holdings common stock:

Implied Exchange Ratio
Low (1)	High (1)

4.57x	6.87x

(1) For purposes of calculating the range of exchange ratios (a) the low end of the range was calculated using the lowest implied SB Holdings common stock per share value divided by the highest implied per share value in the HGI Reference Range and (b) the high end of the range was calculated using the highest implied SB Holdings common stock per share value divided by the lowest implied per share value in the HGI Reference Range.

Houlihan Lokey noted that the Exchange Ratio provided for in the Spectrum Brands Acquisition was below the range set forth in the table above.

Houlihan Lokey was engaged by the Committee to provide an opinion to the committee as to whether, as of September 10, 2010, the Exchange Ratio provided for in the Spectrum Brands Acquisition pursuant to the Exchange Agreement was fair to HGI from a financial point of view. The special committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to Houlihan Lokey’s engagement letter, HGI will pay Houlihan Lokey a customary fee for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and another portion of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the Spectrum Brands Acquisition. Houlihan Lokey has also assisted the Committee and HGI with their review of certain tax and accounting materials related to the Spectrum Brands Acquisition and will receive a fee for such services. HGI has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, HGI or SB Holdings or any other party that may be involved in the Spectrum Brands Acquisition and their respective affiliates or any currency or commodity that may be involved in the Spectrum Brands Acquisition. ORIX Finance Corp., an affiliate of Houlihan Lokey, is a holder of a portion of SB Holdings’ U.S. $750 million term loan due June 16, 2016.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to HGI, SB Holdings, the Harbinger Parties, and Harbinger Capital, an affiliate of HGI, SB Holdings and the Harbinger Parties, and/or certain of their respective affiliates and/or portfolio companies, for which Houlihan Lokey and these affiliates have received, and may receive, compensation, including, among other things, (a) having been engaged by the Committee to assist the committee and HGI in connection with their prior review of certain tax and accounting materials in connection with the potential acquisition of Russell Hobbs, which is currently a wholly-owned subsidiary of SB Holdings, (b) having acted as financial advisor to Master Fund and Special Situations Fund in connection with a restructuring transaction involving Finlay Enterprises, Inc., which transaction closed in 2008, (c) having acted as financial advisor to Master Fund and Special Situations Fund in connection with the liquidation of Friedman’s, Inc., which liquidation was completed in 2008, and (d) having rendered restructuring, valuation and other financial advice to Salton (currently known as Russell Hobbs) and Applica prior to, in connection with, and after the acquisition of Salton by Harbinger Capital, and the merger of Applica and Salton, which transactions were consummated in 2007. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to HGI, the Harbinger Parties, Harbinger Capital, SB Holdings, other participants in the Spectrum Brands Acquisition and/or certain of HGI’s and their respective affiliates and/or portfolio companies in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of HGI’s and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Harbinger Capital, other participants in the Spectrum Brands Acquisition or certain of their respective affiliates, and in portfolio companies of the Harbinger Parties and affiliates thereof, and may have co-invested with the Harbinger Parties, other participants in the Spectrum Brands Acquisition or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, HGI, the Harbinger Parties, Harbinger Capital, SB Holdings, other participants in the Spectrum Brands Acquisition or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

HGI Stockholder Vote Required

Approval of the issuance of our common stock pursuant to the Exchange Agreement requires the affirmative votes of the holders of a majority of our outstanding common stock entitled to vote thereon (including the shares held by the Harbinger Parties). On September 10, 2010, the Harbinger Parties approved the issuance of our common stock pursuant to the Exchange Agreement by written consent without a meeting.

Interests of Certain HGI Stockholders, Directors and Officers in the Spectrum Brands Acquisition

In reviewing this information statement and considering that the Harbinger Parties have approved by written consent the issuance of our common stock pursuant to the Exchange Agreement, our stockholders should be aware that the Harbinger Parties and certain of our directors and officers who are affiliated with Harbinger have interests in the Spectrum Brands Acquisition that may differ from, or be in addition to, the interests of our other stockholders. These interests create a potential conflict of interest. Our board of directors and the Committee were aware of these potential conflicts of interest during their deliberations on the merits of the Spectrum Brands Acquisition and in making its decision to approve the Exchange Agreement and the transactions contemplated thereby.

Security Ownership of Our Common Stock and Interests of Our Management in the Spectrum Brands Acquisition

Except as set forth herein, none of our directors or officers own shares of our common stock or have been granted equity-based incentive awards. Robert V. Leffler, Jr., a member of our board of directors, holds 8,000 vested options issued under our 1996 Long-Term Incentive Plan (our “1996 LTIP”) that are exercisable for shares of our common stock. In addition, Francis T. McCarron, our Executive Vice President and Chief Financial Officer, holds options issued under our 1996 LTIP to purchase 125,000 shares of our common stock. These options vest in three substantially equal annual installments, subject to Mr. McCarron’s continued employment with us on each annual vesting date, and have an exercise price equal to the fair market value of a share of common stock on the date of grant. The options outstanding under our 1996 LTIP will not be adjusted or otherwise changed as a result of the Spectrum Brands Acquisition. None of our directors or officers will be granted any shares of our common stock or equity-based incentive awards in connection with the Spectrum Brands Acquisition.

Mr. Falcone, our Chairman of the Board, President and Chief Executive Officer, is the managing member of Harbinger Holdings, LLC which is the managing member of Harbinger Capital, and is the portfolio manager of each of the Harbinger Parties. As a result, as of September 10, 2010, Mr. Falcone may be deemed to be an indirect beneficial owner of our common stock held by the Harbinger Parties, constituting approximately 51.6% of our outstanding common stock on that date, and has shared voting and dispositive power over such shares. Mr. Falcone has disclaimed beneficial ownership of these shares, except with respect to his pecuniary interest therein. As a result of the Spectrum Brands Acquisition, Mr. Falcone may be deemed to be an indirect beneficial owner of the additional shares of our common stock issued to the Harbinger Parties under the Exchange Agreement. Mr. Falcone and the Harbinger Parties have interests that may differ from and/or are in addition to those of our other stockholders due to the Harbinger Parties’ 51.6% ownership of our company and 67.1% ownership of SB Holdings. As a result of the Spectrum Brands Acquisition, Harbinger’s ownership of SB Holdings will be reduced to 12.7% of the outstanding SB Holdings common stock, and they will increase their ownership of our company from approximately 51.6% to approximately 93.3%. For a more detailed discussion of the Harbinger Parties’ interests in the Spectrum Brands Acquisition, see the section captioned “— The Harbinger Parties” below.

Additionally, Lawrence M. Clark, Jr., a Managing Director and Director of Investments of Harbinger, Peter A. Jenson, a Managing Director and the Chief Operating Officer of Harbinger, and Keith M. Hladek, a director of our subsidiary, Zap.Com, and the Chief Financial Officer of Harbinger, each of whom is a member of our board of directors, may have an indirect interest in the Spectrum Brands Acquisition as a result of their positions with Harbinger.

Except to the extent Mr. Falcone may be deemed to be an indirect beneficial owner of the shares of our common stock owned by the Harbinger Parties and to be issued to the Harbinger Parties pursuant to the Exchange Agreement and Messrs. Clark’s, Jenson’s and Hladek’s indirect interests in such shares, if any, as described herein, our directors and officers do not have any material interests in the Spectrum Brands Acquisition.

Treatment of Options and Other Awards

One director and one officer of our company hold options under our 1996 LTIP. Our board of directors reviewed whether the Spectrum Brands Acquisition would require any adjustments or other changes to awards made under the 1996 LTIP pursuant to the accompanying stock award agreements as a result of the Spectrum Brands Acquisition, and concluded that the Spectrum Brands Acquisition will not require adjustments or other changes to such awards.

Mr. McCarron’s Employment Agreement

Mr. McCarron is the only executive officer of HGI who has an employment agreement with us. Our board of directors reviewed the terms of Mr. McCarron’s employment agreement and concluded that the Spectrum Brands Acquisition does not affect Mr. McCarron’s rights under his employment agreement.

Management of HGI and SB Holdings Following the Spectrum Brands Acquisition

The persons serving as HGI’s or SB Holdings’ executive officers and directors will continue to serve in their respective positions with HGI or SB Holdings after the Spectrum Brands Acquisition.

The Harbinger Parties

The Harbinger Parties currently own approximately 51.6% of our outstanding common stock and approximately 67.1% of the outstanding SB Holdings common stock. As a result of their common stock ownership in the two companies subject to the exchange, the Harbinger Parties have interests that may differ from, and/or are in addition to, those of our other stockholders. After giving effect to the Spectrum Brands Acquisition, Harbinger’s ownership of SB Holdings will be reduced to 12.7% of the outstanding SB Holdings common stock, and the Harbinger Parties will increase their ownership of our company from approximately 51.6% to approximately 93.3%.

In connection with the Exchange Agreement, we entered into the HGI Registration Rights Agreement with the Harbinger Parties which will become effective upon the consummation of the Spectrum Brands Acquisition. Pursuant to the HGI Registration Rights Agreement we will, among other things and subject to the terms and conditions set forth in the agreement, provide the Harbinger Parties with certain demand and piggyback registration rights for the shares of our common stock held by them, including those issued to them pursuant to the Exchange Agreement. See “Ancillary Agreements Entered into in Connection with the Spectrum Brands Acquisition — HGI Registration Rights Agreement”.

In addition, in connection with the Spectrum Brands Acquisition, we will become a party to the existing SB Holdings Stockholder Agreement and the SB Holdings Registration Rights Agreement. Pursuant to the SB Holdings Stockholder Agreement, the parties agree that, among other things and subject to the terms and conditions set forth therein, (i) SB Holdings will maintain appropriate committees of its board of directors in accordance with the NYSE rules, (ii) for so long as we and our affiliates (including the Harbinger Parties) own 40% or more of the outstanding SB Holdings’ voting securities, we will vote our shares of SB Holdings common stock to effect the structure of SB Holdings’ board of directors described in the SB Holdings Stockholder Agreement and to ensure that SB Holdings’ Chief Executive Officer is elected to its board of directors, (iii) subject to certain exceptions, we will not effect any transfer of SB Holdings’ equity securities to any person that would result in such person and its affiliates owning 40% or more of SB Holdings’ outstanding voting securities, and (iv) before June 16, 2011, we will not (and we will not permit any of our affiliates to) make any public announcement with respect to, or submit a proposal for, or offer in respect of, or participate in, a going-private transaction of SB Holdings unless such action is specifically requested in writing by the board of directors of SB Holdings with the approval of a majority of the members of the Special Nominating Committee of SB Holdings. Pursuant to the SB Holdings Registration Rights Agreement, we will, among other things and subject to the terms and conditions set forth therein, have certain demand and so-called “piggy back” registration rights with respect our shares of SB Holdings common stock. See “Ancillary Agreements Entered into in Connection with the Spectrum Brands Acquisition — SB Holdings Stockholder Agreement,” and “— SB Holdings Registration Rights Agreement”.

Plans for HGI and SB Holdings After the Spectrum Brands Acquisition

HGI — Following the consummation of the Spectrum Brands Acquisition, we will own approximately 54.4% of the outstanding SB Holdings common stock and will continue with our principal strategy of identifying and evaluating other business combinations or acquisitions, and we expect to become a diversified holding company with interests in a variety of industries and market sectors. We anticipate that our affiliation with Harbinger will continue to give us access to other acquisition or business combination opportunities, which may include businesses which are controlled by, affiliated with or otherwise known to Harbinger. We may review acquisition and business combination proposals, including those known to Harbinger, those presented by third parties and those sought out by us. At any time, we may be engaged in ongoing discussions with respect to possible acquisitions or business combinations of widely varying sizes and in disparate industries. There can be no assurance that any of these discussions will result in a definitive agreement and if they do, what the terms or timing of any agreement would be.

As of the date of this information statement, except as disclosed herein, we have not entered into any definitive agreement with respect to any other potential acquisition or business combination.

SB Holdings — Following the consummation of the Spectrum Brands Acquisition, (i) we will own approximately 54.4% of the outstanding SB Holdings common stock, (ii) SB Holdings will become our majority-owned subsidiary and its results will be consolidated with our results in our financial statements, (iii) the persons serving as SB Holdings’ executive officers and directors will continue to serve in their same respective positions with SB Holdings, (iv) Harbinger will continue to own directly approximately 12.7% of the outstanding SB Holdings common stock and (v) the remaining 32.9% of the outstanding SB Holdings common stock will continue to be owned by the stockholders of SB Holdings who are not affiliated with Harbinger. The SB Holdings common stock will continue to be traded on the NYSE under the symbol “SPB”.

Ownership of HGI and SB Holdings After the Spectrum Brands Acquisition

Following the Spectrum Brands Acquisition, (i) we will own approximately 54.4% of the outstanding SB Holdings common stock, or 54.1% on a fully diluted basis, and (ii) the Harbinger Parties will own approximately 93.3% of our outstanding common stock and Harbinger will own directly approximately 12.7% of the outstanding SB Holdings common stock.

If the Harbinger Parties elect to contribute to us all of the SB Holdings common stock held by them at September 10, 2010, at the closing of the Spectrum Brands Acquisition they will own, in the aggregate, approximately 94.4% of our outstanding common stock.

Effects on HGI if the Spectrum Brands Acquisition is Not Consummated

If the Spectrum Brands Acquisition is not consummated for any reason, the Harbinger Parties will not receive any shares of our common stock pursuant to the Exchange Agreement and we will not receive the SB Holdings Contributed Shares. Instead, SB Holdings will remain a majority controlled independent public company and its common stock will continue to be listed on the NYSE.

On August 3, 2010, we received notification from the NYSE that we are not in compliance with the NYSE’s listing requirements because we currently have no primary operations and substantially all of our assets are held in cash, cash equivalents and U.S. government securities. As permitted by the NYSE procedures, on August 3, 2010 we submitted our plan of compliance (the “Plan”) to the NYSE to formalize our initiatives and objectives in achieving a return to compliance no later than May 12, 2011, the last date of the period granted by the NYSE to cure our non-compliance. Our Plan has been accepted by the NYSE, and we will be subject to ongoing monitoring to ensure our sustained progress with respect to Plan goals. Our common stock will continue to be listed and traded on the NYSE, subject to our compliance with our Plan and other NYSE continued listing standards. In the Plan we indicated, among other things, that we are committed to identifying appropriate acquisition opportunities and completing one or more business acquisitions in the near term. We advised the NYSE of specific steps we had taken, including current and future acquisition activities, and we advised the NYSE of our preliminary discussions concerning an acquisition of a majority interest in SB Holdings. If we are not in compliance with the continued listing standards by May 12, 2011, or if we do not make progress toward achieving compliance consistent with our Plan during this period, the NYSE will initiate delisting proceedings.

No Changes to the Rights of Our Stockholders

Upon the consummation of the Spectrum Brands Acquisition, there will not be any changes to your rights as a stockholder of our company.

No Dissenters’ Rights of Appraisal

Our stockholders are not entitled to dissenters’ rights or to demand appraisal of, or to receive payment for, their shares of our common stock under the DGCL in connection with the Spectrum Brands Acquisition.

Regulatory Approvals Required for the Spectrum Brands Acquisition

Consummation of the Spectrum Brands Acquisition is subject to prior receipt of those approvals and consents required to be obtained from applicable governmental and regulatory authorities, including under the HSR Act. We and the Harbinger Parties have agreed to cooperate and use all reasonable best efforts to obtain, or cause our and their applicable affiliates to obtain, all permits, consents, approvals and authorizations from any governmental or regulatory authority necessary to consummate the Spectrum Brands Acquisition as promptly as practicable.

We and the Harbinger Parties [have filed notifications of the Spectrum Brands Acquisition under the provisions of the HSR Act with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission on [  ], 2010. The applicable waiting period under the HSR Act expired at 11:59 p.m. (Eastern Time) on [     ], 2010.]

Except for the HSR Act, we and the Harbinger Parties are not aware of any other governmental approvals that are required for the Spectrum Brands Acquisition to become effective other than filings with the NYSE regarding the listing on the NYSE of our shares of common stock to be issued to the Harbinger Parties under the Exchange Agreement and filing of this information statement with the SEC. We and the Harbinger Parties intend to seek any other approvals required to consummate the Spectrum Brands Acquisition. There can be no assurance, however, that any such approvals will be obtained.

Accounting Treatment

The Harbinger Parties (or “Parent”) hold the controlling financial interests in both HGI and SB Holdings. As a result, the Spectrum Brands Acquisition will be considered a transaction between entities under common control under ASC Topic 805 — “Business Combinations”, and should be accounted for similar to the pooling of interest method. In accordance with the guidance in ASC Topic 805, the assets and liabilities transferred between entities under common control should be recorded by the receiving entity based on their carrying amounts (or at the historical cost basis of the Parent, if these amounts differ). Although HGI is the issuer of shares in the Spectrum Brands Acquisition, during the historical periods presented SB Holdings was an operating business and HGI was not. Therefore, SB Holdings will be reflected as the predecessor and receiving entity in HGI’s financial statements to provide a more meaningful presentation of the transaction to HGI’s stockholders. SB Holdings, as the predecessor and under common ownership of the Parent, would record HGI assets and liabilities at the Parents’ basis as of the date that common control was first established (June 16, 2010). SB Holdings was formed and acquired 100% of both Russell Hobbs and Spectrum Brands in exchange for issuing a 65% controlling financial interest to the Harbinger Parties and a 35% non-controlling financial interest to other stockholders (other than the Harbinger Parties) in the SB/RH Merger. As Spectrum Brands was the accounting acquirer in the SB/RH Merger, the financial statements of Spectrum Brands will be included as the predecessor entity for periods preceding the SB/RH Merger.

To effect the Spectrum Brands Acquisition, HGI will issue our common stock to the Parent in exchange for the controlling financial interest in SB Holdings. After this issuance of shares, the Parent is expected to own more than 90% of our outstanding common stock.

Material United States Federal Income Tax Consequences

This discussion is based on the Code and on Treasury regulations, administrative rulings and court decisions in effect as of the date of this information statement, all of which may change at any time, possibly with retroactive effect. This discussion summarizes the material United States federal income tax consequences of the share exchange that are generally applicable to our stockholders solely as a result of our stockholders’ ownership of our common stock. Neither estate and gift nor foreign, state or local tax considerations are addressed. Furthermore, this discussion does not address all United States federal income tax issues that may be important to our stockholders. This discussion does not address the tax consequences of other transactions effectuated prior to or after the Spectrum Brands Acquisition, whether or not such transactions are in connection with the Spectrum Brands Acquisition. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are subject to special tax rules.

We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

Assuming that the Harbinger Parties will own at least 80% of our common stock, the Spectrum Brands Acquisition should qualify for tax-free treatment under Section 351 of the Code. As a result, our tax basis in the SB Holdings common stock contributed to us should be equal to the tax basis that the Harbinger Parties had in such SB Holdings common stock immediately prior to the Spectrum Brands Acquisition.

For our stockholders other than the Harbinger Parties, the Spectrum Brands Acquisition will not have any federal income tax consequences and their tax basis and holding period for our common stock will not be affected.

Fees and Expenses

We expect we will incur an aggregate of approximately $[  ] million in expenses in connection with the Spectrum Brands Acquisition, including financial, legal, accounting and tax advisory fees and printing and mailing expenses associated with this information statement. Whether or not the Spectrum Brands Acquisition is consummated, all costs and expenses incurred in connection with the Exchange Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except as otherwise specifically provided in the Exchange Agreement. The Exchange Agreement provides, among other things, that HGI will reimburse fees and expenses (other than legal fees) incurred by SB Holdings or any of its subsidiaries in connection with the Exchange Agreement or the Spectrum Brands Acquisition (whether or not the Spectrum Brands Acquisition is completed) to the extent required to be paid under the SB Holdings Stockholder Agreement.

Closing Date of the Spectrum Brands Acquisition

We expect to consummate the Spectrum Brands Acquisition on              , 2010, which date is 20 calendar days after we first mail this information statement to our stockholders, or as soon as practicable thereafter, subject to obtaining all regulatory approvals and satisfaction or waiver of the closing conditions set forth in the Exchange Agreement.

Ancillary Agreements Entered into in Connection with the Spectrum Brands Acquisition

For a discussion summarizing the material provisions of the HGI Registration Rights Agreement, the SB Holdings Stockholder Agreement and the SB Holdings Registration Rights Agreement, see the sections captioned “Ancillary Agreements Entered into in Connection with the Spectrum Brands Acquisition — HGI

Registration Rights Agreement”,“ — SB Holdings Stockholder Agreement”, and “— SB Holdings Registration Rights Agreement”, beginning on page 77.

Federal Securities Laws Consequences

The shares of our common stock to be issued to the Harbinger Parties pursuant to the Exchange Agreement and the SB Holdings Contributed Shares to be contributed to us will not be registered under the Securities Act. These shares will be restricted securities under the Securities Act. We may not be able to sell the SB Holdings Contributed Shares and the Harbinger Parties may not sell their shares of our common stock acquired under the Exchange Agreement, except pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those shares, (ii) Rule 144 under the Securities Act, which requires a specified holding period and limits the manner and volume of sales, or (iii) any other applicable exemption under the Securities Act.

In connection with the Exchange Agreement, we and the Harbinger Parties will enter into the HGI Registration Rights Agreement pursuant to which, after the consummation of the Spectrum Brands Acquisition, the Harbinger Parties will have certain demand and so-called “piggy back” registration rights with respect their shares of our common stock. See “Ancillary Agreements Entered into in Connection with the Spectrum Brands Acquisition — HGI Registration Rights Agreement” beginning on page 77.

Upon the consummation of the Spectrum Brands Acquisition, we will become a party to the SB Holdings Registration Rights Agreement. Pursuant to the SB Holdings Registration Rights Agreement, we will have certain demand and so-called “piggy back” registration rights with respect the SB Holdings Contributed Shares. See “Ancillary Agreements Entered into in Connection with the Spectrum Brands Acquisition — SB Holdings Registration Rights Agreement” beginning on page 81.

This information statement does not cover any resale of shares of our common stock to be received by the Harbinger Parties or the SB Holdings Contributed Shares to be contributed to us by the Harbinger Parties upon consummation of the Spectrum Brands Acquisition, and no person is authorized to make any use of this document in connection with any resale.

THE EXCHANGE AGREEMENT

The following discussion summarizes the material provisions of the Exchange Agreement, a copy of which is attached as Annex A to this information statement and is incorporated by reference into this document. The rights and obligations of the parties to the Exchange Agreement are governed by the express terms and conditions of the Exchange Agreement and not by this summary or any other information contained in this information statement. We urge you to read the Exchange Agreement carefully in its entirety, as well as this information statement.

General

On September 10, 2010, we and the Harbinger Parties entered into the Exchange Agreement pursuant to which the Harbinger Parties will contribute to us the SB Holdings Contributed Shares, representing approximately 54.4% of the outstanding SB Holdings common stock as of that date, in consideration of our issuance to the Harbinger Parties of an aggregate of 119,909,830 newly issued shares of our common stock. At September 10, 2010, we had 19,286,290 shares of our common stock issued and outstanding. After giving effect to the Spectrum Brands Acquisition, the Harbinger Parties will own 93.3% of our outstanding common stock and Harbinger will directly own approximately 12.7% of the outstanding SB Holdings common stock.

As part of the delegation by our board of directors to the Committee of the power and authority of our board to evaluate and negotiate the Spectrum Brands Acquisition and the Exchange Agreement, any decisions by us with respect to amendment or termination of the Exchange Agreement will be made by the Committee.

The Closing

The consummation of the Spectrum Brands Acquisition (the “Closing”) will occur at a closing on a date (the “Closing Date”) to be specified by the parties to the Exchange Agreement not later than the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the closing conditions set forth in the Exchange Agreement, other than those conditions to be satisfied at the consummation of the Spectrum Brands Acquisition, which must be satisfied or (to the extent permitted by applicable law) waived at such time.

Number of Shares of Our Common Stock to be Issued to the Harbinger Parties Pursuant to the Exchange Agreement

At the Closing, the Harbinger Parties will contribute to us the SB Holdings Contributed Shares and in exchange for such contribution we will issue to the Harbinger Parties 119,909,830 newly issued shares of our common stock. The exchange ratio of 4.32 to 1.00 was based on the volume weighted average price of our common stock ($6.33) and SB Holdings common stock ($27.36) on the NYSE for the 30 trading days from and including July 2, 2010 to and including August 13, 2010, the day we received the Harbinger Parties’ proposal for the Spectrum Brands Acquisition.

The Exchange Agreement permits the Harbinger Parties to contribute additional shares of SB Holdings common stock to us at the Closing at the same exchange ratio of 4.32 to 1.00. If the Harbinger Parties elect to contribute to us all of the SB Holdings common stock held by them at September 10, 2010, at the Closing we would issue an aggregate of 147,989,830 shares of our common stock to them. Unless we state otherwise, the information in this information statement assumes that the Harbinger Parties do not elect to contribute any additional SB Holdings common stock to us.

Approval of the Exchange Agreement

On September 10, 2010, the Committee unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders

(other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our board of directors approve the Exchange Agreement and the Spectrum Brands Acquisition and our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. On September 10, 2010, our board of directors (based in part on the unanimous approval and recommendation of the Committee) unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition are advisable to, and in the best interests of, our company and our stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that our stockholders approve the issuance of our common stock pursuant to the Exchange Agreement. On September 10, 2010, the Harbinger Parties, which collectively held approximately 51.6% of our outstanding common stock on that date, executed a written consent to approve the issuance of our common stock pursuant to the Exchange Agreement. See “The Spectrum Brands Acquisition — Background of the Spectrum Brands Acquisition — Consideration of the Spectrum Brands Acquisition.”

Exchange of Shares of Our Common Stock for SB Holdings Common Stock

On the Closing Date, the Harbinger Parties will cease to have any rights with respect to the SB Holdings Contributed Shares, except for the right to receive the shares of our common stock pursuant to the Exchange Agreement. We will be entitled to receive the net proceeds after taxes of any dividends or other distributions and pre-emptive rights, rights offerings or other similar rights, on the SB Holdings Contributed Shares arising after the date we entered into the Exchange Agreement.

Representations and Warranties

The Exchange Agreement contains customary public company representations and warranties made by us to the Harbinger Parties and each of the Harbinger Parties to us. Our representations and warranties are qualified by, among other things, the information included in reports, registration statements, certifications and information and proxy statements required to be filed or furnished by us with the SEC since December 31, 2009. The assertions embodied in the representations and warranties were made solely for purposes of the Exchange Agreement and may be subject to important qualifications and limitations agreed to by the parties to the Exchange Agreement in connection with negotiating its terms. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to our stockholders, may have been used for the purpose of allocating risk between us and each of the Harbinger Parties rather than establishing matters of fact, may be qualified by the breach of such representations and warranties not having and not reasonably likely to have a material adverse effect on such party’s ability to consummate the Spectrum Brands Acquisition and may be qualified by reference to the information included in each party’s disclosure schedules accompanying the Exchange Agreement. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Pursuant to the Exchange Agreement, we and each of the Harbinger Parties each made representations and warranties relating to, among other things:

•	the power and authority to execute, deliver, and perform its obligations under the Exchange Agreement;

•	required approvals, filings, third-party and governmental consents and absence of conflicts relating to, the execution, delivery and performance of the obligations under, the Exchange Agreement;

•	compliance with applicable law;

•	the accuracy of information supplied by each party specifically for inclusion in this information statement and, with respect to the information supplied in respect of SB Holdings, to the knowledge of each of the Harbinger Parties;

•	standard accredited investor and acquisition for own account representations;

•	the brokers’ and advisors’ fees payable in connection with the Spectrum Brands Acquisition; and

•	entity level organization, including formation and qualification.

Each of the Harbinger Parties also made certain other representations and warranties to us relating to, among other things, the following:

•	ownership of the SB Holdings Contributed Shares to be contributed by such Harbinger Party in the Spectrum Brands Acquisition;

•	to such Harbinger Party’s knowledge:

ο	the capitalization of, and registration rights granted by, SB Holdings as of the date of the Exchange Agreement;

ο	the documents filed by SB Holdings since March 29, 2010 with the SEC (the “SB Holdings’ SEC Reports”) and the accuracy of information contained in those documents;

ο	the absence of any unresolved SEC comments with respect to the SB Holdings’ SEC Reports;

ο	the financial statements of SB Holdings, Russell Hobbs and Spectrum Brands contained in or incorporated by reference into the SB Holdings’ SEC Reports (other than the pro forma financial information contained therein) were prepared in accordance with US GAAP, and fairly present in all material respects, the financial position and consolidated results of operations and cash flows, as the case may be, of SB Holdings and its subsidiaries, and complied to form in all material respects required by the SEC;

ο	the pro forma financial information of SB Holdings contained in SB Holdings’ SEC Reports was prepared on a reasonable basis and complied to form in all material respects required by the SEC;

ο	except as disclosed in the SB Holdings’ SEC Reports, the absence of any event that would have a material adverse effect on SB Holdings since December 31, 2009;

ο	as of the date of the Exchange Agreement, the absence of any SB Holdings’ debt securities having the right to vote on any matters on which SB Holdings’ stockholders may vote; and

•	the absence of related party transactions among the Harbinger Parties or any of their respective affiliates and SB Holdings or any of its subsidiaries.

We also made certain other representations and warranties to the Harbinger Parties relating to, among other things, the following:

•	capitalization of, and registration rights granted by, our company as of the date of the Exchange Agreement;

•	corporate and stockholder vote requirements to approve the Exchange Agreement;

•	receipt of an opinion from the Committee’s financial advisor;

•	documents filed by us with the SEC since December 31, 2009, and the accuracy of information contained in those documents;

•	unresolved SEC comments, financial statements and debt securities having the right to vote;

•	the absence of any event that would have a material adverse effect on our company since December 31, 2009;

•	listing on the NYSE of our common stock to be issued in the Exchange Agreement; and

•	our company not being classified as an “investment company” as defined under the 1940 Act.

Conduct of Business Pending the Spectrum Brands Acquisition

Under the Exchange Agreement, we have agreed to, among other things, the following:

•	from the date of the Exchange Agreement until the earlier of the consummation of the Spectrum Brands Acquisition and the termination of the Exchange Agreement and subject to applicable law and certain exceptions set forth in the Exchange Agreement and its schedules, to conduct our business, and to cause our subsidiaries to conduct their business, in the ordinary course consistent with past practice and not to, and to cause our subsidiaries not to, take any action or fail to take any action, that if taken or failed to be taken during the period from the date of the Exchange Agreement until the earlier of the consummation of the Spectrum Brands Acquisition and the termination of the Exchange Agreement pursuant to its terms, would (or which would be reasonably expected to) delay or impede the consummation of the Spectrum Brands Acquisition;

•	promptly after the execution of the Exchange Agreement, to prepare this information statement informing our stockholders of the approval of the (i) Exchange Agreement, the transaction documents and the Spectrum Brands Acquisition by our board of directors and (ii) issuance of our common stock to the Harbinger Parties pursuant to the Exchange Agreement by the Harbinger Parties; and

•	to use our reasonable efforts to (i) cause this information statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, (ii) cause this information statement to be cleared by the SEC as promptly as practicable after its filing with the SEC, (iii) cause this information statement to be mailed (or otherwise electronically provided) to our stockholders as soon as permitted under the Exchange Act and (iv) take all actions required under any applicable federal or state securities or “blue sky” laws in connection with the issuance of the shares of our common stock to the Harbinger Parties pursuant to the Exchange Agreement and to pay all filing fees incident thereto and to keep the Harbinger Parties informed with respect to these and other actions related to the filing of this information statement.

Under the Exchange Agreement, each of the Harbinger Parties have agreed, from the date of the Exchange Agreement until the earlier of the consummation of the Spectrum Brands Acquisition and the termination of the Exchange Agreement and, subject to applicable law and certain exceptions set forth therein, not to vote any shares of, execute and deliver any written consent in lieu of any vote, or enter into any agreement to vote or execute and deliver a consent with respect to, SB Holdings common stock or other voting security of SB Holdings held by the Harbinger Parties, in favor of any proposal to do any of the following:

•	amend or otherwise change any organizational document of SB Holdings that would, directly or indirectly:

ο	make any change in the authorized or issued capital stock or other equity interests of SB Holdings;

ο	redeem, transfer, encumber, pledge, sell or otherwise dispose of any of SB Holdings’ capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action other than shares of SB Holdings common stock issued pursuant to existing long-term incentive plans;

ο	split, combine or reclassify any of the capital stock or other equity interests of SB Holdings;

•	take any action that would, directly or indirectly, result in the sale (by merger, consolidation, sale of stock or assets, joint venture, license out, or other business combination) of all or substantially all of the assets of SB Holdings;

•	take any action that would, directly or indirectly, result in the merger or consolidation of SB Holdings or its subsidiaries with any person;

•	approve or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of SB Holdings;

•	enter into or adopt, any new long-term incentive plan of SB Holdings providing for the issuance of newly issued securities of SB Holdings or amend or modify an existing long-term incentive plan in any manner that would increase the number of securities to be issued thereunder or amend or modify any such plan in a material manner resulting in an increase of capital stock or rights to acquire capital stock thereunder; or

•	enter into or modify in any material respect any agreement with respect to the voting of the capital stock of SB Holdings.

In addition, under the Exchange Agreement, each of the Harbinger Parties agrees, from the date of the Exchange Agreement until the earlier of the consummation of the Spectrum Brands Acquisition or termination of the Exchange Agreement, not to amend (or consent to any proposed amendment of) the SB Holdings Registration Rights Agreement or the SB Holdings Stockholder Agreement in any manner that adversely affects in any respect the rights of such Harbinger Party thereunder.

Efforts to Consummate the Spectrum Brands Acquisition and Other Covenants

Antitrust and Other Consents

Each of our company and each of the Harbinger Parties has agreed to use its respective reasonable best efforts to (collectively, the “Government Approvals”):

•	make an appropriate filing pursuant to the HSR Act and all other necessary filings, notices and registrations with other governmental authorities under laws relating to the Spectrum Brands Acquisition;

•	respond at the earliest practical date to any requests for additional information by the Federal Trade Commission, the U.S. Department of Justice or any other governmental authorities and reasonably cooperate with the other parties in connection with any investigation of any governmental authority relating to any competition law; and

•	promptly take all actions and do all things necessary, proper or advisable to consummate the Spectrum Brands Acquisition, including obtaining all necessary actions, waivers, consents, licenses, permits and approvals from governmental authorities and third parties.

However, neither party is required to (i) commence or threaten to commence litigation, (ii) agree to hold separate, divest, license or cause a third party to purchase, any of the assets or businesses of such party or its affiliates or subsidiaries, or (iii) otherwise agree to any restrictions on the businesses of such party or its affiliates or subsidiaries in connection with avoiding or eliminating any restrictions to the consummation of the Spectrum Brands Acquisition under the HSR Act or any other United States federal or state or foreign statutes, rules, regulations, orders, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Competition Laws”).

Listing of Stock on the NYSE

We have agreed to use our reasonable best efforts to cause the shares of our common stock to be issued to the Harbinger Parties under the Exchange Agreement to be approved for listing on the NYSE prior to the Closing. The listing on the NYSE of the shares of our common stock to be issued to the Harbinger Parties under the Exchange Agreement is also a condition under the Exchange Agreement to the obligation of the Harbinger Parties to consummate the Spectrum Brands Acquisition.

Public Announcements

Our company and each of the Harbinger Parties has agreed not to, and to cause its affiliates and representatives not to, subject to applicable law and certain exceptions set forth in the Exchange Agreement, issue or cause the publication of any press release or other public statement or any written communications to investors, employees or vendors with respect to the Exchange Agreement or the Spectrum Brands Acquisition without the prior written consent of the other parties to the Exchange Agreement.

Other Covenants

We have also agreed, subject to applicable law and certain exceptions set forth in the Exchange Agreement, to the following:

•	keep the Harbinger Parties reasonably informed with respect to the defense or settlement of any stockholder action against us and our directors relating to the Spectrum Brands Acquisition; and

•	give the Harbinger Parties the opportunity to consult with us regarding the defense or settlement of any such stockholder action and, generally, not to settle any such action without the Harbinger Parties’ prior written consent (such consent not to be unreasonably withheld or delayed).

Each of the Harbinger Parties has also agreed to fully cooperate with us in the preparation of this information statement and such Harbinger Party shall, upon request, furnish to us with all information concerning it and its affiliates as we may deem reasonably necessary or advisable in connection with the preparation of this information statement.

Conditions Precedent to the Spectrum Brands Acquisition

Conditions to Our and the Harbinger Parties’ Obligations to Consummate the Spectrum Brands Acquisition

Our obligations and the obligations of the Harbinger Parties to consummate the Spectrum Brands Acquisition is subject to the satisfaction or, where permissible, waiver of the following conditions:

•	approval of the issuance of our shares of common stock to the Harbinger Parties under the Exchange Agreement by the holders of a majority of our outstanding shares of common stock;

•	all filings, consents, approvals and authorizations of any governmental authority required to consummate the Spectrum Brands Acquisition, including the expiration or termination of all waiting periods applicable to the transaction under the HSR Act and other applicable laws, have been made or obtained, except those whose failure would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on us (determined after giving effect to the Spectrum Brands Acquisition) or a material adverse effect on the ability of either party to consummate the Spectrum Brands Acquisition;

•	no law or other legal restraint or prohibition is in effect that prohibits, makes illegal, or enjoins the consummation of the Spectrum Brands Acquisition;

•	the waiting periods (and any extensions thereof) under any applicable Competition Laws shall have been terminated or shall have expired, other than any such waiting periods the failure of which to terminate or expire does not have or reasonably be likely to have, individually or in the aggregate, a material adverse effect on our company and/or on the ability of any of the Harbinger Parties to consummate the Spectrum Brands Acquisition; and

•	at least 20 calendar days shall have elapsed from the mailing of this information statement in accordance with Rule 14c-2(b) under the Exchange Act.

“Fully-Diluted Basis” means, at any date, all shares of SB Holdings common stock outstanding, plus (to the extent not included as outstanding) (i) all other capital stock of SB Holdings, or rights or options to acquire shares of SB Holdings common stock or other shares of SB Holdings capital stock, including any restricted stock units, that have been granted under long-term incentive plans or other plans or agreements,

(ii) such other outstanding securities of SB Holdings otherwise issuable in respect of securities convertible into or exercisable or exchangeable for such capital stock of SB Holdings, including options, warrants and other rights to purchase shares of capital stock of SB Holdings, including options, warrants and other rights to purchase shares of capital stock of SB Holdings, (iii) any voting debt of SB Holdings, or (iv) any obligations pursuant to merger, stock purchase, asset purchase or other acquisition agreements pursuant which SB Holdings is required to issue, or the counter-party thereto is entitled to receive, subscribe for or purchase, any shares of capital stock of SB Holdings or securities convertible into, or exercisable or exchangeable for any shares of capital stock of SB Holdings.

Conditions to Our Obligations to Consummate the Spectrum Brands Acquisition

Our obligations to consummate the Spectrum Brands Acquisition are subject to the satisfaction, or where permissible, waiver of the following conditions:

•	the representations and warranties made by each Harbinger Party in the Exchange Agreement being true and correct as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time);

•	the performance in all material respects by each Harbinger Party of its obligations under the Exchange Agreement required to be performed by it prior to the Closing Date (this condition and the immediately preceding condition, shall collectively be referred to as the “Harbinger Parties Closing Conditions”);

•	since the date of the Exchange Agreement, there not having occurred any event, change, effect or circumstance that has had, or would be reasonably likely to have, a material adverse effect on SB Holdings;

•	each of the Harbinger Parties shall have delivered to us a lock-up letter executed by such Harbinger Party substantially in the form attached to the Exchange Agreement with respect to the SB Holdings common stock held by such Harbinger Party (other than the SB Holdings Contributed Shares);

•	delivery of a certificate by the Harbinger Parties with respect to the tax treatment of the Spectrum Brands Acquisition applicable to the Harbinger Parties; and

•	the aggregate number of SB Holdings Contributed Shares shall represent at least 52.0% of SB Holdings outstanding common stock as of the Closing calculated on a Fully-Diluted Basis.

Conditions to the Obligations of the Harbinger Parties to Consummate the Spectrum Brands Acquisition

The obligation of the Harbinger Parties to consummate the Spectrum Brands Acquisition is subject to the satisfaction or, where permissible, waiver of the following conditions:

•	the representations and warranties made by us in the Exchange Agreement being true and correct as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time);

•	the performance in all material respects by us of our obligations under the Exchange Agreement required to be performed by us prior to the Closing Date (this condition and the immediately preceding condition, shall collectively be referred to as the “HGI Closing Conditions”);

•	since the date of the Exchange Agreement, there not having occurred any event, change, effect or circumstance that has had, or would be reasonably likely to have, a material adverse effect on our company;

•	approval for the listing on the NYSE of our shares of common stock to be issued under the Exchange Agreement; and

•	the HGI Registration Rights Agreement and the joinder (executed by us concurrently with our execution of the Exchange Agreement) to the SB Holdings Stockholder Agreement, as joined by us, remaining in full force and effect.

Survival of Representations, Warranties, Covenants and Obligations

The representations, warranties, covenants and obligations to be performed on or prior to the Closing (the “Pre-Closing Covenants”) contained in the Exchange Agreement shall survive the Closing solely for purposes of the indemnification provisions of the Exchange Agreement and:

•	shall terminate and no longer survive at the close of business on the first anniversary of the Closing Date (the “Basic Survival Period”);

•	provided, however, that (x)(i) the Harbinger Parties’ representations and warranties pertaining to ownership of SB Holdings Contributed Shares, organization, authorization, no conflicts, required filings or consents, brokers and advisors fees and expenses, and (ii) our representations and warranties pertaining to organization, power, authorization, capitalization, authority, requisite corporate approval, voting requirements, investment company status and brokers and advisors fees and expenses (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely and (y) the Harbinger Parties’ representations and warranties pertaining to capitalization of SB Holdings shall survive for a period of 18 months following the Closing Date. The period of time a representation, warranty or Pre-Closing Covenant survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation, warranty or Pre-Closing Covenant;

•	subject to certain procedures set forth in the Exchange Agreement, so long as a party gives written notice of an indemnification claim notice, including a description of the claim and the amount of claimed Damages (as defined below) for such claim on or before the expiration of the applicable Survival Period, such Indemnified Party (as defined below) shall be entitled to pursue its rights to indemnification under the Exchange Agreement, as applicable; and

•	the covenants and agreements contained in the Exchange Agreement that require by their terms performance or compliance on and after the Closing shall continue in force thereafter in accordance with their terms or if no term is specified, indefinitely.

Indemnification

Indemnification by the Harbinger Parties

Subject to the limitations and terms discussed in this section and set forth in the indemnification section of the Exchange Agreement, on and after the Closing Date, each of the Harbinger Parties shall severally (and not jointly or jointly and severally) indemnify and defend us and our officers, directors, employees, affiliates (other than the Harbinger Parties) and agents (collectively, the “HGI Indemnitees”) at any time after the Closing, from and against, and shall reimburse such persons for, with respect to any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, diminution of value (except to the extent arising from special or unique circumstances relating to the indemnified party that were not reasonably foreseeable as of the date of the Exchange Agreement), costs and expenses, including taxes, interest, penalties and reasonable attorneys’ fees and expenses (collectively, the “Damages”) asserted against, relating to, imposed upon or incurred, without duplication, by us or any of the HGI Indemnitees arising from or in connection with, subject to the applicable Survival Period, a breach of any representation of such Harbinger Party or any agreement or covenant made by such Harbinger Party contained in the Exchange Agreement (unless the breach resulted from an action of a HGI Indemnitee) (the “Harbinger Representation Indemnification”).

Indemnification by HGI

Subject to the limitations and terms discussed herein and set forth in the indemnification section of the Exchange Agreement, on and after the Closing Date, we shall indemnify, defend and hold harmless the Harbinger Parties and each of their respective officers, directors, members, trustees, stockholders, partners, employees, affiliates (other than our company) and agents (collectively, the “Harbinger Indemnitees”) at any time after the Closing, from and against, and shall reimburse such persons for, with respect to any and all Damages asserted against, relating to, imposed upon or incurred, without duplication, by the Harbinger Indemnitees or any of them arising from or in connection with, subject to the applicable Survival Period, a breach of any representation, agreement or covenant made by us contained in the Exchange Agreement (unless the breach resulted from an action of a Harbinger Indemnitee).

Limitation on Damages; Calculation of Damages; Treatment and Payment of Indemnification Payments

The obligation of each Harbinger Party to indemnify the HGI Indemnitees for breaches of representation or warranty is limited to an aggregate amount equal to such Harbinger Party’s respective cap (each, a “Cap”). The Cap with respect to Master Fund is $58,326,710, with respect to Special Situations Fund is $11,769,082 and with respect to Global Fund is $5,768,759. No Harbinger Party is liable for any Damages for breaches of representations or warranties by such Harbinger Party except to the extent they exceed, in the aggregate, an amount equal to its respective basket (the “Basket”), in which event such Harbinger Party is liable only for such Damages which exceed its Basket. The Basket with respect to Master Fund is $2,916,335, with respect to Special Situations Fund is $588,454 and with respect to Global Fund is $288,438. However, neither the Cap nor the Basket shall apply to the HGI Indemnitees’ right to indemnification arising from or in connection with any claims arising out of a breach of a Fundamental Representation or a breach of any agreement or covenant to be performed by any Harbinger Party, except that in no event will the aggregate liability of any Harbinger Party exceed $583,267,097 with respect to Master Fund, $117,690,817 with respect to Special Situations Fund or $57,687,592 with respect to Global Fund. None of the limitations in the Exchange Agreement limits or restricts any of the HGI Indemnitees’ rights to maintain or recover any amounts in connection with any action or claim based upon fraud by any Harbinger Party.

The amount of any Damages for which indemnification is provided under the obligations discussed herein shall be reduced to take account of certain tax benefits actually realized by the HGI Indemnitees and with respect to certain insurance payments.

Any obligation of a Harbinger Party to indemnify the HGI Indemnitees shall be payable in shares of our common stock or, at the sole option of such Harbinger Party, cash. For purposes of making any such indemnification payments, each share of our common stock shall be valued at the volume weighted average price (computed using Bloomberg) of a share of our common stock for the 30-trading day period ending on the date preceding the date on which such payment is made.

Termination of the Exchange Agreement

The Exchange Agreement may be terminated at any time prior to the Closing, provided that our decision to terminate the Exchange Agreement is subject to approval of the Committee:

•	by the mutual written consent of our company (acting upon unanimous recommendation of the Committee) and the Harbinger Parties, if the board of directors (or similar governing body) of each so determines;

•	by either our company or the Harbinger Parties if:

ο	the Closing has not occurred on or before January 31, 2011 (subject to an extension to March 31, 2011 if the SEC has not finished its review of this information statement on or before December 31, 2010), unless a breach of the Exchange Agreement by the party seeking to exercise such termination right caused the transaction not to be consummated on or before such date;

ο	a governmental authority of competent jurisdiction shall have issued an award, injunction, judgment, decree, order, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any governmental authority of competent jurisdiction (collectively, the “Order”), or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Spectrum Brands Acquisition, which Order or other action is final and nonappealable (except that this right to terminate the Exchange Agreement will not be available to any party which failed to comply with its obligations to use its best efforts to obtain the Government Approvals); and

•	by our company (acting upon the recommendation of the Committee) (i) upon the occurrence of any event, change, effect or circumstance that has had, or would be reasonably likely to have, a material adverse effect on SB Holdings or (ii) if the Harbinger Parties breach any of their covenants or agreements or any of their representations and warranties set forth in the Exchange Agreement which breach would result in the failure to satisfy the Harbinger Parties Closing Conditions and which breach is not cured within 15 days following written notice thereof (or such longer period during which the applicable Harbinger Party or Parties use their respective reasonable best efforts to cure); and

•	by the Harbinger Parties (i) upon the occurrence of any event, change, effect or circumstance that has had, or would be reasonably likely to have, a material adverse effect on our company or (ii) if we breach any of our covenants or agreements or any of our representations and warranties set forth in the Exchange Agreement which breach would result in the failure to satisfy the HGI Closing Conditions and which breach is not cured within 15 days following written notice thereof (or such longer period during which we use our respective reasonable best efforts to cure).

If the Exchange Agreement is terminated, there will generally be no liability on the part of either our company or the Harbinger Parties, except that no party is relieved from any liability for any willful and material breach of any representation, warranty, or covenant of such party contained in the Exchange Agreement.

Expenses and Fees

Each party will be responsible for all of the fees and expenses it incurs in connection with the Exchange Agreement. Except for the fees and expenses of outside legal counsel to SB Holdings which the Harbinger Parties agree to be responsible for (pro rata based on their respective percentages of the SB Holdings Contributed Shares), we agree to pay or promptly reimburse SB Holdings for all fees and expenses incurred by SB Holdings or any of its subsidiaries in connection with the Exchange Agreement and/or the Spectrum Brands Acquisition that the Harbinger Parties would otherwise be obligated to pay under the SB Holdings Stockholder Agreement including, for the avoidance of doubt, all out-of-pocket fees and expenses of accountants used to prepare the financial statements of Russell Hobbs and its subsidiaries to be included herein. We estimate that our Spectrum Brands Acquisition-related fees and expenses, consisting primarily of accounting and financial advisory fees and expenses, and financial printing and other related charges, will be approximately $[     ] million.

Amendment, Assignment and Waiver

Subject to applicable law, the provisions of the Exchange Agreement, any inaccuracies in the representations and warranties of any of the parties or compliance with any of the agreements or conditions may be waived or the time for performance of any obligations may be extended only if in writing and signed by the party against whom the waiver is to be effective, except that the parties cannot waive the stockholder approval requirements in the Exchange Agreement.

Neither the Exchange Agreement nor any of the rights, interests or obligations under the Exchange Agreement may be assigned, in whole or in part, by operation of law or otherwise by us or the Harbinger Parties without the prior written consent of the other parties.

We (following recommendation of the Committee) and the Harbinger Parties may amend any provision of the Exchange Agreement by mutual written agreement of each party.

Specific Performance

If any party fails to perform any covenant or agreement made by it in the Exchange Agreement, the other party will be entitled, subject to the terms of the Exchange Agreement and in addition to any remedy at law or in equity, to injunctions to prevent breaches and to enforce specifically the performance of the terms of the Exchange Agreement.

Governing Law

The Exchange Agreement is governed by the laws of the State of Delaware.

ANCILLARY AGREEMENTS ENTERED INTO IN CONNECTION WITH
THE SPECTRUM BRANDS ACQUISITION

The following section contains a summary of the (i) Registration Rights Agreement entered into by and among us and the Harbinger Parties, a copy of which is attached as Annex B to the Exchange Agreement, (ii) Stockholder Agreement by and among the Harbinger Parties and SB Holdings to which we will become a party upon the consummation of the Spectrum Brands Acquisition, a copy of which was filed as Exhibit [  ] to our Current Report on Form 8-K filed with the SEC on          , 2010, and (iii) Registration Rights Agreement entered into by and among SB Holdings, the Harbinger Parties and the Avenue Parties, to which we will become a party upon the consummation of the Spectrum Brands Acquisition, a copy of which was filed as Exhibit [  ] to our Current Report on Form 8-K filed with the SEC on          , 2010. The rights and obligations of the parties to these agreements are governed by the express terms and conditions of such agreements and not by this summary. This summary may not contain all of the information about the agreements that is of importance to you and is qualified in its entirety by reference to the complete text of the applicable agreement. We encourage you to read these agreements carefully and in their entirety for a more complete understanding of each agreement.

HGI Registration Rights Agreement

In connection with the Spectrum Brands Acquisition, we and the Harbinger Parties entered into the Registration Rights Agreement, dated as of September 10, 2010 (the “HGI Registration Rights Agreement”), pursuant to which, after the consummation of the Spectrum Brands Acquisition, the Harbinger Parties will have certain demand and so-called “piggy back” registration rights with respect to their shares of our common stock.

Registration Rights

Under the HGI Registration Rights Agreement, after the consummation of the Spectrum Brands Acquisition, any of the Harbinger Parties may demand that we register all or a portion of such Harbinger Party’s shares of our common stock for sale under the Securities Act, so long as the anticipated aggregate offering price of the securities to be offered is (i) at least $30 million if registration is to be effected pursuant to a registration statement on Form S-1 or a similar “long-form” registration or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar “short-form” registration.

Upon such demand registration request, we are obligated to file the relevant registration statement as promptly as reasonably practicable after the written request of the initiating holders and to use our reasonable best efforts to cause such shelf registration statement to be declared effective within 60 days (in the case of a long-form registration) or 45 days (in the case of a short-form registration) of the date on which we receive the relevant request, and to cause such shelf registration to remain effective thereafter. If so requested by Harbinger Parties holding a majority of the our common stock to be included in the relevant registration statement, we will use our reasonable best efforts to cause the offering to be made in the form of a firm commitment underwritten public offering. No Harbinger Party is entitled to more than one short form registration in any six-month period or more than three long form registrations in general; provided, however, that two or more registration statements filed in response to one demand for long-form registration shall be counted as one long-form registration.

If we become eligible to use a shelf registration statement on Form S-3 in connection with a secondary public offering of our equity securities (other than as a result of our becoming a “well known seasoned issuer,” as discussed below), any Harbinger Party may demand that we register its shares of our common stock on Form S-3 on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act, so long as the anticipated aggregate market value of such shares is at least $25 million. Following the effectiveness of a shelf registration statement, upon request of any Harbinger Party, we are obligated to use our reasonable best efforts to cause shares registered under the shelf registration to be offered in a firm commitment underwritten public offering, so long as the anticipated aggregate offering amount to the public is at least $10 million.

If we become a “well known seasoned issuer,” we are obligated, as soon as reasonably practicable, to register all of the shares of our common stock entitled to registration under the HGI Registration Rights Agreement on a single “automatic shelf registration statement,” to use our reasonable best efforts to cause such automatic shelf registration statement to become effective within ten business days of becoming a well-known seasoned issuer, and to cause such automatic shelf registration statement to remain effective until there are no longer any registrable securities.

If our board of directors determines that a demand registration or shelf registration under the HGI Registration Rights Agreement (or the continuation of any such registration thereunder) would materially interfere with any material financing, acquisition, corporate reorganization, merger or other material transaction or would require premature disclosure of a matter that the board of directors has determined would not be in our best interests to be disclosed at such time, we may delay filing the registration statement until such intervening circumstance no longer exists, or if the registration statement has already been filed, we may withdraw the registration statement and postpone or terminate its effectiveness. Our board of directors may not, however, withdraw a registration statement demanded under the HGI Registration Rights Agreement more than once in any 12-month period or postpone an offering for a period of greater than 90 days in any 12-month period.

If any of the Harbinger Parties demands registration (or shelf registration) under the HGI Registration Rights Agreement, the other Harbinger Parties are entitled to notice thereof and to have all or a portion of their shares of our common stock included in the registration and offering.

The HGI Registration Rights Agreement also provides that, if we decide to register shares of our common stock for our own account or the account of a stockholder other than the Harbinger Parties (subject to certain exceptions set forth in the HGI Registration Rights Agreement), the Harbinger Parties may require us to include all or a portion of their shares of our common stock in the registration, and to the extent the registration is in connection with an underwritten public offering, to have such shares of our common stock included in the offering.

The Harbinger Parties’ right to demand or include their shares of our common stock in a registration is subject to the right of the underwriters to limit the number of shares included in the offering in the event such underwriter determines that registration of all or a portion of the securities which the holders have requested to be included in the offering would materially adversely affect the success of such offering.

We have agreed that, during the period beginning on the effective date of a demand registration statement and ending on the date that is 120 days (or 90 days in the case of a shelf registration) after the date of the final prospectus relating to the offering, we will not sell, offer for sale or otherwise transfer shares of our common stock or any securities convertible into such shares of common stock, except for transfers pursuant to the demand registration. In addition, we have agreed to use our reasonable best efforts to cause our officers, directors and holders of greater than 1% of our common stock (or any securities convertible into such shares of common stock) to enter into similar lock-up agreements that contain restrictions that are no less restrictive than the restrictions applicable to us.

The rights of a given Harbinger Party to demand registration for shares of our common stock held by such party shall, with respect to such shares, terminate (i) upon the sale of the relevant shares of our common stock pursuant to an effective registration statement or Rule 144 of the Securities Act, (ii) once the entire amount of shares of our common stock held by the Harbinger Parties, in the opinion of counsel, be sold in a single sale without any limitation as to volume under Rule 144, (iii) once the Harbinger Parties own less than 1% of our outstanding common stock on a fully-diluted basis, (iv) if our common stock is proposed to be sold by a person not entitled to registration rights under the HGI Registration Rights Agreement, or (v) once such shares are no longer outstanding.

Expenses

We will bear all registration expenses specified in the HGI Registration Rights Agreement, including expenses incurred by us in connection with the performance of our obligations under the HGI Registration

Rights Agreement, as well as the reasonable fees and expenses of a single law firm selected as counsel by the Harbinger Parties holding a majority of the securities being registered in such registration. The Harbinger Parties will bear any underwriting discounts or commissions attributable to the sale of the applicable shares.

Indemnification

The HGI Registration Rights Agreement contains customary provisions allocating rights and responsibilities among us and the Harbinger Parties and obligating us and the Harbinger Parties to indemnify each other against certain liabilities arising from any registration of securities thereunder. The obligations of the parties under the HGI Registration Rights Agreement terminate upon termination of the Exchange Agreement.

Termination

The HGI Registration Rights Agreement will terminate automatically, without action by any party thereto, if the Exchange Agreement is terminated pursuant to its terms. Furthermore, the HGI Registration Rights Agreement will automatically terminate with respect to any Harbinger Party once such person no longer owns any shares of our common stock.

SB Holdings Stockholder Agreement

In connection with the Spectrum Brands Acquisition, we will become a party to the existing SB Holdings Stockholder Agreement. The following discussion summarizes the material provisions of the SB Holdings Stockholder Agreement:

Board and Committee Requirements

With respect to the SB Holdings’ board of directors and its committees:

•	SB Holdings will maintain (i) a Special Nominating Committee consisting of three Independent Directors, (ii) a Nominating and Corporate Governance Committee and (iii) an Audit Committee in accordance with the NYSE rules. See “— Board of Directors; Special Nominating Committee”, above;

•	for so long as we and our affiliates (including the Harbinger Parties) own 40% or more of the outstanding SB Holdings’ voting securities, we will vote our shares of SB Holdings common stock to effect the structure of SB Holdings’ board of directors described in the SB Holdings Stockholder Agreement: specifically, SB Holdings’ board of directors will consist of ten directors, of which at least three directors shall be independent directors nominated by the Special Nominating Committee and one director shall be the Chief Executive Officer of SB Holdings. Furthermore, so long as we and our affiliates (including the Harbinger Parties) own 40% or more of the outstanding SB Holdings’ voting securities, the Special Nominating Committee, will nominate, for each class of directors being elected at the annual meeting, the same number of directors as there were members of the Special Nominating Committee in such class prior to the election, and we will nominate the remaining directors in such class; and

•	the board of directors of SB Holdings and all the committees thereof will operate to permit SB Holdings to maintain its listing on the NYSE, and if SB Holdings ceases to qualify as a “controlled company” for purposes of the rules of NYSE, we will have the right to increase the size of the board of directors to add such members as may be required to maintain SB Holdings’ listing on the NYSE and nominate such directors for those newly created vacancies through the Nominating and Corporate Governance Committee.

Restriction on Affiliate Transactions

Neither SB Holdings nor any of its subsidiaries will be permitted pay any monitoring or similar fee to HGI or any of its affiliates, including the Harbinger Parties. The SB Holdings Certificate also contains provisions restricting other related party transactions. See “Description of SB Holdings Capital Stock and Related Matters — SB Holdings Certificate of Incorporation and Bylaws — Related Party Transactions.”

Transfer Restriction

We will not be permitted to effect any transfer of SB Holdings’ equity securities to any person that would result in such person and its affiliates owning 40% or more of SB Holdings’ outstanding voting securities, unless (i) such person agrees to be bound by the terms of the SB Holdings Stockholder Agreement, (ii) the transfer is pursuant to a bona fide acquisition of SB Holdings approved by the board of directors and a majority of the members of the Special Nominating Committee, (iii) the transfer is otherwise specifically approved by the board of directors and a majority of the Special Nominating Committee, or (iv) the transfer is of 5% or less of SB Holdings’ outstanding voting securities;

Going Private Restriction

Before June 16, 2011, we will not (and we will not permit any of our affiliates, including the Harbinger Parties, to) make any public announcement with respect to, or submit a proposal for, or offer in respect of, a Going-Private Transaction of SB Holdings, unless such action is specifically requested in writing by the board of directors with the approval of a majority of the members of the Special Nominating Committee.

Inspection and Information Rights

We will have certain inspection rights so long as we and our affiliates, including the Harbinger Parties, own, in the aggregate, at least 15% of the outstanding SB Holdings’ voting securities, which will permit us, at our own expense, to visit and inspect any of the properties of SB Holdings and its subsidiaries, examine their respective books and records and discuss the affairs, finances and accounts with SB Holdings and its subsidiaries’ respective officers, employees and public accountants.

We will also have certain information rights for so long as we own at least 10% of the outstanding SB Holdings’ voting securities that grant us (i) the ability, at our own expense, to obtain from SB Holdings information concerning its, and its subsidiaries’, business and properties, including financial information, necessary to permit us to comply with any applicable securities laws, (ii) the cooperation of SB Holdings’ officers, employees, counsel and public accountants in connection with our compliance with securities laws, and (iii) the permission to disclose in our filings any information required to be disclosed under applicable law or the rules of any applicable stock exchange.

Certain Voting Provisions

With respect to any meeting of the stockholders of SB Holdings called for the purpose of electing directors, we have agreed to attend such meeting in person or by proxy for purposes of establishing a quorum and to vote our SB Holdings common stock in favor of the election as directors of SB Holdings any persons who have been nominated for election by the Nominating and Corporate Governance Committee and any persons who have been nominated for election by the Special Nominating Committee in accordance with the procedures set forth in the SB Holdings Stockholder Agreement.

We will not, without the approval or recommendation of a majority of the members of the Special Nominating Committee, vote (i) in a manner inconsistent with the provisions of the SB Holdings Stockholder Agreement or in a manner that would frustrate or prevent implementation of the provisions of the SB Holdings Stockholder Agreement, or (ii) for an amendment or repeal of the SB Holdings Certificate and SB Holdings Bylaws relating to the size and classification of the board of directors, the director nomination procedure, committees of the board of directors of SB Holdings, pre-emptive rights, tag-along rights, SB Holdings’ continued status as a reporting company and amendments to the SB Holdings Certificate or SB Holdings Bylaws.

Termination of SB Holdings Stockholder Agreement

The provisions of the SB Holdings Stockholder Agreement (other than with respect to information and investigation rights) will terminate on the date on which we and our affiliates (including the Harbinger Parties) no longer beneficially own 40% of outstanding SB Holdings’ voting securities. The SB Holdings Stockholder Agreement terminates when any person or group owns 90% or more of the outstanding SB Holdings’ voting securities. The SB Holdings Stockholder Agreement cannot be amended without the approval of the parties thereto and cannot be waived without the approval of the party against whom the waiver is to be effective; provided that no such amendment or waiver will be effective without approval of a majority of the members of the Special Nominating Committee of SB Holdings.

SB Holdings Registration Rights Agreement

In connection with the Spectrum Brands Acquisition, we also will become a party to the SB Holdings Registration Rights Agreement. Pursuant to the SB Holdings Registration Rights Agreement, we, the Harbinger Parties and the Avenue Parties, will, among other things and subject to the terms and conditions set forth therein, have certain demand and so-called “piggy back” registration rights with respect our and their shares of SB Holdings common stock.

Under the SB Holdings Registration Rights Agreement, we, the Harbinger Parties and the Avenue Parties may demand that SB Holdings register all or a portion of our or their SB Holdings common stock for sale under the Securities Act, so long as the anticipated aggregate offering amount of the securities to be offered to the public (based on the average of the daily closing price of the securities for the 30 immediately preceding trading days) is (i) at least $30 million if registration is to be effected pursuant to a registration statement on Form S-1 or a similar “long-form” registration or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar “short-form” registration.

Upon such demand registration request, SB Holdings is obligated to file the relevant registration statement as promptly as reasonably practicable after the written request of the initiating holders and to use its reasonable best efforts to cause such shelf registration statement to be declared effective within 60 days (in the case of a long-form registration) or 45 days (in the case of a short-form registration) of the date on which it receives the relevant request, and to cause such shelf registration to remain effective thereafter. If so requested by us, the Harbinger Parties and/or the Avenue Parties holding a majority of the SB Holdings common stock to be included in the relevant registration statement, SB Holdings will use its reasonable best efforts to cause the offering to be made in the form of a firm commitment underwritten public offering. None of us, the Harbinger Parties or the Avenue Parties is entitled to more than one short form registration in any six-month period or more than three long form registrations in general; provided, however, that two or more registration statements filed in response to one demand for long-form registration shall be counted as one long-form registration.

If SB Holdings becomes eligible to use a shelf registration statement on Form S-3 in connection with a secondary public offering of its equity securities (other than as a result of SB Holdings becoming a “well known seasoned issuer,” as discussed below), we or any Harbinger Party or Avenue Party may demand that SB Holdings register our or their shares of SB Holdings common stock on Form S-3 on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act, so long as the anticipated aggregate market value of such shares is at least $25 million. Following the effectiveness of a shelf registration statement, upon request of HGI or any Harbinger Party or Avenue Party, SB Holdings is obligated to use its reasonable best efforts to cause shares registered under the shelf registration to be offered in a firm commitment underwritten public offering, so long as the anticipated aggregate offering amount to the public is at least $10 million.

If SB Holdings becomes a “well known seasoned issuer,” it is obligated, as soon as reasonably practicable, to register all of the SB Holdings common stock entitled to registration under the SB Holdings Registration Rights Agreement on a single “automatic shelf registration statement,” to use its reasonable best efforts to cause such automatic shelf registration statement to become effective within ten business days of becoming a well-known seasoned issuer, and to cause such automatic shelf registration statement to remain effective until there are no longer any registrable securities.

If SB Holdings’ board of directors determines that a demand registration or shelf registration under the SB Holdings Registration Rights Agreement (or the continuation of any such registration thereunder) would materially interfere with any material financing, acquisition, corporate reorganization, merger or other material transaction or would require premature disclosure of a matter that the board of directors has determined would not be in the best interests of SB Holdings to be disclosed at such time, SB Holdings may delay filing the registration statement until such intervening circumstance no longer exists, or if the registration statement has already been filed, it may withdraw the registration statement and postpone or terminate its effectiveness. SB Holdings’ board of directors may not, however, withdraw a registration statement demanded under the SB Holdings Registration Rights Agreement more than once in any 12-month period or postpone an offering for a period of greater than 90 days in any 12-month period.

If we or any Harbinger Party or Avenue Party demands registration (or shelf registration) under the SB Holdings Registration Rights Agreement, we, the Harbinger Parties or the Avenue Parties, as applicable, are entitled to notice thereof and to have all or a portion of our or their shares of SB Holdings common stock included in the registration and offering. In addition, if SB Holdings decides to register shares of its common stock for its own account or the account of a stockholder other than us, the Harbinger Parties or the Avenue Parties (subject to certain exceptions set forth in the SB Holdings Registration Rights Agreement), we, the Harbinger Parties and Avenue Parties may require SB Holdings to include all or a portion of our or their shares of SB Holdings common stock in the registration, and to the extent the registration is in connection with an underwritten public offering, to have such SB Holdings common stock included in the offering.

Our, the Harbinger Parties’ and the Avenue Parties’ right to demand or include our or their shares of SB Holdings common stock in a registration is subject to the right of the underwriters to limit the number of shares included in the offering in the event such underwriter determines that registration of all or a portion of the securities which the holders have requested to be included in the offering would materially adversely affect the success of such offering.

SB Holdings has agreed that, during the period beginning on the effective date of a demand registration statement and ending on the date that is 120 days (or 90 days in the case of a shelf registration) after the date of the final prospectus relating to the offering, it will not sell, offer for sale or otherwise transfer shares of its common stock or any securities convertible into such shares of common stock, except for transfers pursuant to the demand registration. In addition, SB Holdings has agreed to use its reasonable best efforts to cause its officers, directors and holders of greater than 1% of its common stock (or any securities convertible into such shares of common stock) to enter into similar lock-up agreements that contain restrictions that are no less restrictive than the restrictions applicable to SB Holdings.

The rights of our company or any Harbinger Party or Avenue Party to demand registration for the SB Holdings common stock held by such party shall, with respect to our or their SB Holdings common stock, terminate (i) upon the sale of the relevant SB Holdings common stock pursuant to an effective registration statement or Rule 144 of the Securities Act, (ii) once the entire amount of SB Holdings common stock held by the relevant holder may, in the opinion of counsel, be sold in a single sale without any limitation as to volume under Rule 144, (iii) once we or such Avenue Party owns less than 1% of the outstanding SB Holdings common stock on a fully-diluted basis, (iv) if the SB Holdings common stock is proposed to be sold by a person not entitled to registration rights under the SB Holdings Registration Rights Agreement, or (v) once such SB Holdings common stock is no longer outstanding.

The SB Holdings Registration Rights Agreement contains customary provisions allocating rights and responsibilities among the parties thereto and obligating SB Holdings, the other parties to the SB Holdings Registration Rights Agreement and HGI, when it becomes a party to the SB Holdings Registration Rights Agreement, to indemnify each other against certain liabilities arising from any registration of securities thereunder.

SELECTED HISTORICAL FINANCIAL INFORMATION OF HGI

The following table sets forth our selected historical consolidated financial information for the periods and as of the dates presented. The selected financial information as of December 31, 2009, 2008, 2007, 2006 and 2005 and for each of the five fiscal years then ended has been derived from our audited consolidated financial statements. The selected financial information as of June 30, 2010 and for the six-month period then ended has been derived from our unaudited condensed consolidated financial statements which include, in the opinion of our management, all adjustments necessary to present fairly the results of operations and financial position of our for the periods and dates presented. All these adjustments are of a normal recurring nature except for the adjustments to income tax disclosed in note (1) below.

The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with, and is qualified in its entirety by reference to, our respective audited and unaudited consolidated financial statements, including the related notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Annexes D, E, F and G to this information statement. This information should also be read in conjunction with the unaudited pro forma condensed combined financial statements. All amounts are in thousands, except for per share amounts.

	Six Months
	Ended		Years Ended December 31,
	2010(1)	2009	2009(2)	2008	2007	2006(3)	2005(4)
	(unaudited)

Income Statement Data:
Revenues	$—	$—	$—	$—	$—	$—	$—
Operating loss	(7,073)	(2,373)	(6,290)	(3,237)	(3,388)	(4,730)	(5,517)
(Loss) income from continuing operations	(5,861)	(1,189)	(13,344)	(12)	2,551	(273)	(3,112)
Loss from discontinued operations(5)	—	—	—	—	—	(4,390)	(6,064)
Net (loss) income	(5,863)	(1,190)	(13,347)	(13)	2,550	(4,664)	(9,177)
Net (loss) income attributable to HGI	(5,861)	(1,189)	(13,344)	(12)	2,551	(4,663)	(9,176)
Net (loss) income per share — basic and diluted:
(Loss) income from continuing operations	(0.30)	(0.60)	(0.69)	(0.00)	0.13	(0.01)	(0.16)
Loss from discontinued operations	—	—	—	—	—	(0.23)	(0.32)
Net (loss) income	(0.30)	(0.60)	(0.69)	(0.00)	0.13	(0.24)	(0.48)
Balance Sheet Data (as of year end):
Total assets	147,315	163,062	152,883	164,032	165,444	163,731	304,756
Total equity	140,453	157,942	145,797	158,847	162,133	159,302	231,621
Other Data:
Working capital(6)	139,626	148,462	$141,947	$153,908	$154,275	$150,490	$155,503

(1)	During the six months ended June 30, 2010, loss from continuing operations reflects a benefit from income taxes of $0.8 million which represents the restoration of deferred tax assets previously written off in connection with the change in control of our company in 2009, as discussed further in note (2) below, and a related reversal of accrued interest and penalties on uncertain tax positions. These deferred tax assets relate to net operating loss carryforwards which are realizable to the extent we settle our uncertain tax positions for which we have previously recorded $0.8 million of reserves and related accrued interest and penalties.

(2)	The change in control of our company in year ended December 31, 2009 resulted in a change of ownership of our company under sections 382 and 383 of the Code. As a result, we wrote off approximately $7.4 million of net operating loss carryforward tax benefits and alternative minimum tax credits. Additionally, as a result of cumulative losses in recent years, we increased our valuation allowance for our deferred tax assets by $2.8 million.

(3)	During 2006, we sold our approximate 57% ownership interest in Omega Protein Corporation in two separate transactions for combined proceeds of $75.5 million. In conjunction with the sale, we recognized transaction related losses of $10.3 million ($7.2 million net of tax adjustments). Such amounts are included under loss from discontinued operations for the year ended December 31, 2006.

(4)	During 2005, we sold our approximate 77% ownership interest in Safety Components International, Inc. for proceeds of $51.2 million. Accordingly, we recognized a loss on sale of $12.2 million ($9.9 million net of tax effects). Such amounts are included under loss from discontinued operations for the year ended December 31, 2005.

(5)	Loss from discontinued operations includes transaction related losses as discussed in notes (3) and (4) and the operating results for Omega Protein Corporation for the periods ending December 31, 2006 and Safety Components International, Inc. for the period ending December 31, 2005.

(6)	Working capital is defined as current assets less current liabilities.

SELECTED HISTORICAL CONSOLIDATED AND
COMBINED FINANCIAL DATA OF SB HOLDINGS AND SPECTRUM BRANDS

The following table sets forth selected historical consolidated financial information of SB Holdings and Spectrum Brands for the periods presented. The selected financial information, as of September 30, 2005, 2006, 2007, 2008 and 2009 and for each of the five fiscal years then ended has been derived from Spectrum Brands’ audited consolidated financial statements. The selected historical consolidated statement of operations and balance sheet data, as of July 4, 2010, and for the nine months ended June 28, 2009 and July 4, 2010, has been derived from SB Holdings’ unaudited condensed consolidated financial statements which include, in the opinion of SB Holdings’ management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of SB Holdings and Spectrum Brands for the periods and dates presented. The information presented below as of and for the nine months ended July 4, 2010 also includes that of Russell Hobbs since the SB/RH Merger on June 16, 2010.

On November 5, 2008, Spectrum Brands’ board of directors committed to the shutdown of the growing products portion of Spectrum Brands’ Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing products portion of the Home and Garden Business during fiscal 2009. During the second quarter of fiscal 2009, Spectrum Brands completed the shutdown of the growing products portion of the Home and Garden Business and, accordingly, began reporting the results of operations of the growing products portion of the Home and Garden Business as discontinued operations. As of October 1, 2005, Spectrum Brands began reporting the results of operations of the Nu-Gro Pro and Tech division of the Home and Garden Business as discontinued operations. Spectrum Brands also began reporting the results of operations of the Canadian division of the Home and Garden Business as discontinued operations as of October 1, 2006, which was sold on November 1, 2007. Therefore, the presentation of all historical continuing operations has been changed to exclude the growing products portion of the Home and Garden Business, the Nu-Gro Pro and Tech and the Canadian divisions of the Home and Garden Business but to include the remaining control products portion of the Home and Garden Business.

The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with the respective audited and unaudited consolidated financial statements of SB Holdings and Spectrum Brands, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SB Holdings and Spectrum Brands.” This information should also be read in conjunction with the unaudited pro forma condensed combined financial statements. References to “Successor Company” in Spectrum Brands’ selected financial information set forth below refer to Spectrum Brands after it emerged from Chapter 11 of the Bankruptcy Code, and references to the “Predecessor Company” in Spectrum Brands’ selected financial information set forth below refer to Spectrum Brands prior to that time.

						Successor	Predecessor	Successor
	Predecessor Company					Company	Company	Company
					11 Month		9 Month	9 Month
					Period	Month	Period	Period
	Fiscal Year Ended September 30,				Aug 30,	Ended Sept	June 28,	July 4, 2010
	2005	2006	2007	2008	2009	30, 2009	2009	(10)
		(In millions, except per share data)
Statement of Operations Data:
Net sales	$2,077.5	$2,228.5	$2,332.7	$2,426.6	$2,010.6	$219.9	$1,641.1	$1,778.0
Gross profit	821.9	871.2	876.7	920.1	751.8	64.4	605.0	646.9
Operating income (loss)(1)	202.6	(289.1)	(251.8)	(684.6)	156.8	0.1	142.1	124.2
Income (loss) from continuing operations before income taxes	69.2	(460.9)	(507.2)	(914.8)	1,123.4	(20.0)	(93.8)	(118.0)
Income (loss) from discontinued operations, net of tax(2)	2.3	(2.5)	(33.7)	(26.2)	(86.8)	0.4	(84.0)	(2.7)
Net income (loss)(3)	46.8	(434.0)	(596.7)	(931.5)	1,013.9	(70.8)	(209.6)	(165.8)
Restructuring and related charges - cost of goods sold(4)	$10.5	$21.1	$31.3	$16.5	$13.2	$0.2	$13.2	$5.5
Restructuring and related charges - operating expenses(4)	15.8	33.6	66.7	22.8	30.9	1.6	27.2	11.1
Other income (expense), net(5)	0.7	4.1	0.3	(1.2)	(3.3)	0.8	(3.5)	(8.4)
Interest expense(11)	134.1	175.9	255.8	229.0	172.9	17.0	148.6	230.1
Reorganization items income (expense), net(6)	—	—	—	—	1,142.8	(4.0)	(83.8)	(3.6)
Per Share Data:
Income (loss) from continuing operations per common share:
Basic	$1.02	$(8.72)	$(11.06)	$(17.78)	$21.45	$(2.37)	$(2.44)	$(5.20)
Diluted	0.98	(8.72)	(11.06)	(17.78)	21.45	(2.37)	(2.44)	(5.20)
Net income (loss) per common share:
Basic	$1.07	$(8.77)	$(11.72)	$(18.29)	$19.76	$(2.36)	$(4.07)	$(5.29)
Diluted	1.03	(8.77)	(11.72)	(18.29)	19.76	(2.36)	(4.07)	(5.29)
Average common shares outstanding:
Basic	43.7	49.5	50.9	50.9	51.3	30.0	51.4	31.3
Diluted(7)	45.6	49.5	50.9	50.9	51.3	30.0	51.4	31.3
Cash Flow and Related Data
Net cash provided (used) by operating activities	$216.6	$44.5	$(32.6)	$(10.2)	$1.6	$75.0	$(43.4)	$(53.5)
Capital expenditures(8)	60.5	55.6	23.2	18.9	8.1	2.7	5.6	17.4
Depreciation and amortization (excluding amortization of debt issuance costs)(8)	68.5	82.6	77.4	85.0	58.5	8.6	47.5	83.5
Statement of Financial Position Data (at period end):
Cash and cash equivalents	$29.9	$28.4	$69.9	$104.8		$97.8		$115.9
Total assets	4,022.1	3,549.3	3,211.4	2,247.5		3,020.7		3,767.3
Total long-term debt, net of current maturities	2,268.0	2,234.5	2,416.9	2,474.8		1,530.0		1,734.7
Total debt	2,307.3	2,277.2	2,460.4	2,523.4		1,583.5		1,781.0
Other Data:
Working capital(9)	490.6	397.2	370.2	371.5		323.7		566.3

(1)	During the fiscal years ended September 30, 2006, 2007, 2008 and 2009, pursuant to the FASB Codification Topic 350: “Intangibles-Goodwill and Other,” formerly SFAS No. 142, “Goodwill and Other Intangible Assets,” Spectrum Brands conducted its annual impairment testing of goodwill and indefinite-lived intangible assets. As a result of these analyses Spectrum Brands recorded non-cash pretax impairment charges of approximately $433 million, $362 million, $861 million and $34 million in the fiscal years ended September 30, 2006, 2007 and 2008 and the eleven month period ended August 30, 2009, respectively. See Note 3, Significant Accounting Policies and Practices — Intangible Assets, of Notes to Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for further details on these impairment charges.

(2)	Loss from discontinued operations, net of tax, during the fiscal year ended September 30, 2007 includes a non-cash pretax impairment charge of approximately $45 million to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, relating to the Canadian Division of the Home and Garden Business in order to reflect the estimated fair value of this business. Loss from discontinued operations, net of tax, during the fiscal year ended September 30, 2008, includes a non-cash pretax impairment charge of approximately $8 million to reduce the carrying value of intangible assets relating to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. See Note 6, Assets Held for Sale, and Note 10, Discontinued Operations, of Notes to Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for information relating to these impairment charges.

(3)	Income tax benefit of $29.4 million for the fiscal year ended September 30, 2006, includes a non-cash charge of approximately $29.3 million which increased the valuation allowance against certain net deferred tax assets. Income tax expense of $55.8 million for the fiscal year ended September 30, 2007, includes a non-cash charge of approximately $180.1 million which increased the valuation allowance against certain net deferred tax assets. Income tax benefit of $9.5 million for the fiscal year ended September 30, 2008, includes a non-cash charge of approximately $222.0 million which increased the valuation allowance against certain net deferred tax assets. The eleven month period ended August 30, 2009 income tax expense includes a non-cash adjustment of approximately $52 million which reduced the valuation allowance against certain deferred tax assets. The eleven month Predecessor Company period includes a non-cash charge of $104 million related to the tax effects of the fresh start adjustments. In addition, Predecessor Company includes the tax effect on the gain on the cancellation of debt from the extinguishment of the senior subordinated notes as well as the modification of the senior term credit facility resulting in approximately $124.0 million reduction in the U.S. net deferred tax asset exclusive of indefinite lived intangibles. Due to Spectrum Brands’ full valuation allowance position as of August 30, 2009 on the U.S. net deferred tax asset exclusive of indefinite lived intangibles, the tax effect of the gain on the cancellation of debt and the modification of the old senior term credit facility is offset by a corresponding adjustment to the valuation allowance of $124.0 million. The tax effect of the fresh-start reporting adjustments, the gain on the cancellation of debt and the modification of the old senior term credit facility, net of corresponding adjustments to the valuation allowance, are netted against reorganization items discussed further in Note 6 below. Included in the one month period for the Successor Company is a non-cash tax charge of $58.0 million related to the residual U.S. and foreign taxes on approximately $166.0 million of actual and deemed distributions of foreign earnings.

(4)	See Note 15, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for a further discussion.

(5)	Fiscal year ended September 30, 2006, includes a $7.9 million net gain on the sale of the Bridgeport, CT manufacturing facility, acquired as part of the Remington Products Company, L.L.C. (“Remington Products”) acquisition and subsequently closed in its fiscal year ended September 30, 2004, and the Madison, WI packaging facility, which was closed in its fiscal year ended September 30, 2003.

(6)	Reorganization items income (expense) directly relates to Spectrum Brands’ voluntary reorganization under Chapter 11 of the Bankruptcy Code that commenced in February 2009 and concluded in August 2009. In addition to administrative costs related to the reorganization it reflects during the eleven months ended August 30, 2009, a $1,087.6 million gain from fresh-start reporting adjustments and a $146.6 million gain on cancellation of debt. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for further details of these reorganization items.

(7)	Each of the fiscal years ended September 30, 2006, 2007 and 2008, the eleven month period ended August 30, 2009, and the one month period ended September 30, 2009, do not assume the exercise of common stock equivalents as the impact would be anti-dilutive.

(8)	Amounts reflect the results of continuing operations only.

(9)	Working capital is defined as current assets less current liabilities.

(10)	The nine month period ended July 4, 2010, includes the results of Russell Hobbs’ operations since June 16, 2010. Russell Hobbs contributed $35.8 million in Net Sales and recorded operating income of $0.6 million for the period from June 16, 2010 through July 4, 2010, which includes $1.5 million of acquisition and integration related charges. In addition, the nine month period ended July 4, 2010 includes $22.5 million of Acquisition and integration related charges associated with the SB/RH Merger.

(11)	The nine month period ended July 4, 2010 includes a non-cash charge of $83.1 million related to the write off of unamortized debt issuance costs and the write off of unamortized discounts and premiums related to the extinguishment of debt that was refinanced in conjunction with the SB/RH Merger.

SELECTED UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The table below presents summary financial data from the unaudited pro forma condensed combined consolidated statements of operations for the fiscal year ended December 31, 2009 and the six months ended June 30, 2010 and the unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2010 included in this information statement. The unaudited pro forma condensed combined consolidated statements of operations are presented as if the Spectrum Brands Acquisition had occurred on January 1, 2009. The unaudited pro forma condensed combined consolidated balance sheet presents the combined financial position of HGI and SB Holdings as of June 30, 2010 assuming that the Spectrum Brands Acquisition took place on that date.

The selected unaudited pro forma condensed combined consolidated financial data is based on estimates and assumptions, which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of our consolidated results of operations or financial position that would have been reported had the combination been completed as of the indicated dates, and should not be taken as representative of our future results of operations or financial position. This information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and related notes and the historical financial statements and related notes of HGI, SB Holdings and Russell Hobbs included in elsewhere in this information statement. The selected unaudited pro forma condensed combined financial information is presented for comparative purposes only and does not necessarily indicate what the future operating results or financial position of HGI will be following consummation of the Spectrum Brands Acquisition. The selected unaudited pro forma condensed combined financial information does not include adjustments to reflect any cost savings or other operational efficiencies that may be realized as a result of the SB/RH Merger or any future business combination related restructuring or integration expenses.

	As of and for the	For the
	Six Months Ended	Fiscal Year Ended
(In thousands, except per share data)	June 30, 2010	December 31, 2009
	(Unaudited)

Income Statement
Net sales	$1,556,729	$3,009,911
Cost of goods sold and restructuring and related charges	975,452	1,967,724

Gross profit	581,277	1,042,187
Total operating expenses	423,737	866,142
Interest expense	89,418	178,796
Other expense, net	14,780	5,237

Income from continuing operations before reorganization items and income taxes	53,342	(7,988)
Reorganization income, net	—	—
Income tax expense	29,324	91,826

(Loss) income from continuing operations	24,018	(99,814)

Less: Net income attributable to noncontrolling interest	13,764	(43,729)

(Loss) income from continuing operations attributable to controlling interest:	$10,254	$(56,085)

(Loss) income from continuing operations attributable to controlling interest per share:
Basic	$0.07	$(0.40)

Diluted	$0.07	$(0.40)

Number of shares:
Basic	139,195	139,190

Diluted	139,195	139,190

Balance Sheet
Total assets	$3,914,664

Total liabilities	$2,707,513

Total stockholders’ equity	$720,709

Net book value per share outstanding	$5.18

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The following table presents (a) historical income (loss) per share data and net book value per share data for each of HGI and SB Holdings and (b) the unaudited income (loss) per share and net book value per share data for the combined company on a pro forma basis. The pro forma per share data gives effect to the combination on the terms described in “Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information” presented elsewhere in this information statement. The selected unaudited pro forma financial data is presented for informational purposes only and is not intended to represent or necessarily be indicative of the financial position had the combination been completed on June 30, 2010 or operating results that would have been achieved by us had the combination been completed as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The pro forma combined per common share data presented below have been obtained or derived from unaudited pro forma condensed combined consolidated financial statements included elsewhere in this information statement.

Our income (loss) per share for the six months ended June 30, 2010 and our net book value per share as of June 30, 2010 have been obtained or derived from our unaudited consolidated financial statements. Our income (loss) per share for the year ended December 31, 2009 has been obtained from our consolidated financial statements. SB Holdings’ income (loss) per share for the nine months ended July 4, 2010 and SB Holdings net book value per share as of July 4, 2010 have been obtained or derived from SB Holdings’ unaudited consolidated financial statements. SB Holdings income (loss) per share for the year ended September 30, 2009 has been obtained from SB Holdings’ consolidated financial statements. This information is only a summary and should be read in conjunction with the selected historical financial data of HGI and SB Holdings, the unaudited pro forma condensed combined consolidated financial statements and the related notes, the separate historical financial statements related notes that are included elsewhere in this information statement.

HGI

	As of or for the Six Months	Year Ended
	Ended June 30, 2010	December 31, 2009

Historical per common share data
Income (loss) per share	$(0.30)	$(0.69)
Net book value per share(1)	$7.28

SB Holdings and Spectrum Brands

	As of or for the Nine Months	One Month Ended	Eleven Months Ended
	Ended July 4, 2010	September 30, 2009	August 30, 2009

Historical per common share data
Income (loss) per share from continuing operations	$(5.20)	$(2.37)	21.45
Net book value per share(1)	$20.91

Pro Forma Combined

	As of or for the Six Months	Year Ended
	Ended June 30, 2010	December 31, 2009

Pro forma per common share data
Income (loss) per share	$0.07	$(0.40)
Net book value per share(2)	$5.18

(1)	The historical net book value per share of HGI and SB Holdings is computed by dividing stockholders’ equity at June 30, 2010 and July 4, 2010, respectively, by the number of shares of common stock outstanding at that date.

(2)	The pro forma net book value per share of the combined company’s common stock is computed by dividing the total stockholders’ equity by the pro forma number of shares of common stock outstanding at June 30, 2010, assuming the combination had been completed on that date.

RISK FACTORS

In addition to the other information included in or attached to this information statement, including the matters addressed in the “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks as part of your review of this information statement. In addition, you should read and consider the risks associated with the businesses of HGI and Spectrum Brands. You should also read and consider the other information included in and attached to this information statement. Please see also “Where You Can Find More Information.” Any of the following factors could materially and adversely affect our or Spectrum Brands’ business, financial condition and results of operations and the risks described below are not the only risks that we and Spectrum Brands may face. Additional risks and uncertainties not presently known to us or Spectrum Brands or that are not currently believed to be important also may adversely affect us and Spectrum Brands following the Spectrum Brands Acquisition.

Risks Related to HGI

We may not be successful in identifying any additional suitable acquisition opportunities and future acquisitions could involve various unknown risks that might adversely affect our financial condition and the value of our common stock.

There is no assurance that we will be successful in identifying or consummating any additional suitable acquisitions and, if we do complete another acquisition or business combination, there is no assurance that it will be successful in enhancing our business or our financial condition. We face significant competition for acquisition opportunities, which may inhibit our ability to complete suitable transactions or increase the cost we must pay. The Spectrum Brands Acquisition and other acquisitions could divert a substantial amount of our management time and may be difficult for us to integrate. We may issue additional shares of common stock or other securities in connection with one or more acquisitions which may dilute the interest of our existing stockholders.

Depending upon the size and number of any acquisitions or business combinations, we may also borrow money to fund acquisitions or business combinations or to fund operations of our business. In that event, we would be subject to the risks normally associated with indebtedness, including the inability to service the debt or the dedication of a significant amount of cash flow to service the debt, limits on our ability to secure future financing and the imposition of various covenants, including restrictions on our operations.

Any future acquisitions may result in a significant change in the composition of our assets and liabilities and, if unsuccessful, could reduce the value of our common stock. We expect to become a diversified holding company with interests in a variety of industries and market sectors. Our financial condition, results of operations and the value of our common stock will be subject to the specific risks applicable to any company in which we invest.

Volatility in global credit markets may impact our ability to obtain financing to fund acquisitions.

Our ability to consummate an acquisition may be largely dependent on our ability to obtain debt or equity financing. The current global economic and financial market conditions, including severe disruptions in the credit markets and the potential for a significant and prolonged global economic recession, may impact our ability to raise equity capital or to obtain sufficient credit to finance an acquisition until the conditions become more favorable.

In addition to the Spectrum Brands Acquisition, we may make other significant investments in publicly traded companies. Changes in the market prices of the securities we own, particularly during times of volatility in security prices, can have a material impact on an investor’s perception of the aggregate value of our company portfolio and equity and could adversely affect the trading price of our common stock.

In addition to the Spectrum Brands Acquisition, we may make other significant investments in publicly traded companies. We will either consolidate our investments and subsidiaries or report such investments under the equity method of accounting. Changes in the market prices of the publicly traded securities of these entities could have a material impact on an investor’s perception of the aggregate value of our company portfolio and equity and could adversely affect the trading price of our common stock. Global securities markets have been highly volatile, and continued volatility may have an adverse effect on the trading price of our common stock.

Our ability to dispose of equity interests we acquire may be limited by restrictive stockholder agreements and by the federal securities laws.

When we acquire less than 100% of a company, our investment may be illiquid and we may be subject to restrictive terms of agreements with other equityholders. Our investment in SB Holdings will be subject to a stockholder agreement that may adversely affect our flexibility in managing our investment in SB Holdings. The SB Holdings Contributed Shares will not be registered under the Securities Act and are, and any other securities we acquire may be, restricted securities under the Securities Act and our ability to sell such securities could be limited to sales pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those securities, (ii) Rule 144 under the Securities Act, which requires a specified holding period and limits the manner and volume of sales, or (iii) another applicable exemption under the Securities Act.

The Harbinger Parties hold a majority of our outstanding common stock and have interests which may conflict with interests of other stockholders. As a result of this ownership, we are a “controlled company” within the meaning of the NYSE rules and are exempt from certain corporate governance requirements.

The Harbinger Parties beneficially own shares of our outstanding common stock that collectively constitute more than 50% of our total voting power and, because of this, exercise a controlling influence over our business and affairs and have the power to determine all matters submitted to a vote of our stockholders, including the election of directors, the removal of directors, and approval of significant corporate transactions such as amendments to our amended and restated certificate of incorporation, mergers and the sale of all or substantially all of our assets. This concentration of voting power could have the effect of deterring or preventing a change in control of our company that might otherwise be beneficial to our stockholders. Moreover, a majority of the members of our board of directors were nominated by and are affiliated with or employed by the Harbinger Parties or their affiliates. The Harbinger Parties could cause corporate actions to be taken even if the interests of these entities conflict with or are not aligned with the interests or plans of our other stockholders.

Because of our ownership structure, described above, we are deemed a “controlled company” under the rules of the NYSE. As a result, we qualify for, and rely upon, the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, we are exempt from rules that would otherwise require that our board of directors be comprised of a majority of “independent directors” (as defined under the rules of the NYSE), and that any compensation committee and corporate governance and nominating committee be comprised solely of “independent directors,” so long as the Harbinger Parties continue to own more than 50% of our combined voting power.

We are dependent on certain key personnel.

We are dependent upon the skills, experience and efforts of Philip A. Falcone, Peter A. Jenson and Francis T. McCarron, our Chairman of the Board, President and Chief Executive Officer, our Chief Operating Officer and our Executive Vice President and Chief Financial Officer, respectively. Mr. Falcone is the Chief Executive Officer and Chief Investment Officer of Harbinger and has significant influence over the acquisition opportunities HGI reviews. Mr. Falcone may be deemed to be an indirect beneficial owner of the shares of our common stock owned by the Harbinger Parties. Accordingly, Mr. Falcone may exert significant influence over all matters requiring approval by our stockholders, including the election or removal of directors and stockholder approval of acquisitions or other business combination transactions. Mr. Jenson is the Chief Operating Officer of Harbinger and of HGI. Mr. McCarron currently is our only full-time executive officer and he will be responsible for integrating our operations with SB Holdings and any other businesses we acquire.

The loss of Mr. Falcone, Mr. Jenson or Mr. McCarron or other key personnel could have a material adverse effect on our business or operating results.

Future acquisitions and dispositions may not require a stockholder vote and may be material to us.

Any future acquisitions could be material in size and scope, and our stockholders and potential investors may have virtually no substantive information about any new business upon which to base a decision whether to invest in our common stock. In any event, depending upon the size and structure of any acquisitions, stockholders may not have the opportunity to vote on the transaction, and may not have access to any information about any new business until the transaction is completed and we file a report with the SEC disclosing the nature of such transaction and/or business. Even if a stockholder vote is required for any of our future acquisitions, under our amended and restated certificate of incorporation and our bylaws, the Harbinger Parties, as long as they continue to own a majority of our outstanding common stock, may approve such transaction by written consent without our other stockholders having an opportunity to vote on such transaction.

Any potential business combination, acquisition or merger with a foreign company or a company with significant foreign operations, such as SB Holdings, may subject us to additional risks.

If we enter into a business combination with a foreign company, acquire a foreign business or a company with significant foreign operations, such as SB Holdings, we will be subject to risks inherent in business operations outside of the United States. These risks include, for example, currency fluctuations, regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, risks related to shipment of raw materials and finished goods across national borders, restrictions on the movement of funds across national borders and cultural and language differences. For risks that SB Holdings currently faces and we may face after the Spectrum Brands Acquisition, see “— Risks Related to Spectrum Brands — Risks Related to Spectrum Brands’ Business”, below.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We do not have significant operating assets at this time and have only 8 employees as of August 30, 2010. If we complete the Spectrum Brands Acquisition and/or proceed with other business combinations or acquisitions, we expect to require additional personnel and enhanced information technology systems. Future growth will impose significant added responsibilities on members of our management, including the need to identify, recruit, maintain and integrate additional employees and implement enhanced informational technology systems. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

As a holding company our only material assets will be our equity interests in our operating subsidiaries, and our principal source of revenue and cash flow will be distributions from our subsidiaries.

As a holding company our only material assets will be our equity interests in our operating subsidiaries, and our principal source of revenue and cash flow will be distributions from our subsidiaries. Thus our ability to finance acquisitions and pay dividends to our stockholders in the future will be dependent on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries will be separate legal entities, and although they may be wholly-owned or controlled by us, they will have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ financing agreements, availability of sufficient funds in such subsidiaries and applicable state laws. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, this could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business.

We may suffer adverse consequences if we are deemed an investment company under the Investment Company Act and we may be required to incur significant costs to avoid investment company status and our activities may be restricted.

Since the December 2006 sale of our interest in the common stock of Omega Protein Corporation, we have held substantially all of our assets in cash, cash equivalents and investments in U.S. Government Agency and Treasury securities, and have held no “investment securities.” In addition, we have not held, and do not hold, ourself out as an investment company. We have been conducting a good faith search for a merger or acquisition candidate, and have repeatedly and publicly disclosed our intention to acquire a business. However, as of the date of this report, due to a variety of factors, we have been unable to consummate such a transaction. We believe that we are not an investment company under the Investment Company Act. The Investment Company Act contains substantive legal requirements that regulate the manner in which investment companies are permitted to conduct their business activities. If the SEC or a court were to disagree with us, we could be required to register as an investment company. This would negatively affect our ability to consummate an acquisition of an operating company, subjecting us to disclosure and accounting guidance geared toward investment, rather than operating, companies; limiting our ability to borrow money, issue options, issue multiple classes of stock and debt, and engage in transactions with affiliates; and requiring us to undertake significant costs and expenses to meet the disclosure and regulatory requirements to which we would be subject as a registered investment company.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exemption, we must ensure that we are engaged primarily in a business other than investing, reinvesting, owning, holding or trading in securities (as defined in the Investment Company Act) and that we do not own or acquire “investment securities” having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Rule 3a-1 of the Investment Company Act provides an exemption from registration as an investment company if a company meets both an asset and an income test and is not otherwise primarily engaged in an investment company business by, among other things, holding itself out to the public as such or by taking controlling interests in companies with a view to realizing profits through subsequent sales of these interests. A company satisfies the asset test of Rule 3a-1 if it has no more than 45% of the value of its total assets (adjusted to exclude U.S. Government securities and cash) in the form of securities other than interests in majority-owned subsidiaries and companies which it primarily and actively controls. A company satisfies the income test of Rule 3a-1 if it has derived no more than 45% of its net income for its last four fiscal quarters combined from securities other than interests in majority owned subsidiaries and primarily controlled companies.

We may be subject to an additional tax as a personal holding company on future undistributed personal holding company income if we generate passive income in excess of operating expenses.

Section 541 of the Code, subjects a corporation which is a “personal holding company,” as defined in the Code, to a 15% tax on “undistributed personal holding company income” in addition to the corporation’s normal income tax. Generally, undistributed personal holding company income is based on taxable income, subject to certain adjustments, most notably a reduction for Federal income taxes. Personal holding company income is comprised primarily of passive investment income plus, under certain circumstances, personal service income. A corporation generally is considered to be a personal holding company (“PHC”) if (1) 60% or more of its adjusted ordinary gross income is personal holding company income and (2) more than 50% in value of its outstanding common stock is owned, directly or indirectly, by five or fewer individuals, as calculated under the applicable tax rule at any time during the last half of the taxable year.

Subsequent to the change in control of our company in the third quarter of 2009 in connection with the acquisition of approximately 51.6% of our company by the Harbinger Parties, we did not incur a PHC tax in the fourth quarter of 2009 or the 2009 fiscal year as we had a net operating loss for the year ended December 31, 2009. We also had a net operating loss for the six-month period ended June 30, 2010. If it is determined that five or fewer individuals hold more than 50% in value of our outstanding common stock during the second half of 2010 or future tax years, it is possible that we could have at least 60% of adjusted ordinary gross income consist of PHC income as discussed above. Thus, there can be no assurance that we will not be subject to this tax in the future, which, in turn, may materially and adversely impact our financial position, results of operations and cash flows. In addition, if we are subject to this tax during future periods, statutory tax rate increases could significantly increase tax expense and adversely affect operating results and cash flows. Specifically, the current 15% tax rate on undistributed PHC income is scheduled to expire as of December 31, 2010, after which the rate will revert back to the highest individual ordinary income rate of 39.6%.

Agreements and transactions involving former subsidiaries may give rise to future claims that could materially adversely impact our capital resources.

Throughout our history, we have entered into numerous transactions relating to the sale, disposal or spin-off of partially and wholly owned subsidiaries. We may have continuing obligations pursuant to certain of these transactions, including obligations to indemnify other parties to agreements, and may be subject to risks resulting from these transactions. For example, in 2005, we were notified by Weatherford International Inc. of a claim for reimbursement in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by one of our non-operating subsidiaries. The claim was made under an indemnification provision given by us to Weatherford in a 1995 asset purchase agreement. There can be no assurance that we will not incur costs and expenses in excess of our reserves in connection with any continuing obligation.

From time to time we may be subject to litigation for which we may be unable to accurately assess our level of exposure and which, if adversely determined, may have a material adverse effect on our consolidated financial condition or results of operations.

We and our subsidiaries may become parties to legal proceedings that are considered to be either ordinary, routine litigation incidental to our or their business or not material to our consolidated financial position or liquidity. There can be no assurance that we will prevail in any litigation in which we or our subsidiaries may become involved, or that our or their insurance coverage will be adequate to cover any potential losses. To the extent that we or our subsidiaries sustain losses from any pending litigation which are not reserved or otherwise provided for or insured against, our business, results of operations, cash flows and/or financial condition could be adversely affected.

Our organizational documents contain provisions which may discourage the takeover of our company, may make removal of our management more difficult and may depress our stock price.

Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our management. They could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions could prevent our stockholders from receiving a premium for their shares of common stock above the prevailing market prices. These provisions include:

•	the authority of our board of directors to issue, without stockholder approval, up to 1,000,000 shares of our preferred stock with such terms as our board of directors may determine;

•	special meetings of our stockholders may be called only by the Chairman of our board of directors or by our Secretary upon delivery of a written request executed by three directors (or, if there are fewer than three directors in office at that time, by all incumbent directors);

•	a staggered board of directors as a result of which only one of the three classes of directors is elected each year;

•	advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings,

•	the absence of cumulative voting rights; and

•	subject to any special rights of the holders of any class or series of our stock to elect directors, removal of incumbent directors only for cause.

In addition, our amended and restated certificate of incorporation contains provisions that restrict mergers and other business combinations with an “Interested Stockholder” (as defined) or that may otherwise have the effect of preventing or delaying a change of control of our company. The term “Interested Stockholder” excludes Harbinger Holdings LLC and any affiliates, including any entity controlled or managed, directly or indirectly, by Philip A. Falcone.

Limitations on liability and indemnification matters.

As permitted by the DGCL, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. Our bylaws also provide that we are required to indemnify our directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our directors as incurred in connection with proceedings against them for which they may be indemnified. In addition, we, by action of our board of directors, may provide indemnification and advance expenses to our officers, employees and agents (other than directors), to directors, officers, employees or agents of a subsidiary of our company, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at our request, with the same scope and effect as the indemnification of our directors provided in our bylaws.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting and to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements or negative reports concerning our internal controls could adversely affect our future results of operations and our stock price.

We may in the future discover areas of our internal controls that need improvement, particularly with respect to businesses that we may acquire in the future. We cannot be certain that any remedial measures we take will ensure that we implement and maintain adequate internal controls over our financial reporting processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent auditors are unable to provide us with an unqualified report regarding the effectiveness of our internal controls over financial reporting as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the market price of our common stock. Failure to comply with Section 404 could potentially subject us to sanctions or investigations by the SEC, or other regulatory authorities, which could also result in a decrease in the market price of our common stock.

Our Quarterly Report on Form 10-Q/A for the period ended September 30, 2009 stated that we did not maintain effective controls over the application and monitoring of our accounting for income taxes. Specifically, we did not have controls designed and in place to ensure the accuracy and completeness of financial information provided by third party tax advisors used in accounting for income taxes and the determination of deferred income tax assets and the related income tax provision and the review and evaluation of the application of generally accepted accounting principles relating to accounting for income taxes. This control deficiency resulted in the restatement of our unaudited condensed consolidated financial statements for the quarter ended September 30, 2009. Accordingly, we determined that this control deficiency constituted a material weakness as of September 30, 2009. As of the period ended December 31, 2009, we concluded that our ongoing remediation efforts resulted in control enhancements which had operated for an adequate period of time to demonstrate operating effectiveness. Although we believe that this material weakness has been remediated, there can be no assurance that similar weaknesses will not occur in the future which could adversely affect our future results of operations or our stock price.

We do not currently meet the NYSE continued listing requirements. Accordingly, there is the potential that our common stock will be delisted in the future, which could have an adverse impact on the liquidity and market price of our common stock.

Our common stock currently is listed on the NYSE under the symbol “HRG”. Under the continued listing standards of the NYSE Listed Company Manual, which are qualitative as well as quantitative, the NYSE may in its sole discretion commence delisting proceedings against a listed company if its assets are substantially reduced or the company has ceased to be an operating company or discontinued a substantial portion of its operations or business. On August 3, 2010, we received notification from the NYSE that we are not in compliance with the NYSE’s listing requirements because we currently have no primary operations and substantially all of our assets are held in cash, cash equivalents and U.S. government securities. As permitted by the NYSE procedures, on August 3, 2010 we submitted our Plan to the NYSE to formalize our initiatives and objectives in achieving a return to compliance no later than May 12, 2011, the last date of the period granted by the NYSE to cure our non-compliance. Our Plan has been accepted by the NYSE, and we will be subject to ongoing monitoring to ensure our sustained progress with respect to Plan goals. Our common stock will continue to be listed and traded on the NYSE, subject to our compliance with our Plan and other NYSE continued listing standards. If we are not in compliance with the continued listing standards by May 12, 2011, or if we do not make progress toward achieving compliance consistent with our Plan during this period, the NYSE will initiate delisting proceedings.

If our shares of common stock are delisted from the NYSE and we are unable to list our shares of common stock on another U.S. national securities exchange this could, among other things, (i) reduce liquidity and market price of our common stock, (ii) reduce the number of investors willing to hold or acquire our common stock and (iii) negatively impact our ability to use our capital stock as consideration in an acquisition and to raise equity financing.

The market liquidity for our common stock is relatively low and may make it difficult to purchase or sell our stock.

The average daily trading volume in our stock during the twelve month period ended December 31, 2009 and the six months ended June 30, 2010 was approximately 14,000 and 17,000 shares, respectively. Although a more active trading market may develop in the future, there can be no assurance as to the liquidity of any markets that may develop for our common stock or the prices at which holders may be able to sell our common stock and the limited market liquidity for our stock could affect a stockholder’s ability to sell at a price satisfactory to that stockholder. Additionally, the trading market for shares of our common stock will consist of a decreased percentage of our total capitalization following the Spectrum Brands Acquisition, and the future trading and pricing of our common stock may be further limited.

We may issue additional common shares or preferred shares to complete our business combinations or as consideration of an acquisition of an operating business or other acquisition or under an employee incentive plan after consummation of a business combination or acquisition, which would dilute the interests of our stockholders and could present other risks.

Our amended and restated certificate of incorporation authorizes the issuance of up to 500,000,000 shares of common stock and 1,000,000 shares of preferred stock. After we consummate the Spectrum Brands Acquisition, we will have more than 360,000,000 authorized but unissued shares of our common stock available for issuance. We may issue a substantial number of additional shares of common or preferred stock to complete a business combination or acquisition or under an employee incentive plan after consummation of a business combination or acquisition. The issuance of additional shares of common or preferred stock:

•	may significantly dilute the equity interest of our stockholders;

•	may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded our common stock;

•	could cause a change in control of our company if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any; and

•	may adversely affect prevailing market prices for our common stock.

We may issue notes or other debt securities, or otherwise incur substantial debt, which may adversely affect our leverage and financial condition.

Although we have no commitments as of the date of this information statement to issue any notes or other debt securities, or to otherwise incur debt, we may choose to incur substantial debt to complete a business combination or acquisition or otherwise. The incurrence of debt could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination or acquisition are insufficient to repay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our common stock;

•	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Price fluctuations in our common stock could result from general market and economic conditions and a variety of other factors, including factors that affect the volatility of the common stock of any of our publicly held subsidiaries.

The trading price of our common stock may be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control, including:

•	actual or anticipated fluctuations in our results of operations and, after we complete the Spectrum Brands Acquisition or other acquisitions or investments, the performance of our subsidiaries and their competitors;

•	reaction of the market to our announcement of any future acquisitions or investments;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in general economic conditions;

•	actions of our historical equity investors, including sales of common stock by our principal stockholders, our directors and our executive officers; and

•	actions by institutional investors trading in our stock.

In addition, the trading price of our common stock could be subject to fluctuations in response to a number of factors that affect the volatility of the common stock of any of our subsidiaries, such as SB Holdings, that are publicly traded. See “Risks Related to Spectrum Brands — Risks Related to SB Holdings Common Stock”, below.

Future sales of substantial amounts of our common stock may adversely affect our market price.

Shares of our common stock held by the Harbinger Parties, including those to be acquired by them under the Exchange Agreement, will be “restricted securities” under the Securities Act and held by them as our affiliates, as that term is defined in the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. However, in connection with the Spectrum Brands Acquisition, we have granted registration rights to the Harbinger Parties under the HGI Registration Rights Agreement to facilitate the resale of their shares of our common stock. Under the HGI Registration Rights Agreement, the Harbinger Parties will have the right, subject to certain conditions, to require us to register the sale of these shares under the federal securities laws. By exercising their registration rights, and selling all or a large number of their shares, the Harbinger Parties could cause the prevailing market price of our common stock to decline. In addition, the shares of our common stock owned by the Harbinger Parties, including those to be acquired by them under the Exchange Agreement, may also be sold in the public market under Rule 144 of the Securities Act after the applicable holding period and manner and volume of sales requirements have been met, subject to the restrictions and limitations of that Rule. The holding period requirement has been met for the shares owned by the Harbinger Parties as of August 30, 2010. For a detailed discussion of the HGI Registration Rights Agreement, see “Ancillary Agreements Entered into in Connection with the Spectrum Brands Acquisition — HGI Registration Rights Agreement.”

Future sales of substantial amounts of our common stock into the public market, or perceptions in the market that such sales could occur, may adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Because we do not intend to pay any cash dividends on our common stock in the near term, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

We do not intend to pay cash dividends on our common stock in the near term. We currently intend to retain all available funds and any future earnings for use as consideration for an acquisition of an operating business or other acquisition or in the operation and expansion of our future businesses and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of any future financing agreements may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

Risks Related to the Spectrum Brands Acquisition

The issuance of our common stock to the Harbinger Parties under the Exchange Agreement will substantially dilute the percentage ownership interests of our current stockholders (other than the Harbinger Parties) and will give the Harbinger Parties the ability to effect a short-form merger and assume control of 100% of the outstanding shares of our common stock.

If the Spectrum Brands Acquisition is consummated, we will issue to the Harbinger Parties 119,909,830 shares of our common stock and the Harbinger Parties will own approximately 93.3% of our outstanding common stock. The issuance of our common stock to the Harbinger Parties will cause a significant reduction in the relative percentage interest of our current stockholders (other than the Harbinger Parties) in our earnings, if any, and voting power.

If the Harbinger Parties elect to contribute to us all of the SB Holdings common stock held by them at September 10, 2010, at the closing of the Spectrum Brands Acquisition they will own, in the aggregate, approximately 94.4% of our outstanding common stock.

In addition, upon the consummation of the Spectrum Brands Acquisition and subject to the provisions of our organizational documents, the Harbinger Parties will be able to effect a short-form merger and assume control of 100% of the outstanding shares of our common stock.

The exchange ratio is fixed and will not be adjusted in the event of any change in the price of either our common stock or SB Holdings common stock.

The aggregate number of shares of our common stock to be issued to the Harbinger Parties at Closing is fixed in the Exchange Agreement at 4.32 shares of our common stock for each SB Holdings Share. The exchange ratio will not be adjusted for changes in the market price of either our common stock or SB Holdings common stock. Although the prices of our common stock and SB Holdings common stock on the date the Exchange Agreement was executed, the date of this information statement and the Closing Date of the Spectrum Brands Acquisition are likely to vary from the respective volume weighted average prices used to fix the exchange ratio, the comparative values of our company and SB Holdings represented by the exchange ratio will not vary.

If the benefits of the Spectrum Brands Acquisition do not meet the expectations of the marketplace, investors, financial analysts or industry analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the Spectrum Brands Acquisition if SB Holdings or its subsidiaries does not perform as expected or if we do not otherwise achieve the perceived benefit of the Spectrum Brands Acquisition to the extent anticipated by the marketplace, investors, financial analysts or industry analysts. Accordingly, investors may experience a loss as a result of a decreasing stock price, and we may not be able to raise future capital, if necessary, in the equity markets.

We have incurred and expect to continue to incur substantial costs associated with the pending Spectrum Brands Acquisition, whether or not the Spectrum Brands Acquisition is completed, which will reduce the amount of cash otherwise available for other corporate purposes, and our financial results and the market price of our common stock may be adversely affected.

We have incurred and expect to continue to incur substantial costs in connection with the pending Spectrum Brands Acquisition and other acquisition opportunities we have and are evaluating, whether or not we complete any acquisition. These costs will reduce the amount of cash otherwise available to us for acquisitions and investments and other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. We may incur additional material charges reflecting additional costs associated with the Spectrum Brands Acquisition in fiscal quarters subsequent to the quarter in which the Spectrum Brands Acquisition is consummated.

In addition, we have diverted significant management resources in an effort to complete the Spectrum Brands Acquisition. If the Spectrum Brands Acquisition is not completed, we will receive little or no benefit from these costs. Moreover, if the Spectrum Brands Acquisition is not completed, we may experience negative reactions from the financial markets. Each of these factors may adversely affect the market price of our common stock and our financial results.

The pro forma financial statements presented are not necessarily indicative of our financial condition or results of operations following the Spectrum Brands Acquisition.

The pro forma financial statements contained in this information statement are presented for illustrative purposes only and may not be indicative of our financial condition or results of operations following the Spectrum Brands Acquisition. The pro forma financial statements have been derived from the historical financial statements of our company, Spectrum Brands and Russell Hobbs, and many adjustments and assumptions have been made regarding Spectrum Brands (giving effect to the Russell Hobbs transaction) and our company after giving effect to the Spectrum Brands Acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by us in connection with the Spectrum Brands Acquisition and by Spectrum Brands as a result of the SB/RH Merger. For example, the impact of any incremental costs incurred in integrating Spectrum Brands and Russell Hobbs and integrating our financial reporting requirements with the Spectrum Brands’ books and records is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of our company following the Spectrum Brands Acquisition may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Spectrum Brands Acquisition. Any potential decline in our financial condition or results of operations could cause the market price of our common stock to decline.

There can be no assurance that we have identified every matter that could have a material adverse effect on SB Holdings or its subsidiaries.

Although we have conducted business, financial and legal due diligence in connection with the Spectrum Brands Acquisition, there can be no assurance that due diligence has identified every matter that could have a material adverse effect on SB Holdings or its subsidiaries. Accordingly, there may be matters involving either SB Holdings or its subsidiaries and their respective operations that were not identified during our due diligence. Any of these issues could materially and adversely affect our financial condition after giving effect to the Spectrum Brands Acquisition.

The completion of the Spectrum Brands Acquisition is subject to the satisfaction or waiver of conditions.

The Spectrum Brands Acquisition is subject to the satisfaction or waiver of a number of closing conditions set forth in the Exchange Agreement. If these conditions are not satisfied or waived, the Spectrum Brands Acquisition will not be completed. Also, even if all of these conditions are satisfied, the Spectrum Brands Acquisition may not be completed, as we and the Harbinger Parties each have the right to terminate the Exchange Agreement under certain circumstances specified in the Exchange Agreement and described in greater detail in the section entitled “The Exchange Agreement — Termination”.

Risks Related to Spectrum Brands

Risks Related to the SB/RH Merger

Significant costs have been incurred in connection with the consummation of the SB/RH Merger and are expected to be incurred in connection with the integration of Spectrum Brands and Russell Hobbs into a combined company, including legal, accounting, financial advisory and other costs.

Spectrum Brands expects to incur one-time costs of approximately $23 million in connection with integrating the operations, products and personnel of Spectrum Brands and Russell Hobbs into a combined company, in addition to costs related directly to completing the SB/RH Merger described below. These costs may include costs for:

•	employee redeployment, relocation or severance;

•	integration of information systems;

•	combination of research and development teams and processes; and

•	reorganization or closures of facilities.

In addition, Spectrum Brands expects to incur a number of non-recurring costs associated with combining its operations with those of Russell Hobbs, which cannot be estimated accurately at this time. Spectrum Brands expects to incur approximately $85 million of transaction fees and other costs related to the SB/RH

Merger. Additional unanticipated costs may yet be incurred as Spectrum Brands integrates its business with that of Russell Hobbs. Although Spectrum Brands expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of its operations with those of Russell Hobbs, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all. There can be no assurance that Spectrum Brands will be successful in its integration efforts. In addition, while Spectrum Brands expects to benefit from leveraging distribution channels and brand names across both companies, it cannot assure you that it will achieve such benefits.

Spectrum Brands may not realize the anticipated benefits of the SB/RH Merger.

The SB/RH Merger involved the integration of two companies that previously operated independently. The integration of Spectrum Brands’ operations with those of Russell Hobbs is expected to result in financial and operational benefits, including increased revenues and cost savings. There can be no assurance, however, regarding when or the extent to which Spectrum Brands will be able to realize these increased revenues, cost savings or other benefits. Integration may also be difficult, unpredictable, and subject to delay because of possible company culture conflicts and different opinions on technical decisions and product roadmaps. Spectrum Brands must integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which are dissimilar. In some instances, Spectrum Brands and Russell Hobbs have served the same customers, and some customers may decide that it is desirable to have additional or different suppliers. Difficulties associated with integration could have a material adverse effect on Spectrum Brands’ business, financial condition and operating results.

Integrating Spectrum Brands’ business with that of Russell Hobbs may divert Spectrum Brands’ management’s attention away from operations.

Successful integration of Spectrum Brands’ and Russell Hobbs’ operations, products and personnel may place a significant burden on Spectrum Brands’ management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm Spectrum Brands’ business, financial conditions and operating results.

As a result of the SB/RH Merger, Spectrum Brands may not be able to retain key personnel or recruit additional qualified personnel, which could materially affect its business and require it to incur substantial additional costs to recruit replacement personnel.

Spectrum Brands is highly dependent on the continuing efforts of its senior management team and other key personnel. As a result of the SB/RH Merger, Spectrum Brands’ current and prospective employees could experience uncertainty about their future roles. This uncertainty may adversely affect Spectrum Brands’ ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on Spectrum Brands’ business after consummation of the SB/RH Merger. In addition, Spectrum Brands currently does not maintain “key person” insurance covering any member of its management team.

General customer uncertainty related to the SB/RH Merger could harm Spectrum Brands.

Spectrum Brands’ customers may, in response to the consummation of the SB/RH Merger, delay or defer purchasing decisions. If Spectrum Brands’ customers delay or defer purchasing decisions, its revenues could materially decline or any anticipated increases in revenue could be lower than expected.

Risks Related to Spectrum Brands’ Emergence From Bankruptcy

Because Spectrum Brands’ consolidated financial statements are required to reflect fresh-start reporting adjustments to be made upon emergence from bankruptcy, financial information in Spectrum Brands’ financial statements prepared after August 30, 2009 will not be comparable to Spectrum Brands’ financial information from prior periods.

All conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the Bankruptcy Code on the August 28, 2009 (the “Effective Date”). However, in light of the proximity of that date to Spectrum Brands’ accounting period close immediately following the Effective Date, which was August 30, 2009, Spectrum Brands elected to adopt a convenience date of August 30, 2009 for recording fresh-start reporting. Spectrum Brands adopted fresh-start reporting in accordance with the Accounting Standards Codification Topic 852: “Reorganizations,” pursuant to which Spectrum Brands’ reorganization value, which is intended to reflect the fair value of the entity before considering liabilities and approximate the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations,” using the purchase method of accounting for business combinations. Spectrum Brands will state liabilities, other than deferred taxes, at a present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets will be reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh-start reporting the accumulated deficit will be eliminated. Thus, Spectrum Brands’ future statements of financial position and results of operations will not be comparable in many respects to statements of financial position and consolidated statements of operations data for periods prior to the adoption of fresh-start reporting. The lack of comparable historical information may discourage investors from purchasing Spectrum Brands’ or SB Holdings’ securities. Additionally, the financial information included elsewhere in this information statement may not be indicative of future financial information.

Risks Related to Spectrum Brands’ Business

SB Holdings is a parent company and its primary source of cash is and will be distributions from its subsidiaries.

SB Holdings is a parent company with limited business operations of its own. Its main asset is the capital stock of its subsidiaries. Spectrum Brands conducts most of its business operations through its direct and indirect subsidiaries. Accordingly, Spectrum Brands’ primary sources of cash are dividends and distributions with respect to its ownership interests in its subsidiaries that are derived from their earnings and cash flow. SB Holdings’ and Spectrum Brands’ subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. SB Holdings’ and Spectrum Brands’ subsidiaries’ payments to their respective parent will be contingent upon their earnings and upon other business considerations. In addition, Spectrum Brands’ $300 million senior secured asset-based revolving credit facility due 2014, its $750 million senior secured term facility due 2016 and the indenture governing its 9.50% senior secured notes due 2018 (collectively, the “Senior Secured Facilities”), the indenture governing its 12% Notes due 2019 (the “2019 Indenture”) and other agreements limit or prohibit certain payments of dividends or other distributions to SB Holdings. SB Holdings expects that future credit facilities will contain similar restrictions.

Spectrum Brands’ substantial indebtedness may limit its financial and operating flexibility, and it may incur additional debt, which could increase the risks associated with its substantial indebtedness.

Spectrum Brands has, and expects to continue to have, a significant amount of indebtedness. As of July 4, 2010, Spectrum Brands had total indebtedness under the Senior Secured Facilities and the 2019 Indenture of approximately $1.7 billion. Spectrum Brands’ substantial indebtedness has had, and could continue to have, material adverse consequences for its business, and may:

•	require it to dedicate a large portion of its cash flow to pay principal and interest on its indebtedness, which will reduce the availability of its cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

•	increase its vulnerability to general adverse economic and industry conditions;

•	limit its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	restrict its ability to make strategic acquisitions, dispositions or exploiting business opportunities;

•	place it at a competitive disadvantage compared to its competitors that have less debt; and

•	limit its ability to borrow additional funds (even when necessary to maintain adequate liquidity) or dispose of assets.

Under the Senior Secured Facilities and the 2019 Indenture, Spectrum Brands may incur additional indebtedness. If new debt is added to its existing debt levels, the related risks that it now faces would increase.

Furthermore, a substantial portion of Spectrum Brands’ debt bears interest at variable rates. If market interest rates increase, the interest rate on its variable rate debt will increase and will create higher debt service requirements, which would adversely affect its cash flow and could adversely impact its results of operations. While Spectrum Brands may enter into agreements limiting its exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.

Restrictive covenants in Spectrum Brands’ senior credit facilities and indentures governing its notes may restrict its ability to pursue its business strategies.

The Senior Secured Facilities and the 2019 Indenture each restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, indebtedness and preferred stock, loans and investments, liens and affiliate transactions. The Senior Secured Facilities and the 2019 Indenture also contain customary events of default. These covenants, among other things, limit Spectrum Brands’ ability to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of its assets and opportunities fully because of the need to dedicate a portion of cash flow from operations to payments on debt. In addition, the Senior Secured Facilities contain financial covenants relating to maximum leverage and minimum interest coverage. Such covenants could limit the flexibility of Spectrum Brands’ restricted entities in planning for, or reacting to, changes in the industries in which they operate. Spectrum Brands’ ability to comply with these covenants is subject to certain events outside of its control. If Spectrum Brands is unable to comply with these covenants, the lenders under its Senior Secured Facilities could terminate their commitments and the lenders under its Senior Secured Facilities could accelerate repayment of its outstanding borrowings, and, in either case, Spectrum Brands may be unable to obtain adequate refinancing of outstanding borrowings on favorable terms. If Spectrum Brands is unable to repay outstanding borrowings when due, the lenders under the Senior Secured Facilities will also have the right to proceed against the collateral granted to them to secure the indebtedness owed to them. If Spectrum Brands’ obligations under the Senior Secured Facilities and the 2019 Indenture are accelerated, it cannot assure you that its assets would be sufficient to repay in full such indebtedness.

Spectrum Brands faces risks related to the current economic environment.

The current economic environment and related turmoil in the global financial system has had and may continue to have an impact on Spectrum Brands’ business and financial condition. Global economic conditions have significantly impacted economic markets within certain sectors, with financial services and retail businesses being particularly impacted. Spectrum Brands’ ability to generate revenue depends significantly on discretionary consumer spending. It is difficult to predict new general economic conditions that could impact consumer and customer demand for Spectrum Brands’ products or its ability to manage normal commercial relationships with its customers, suppliers and creditors. The recent continuation of a number of negative economic factors, including constraints on the supply of credit to households, uncertainty and weakness in the labor market and general consumer fears of a continuing economic downturn could have a negative impact on discretionary consumer spending. If the economy continues to deteriorate or fails to improve, Spectrum Brands’ business could be negatively impacted, including as a result of reduced demand for its products or supplier or customer disruptions. Any weakness in discretionary consumer spending could have a material adverse effect on its revenues, results of operations and financial condition. In addition, Spectrum Brands’ ability to access the capital markets may be restricted at a time when it could be necessary or beneficial to do so, which could have an impact on its flexibility to react to changing economic and business conditions.

In early 2010, concern over sovereign debt in Greece and certain other European Union countries caused significant devaluation of the Euro relative to other currencies, such as the U.S. Dollar. Destabilization of the European economy could lead to a decrease in consumer confidence, which could cause reductions in discretionary spending and demand for Spectrum Brands’ products. Furthermore, sovereign debt issues could also lead to further significant, and potentially longer-term, economic issues such as reduced economic growth and devaluation of the Euro against the U.S. Dollar, any of which could adversely affect its business, financial conditions and operating results.

Spectrum Brands participates in very competitive markets and it may not be able to compete successfully, causing it to lose market share and sales.

The markets in which Spectrum Brands participates are very competitive. In the consumer battery market, its primary competitors are Duracell (a brand of The Procter & Gamble Company (“Procter & Gamble”)), Energizer and Panasonic (a brand of Matsushita Electrical Industrial Co., Ltd.). In the electric shaving and grooming and electric personal care product markets, its primary competitors are Braun (a brand of Procter & Gamble), Norelco (a brand of Koninklijke Philips Electronics NV), and Vidal Sassoon and Revlon (brands of Helen of Troy Limited). In the pet supplies market, its primary competitors are Mars Corporation, The Hartz Mountain Corporation and Central Garden & Pet Company (“Central Garden & Pet”). In the Home and Garden Business, its principal national competitors are The Scotts Miracle-Gro Company, Central Garden & Pet and S.C. Johnson & Son, Inc. Spectrum Brands’ principal national competitors within its Small Appliances segment include Jarden Corporation, DeLonghi America, Euro-Pro Operating LLC, Metro Thebe, Inc., d/b/a HWI Breville, NACCO Industries, Inc. (Hamilton Beach) and SEB S.A. In each of these markets, Spectrum Brands also faces competition from numerous other companies. In addition, in a number of its product lines, Spectrum Brands competes with its retail customers, who use their own private label brands, and with distributors and foreign manufacturers of unbranded products. Significant new competitors or increased competition from existing competitors may adversely affect the business, financial condition and results of its operations.

Spectrum Brands competes with its competitors for consumer acceptance and limited shelf space based upon brand name recognition, perceived product quality, price, performance, product features and enhancements, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies, and new product introductions. Spectrum Brands’ ability to compete in these consumer product markets may be adversely affected by a number of factors, including, but not limited to, the following:

•	Spectrum Brands competes against many well-established companies that may have substantially greater financial and other resources, including personnel and research and development, and greater overall market share than Spectrum Brands.

•	In some key product lines, Spectrum Brands’ competitors may have lower production costs and higher profit margins than it, which may enable them to compete more aggressively in offering retail discounts, rebates and other promotional incentives.

•	Product improvements or effective advertising campaigns by competitors may weaken consumer demand for Spectrum Brands’ products.

•	Consumer purchasing behavior may shift to distribution channels where Spectrum Brands does not have a strong presence.

•	Consumer preferences may change to lower margin products or products other than those Spectrum Brands markets.

•	Spectrum Brands may not be successful in the introduction, marketing and manufacture of any new products or product innovations or be able to develop and introduce, in a timely manner, innovations to its existing products that satisfy customer needs or achieve market acceptance.

Some competitors may be willing to reduce prices and accept lower profit margins to compete with Spectrum Brands. As a result of this competition, Spectrum Brands could lose market share and sales, or be forced to reduce its prices to meet competition. If its product offerings are unable to compete successfully, its sales, results of operations and financial condition could be materially and adversely affected.

Spectrum Brands may not be able to realize expected benefits and synergies from future acquisitions of businesses or product lines.

Spectrum Brands may acquire partial or full ownership in businesses or may acquire rights to market and distribute particular products or lines of products. The acquisition of a business or of the rights to market specific products or use specific product names may involve a financial commitment by Spectrum Brands, either in the form of cash or equity consideration. In the case of a new license, such commitments are usually in the form of prepaid royalties and future minimum royalty payments. There is no guarantee that Spectrum Brands will acquire businesses or product distribution rights that will contribute positively to its earnings. Anticipated synergies may not materialize, cost savings may be less than expected, sales of products may not meet expectations, and acquired businesses may carry unexpected liabilities.

Sales of certain of Spectrum Brands’ products are seasonal and may cause its quarterly operating results and working capital requirements to fluctuate.

Sales of Spectrum Brands’ battery, electric shaving, grooming and personal care and small household appliance products are seasonal. A large percentage of sales for these products generally occur during Spectrum Brands’ first fiscal quarter that ends on or about December 31, due to the impact of the December holiday season. Sales of Spectrum Brands’ lawn and garden and household insect control products are also seasonal. A large percentage of Spectrum Brands’ sales of these products occur during the spring and summer, typically its second and third fiscal quarters. As a result of this seasonality, Spectrum Brands’ inventory and working capital needs fluctuate significantly during the year. In addition, orders from retailers are often made late in the period preceding the applicable peak season, making forecasting of production schedules and inventory purchases difficult. If Spectrum Brands is unable to accurately forecast and prepare for customer orders or its working capital needs, or there is a general downturn in business or economic conditions during these periods, its business, financial condition and results of operations could be materially and adversely affected.

Spectrum Brands is subject to significant international business risks that could hurt its business and cause its results of operations to fluctuate.

Approximately 44% of Spectrum Brands’ net sales for the fiscal year ended September 30, 2009 were from customers outside of the U.S. Spectrum Brands’ pursuit of international growth opportunities may require significant investments for an extended period before returns on these investments, if any, are realized. Its international operations are subject to risks including, among others:

•	currency fluctuations, including, without limitation, fluctuations in the foreign exchange rate of the Euro;

•	changes in the economic conditions or consumer preferences or demand for its products in these markets;

•	the risk that because its brand names may not be locally recognized, Spectrum Brands must spend significant amounts of time and money to build brand recognition without certainty that it will be successful;

•	labor unrest;

•	political and economic instability, as a result of terrorist attacks, natural disasters or otherwise;

•	lack of developed infrastructure;

•	longer payment cycles and greater difficulty in collecting accounts;

•	restrictions on transfers of funds;

•	import and export duties and quotas, as well as general transportation costs;

•	changes in domestic and international customs and tariffs;

•	changes in foreign labor laws and regulations affecting its ability to hire and retain employees;

•	inadequate protection of intellectual property in foreign countries;

•	unexpected changes in regulatory environments;

•	difficulty in complying with foreign law;

•	difficulty in obtaining distribution and support; and

•	adverse tax consequences.

The foregoing factors may have a material adverse effect on Spectrum Brands’ ability to increase or maintain its supply of products, financial condition or results of operations.

Adverse weather conditions during its peak selling season for Spectrum Brands’ home and garden control products could have a material adverse effect on its Home and Garden Business.

Weather conditions in the U.S. have a significant impact on the timing and volume of sales of certain of Spectrum Brands’ lawn and garden and household insecticide and repellent products. Periods of dry, hot weather can decrease insecticide sales, while periods of cold and wet weather can slow sales of herbicides.

Spectrum Brands’ products utilize certain key raw materials; any increase in the price of, or change in supply and demand for, these raw materials could have a material and adverse effect on its business, financial condition and profits.

The principal raw materials used to produce Spectrum Brands’ products — including zinc powder, electrolytic manganese dioxide powder, petroleum-based plastic materials, steel, aluminum, copper and corrugated materials (for packaging) — are sourced either on a global or regional basis by Spectrum Brands or its suppliers, and the prices of those raw materials are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations, duties and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. In particular, during 2007 and 2008, and to date in 2010, Spectrum Brands experienced extraordinary price increases for raw materials, particularly as a result of strong demand from China. Although Spectrum Brands may increase the prices of certain of its goods to its customers, it may not be able to pass all of these cost increases on to its customers. As a result, its margins may be adversely impacted by such cost increases. Spectrum Brands cannot provide any assurance that its sources of supply will not be interrupted due to changes in worldwide supply of or demand for raw materials or other events that interrupt material flow, which may have an adverse effect on its profitability and results of operations.

Spectrum Brands regularly engages in forward purchase and hedging derivative transactions in an attempt to effectively manage and stabilize some of the raw material costs it expects to incur over the next 12 to 24 months; however, Spectrum Brands’ hedging positions may not be effective, or may not anticipate beneficial trends, in a particular raw material market or may, as a result of changes in its business, no longer be useful for it. In addition, for certain of the principal raw materials Spectrum Brands uses to produce its products, such as electrolytic manganese dioxide powder, there are no available effective hedging markets. If these efforts are not effective or expose Spectrum Brands to above average costs for an extended period of time, and Spectrum Brands is unable to pass its raw materials costs on to its customers, its future profitability may be materially and adversely affected. Furthermore, with respect to transportation costs, certain modes of delivery are subject to fuel surcharges which are determined based upon the current cost of diesel fuel in relation to pre-established agreed upon costs. Spectrum Brands may be unable to pass these fuel surcharges on to its customers, which may have an adverse effect on its profitability and results of operations.

In addition, Spectrum Brands has exclusivity arrangements and minimum purchase requirements with certain of its suppliers for the Home and Garden Business, which increase its dependence upon and exposure to those suppliers. Some of those agreements include caps on the price Spectrum Brands pays for its supplies and in certain instances, these caps have allowed Spectrum Brands to purchase materials at below market prices. When Spectrum Brands attempts to renew those contracts, the other parties to the contracts may not be willing to include or may limit the effect of those caps and could even attempt to impose above market prices in an effort to make up for any below market prices paid by Spectrum Brands prior to the renewal of the agreement. Any failure to timely obtain suitable supplies at competitive prices could materially adversely affect Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands may not be able to fully utilize its U.S. net operating loss carryforwards.

As of July 4, 2010, Spectrum Brands had U.S. federal and state net operating loss carryforwards of approximately $1,109 and $1,978 million, respectively. These net operating loss carryforwards expire through years ending in 2030. As of July 4, 2010, Spectrum Brands management determined that it continues to be more likely than not that the net U.S. deferred tax asset, excluding certain indefinite lived intangibles, would not be realized in the future and as such recorded a full valuation allowance to offset the net U.S. deferred tax asset, including its net operating loss carryforwards. In addition, Spectrum Brands has had changes of ownership, as defined under Section 382 of the Code, that continue to subject a significant amount of Spectrum Brands’ U.S. net operating losses and other tax attributes to certain limitations. Spectrum Brands estimates that approximately $297 million of its federal and $457 million of its state net operating losses will expire unused due to the limitation in Section 382 of the Code.

As a consequence of the Salton-Applica merger, as well as earlier business combinations and issuances of common stock consummated by both companies, use of the tax benefits of Russell Hobbs’ loss carryforwards is also subject to limitations imposed by Section 382 of the Code. The determination of the limitations is complex and requires significant judgment and analysis of past transactions. Spectrum Brands’ analysis to determine what portion of Russell Hobbs’ carryforwards are restricted or eliminated by that provision is ongoing and, pursuant to such analysis, Spectrum Brands expects that a significant portion of these carryforwards will not be available to offset future taxable income, if any. In addition, use of Russell Hobbs’ net operating loss and credit carryforwards is dependent upon both Russell Hobbs and Spectrum Brands achieving profitable results in the future.

If Spectrum Brands is unable to fully utilize its net operating losses, other than those restricted under Section 382 of the Code, as discussed above, to offset taxable income generated in the future, its results of operations could be materially and negatively impacted.

Consolidation of retailers and Spectrum Brands’ dependence on a small number of key customers for a significant percentage of its sales may negatively affect its business, financial condition and results of operations.

As a result of consolidation of retailers and consumer trends toward national mass merchandisers, a significant percentage of Spectrum Brands’ sales are attributable to a very limited group of customers. Spectrum Brands’ largest customer accounted for approximately 23% of its consolidated net sales for the fiscal year ended September 30, 2009. As these mass merchandisers and retailers grow larger and become more sophisticated, they may demand lower pricing, special packaging, or impose other requirements on product suppliers. These business demands may relate to inventory practices, logistics, or other aspects of the customer-supplier relationship. Because of the importance of these key customers, demands for price reductions or promotions, reductions in their purchases, changes in their financial condition or loss of their accounts could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Although Spectrum Brands has long-established relationships with many of its customers, it does not have long-term agreements with them and purchases are generally made through the use of individual purchase orders. Any significant reduction in purchases, failure to obtain anticipated orders or delays or cancellations of orders by any of these major customers, or significant pressure to reduce prices from any of these major customers, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Additionally, a significant deterioration in the financial condition of the retail industry in general could have a material adverse effect on its sales and profitability.

In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among them to purchase products on a “just-in-time” basis. Due to a number of factors, including (i) manufacturing lead-times, (ii) seasonal purchasing patterns and (iii) the potential for material price increases, Spectrum Brands may be required to shorten its lead-time for production and more closely anticipate its retailers’ and customers’ demands, which could in the future require it to carry additional inventories and increase its working capital and related financing requirements. This may increase the cost of warehousing inventory or result in excess inventory becoming difficult to manage, unusable or obsolete. In addition, if Spectrum Brands’ retailers significantly change their inventory management strategies, Spectrum Brands may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are cancelling orders or returning products, which may have a material adverse effect on its business.

Furthermore, Spectrum Brands primarily sells branded products and a move by one or more of its large customers to sell significant quantities of private label products, which Spectrum Brands does not produce on their behalf and which directly compete with Spectrum Brands’ products, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

As a result of its international operations, Spectrum Brands faces a number of risks related to exchange rates and foreign currencies.

Spectrum Brands’ international sales and certain of its expenses are transacted in foreign currencies. During the nine months ended July 4, 2010, approximately 43% of Spectrum Brands’ net sales and 44% of its operating expenses were denominated in foreign currencies. Spectrum Brands expects that the amount of its revenues and expenses transacted in foreign currencies will increase as its Latin American, European and Asian operations grow and, as a result, its exposure to risks associated with foreign currencies could increase accordingly. Significant changes in the value of the U.S. dollar in relation to foreign currencies will affect its cost of goods sold and its operating margins and could result in exchange losses or otherwise have a material effect on its business, financial condition and results of operations. Changes in currency exchange rates may also affect Spectrum Brands’ sales to, purchases from and loans to its subsidiaries as well as sales to, purchases from and bank lines of credit with its customers, suppliers and creditors that are denominated in foreign currencies.

Spectrum Brands sources many products from, and sells many products in, China and other Asian countries. To the extent the Chinese Renminbi (“RMB”) or other currencies appreciate with respect to the U.S. dollar, it may experience fluctuations in its results of operations. Since 2005, the RMB has no longer been pegged to the U.S. dollar at a constant exchange rate and instead fluctuates versus a basket of currencies. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future Chinese authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

While Spectrum Brands may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and it may not be able to successfully hedge its exposure to currency fluctuations. Further, Spectrum Brands may not be successful in implementing customer pricing or other actions in an effort to mitigate the impact of currency fluctuations and, thus, its results of operations may be adversely impacted.

A deterioration in trade relations with China could lead to a substantial increase in tariffs imposed on goods of Chinese origin, which potentially could reduce demand for and sales of Spectrum Brands’ products.

Spectrum Brands purchases a number of its products and supplies from suppliers located in China. China gained Permanent Normal Trade Relations (“PNTR”) with the U.S. when it acceded to the World Trade Organization (“WTO”), effective January 2002. The U.S. imposes the lowest applicable tariffs on exports from PNTR countries to the U.S. In order to maintain its WTO membership, China has agreed to several requirements, including the elimination of caps on foreign ownership of Chinese companies, lowering tariffs and publicizing its laws. China may not meet these requirements, it may not remain a member of the WTO, and its PNTR trading status may not be maintained. If China’s WTO membership is withdrawn or if PNTR status for goods produced in China were removed, there could be a substantial increase in tariffs imposed on goods of Chinese origin entering the U.S. which could have a material negative adverse effect on its sales and gross margin.

Spectrum Brands’ international operations may expose it to risks related to compliance with the laws and regulations of foreign countries.

Spectrum Brands is subject to three European Union (“EU”) Directives that may have a material impact on its business: Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment, Waste of Electrical and Electronic Equipment and the Directive on Batteries and Accumulators and Waste Batteries, discussed below. Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment requires Spectrum Brands to eliminate specified hazardous materials from products it sells in EU member states. Waste of Electrical and Electronic Equipment requires Spectrum Brands to collect and treat, dispose of or recycle certain products it manufactures or imports into the EU at its own expense. The EU Directive on Batteries and Accumulators and Waste Batteries bans heavy metals in batteries by establishing maximum quantities of heavy metals in batteries and mandates waste management of these batteries, including collection, recycling and disposal systems, with the costs imposed upon producers and importers such as Spectrum Brands. Complying or failing to comply with the EU Directives may harm Spectrum Brands’ business. For example:

•	Although contracts with its suppliers address related compliance issues, Spectrum Brands may be unable to procure appropriate Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment compliant material in sufficient quantity and quality and/or be able to incorporate it into Spectrum Brands’ product procurement processes without compromising quality and/or harming its cost structure.

•	Spectrum Brands may face excess and obsolete inventory risk related to non-compliant inventory that it may continue to hold in fiscal 2010 for which there is reduced demand, and it may need to write down the carrying value of such inventories.

•	Spectrum Brands may be unable to sell certain existing inventories of its batteries in Europe.

Many of the developing countries in which Spectrum Brands operates do not have significant governmental regulation relating to environmental safety, occupational safety, employment practices or other business matters routinely regulated in the U.S. or may not rigorously enforce such regulation. As these countries and their economies develop, it is possible that new regulations or increased enforcement of existing regulations may increase the expense of doing business in these countries. In addition, social legislation in many countries in which Spectrum Brands operates may result in significantly higher expenses associated with labor costs, terminating employees or distributors and closing manufacturing facilities. Increases in Spectrum Brands’ costs as a result of increased regulation, legislation or enforcement could materially and adversely affect its business, results of operations and financial condition.

Spectrum Brands may not be able to adequately establish and protect its intellectual property rights, and the infringement or loss of its intellectual property rights could harm its business.

To establish and protect its intellectual property rights, Spectrum Brands relies upon a combination of national, foreign and multi-national patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual arrangements. The measures that Spectrum Brands takes to protect its intellectual property rights may prove inadequate to prevent third parties from infringing or misappropriating its intellectual property. Spectrum Brands may need to resort to litigation to enforce or defend its intellectual property rights. If a competitor or collaborator files a patent application claiming technology also claimed by Spectrum Brands, or a trademark application claiming a trademark, service mark or trade dress also used by Spectrum Brands, in order to protect its rights, it may have to participate in expensive and time consuming opposition or interference proceedings before the U.S. Patent and Trademark Office or a similar foreign agency. Similarly, its intellectual property rights may be challenged by third parties or invalidated through administrative process or litigation. The costs associated with protecting intellectual property rights, including litigation costs, may be material. For example, the Small Appliances segment has spent several million dollars on protecting its patented automatic litter box business over the last few years. Furthermore, even if Spectrum Brands’ intellectual property rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of its intellectual property rights, or its competitors may independently develop technologies that are substantially equivalent or superior to its technology. Obtaining, protecting and defending intellectual property rights can be time consuming and expensive, and may require Spectrum Brands to incur substantial costs, including the diversion of the time and resources of management and technical personnel.

Moreover, the laws of certain foreign countries in which Spectrum Brands operates or may operate in the future do not protect, and the governments of certain foreign countries do not enforce, intellectual property rights to the same extent as do the laws and government of the U.S., which may negate Spectrum Brands’ competitive or technological advantages in such markets. Also, some of the technology underlying Spectrum Brands’ products is the subject of nonexclusive licenses from third parties. As a result, this technology could be made available to Spectrum Brands’ competitors at any time. If Spectrum Brands is unable to establish and then adequately protect its intellectual property rights, its business, financial condition and results of operations could be materially and adversely affected.

Spectrum Brands licenses various trademarks, trade names and patents from third parties for certain of its products. These licenses generally place marketing obligations on Spectrum Brands and require Spectrum Brands to pay fees and royalties based on net sales or profits. Typically, these licenses may be terminated if Spectrum Brands fails to satisfy certain minimum sales obligations or if it breaches the terms of the license. The termination of these licensing arrangements could adversely affect Spectrum Brands’ business, financial condition and results of operations.

In the Small Appliances segment, Spectrum Brands licenses the use of the Black & Decker brand for marketing in certain small household appliances in North America, South America (excluding Brazil) and the Caribbean. Sales of Black & Decker branded products represented approximately 53% and 68% of the total consolidated revenue of the Small Appliances segment in the 2009 and 2008 fiscal year, respectively. In December 2007, The Black & Decker Corporation (“BDC”) extended the license agreement through December 2012, with an automatic extension through December 2014 if certain milestones are met regarding sales volume and product return. The failure to renew the license agreement with BDC or to enter into a new agreement on acceptable terms could have a material adverse effect on Spectrum Brands’ financial condition, liquidity and results of operations.

Claims by third parties that Spectrum Brands is infringing their intellectual property and other litigation could adversely affect its business.

From time to time in the past, Spectrum Brands has been subject to claims that it is infringing the intellectual property of others. Spectrum Brands currently is the subject of such claims and it is possible that third parties will assert infringement claims against Spectrum Brands in the future. An adverse finding against Spectrum Brands in these or similar trademark or other intellectual property litigations may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Any such claims, with or without merit, could be time consuming and expensive, and may require Spectrum Brands to incur substantial costs, including the diversion of the resources of management and technical personnel, cause product delays or require Spectrum Brands to enter into licensing or other agreements in order to secure continued access to necessary or desirable intellectual property. If Spectrum Brands is deemed to be infringing a third party’s intellectual property and is unable to continue using that intellectual property as it had been, its business and results of operations could be harmed if it is unable to successfully develop non-infringing alternative intellectual property on a timely basis or license non-infringing alternatives or substitutes, if any exist, on commercially reasonable terms. In addition, an unfavorable ruling in intellectual property litigation could subject Spectrum Brands to significant liability, as well as require Spectrum Brands to cease developing, manufacturing or selling the affected products or using the affected processes or trademarks. Any significant restriction on Spectrum Brands’ proprietary or licensed intellectual property that impedes its ability to develop and commercialize its products could have a material adverse effect on its business, financial condition and results of operations.

Spectrum Brands’ dependence on a few suppliers and one of its U.S. facilities for certain of its products makes it vulnerable to a disruption in the supply of its products.

Although Spectrum Brands has long-standing relationships with many of its suppliers, it generally does not have long-term contracts with them. An adverse change in any of the following could have a material adverse effect on its business, financial condition and results of operations:

•	its ability to identify and develop relationships with qualified suppliers;

•	the terms and conditions upon which it purchases products from its suppliers, including applicable exchange rates, transport costs and other costs, its suppliers’ willingness to extend credit to it to finance its inventory purchases and other factors beyond its control;

•	the financial condition of its suppliers;

•	political instability in the countries in which its suppliers are located;

•	its ability to import outsourced products;

•	its suppliers’ noncompliance with applicable laws, trade restrictions and tariffs; or

•	its suppliers’ ability to manufacture and deliver outsourced products according to its standards of quality on a timely and efficient basis.

If Spectrum Brands’ relationship with one of its key suppliers is adversely affected, Spectrum Brands may not be able to quickly or effectively replace such supplier and may not be able to retrieve tooling, molds or other specialized production equipment or processes used by such supplier in the manufacture of its products.

In addition, Spectrum Brands manufactures the majority of its foil cutting systems for its shaving product lines, using specially designed machines and proprietary cutting technology, at its Portage, Wisconsin facility. Damage to this facility, or prolonged interruption in the operations of this facility for repairs, as a result of labor difficulties or for other reasons, could have a material adverse effect on its ability to manufacture and sell its foil shaving products which could in turn harm its business, financial condition and results of operations.

Spectrum Brands faces risks related to its sales of products obtained from third-party suppliers.

Spectrum Brands sells a significant number of products that are manufactured by third party suppliers over which it has no direct control. While Spectrum Brands has implemented processes and procedures to try to ensure that the suppliers it uses are complying with all applicable regulations, there can be no assurances that such suppliers in all instances will comply with such processes and procedures or otherwise with applicable regulations. Noncompliance could result in Spectrum Brands’ marketing and distribution of contaminated, defective or dangerous products which could subject it to liabilities and could result in the imposition by governmental authorities of procedures or penalties that could restrict or eliminate its ability to purchase products from non-compliant suppliers. Any or all of these effects could adversely affect Spectrum Brands’ business, financial condition and results of operations.

Class action and derivative action lawsuits and other investigations, regardless of their merits, could have an adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands and certain of its officers and directors have been named in the past, and may be named in the future, as defendants of class action and derivative action lawsuits. In the past, Spectrum Brands has also received requests for information from government authorities. Regardless of their subject matter or merits, class action lawsuits and other government investigations may result in significant cost to Spectrum Brands, which may not be covered by insurance, may divert the attention of management or may otherwise have an adverse effect on its business, financial condition and results of operations.

Spectrum Brands may be exposed to significant product liability claims which its insurance may not cover and which could harm its reputation.

In the ordinary course of its business, Spectrum Brands may be named as a defendant in lawsuits involving product liability claims. In any such proceeding, plaintiffs may seek to recover large and sometimes unspecified amounts of damages and the matters may remain unresolved for several years. Any such matters could have a material adverse effect on Spectrum Brands’ business, results of operations and financial condition if it is unable to successfully defend against or settle these matters or if its insurance coverage is insufficient to satisfy any judgments against Spectrum Brands or settlements relating to these matters. Although Spectrum Brands has product liability insurance coverage and an excess umbrella policy, its insurance policies may not provide coverage for certain, or any, claims against Spectrum Brands or may not be sufficient to cover all possible liabilities. Additionally, Spectrum Brands does not maintain product recall insurance. Spectrum Brands may not be able to maintain such insurance on acceptable terms, if at all, in the future. Moreover, any adverse publicity arising from claims made against Spectrum Brands, even if the claims were not successful, could adversely affect the reputation and sales of its products. In particular, product recalls or product liability claims challenging the safety of Spectrum Brands’ products may result in a decline in sales for a particular product. This could be true even if the claims themselves are ultimately settled for immaterial amounts. This type of adverse publicity could occur and product liability claims could be made in the future.

Spectrum Brands may incur material capital and other costs due to environmental liabilities.

Spectrum Brands is subject to a broad range of federal, state, local, foreign and multi-national laws and regulations relating to the environment. These include laws and regulations that govern:

•	discharges to the air, water and land;

•	the handling and disposal of solid and hazardous substances and wastes; and

•	remediation of contamination associated with release of hazardous substances at its facilities and at off-site disposal locations.

Risk of environmental liability is inherent in Spectrum Brands’ business. As a result, material environmental costs may arise in the future. In particular, it may incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies, such as the EU Directives: Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment, Waste of Electrical and Electronic Equipment and the Directive on Batteries and Accumulators and Waste Batteries, discussed above. Moreover, there are proposed international accords and treaties, as well as federal, state and local laws and regulations, that would attempt to control or limit the causes of climate change, including the effect of greenhouse gas emissions on the environment. In the event that the U.S. government or foreign governments enact new climate change laws or regulations or make changes to existing laws or regulations, compliance with applicable laws or regulations may result in increased manufacturing costs for Spectrum Brands’ products, such as by requiring investment in new pollution control equipment or changing the ways in which certain of its products are made. Spectrum Brands may incur some of these costs directly and others may be passed on to it from its third-party suppliers. Although Spectrum Brands believes that it is substantially in compliance with applicable environmental laws and regulations at its facilities, it may not always be in compliance with such laws and regulations or any new laws and regulations in the future, which could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

From time to time, Spectrum Brands has been required to address the effect of historic activities on the environmental condition of its properties or former properties. Spectrum Brands has not conducted invasive testing at all of its facilities to identify all potential environmental liability risks. Given the age of its facilities and the nature of its operations, material liabilities may arise in the future in connection with its current or former facilities. If previously unknown contamination of property underlying or in the vicinity of its manufacturing facilities is discovered, Spectrum Brands could be required to incur material unforeseen expenses. If this occurs, it may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Spectrum Brands is currently engaged in investigative or remedial projects at a few of its facilities and any liabilities arising from such investigative or remedial projects at such facilities may have a material effect on Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands is also subject to proceedings related to its disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which it is responsible as a result of its relationship with such other parties. These proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or similar state or foreign jurisdiction laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and remediating contamination at a site. Spectrum Brands occasionally is identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where Spectrum Brands has been notified of its status as a potentially responsible party, it is either premature to determine if Spectrum Brands’ potential liability, if any, will be material or it does not believe that its liability, if any, will be material. Spectrum Brands may be named as a potentially responsible party under CERCLA or similar state or foreign jurisdiction laws in the future for other sites not currently known to Spectrum Brands, and the costs and liabilities associated with these sites may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Compliance with various public health, consumer protection and other regulations applicable to Spectrum Brands’ products and facilities could increase its cost of doing business and expose Spectrum Brands to additional requirements with which Spectrum Brands may be unable to comply.

Certain of Spectrum Brands’ products sold through, and facilities operated under, each of its business segments are regulated by the EPA, the U.S. Food and Drug Administration (“FDA”) or other federal consumer protection and product safety agencies and are subject to the regulations such agencies enforce, as well as by similar state, foreign and multinational agencies and regulations. For example, in the U.S., all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. Spectrum Brands’ inability to obtain, or the cancellation of, any registration could have an adverse effect on its business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether its competitors were similarly affected. Spectrum Brands attempts to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients, but it may not always be able to avoid or minimize these risks.

As a distributor of consumer products in the U.S., certain of Spectrum Brands’ products are also subject to the Consumer Product Safety Act, which empowers the U.S. Consumer Product Safety Commission (the “Consumer Commission”) to exclude from the market products that are found to be unsafe or hazardous.

Under certain circumstances, the Consumer Commission could require Spectrum Brands to repair, replace or refund the purchase price of one or more of its products, or it may voluntarily do so. For example, Russell Hobbs, in cooperation with the Consumer Commission, voluntarily recalled approximately 9,800 units of a thermal coffeemaker sold under the Black & Decker brand in August 2009 and approximately 584,000 coffeemakers in June 2009. Any additional repurchases or recalls of Spectrum Brands’ products could be costly to it and could damage the reputation or the value of its brands. If Spectrum Brands is required to remove, or it voluntarily removes its products from the market, its reputation or brands could be tarnished and it may have large quantities of finished products that could not be sold. Furthermore, failure to timely notify the Consumer Commission of a potential safety hazard can result in significant fines being assessed against Spectrum Brands. Additionally, laws regulating certain consumer products exist in some states, as well as in other countries in which Spectrum Brands sells its products, and more restrictive laws and regulations may be adopted in the future.

The Food Quality Protection Act (“FQPA”) established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the FQPA, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of Spectrum Brands’ products that are sold through the Home and Garden Business continue to be evaluated by the EPA as part of this program. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide Spectrum Brands uses in its products will be limited or made unavailable to Spectrum Brands. Spectrum Brands cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in its products.

In addition, the use of certain pesticide and fertilizer products that are sold through Spectrum Brands’ global pet supplies business and through the Home and Garden Business may, among other things, be regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may require that only certified or professional users apply the product, that users post notices on properties where products have been or will be applied or that certain ingredients may not be used. Compliance with such public health regulations could increase Spectrum Brands’ cost of doing business and expose Spectrum Brands to additional requirements with which it may be unable to comply.

Any failure to comply with these laws or regulations, or the terms of applicable environmental permits, could result in Spectrum Brands incurring substantial costs, including fines, penalties and other civil and criminal sanctions or the prohibition of sales of its pest control products. Environmental law requirements, and the enforcement thereof, change frequently, have tended to become more stringent over time and could require Spectrum Brands to incur significant expenses.

Most federal, state and local authorities require certification by Underwriters Laboratory, Inc. (“UL”), an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing electrical appliances. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Spectrum Brands’ products may not meet the specifications required by these authorities. A determination that any of Spectrum Brands’ products are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.

Public perceptions that some of the products Spectrum Brands produces and markets are not safe could adversely affect Spectrum Brands.

On occasion, customers and some current or former employees have alleged that some products failed to perform up to expectations or have caused damage or injury to individuals or property. Public perception that any of its products are not safe, whether justified or not, could impair Spectrum Brands’ reputation, damage its brand names and have a material adverse effect on its business, financial condition and results of operations.

If Spectrum Brands is unable to negotiate satisfactory terms to continue existing or enter into additional collective bargaining agreements, it may experience an increased risk of labor disruptions and its results of operations and financial condition may suffer.

Approximately 20% of Spectrum Brands’ total labor force is employed under collective bargaining agreements. One of these agreements, which covers approximately 35% of the labor force under collective bargaining agreements, or approximately 7% of Spectrum Brands’ total labor force, is scheduled to expire on September 30, 2010. While Spectrum Brands currently expects to negotiate continuations to the terms of these agreements, there can be no assurances that it will be able to obtain terms that are satisfactory to it or otherwise to reach agreement at all with the applicable parties. In addition, in the course of its business, Spectrum Brands may also become subject to additional collective bargaining agreements. These agreements may be on terms that are less favorable than those under its current collective bargaining agreements. Increased exposure to collective bargaining agreements, whether on terms more or less favorable than existing collective bargaining agreements, could adversely affect the operation of Spectrum Brands’ business, including through increased labor expenses. While it intends to comply with all collective bargaining agreements to which it is subject, there can be no assurances that Spectrum Brands will be able to do so and any noncompliance could subject it to disruptions in its operations and materially and adversely affect its results of operations and financial condition.

Significant changes in actual investment return on pension assets, discount rates and other factors could affect Spectrum Brands’ results of operations, equity and pension contributions in future periods.

Spectrum Brands’ results of operations may be positively or negatively affected by the amount of income or expense it records for its defined benefit pension plans. GAAP requires that Spectrum Brands calculate income or expense for the plans using actuarial valuations. These valuations reflect assumptions about financial market and other economic conditions, which may change based on changes in key economic indicators. The most significant year-end assumptions Spectrum Brands used to estimate pension income or expense are the discount rate and the expected long-term rate of return on plan assets. In addition, Spectrum Brands is required to make an annual measurement of plan assets and liabilities, which may result in a significant change to equity. Although pension expense and pension funding contributions are not directly related, key economic factors that affect pension expense would also likely affect the amount of cash Spectrum Brands would contribute to pension plans as required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

If Spectrum Brands’ goodwill, indefinite-lived intangible assets or other long-term assets become impaired, Spectrum Brands will be required to record additional impairment charges, which may be significant.

After the consummation of the SB/RH Merger, a significant portion of Spectrum Brands’ long-term assets will consist of goodwill, other indefinite-lived intangible assets and finite-lived intangible assets recorded as a result of past acquisitions. Spectrum Brands does not amortize goodwill and indefinite-lived intangible assets, but rather reviews them for impairment on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Spectrum Brands considers whether circumstances or conditions exist which suggest that the carrying value of its goodwill and other long-lived assets might be impaired. If such circumstances or conditions exist, further steps are required in order to determine whether the carrying value of each of the individual assets exceeds its fair market value. If analysis indicates that an individual asset’s carrying value does exceed its fair market value, the next step is to record a loss equal to the excess of the individual asset’s carrying value over its fair value.

The steps required by GAAP entail significant amounts of judgment and subjectivity. Events and changes in circumstances that may indicate that there is impairment and which may indicate that interim impairment testing is necessary include, but are not limited to: strategic decisions to exit a business or dispose of an asset made in response to changes in economic; political and competitive conditions; the impact of the economic environment on the customer base and on broad market conditions that drive valuation considerations by market participants; Spectrum Brands’ internal expectations with regard to future revenue growth and the assumptions it makes when performing impairment reviews; a significant decrease in the market price of its assets; a significant adverse change in the extent or manner in which its assets are used; a significant adverse change in legal factors or the business climate that could affect its assets; an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset; and significant changes in the cash flows associated with an asset. As a result of such circumstances, Spectrum Brands may be required to record a significant charge to earnings in its financial statements during the period in which any impairment of its goodwill, indefinite-lived intangible assets or other long-term assets is determined. Any such impairment charges could have a material adverse effect on Spectrum Brands’ business, financial condition and operating results.

Risks Related to SB Holdings Common Stock

The Harbinger Parties and, upon consummation of the Spectrum Brands Acquisition, HGI will exercise significant influence over SB Holdings and their and HGI’s interests in SB Holdings’ business may be different from yours.

The Harbinger Parties beneficially own approximately 67.1% of the outstanding SB Holdings common stock as of September 10, 2010. Upon consummation of the Spectrum Brands Acquisition, HGI will own approximately 54.4% of SB Holdings common stock and Harbinger will directly own approximately 12.7% of SB Holdings common stock. The Harbinger Parties and, upon consummation of the Spectrum Brands Acquisition, HGI, will have the ability to influence the outcome of any corporate action by SB Holdings which requires stockholder approval, including, but not limited to, the election of directors, approval of merger transactions and the sale of all or substantially all of SB Holdings’ and Spectrum Brands’ assets. The interests of the Harbinger Parties or HGI may diverge from the interests of other SB Holdings stockholders.

This influence and actual control may have the effect of discouraging offers to acquire SB Holdings because any such consummation would likely require the consent of the Harbinger Parties, and upon consummation of the Spectrum Brands Acquisition, of HGI. The Harbinger Parties and HGI may also delay or prevent a change in control of SB Holdings.

In addition, because the Harbinger Parties now own, and upon consummation of the Spectrum Brands Acquisition, HGI (together with Harbinger) will own, more than 50% of the voting power of SB Holdings, SB Holdings is considered a controlled company under the NYSE listing standards. As such, the NYSE corporate governance rules requiring that a majority of SB Holdings’ board of directors, SB Holdings’ entire compensation committee and SB Holdings’ entire Nominating and Corporate Governance Committee be independent do not apply. As a result, the ability of SB Holdings’ independent directors to influence its business policies and affairs may be reduced.

If HGI or Harbinger or its affiliates sells substantial amounts of SB Holdings common stock in the public market, or investors perceive that these sales could occur, the market price of SB Holdings common stock could be adversely affected. The Harbinger Parties and SB Holdings entered into, and upon the consummation of the Spectrum Brands Acquisition, HGI will become a party to, the SB Holdings Registration Rights Agreement. If requested properly under the terms of the SB Registration Rights Agreement, these stockholders have the right to require SB Holdings to register all or some of such shares for sale under the Securities Act in certain circumstances and also have the right to include those shares in a registration initiated by SB Holdings. If SB Holdings is required to include such shares of its common stock in a registration initiated by SB Holdings, sales made by such parties may adversely affect the price of SB Holdings common stock and SB Holdings’ ability to raise needed capital. In addition, if the parties to the SB Holdings Registration Rights Agreement exercise their demand registration rights and cause a large number of shares to be registered and sold in the public market or demand that SB Holdings register their shares on a shelf registration statement, such sales or shelf registration may have an adverse effect on the market price of SB Holdings common stock.

The interests of HGI and the Harbinger Parties, which have investments in other companies, may from time to time diverge from the interests of other SB Holdings stockholders, particularly with regard to new investment opportunities. Neither HGI nor the Harbinger Parties are restricted from investing in other businesses involving or related to the marketing or distribution of household products, pet and pest products and personal care products. HGI and the Harbinger Parties may also engage in other businesses that compete or may in the future compete with SB Holdings.

Even though SB Holdings common stock is currently traded on the NYSE, it has less liquidity than many other stocks quoted on a national securities exchange.

The trading volume in SB Holdings common stock on the NYSE has been relatively low when compared with larger companies listed on the NYSE or other stock exchanges. Because of this, it may be more difficult for stockholders to sell a substantial number of shares for the same price at which stockholders could sell a smaller number of shares. SB Holdings cannot predict the effect, if any, that future sales of SB Holdings common stock in the market, or the availability of shares of its common stock for sale in the market, will have on the market price of SB Holdings common stock. SB Holdings can give no assurance that sales of substantial amounts of SB Holdings common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of SB Holdings common stock to decline or impair SB Holdings’ future ability to raise capital through sales of its common stock. Furthermore, because of the limited market and generally low volume of trading in SB Holdings common stock that could occur, the share price of its common stock could be more likely to be affected by broad market fluctuations, general market conditions, fluctuations in its operating results, changes in the market’s perception of its business, and announcements made by SB Holdings, its competitors or parties with whom SB Holdings has business relationships. The lack of liquidity in SB Holdings common stock may also make it difficult for SB Holdings to issue additional securities for financing or other purposes, or to otherwise arrange for any financing it may need in the future. In addition, SB Holdings may experience other adverse effects, including, without limitation, the loss of confidence in it by current and prospective suppliers, customers, employees and others with whom it has or may seek to initiate business relationships.

The market price of SB Holdings common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond SB Holdings’ control.

Factors that may influence the price of SB Holdings common stock include, without limitation, the following:

•	loss of any of its key customers or suppliers;

•	additions or departures of key personnel;

•	sales of the common stock;

•	its ability to execute its business plan;

•	operating results that fall below expectations;

•	additional issuances of the common stock;

•	low volume of sales due to concentrated ownership of the common stock;

•	intellectual property disputes;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in its financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of SB Holdings common stock. You should also be aware that price volatility might be worse if the trading volume of shares of its common stock is low.

Additional issuances of SB Holdings common stock may result in dilution to its existing stockholders and to HGI.

As of August 13, 2010, SB Holdings had issued 667,933 restricted shares and 270,962 restricted stock units under two active equity incentive plans and is authorized to issue up to a total of 5,484,101 shares of its common stock, or options or restricted stock units exercisable for shares of common stock. In addition, SB Holdings’ board of directors has the authority to issue additional shares of capital stock to provide additional financing or for other purposes in the future. The issuance of any such shares or exercise of any such options may result in a reduction of the book value or market price of the outstanding shares of SB Holdings common stock. If SB Holdings does issue any such additional shares or any such options are exercised, such issuance or exercise also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, the proportionate ownership interest and voting power of a holder of shares of SB Holdings common stock, including HGI following the consummation of the Spectrum Brands Acquisition, could be decreased. Further, any such issuance or exercise could result in a change of control. Under SB Holdings’ certificate of incorporation, holders of 5% or more of the outstanding common stock or capital stock into which any shares of common stock may be converted have certain rights to purchase their pro rata share of certain future issuances of securities.

SB Holdings has historically not paid dividends on its public common stock and SB Holdings does not anticipate paying dividends on its public common stock in the foreseeable future, and, therefore, any return on investment may be limited to the value of its common stock.

SB Holdings, prior to the SB/RH Merger, had not declared or paid dividends on its common stock since the stock commenced public trading in 1997, SB Holdings has not declared or paid dividends on its common stock since the stock commenced public trading in 2010, and SB Holdings does not currently anticipate paying dividends in the foreseeable future. The payment of dividends on outstanding SB Holdings common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as its board of directors may consider relevant, including the ability to do so under its credit and other debt agreements. If SB Holdings does not pay dividends, returns on an investment in its common stock will only occur if the stock price appreciates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this information statement that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and the management of SB Holdings. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of our company or SB Holdings, as applicable. Forward-looking statements specifically include, without limitation, the information in this document regarding: projections, efficiencies/cost avoidance, cost savings, income and margins, earnings per share, growth, economies of scale, combined operations, the economy, future economic performance, conditions to, and the timetable for, completing the Spectrum Brands Acquisition, future acquisitions and dispositions, litigation, potential and contingent liabilities, management’s plans, business portfolios and taxes.

Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “could,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in the section captioned “Risk Factors”, above, and elsewhere in this information statement could affect the future results of our company, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements. Because of the importance of SB Holdings to our future results of operations, we set forth separately the important risks and uncertainties that that could affect SB Holdings.

HGI

Important factors that could affect our future results, particularly if we do not consummate the Spectrum Brands Acquisition, include, without limitation, the following:

•	our inability to successfully identify additional suitable acquisition opportunities and future acquisitions potentially involving various risks;

•	various unknown risks and uncertainties that would result from future acquisitions;

•	volatility in the global credit markets may impact our ability to obtain financing to fund acquisitions;

•	changes in the market prices of the publicly traded equity interest that we may acquire, particularly during times of volatility in security prices, could impact an investor’s perception of the aggregate value of our company portfolio and equity and adversely affect the market price of our common stock;

•	our ability to dispose of equity interests that we may acquire may be limited by restrictive stockholder agreements and by securities laws;

•	our principal stockholders hold a majority of our outstanding common stock and have interests which may conflict with interests of other stockholders, and as a result of this ownership, we are a “controlled company” within the meaning of the NYSE rules and are exempt from certain corporate governance requirements;

•	our dependence on certain key personnel;

•	our future acquisitions and dispositions may not require a stockholder vote and may be material to us;

•	changes in our investment portfolio would likely increase our risk of loss and subject us to additional risks;

•	our ability to increase the size of our organization and manage our growth;

•	we may suffer adverse consequences if we are deemed an investment company and we may incur significant costs to avoid investment company status;

•	we may be subject to an additional tax as a personal holding company on future undistributed personal holding company income if we generate passive income in excess of operating expenses;

•	agreements and transactions involving former subsidiaries may give rise to future claims that could materially adversely impact our capital resources;

•	litigation defense and settlement costs with respect to our prior businesses may be material;

•	section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting and to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements or negative reports concerning our internal controls could adversely affect our future results of operations and our stock price;

•	if we do not come into compliance with the NYSE’s continued listing requirements, the NYSE will delist our common stock, which could have an adverse impact on the liquidity and market price of our common stock;

•	the market liquidity for our common stock is relatively low and may make it difficult to purchase or sell our stock;

•	we may issue additional shares of common stock or other securities convertible into our common stock, which would dilute the interests of our stockholders and could present other risks and may adversely affect our market price;

•	we may issue notes or other debt securities, or otherwise incur substantial debt, which may adversely affect our leverage and financial condition; and

•	price fluctuations in our common stock could result from general market and economic conditions and a variety of other factors, including factors that affect the volatility of the common stock of any of our publicly held subsidiaries.

SB Holdings

SB Holdings’ actual results or other outcomes from those expressed or implied in the forward-looking statements may be affected by a variety of important factors, including, without limitation, the following:

•	the impact of Spectrum Brands’ substantial indebtedness on its business, financial condition and results of operations;

•	the impact of restrictions in Spectrum Brands’ debt instruments on its ability to operate its business, finance its capital needs or pursue or expand business strategies;

•	any failure to comply with financial covenants and other provisions and restrictions of Spectrum Brands’ debt instruments;

•	Spectrum Brands’ ability to successfully integrate the business acquired in connection with the combination with Russell Hobbs and achieve the expected synergies from that integration at the expected costs;

•	the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities;

•	the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit;

•	interest rate and exchange rate fluctuations;

•	the loss of, or a significant reduction in, sales to a significant retail customer(s);

•	competitive promotional activity or spending by competitors or price reductions by competitors;

•	the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;

•	the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business;

•	changes in consumer spending preferences and demand for Spectrum Brands’ products;

•	Spectrum Brands’ ability to develop and successfully introduce new products, protect its intellectual property and avoid infringing the intellectual property of third parties;

•	Spectrum Brands’ ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings;

•	the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations);

•	public perception regarding the safety of Spectrum Brands’ products, including the potential for environmental liabilities, product liability claims, litigation and other claims;

•	the impact of pending or threatened litigation;

•	changes in accounting policies applicable to Spectrum Brands’ business;

•	government regulations;

•	the seasonal nature of sales of certain of Spectrum Brands’ products;

•	the effects of climate change and unusual weather activity; and

•	the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets.

We also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this document. We do not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this information statement or to reflect actual outcomes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SB HOLDINGS AND SPECTRUM BRANDS

The following includes Spectrum Brands’ management’s discussion of the financial results, liquidity and other key items related to Spectrum Brands’ performance and should be read in conjunction with the Selected Historical Consolidated and Combined Financial Data of SB Holdings and Spectrum Brands and the Consolidated Financial Statements of SB Holdings and Spectrum Brands and related notes included elsewhere in this information statement. All references to Fiscal 2009, 2008, 2007, 2006 and 2005 refer to fiscal year periods ended September 30, 2009, 2008, 2007, 2006 and 2005, respectively.

The discussion and analysis of historical periods prior to the consummation of the SB/RH Merger do not reflect the significant impact the Russell Hobbs transaction will have on Spectrum Brands.

As further described below, on February 3, 2009, Spectrum Brands and its wholly owned U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. Effective as of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization (the “Plan”), Spectrum Brands converted from a Wisconsin corporation to a Delaware corporation.

Unless the context indicates otherwise, the term “Spectrum Brands” is used to refer to Spectrum Brands, Inc. and its subsidiaries before and on and after the Effective Date. The term “New Spectrum,” however, refers only to Spectrum Brands, Inc., the Delaware successor, and its subsidiaries, after the Effective Date, and the term “Old Spectrum” refers only to Spectrum Brands, Inc., the Wisconsin predecessor, and its subsidiaries prior to the Effective Date. The term “Spectrum Brands” refers to Spectrum Brands Holdings, Inc. and its subsidiaries (including Spectrum Brands and Russell Hobbs) subsequent to the SB/RH Merger and Spectrum Brands prior to the SB/RH Merger and the term “Russell Hobbs” refers to Russell Hobbs, Inc. and its subsidiaries. For the period from June 16, 2010, the date of the SB/RH Merger, the SB Holdings financial statements include the results of Spectrum Brands.

Introduction

Spectrum Brands is a global branded consumer products company with positions in six major product categories: consumer batteries, pet supplies, electric shaving and grooming, electric personal care, portable lighting, and home and garden control products.

Spectrum Brands manages its business in four reportable segments: (i) Global Batteries & Personal Care, which consists of its worldwide battery, shaving and grooming, personal care and portable lighting business (“Global Batteries & Personal Care”); (ii) Global Pet Supplies, which consists of its worldwide pet supplies business (“Global Pet Supplies”); (iii) the Home and Garden Business, which consists of its home and garden control product offerings, including household insecticides, repellents and herbicides (the “Home and Garden Business”); and (iv) Small Appliances, which consists of small electrical appliances primarily in the kitchen and home product categories (“Small Appliances”).

Spectrum Brands manufactures and markets alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellents and specialty pet supplies. Spectrum Brands designs and markets rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. With the addition of Russell Hobbs, Spectrum Brands designs, markets and distributes a broad range of branded small household appliances and personal care products. Spectrum Brands’ manufacturing and product development facilities are located in the U.S., Europe, Latin America and Asia. Substantially all of its rechargeable batteries and chargers, shaving and grooming products, personal care products and portable lighting products are manufactured by third-party suppliers, primarily located in Asia.

Spectrum Brands sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers (“OEMs”) and enjoys strong name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the

Tetra, 8-in-1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

Spectrum Brands’ global and geographic strategic initiatives and financial objectives are determined at the corporate level. Each business segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for sales and marketing initiatives and the financial results for all product lines within that business segment.

Spectrum Brands’ operating performance is influenced by a number of factors including: general economic conditions; foreign exchange fluctuations; trends in consumer markets; consumer confidence and preferences; Spectrum Brands’ overall product line mix, including pricing and gross margin, which vary by product line and geographic market; pricing of certain raw materials and commodities; energy and fuel prices; and its general competitive position, especially as impacted by its competitors’ advertising and promotional activities and pricing strategies.

Spectrum Brands has historically pursued a strategy of strategic acquisitions in furtherance of its goal of being a diversified global consumer products company competing in high-growth markets. In August 1999, it acquired ROV Limited’s battery business, which operations had an extensive network of distribution and production facilities in Central America, the Dominican Republic, Mexico, Venezuela, Argentina, and Chile. In 2002, Spectrum Brands acquired substantially all of VARTA AG’s consumer battery business. In September 2003, it acquired Remington Products in order to expand its products portfolio and become a more diversified consumer products company that did not solely focus on the battery and lighting product markets. In 2004, Spectrum Brands acquired Microlite S.A. (“Microlite”), a Brazilian battery company, from VARTA AG and Tabriza Brasil Empreendimentos Ltd. In 2005, it acquired United Industries Corporation (“United”) and Tetra Holding GmbH and its affiliates and subsidiaries in the aquatics business (“Tetra”) to further diversify its business and leverage its distribution strengths through expansion into the home and garden and pet product markets. These acquisitions were financed in substantial part with debt from a variety of sources.

In July 2006, in response to its substantial leverage and operating performance, Spectrum Brands engaged advisors to assist them in exploring possible strategic options, including divesting certain assets, in order to reduce their outstanding indebtedness. Spectrum Brands also continued to pursue initiatives to reduce manufacturing and operating costs. In connection with this undertaking, during the first quarter of Fiscal 2007, Spectrum Brands approved and initiated a plan to sell the Home and Garden Business, which at the time was organized into U.S. and Canadian divisions and was engaged in the manufacturing and marketing of lawn and garden and insect control products as well as growing media products. As a result of their decision to commence this process, Spectrum Brands determined that all the criteria set forth in GAAP were met and in the first quarter of Fiscal 2007, it designated certain assets and liabilities related to the Home and Garden Business as held for sale and designated the Home and Garden Business as discontinued operations.

During the first and second quarters of Fiscal 2007, Spectrum Brands engaged in substantive negotiations with a potential purchaser as to definitive terms for the purchase of the Home and Garden Business; however, the potential purchaser ultimately determined not to pursue the acquisition. Spectrum Brands continued to actively market the Home and Garden Business after such time; however, the Fiscal 2007 selling season for its lawn and garden and household insect control product offerings was significantly negatively impacted by extremely poor weather conditions throughout the U.S., resulting in poor operating performance of the Home and Garden Business. In addition, during the fourth quarter of Fiscal 2007 there was an unforeseen, rapid and significant tightening of liquidity in the U.S. credit markets. Spectrum Brands believes that this tightening of liquidity in the credit markets had a direct impact on the expected proceeds that Spectrum Brands would ultimately receive in connection with a sale of the Home and Garden Business. To address these issues, during the fourth quarter of Fiscal 2007 Spectrum Brands reassessed the value of the Home and Garden Business to take into account the changes in the credit markets and the weaker than planned operating performance during the Fiscal 2007 selling season so as to ensure that the Home and Garden Business was being marketed at a price that was reasonable in relation to its current fair value. Their reassessment produced a lower range of expected sales values than was previously determined. As a result of the reassessment, Spectrum Brands recorded an impairment charge against the Home and Garden Business during the fourth quarter of Fiscal

2007 to reflect its fair value as determined by us. Subsequent to taking the impairment charge, and thereby revising its expectations of the proceeds that would ultimately be received upon a sale of the Home and Garden Business, Spectrum Brands continued to be in active discussions with various potential purchasers through December 30, 2007.

On November 1, 2007, Spectrum Brands completed the sale of the Canadian division of the Home and Garden Business. See Note 10, Discontinued Operations of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information on the sale of the Canadian division of the Home and Garden Business.

During the second quarter of Fiscal 2008, Spectrum Brands determined that in view of the difficulty in predicting the timing or probability of a sale of the remaining U.S. portion of the Home and Garden Business, the requirements of GAAP necessary to classify the remaining U.S. portion of the Home and Garden Business as discontinued operations were no longer met and that it was appropriate to present the remaining U.S. portion of the Home and Garden Business as held and used in Spectrum Brands’ continuing operations as of its second quarter of Fiscal 2008 and going forward. The presentation herein of the results of continuing operations includes the Home and Garden Business excluding the Canadian division, which, as indicated above, was sold on November 1, 2007, for all periods presented.

In the third quarter of Fiscal 2008, Spectrum Brands entered into a definitive agreement, subject to the consent of its lenders under its senior credit facilities, to sell the assets related to the Global Pet Supplies. Spectrum Brands was unable to obtain the consent of the lenders, and on July 13, 2008, it entered into a termination agreement regarding the agreement to sell the assets related to the Global Pet Supplies. Pursuant to the termination agreement, as a condition to the termination, Spectrum Brands paid the proposed buyer $3 million as a reimbursement of expenses.

In November 2008, its board of directors committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing products portion of the Home and Garden Business for Fiscal 2009. Spectrum Brands believes the shutdown was consistent with what it has done in other areas of its business to eliminate unprofitable products from its portfolio. As of March 29, 2009, Spectrum Brands completed the shutdown of the growing products portion of the Home and Garden Business. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 10, Discontinued Operations, to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for further details on the disposal of the growing products portion of the Home and Garden Business.

On December 15, 2008, Spectrum Brands was advised that its common stock would be suspended from trading on the NYSE prior to the opening of the market on December 22, 2008. Spectrum Brands was advised that the decision to suspend its common stock was reached in view of the fact that it had recently fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, the minimum threshold for listing on the NYSE. Its common stock was delisted from the NYSE effective January 23, 2009.

On February 2, 2009, Spectrum Brands did not make a $25.8 million interest payment due February 2, 2009 on Spectrum Brands’ 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8% Notes”), triggering a default with respect to such notes.

As a result of its substantial leverage, Spectrum Brands determined that, absent a financial restructuring, it would be unable to achieve future profitability or positive cash flows on a consolidated basis solely from cash generated from operating activities or to satisfy certain of its payment obligations as the same may become due and be at risk of not satisfying the leverage ratios to which Spectrum Brands was subject under the Old Senior Term Credit Facility, which ratios become more restrictive in future periods. Accordingly, Old Spectrum and its U.S. subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the

Bankruptcy Court (the “Bankruptcy Filing”) to pursue such a restructuring. The Bankruptcy Filing is discussed in more detail under “Chapter 11 Proceedings” below.

As a result of its Bankruptcy Filing, Spectrum Brands was able to significantly reduce its indebtedness. However, Spectrum Brands continues to have a significant amount of indebtedness relative to its competitors and continue to explore potential strategies that may be available to them to restructure this indebtedness.]

Chapter 11 Proceedings

On February 3, 2009, Spectrum Brands announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of its then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce its outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”). The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”). For more details regarding the Chapter 11 Proceedings, as well as the events leading to Spectrum Brands voluntary filing for Chapter 11 bankruptcy, see “Item 1. Business” in Spectrum Brands’ Annual Report on Form 10-K for its fiscal year ended September 30, 2009.

On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of Old Spectrum’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. Reorganized Spectrum Brands filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, reorganized Spectrum Brands issued a total of 27,030,000 shares of its common stock and approximately $218 million in aggregate principal amount of 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) to holders of allowed claims with respect to Old Spectrum’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). For a further discussion of the 12% Notes see “Debt Financing Activities — 12% Notes.” Also on the Effective Date, reorganized Spectrum Brands issued a total of 2,970,000 shares of its common stock to supplemental and sub-supplemental debtor-in-possession credit facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.

Accounting for Reorganization

Subsequent to the date of the Bankruptcy Filing, Spectrum Brands’ financial statements are prepared in accordance with ASC 852. ASC 852 does not change the application of GAAP in the preparation of its financial statements. However, ASC 852 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with ASC 852 Spectrum Brands has done the following:

•	on its Consolidated Statements of Financial Position included elsewhere in this information statement, Spectrum Brands has separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	on its Consolidated Statements of Operations included elsewhere in this information statement, Spectrum Brands has distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business;

•	on its Consolidated Statements of Cash Flows included elsewhere in this information statement, Spectrum Brands has separately disclosed reorganization items expense (income), net;

•	ceased accruing interest on the old senior notes; and

•	presented Consolidating Financial Statements of entities not in proceedings under Chapter 11 of the Bankruptcy Code in Note 17, Consolidating Financial Statements, included elsewhere in this information statement. These Consolidated Financial Statements of its entities not in proceedings under Chapter 11 of the Bankruptcy Code have been prepared on the same basis as Spectrum Brands’ Consolidated Financial Statements included elsewhere in this information statement.

Fresh-Start Reporting

As required by ASC 852 Spectrum Brands adopted fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code as of its monthly period ended August 30, 2009 as is reflected in this information statement.

Since the reorganization value of the assets of Old Spectrum immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims and the holders of Old Spectrum’s voting shares immediately before confirmation of the Plan received less than 50% of the voting shares of the emerging entity, Spectrum Brands adopted fresh-start reporting as of the close of business on August 30, 2009 in accordance with ASC 852. Spectrum Brands’ Consolidated Statement of Financial Position as of August 30, 2009 gives effect to allocations to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start reporting.

Spectrum Brands analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, through August 30, 2009, the fresh-start reporting date, and concluded that such transactions were not material individually or in the aggregate as they represented less than 1% of the total net sales for the entire fiscal year ended September 30, 2009. As such, Spectrum Brands determined that August 30, 2009, would be an appropriate fresh-start reporting date to coincide with its normal financial period close for the month of August 2009. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of Old Spectrum prior to the adoption of fresh-start reporting for periods ended prior to August 30, 2009 are not comparable to those of New Spectrum.

Russell Hobbs

In connection with the SB/RH Merger, Russell Hobbs and its subsidiaries became wholly-owned subsidiaries of Spectrum Brands. Russell Hobbs and its subsidiaries became a fourth operating and reporting segment of Spectrum Brands, which is led by Terry Polistina, Russell Hobbs’ Chief Executive Officer.

Cost Reduction Initiatives

Spectrum Brands continually seeks to improve its operational efficiency, match its manufacturing capacity and product costs to market demand and better utilize its manufacturing resources. Spectrum Brands and Spectrum Brands have undertaken various initiatives to reduce manufacturing and operating costs.

Fiscal 2009. In connection with Spectrum Brands’ announcement to reduce its headcount within each of its segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies segment, Spectrum Brands implemented a number of cost reduction initiatives (the “Global Cost Reduction Initiatives”). These initiatives also included consultation, legal and accounting fees related to the evaluation of Spectrum Brands’ capital structure.

Fiscal 2008. In connection with Spectrum Brands’ decision to exit its zinc carbon and alkaline battery manufacturing and distribution facility in Ningbo Baowang, China, Spectrum Brands undertook cost reduction initiatives (the “Ningbo Exit Plan”). These initiatives include fixed cost savings by integrating production equipment into its remaining production facilities and headcount reductions.

Fiscal 2007. In connection with Spectrum Brands’ announcement that Spectrum Brands would manage its business in three vertically integrated, product-focused reporting segments, its costs related to research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, which had previously been included in its corporate reporting segment, are now included in each of the operating segments on a direct as incurred basis. In connection with these changes Spectrum Brands undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”), including a headcount reduction of approximately 200 employees.

Spectrum Brands also implemented a series of initiatives within its Global Batteries & Personal Care business segment in Latin America to reduce operating costs (the “Latin America Initiatives”). These initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. As a result, Spectrum Brands reduced headcount in Latin America by approximately 100 employees.

Fiscal 2006. As a result of Spectrum Brands’ continued concern regarding the European economy and the continued shift by consumers from branded to private label alkaline batteries, Spectrum Brands announced a series of initiatives in the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize its manufacturing structure (the “European Initiatives”). These initiatives include the reduction of certain operations at its Ellwangen, Germany packaging center and relocating those operations to its Dischingen, Germany battery plant, transferring private label battery production at its Dischingen, Germany battery plant to its manufacturing facility in China and restructuring the sales, marketing and support functions. As a result, Spectrum Brands reduced headcount in Europe by approximately 350 employees or 24%.

Fiscal 2005. In connection with the acquisitions of United and Tetra in 2005, Spectrum Brands announced a series of initiatives to optimize the global resources of the combined entity. These initiatives included: integrating all of United’s home and garden business’ administrative services, sales and customer service functions into its North America headquarters in Madison, Wisconsin; converting all of Spectrum Brands’ information systems to SAP; consolidating United’s manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating United’s pet supply business’ and Tetra’s administrative, manufacturing and distribution facilities. In addition, certain corporate finance functions were shifted to Spectrum Brands’ global headquarters in Atlanta, Georgia.

As of October 1, 2006, initiatives to integrate the activities of the Home and Garden Business into its operations in Madison, Wisconsin were suspended.

Spectrum Brands’ integration activities within Global Pet Supplies were substantially completed as of September 30, 2007. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of the distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania; one pet supply facility was closed in 2006 in Hauppauge, New York; and one pet supply facility was closed in Fiscal 2007 in Moorpark, California.

Meeting Consumer Needs through Technology and Development

Spectrum Brands continues to focus its efforts on meeting consumer needs for its products through new product development and technology innovations. Research and development efforts associated with its electric shaving and grooming products allow us to deliver to the market unique cutting systems. Research and development efforts associated with its electric personal care products allow us to deliver to its customers products that save them time, provide salon alternatives and enhance their in-home personal care options. Spectrum Brands is continuously pursuing new innovations for its shaving, grooming and hair care products, including foil and rotary shaver improvements, trimmer enhancements and technologies that deliver skin and hair care benefits.

During Fiscal 2009, Spectrum Brands introduced the Roughneck Flex 360 flashlight. Spectrum Brands also launched a long lasting zero-mercury hearing aid battery. This product provides the same long lasting performance as conventional hearing aid batteries, but with an environmentally friendly formula. During Fiscal

2009, Spectrum Brands also introduced a line of Tetra marine aquatic products, new dog treat items and enhanced Nature’s Miracle Stain & Odor products.

During Fiscal 2008, Spectrum Brands introduced longer lasting alkaline batteries in cell sizes AA and AAA. Spectrum Brands also launched several new products targeted at specific niche markets such as Hot Shot Spider Trap, Cutter Mosquito Stakes, Spectracide Destroyer Wasp & Hornet and Spectracide Weed Stop. Spectrum Brands also introduced a new line of men’s rotary shavers with “360° Flex & Pivot Technology.” The flex and pivot technology allows the cutting blades to follow the contour of a person’s face and neck. In addition, Spectrum Brands added Teflon coated heads to its blades to reduce redness and irritation from shaving. Spectrum Brands also introduced “The Short Cut Clipper.” The product is positioned as the world’s first clipper with exclusive curved cutting technology. Spectrum Brands also launched “Shine Therapy,” a hair straightener with vitamin conditioning technology: Vitamin E, Avocado Oil and conditioners infused into the ceramic plates.

During Fiscal 2007, advancements in shaver blade coatings continued to be significant with further introductions of Titanium, Nano-Diamond, Nano-Silver and Tourmaline on a variety of products, which allowed us to continue to launch new products or product enhancements into the market place.

During Fiscal 2006, in the lawn and garden category, Spectrum Brands introduced the only termite killing stakes product for the do-it-yourself market.

Competitive Landscape

Spectrum Brands competes in seven major product categories: consumer batteries, small appliances, pet supplies, electric shaving and grooming, electric personal care, portable lighting, and home and garden control products.

The consumer battery product category consists of non-rechargeable alkaline or zinc carbon batteries in cell sizes of AA, AAA, C, D and 9-volt, and specialty batteries, which include rechargeable batteries, hearing aid batteries, photo batteries and watch/calculator batteries. Most consumer batteries are marketed under one of the following brands: Rayovac/VARTA, Duracell, Energizer or Panasonic. In addition, some retailers market private label batteries, particularly in Europe. The majority of consumers in North America and Europe purchase alkaline batteries. The Latin America market consists primarily of zinc carbon batteries but is gradually converting to higher-priced alkaline batteries as household disposable income grows.

Spectrum Brands believes that it is the largest worldwide marketer of hearing aid batteries and that it continues to maintain a leading global market position. Spectrum Brands believes that its close relationship with hearing aid manufacturers and other customers, as well as its product performance improvements and packaging innovations, position it for continued success in this category.

Spectrum Brands’ global pet supplies business comprises aquatics equipment (aquariums, filters, pumps, etc.), aquatics consumables (fish food, water treatments and conditioners, etc.) and specialty pet products for dogs, cats, birds and other small domestic animals. The pet supply market is extremely fragmented. Spectrum Brands believes that its brand positioning, including the leading global aquatics brand in Tetra, its diverse array of innovative and attractive products and its strong retail relationships and global infrastructure will allow us to remain competitive in this fast growing industry.

Spectrum Brands also operates in the shaving and grooming and personal care product category, consisting of electric shavers and accessories, electric grooming products and hair care appliances. Electric shavers include men’s and women’s shavers (both rotary and foil design) and electric shaver accessories consisting of shaver replacement parts (primarily foils and cutters), pre-shave products and cleaning agents. Electric shavers are marketed primarily under one of the following global brands: Remington, Braun and Norelco. Electric grooming products include beard and mustache trimmers, nose and ear trimmers, body groomers and haircut kits and related accessories. Hair care appliances include hair dryers, straightening irons, styling irons and hair-setters. Europe and North America account for the majority of its worldwide product category sales. Spectrum Brands’ major competitors in the electric personal care product category are Conair Corporation, Wahl Clipper Corporation and Helen of Troy.

Products in Spectrum Brands’ home and garden category are sold through the Home and Garden Business. The Home and Garden Business manufactures and markets outdoor and indoor insect control products, rodenticides, herbicides and plant foods. The Home and Garden Business operates in the U.S. market under the brand names Spectracide, Cutter and Garden Safe. The Home and Garden Business’ marketing position is primarily that of a value brand, enhanced and supported by innovative products and packaging to drive sales at the point of purchase. The Home and Garden Business’ primary competitors in the home and garden category include Scotts Company, Central Garden & Pet and S.C. Johnson.

The following factors contribute to Spectrum Brands’ ability to succeed in these highly competitive product categories:

Strong Diversified Global Brand Portfolio. Spectrum Brands has a global portfolio of well-recognized consumer product brands. Spectrum Brands believes that the strength of its brands positions us to extend its product lines and provide its retail customers with strong sell-through to consumers.

Strong Global Retail Relationships. Spectrum Brands has well-established business relationships with many of the top global retailers, distributors and wholesalers, which have assisted us in its efforts to expand its overall market penetration and promote sales.

Expansive Distribution Network. Spectrum Brands distributes its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and OEMs.

Innovative New Products, Packaging and Technologies. Spectrum Brands has a long history of product and packaging innovations in each of its seven product categories and continually seek to introduce new products both as extensions of existing product lines and as new product categories.

Experienced Management Team. Spectrum Brands’ management team has substantial consumer products experience. On average, each senior manager has more than 20 years of experience at Spectrum, VARTA, Remington or other branded consumer product companies such as Regina, Newell Rubbermaid, H.J. Heinz and Schering-Plough.

Seasonal Product Sales

On a consolidated basis Spectrum Brands’ financial results are approximately equally weighted between quarters; however, certain of its products experience seasonal sales fluctuations. Sales in the battery and electric shaving and grooming product lines, particularly in North America, tend to be seasonal, with purchases of such products by consumers concentrated in the December holiday season. Pet supplies and electric personal care sales remain fairly constant throughout the year. Demand for the home and garden and household insect control products sold through the Home and Garden Business typically peaks during the first six months at the calendar year (its second and third fiscal quarters). The seasonality of Spectrum Brands’ sales during the last three fiscal years is as follows:

Percentage of Annual Sales

	Fiscal Year Ended September 30,
Fiscal Quarter Ended	2009	2008	2007

December	25%	24%	25%
March	23%	22%	23%
June	26%	26%	25%
September	26%	28%	27%

The Financial Accounting Standards Board Accounting Standards Codification

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162,” an accounting standard which established the ASC to become the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities, with the exception of guidance issued by the SEC and its staff. All guidance contained in the ASC carries an equal level of authority. The ASC is not intended to change GAAP, but rather is expected to simplify accounting research by reorganizing current GAAP into approximately 90 accounting topics. Spectrum Brands adopted this accounting standard in preparing its Consolidated Financial Statements for the period ended September 30, 2009 included elsewhere in this information statement. The adoption of this accounting standard, which was subsequently codified into ASC Topic 105: “Generally Accepted Accounting Principles,” had no impact on retained earnings and will have no impact on its financial position, results of operations or cash flows.

Results of Operations — SB Holdings

Fiscal Quarter and Fiscal Nine Month Period Ended July 4, 2010 Compared to Fiscal Quarter and Fiscal Nine Month Period Ended June 28, 2009

In this section, SB Holdings refers to the fiscal three month period ended July 4, 2010 as the “Fiscal 2010 Quarter,” the fiscal nine month period ended July 4, 2010 as the “Fiscal 2010 Nine Months,” the fiscal three month period ended June 28, 2009 as the “Fiscal 2009 Quarter” and the fiscal nine month period ended June 28, 2009 as the “Fiscal 2009 Nine Months.”

SB Holdings has presented the growing products portion of its Home and Garden Business as discontinued operations for all periods presented. The board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business in November 2008 and the shutdown was completed during the second quarter of its Fiscal 2009. See Note 3, Significant Accounting Policies — Discontinued Operations, to its SB Holdings’ Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information on the shutdown of the growing products portion of its Home and Garden Business. As a result, and unless specifically stated, all discussions regarding the Fiscal 2010 Quarter, the Fiscal 2010 Nine Months, the Fiscal 2009 Quarter and the Fiscal 2009 Nine Months only reflect results from its continuing operations.

Net Sales. Net sales for the Fiscal 2010 Quarter increased to $653 million from $589 million in the Fiscal 2009 Quarter, an 11% increase. The following table details the principal components of the change in net sales from the Fiscal 2009 Quarter to the Fiscal 2010 Quarter (in millions):

Net Sales

Fiscal 2009 Quarter Net Sales	$589
Increase in Global Batteries & Personal Care consumer battery sales	11
Increase in Global Batteries & Personal Care Remington branded product sales	12
Increase in Home and garden control product sales	16
Increase in Portable Lighting product sales	3
Decrease in Pet supplies sales	(8)
Addition of Small Appliances	35
Foreign currency impact, net	(5)

Fiscal 2010 Quarter Net Sales	$653

Net sales for the Fiscal 2010 Nine Months increased to $1,778 million from $1,641 million in the Fiscal 2009 Nine Months, an 8% increase. The following table details the principal components of the change in net sales from the Fiscal 2009 Nine Months to the Fiscal 2010 Nine Months (in millions):

Net Sales

Fiscal 2009 Nine Months Net Sales	$1,641
Increase in Global Batteries & Personal Care Remington branded product sales	27
Increase in Global Batteries & Personal Care consumer battery sales	18
Increase in Home and Garden control product sales	17
Increase in Portable Lighting product sales	3
Decrease in Pet supplies sales	(3)
Addition of Small Appliances	35
Foreign currency impact, net	40

Fiscal 2010 Nine Months Net Sales	$1,778

Consolidated net sales by product line for the Fiscal 2010 Quarter, the Fiscal 2009 Quarter, the Fiscal 2010 Nine Months and the Fiscal 2009 Nine Months are as follows (in millions):

	Fiscal Quarter		Fiscal Nine Months
	2010	2009	2010	2009

Product line net sales
Battery sales	$194	$185	$629	$590
Pet supplies sales	135	145	420	419
Home and Garden control product sales	164	148	266	249
Shaving and grooming product sales	61	48	196	166
Personal care product sales	43	44	167	158
Lighting product sales	21	18	65	59
Small appliances	35	—	35	—

Total net sales to external customers	$653	$589	$1,778	$1,641

Global consumer battery sales increased $9 million, or 5%, in the Fiscal 2010 Quarter compared to the Fiscal 2009 Quarter. The increase in consumer battery sales is attributable to increases in Latin America and North America of $9 million and $7 million, respectively. These gains were partially offset by declines in Europe of $5 million and unfavorable foreign exchange translation of $2 million. The decrease within Europe is primarily due to the continued exit of low margin private label sales. The $10 million, or 7%, decrease in pet supplies sales during the Fiscal 2010 Quarter compared to the Fiscal 2009 Quarter is due to decreased promotional activity from retailers and unfavorable foreign exchange translation of approximately $1 million. The $16 million, or 11%, increase in home and garden control product sales in the Fiscal 2010 Quarter compared to the Fiscal 2009 Quarter is a result of greater volume with major customers driven by incentives to the retailer and promotional campaigns. Shaving and grooming product sales increased $13 million, or 23%, in the Fiscal 2010 Quarter compared to the Fiscal 2009 Quarter driven by increases within Europe of $10 million. The increased shaving and grooming product sales within Europe is a result of successful promotions and operational execution. Personal care product sales during the Fiscal 2010 Quarter decreased $1 million, or 3%, compared to the Fiscal 2009 Quarter, as a result of unfavorable foreign exchange impacts. Lighting product sales increased $3 million, or 19%, during the Fiscal 2010 Quarter compared to the Fiscal 2009 Quarter as a result of significant new distribution to a major customer.

Global consumer battery sales increased $39 million, or 7%, in the Fiscal 2010 Nine Months compared to the Fiscal 2009 Nine Months. The increase was driven by favorable foreign exchange translation of $21 million coupled with increased sales in North America and Latin America. These increases were tempered by decreased consumer battery sales of $17 million in Europe, primarily due to SB Holdings’ continued exit of low margin private label battery sales. Pet supplies sales were virtually flat in the Fiscal 2010 Nine Months compared to the Fiscal 2009 Nine Months, increasing $1 million to $420 million. The $1 million increase comprised of favorable foreign exchange translation of $5 million which was offset by decreased aquatics sales, primarily in the Pacific Rim. Home and garden control product sales increased $17 million, or 7%, in the Fiscal 2010 Nine Months compared to the Fiscal 2009 Nine Months. The increase is due to additional sales to major customers driven by incentives to retailers and promotional campaigns. Electric shaving and grooming products increased $30 million, or 18%, in the Fiscal 2010 Nine Months compared to the Fiscal 2009 Nine Months. This increase is primarily due to increased sales in Europe of $23 million and favorable foreign exchange translation of $6 million. During the Fiscal 2010 Nine Months electric personal care sales increased $9 million, or 5%, compared to the Fiscal 2009 Nine Months primarily due to favorable foreign exchange translation of $5 million and increases within Latin America and North America of $3 million and $2 million, respectively. These increases within electric personal care sales were slightly offset by declines in Europe of $2 million. The $6 million, or 9%, increase in portable lighting sales in the Fiscal 2010 Nine Months compared to the Fiscal 2009 Nine Months was primarily due to favorable foreign exchange translation of $2 million coupled with the same factors mentioned above for the Fiscal 2010 Quarter.

Gross Profit. Gross profit for the Fiscal 2010 Quarter was $253 million versus $230 million for the Fiscal 2009 Quarter. SB Holdings’ gross profit margin for the Fiscal 2010 Quarter decreased slightly to 38.6% from 39.1% in the Fiscal 2009 Quarter. This slight decline in gross profit margin is primarily due to Restructuring and related charges of $2 million in the Fiscal 2010 Quarter compared to de minimis charges during the Fiscal 2009 Quarter. Restructuring and related charges in the Fiscal 2010 Quarter were primarily related to cost reduction initiatives announced in 2009. Gross profit for the Fiscal 2010 Nine Months was $647 million versus $605 million for the Fiscal 2009 Nine Months. SB Holdings’ gross profit margin for the Fiscal 2010 Nine Months decreased slightly to 36.4% from 36.8% in the Fiscal 2009 Nine Months. As a result of SB Holdings’ adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“SFAS 141”), inventory balances were revalued at August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, SB Holdings recognized $34 million in additional cost of goods sold in the Fiscal 2010 Nine Months. The impact of the inventory revaluation was offset by lower Restructuring and related charges as Cost of goods sold during the Fiscal 2010 Nine Months included $6 million of Restructuring and related charges whereas the Fiscal 2009 Nine Months included $13 million of Restructuring and related charges. The Restructuring and related charges incurred in the Fiscal 2010 Nine Months were primarily associated with cost reduction initiatives announced in 2009. The $13 million of Restructuring and related charges incurred in the Fiscal 2009 Nine Months primarily related to the shutdown of SB Holdings’ Ningbo, China battery manufacturing facility. See “Restructuring and Related Charges” below, as well as Note 13, Restructuring and Related Charges, to its Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information regarding its restructuring and related charges.

Operating Expense. Operating expenses for the Fiscal 2010 Quarter totaled $193 million versus $147 million for the Fiscal 2009 Quarter representing an increase of $46 million. During the Fiscal 2010 Quarter SB Holdings incurred $17 million of Acquisition and integration related charges as a result of SB/RH merger. During the Fiscal 2010 Quarter SB Holdings also incurred $6 million of Selling expense and $3 million of General and administrative expense related to the Small Appliances segment. Also included in Operating expenses for the Fiscal 2010 Quarter was additional depreciation and amortization as a result of the revaluation of its long lived assets in connection with its adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code. Operating expenses for the Fiscal 2010 Nine Months totaled $523 million versus $463 million for the Fiscal 2009 Nine Months representing an increase of $60 million. The increase in the Fiscal 2010 Nine Months was due to the same factors affecting the Fiscal 2010 Quarter increase partially offset by lower restructuring and related charges. In the Fiscal 2010 Nine Months SB Holdings recorded approximately $11 million of restructuring and related charges which were primarily related to cost reduction initiatives announced in 2009. SB Holdings recorded $27 million of restructuring and related charges in the Fiscal 2009 Nine Months which related to consulting, legal and accounting fees related to the evaluation of its capital structure coupled with various cost reduction initiatives announced in 2009 and its global realignment announced in January 2007. See “Restructuring and Related Charges” below, as well as Note 13, Restructuring and Related Charges, to its Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information regarding its restructuring and related charges.

Adjusted EBITDA. SB Holdings’ management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining SB Holdings’ debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. While SB Holdings’ management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace SB Holdings’ GAAP financial results.

Adjusted EBITDA, which includes the results of Russell Hobbs’ businesses as if it was combined with Spectrum Brands for all periods presented (see reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA by segment below) was $124 million for the Fiscal 2010 Quarter compared with $123 million for the Fiscal 2009 Quarter.

Segment Results. As discussed above, SB Holdings manages its business in four reportable segments: (i) Global Batteries & Personal Care, (ii) Global Pet Supplies, (iii) Home and Garden Business; and (iv) Small Appliances.

Operating segment profits do not include restructuring and related charges, acquisition and integration related charges, interest expense, interest income, impairment charges, reorganization items and income tax expense. Expenses associated with global operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain are included in the determination of operating segment profits. In addition, certain general and administrative expenses necessary to reflect the operating segments on a standalone basis have been included in the determination of operating segment profits. Corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans.

All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are allocated to operating segments or corporate expense according to the function of each cost center. All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment. Financial information pertaining to SB Holdings’ reportable segments is contained in Note 11, Segment Results, to its Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement.

Below is a reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA by segment for the Fiscal 2010 Quarter, the Fiscal 2009 Quarter, the Fiscal 2010 Nine Months and the Fiscal 2009 Nine Months:

	Fiscal 2010 Quarter
	Global
	Batteries &		Home and		Corporate/
	Personal	Global Pet	Garden	Small	Unallocated	Consolidated
	Care	Supplies	Business	Appliances	Items(a)	SB Holdings
	(In millions)

Net Income (loss)	$29	$17	$40	$2	$(175)	$(87)
Income tax expense	—	—	—	—	13	13
Interest expense	—	—	—	—	50	50
Write-off unamortized discounts and financing fees(b)	—	—	—	—	82	82
Pre-acquisition earnings	—	—	—	15	—	15
Restructuring and related charges	1	1	—	—	3	5
Acquisition and integration related charges	—	—	—	1	16	17
Accelerated depreciation and amortization(c)	—	—	—	—	(2)	(2)
Adjusted EBIT	$30	$18	$40	$18	$(13)	$93

Depreciation and amortization	14	7	4	1	6	31

Adjusted EBITDA	$44	$25	$44	$19	$(7)	$124

	Fiscal 2009 Quarter
	Global
	Batteries &		Home and		Corporate/
	Personal	Global Pet	Garden	Small	Unallocated	Consolidated
	Care	Supplies	Business	Appliances	Items(a)	SB Holdings
	(In millions)

Net Income (loss)	$37	$19	$35	$—	$(128)	$(37)
Loss from discontinued operations, net of tax	—	—	2	—	—	2
Income tax expense	—	—	—	—	8	8
Interest expense	—	—	—	—	49	49
Write-off unamortized discounts and financing fees(b)	—	—	—	—	—	—
Pre-acquisition earnings	—	—	—	21	—	21
Restructuring and related charges	1	—	1	—	1	3
Reorganization items	—	—	—	—	62	62
Brazilian IPI credit/other	(1)	—	—	—	—	(1)

Adjusted EBIT	$37	$19	$38	$21	$(8)	$107
Depreciation and amortization	6	6	3	—	1	15

Adjusted EBITDA	$43	$25	$41	$21	$(7)	$122

	Fiscal 2010 Nine Months
	Global
	Batteries &		Home and		Corporate/
	Personal	Global Pet	Garden	Small	Unallocated	Consolidated
	Care	Supplies	Business	Appliances	Items(a)	SB Holdings
	(In millions)

Net Income (loss)	$101	$35	$31	$2	$(334)	$(166)
Loss from discontinued operations, net of tax	—	—	3	—	—	3
Income tax expense	—	—	—	—	45	45
Interest expense	—	—	—	—	148	148
Write-off unamortized discounts and	—	—	—	—	82	82
financing fees(b)
Pre-acquisition earnings	—	—	—	67	—	67
Restructuring and related charges	3	4	8	—	2	17
Acquisition and integration related charges	—	—	—	1	21	22
Reorganization items	—	—	—	—	4	4
Accelerated depreciation and amortization(c)	—	—	—	—	(2)	(2)
Fresh-start inventory fair value adjustment	18	14	2	—	—	34
Brazilian IPI credit/other	(5)	—	—	—	—	(5)

Adjusted EBIT	$117	$52	$44	$70	$(34)	$249
Depreciation and amortization	38	21	10	1	13	83

Adjusted EBITDA	$155	$73	$54	$71	$(21)	$332

	Fiscal 2009 Nine Months
	Global
	Batteries &		Home and		Corporate/
	Personal	Global Pet	Garden	Small	Unallocated	Consolidated
	Care	Supplies	Business	Appliances	Items(a)	SB Holdings
	(In millions)

Net Income (loss)	$99	$42	$(50)	$—	$(301)	$(210)
Loss from discontinued operations, net of tax	—	—	84	—	—	84
Income tax expense	—	—	—	—	32	32
Interest expense	—	—	—	—	149	149
Pre-acquisition earnings	—	—	—	57	—	57
Restructuring and related charges	21	5	3	—	12	40
Reorganization items	—	—	—	—	84	84
Accelerated depreciation and amortization(c)	(3)	—	—	—	—	(3)
Brazilian IPI credit/other	(5)	—	—	—	—	(5)

Adjusted EBIT	$112	$47	$37	$57	$(24)	$228
Depreciation and Amortization	21	16	8	—	2	47

Adjusted EBITDA	$133	$63	$45	$57	$(22)	$275

(a)	It is SB Holdings’ policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b)	Adjustment reflects $61.4 million write off of unamortized deferred financing fees and discounts associated with the company’s capital structure refinanced on June 16, 2010; $5.0 million charge related to pre-payment premiums associated with the paydown of the ABL and FILO extinguished on June 16, 2010 and $15.7 million related to the termination of interest swaps and commitment fees.

(c)	Adjustment reflects restricted stock amortization and accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add-back of depreciation and amortization.

Global Batteries & Personal Care

	Fiscal Quarter		Fiscal Nine Months
	2010	2009	2010	2009
	(In millions)

Net sales to external customers	$319	$297	$1,056	$974
Segment profit	$32	$37	$112	$124
Segment profit as a % of net sales	10.0%	12.5%	10.6%	12.7%
Segment Adjusted EBITDA	$44	$43	$155	$133
Assets at July 4, 2010 and September 30, 2009	$1,538	$1,630	$1,538	$1,630

Segment net sales to external customers in the Fiscal 2010 Quarter increased $22 million to $319 million from $297 million during the Fiscal 2009 Quarter, a 7% increase. Unfavorable foreign currency exchange translation impacted net sales in the Fiscal 2010 Quarter by approximately $4 million. Battery sales for the Fiscal 2010 Quarter increased to $194 million when compared to sales of $185 million in the Fiscal 2009 Quarter. The increase is attributable to gains in Latin America and North America of $9 million and $7 million, respectively. The increased sales within Latin America were driven by increased specialty battery sales volume in Central America and Columbia while the increases in North America were attributable to continued sales growth with a major customer. These gains were partially offset by declines in Europe of $5 million and unfavorable foreign exchange translation of $2 million. The decrease within Europe is primarily due to the continued exit of low margin private label sales. Net sales of electric shaving and grooming products in the Fiscal 2010 Quarter increased by $13 million from their levels in the Fiscal 2009 Quarter primarily due to increases within Europe of $10 million. The increased shaving and grooming product sales within Europe is a result of successful promotions and operational execution. SB Holdings also experienced modest increases during the Fiscal 2010 Quarter compared to the Fiscal 2009 Quarter within both North America and Latin America of $2 million and $1 million, respectively. Net sales of electric personal care products in the Fiscal 2010 Quarter decreased slightly by $1 million compared to the Fiscal 2009 Quarter due to unfavorable foreign exchange translation. Net sales of portable lighting products for the Fiscal 2010 Quarter increased to $21 million as compared to sales of $18 million for the Fiscal 2009 Quarter as a result of increased distribution to a major customer. Segment net sales to external customers in the Fiscal 2010 Nine Months increased $82 million to $1,056 million from $974 million during the Fiscal 2009 Nine Months, a 9% increase. Favorable foreign currency exchange translation impacted net sales in the Fiscal 2010 Nine Months by approximately $35 million. Battery sales for the Fiscal 2010 Nine Months increased to $629 million when compared to sales of $590 million in the Fiscal 2009 Nine Months. The increased sales are attributable to favorable foreign currency exchange translation of $21 million coupled with increased specialty battery sales of $24 million which was partially tempered by a decline in alkaline sales of $6 million. The increase in specialty battery sales are due to greater volume in Colombia and Central America coupled with increased sales at a major customer within North America. The decrease in alkaline sales is due to the continued exit of low margin private label sales in Europe which was offset by sales with a major customer in North America. Net sales of electric shaving and grooming products in the Fiscal 2010 Nine Months increased by $30 million from their levels in the Fiscal 2009 Nine Months due to favorable foreign exchange translation of $6 million coupled with increased sales in Europe of $23 million. Net sales of electric personal care products in the

Fiscal 2010 Nine Months increased by $9 million compared to the Fiscal 2009 Nine Months due to favorable foreign exchange translation of $5 million coupled with increases within North America and Latin America of $2 million and $3 million, respectively. These increases within electric personal care sales were slightly offset by declines in Europe of $2 million. Net sales of portable lighting products for the Fiscal 2010 Nine Months increased to $65 million as compared to sales of $59 million for the Fiscal 2009 Nine Months. The increased lighting products sales is a result of the factors mentioned above.

Segment profitability in the Fiscal 2010 Quarter was $32 million compared to $37 million in the Fiscal 2009 Quarter. Segment profitability as a percentage of net sales decreased to 10.0% in the Fiscal 2010 Quarter compared to 12.5% in the Fiscal 2009 Quarter. Segment profitability in the Fiscal 2010 Quarter was negatively impacted by an increase of approximately $4 million in intangible asset amortization, primarily related to customer relationship lists, as was required when Spectrum Brands adopted fresh-start reporting upon its emergence from Chapter 11 of the Bankruptcy Code. Offsetting this decrease to segment profitability was higher sales, primarily due to favorable foreign exchange translation, and savings from Spectrum Brands’ cost reduction initiatives announced in Fiscal 2009. Segment profitability in the Fiscal 2010 Nine Months decreased to $112 million from $124 million in the Fiscal 2009 Nine Months. Segment profitability as a percentage of net sales decreased to 10.6% in the Fiscal 2010 Nine Months compared to 12.7% in the Fiscal 2009 Nine Months. The decrease in segment profitability for the Fiscal 2010 Nine Months was mainly attributable to a $19 million increase in cost of goods sold due to the revaluation of inventory coupled with approximately a $12 million increase in intangible amortization due to SB Holdings’ adoption of fresh-start reporting as mentioned in the Fiscal 2010 Quarter. Offsetting this decrease to segment profitability was higher sales, primarily due to favorable foreign exchange translation, and savings from its restructuring initiatives mentioned above in the Fiscal 2010 Quarter. See “Restructuring and Related Charges” below, as well as Note 12, Restructuring and Related Charges, to its Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information regarding its restructuring and related charges.

Segment Adjusted EBITDA in the Fiscal 2010 Quarter was $44 million compared to $43 million in the Fiscal 2009 Quarter. Segment Adjusted EBITDA increased to $155 million in the Fiscal 2010 Nine Months compared to $133 million in the Fiscal 2009 Nine Months. The increase in Adjusted EBITDA is mainly driven by the highly efficient cost structure now in place form SB Holdings’ cost reduction initiatives announced in Fiscal 2009 coupled with increases in market share in certain of SB Holdings’ product categories.

Segment assets at July 4, 2010 decreased to $1,538 million from $1,630 million at September 30, 2009. The decrease is primarily due to the impact of foreign currency translation. On July 4, 2010 and September 30, 2009, goodwill and intangible assets, which were revalued in conjunction with fresh-start reporting upon Spectrum Brands’ emergence from Chapter 11 of the Bankruptcy Code, totaled approximately $869 million and $909 million, respectively. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to SB Holdings’ Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information on fresh-start reporting.

Foreign Currency Translation — Venezuela Impacts

The Global Batteries & Personal Care segment does business in Venezuela through a Venezuelan subsidiary. As of January 4, 2010, the beginning of its second quarter of Fiscal 2010, SB Holdings determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for its Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to its Venezuelan subsidiary were reflected in Shareholders’ equity as a component of other comprehensive income.

In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of SB Holdings’ imported products fell into the essential classification and qualified for the 2.6 rate; however, its overall results in Venezuela are reflected at the 4.3 rate expected to be applicable to dividend repatriations. As a result, SB Holdings remeasured the local statement of financial position of its Venezuela entity during the second quarter of SB Holdings’ fiscal 2010 to reflect the impact of the devaluation. There will also be an ongoing impact related to measuring its Venezuelan statement of operations at the new exchange rate of 4.3 to the U.S. dollar; however, SB Holdings does not expect that impact to be material.

The designation of its Venezuela entity as a highly inflationary economy and the devaluation of the Bolivar fuerte resulted in a $1 million unfavorable impact to its operating income and a foreign exchange loss, reflected in Other expense, net, of approximately $6 million for the Fiscal 2010 Nine Months.

Global Pet Supplies

	Fiscal Quarter		Fiscal Nine Months
	2010	2009	2010	2009
	(In millions)

Net sales to external customers	$135	$145	$420	$419
Segment profit	$17	$19	$37	$46
Segment profit as a % of net sales	12.6%	13.1%	8.8%	11.0%
Segment Adjusted EBITDA	$25	$25	$73	$63
Assets at July 4, 2010 and September 30, 2009	$810	$867	$810	$867

Segment net sales to external customers in the Fiscal 2010 Quarter decreased to $135 million from $145 million in the Fiscal 2009 Quarter, representing a decrease of $10 million or 7%. The decrease in net sales in the Fiscal 2010 Quarter was primarily driven by decreased promotional activity from retailers and unfavorable foreign exchange translation of approximately $1 million. Segment net sales to external customers in the Fiscal 2010 Nine Months increased slightly to $420 million from $419 million in the Fiscal 2009 Nine Months. The increase in net sales in the Fiscal 2010 Nine Months was primarily driven by favorable foreign currency exchange translation of $4 million which was partially offset the factors mentioned above.

Segment profitability in the Fiscal 2010 Quarter was $17 million versus $19 million in the Fiscal 2009 Quarter. Segment profitability as a percentage of sales in the Fiscal 2009 Quarter decreased to 12.6% from 13.1% in the same period last year. The slight decline in segment profitability for the Fiscal 2010 Quarter was mainly attributable to the previously mentioned decrease in promotional activity from retailers. Segment profitability in the Fiscal 2010 Nine Months was $37 million versus $46 million in the Fiscal 2009 Nine Months. Segment profitability as a percentage of sales in the Fiscal 2010 Nine Months decreased to 8.8% from 11.0% in the same period last year. The decrease in segment profitability for the Fiscal 2010 Nine Months was mainly attributable to a $14 million increase in cost of goods sold due to the revaluation of inventory in accordance with SFAS 141, as was required when Spectrum Brands adopted fresh-start reporting upon its emergence from Chapter 11 of the Bankruptcy Code which was partially offset by increased segment profitability during the Fiscal 2010 Nine Months as a result of improved pricing and lower manufacturing costs and savings from its global cost reduction initiatives announced in Fiscal 2009. See “Restructuring and Related Charges” below, as well as Note 12, Restructuring and Related Charges, to SB Holdings’ Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information regarding its restructuring and related charges.

Segment Adjusted EBITDA in the Fiscal 2010 Quarter was $25 million compared to $25 million in the Fiscal 2009 Quarter. Segment Adjusted EBITDA increased to $73 million in the Fiscal 2010 Nine Months compared to $63 million in the Fiscal 2009 Nine Months. Despite decreased net sales for the Fiscal 2010 Quarter of $10 million, SB Holdings’ successful efforts to create a lower cost structure including the closure and consolidation of some of its pet facilities, and improved product mix, resulted in Adjusted EBITDA of $25 million which was flat when compared to the Fiscal 2009 Quarter. The $10 million increase in Adjusted EBITDA for the Fiscal 2010 Nine months is due to its cost savings initiatives mentioned previously. See “Restructuring and Related Charges” below for further detail on its Fiscal 2009 initiatives.

Segment assets at July 4, 2010 decreased to $810 million from $867 million at September 30, 2009. The decrease is primarily due to the impact of foreign currency translation. On July 4, 2010 and September 30, 2009, goodwill and intangible assets, which were revalued in conjunction with fresh-start reporting upon Spectrum Brands’ emergence from Chapter 11 of the Bankruptcy Code, totaled approximately $576 million and $618 million, respectively. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to SB Holdings’ Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information on fresh-start reporting.

Home and Garden

	Fiscal Quarter		Fiscal Nine Months
	2010	2009	2010	2009
	(In millions)

Net sales to external customers	$164	$148	$266	$249
Segment profit	$40	$39	$41	$37
Segment profit as a % of net sales	24.4%	26.4%	15.4%	14.9%
Segment Adjusted EBITDA	$44	$41	$54	$45
Assets at July 4, 2010 and September 30, 2009	$533	$506	$533	$506

Segment net sales to external customers in the Fiscal 2010 Quarter increased to $164 million from $148 million in the Fiscal 2009 Quarter. The increase in net sales in the Fiscal 2010 Quarter was primarily a result of greater volume with major customers driven by incentives to the retailer. Segment net sales to external customers increased to $266 million in the Fiscal 2010 Nine Months from $249 million in the Fiscal 2009 Nine Months. The increase in net sales in the Fiscal 2010 Nine Months is attributable to the factors mentioned above.

Segment profitability in the Fiscal 2010 Quarter increased slightly to $40 million from $39 million in the Fiscal 2009 Quarter. Segment profitability as a percentage of sales in the Fiscal 2010 Quarter decreased slightly to 24.4% from 26.4% in the same period last year. Segment profitability in the Fiscal 2010 Nine Months increased to $41 million from $37 million in the Fiscal 2009 Nine Months. Segment profitability as a percentage of sales in the Fiscal 2010 Nine Months increased to 15.4% from 14.9% in the same period last year.

This slight increase in segment profitability was attributable to savings from Spectrum Brands’ global cost reduction initiatives announced in Fiscal 2009. See “Restructuring and Related Charges” below, as well as Note 13, Restructuring and Related Charges, to its Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information regarding its restructuring and related charges. The increase in profitability during the Fiscal 2010 Nine Months was tempered by a $2 million increase in cost of goods sold due to the revaluation of inventory and increased intangible amortization due to the revaluation of SB Holdings’ customer relationships in accordance with SFAS 141 as was required when Spectrum Brands adopted fresh-start reporting upon its emergence from Chapter 11 of the Bankruptcy Code.

Segment Adjusted EBITDA in the Fiscal 2010 Quarter was $44 million compared to $41 million in the Fiscal 2009 Quarter. Segment Adjusted EBITDA increased to $54 million in the Fiscal 2010 Nine Months compared to $45 million in the Fiscal 2009 Nine Months. The increase in Adjusted EBITDA for the Fiscal 2010 Quarter and Fiscal 2010 Nine months is mainly driven by its expanded promotions at its top retailers and strong sales growth.

Segment assets at July 4, 2010 increased to $533 million from $506 million at September 30, 2009. On July 4, 2010 and September 30, 2009, goodwill and intangible assets, which were revalued in conjunction with fresh-start reporting upon Spectrum Brands emergence from Chapter 11 of the Bankruptcy Code, totaled approximately $413 million and $419 million, respectively. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to the Condensed Consolidated Financial Statements (Unaudited) SB Holdings included elsewhere in this information statement for additional information on fresh-start reporting.

Small Appliances

	Fiscal Quarter		Fiscal Nine Months
	2010	2009	2010	2009
	(In millions)

Net sales to external customers	$35	$—	$35	$—
Segment profit	$2	$—	$2	$—
Segment profit as a % of net sales	5.7%	—	5.7%	—
Segment Adjusted EBITDA	$19	$21	$71	$57
Assets at July 4, 2010 and September 30, 2009	$821	$—	$821	$—

Segment net sales to external customers in the Fiscal 2010 Quarter were $35 million. This represents sales related to Russell Hobbs from the date of the consummation of the merger, June 16, 2010 through the close of the Fiscal 2010 Quarter.

Segment profitability in the Fiscal 2010 Quarter was $2 million. This represents segment profit related to Russell Hobbs from the date of the consummation of the merger, June 16, 2010 through the close of the Fiscal 2010 Quarter.

Segment Adjusted EBITDA in the Fiscal 2010 Quarter was $19 million compared to $21 million in the Fiscal 2009 Quarter. The slight decrease in Adjusted EBITDA for the Fiscal 2010 Quarter is mainly due to SB Holdings’ focus on expanding SB Holdings’ presence in the healthy cooking category and leveraging the strength of the George Foreman brand with increased promotional spending, Adjusted EBITDA increased to $71 million in the Fiscal 2010 Nine Months compared to $57 million in the Fiscal 2009 Nine Months. The $14 million increase in the Fiscal 2010 Nine Months is mainly driven by Russell Hobbs’ voluntarily exiting non-profitable product lines and implementing cost reduction initiatives.

Segment assets at July 4, 2010 were $821 million. On July 4, 2010 goodwill and intangible assets, which were revalued in conjunction with the SB/RH Merger, totaled approximately $488 million.

Corporate Expense. SB Holdings’ corporate expense in the Fiscal 2010 Quarter was $10 million compared to $8 million during the Fiscal 2009 Quarter. Corporate expense as a percentage of consolidated net sales for the Fiscal 2010 Quarter was 1.5% and 1.4% for the Fiscal 2009 Quarter. The increase is primarily due to stock compensation expense of $6 million in the Fiscal 2010 Quarter compared to $1 million of stock compensation expense in the Fiscal 2009 Quarter. SB Holdings’ corporate expense in the Fiscal 2010 Nine Months was $29 million compared to $25 million during the Fiscal 2009 Nine Months. Corporate expense as a percentage of consolidated net sales for the Fiscal 2010 Nine Months was 1.6% and 1.5% for the Fiscal 2009 Nine Months. The increase is primarily due to stock compensation expense of $12 million in the Fiscal 2010 Nine Months compared to $2 million of stock compensation expense in the Fiscal 2009 Nine Months.

Acquisition and Integration Related Charges. During the Fiscal 2010 Quarter, SB Holdings, in connection with the SB/RH Merger, recorded Acquisition and integration related charges of $17 million, which consisted primarily of professional and legal fees. During the Fiscal 2010 Nine Months SB Holdings recorded Acquisition and integration related charges of $22 million, which consisted primarily of legal and professional fees.

Restructuring and Related Charges. See Note 13, Restructuring and Related Charges to SB Holdings’ Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information regarding its restructuring and related charges.

The following table summarizes all restructuring and related charges SB Holdings incurred in the Fiscal 2010 Quarter, the Fiscal 2009 Quarter, the Fiscal 2010 Nine Months and the Fiscal 2009 Nine Months (in millions):

	Fiscal Quarter		Fiscal Nine Months
	2010	2009	2010	2009
	(In millions)

Costs included in cost of goods sold:
Latin American Initiatives:
Termination benefits	$—	$—	$0.2	$0.2
Other associated costs	—	—	(0.1)	—
Global Realignment Initiatives:
Termination benefits	—	—	—	0.3
Ningbo Exit Plan:
Termination benefits	0.2	—	0.2	0.8
Other associated costs	—	0.2	1.2	11.2
Global Cost Reduction Initiatives:
Termination benefits	1.1	—	2.4	0.2
Other associated costs	0.6	0.2	1.6	0.5

Total included in cost of goods sold	1.9	0.4	5.5	13.2
Costs included in operating expenses:
United & Tetra integration:
Termination benefits	—	(0.2)	—	2.2
Other associated costs	—	(0.6)	—	0.6
Global Realignment Initiatives:
Termination benefits	2.5	1.0	2.5	8.9
Other associated costs	(0.4)	0.5	(1.4)	2.3
Ningbo Exit Plan:
Other associated costs	—	—	—	1.5
Global Cost Reduction Initiatives:
Termination benefits	—	0.5	1.8	2.5
Other associated costs	0.8	1.6	8.3	9.2

Total included in operating expenses	2.9	2.8	11.2	27.2

Total restructuring and related charges	$4.8	$3.2	$16.7	$40.4

SB Holdings has implemented a series of initiatives in the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize SB Holdings’ manufacturing structure (the “European Initiatives”). In connection with the European Initiatives, which are substantially complete, SB Holdings implemented a series of initiatives within the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize its manufacturing structure. These initiatives include the relocation of certain operations at its Ellwangen, Germany packaging center to the Dischingen, Germany battery plant and restructuring Europe’s sales, marketing and support functions. SB Holdings recorded no pretax restructuring and related charges during the Fiscal 2010 Quarter, the Fiscal 2009 Quarter, the Fiscal 2010 Nine Months and the Fiscal 2009 Nine Months in connection with the European Initiatives. SB Holdings has recorded pretax restructuring and related charges of approximately $27 million since the inception of the European Initiatives.

SB Holdings has implemented a series of initiatives within its Global Batteries & Personal Care business segment in Latin America to reduce operating costs (the “Latin American Initiatives”). The initiatives, which are substantially complete, include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. SB Holdings recorded de minimis pretax restructuring and related charges during the Fiscal 2010 Quarter, the Fiscal 2009 Quarter, the Fiscal 2010 Nine Months and the Fiscal 2009 Nine Months in connection with the Latin American Initiatives. SB Holdings has recorded restructuring and related charges of approximately $12 million since the inception of the Latin American Initiatives.

In Fiscal 2007, SB Holdings began managing its business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care, Global Pet Supplies and the Home and Garden Business. As part of this realignment, its global operations organization, which had previously been included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. In connection with these changes SB Holdings undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). SB Holdings recorded approximately $2 million and $1 million of pretax restructuring and related charges during the Fiscal 2010 Quarter and Fiscal 2010 Nine Months, respectively, and recorded $1 million and $12 million during the Fiscal 2009 Quarter and Fiscal 2009 Nine Months, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through June 30, 2011, relate primarily to severance and are projected at approximately $87 million.

During Fiscal 2008, SB Holdings implemented an initiative within the Global Batteries & Personal Care segment to reduce operating costs and rationalize its manufacturing structure. These initiatives, which are substantially complete, include the exit of its battery manufacturing facility in Ningbo, China (“Ningbo”) (the “Ningbo Exit Plan”). SB Holdings recorded de minimis pretax restructuring and related charges during the Fiscal 2010 Quarter and approximately $2 million during the Fiscal 2010 Nine Months. SB Holdings recorded de minimis pretax restructuring and related charges during the Fiscal 2009 Quarter and approximately $12 million of pretax restructuring and related charges during the Fiscal 2009 Nine Months in connection with the Ningbo Exit Plan. SB Holdings has recorded restructuring and related charges of approximately $28 million since the inception of the Ningbo Exit Plan.

During Fiscal 2009, SB Holdings implemented a series of initiatives within the Global Batteries & Personal Care segment, the Global Pet Supplies segment, and the Home and Garden Business segment to reduce operating costs as well as evaluate its opportunities to improve its capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within all its segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies and the Home and Garden Business segments. These initiatives also included consultation, legal and accounting fees related to the evaluation of its capital structure. SB Holdings recorded $3 million of restructuring and related charges during the Fiscal 2010 Quarter, $14 million during the Fiscal 2010 Nine Months, $2 million during the Fiscal 2009 Quarter and $13 million during the Fiscal 2009 Nine Months related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through March 31, 2014, are projected at approximately $55 million.

Interest Expense. Interest expense in the Fiscal 2010 Quarter increased to $132 million from $49 million in the Fiscal 2009 Quarter. Included in the Fiscal 2010 Quarter interest expense are the following: (i) $55 million representing the write-off of the unamortized portion of discounts and premiums related to debt that was paid off in conjunction with SB Holdings’ refinancing, a non-cash charge; (ii) $9 million related to bridge commitment fees while SB Holdings was refinancing its debt; (iii) $6 million representing the write-off of the unamortized debt issuance costs related to debt that was paid off, a non-cash charge; (iv) $4 million related to a prepayment premium; and (iv) $3 million related to the termination of a Euro-denominated interest rate swap. Interest expense in the Fiscal 2010 Nine Months increased to $230 million from $149 million in the Fiscal 2009 Nine Months. The increase during the Fiscal 2010 Nine Months is also a result of the factors mentioned above. See Note 8, Debt, to its Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information regarding its outstanding debt.

Reorganization Items. During the Fiscal 2010 Nine Months, SB Holdings, in connection with Spectrum Brands’ reorganization under Chapter 11 of the Bankruptcy Code, recorded Reorganization items, net of

$4 million, which are primarily professional and legal fees. During the Fiscal 2009 Quarter and the Fiscal 2009 Nine Months SB Holdings incurred approximately $63 million and $84 million, respectively, of expense in Reorganization items, net. The Fiscal 2009 Quarter included legal and professional fees of $56 million and a provision for rejected leases of $6 million. The Fiscal 2009 Nine Months included the following: (i) legal and professional fees of $67 million; (ii) write off of deferred financing costs of $11 million; and (iii) a provision for rejected leases of $6 million. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements (Unaudited) of Spectrum Brands included elsewhere in this information statement for more information related to its reorganization under Chapter 11 of the Bankruptcy Code.

Income Taxes. SB Holdings’ effective tax rate on income from continuing operations was approximately (17)% and (38)% for the Fiscal 2010 Quarter and Fiscal 2010 Nine Months, respectively. SB Holdings’ effective tax rate on income from continuing operations was approximately (30)% and (34)% for the Fiscal 2009 Quarter and Fiscal 2009 Nine Months, respectively. SB Holdings has had changes of ownership, as defined under IRC Section 382, that continue to subject a significant amount of its U.S. federal and state net operating losses and other tax attributes to certain limitations. Under ASC Topic 740: “Income Taxes,” (“ASC 740”) SB Holdings, as discussed more fully below, continues to have a valuation allowance against its net deferred tax assets in the U.S., excluding certain indefinite lived intangibles.

At July 4, 2010, SB Holdings is estimating that at September 30, 2010 it will have U.S. federal and state net operating loss carryforwards of approximately $1,109 million and $1,978 million, respectively, which will expire through years ending in 2030, and SB Holdings will have foreign net operating loss carryforwards of approximately $184 million, which expire beginning in 2010. Certain of the foreign net operating losses have indefinite carryforward periods. At September 30, 2009, SB Holdings had U.S. federal and state net operating loss carryforwards of approximately $598 million and $643 million, respectively, which, at that time, were scheduled to expire through years ending in 2029. At September 30, 2009, SB Holdings had foreign net operating loss carryforwards of approximately $138 million, which at the time were set to expire beginning in 2010. Certain of the foreign net operating losses have indefinite carryforward periods. Limitations apply to a substantial portion of the U.S. federal and state net operating loss carryforwards in accordance with IRC Section 382. As such, SB Holdings estimates that approximately $297 million of its federal and $451 million of its state net operating losses will expire unused.

As a consequence of the Salton-Applica Merger, as well as earlier business combinations and issuances of common stock consummated by both companies, use of the tax benefits of Russell Hobbs’ loss carryforwards is also subject to limitations imposed by Section 382 of the IRC. The determination of the limitations is complex and requires significant judgment and analysis of past transactions. SB Holdings’ analysis to determine what portion of Russell Hobbs’ carryforwards are restricted or eliminated by that provision is ongoing and, pursuant to such analysis, SB Holdings expects that a significant portion of these carryforwards will not be available to offset future taxable income, if any. In addition, use of Russell Hobbs’ net operating loss and credit carryforwards is dependent upon both Russell Hobbs and us achieving profitable results in the future.

The ultimate realization of its deferred tax assets depends on its ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. SB Holdings establishes valuation allowances for deferred tax assets when it estimates it is more likely than not that the tax assets will not be realized. SB Holdings bases these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact its ability to project future income. ASC 740 requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740, SB Holdings periodically assesses the likelihood that its deferred tax assets will be realized and determines if adjustments to the valuation allowance are appropriate. As a result of this assessment, SB Holdings determined that a full valuation allowance is required against the tax benefit of its net deferred tax assets in the U.S. and various other foreign jurisdictions, excluding certain indefinite lived intangibles. In addition, certain other subsidiaries are subject to valuation allowances with respect to certain deferred tax assets. During the Fiscal 2010 Quarter SB Holdings increased its valuation allowance against net deferred tax assets by approximately $92 million. SB Holdings’ total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, was approximately $271 million and $133 million at July 4, 2010 and September 30, 2009, respectively. Of this amount, approximately $259 million and $109 million relates to U.S. net deferred tax assets at July 4, 2010 and September 30, 2009, respectively and approximately $12 million and $24 million relates to foreign net deferred tax assets at July 4, 2010 and September 30, 2009, respectively.

SB Holdings recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. At July 4, 2010 and September 30, 2009, SB Holdings had approximately $10 million and $8 million of unrecognized tax benefits, respectively. At July 4, 2010 and September 30, 2009, SB Holdings had approximately $6 million and $3 million of accrued interest and penalties related to uncertain tax positions, respectively.

Discontinued Operations. On November 11, 2008, the board of directors of Old Spectrum approved the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. SB Holdings believes the shutdown is consistent with what it has done in other areas of its business to eliminate unprofitable products from its portfolio. SB Holdings completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 3, Significant Accounting Policies — Discontinued Operations, of Notes to Condensed Consolidated Financial Statements (Unaudited) of SB Holdings included elsewhere in this information statement for further details on the disposal of the growing products portion of the Home and Garden Business.

The following amounts related to the growing products portion of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during the Fiscal 2009 Quarter, the Fiscal 2010 Nine Months and the Fiscal 2009 Nine Months, respectively (in millions):

	Fiscal Quarter	Fiscal Nine Months
	2009	2010	2009

Net sales	$—	$—	$31.3
Loss from discontinued operations before income taxes	$(3.1)	$(2.5)	$(89.1)
Provision for income tax (benefit) expense	(1.1)	0.2	(5.1)

Loss from discontinued operations, net of tax	$(2.0)	$(2.7)	$(84.0)

Liquidity and Capital Resources

Operating Activities

For the Fiscal 2010 Nine Months cash used by operating activities totaled $54 million as compared to a use of $43 million in the Fiscal 2009 Nine Months. Cash used by continuing operations during the Fiscal 2010 Nine Months was $44 million, compared to cash used by continuing operations of $28 million in the Fiscal 2009 Nine Months. This change was primarily the result of $47 million in cash payments for administrative related reorganization items during the Fiscal 2010 Nine Months and $22 million of cash payments in conjunction with the SB/RH Merger. These items were partially offset by an increase of income after non-cash items of $54 million. The $54 million increase in income after non-cash items is primarily due to higher sales, driven by increased market share and favorable foreign exchange translation and savings from SB Holdings’ various cost reduction initiatives. See “Restructuring and Related Charges” above, as well as Note 13, Restructuring and Related Charges, to its Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for additional information regarding its various cost reduction initiatives. Cash used by operating activities of discontinued operations was $10 million in the Fiscal 2010 Nine Months, compared to cash use of $16 million during the Fiscal 2009 Nine Months. The operating activities of discontinued operations were related to the growing products portion of the Home and Garden

Business. See “Discontinued Operations,” above, as well as Note 3, Significant Accounting Policies-Discontinued Operations, of Notes to Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this information statement for further details on the disposal of the growing products portion of the Home and Garden Business.

SB Holdings expects to fund its cash requirements, including capital expenditures, interest and principal payments due in Fiscal 2010 through a combination of cash on hand and cash flows from operations and available borrowings under its ABL Revolving Credit Facility. Going forward its ability to satisfy financial and other covenants in its senior credit agreements and senior subordinated indenture and to make scheduled payments or prepayments on its debt and other financial obligations will depend on SB Holdings’ future financial and operating performance. There can be no assurances that SB Holdings’ business will generate sufficient cash flows from operations or that future borrowings under the ABL Revolving Credit Facility will be available in an amount sufficient to satisfy its debt maturities or to fund its other liquidity needs. In addition, the current economic crisis could have a further negative impact on its financial position, results of operations or cash flows. See “Risk Factors — Risks Related to Spectrum Brands — Risks Related to Spectrum Brands’ Business” for further discussion of the risks associated with its ability to service all of its existing indebtedness, its ability to maintain compliance with financial and other covenants related to its indebtedness and the impact of the current economic crisis.

Investing Activities

Net cash used by investing activities was $20 million for the Fiscal 2010 Nine Months. For the Fiscal 2009 Nine Months net cash used by investing activities was $6 million. The $14 million increase in cash used by investing activities is primarily due to increased capital expenditures for continuing operations of $12 million, partially offset by the non-recurrence of $1 million cash used by investing activities for discontinued operations in the Fiscal 2009 Nine Months.

Debt Financing Activities

In connection with the SB/RH Merger, SB Holdings (i) entered into a new senior secured term loan pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of a $750 million U.S. Dollar Term Loan due June 16, 2016 (the “Term Loan”), (ii) issued $750 million in aggregate principal amount of 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and (iii) entered into a $300 million U.S. Dollar asset based revolving loan facility due June 16, 2014 (the “ABL Revolving Credit Facility” and together with the Senior Credit Agreement, the “Senior Credit Facilities” and the Senior Credit Facilities together with the 9.5% Notes, the “Senior Secured Facilities”). The proceeds from the Senior Secured Facilities were used to repay its then-existing senior term credit facility (the “Prior Term Facility”) and its then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

The 9.5% Notes and 12% Notes were issued by Spectrum Brands. SB/RH Holdings, LLC, a wholly-owned subsidiary of SB Holdings, and certain of the U.S. subsidiaries of Spectrum Brands are the guarantors under the 9.5% Notes. Certain of the U.S. subsidiaries of Spectrum Brands are the guarantors under the 12% Notes. SB Holdings is not an issuer or guarantor of the 9.5% Notes or the 12% Notes. SB Holdings is also not a borrower or guarantor under the Company’s Term Loan or the ABL Revolving Credit Facility. Spectrum Brands is the borrower under the Term Loan and certain of its U.S. subsidiaries along with SB/RH Holdings, LLC are the guarantors under that facility. Spectrum Brands and certain of its U.S. subsidiaries are the borrowers under the ABL Revolving Credit Facility and SB/RH Holdings, LLC is a guarantor of that facility.

Senior Term Credit Facility

The Term Loan has a maturity date of June 16, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the Term Loan provides for a minimum Eurodollar interest rate floor of 1.5% and interest spreads over market rates of 6.5%.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on SB Holdings’ ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, SB Holdings and its domestic subsidiaries have guaranteed its respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of SB Holdings’ respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

The Term Loan was issued at a 2.00% discount and was recorded net of the $15 million amount incurred. The discount will be amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the Senior Credit Agreement. During both the Fiscal 2010 Quarter and Fiscal 2010 Nine Months, SB Holdings recorded $26 million of fees in connection with the Senior Credit Agreement. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statement of Financial Position (Unaudited) as of July 4, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the Senior Credit Agreement.

At July 4, 2010, the aggregate amount outstanding under the Term Loan totaled $750 million.

At September 30, 2009, the aggregate amount outstanding under the Prior Term Facility totaled a U.S. Dollar equivalent of $1,391 million, consisting of principal amounts of $973 million under the U.S. Dollar Term B Loan, €255 million under the Euro Facility (USD $372 million at September 30, 2009) as well as letters of credit outstanding under the L/C Facility totaling $46 million.

At July 4, 2010, SB Holdings was in compliance with all covenants under the Senior Credit Agreement.

9.5% Notes

At July 4, 2010, SB Holdings had outstanding principal of $750 million under the 9.5% Notes maturing June 15, 2018.

SB Holdings may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice, beginning June 15, 2014 at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires SB Holdings to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control, as defined in such indenture.

The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.

At July 4, 2010, SB Holdings was in compliance with all covenants under the 2018 Indenture. SB Holdings, however, is subject to certain limitations as a result of its Fixed Charge Coverage Ratio under the

2018 Indenture being below 2:1. Until the test is satisfied, SB Holdings and certain of its subsidiaries are limited in its ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. SB Holdings does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10 million amount incurred. The discount will be amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the 9.5% Notes. During both the Fiscal 2010 Quarter and the Fiscal 2010 Nine Months, SB Holdings recorded $21 million of fees in connection with the issuance of the 9.5% Notes. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statement of Financial Position (Unaudited) as of July 4, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the 9.5% Notes.

12% Notes

On August 28, 2009, in connection with emergence from the voluntary reorganization under Chapter 11 and pursuant to the Plan, SB Holdings issued $218 million in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at its option, SB Holdings may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest would be added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, SB Holdings agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility SB Holdings is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. During both the Fiscal 2010 Quarter and the Fiscal 2010 Nine Months, SB Holdings reclassified $13 million of accrued interest from Other long term liabilities to principal in connection with the PIK provision of the 12% Notes. At July 4, 2010, SB Holdings had $10 million of accrued interest included in Other long term liabilities in the accompanying Condensed Consolidated Statement of Financial Position (Unaudited) that will be reclassified to principal upon the next semi-annual interest payment date of August 28, 2010.

SB Holdings may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes require SB Holdings to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control, as defined in such indenture.

At July 4, 2010 and September 30, 2009, SB Holdings had outstanding principal of $231 million and $218 million, respectively, under the 12% Notes.

The indenture governing the 12% Notes (the “2019 Indenture”), contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.

At July 4, 2010, SB Holdings was in compliance with all covenants under the 12% Notes. SB Holdings, however, is subject to certain limitations as a result of its Fixed Charge Coverage Ratio under the 2019

Indenture being below 2:1. Until the test is satisfied, SB Holdings and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. SB Holdings does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

In connection with the SB/RH Merger, SB Holdings obtained the consent of the note holders to certain amendments to the 2019 Indenture (the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Harbinger Parties and increased SB Holdings’ ability to incur indebtedness up to $1,850 million.

During both the Fiscal 2010 Quarter and Fiscal 2010 Nine Months, SB Holdings recorded $3 million of fees in connection with the consent. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statement of Financial Position (Unaudited) as of July 4, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the 12% Notes effective with the closing of the Merger.

ABL Revolving Credit Facility

The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of SB Holdings and its subsidiaries’, restructuring costs, and other general corporate purposes.

The ABL Revolving Credit Facility carries an interest rate, at SB Holdings’ option, which is subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve-adjusted LIBOR rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility will mature on June 16, 2014.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

At July 4, 2010, SB Holdings was in compliance with all covenants under the ABL Credit Agreement.

During both the Fiscal 2010 Quarter and Fiscal 2010 Nine Months, SB Holdings recorded $10 million of fees in connection with the ABL Revolving Credit Facility. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statement of Financial Position (Unaudited) as of July 4, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the ABL Revolving Credit Facility.

As a result of borrowings and payments under the ABL Revolving Credit Facility at July 4, 2010, SB Holdings had aggregate borrowing availability of approximately $208 million, net of lender reserves of $29 million.

At July 4, 2010, SB Holdings had an aggregate amount outstanding under the ABL Revolving Credit Facility of $63 million which includes loans outstanding of $22 million and letters of credit of $41 million.

At September 30, 2009, SB Holdings had an aggregate amount outstanding under its then-existing asset based revolving loan facility of $84 million which included a supplemental loan of $45 million and $6 million in outstanding letters of credit.

Interest Payments and Fees

In addition to principal payments on SB Holdings’ Senior Credit Facilities, it had annual interest payment obligations of approximately $71 million in the aggregate under SB Holdings’ 9.5% Notes and annual interest payment obligations of approximately $28 million in the aggregate under its 12% Notes. SB Holdings also incurred interest on its borrowings under the Senior Credit Facilities, and such interest would increase borrowings under the ABL Revolving Credit Facility if cash were not otherwise available for such payments. Interest on the 9.5% Notes and interest on the 12% Notes is payable semi-annually in arrears and interest under the Senior Credit Facilities is payable on various interest payment dates as provided in the Senior Credit Agreement and the ABL Credit Agreement. Interest is payable in cash, except that, under the terms of the Senior Credit Facilities, interest under the 12% Notes is required to be paid for the first three semi-annual interest payment dates by increasing the aggregate principal amount due under the subject notes. As a result of the refinancing of the previous Senior Credit Agreement on June 16, 2010, SB Holdings is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Thereafter, SB Holdings may make the semi-annual interest payments for the 12% Notes either in cash or by further increasing the aggregate principal amount due under the notes subject to certain conditions. Based on amounts currently outstanding under the Senior Credit Facilities, and using market interest rates and foreign exchange rates in effect at July 4, 2010, SB Holdings estimates annual interest payments of approximately $61 million in the aggregate under its Senior Credit Facilities would be required assuming no further principal payments were to occur and excluding any payments associated with outstanding interest rate swaps. SB Holdings is required to pay certain fees in connection with the Senior Credit Facilities. Such fees include a quarterly commitment fee of up to 0.75% on the unused portion of the ABL Revolving Credit Facility and certain additional fees with respect to the letter of credit subfacility under the ABL Revolving Credit Facility.

Equity Financing Activities

During the Fiscal 2010 Nine Months, SB Holdings granted approximately 0.9 million shares of restricted stock. All vesting dates are subject to the recipient’s continued employment with us, except as otherwise permitted by its board of directors or in certain cases if the employee is terminated without cause. The total market value of the restricted shares on the date of grant was approximately $23 million which was recorded as unearned restricted stock compensation. Unearned compensation is amortized to expense over the appropriate vesting period.

Off-Balance Sheet Arrangements

SB Holdings does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contractual Obligations and Commercial Commitments

There have been no material changes to SB Holdings’ contractual obligations and commercial commitments as discussed in Spectrum Brands’ consolidated financial statements for its fiscal year ended September 30, 2009 included elsewhere in this information statement.

Critical Accounting Policies and Critical Accounting Estimates

SB Holdings’ Condensed Consolidated Financial Statements (Unaudited) have been prepared in accordance with generally accepted accounting principles in the United States of America and fairly present SB Holdings’ financial position and results of operations. There have been no material changes to its critical accounting policies or critical accounting estimates as discussed in Spectrum Brands’ consolidated financial statements included elsewhere in this information statement.

Recently Issued Accounting Standards

Employers’ Disclosures About Postretirement Benefit Plan Assets

In December 2008, the FASB issued new accounting guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. It requires employers to disclose information about fair value measurements of plan assets. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the major categories of plan assets, (c) the inputs and valuation techniques used to measure the fair value of plan assets, (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and (e) significant concentrations of risk within plan assets. The disclosures required are effective for SB Holdings’ annual financial statements for the period that began after December 15, 2009. The adoption of this guidance is not expected to have a material effect on its financial position, results of operations or cash flows.

Accounting for Transfers of Financial Assets

In June 2009, the FASB issued new accounting guidance to improve the information provided in financial statements concerning transfers of financial assets, including the effects of transfers on financial position, financial performance and cash flows, and any continuing involvement of the transferor with the transferred financial assets. The provisions are effective for SB Holdings’ financial statements for the fiscal year beginning October 1, 2010. SB Holdings is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Variable Interest Entities

In June 2009, the FASB issued new accounting guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The provisions are effective for SB Holdings’ financial statements for the fiscal year beginning October 1, 2010. SB Holdings is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Results of Operations — Spectrum Brands

Fiscal Year Ended September 30, 2009 Compared to Fiscal Year Ended September 30, 2008

Fiscal 2009, when referenced within this Management’s Discussion and Analysis of Financial Condition and Results of Operations, includes the combined results of Old Spectrum for the eleven month period ended August 30, 2009 and New Spectrum Brands for the one month period ended September 30, 2009.

Highlights of Consolidated Operating Results

During Fiscal 2009 and Fiscal 2008, Spectrum Brands has presented the growing products portion of the Home and Garden Business as discontinued operations. During Fiscal 2008 Spectrum Brands has presented the Canadian division of the Home and Garden Business as discontinued operations. The board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business in November 2008 and the shutdown was completed during the second quarter of its Fiscal 2009. The Canadian division of the Home and Garden Business was sold on November 1, 2007. See Note 10, Discontinued Operations of Notes to the Consolidated Financial Statements of Spectrum Brands, included elsewhere in this information statement for additional information regarding the shutdown of the growing products portion of the Home and Garden Business and the sale of the Canadian division of the Home and Garden Business. As a result, and unless specifically stated, all discussions regarding Fiscal 2009 and Fiscal 2008 only reflect results from its continuing operations.

Net Sales. Net sales for Fiscal 2009 decreased to $2,231 million from $2,427 million in Fiscal 2008, an 8.1% decrease. The following table details the principal components of the change in net sales from Fiscal 2008 to Fiscal 2009 (in millions):

Net Sales

Fiscal 2008 Net Sales	$2,427
Increase in electric personal care product sales	4
Decrease in consumer battery sales	(27)
Decrease in pet supplies sales	(14)
Decrease in lighting product sales	(14)
Decrease in home and garden product sales	(13)
Decrease in electric shaving and grooming product sales	(3)
Foreign currency impact, net	(129)

Fiscal 2009 Net Sales	$2,231

Consolidated net sales by product line for Fiscal 2009 and 2008 are as follows (in millions):

	Fiscal year
	2009	2008

Product Line Net Sales
Consumer batteries	$819	$916
Pet supplies	574	599
Home and garden control products	322	334
Electric shaving and grooming products	225	247
Electric personal care products	211	231
Portable lighting products	80	100

Total net sales to external customers	$2,231	$2,427

Global consumer battery sales during Fiscal 2009 decreased $97 million, or 11%, compared to Fiscal 2008, primarily driven by unfavorable foreign exchange impacts of $70 million coupled with decreased consumer battery sales of $50 million and $15 million in Latin America and Europe, respectively. These declines were partially offset by increased consumer battery sales, mainly alkaline batteries, in North America of $38 million. The alkaline battery sales increase in North America is mainly due to higher volume at a major customer coupled with new distribution. The decreased consumer battery sales in Latin America continues to be a result of a slowdown in economic conditions in all countries and inventory de-stocking at retailers mainly in Brazil. Zinc carbon batteries decreased $35 million while alkaline battery sales are down $15 million in Latin America. The decreased consumer battery sales within Europe are primarily attributable to the decline in alkaline battery sales due to a slowdown in economic conditions and its continued efforts to exit unprofitable or marginally profitable private label battery sales.

Pet product sales during Fiscal 2009 decreased $25 million, or 4%, compared to Fiscal 2008. The decrease of $25 million is primarily attributable to decreased aquatics sales of $27 million coupled with unfavorable foreign exchange impacts of $11 million. These decreases were partially offset by increases of $13 million within specialty pet products. The decrease in aquatics sales of $27 million during Fiscal 2009 was attributable to declines in the U.S., Europe and Pacific Rim of $14 million, $10 million and $3 million, respectively. The declines in the U.S. were a result of decreased sales of large equipment, such as aquariums, driven by softness in this product category due to the macroeconomic slowdown, although Spectrum Brands maintained its market share in the category. The declines in Europe were due to inventory de-stocking at retailers and weak filtration product sales, both a result of the slowdown in economic conditions. The declines the Pacific Rim were also a result of the slowdown in economic conditions. The increase of $13 million in specialty pet products is a result of increased sales of its Dingo brand dog treats coupled with price increases on select products, primarily in the U.S.

Sales of home and garden control products during Fiscal 2009 versus Fiscal 2008 decreased $12 million, or 4%, primarily due to its retail customers managing their inventory levels to unprecedented low levels, combined with such retailers ending their outdoor lawn and garden control season six weeks early as compared to prior year seasons and its decision to exit certain unprofitable or marginally profitable products. This decrease in sales within lawn and garden control products was partially offset by increased sales of household insect control products.

Electric shaving and grooming product sales during Fiscal 2009 decreased $22 million, or 9%, compared to Fiscal 2008 primarily due to unfavorable foreign exchange translation of $19 million. The decline of $3 million, excluding unfavorable foreign exchange, was due to a $7 million decrease of sales within North America, which was partially offset by slight increases within Europe and Latin America of $3 million and $1 million, respectively. The decreased sales of electric shaving and grooming products within North America were a result of delayed inventory stocking at certain of its major customers for the 2009 holiday season which in turn has resulted in a delay of its product shipments that historically would have been recorded during the fourth quarter of its fiscal year. Spectrum Brands anticipated the first quarter sales of the fiscal year ending September 30, 2010 (“Fiscal 2010”) to be positively impacted versus its historical results due to this delay. The increases within Europe and Latin America were driven by new product launches, pricing and promotions.

Electronic personal care product sales during Fiscal 2009 decreased $20 million, or 9%, when compared to Fiscal 2008. The decrease of $20 million during Fiscal 2009 was attributable to unfavorable foreign exchange impacts of $24 million and declines in North America of $7 million. These decreases were partially offset by increases within Europe and Latin America of $8 million and $3 million, respectively. Similar to its electric shaving and grooming products sales, the decreased sales of electric personal care products within North America was a result of delayed holiday inventory stocking by its customers which has in turn resulted in a delay of its product shipments that historically would have been recorded during the fourth quarter of its fiscal year. Spectrum Brands expected the first quarter sales of Fiscal 2010 to be positively impacted versus its historical results due to this delay. The increased sales within Europe and Latin America were a result of successful product launches, mainly in women’s hair care.

Sales of portable lighting products in Fiscal 2009 decreased $20 million, or 20%, compared to Fiscal 2008 as a result of unfavorable foreign exchange impacts of $5 million coupled with declines in North America, Latin America and Europe of $9 million, $3 million and $1 million, respectively. The decreases across all regions are a result of the slowdown in economic conditions and decreased market demand.

Gross Profit. Gross profit for Fiscal 2009 was $817 million versus $920 million for Fiscal 2008. Spectrum Brands’ gross profit margin for Fiscal 2009 decreased slightly to 36.6% from 37.9% in Fiscal 2008. Gross profit was lower in Fiscal 2009 due to unfavorable foreign exchange impacts of $58 million. As a result of its adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with ASC 805-10, inventory balances were revalued as of August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, New Spectrum Brands recognized $16 million in additional cost of goods sold in Fiscal 2009. The remaining $33 million of the inventory revaluation will be recorded during the first quarter of Fiscal 2010. These inventory revaluation adjustments are non-cash charges. In addition, in connection with its adoption of fresh-start reporting, and in accordance with ASC 852, Spectrum Brands revalued its property, plant and equipment as of August 30, 2009 which resulted in an increase to such assets of $34 million. As a result of the revaluation of property, plant and equipment, during Fiscal 2009 it incurred an additional $2 million of depreciation charges within cost of goods sold. Spectrum Brands anticipated higher cost of goods sold in future years as a result of the revaluation of its property, plant and equipment. Furthermore, as a result of emergence from Chapter 11 of the Bankruptcy Code, Spectrum Brands anticipated lower interest costs in future years which should enable it to invest more in capital expenditures into its business and, as a result, such higher future capital spending would also increase its depreciation expense in future years. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for more information related to its reorganization under Chapter 11 of the Bankruptcy Code and fresh-start reporting. Offsetting the unfavorable impacts to its gross margin, Spectrum Brands incurred $13 million of restructuring and related charges, within costs of goods sold, during Fiscal 2009, compared to $16 million in Fiscal 2008. The $13 million in Fiscal 2009 primarily related to the 2009 Cost Reduction Initiatives and the Ningbo Exit Plan, while the Fiscal 2008 charges were primarily related to the Ningbo Exit Plan. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding its restructuring and related charges.

Operating Expense. Operating expenses for Fiscal 2009 totaled $659 million versus $1,605 million for Fiscal 2008. This $946 million decrease in operating expenses for Fiscal 2009 versus Fiscal 2008 was primarily driven by lower impairment charges recorded in Fiscal 2009 versus Fiscal 2008. During Fiscal 2009 Spectrum Brands recorded non-cash impairment charges of $34 million versus $861 million of non-cash impairment charges recorded in Fiscal 2008. The Fiscal 2009 impairment charges related to the write down of the carrying value of indefinite-lived intangible assets to fair value while the Fiscal 2008 impairment charges related to the write down of the carrying value of goodwill and indefinite-lived intangible assets to fair value. These impairment charges were recorded in accordance with both ASC Topic 350: “Intangibles-Goodwill and Other,” formerly SFAS No. 142, “Goodwill and Other Intangible Assets,” (“ASC 350”) and ASC Topic 360: “Property, Plant and Equipment,” formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”). See “Goodwill and Intangibles Impairment” below, as well as Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding these non-cash impairment charges. The decrease in operating expenses in Fiscal 2009 versus Fiscal 2008 is also attributable to the positive impact related to foreign exchange of $37 million in Fiscal 2009 coupled with the non-recurrence of a charge in Fiscal 2008 of $18 million associated with the depreciation and amortization related to the assets of the Home and Garden Business incurred as a result of its reclassification of the Home and Garden Business from discontinued operations to continuing. See “Introduction” above and “Segment Results — Home and Garden” below, as well as Note 1, Description of Business, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding the reclassification of the Home and Garden Business. Tempering the decrease in operating expenses from Fiscal 2008 to Fiscal 2009 was an increase in restructuring and related charges. Restructuring and related charges included in operating expenses were $32 million in Fiscal 2009 and $23 million in Fiscal 2008. The Fiscal 2009 Restructuring and related charges are primarily attributable to the 2009 Cost Reduction Initiatives, while the Fiscal 2008 charges are primarily attributable to various cost reduction initiatives in connection with its global realignment announced in January 2007. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding its restructuring and related charges.

Operating Income (Loss). Operating income of approximately $157 million was recognized in Fiscal 2009 compared to an operating loss in Fiscal 2008 of $687 million. The change in operating income (loss) is directly attributable to the impact of the previously discussed non-cash impairment charge of $34 million in Fiscal 2009 compared to the non-cash impairment charge of $861 million during Fiscal 2008.

Segment Results. Spectrum Brands manages its business in three reportable segments: (i) Global Batteries & Personal Care, (ii) Global Pet Supplies and (iii) Home and Garden Business.

Operating segment profits do not include restructuring and related charges, interest expense, interest income, impairment charges, reorganization items and income tax expense. Expenses associated with global operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain are included in the determination of operating segment profits. In addition, certain general and administrative expenses necessary to reflect the operating segments on a standalone basis have been included in the determination of operating segment profits. Corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans.

All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are allocated to operating segments or corporate expense according to the function of each cost center. All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment. Financial information pertaining to its reportable segments is contained in Note 12, Segment Information, of Notes to the Consolidated the Financial Statements of Spectrum Brands included elsewhere in this information statement.

Global Batteries & Personal Care

	2009	2008
	(In millions)

Net sales to external customers	$1,335	$1,494
Segment profit	$165	$163
Segment profit as a % of net sales	12.4%	10.9%
Assets as of September 30,	$1,608	$1,183

Segment net sales to external customers in Fiscal 2009 decreased $159 million to $1,335 million from $1,494 million during Fiscal 2008, representing an 11% decrease. Unfavorable foreign currency exchange translation impacted net sales in Fiscal 2009 by approximately $118 million in comparison to Fiscal 2008. Consumer battery sales for Fiscal 2009 decreased to $819 million when compared to Fiscal 2008 sales of $916 million, principally due a negative foreign currency impact of $70 million coupled with a decline in zinc carbon battery sales decline of $32 million. The $32 million decrease in zinc carbon batteries is primarily concentrated in Latin America, as Latin American sales were down $35 million in Fiscal 2009 compared to Fiscal 2008 as a result of a slowdown in economic conditions and inventory de-stocking at retailers mainly in Brazil. Excluding foreign exchange, sales of alkaline batteries increased $5 million as Spectrum Brands experienced gains in North America of $37 million, which were offset by declines within Europe and Latin America of $17 million and $15 million, respectively. The increased alkaline battery sales in North America were driven by an increase in market share, as consumers opted for its value proposition during the weakening economic conditions in the U.S. The decreased alkaline battery sales in Europe were the result of its continued efforts to exit from unprofitable or marginally profitable private label battery sales, as well as certain second tier branded battery sales. Spectrum Brands is continuing its efforts to promote profitable growth and therefore, expect to continue to exit certain low margin business as appropriate to create a more favorable mix of branded versus private label products. The decrease in Latin American alkaline battery sales was again due to the slowdown in economic activity coupled with inventory de-stocking at retailers mainly in Brazil. Net sales of electric shaving and grooming products in Fiscal 2009 decreased by $21 million, or 8%, primarily as a result of negative foreign exchange impacts of $19 and declines in North America of $7 million. These declines were partially offset by increases within Europe and Latin America of $3 million and $2 million, respectively. The declines within North America are primarily attributable to delayed inventory stocking at certain of its major customers for the 2009 holiday season which in turn has resulted in a delay of its product shipments that historically would have been recorded during the fourth quarter of its fiscal year. Spectrum Brands anticipated the first quarter sales of Fiscal 2010 to be positively impacted versus its historical results due to this delay. The slight sales increases in Europe and Latin America are a result of successful new product launches. Electric personal care sales decreased by $20 million, a decrease of 9% over Fiscal 2008. Unfavorable foreign exchange translation impacted net sales by approximately $24 million. Excluding unfavorable foreign exchange, Spectrum Brands experienced an increase in sales of $4 million within electric personal care products. Sales in Europe and Latin America increased $8 million and $3 million, respectively, while North American electric personal care product sales decreased $8 million. Similar to its electric shaving and grooming products sales, the decreased sales of electric personal care products within North America was a result of delayed holiday inventory stocking at certain of its customers which in turn has resulted in a delay of its product shipments that historically would have been recorded during the fourth quarter of its fiscal year. The increased sales within Europe and Latin America were due to strong growth in its women’s hair care products. Net sales of portable lighting products for Fiscal 2009 decreased to $80 million as compared to sales of $100 million for Fiscal 2008. The portable lighting product sales decrease was driven by unfavorable foreign exchange impact of $5 million, coupled with declines in North America, Europe and Latin America of $9 million, $3 million and $2 million, respectively. The decrease across all regions was driven by softness in the portable lighting products category as a result of the global economic slowdown.

Segment profitability in Fiscal 2009 increased slightly to $165 million from $163 million in Fiscal 2008. Segment profitability as a percentage of net sales increased to 12.4% in Fiscal 2009 as compared with 10.9% in Fiscal 2008. The increase in segment profitability during Fiscal 2009 was primarily the result of cost savings from the Ningbo Exit Plan and its global realignment announced in January 2007. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding its restructuring and related charges. Tempering the increase in segment profitability were decreased sales during Fiscal 2009 as compared to Fiscal 2008 which was primarily driven by unfavorable foreign exchange and softness in certain product categories due to the global economic slowdown. In addition, as a result of its adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with ASC 805-10, inventory balances were revalued as of August 30, 2009 resulting in an increase in such Global Batteries & Personal Care inventory balances of $27 million. As a result of the inventory revaluation, Global Batteries & Personal Care recognized $10 million in additional cost of goods sold in Fiscal 2009. The remaining $17 million of the inventory revaluation will be recorded during the first quarter of Fiscal 2010. See “Net Sales” above for further discussion on its Fiscal 2009 sales.

Segment assets at September 30, 2009 increased to $1,608 million from $1,183 million at September 30, 2008. The increase is primarily a result of the revaluation impacts of fresh-start reporting. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information related to fresh-start reporting. Partially offsetting this increase in assets was a non-cash impairment charge of certain intangible assets in Fiscal 2009 of $15 million. See Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding this impairment charge and the amount attributable to Global Batteries & Personal Care. Goodwill and intangible assets at September 30, 2009 totaled approximately $909 million and are directly a result of the revaluation impacts of fresh-start reporting. Goodwill and intangible assets at September 30, 2008 totaled approximately $416 million and primarily related to the ROV Ltd., VARTA AG, Remington Products and Microlite acquisitions.

Global Pet Supplies

	2009	2008
	(In millions)

Net sales to external customers	$574	$599
Segment profit	$65	$69
Segment profit as a % of net sales	11.3%	11.5%
Assets as of September 30,	$867	$700

Segment net sales to external customers in Fiscal 2009 decreased to $574 million from $599 million in Fiscal 2008, representing a decrease of $25 million or 4%. Unfavorable foreign currency exchange translation impacted net sales in Fiscal 2009 compared to Fiscal 2008 by approximately $11 million. Worldwide aquatic sales for Fiscal 2009 decreased to $360 million when compared to sales of $398 million in Fiscal 2008. The decrease in worldwide aquatic sales was a result of unfavorable foreign exchange impacts of $11 million coupled with declines of $14 million, $10 million and $3 million in the United States, Europe and the Pacific Rim, respectively. The declines in the U.S. were a result of decreased sales of large equipment, primarily aquariums, due to the slowdown in economic conditions. The declines in Europe were due to inventory de-stocking at retailers and the poor weather season, which impacted its outdoor pond product sales, whereas the declines the Pacific Rim were as a result of the slowdown in economic conditions. Companion animal net sales increased to $214 million in Fiscal 2009 compared to $201 million in Fiscal 2008, an increase of $13 million, or 6%. Spectrum Brands continued to see strong growth, and foresee further growth in Fiscal 2010, in companion animal related product sales in the U.S., driven by its Dingo brand dog treats, coupled with increased volume in Europe and the Pacific Rim associated with the continued introductions of companion animal products.

Segment profitability in Fiscal 2009 decreased slightly to $65 million from $69 million in Fiscal 2008. Segment profitability as a percentage of sales in Fiscal 2009 also decreased slightly to 11.3% from 11.5% during Fiscal 2008. This decrease in segment profitability and profitability margin was primarily due to decreased sales, as discussed above, coupled with increases in cost of goods sold driven by higher input costs, which negatively impacted margins, as price increases lagged behind such cost increases. Tempering the decrease in profitability and profitability margin were lower operating expenses, principally selling related expenses. In addition, as a result of its adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with ASC 805-10, inventory balances were revalued as of August 30, 2009 resulting in an increase in such Global Pet Supplies inventory balances of $19 million. As a result of the inventory revaluation, Global Pet Supplies recognized $5 million in additional cost of goods sold in Fiscal 2009. The remaining $14 million of the inventory revaluation will be recorded during the first quarter of Fiscal 2010.

Segment assets as of September 30, 2009 increased to $867 million from $700 million at September 30, 2008. The increase is primarily a result of the revaluation impacts of fresh-start reporting. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for more information related to fresh-start reporting. Partially offsetting this increase in assets was a non-cash impairment charge of certain intangible assets in Fiscal 2009 of $19 million. See Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding this impairment charge and the amount attributable to Global Pet Supplies. Goodwill and intangible assets as of September 30, 2009 total approximately $618 million and are directly a result of the revaluation impacts of fresh-start reporting. Goodwill and intangible assets as of September 30, 2008 total approximately $447 million and primarily relate to the acquisitions of Tetra and the United Pet Group division of United.

Home and Garden Business

	2009	2008
	(In millions)

Net sales to external customers	$322	$334
Segment profit	$42	$29
Segment profit as a % of net sales	13.0%	8.7%
Assets as of September 30,	$504	$290

Segment net sales to external customers of home and garden control products during Fiscal 2009 versus Fiscal 2008 decreased $12 million, or 4%, primarily due to its retail customers managing their inventory levels to unprecedented low levels, combined with such retailers ending their outdoor lawn and garden control season six weeks early as compared to prior year seasons and its decision to exit certain unprofitable or marginally profitable products. This decrease in sales within lawn and garden control products were partially offset by increased sales of household insect control products, driven by increased sales to a major customer.

Segment profitability in Fiscal 2009 increased to $42 million from $29 million in Fiscal 2008. Segment profitability as a percentage of sales in Fiscal 2009 increased to 13.0% from 8.7% in Fiscal 2008. The increase in segment profit for Fiscal 2009 was the result of declining commodity costs associated with its lawn and garden control products and the non-recurrence of a charge incurred during Fiscal 2008 of approximately $11 million that related to depreciation and amortization expense related to Fiscal 2007. From October 1, 2006 through December 30, 2007, the Home and Garden Business was designated as discontinued operations. In accordance with GAAP, while designated as discontinued operations Spectrum Brands ceased recording depreciation and amortization expense associated with the assets of this business. As a result of its reclassification of that business to a continuing operation Spectrum Brands recorded a catch-up of depreciation and amortization expense, which totaled $14 million, for the five quarters during which this business was designated as discontinued operations. In addition, as a result of its adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with ASC 805-10, inventory balances were revalued as of August 30, 2009 resulting in an increase in such Home and Garden inventory balances of $3 million. As a result of the inventory revaluation, Home and Garden recognized $1 million in additional cost of goods sold in Fiscal 2009. The remaining $2 million of the inventory revaluation will be recorded during the first quarter of Fiscal 2010.

Segment assets as of September 30, 2009 increased to $504 million from $290 million at September 30, 2008. The increase is primarily a result of the revaluation impacts of fresh-start reporting. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for more information related to fresh-start reporting. Goodwill and intangible assets as of September 30, 2009 totaled approximately $419 million and are directly a result of the revaluation impacts of fresh-start reporting. Intangible assets as of September 30, 2008 totaled approximately $115 million and primarily related to the acquisition of the United Industries division of United.

Corporate Expense. Spectrum Brands’ corporate expense in Fiscal 2009 decreased to $34 million from $45 million in Fiscal 2008. Its corporate expense as a percentage of consolidated net sales in Fiscal 2009 decreased to 1.5% from 1.9%. The decrease in expense is partially a result of the non recurrence of a $9 million charge incurred in Fiscal 2008 to write off professional fees incurred in connection with the termination of substantive negotiations with a potential purchaser of its Global Pet Supplies segment.

Restructuring and Related Charges. See Note 15, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements of Spectrum Brands, included elsewhere in this information statement, for additional information regarding its restructuring and related charges.

The following table summarizes all restructuring and related charges Spectrum Brands incurred in Fiscal 2009 and Fiscal 2008 (in millions):

	2009	2008

Costs included in cost of goods sold:
United & Tetra integration:
Other associated costs	$—	$0.3
European Initiatives:
Termination benefits	—	(0.8)
Other associated costs	—	0.1
Latin America initiatives:
Termination benefits	0.2	—
Other associated costs	—	0.3
Global Realignment initiatives:
Termination benefits	0.3	0.1
Other associated costs	0.9	0.1
Ningbo Exit Plan:
Termination benefits	0.9	1.2
Other associated costs	8.6	15.2
Global Cost Reduction initiatives:
Termination benefits	0.2	—
Other associated costs	2.3	—

Total included in cost of goods sold	$13.4	$16.5
Costs included in operating expenses:
United & Tetra integration:
Termination benefits	$2.3	$2.0
Other associated costs	0.3	0.9
Latin America initiatives:
Termination benefits	—	0.1
Global Realignment initiatives:
Termination benefits	7.1	12.3
Other associated costs	3.5	7.5
Ningbo Exit Plan:
Other associated costs	1.3	—
Global Cost Reduction initiatives:
Termination benefits	6.6	—
Other associated costs	11.3	—

Total included in operating expenses	$32.4	$22.8

Total restructuring and related charge	$45.8	$39.3

In connection with the acquisitions of United and Tetra in Fiscal 2005, Spectrum Brands implemented a series of initiatives to optimize the global resources of the combined companies. These initiatives included: integrating all of United’s home and garden administrative services, sales and customer service functions into its operations in Madison, Wisconsin; converting all information systems to SAP; consolidating United’s home and garden manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating administrative, manufacturing and distribution facilities at its Global Pet Supplies business. In addition, certain corporate functions were shifted to its global headquarters in Atlanta, Georgia.

Spectrum Brands has recorded approximately $(1) million of restructuring and related charges during Fiscal 2009, to adjust prior estimates and eliminate the accrual, and no charges during Fiscal 2008.

Effective October 1, 2006, Spectrum Brands suspended initiatives to integrate the activities of the Home and Garden Business into its operations in Madison, Wisconsin. Spectrum Brands recorded $1 million of restructuring and related charges during Fiscal 2009 and de minimis restructuring and related charges in Fiscal 2008 in connection with the integration of the United home and garden business. Spectrum Brands has recorded pretax restructuring and related charges of approximately $32 million since the inception of this initiative.

Integration activities within Global Pet Supplies were substantially complete as of September 30, 2007. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of its distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania, one pet supply facility was closed in 2006, in Hauppauge, New York and one pet supply facility was closed in 2007 in Moorpark, California. Spectrum Brands recorded approximately $2 million and $3 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively. Spectrum Brands has recorded pretax restructuring and related charges of approximately $37 million since the inception of the integration activities within Global Pet Supplies.

Spectrum Brands has implemented the European Initiatives in the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize its manufacturing structure. In connection with the European Initiatives, which are substantially complete, it implemented a series of initiatives within the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize its manufacturing structure. These initiatives include the relocation of certain operations at its Ellwangen, Germany packaging center to its Dischingen, Germany battery plant, transferring private label battery production at its Dischingen, Germany battery plant to its manufacturing facility in China and restructuring Europe’s sales, marketing and support functions. In connection with the European Initiatives, Spectrum Brands recorded de minimis pretax restructuring and related charges in Fiscal 2009 and approximately $(1) million in pretax restructuring and related charges, representing the true-up of reserve balances, during Fiscal 2008. Spectrum Brands has recorded pretax restructuring and related charges of approximately $27 million since the inception of the European Initiatives.

Spectrum Brands has implemented the Latin American Initiatives within its Global Batteries & Personal Care business segment in Latin America to reduce operating costs. In connection with the Latin American Initiatives, which are substantially complete, it implemented a series of initiatives within the Global Batteries & Personal Care segment in Latin America to reduce operating costs. The initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. Spectrum Brands recorded de minimis pretax restructuring and related charges during both Fiscal 2009 and Fiscal 2008 in connection with the Latin American Initiatives. Spectrum Brands has recorded pretax restructuring and related charges of approximately $11 million since the inception of the Latin American Initiatives.

In Fiscal 2007, Spectrum Brands began managing its business in three vertically integrated, product-focused reporting segments: Global Batteries & Personal Care, Global Pet Supplies and the Home and Garden Business. As part of this realignment, its global operations organization, which had previously been included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. See also Note 12, Segment Information, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional discussion on the realignment of its operating segments. In connection with these changes Spectrum Brands undertook the Global Realignment Initiatives. Spectrum Brands recorded approximately $11 million and $20 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through December 31, 2010, relate primarily to severance and are projected at approximately $77 million.

During Fiscal 2008, Spectrum Brands implemented an initiative within the Global Batteries & Personal Care segment to reduce operating costs and rationalize its manufacturing structure. These initiatives, which are substantially complete, include the exit of its battery manufacturing facility in Ningbo Baowang, China. Spectrum Brands recorded approximately $11 million and $16 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively, in connection with the Ningbo Exit Plan. It has recorded pretax and restructuring and related charges of approximately $27 million since the inception of the Ningbo Exit Plan.

During Fiscal 2009, Spectrum Brands implemented the Global Cost Reduction Initiatives within the Global Batteries & Personal Care segment and the Global Pet Supplies segment to reduce operating costs as well as evaluate its opportunities to improve its capital structure. These initiatives include headcount reductions within all its segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies segment. These initiatives also included consultation, legal and accounting fees related to the evaluation of its capital structure. Spectrum Brands recorded $20 million of pretax restructuring and related charges during Fiscal 2009 related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through September 30, 2013, are projected at approximately $55 million.

Goodwill and Intangibles Impairment. ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2009 and 2008, Spectrum Brands tested its goodwill and indefinite-lived intangible assets. As a result of this testing, it recorded a non-cash pretax impairment charge of $34 million and $861 million in Fiscal 2009 and Fiscal 2008, respectively. The $34 million non-cash pretax impairment charge incurred in Fiscal 2009 reflects trade name intangible asset impairments of the following: $18 million related to Global Pet Supplies; $15 million related to the Global Batteries & Personal Care segment; and $1 million related to the Home and Garden Business. The $861 million non-cash pretax impairment charge incurred in Fiscal 2008 reflects $602 million related to the impairment of goodwill and $259 million related to the impairment of trade name intangible assets. Of the $602 million goodwill impairment; $426 million was associated with its Global Pet Supplies segment, $160 million was associated with the Home and Garden Business and $16 million was associated with its Global Batteries & Personal Care segment. Of the $259 million trade name intangible assets impairment; $98 million was within its Global Pet Supplies segment, $86 million was within its Global Batteries & Personal Care segment and $75 million was within the Home and Garden segment. See Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for further details on these impairment charges.

Interest Expense. Interest expense in Fiscal 2009 decreased to $190 million from $229 million in Fiscal 2008. The decrease in Fiscal 2009 is primarily due to ceasing the accrual of interest on the Old Senior Notes, partially offset by the accrual of the default interest on its Old U.S. Dollar Term B Loan and Old Euro Facility and ineffectiveness related to interest rate derivative contracts. Contractual interest not accrued on the Old Senior Notes during Fiscal 2009 was $56 million. See Note 8, Debt, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding its outstanding debt.

Reorganization Items. During Fiscal 2009, Old Spectrum, in connection with its reorganization under Chapter 11 of the Bankruptcy Code, recorded reorganization items expense (income), net, which represents a gain of approximately $(1,143) million. Reorganization items expense (income), net included the following: (i) gain on cancellation of debt of $(147) million; (ii) gains in connection with fresh-start reporting adjustments of $1,088 million; (iii) legal and professional fees of $75 million; (iv) write off deferred financing costs related to the Old Senior Notes of $11 million; and (v) a provision for rejected leases of $6 million. During Fiscal 2009, New Spectrum Brands recorded reorganization items expense (income), net which represents expense of $4 million related to professional fees. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to

the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for more information related to its reorganization under Chapter 11 of the Bankruptcy Code.

Income Taxes. Spectrum Brands’ effective tax rate on losses from continuing operations is approximately 2.0% for Old Spectrum and (256)% for New Spectrum Brands during Fiscal 2009. Its effective tax rate on income from continuing operations was approximately 1.0% for Fiscal 2008. The primary drivers of the change in its effective rate for New Spectrum Brands for Fiscal 2009 as compared to Fiscal 2008 relate to residual income taxes recorded on the actual and deemed distribution of foreign earnings in Fiscal 2009. The change in the valuation allowance related to these dividends was recorded against goodwill as an adjustment for release of valuation allowance. The primary drivers for Fiscal 2008 include tax expense recorded for an increase in the valuation allowance associated with its net U.S. deferred tax asset and the tax impact of the impairment charges.

As of September 30, 2009, Spectrum Brands had U.S. federal and state net operating loss carryforwards of approximately $598 and $643 million, respectively, which will expire between 2010 and 2029, and it had foreign net operating loss carryforwards of approximately $138 million, which will expire beginning in 2010. Certain of the foreign net operating losses have indefinite carryforward periods. As of September 30, 2008 Spectrum Brands had U.S. federal, foreign and state net operating loss carryforwards of approximately $960, $142 and $854 million, respectively, which, at that time, were scheduled to expire between 2009 and 2028. Certain of the foreign net operating losses have indefinite carryforward periods. Spectrum Brands is subject to an annual limitation on the use of its net operating losses that arose prior to its emergence from bankruptcy. Spectrum Brands has had multiple changes of ownership, as defined under Section 382 of the Code, that subject us to U.S. federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of its stock (as defined for tax purposes) on the date of the ownership change, its net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. Based on these factors, Spectrum Brands projects that $149 million of the total U.S. federal and $311 million of the state net operating loss will expire unused. It has provided a full valuation allowance against the deferred tax asset.

Spectrum Brands recognized income tax expense of approximately $124 million related to the gain on the settlement of liabilities subject to compromise and the modification of the Old Senior Term Credit Facility in the eleven month period ended August 30, 2009. This adjustment, net of a change in valuation allowance is embedded in reorganization items expense (income), net. Spectrum Brands intends to reduce its net operating loss carryforwards for any cancellation of debt income in accordance with IRC Section 108 that arises from its emergence from Chapter 11 of the Bankruptcy Code under IRC Section 382(1)(6).

The ultimate realization of Spectrum Brands’ deferred tax assets depends on its ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. Spectrum Brands established valuation allowances for deferred tax assets when it estimated it is more likely than not that the tax assets will not be realized. Spectrum Brands based these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact its ability to project future income. ASC 740 requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740, Spectrum Brands periodically assessed the likelihood that its deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. In 2009, Old Spectrum recorded a reduction in the valuation allowance against the U.S. net deferred tax asset exclusive of indefinite lived intangible assets primarily as a result of utilizing net operating losses to offset the gain on settlement of liabilities subject to compromise and the impact of the fresh start reporting adjustments. New Spectrum Brands recorded a reduction in the domestic valuation allowance of $47 million as a reduction to goodwill as a result of the recognition of pre-fresh start deferred tax assets to offset New Spectrum Brands income. Spectrum Brands’ total valuation allowance established for the tax benefit of deferred tax assets that may not be realized is approximately $133 million at September 30, 2009. Of this amount, approximately $109 million relates to U.S. net deferred tax assets and approximately $24 million relates to foreign net deferred tax assets. Spectrum Brands recorded a non-cash deferred income tax charge of approximately

$257 million related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. Included in the total is a non-cash deferred income tax charge of approximately $4 million related to an increase in the valuation allowance against its net deferred tax assets in China in connection with the Ningbo Exit Plan. Spectrum Brands also determined that a valuation allowance was no longer required in Brazil and thus recorded a $31 million benefit to reverse the valuation allowance previously established. Spectrum Brands’ total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, is approximately $496 million at September 30, 2008. Of this amount, approximately $468 million relates to U.S. net deferred tax assets and approximately $28 million relates to foreign net deferred tax assets.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2009 and Fiscal 2008, Spectrum Brands recorded non-cash pretax impairment charges of approximately $34 million and $861 million, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $13 million and $143 million, respectively. See “Goodwill and Intangibles Impairment” above, as well as Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding these non-cash impairment charges.

ASC 740, which clarifies the accounting for uncertainty in tax positions, requires that it recognized in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Spectrum Brands adopted this provision on October 1, 2007. As a result of the adoption, it recognized no cumulative effect adjustment. As of September 30, 2009, August 30, 2009 and September 30, 2008, the total amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in future periods is $8 million, $8 million and $7 million, respectively. See Note 9, Income Taxes, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information.

Discontinued Operations. On November 5, 2008, the board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. Spectrum Brands believes the shutdown is consistent with what it has done in other areas of its business to eliminate unprofitable products from its portfolio. Spectrum Brands completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009.

Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 10, Discontinued Operations, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for further details on the disposal of the growing products portion of the Home and Garden Business. The following amounts related to the growing products portion of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2009 and Fiscal 2008, respectively:

	2009	2008

Net sales	$31.3	$261.4
Loss from discontinued operations before income taxes	$(90.9)	$(27.1)
Provision for income tax benefit	(4.5)	(2.1)

Loss from discontinued operations, net of tax	$(86.4)	$(25.0)

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, Spectrum Brands recorded a non-cash pretax charge of $6 million in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business.

On November 1, 2007, Spectrum Brands sold the Canadian division of the Home and Garden Business, which operated under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled approximately $15 million and was used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in its Consolidated Statements of Cash Flows included elsewhere in this information statement. On February 5, 2008, Spectrum Brands finalized the contractual working capital adjustment in connection with this sale which increased its received proceeds by approximately $1 million. As a result of the finalization of the contractual working capital adjustments Spectrum Brands recorded a loss on disposal of approximately $1 million, net of tax benefit. Accordingly, the presentation herein of the results of continuing operations excludes the Canadian division of the Home and Garden Business for all periods presented. See Note 10, Discontinued Operations, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for further details on the sale of the Canadian division of the Home and Garden Business.

The following amounts related to the Canadian division of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2008:

2008(1)

Net sales	$4.7
Loss from discontinued operations before income taxes	$(1.9)
Provision for income tax benefit	(0.7)

Loss from discontinued operations, net of tax	$(1.2)

(1)	Fiscal 2008 represents results from discontinued operations from October 1, 2007 through November 1, 2007, the date of sale. Included in the Fiscal 2008 loss is a loss on disposal of approximately $1 million, net of tax benefit.

In accordance with ASC 360, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2007, Spectrum Brands recorded a non-cash pretax charge of $45 million in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian Home and Garden Business in order to reflect the estimated fair value of this business.

Fiscal Year Ended September 30, 2008 Compared to Fiscal Year Ended September 30, 2007

Highlights of Consolidated Operating Results

During Fiscal 2008 and Fiscal 2007, Spectrum Brands has presented the growing products portion of the Home and Garden Business and the Canadian division of the Home and Garden Business as discontinued operations. Spectrum Brands’ board of directors committed to the shutdown of the growing products portion of the Home and Garden Business in November 2008 and the shutdown was completed during the second quarter of its Fiscal 2009. The Canadian division of the Home and Garden Business was sold on November 1, 2007. See Note 10, Discontinued Operations, of Notes to the Consolidated Financial Statements of Spectrum Brands, included elsewhere in this information statement for additional information regarding the shutdown of the growing products portion of the Home and Garden Business and the sale of the Canadian division of the Home and Garden Business. As a result, and unless specifically stated, all discussions regarding Fiscal 2008 and Fiscal 2007 only reflect results from its continuing operations.

Net Sales. Net sales for Fiscal 2008 increased to $2,427 million from $2,333 million in Fiscal 2007, a 4.0% increase. The following table details the principal components of the change in net sales from Fiscal 2007 to Fiscal 2008 (in millions):

Net Sales

Fiscal 2007 Net Sales	$2,333
Increase in Pet supplies sales	18
Decrease in consumer battery sales	(26)
Decrease in home and garden product sales	(4)
Foreign currency impact, net	106

Fiscal 2008 Net Sales	$2,427

Consolidated net sales by product line for Fiscal 2008 and 2007 are as follows (in millions):

	Fiscal Year
	2008	2007

Product line net sales
Consumer batteries	$916	$882
Pet supplies	599	563
Home and garden control products	334	338
Electric shaving and grooming products	247	268
Electric personal care products	231	187
Portable lighting product	100	95

Total net sales to external customers	$2,427	$2,333

Global consumer battery sales during Fiscal 2008 increased $34 million, or 4%, compared to Fiscal 2007, primarily driven by a favorable foreign exchange impact of $61 million and market share gains of $15 million in North America. This increase was tempered by lower European battery sales as a result of its continued efforts to exit from unprofitable or marginally profitable private label battery sales as well as a shift in the timing of shipments, done at the request of certain of its retailers, related to holiday displays and promotions to the fourth quarter of Fiscal 2007 from the first quarter of Fiscal 2008. Sales of portable lighting products in Fiscal 2008 increased $5 million, or 5%, as sales gains resulting from new product launches in North America of $4 million and favorable foreign exchange impact of $4 million were partially offset by decreases in Latin America and Europe due to a declining market demand.

Electric shaving and grooming product sales during Fiscal 2008 decreased $21 million, or 8%, compared to Fiscal 2007 due to disappointing results in the men’s electric shaving category. Further contributing to the sales decrease in electric shaving and grooming products for Fiscal 2008 versus Fiscal 2007 is the shift in timing of shipments to certain retailers from the first quarter of Fiscal 2008 to the fourth quarter of Fiscal 2007. These decreases were offset by a favorable foreign exchange impact of $9 million. Net sales of electric personal care products for Fiscal 2008 increased $44 million, or 24%, when compared to Fiscal 2007, driven by strong worldwide growth in its women’s hair care products. Spectrum Brands continued to see strong electric personal care double digit growth in all geographic regions during Fiscal 2008, particularly in North America with 28% growth, when compared to Fiscal 2007.

Pet product sales during Fiscal 2008 increased $36 million, or 6%, compared to Fiscal 2007, primarily driven by a favorable foreign exchange impact of $18 million, growth in European aquatic sales, increases in global companion animal sales, driven by its Dingo brand, and increased volume resulting from the continued introduction of companion animal products in Europe.

Sales of home and garden control products during Fiscal 2008 versus Fiscal 2007 decreased $4 million, or 1%, primarily due to rising commodity costs and lower volume as a result of lower inventory levels at certain customers, partially offset by price increases.

Gross Profit. Gross profit for Fiscal 2008 was $920 million versus $877 million for Fiscal 2007. Spectrum Brands’ gross profit margin for Fiscal 2008 increased slightly to 37.9% from 37.6% in Fiscal 2007. As a result of its reclassification of the Home and Garden Business from discontinued operations to continuing operations, and hence its reclassification of the Home and Garden Business assets from assets held for sale to assets held and used, during Fiscal 2008 Spectrum Brands recorded a charge in Cost of goods sold of $4 million associated with depreciation expense for the production related assets of that business. From October 1, 2006 through September 30, 2007, the U.S. division of the Home and Garden Business was designated as discontinued operations. In accordance with GAAP, while designated as discontinued operations Spectrum Brands ceased recording depreciation and amortization expense associated with the assets of this business. See “Introduction” above and “Segment Results — Home and Garden” below, as well as Note 1, Description of Business, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding the reclassification of the Home and Garden Business. Cost of goods sold during Fiscal 2008 also included $16 million in restructuring and related charges, primarily attributable to the Ningbo Exit Plan. The restructuring and related charges incurred in Fiscal 2007 were $31 million, which were associated with various cost cutting initiatives in connection with the integration activities in its Global Pet Supplies business, which are substantially complete, and the rationalization of its Global Batteries & Personal Care European and Latin American manufacturing organizations. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding its restructuring and related charges.

Operating Expense. Operating expenses for Fiscal 2008 totaled $1,605 million versus $1,128 million for Fiscal 2007. This $475 million increase in operating expenses for Fiscal 2008 versus Fiscal 2007 was primarily driven by an increase of $497 million in impairment charges. Impairment charges in Fiscal 2008 were $861 million versus $362 million in Fiscal 2007. In both Fiscal 2008 and Fiscal 2007 the impairment charges were non-cash charges and related to the write down of the carrying value of goodwill and indefinite-lived intangible assets to fair value in accordance with both ASC 350 and ASC 360. See “Goodwill and Intangibles Impairment” below, as well as Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding these non-cash impairment charges. The increase in operating expenses in Fiscal 2008 versus Fiscal 2007 is also attributable to the negative impact related to foreign exchange of approximately $36 million and a $18 million charge associated with the depreciation and amortization related to the assets of the Home and Garden Business incurred as a result of its reclassification of the Home and Garden Business from discontinued operations to continuing operations. See “Introduction” above and “Segment Results — Home and Garden” below, as well as Note 1, Description of Business, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding the reclassification of the Home and Garden Business. The increases noted above were partially offset by the decrease of $44 million of restructuring and related charges in Fiscal 2008 compared to Fiscal 2007. The restructuring and related charges incurred in Fiscal 2008 of $23 million are primarily attributable to various cost reduction initiatives in connection with its global realignment announced in January 2007. The restructuring and related charges incurred in Fiscal 2007 of $67 million were primarily attributable to the ongoing integration of its Global Pet Supplies business, rationalization of the sales and marketing organizations of the European and Latin American divisions of Global Batteries & Personal Care and various cost reduction initiatives in connection with its global realignment announced in January 2007 to reduce general and administrative expenses. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding its restructuring and related charges.

Operating Loss. An operating loss of approximately $685 million was recognized in Fiscal 2008 compared to an operating loss in Fiscal 2007 of $252 million. The Fiscal 2008 operating loss is directly attributable to the impact of the previously discussed non-cash impairment charge of $861 million, coupled with restructuring and related charges of $39 million. The Fiscal 2007 operating loss is directly attributable to the previously discussed non-cash impairment charge of approximately $362 million coupled with restructuring and related charges of $98 million.

Segment Results. Spectrum Brands manages its business in three reportable segments: (i) Global Batteries & Personal Care, (ii) Global Pet Supplies; and (iii) Home and Garden Business.

Operating segment profits do not include restructuring and related charges, interest expense, interest income, impairment charges, reorganization items and income tax expense. Expenses associated with global operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain are included in the determination of operating segment profits. In addition, certain general and administrative expenses necessary to reflect the operating segments on a standalone basis have been included in the determination of operating segment profits. Corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans.

All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are allocated to operating segments or corporate expense according to the function of each cost center. All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment. Financial information pertaining to its reportable segments is contained in Note 12, Segment Information, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement.

Global Batteries & Personal Care

	2008	2007
	(In millions)

Net sales to external customers	$1,494	$1,431
Segment profit	$163	$144
Segment profit as a % of net sales	10.9%	10.0%
Assets as of September 30,	$1,183	$1,377

Segment net sales to external customers in Fiscal 2008 increased $63 million to $1,494 million from $1,431 million during Fiscal 2007, representing a 4% increase. Favorable foreign currency exchange translation impacted net sales in Fiscal 2008 by approximately $88 million in comparison to Fiscal 2007. Battery sales for Fiscal 2008 increased to $916 million when compared to Fiscal 2007 sales of $881 million, principally due a positive foreign currency impact of $61 million and increases in North America of $15 million, which were driven by an increase in market share, as consumers opted for its value proposition during the weakening economic conditions in the U.S. These increases were partially offset by decreases in Latin America and Europe of $9 million and $32 million, respectively. The decrease in Latin American battery sales was primarily due to zinc carbon shortfalls in Mexico, Central America and Colombia. The decrease in European battery sales was the result of its continued efforts to exit from unprofitable or marginally profitable private label battery sales, as well as certain second tier branded battery sales. Spectrum Brands is continuing its efforts to promote profitable growth and therefore, expect to continue to exit certain low margin business as appropriate to create a more favorable mix of branded versus private label products. Net sales of electric shaving and grooming products in Fiscal 2008 decreased by $21 million, or 8%, primarily as a result of declines within North America of $29 million. These declines were partially offset by a positive foreign currency impact of $9 million. Electric personal care sales increased by $44 million, an increase of 24%, over Fiscal 2007. Favorable foreign exchange translation impacted net sales by approximately $14 million coupled with strong worldwide growth in its women’s hair care products. Spectrum Brands saw double-digit sales growth of its electric personal care products in all geographic regions, particularly in North America with 28% growth, when compared to Fiscal 2007. Net sales of portable lighting products for Fiscal 2008 increased to

$100 million as compared to sales of $95 million for Fiscal 2007. The sales increase was driven by a $5 million increase in North America associated with sales gains from new product launches coupled with favorable foreign exchange translation of $4 million that was tempered by decreases in Latin America and Europe due to declining market demand.

Segment profitability in Fiscal 2008 increased to $163 million from $144 million in Fiscal 2007. Segment profitability as a percentage of net sales increased to 10.9% in Fiscal 2008 as compared with 10.0% in Fiscal 2007. The increase in segment profitability during Fiscal 2008 was primarily the result of cost savings from its global realignment announced in January 2007. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding its restructuring and related charges.

Segment assets at September 30, 2008 decreased to $1,183 million from $1,377 million at September 30, 2007. The decrease is primarily attributable to the impact of foreign currency translation coupled with the impairment of goodwill and certain trade name intangible assets, a non-cash charge, in Fiscal 2008. See “Goodwill and Intangibles Impairment” below as well as Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding this impairment charge and the amount attributable to Global Batteries & Personal Care. Goodwill and intangible assets at September 30, 2008 total approximately $416 million and primarily relate to the ROV Ltd., VARTA AG, Remington Products and Microlite acquisitions. Included in long-term liabilities assumed in connection with the acquisition of Microlite is a provision for “presumed” credits applied to the Brazilian excise tax on manufactured products (“IPI taxes”). Although a previous ruling by the Brazilian Federal Supreme Court had been issued in favor of a specific Brazilian taxpayer with similar tax credits, on February 15, 2007 the Brazilian Federal Supreme Court ruled against certain Brazilian taxpayers with respect to the legality and constitutionality of the IPI “presumed” tax credits. This decision is applicable to all similarly- situated taxpayers. At September 30, 2008, these amounts totaled approximately $14 million and are included in Other long-term liabilities in the Consolidated Statements of Financial Position of Spectrum Brands included elsewhere in this information statement.

Global Pet Supplies

	2008	2007
	(In millions)

Net sales to external customers	$599	$563
Segment profit	$69	$71
Segment profit as a % of net sales	11.5%	12.6%
Assets as of September 30,	$700	$1,202

Segment net sales to external customers in Fiscal 2008 increased to $599 million from $563 million in Fiscal 2007, representing an increase of $36 million or 6%. Favorable foreign currency exchange translation impacted net sales in Fiscal 2008 compared to Fiscal 2007 by approximately $18 million. Worldwide aquatic sales for Fiscal 2008 increased slightly to $398 million when compared to sales of $383 million in Fiscal 2007. The increase in worldwide aquatic sales was due to an increase in Europe of $7 million coupled with favorable foreign exchange of $17 million, offset by sales decreases in North America of $9 million. Companion animal net sales increased to $201 million in Fiscal 2008 compared to $180 million in Fiscal 2007, an increase of $21 million, or 11%. Spectrum Brands continued to see strong growth in companion animal sales in the U.S. driven by its Dingo brand, coupled with increased volume in Europe and Pacific Rim associated with the continued introduction of companion animal products.

Segment profitability in Fiscal 2008 decreased to $69 million from $71 million in Fiscal 2007. Segment profitability as a percentage of sales in Fiscal 2008 decreased to 11.5% from 12.6% in the same period last year. This decrease in segment profitability margin was primarily due to the non-recurrence of a curtailment gain of approximately $3 million, related to the termination of a postretirement plan recorded in Fiscal 2007, coupled with an increase in input costs.

Segment assets as of September 30, 2008 decreased to $700 million from $1,202 million at September 30, 2007. The decrease is primarily attributable to the impact of foreign currency translation coupled with the impairment of goodwill and certain trade name intangible assets, a non-cash charge, in Fiscal 2008. See “Goodwill and Intangibles Impairment” below as well as Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding this impairment charge and the amount attributable to Global Pet Supplies. Goodwill and intangible assets as of September 30, 2008 total approximately $447 million and primarily relate to the acquisitions of Tetra and the United Pet Group division of United.

Home and Garden

	2008	2007
	(In millions)

Net sales to external customers	$334	$338
Segment profit	$29	$41
Segment profit as a % of net sales	8.7%	12.1%
Assets as of September 30,	$290	$$548

Segment net sales to external customers of home and garden control products during Fiscal 2008 versus Fiscal 2007 decreased $4 million, or 1%, primarily due to rising commodity costs and lower volume as a result of lower inventory levels at certain customers, partially offset by price increases.

Segment profitability in Fiscal 2008 decreased to $29 million from $41 million in Fiscal 2007. Segment profitability as a percentage of sales in Fiscal 2008 decreased to 8.7% from 12.1% in the same period last year. The decrease in segment profit for Fiscal 2008 was primarily due to increased commodity costs associated with its lawn and garden controls products, its increased investment in the Spectricide and Cutter brands, coupled with depreciation and amortization expense of $22 million recorded during Fiscal 2008, while no depreciation and amortization expense was recorded in Fiscal 2007. From October 1, 2006 through December 30, 2007, the U.S. division of the Home and Garden Business was designated as discontinued operations. In accordance with GAAP, while designated as discontinued operations Spectrum Brands ceased recording depreciation and amortization expense associated with the assets of this business. As a result of its reclassification of that business to a continuing operation Spectrum Brands recorded a catch-up of depreciation and amortization expense, which totaled $14 million, for the five quarters during which this business was designated as discontinued operations. In addition, Fiscal 2008 also includes depreciation and amortization of $8 million representing the Fiscal 2008 depreciation and amortization expense of the Home and Garden Business.

Segment assets as of September 30, 2008 decreased to $290 million from $548 million at September 30, 2007. The decrease is primarily attributable to the depreciation expense mentioned above coupled with the impairment of goodwill and certain trade name intangible assets, a non-cash charge, in Fiscal 2008. See “Goodwill and Intangibles Impairment” below as well as Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding this impairment charge and the amount attributable to the Home and Garden Business. Intangible assets as of September 30, 2008 total approximately $115 million and primarily relate to the acquisition of the United Industries division of United.

Corporate Expense. Spectrum Brands’ corporate expense in Fiscal 2008 decreased to $45 million from $47 million in Fiscal 2007. The decrease in expense for Fiscal 2008 is primarily due to savings associated with its global realignment announced in January 2007, lower executive compensation expense and other corporate overhead expense reductions, tempered by the write off of professional fees incurred in connection with the termination of potential sales of certain of Spectrum Brands’ businesses coupled with the non-recurrence of a curtailment gain of $2 million which was recorded in Fiscal 2007 in connection with the termination of an employee benefit plan. Spectrum Brands’ corporate expense as a percentage of consolidated net sales in Fiscal 2008 decreased to 1.7% from 1.8% in Fiscal 2007.

Restructuring and Related Charges. See Note 15, Restructuring and Related Charges of Notes to the Consolidated Financial Statements of Spectrum Brands, included elsewhere in this information statement for additional information regarding its restructuring and related charges.

The following table summarizes all restructuring and related charges Spectrum Brands incurred in 2008 and 2007 (in millions):

	2008	2007

Costs included in cost of goods sold:
Breitenbach, France facility closure:
Termination benefits	$—	$—
Other associated costs	—	0.5
United & Tetra integration:
Termination benefits	—	0.2
Other associated costs	0.3	13.0
European Initiatives:
Termination benefits	(0.8)	7.5
Other associated costs	0.1	0.3
Latin America Initiatives:
Termination benefits	—	0.7
Other associated costs	0.3	9.8
Global Realignment Initiatives:
Termination benefits	0.1	(0.7)
Other associated costs	0.1	—
Ningbo Exit Plan:
Termination benefits	1.2	—
Other associated costs	15.2	—

Total included in cost of goods sold	$16.5	$31.3
Costs included in operating expenses:
United & Tetra integration:
Termination benefits	2.0	1.1
Other associated costs	0.9	12.8
European Initiatives:
Termination benefits	—	(1.3)
Latin America Initiatives:
Termination benefits	0.1	0.4
Global Realignment Initiatives:
Termination benefits	12.3	48.7
Other associated costs	7.5	5.0

Total included in operating expenses	$22.8	$66.7

Total restructuring and related charges	$39.3	$98.0

During Fiscal 2005, Spectrum Brands announced the closure of a zinc carbon manufacturing facility in Breitenbach, France within Global Batteries & Personal Care. Spectrum Brands recorded no pretax restructuring and related charges during Fiscal 2008, and approximately $1 million in Fiscal 2007, in connection with this closure. The costs associated with the initiative are complete and totaled approximately $11 million.

In connection with the acquisitions of United and Tetra in Fiscal 2005, Spectrum Brands implemented a series of initiatives to optimize the global resources of the combined companies. These initiatives included: integrating all of United’s home and garden administrative services, sales and customer service functions into its operations in Madison, Wisconsin; converting all information systems to SAP; consolidating United’s home and garden manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating administrative, manufacturing and distribution facilities at its Global Pet Supplies business. In addition, certain corporate functions were shifted to its global headquarters in Atlanta, Georgia. Effective October 1, 2006, Spectrum Brands suspended initiatives to integrate the activities of the Home and Garden Business into its operations in Madison, Wisconsin. Spectrum Brands recorded de minimis restructuring and related charges in Fiscal 2008, and $5 million in Fiscal 2007, in connection with the integration of the United home and garden business.

Integration activities within Global Pet Supplies were substantially complete as of September 30, 2007. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of its distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania, one pet supply facility was closed in 2006, in Hauppauge, New York and one pet supply facility was closed in 2007 in Moorpark, California. Spectrum Brands recorded approximately $3 million and $22 million of pretax restructuring and related charges during Fiscal 2008 and Fiscal 2007, respectively.

Spectrum Brands has implemented a series of initiatives in the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize its manufacturing structure. In connection with the European Initiatives, which are substantially complete, Spectrum Brands implemented a series of initiatives within the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize its manufacturing structure. These initiatives include the relocation of certain operations at its Ellwangen, Germany packaging center to the Dischingen, Germany battery plant, transferring private label battery production at its Dischingen, Germany battery plant to its manufacturing facility in China and restructuring Europe’s sales, marketing and support functions. In connection with the European Initiatives, Spectrum Brands recorded approximately $(1) million in pretax restructuring and related charges, representing the true-up of the reserve balance, and $7 million of pretax restructuring and related charges during Fiscal 2008 and Fiscal 2007, respectively.

Spectrum Brands has implemented a series of initiatives within its Global Batteries & Personal Care business segment in Latin America to reduce operating costs. In connection with the Latin American Initiatives, which are substantially complete, Spectrum Brands implemented a series of initiatives within the Global Batteries & Personal Care segment in Latin America to reduce operating costs. The initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. In connection with the Latin American Initiatives, Spectrum Brands recorded de minimis pretax restructuring and related charges during Fiscal 2008 and approximately $11 million during Fiscal 2007.

In Fiscal 2007, Spectrum Brands began managing its business in three vertically integrated, product-focused reporting segments: Global Batteries & Personal Care, Global Pet Supplies and the Home and Garden Business. As part of this realignment, its global operations organization, which had previously been included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. See also Note 12, Segment Information, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional discussion on the realignment of its operating segments. In connection with these changes it undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels. Spectrum Brands recorded approximately

$20 million and $53 million of pretax restructuring and related charges during Fiscal 2008 and Fiscal 2007, respectively, in connection with the Global Realignment Initiatives.

During Fiscal 2008, Spectrum Brands implemented an initiative within the Global Batteries & Personal Care segment to reduce operating costs and rationalize its manufacturing structure. These initiatives include the exit of its battery manufacturing facility in Ningbo Baowang, China. Spectrum Brands recorded approximately $16 million of pretax restructuring and related charges during Fiscal 2008 in connection with the Ningbo Exit Plan.

Goodwill and Intangibles Impairment. ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2008 and Fiscal 2007, Spectrum Brands tested its goodwill and indefinite-lived intangible assets. As a result of this testing, it recorded a non-cash pretax impairment charge of $861 million and $362 million in Fiscal 2008 and Fiscal 2007, respectively. The $861 million non-cash pretax impairment charge incurred in Fiscal 2008 reflects $602 million related to the impairment of goodwill and $259 million related to the impairment of trade name intangible assets. Of the $602 million goodwill impairment; $426 million was associated with its Global Pet Supplies segment, $160 million was associated with the Home and Garden Business and $16 million was associated with its Global Batteries & Personal Care reportable segment. Of the $259 million trade name intangible assets impairment; $98 million was within its Global Pet Supplies reportable segment, $86 million was within its Global Batteries & Personal Care reportable segment and $75 million was within the Home and Garden reportable segment. The $362 million impairment charge incurred in Fiscal 2007 reflects the impairment of goodwill associated with its U.S. Home and Garden Business and its North America reporting unit, which is now included as part of its Global Batteries & Personal Care reportable segment, coupled with an impairment of trade name intangible assets primarily associated with its Global Batteries & Personal Care business segment. Future cash expenditures will not result from these impairment charges. See Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for further details on these impairment charges.

Interest Expense. Interest expense in Fiscal 2008 decreased to $229 million from $256 million in Fiscal 2007. The decrease in Fiscal 2008 was primarily due to the non recurrence of the write off of debt issuance costs and prepayment premiums related to its debt refinancing in March 2007. See “Liquidity and Capital Resources — Debt Financing Activities” below, as well as Note 8, Debt, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding its outstanding debt.

Income Taxes. Spectrum Brands’ effective tax rate on losses from continuing operations is approximately 1.0% for Fiscal 2008. Its effective tax rate on income from continuing operations was approximately (9.9)% for Fiscal 2007. The primary drivers of the change in its effective tax rate relate to tax expense recorded for an increase in the valuation allowance associated with its net U.S. deferred tax asset in Fiscal 2008, the tax impact of the impairment charges recorded in Fiscal 2008 and Fiscal 2007 related to non-deductible goodwill and to changes in the mix of its taxable income between U.S. and foreign sources.

As of September 30, 2008, Spectrum Brands has U.S. federal and state net operating loss carryforwards of approximately $960 and $854 million, respectively, which will expire between 2009 and 2028, and it has foreign net operating loss carryforwards of approximately $142 million, which will expire beginning in 2009. Certain of the foreign net operating losses have indefinite carryforward periods. As of September 30, 2007 it had U.S. federal, foreign and state net operating loss carryforwards of approximately $763, $117 and $1,141 million, respectively, which, at that time, were scheduled to expire between 2008 and 2027. Certain of the foreign net operating losses have indefinite carryforward periods. Limitations apply to a portion of these net operating loss carryforwards in accordance with Section 382 of the Code.

The ultimate realization of its deferred tax assets depends on its ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. Spectrum Brands established valuation allowances for deferred tax assets when it estimated it is more likely than not that the tax assets will not be realized. Spectrum Brands based these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact its ability to project future income. ASC 740 requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740, Spectrum Brands periodically assessed the likelihood that its deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. As a result of this assessment, Spectrum Brands recorded a non-cash deferred income tax charge of approximately $257 million related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. In addition, Spectrum Brands recorded a non-cash deferred income tax charge of approximately $3.6 million in the third quarter of Fiscal 2008 related to an increase in the valuation allowance against its net deferred tax assets in China in connection with the Ningbo Exit Plan. Spectrum Brands also determined that a valuation allowance was no longer required in Brazil and thus recorded a $30.9 million benefit in the third quarter of Fiscal 2008 to reverse the valuation allowance previously established. Spectrum Brands’ total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, is approximately $496 million at September 30, 2008. Of this amount, approximately $468 million relates to U.S. net deferred tax assets and approximately $28 million relates to foreign net deferred tax assets.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2008 and 2007, Spectrum Brands recorded non-cash pretax impairment charges of approximately $861 million and $362 million, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $143 million and $77 million respectively, because a significant portion of the impaired assets are not deductible for tax purposes . See “Goodwill and Intangibles Impairment” above, as well as Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding these non-cash impairment charges.

ASC 740, which clarifies the accounting for uncertainty in tax positions, requires that Spectrum Brands recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Spectrum Brands adopted this provision on October 1, 2007. As a result of the adoption, it recognized no cumulative effect adjustment. As of October 1, 2007 and September 30, 2008 Spectrum Brands had approximately $8 million and $7 million of unrecognized tax benefits, respectively, of which approximately $5 million, for both October 1, 2007 and September 30, 2008, would affect its effective tax rate if recognized and approximately $3 million and $2 million, respectively, of which would result in a reduction in goodwill if recognized. The change from October 1, 2007 to September 30, 2008 is primarily a result of the accrual of additional interest and penalties and the settlement of a tax examination in Germany. See Note 9, Income Taxes, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for additional information regarding the settlement of the tax examination in Germany.

Discontinued Operations. On November 5, 2008, the board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. Spectrum Brands believes the shutdown is consistent with what it has done in other areas of its business to eliminate unprofitable products from its portfolio. Spectrum Brands completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 10, Discontinued Operations, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for further details on the disposal of the growing products portion of the Home and Garden Business.

The following amounts related to the growing products portion of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2008 and Fiscal 2007, respectively:

	2008(1)	2007
	(In millions)

Net sales	$261.4	$232.0

Loss from discontinued operations before income taxes	(27.1)	6.3

Provision for income tax benefit	(2.1)	—

Loss from discontinued operations, net of tax	$(25.0)	$6.3

(1)	Fiscal 2008 represents results from discontinued operations from October 1, 2007 through November 1, 2007, the date of sale. Included in the Fiscal 2008 loss is a loss on disposal of approximately $1 million, net of tax benefit.

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, Spectrum Brands recorded a non-cash pretax charge of $6 million in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business.

On November 1, 2007, Spectrum Brands sold the Canadian division of the Home and Garden Business, which operated under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled approximately $15 million and were used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in its Consolidated Statements of Cash Flows included elsewhere in this information statement. On February 5, 2008, it finalized the contractual working capital adjustment in connection with this sale which increased its received proceeds by approximately $1 million. As a result of the finalization of the contractual working capital adjustments Spectrum Brands recorded a loss on disposal of approximately $1 million, net of tax benefit. Accordingly, the presentation herein of the results of continuing operations excludes the Canadian division of its Home and Garden Business for all periods presented. See Note 10, Discontinued Operations, of Notes to the Consolidated Financial Statements of Spectrum Brands included elsewhere in this information statement for further details on the sale of the Canadian division of the Home and Garden Business.

The following amounts related to the Canadian division of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2008 and Fiscal 2007, respectively:

	2008(1)	2007
	(In millions)

Net sales	$4.7	$88.7

Loss from discontinued operations before income taxes	(1.9)	(46.3)

Provision for income tax benefit	(0.7)	(6.3)

Loss from discontinued operations, net of tax	$(1.2)	$(40.0)

(1)	Fiscal 2008 represents results from discontinued operations from October 1, 2007 through November 1, 2007, the date of sale. Included in the Fiscal 2008 loss is a loss on disposal of approximately $1 million, net of tax benefit.

In accordance with ASC 360, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2007, Spectrum Brands recorded a non-cash pretax charge of $45 million in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian Home and Garden Business in order to reflect the estimated fair value of this business.

Liquidity and Capital Resources

Operating Activities. Net cash provided by operating activities was $77 million during Fiscal 2009 compared to a cash use of $10 million during Fiscal 2008. The $87 million increase in cash provided by operating activities was primarily due to favorable changes in accounts receivable and inventories of $94 million (net of the inventory fair value adjustment reflected in fresh-start reporting), lower cash interest payments of $63 million, primarily related to the exchange of Spectrum Brands’ 7 3/8% Notes in accordance with the Plan, partially offset by unfavorable payments for fees and expenses related to the Bankruptcy Filing of $46 million and a use of cash from operating losses related to discontinued operations of $17 million.

Spectrum Brands expects to fund its cash requirements, including capital expenditures, interest and principal payments due in Fiscal 2010 through a combination of cash on hand and cash flows from operations and available borrowings under its ABL Revolving Credit Facility. Going forward its ability to satisfy financial and other covenants in its senior credit agreements and senior subordinated indenture and to make scheduled payments or prepayments on its debt and other financial obligations will depend on its future financial and operating performance. There can be no assurances that Spectrum Brands’ business will generate sufficient cash flows from operations or that future borrowings under the ABL Revolving Credit Facility will be available in an amount sufficient to satisfy its debt maturities or to fund its other liquidity needs. In addition, the current economic crisis could have a further negative impact on its financial position, results of operations or cash flows. See “Risk Factors — Risks Related to Spectrum Brands — Risks Related to Spectrum Brands’ Business”, for further discussion of the risks associated with Spectrum Brands’ ability to service all of its existing indebtedness, its ability to maintain compliance with financial and other covenants related to its indebtedness and the impact of the current economic crisis.

Investing Activities. Net cash used by investing activities was $20 million for Fiscal 2009. For Fiscal 2008 investing activities used cash of $6 million. The $14 million increase in cash used in Fiscal 2009 was primarily due to the non-recurrence of proceeds received by Spectrum Brands in connection with the November 2007 sale of its Canadian division of the Home and Garden Business of approximately $15 million. Spectrum Brands also paid approximately $9 million in performance fees in Fiscal 2009, related to the Microlite acquisition. Offsetting these increased uses were capital expenditures for continuing operations of $11 million during Fiscal 2009 versus $19 million during Fiscal 2008. This decrease in capital expenditures was primarily attributable to Spectrum Brands’ reorganization under Chapter 11 of the Bankruptcy Code.

Debt Financing Activities

Restructuring of Pre-Petition Indebtedness

The Bankruptcy Filing, as described in Note 2, Voluntary Reorganization Under Chapter 11, of Spectrum Brands’ financial statements included in this information statement, constituted an event of default under Spectrum Brands’ senior secured term credit facility agreement and the respective indentures governing its Senior Subordinated Notes. In addition, on February 2, 2009, Spectrum Brands did not make a $26 million interest payment due February 2, 2009 on its 7 3/8 Notes. While its pre-petition asset-based revolving credit facility agreement also provided for an event of default in the event of a bankruptcy filing, the credit agreement and related guarantee and collateral agreement were amended in connection with the Bankruptcy Cases to provide new debtor-in-possession financing for the Debtors.

Pursuant to and in accordance with the Plan, the allowed claims in the Bankruptcy Cases with respect to the senior secured term credit facility were reinstated and, as further described under “Senior Term Credit Facility” below, Spectrum Brands entered into two amendments to the senior secured term credit facility agreement.

Also pursuant to and in accordance with the Plan, Spectrum Brands refinanced its Senior Subordinated Notes. On the Effective Date, pursuant to the Plan, it and its U.S. subsidiaries, as guarantors, entered into the

2019 Indenture and issued the 12% Notes under the 2019 Indenture for the benefit of holders of allowed claims with respect to its Senior Subordinated Notes. For more information on the 12% Notes and the 2019 Indenture, see the description under “12% Notes” below. Spectrum Brands also issued an aggregate of approximately 27 million shares of its common stock to holders of such Senior Subordinated Notes.

Finally, pursuant to and in accordance with the Plan, Spectrum Brands’ debtor-in-possession credit facility for the Bankruptcy Cases was refinanced through a $242 million asset-based revolving loan facility pursuant to a credit agreement amongst it, its subsidiaries party thereto, General Electric Capital Corporation, as the administrative agent, co-collateral agent, swingline lender and supplemental loan lender, Bank of America, N.A., as co-collateral agent and L/C Issuer, RBS Asset Finance, Inc., through its division RBS Business Capital, as syndication agent and the lenders party thereto. For more information on the terms of the facility, see the description under “ABL Revolving Credit Facility” below. In addition, pursuant to and in accordance with the Plan, Spectrum Brands issued an aggregate of 3 million shares of its common stock to participants in its supplemental debtor-in-possession credit facility in respect of the equity fee earned under the facility.

Senior Term Credit Facility

During the second quarter of Fiscal 2007, Spectrum Brands refinanced its then outstanding senior credit facility with a new senior secured credit facility pursuant to the Senior Credit Agreement consisting of a $1,000 million U.S. Dollar Term B Loan facility (the “U.S. Dollar Term B Loan”), a $200 million U.S. Dollar Term B II Loan facility (the “U.S. Dollar Term B II Loan”), a €262 million Term Loan facility (the “Euro Facility”), and a $50 million synthetic letter of credit facility (the “L/C Facility” and together with the U.S. Dollar Term B Loan, the U.S. Dollar Term B II Loan and the Euro Facility, collectively, the “Senior Term Credit Facility”). The proceeds of borrowings under the Senior Credit Agreement were used to repay all outstanding obligations under Spectrum Brands’ Fourth Amended and Restated Credit Agreement, dated as of February 7, 2005, to pay fees and expenses in connection with the refinancing and the exchange offer completed on March 30, 2007, relating to certain of its senior subordinated notes, and for general corporate purposes. Subject to certain mandatory prepayment events, the term loan facilities under the Senior Credit Agreement are subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Letters of credit issued pursuant to the L/C Facility are required to expire, at the latest, upon the day that is five business days prior to maturity of the Senior Credit Agreement. In connection with its emergence from voluntary reorganization under Chapter 11 of the Bankruptcy Code and pursuant to the Plan, Spectrum Brands entered into certain amendments to the Senior Credit Agreement (the “Term Credit Amendments”). Among other things, the Term Credit Amendments provide for a minimum Eurodollar interest rate floor of 1.5%, interest spreads over market rates of 6.5% for the U.S. Dollar Term B Loan and 7.0% for the Euro Facility, increases to the maximum Senior Secured Leverage Ratio and a shortened maturity date of June 30, 2012.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum senior secured leverage ratio, which covenants, pursuant to its terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on Spectrum Brands’ ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, Spectrum Brands and its domestic subsidiaries have guaranteed Spectrum Brands’ respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of Spectrum Brands’ respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

During the eleven month period ended August 30, 2009, Spectrum Brands made scheduled, and in connection with asset sales, mandatory, prepayments of term loan indebtedness totaling $12.7 million under the Senior Credit Agreement. During the eleven month period ended August 30, 2009 and pursuant to an order from the Bankruptcy Court entered on April 22, 2009, Spectrum Brands made certain adequate protection payments with respect to the Senior Term Credit Facility. These payments included fees, costs and expenses incurred by the agent under the Senior Term Credit Facility and the agent’s professionals. Spectrum Brands also made certain cash payments of interest at the non-default rate as and when due pursuant to the terms of the Senior Credit Agreement. In connection with its emergence from its voluntary reorganization under Chapter 11 of the Bankruptcy Code and the Term Credit Amendments, Spectrum Brands agreed to incur non-cash default interest at 1.5% for the pendency of the Bankruptcy Cases. As a result, $8 million of principal was added to the U.S. Dollar Term B Loan and €2 million ($3 million) of principal was added to the Euro Facility at August 28, 2009 related to such default interest.

During the one month period ended September 30, 2009, Spectrum Brands made scheduled, and in connection with asset sales, mandatory, prepayments of term loan indebtedness totaling $3 million under the Senior Credit Agreement.

At September 30, 2009, the aggregate amount outstanding under Spectrum Brands’ senior secured term credit facility totaled a U.S. Dollar equivalent of $1,391 million, consisting of principal amounts of $973 million under the U.S. Dollar Term B Loan, €255 million under the Euro Facility (USD $372 million at September 30, 2009) as well as letters of credit outstanding under the L/C Facility totaling $46 million.

As of September 30, 2009, Spectrum Brands was in compliance with all covenants under the Senior Credit Agreement.

ABL Revolving Credit Facility

On August 28, 2009, in connection with its emergence from its voluntary reorganization under Chapter 11 of the Bankruptcy Code, Spectrum Brands entered into a $242 million U.S. Dollar asset based revolving loan facility (the “2009 ABL Revolving Credit Facility” and together with the Senior Term Credit Facility, the “Senior Credit Facilities”) pursuant to a credit agreement (the “ABL Credit Agreement”) with General Electric Capital Corporation as administrative and co-collateral agent (the “Agent”) with a participating interest from each of Harbinger Master Fund and Special Situations Fund, D. E. Shaw Laminar Portfolios, L.L.C. and the Avenue Parties. The ABL Revolving Credit Facility replaced Spectrum Brands’ debtor-in-possession credit facility, which was simultaneously prepaid using cash on hand generated from its operations and available cash from prior borrowings under the ABL Revolving Credit Facility. The ABL Revolving Credit Facility consists of (a) revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein, and (b) a supplemental loan (the “Supplemental Loan”), in the form of an asset based revolving loan, in an amount up to $45 million.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The Supplemental Loan shall be repaid after payment in full of the Revolving Loans and all other obligations due and payable under the ABL Revolving Credit Facility. The proceeds of borrowings under the ABL Revolving Credit Facility and Supplemental Loan are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for Spectrum Brands’ working capital requirements, restructuring costs and other general corporate purposes.

The ABL Revolving Credit Facility carries an interest rate, at Spectrum Brands’ option, of either (a) the base rate plus 3.0% per annum or (b) the Eurodollar Rate plus 4.0% per annum, except that the Supplemental Loan carries an interest rate, equal to the Eurodollar Rate plus 14.5% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility. For purposes of the Revolving Loans, the Eurodollar Rate shall at no time be less than 2.5%. For purposes of the Supplemental Loans, the Eurodollar Rate shall at no time be less than 3.00%. The ABL Revolving Credit Facility will mature on March 31, 2012.

As a result of borrowings and payments under the ABL Revolving Credit Facility during the one month period ended September 30, 2009, Spectrum Brands’ had aggregate borrowing availability of approximately $129 million, net of lender reserves of $20 million and outstanding letters of credit of $6 million under the ABL Revolving Credit Facility.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting and a maximum fixed charge coverage ratio. The ABL Credit

Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

At September 30, 2009, the aggregate amount outstanding under the ABL Revolving Credit Facility totaled $84 million under the Revolving ABL Credit Facility, which includes the Supplemental Loan of $45 million and $6 million in outstanding letters of credit.

As of September 30, 2009, Spectrum Brands was in compliance with all covenants under the ABL Credit Agreement.

12% Notes

On August 28, 2009, in connection with its emergence from voluntary reorganization under Chapter 11 of the Bankruptcy Code and pursuant to the Plan, Spectrum Brands issued the 12% Notes. Semiannually, at its option, Spectrum Brands may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest would be added to principal upon the relevant semi-annual interest payment date. Under the Term Credit Amendments, Spectrum Brands agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods.

Spectrum Brands may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes require Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control, as defined in such indenture.

As of September 30, 2009, Spectrum Brands had outstanding principal of approximately $218 million under the 12% Notes.

The 2019 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2019 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes, may declare the acceleration of the amounts due under those notes.

As of September 30, 2009, Spectrum Brands was in compliance with all covenants under the 12% Notes and the 2019 Indenture. However, it is subject to certain limitations as a result of its Fixed Charge Coverage Ratio under the 2019 Indentures being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. Spectrum Brands does not expect the inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing business, although no assurance can be given in this regard.

Spectrum Brands believes that cash on hand, funds from its operations and availability under the ABL Revolving Credit Facility and other foreign credit facilities will provide it with sufficient liquidity to fund its operations, capital expenditures and debt service obligations although no assurance can be given in this regard.

Interest Payments and Fees

In addition to principal payments on its Senior Credit Facilities, Spectrum Brands has annual PIK interest payment obligations of approximately $26 million in the aggregate under its 12% Notes. It also incurs interest on its borrowings under the Senior Credit Facilities, and such interest would increase borrowings under the ABL Revolving Credit Facility if cash were not otherwise available for such payments. Interest on the 12% Notes is payable semi-annually in arrears and interest under the Senior Credit Facilities is payable on various interest payment dates as provided in the Senior Credit Agreement and the ABL Credit Agreement. Interest is payable in cash, except that interest under the 12% Notes is required to be paid for the first three semi-annual payments dates by increasing the aggregate principal amount due under the subject notes. Thereafter, Spectrum Brands may make the semi-annual payments, by increasing the aggregate principal amount due under the notes subject to certain conditions. Based on amounts currently outstanding under the Senior Credit Facilities, and using market interest rates and foreign exchange rates in effect as of September 30, 2009, Spectrum Brands estimates annual interest payments of approximately $121 million in the aggregate under its Senior Credit Facilities would be required assuming no further principal payments were to occur and excluding any payments associated with outstanding interest rate swaps. Spectrum Brands is required to pay certain fees in connection with the Senior Credit Facilities and the L/C Facility. Such fees include a quarterly commitment fee of up to 1.00% on the unused portion of the ABL Revolving Credit Facility, certain additional fees with respect to the letter of credit subfacility under the ABL Revolving Credit Facility and a quarterly commitment fee of 4.15% on the L/C Facility.

Equity Financing Activities. During Fiscal 2009, Old Spectrum granted approximately 0.2 million shares of restricted stock. Of these grants, approximately 18% of the shares were time-based and vest on a pro rata basis over a three year period and 82% of the shares were performance-based and vest upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with us. The total market value of the restricted stock on the date of the grant was approximately $0.1 million which has been recorded as unearned restricted stock compensation. On the Effective Date, all of the existing common stock of Old Spectrum was extinguished and deemed cancelled. Subsequent to September 30, 2009, Spectrum Brands granted an aggregate of approximately 0.6 million shares of restricted common stock of New Spectrum to certain employees and non-employee directors. All such shares are subject to time-based vesting. All vesting dates are subject to the recipient’s continued employment, or service as a director, with Spectrum Brands.

Off-Balance Sheet Arrangements

Spectrum Brands does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contractual Obligations & Other Commercial Commitments

Contractual Obligations

The following table summarizes Spectrum Brands’ contractual obligations as of September 30, 2009 and the effect such obligations were expected to have at that time on its liquidity and cash flow in future periods. The table excludes other obligations Spectrum Brands has reflected in its consolidated financial statements included in this information statement, such as pension obligations. See Note 11, Employee Benefit Plans, of

Notes to consolidated financial statements of Spectrum Brands included in this information statement for a more complete discussion of Spectrum Brands’ employee benefit plans (in millions):

	Contractual Obligations
	Payments Due by Fiscal Year
	2010	2011	2012	2013	2014	Thereafter	Total

Debt:
Debt, excluding capital lease obligations	$53	$13	$1,362	$—	$—	$218	$1,646
Capital lease obligations(1)	2	2	1	1	1	12	19

	55	15	1,363	1	1	230	1,665
Operating lease obligations	23	20	19	16	12	26	116

Total Contractual Obligations	$78	$39	$1,382	$17	$13	$256	$1,781

(1)	Capital lease payments due by fiscal year include executory costs and imputed interest not reflected in the consolidated financial statements of Spectrum included in this information statement.

Other Commercial Commitments

The following table summarizes Spectrum Brands’ other commercial commitments as of September 30, 2009, consisting entirely of standby letters of credit that back the performance of certain of its entities under various credit facilities, insurance policies and lease arrangements (in millions):

	Other Commercial Commitments
	Amount of Commitment Expiration by Fiscal Year
	2010	2011	2012	2013	2014	Thereafter	Total

Letters of credit	$56	$—	$—	$—	$—	$2	$58

Total Other Commercial Commitments	$56	$—	$—	$—	$—	$2	$58

Critical Accounting Policies

The consolidated financial statements included in this information statement have been prepared in accordance with GAAP and fairly present Spectrum Brands’ financial position and results of operations. Spectrum Brands’ management believes the following accounting policies are critical to an understanding of its financial statements. The application of these policies requires management’s judgment and estimates in areas that are inherently uncertain.

Valuation of Assets and Asset Impairment

Spectrum Brands evaluates certain long-lived assets to be held and used, such as property, plant and equipment and definite-lived intangible assets for impairment based on the expected future cash flows or earnings projections associated with such assets. Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. An asset’s value is deemed impaired if the discounted cash flows or earnings projections generated do not substantiate the carrying value of the asset. The estimation of such amounts requires management’s judgment with respect to revenue and expense growth rates, changes in working capital and selection of an appropriate discount rate, as applicable. The use of different assumptions would increase or decrease discounted future operating cash flows or earnings projections and could, therefore, change impairment determinations.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred.

In Fiscal 2009, Fiscal 2008 and Fiscal 2007, Spectrum Brands tested its goodwill and indefinite-lived intangible assets. As a result of this testing, it recorded non-cash pretax impairment charges of $34 million, $861 million and $362 million in Fiscal 2009, Fiscal 2008 and Fiscal 2007, respectively. The $34 million impairment charge incurred in Fiscal 2009 reflects an impairment of trade name intangible assets consisting of the following: (i) $18 million related to the Global Pet Supplies Business; (ii) $15 million related to the Global Batteries and Personal Care segment; and (iii) $1 million related to the Home and Garden Business. The $861 million impairment charge incurred in Fiscal 2008 reflects impaired goodwill of $602 million and impaired trade name intangible assets of $259 million. The $602 million of impaired goodwill consisted of the following: (i) $426 million associated with its Global Pet Supplies reportable segment; (ii) $160 million associated with the Home and Garden Business; and (iii) $16 million related to its Global Batteries & Personal Care reportable segment. The $259 million of impaired trade name intangible assets consisted of the following: (i) $86 million related to its Global Batteries & Personal Care reportable segment; (ii) $98 million related to Global Pet Supplies; and (iii) $75 million related to the Home and Garden Business. The $362 million impairment charge incurred in Fiscal 2007 reflects $214 million of goodwill associated with Spectrum Brands’ North America reporting unit, which is now part of its Global Batteries & Personal Care reportable segment, a goodwill impairment of $124 million within the U.S. Home and Garden Business and an impairment of trade name intangible assets of $24 million, primarily associated with its Global Batteries & Personal Care reportable segment. Future cash expenditures will not result from these impairment charges.

Spectrum Brands used a discounted estimated future cash flows methodology, third party valuations and negotiated sales prices to determine the fair value of its reporting units (goodwill). Fair value of indefinite-lived intangible assets, which represent trade names, was determined using a relief from royalty methodology. Assumptions critical to its fair value estimates were: (i) the present value factors used in determining the fair value of the reporting units and trade names or third party indicated fair values for assets expected to be disposed; (ii) royalty rates used in its trade name valuations; (iii) projected average revenue growth rates used in the reporting unit and trade name models; and (iv) projected long-term growth rates used in the derivation of terminal year values. Spectrum Brands also tested fair value for reasonableness by comparison to its total market capitalization, which includes both its equity and debt securities. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. In light of a sustained decline in market capitalization coupled with the decline of the fair value of its debt securities, Spectrum Brands also considered these factors in the Fiscal 2008 annual impairment testing.

In accordance with ASC 740, Spectrum Brands establishes valuation allowances for deferred tax assets when it estimates it is more likely than not that the tax assets will not be realized. Spectrum Brands bases these estimates on projections of future income, including tax-planning strategies, by individual tax jurisdictions. Changes in industry and economic conditions and the competitive environment may impact the accuracy of its projections. In accordance with ASC 740, during each reporting period Spectrum Brands assesses the likelihood that its deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. As a result of this assessment, during Fiscal 2009 it recorded a reduction in the valuation allowance of approximately $363 million. Of the total, $314 million was recorded as a non-cash deferred income tax benefit and $49 million as a reduction to goodwill. During Fiscal 2008 and Fiscal 2007 Spectrum Brands recorded a non-cash deferred income tax charge of approximately $200 million and $245 million, respectively, related to increasing the valuation allowance against its net deferred tax assets.

See Note 3(h), Significant Accounting Policies and Practices — Property, Plant and Equipment, Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, Note 5, Property, Plant and Equipment, Note 6, Assets Held for Sale, Note 7, Goodwill and Intangible Assets, Note 9, Income Taxes, and Note 10, Discontinued Operations, of Notes to consolidated financial statements of Spectrum Brands included in this information statement for more information about these assets.

Revenue Recognition and Concentration of Credit Risk

Spectrum Brands recognizes revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectibility is deemed reasonably assured. Spectrum Brands is generally not obligated to allow for, and its general policy is not to accept, product returns for battery sales. It does accept returns in specific instances related to its electric shaving and grooming, electric personal care, lawn and garden, household insect control and pet supply products. The provision for customer returns is based on historical sales and returns and other relevant information. Spectrum Brands estimates and accrues the cost of returns, which are treated as a reduction of net sales.

Spectrum Brands enters into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from it based on the level of their purchases, which require it to estimate and accrue the costs of the promotional programs. These costs are generally treated as a reduction of net sales.

Spectrum Brands also enters into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of net sales or an increase in cost of sales, based on the type of promotional program. The income statement presentation of its promotional arrangements complies with ASC Topic 605: “Revenue Recognition,” formerly the Emerging Issues Task Force (“EITF”) No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Cash consideration, or an equivalent thereto, given to a customer is generally classified as a reduction of net sales. If Spectrum Brands provides a customer anything other than cash, the cost of the consideration is classified as an expense and included in cost of sales.

For all types of promotional arrangements and programs, Spectrum Brands monitors its commitments and uses statistical measures and past experience to determine the amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of its customer-related promotional arrangements and programs are tailored to each customer and are generally documented through written contracts, correspondence or other communications with the individual customers.

Spectrum Brands also enters into various arrangements, primarily with retail customers, which require it to make an upfront cash, or “slotting” payment, to secure the right to distribute through such customer. Spectrum Brands capitalizes slotting payments, provided the payments are supported by a time or volume based arrangement with the retailer, and amortize the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in net sales and a corresponding asset is reported in Deferred charges and other in its consolidated financial statements included in this information statement.

Spectrum Brands’ trade receivables subject it to credit risk which is evaluated based on changing economic, political and specific customer conditions. Spectrum Brands assesses these risks and make provisions for collectibility based on its best estimate of the risks presented and information available at the date of the financial statements. The use of different assumptions may change its estimate of collectibility. Spectrum Brands extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history and generally do not require collateral. Its credit terms generally range between 30 and 90 days from invoice date, depending upon the evaluation of the customer’s financial condition and history. Spectrum Brands monitors its customers’ credit and financial condition in order to assess whether the economic conditions have changed and adjust its credit policies with respect to any individual customer as it determines appropriate. These adjustments may include, but are not limited to, restricting shipments to customers, reducing credit limits, shortening credit terms, requiring cash payments in advance of shipment or securing credit insurance.

See Note 3(b), Significant Accounting Policies and Practices — Revenue Recognition, Note 3(c), Significant Accounting Policies and Practices — Use of Estimates and Note 3(e), Significant Accounting Policies and Practices — Concentrations of Credit Risk and Major Customers and Employees, of Notes to consolidated financial statements of Spectrum Brands included in this information statement for more information about its revenue recognition and credit policies.

Pensions

Spectrum Brands’ accounting for pension benefits is primarily based on a discount rate, expected and actual return on plan assets and other assumptions made by management, and is impacted by outside factors such as equity and fixed income market performance. Pension liability is principally the estimated present value of future benefits, net of plan assets. In calculating the estimated present value of future benefits, net of plan assets, it used discount rates of 5.0 to 11.8% in Fiscal 2009 and 5.0 to 7.0% in Fiscal 2008. In adjusting the discount rates from Fiscal 2008 to 2009, Spectrum Brands considered the change in the general market interest rates of debt and solicited the advice of its actuary. Spectrum Brands believes the discount rates used are reflective of the rates at which the pension benefits could be effectively settled.

Pension expense is principally the sum of interest and service cost of the plan, less the expected return on plan assets and the amortization of the difference between Spectrum Brands’ assumptions and actual experience. The expected return on plan assets is calculated by applying an assumed rate of return to the fair value of plan assets. Spectrum Brands used expected returns on plan assets of 4.5% to 8.0% in both Fiscal 2009 and Fiscal 2008. Based on the advice of its independent actuary, Spectrum Brands believes the expected rates of return are reflective of the long-term average rate of earnings expected on the funds invested. If such expected returns were overstated, it would ultimately increase future pension expense. Similarly, an understatement of the expected return would ultimately decrease future pension expense. If plan assets decline due to poor performance by the markets and/or interest rate declines Spectrum Brands’ pension liability will increase, ultimately increasing future pension expense.

Effective September 30, 2007, Spectrum Brands adopted ASC Topic 715: “Compensation-Retirement Benefits,” formerly SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, (“ASC 715”). The recognition and disclosure provisions of this statement require recognition of the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in the statement of financial position, and recognition of changes in that funded status in Accumulated Other Comprehensive Income in the year in which the adoption occurs. The measurement date provisions of ASC 715, became effective during Fiscal 2009 and Spectrum Brands now measures all of its defined benefit pension and postretirement plan assets and obligations as of September 30 which is its fiscal year end.

See Note 11, Employee Benefit Plans, of Notes to consolidated financial statements of Spectrum Brands included in this information statement for a more complete discussion of its employee benefit plans.

Restructuring and Related Charges

Restructuring charges are recognized and measured according to the provisions of ASC Topic 420: “Exit or Disposal Cost Obligations,” formerly SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“ASC 420”). Under ASC 420, restructuring charges include, but are not limited to, termination and related costs consisting primarily of severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by us, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of property and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by us after evaluating detailed analyses of the cost to be incurred. Spectrum Brands presents restructuring and related charges on a combined basis.

Liabilities from restructuring and related charges are recorded for estimated costs of facility closures, significant organizational adjustment and measures undertaken by management to exit certain activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. Such liabilities could include amounts for items such as severance costs and related benefits (including settlements of pension plans), impairment of property and equipment and other current or long term assets, lease termination payments and any other items directly related to the exit activities. While the actions are carried out as expeditiously as possible, restructuring and related charges are estimates. Changes in estimates resulting in an increase to or a reversal of a previously recorded liability may be required as management executes a restructuring plan.

Spectrum Brands reports restructuring and related charges associated with manufacturing and related initiatives in cost of goods sold. Restructuring and related charges reflected in cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the restructuring initiatives implemented.

Spectrum Brands reports restructuring and related charges associated with administrative functions in operating expenses, such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions. Restructuring and related charges reflected in operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the initiatives implemented.

The costs of plans to (i) exit an activity of an acquired company, (ii) involuntarily terminate employees of an acquired company or (iii) relocate employees of an acquired company are measured and recorded in accordance with the provisions of the ASC Topic: 805 “Business Combinations,” formerly EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” (“ASC 805”). Under ASC 805, if certain conditions are met, such costs are recognized as a liability assumed as of the consummation date of the purchase business combination and included in the allocation of the acquisition cost. Costs related to terminated activities or employees of the acquired company that do not meet the conditions prescribed in ASC 805 are treated as restructuring and related charges and expensed as incurred.

See Note 15, Restructuring and Related Charges, of Notes to the consolidated financial statements of Spectrum Brands included in this information statement for a more complete discussion of its restructuring initiatives and related costs.

Loss Contingencies

Loss contingencies are recorded as liabilities when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The outcome of existing litigation, the impact of environmental matters and pending or potential examinations by various taxing authorities are examples of situations evaluated as loss contingencies. Estimating the probability and magnitude of losses is often dependent upon management’s judgment of potential actions by third parties and regulators. It is possible that changes in estimates or an increased probability of an unfavorable outcome could materially affect Spectrum Brands’ future results of operations.

See further discussion in “Information about HGI, Spectrum Brands and Russell Hobbs — Information about Spectrum Brands — Litigation”, and Note 13, Commitments and Contingencies, of Notes to the consolidated financial statements of Spectrum Brands included in this information statement.

Other Significant Accounting Policies

Other significant accounting policies, primarily those with lower levels of uncertainty than those discussed above, are also critical to understanding the consolidated financial statements of Spectrum Brands included in this information statement. The Notes to the consolidated financial statements of Spectrum Brands included in this information statement contain additional information related to Spectrum Brands’ accounting policies and should be read in conjunction with this discussion.

Recently Issued Accounting Standards

Business Combinations

In December 2007, the FASB issued new accounting guidance on business combinations and non-controlling interests in consolidated financial statements. The objective is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The guidance applies to all transactions or other events in which an entity (the “acquirer”) obtains control of one or more businesses (the “acquiree”), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. In April 2009, the FASB issued additional guidance which addresses application issues arising from contingencies in a business combination. The guidance is effective for Spectrum Brands’ financial statements for the fiscal year that began October 1, 2009. Spectrum Brands will adopt the new guidance prospectively as applicable.

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The new guidance also changes the way the consolidated financial statements are presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and expands disclosures in the consolidated financial statements that clearly identify and distinguish between the parent’s ownership interest and the interest of the noncontrolling owners of a subsidiary. The provisions are to be applied prospectively as of the beginning of the fiscal year in which the guidance is adopted, except for the presentation and disclosure requirements, which are to be applied retrospectively for all periods presented. The guidance is effective for Spectrum Brands’ financial statements for the fiscal year that began October 1, 2009. At September 30, 2009, Spectrum Brands was in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued new accounting guidance which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. The new guidance applies to: (a) intangible assets that are acquired individually or with a group of other assets and (b) intangible assets acquired in both business combinations and asset acquisitions. Entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The new guidance requires certain additional disclosures beginning October 1, 2009 and prospective application to useful life estimates for intangible assets acquired after September 30, 2009. At September 30, 2009, Spectrum Brands was in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Employers’ Disclosures About Postretirement Benefit Plan Assets

In December 2008, the FASB issued new accounting guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. It requires employers to disclose information about fair value measurements of plan assets. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the major categories of plan assets, (c) the inputs and valuation techniques used to measure the fair value of plan assets, (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and (e) significant concentrations of risk within plan assets. The disclosures required are effective for Spectrum Brands’ financial statements for the fiscal year that began October 1, 2009. At September 30, 2009, Spectrum Brands was in the process of evaluating the impact that the guidance may have on its financial statement disclosures.

Accounting for Transfers of Financial Assets

In June 2009, the FASB issued new accounting guidance to improve the information provided in financial statements concerning transfers of financial assets, including the effects of transfers on financial position, financial performance and cash flows, and any continuing involvement of the transferor with the transferred financial assets. The provisions are effective for Spectrum Brands’ financial statements for the fiscal year beginning October 1, 2010. At September 30, 2009, Spectrum Brands was in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Variable Interest Entities

In June 2009, the FASB issued new accounting guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The provisions are effective for Spectrum Brands’ financial statements for the fiscal year beginning October 1, 2010. At September 30, 2009, Spectrum Brands was in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

MARKET PRICE AND DIVIDEND INFORMATION

Market Prices of Spectrum Brands and SB Holdings Common Stock

On December 15, 2008, Spectrum Brands was advised that its common stock in existence prior to Spectrum Brands’ Chapter 11 reorganization (the “Old Common Stock”) would be suspended from trading on the NYSE prior to the opening of the market on December 22, 2008. Spectrum Brands was advised that the decision to suspend its Old Common Stock was reached in view of the fact that Spectrum Brands had recently fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, the minimum threshold for listing on the NYSE. Spectrum Brands’ Old Common Stock was delisted from the NYSE effective January 23, 2009. Spectrum Brands’ Old Common Stock was then quoted on the Pink Sheet Electronic Quotation Service (the “PinkSheets”) under the symbol “SPCB” until August 28, 2009 when the Old Common Stock was cancelled pursuant to the Plan of Reorganization in Spectrum Brands’ Chapter 11 reorganization.

The following table sets forth the reported high and low last sales prices per share of Spectrum Brands common stock as reported on the NYSE and the high and low last sales prices and high and low closing bid prices of the Old Common Stock as reported on the NYSE and the PinkSheets, respectively, for the fiscal periods indicated:

	High		Low

Fiscal 2008
Quarter ended September 30, 2008	$2.98		$1.27
Quarter ended June 29, 2008	$5.10		$2.50
Quarter ended March 30, 2008	$5.39		$3.41
Quarter ended December 30, 2007	$6.20		$3.80

Fiscal 2009
Quarter ended September 30, 2009 (through September 27, 2009)	$0.05	(1)	$0.01	(1)
Quarter ended June 28, 2009	$0.30	(1)	$0.04	(1)
Quarter ended March 29, 2009	$0.17	(1)	$0.01	(1)
Quarter ended December 28, 2008	$1.86	(2)	$0.08	(2)

(1)	Represents market prices while Spectrum Brands was operating during the Chapter 11 reorganization for periods subsequent to February 2, 2009.

(2)	High price reflects the high last sales price on NYSE prior to Old Common Stock’s suspension from trading on December 15, 2008. Low price reflects the Over-The-Counter (“OTC”) market low closing bid price during the balance of the quarter. The OTC bid prices represent prices between dealers and do not include retail markup, markdown or commission.

The common stock of reorganized Spectrum Brands (the “New Common Stock”) began quotation on the Over-The-Counter Bulletin Board (the “OTCBB”) and the PinkSheets under the symbol “SPEB” on September 2, 2009. Spectrum Brands common stock was listed for trading on the NYSE under the symbol “SPB” on March 18, 2010 and continued trading on the NYSE until June 16, 2010, the date of the SB/RH Merger. The following table sets forth the reported high and low closing bid prices per share of Spectrum Brands common stock as reported on the OTCBB for the fiscal periods indicated:

	High	Low
Fiscal 2010
Quarter ended July 4, 2010 (through June 16, 2010)	$30.44	$24.48
Quarter ended March 31, 2010	$29.70	$22.00
Quarter ended January 3, 2010	$23.35	$21.20

Fiscal 2009
Quarter ended September 30, 2009	$25.00	$12.50

The SB Holdings common stock commenced trading on the NYSE under the symbol “SPB” on June 17, 2010, the day after the consummation of the SB/RH Merger. The following table sets forth the reported high and low last sales prices per share of the SB Holdings common stock as reported on the NYSE for the fiscal periods indicated:

	High	Low

Fiscal 2011
Quarter ended January 2, 2011 (through October 5, 2010)	$28.56	$26.89
Fiscal 2010
Quarter ended September 30, 2010	$29.51	$23.21
Quarter ended July 4, 2010 (from June 17, 2010)	$28.65	$25.35

On October 5, 2010, the closing sales price of SB Holdings common stock on the NYSE was $28.56 per share.

Holders

As of October 1, 2010, there were approximately 5 holders of record of SB Holdings common stock based upon data provided by SB Holdings. SB Holdings believes the number of beneficial holders of its common stock is significantly in excess of this amount. The transfer agent for SB Holdings common stock is BNY Mellon Shareowner Services.

SB Holdings Dividend Information

SB Holdings has not declared or paid any cash dividends since it commenced public trading in June 2010 and does not anticipate paying cash dividends in the foreseeable future, but intends to retain any future earnings for reinvestment in its business. In addition, the terms of SB Holdings’ and its subsidiaries’ senior credit facilities and the indentures governing its outstanding notes restrict its ability to pay dividends to its stockholders. Any future determination to pay cash dividends will be at the discretion of the SB Holdings’ board of directors and will be dependent upon its financial condition, results of operations, capital requirements, contractual restrictions and such other factors as the board of directors deems relevant.

PRINCIPAL STOCKHOLDERS OF HGI BEFORE AND AFTER THE SPECTRUM BRANDS ACQUISITION

The table below shows the number of shares of our common stock beneficially owned by:

•	each named executive officer,

•	each director,

•	each person known to us to beneficially own more than 5% of our outstanding common stock (the “5% stockholders”), and

•	all directors and executive officers as a group,

before the Spectrum Brands Acquisition and immediately after giving effect to the Spectrum Brands Acquisition.

Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% stockholders and the number of shares of our common stock beneficially owned, including shares which may be acquired by them within 60 days, is based upon filings with the SEC as indicated in the footnotes to the table below. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to applicable community property laws.

The percentage of beneficial ownership set forth below pre-Spectrum Brands Acquisition is based upon 19,286,290 shares of our common stock issued and outstanding as of the close of business on October 1, 2010. The percentage of beneficial ownership set forth below post-Spectrum Brands Acquisition gives effect to the 119,909,830 shares of our common stock we will issue to the Harbinger Parties pursuant to the Exchange Agreement. The Exchange Agreement permits the Harbinger Parties to contribute additional SB Holdings common stock to us at the Closing at the same Exchange Ratio. If the Harbinger Parties elect to contribute to us all of the SB Holdings common stock held by them at September 10, 2010, at the Closing of the Spectrum Brands Acquisition we will issue 147,989,830 shares of our common stock to the Harbinger Parties pursuant to the Exchange Agreement and Harbinger will beneficially own approximately 94.4% of our outstanding common stock.

In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, shares of our common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of October 1, 2010, are deemed outstanding. These shares of our common stock are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Harbinger Group Inc., 450 Park Avenue, 27th Floor, New York, New York 10022.

				Post-
	Pre-Spectrum Brands			Spectrum Brands
	Acquisition Amount			Acquisition
	and Nature of		Percent	Amount of Beneficial	Percent
Name and Address	Beneficial Ownership		of Class	Ownership	of Class
5% Stockholders
Harbinger Capital Partners Master Fund I, Ltd. (1)	3,945,076	(2)	20.5%	96,134,982	69.1%
Global Opportunities Breakaway Ltd. (1)	3,316,687	(3)	17.2%	12,434,660	8.9%
Harbinger Capital Partners Special Situations Fund, L.P.(1)	2,688,298	(4)	13.9%	21,290,248	15.3%
Royce & Associates, LLC	1,988,800	(5)	10.3%	1,988,800	1.4%
1414 Avenue of the Americas New York, New York 10019
River Road Asset Management, LLC	1,981,753	(6)	10.3%	1,981,753	1.4%
462 S. 4th St., Suite 1600 Louisville, KY 40202
Dimensional Fund Advisors LP	1,237,936	(7)	6.4%	1,237,936	0.9%
Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746

				Post-
	Pre-Spectrum Brands			Spectrum Brands
	Acquisition Amount			Acquisition
	and Nature of		Percent	Amount of Beneficial	Percent
Name and Address	Beneficial Ownership		of Class	Ownership	of Class
Our Directors and Executive Officers Serving at October 1, 2010
Lap W. Chan	0		—	0	—
Lawrence M. Clark, Jr. (1)	0		—	0	—
Philip A. Falcone (1)	9,950,061	(8)	51.6%	129,859,891	93.3%
Keith M. Hladek (1)	0		—	0	—
Thomas Hudgins	0		—	0	—
Peter A. Jenson (1)	0		—	0	—
Robert V. Leffler, Jr.	8,000	(9)	*	8,000	*
Francis T. McCarron	0		—	0	—
All current directors and executive officers as a group (8 persons)	9,958,061		51.6%	129,867,891	93.3%

*	Indicates less than 1% of our outstanding common stock.

(1)	The address of each beneficial owner is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th Floor, New York, New York 10022.

(2)	Based solely on a Schedule 13D Amendment No. 4, filed with the SEC on September 15, 2010, Master Fund is the beneficial owner of 3,945,076 shares of our common stock, which may also be deemed to be beneficially owned by Harbinger Capital, the investment manager of Master Fund; Harbinger Holdings, LLC (“Harbinger Holdings”), the managing member of Harbinger Capital, and Philip A. Falcone, the managing member of Harbinger Holdings and the portfolio manager of Master Fund.

(3)	Based solely on a Schedule 13D Amendment No. 4, filed with the SEC on September 15, 2010, Global Fund is the beneficial holder of 3,316,687 shares of our common stock, which may be deemed to be beneficially owned by Harbinger Capital Partners II LP (“HCP II”), the investment manager of the Global Fund; Harbinger Capital Partners II GP LLC (“HCP II GP”), the general partner of HCP II, and Mr. Falcone, the managing member of HCP II GP and the portfolio manager of Global Fund.

(4)	Based solely on a Schedule 13D Amendment No. 4, filed with the SEC on September 15, 2010, Special Situations Fund is the beneficial holder of 2,688,298 shares of our common stock, which may be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the general partner of Special Situations Fund, Harbinger Holdings, the managing member of HCPSS, and Mr. Falcone, the managing member of Harbinger Holdings and the portfolio manager of Special Situations Fund.

(5)	Based solely on a Schedule 13G, Amendment No. 7, filed with the SEC on February 11, 2010, Royce & Associates, LLC (“Royce”) is the beneficial owner of 1,988,800 shares of our common stock with sole voting power and dispositive power over all such shares. Royce is an investment adviser registered in accordance with SEC rules.

(6)	Based solely on a Schedule 13G, Amendment No. 3, filed with the SEC on February 16, 2010, River Road Asset Management, LLC (“River Road”) is the beneficial owner of 1,981,753 shares of our common stock with sole voting power over 1,447,553 such shares and sole dispositive power over all such shares. River Road is an investment adviser registered in accordance with SEC rules.

(7)	Based solely on a Schedule 13G, Amendment No. 3, filed with the SEC on February 8, 2010, Dimensional Fund Advisors LP (“Dimensional Fund”) is the beneficial owner of 1,237,936 shares of our common stock with sole voting power over 1,229,836 such shares and sole dispositive power over all such shares. Dimensional Fund is an investment adviser registered in accordance with SEC rules.

(8)	Based solely on a Schedule 13D, Amendment No. 4, filed with the SEC on September 15, 2010, Mr. Falcone, the managing member of Harbinger Holdings and portfolio manager of each of Master Fund, Special Situations Fund and Global Fund, may be deemed to indirectly beneficially own all 9,950,061 shares of our common stock, constituting approximately 51.6% of our outstanding common stock, and has shared voting and dispositive power over all such shares. Mr. Falcone disclaims beneficial ownership of the shares reported in the Schedule 13D, except with respect to his pecuniary interest therein. Mr. Falcone’s address is c/o Harbinger Holdings, LLC, 450 Park Avenue, 30th Floor, New York, New York, 10022.

(9)	Represents 8,000 shares of our common stock issuable under options exercisable within 60 days of October 1, 2010.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements for the year ended December 31, 2009 and for the six month period ended June 30, 2010, the date of our latest publicly available financial information, gives effect to (i) our contemplated Spectrum Brands Acquisition as well as the effect of (ii) the SB/RH Merger and related debt refinancing which was completed by Spectrum Brands (or “SBI”) on June 16, 2010 and (iii) the emergence of Spectrum Brands from bankruptcy in August 2009 and the application of fresh start accounting. The unaudited pro forma condensed combined financial statements shown below reflect historical financial information and have been prepared on the basis that the Spectrum Brands Acquisition is accounted for under Accounting Standards Codification Topic 805: Business Combinations (“ASC 805”) as a transaction between entities under common control. In accordance with the guidance in ASC 805, the assets and liabilities transferred between entities under common control should be recorded by the receiving entity based on their carrying amounts (or at the historical cost basis of the Parent, if these amounts differ). Although we will issue shares of our common stock to effect the Spectrum Brands Acquisition, for accounting purposes Spectrum Brands will be treated as the predecessor and receiving entity of HGI since Spectrum Brands was an operating business in prior periods, whereas HGI was not. As Spectrum Brands was determined to be the accounting acquirer in the SB/RH Merger, the financial statements of Spectrum Brands will be presented as our predecessor for the period preceding the SB/RH Merger. After the issuance of the shares of our common stock to the Harbinger Parties to effect the Spectrum Brands Acquisition, our Parent (the Harbinger Parties) is expected to own more than 90% of our common stock. Spectrum Brands, as the predecessor and under common ownership of the Harbinger Parties, would record HGI assets and liabilities at the Harbinger Parties’ basis as of the date that common control was first established (June 16, 2010). The carrying value of HGI’s assets and liabilities approximated the Harbinger Parties’ basis at that date. See “The Spectrum Brands Acquisition — Accounting Treatment” in this information statement for more information on the accounting treatment applied to the Spectrum Brands Acquisition.

The following unaudited pro forma condensed combined balance sheet at June 30, 2010 is presented on a basis to reflect (i) the Spectrum Brands Acquisition and (ii) issuance of our common stock to effect the Spectrum Brands Acquisition, as if both had occurred on June 30, 2010. The unaudited pro forma condensed combined statements of operations for the six month period ended June 30, 2010 is presented on a basis to reflect (i) the Spectrum Brands Acquisition, (ii) issuance of our common stock to effect the Spectrum Brands Acquisition and (iii) the SB/RH Merger, as if each had occurred on January 1, 2009. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 is presented on a basis to reflect (i) the Spectrum Brands Acquisition, (ii) the issuance of our common stock to effect the Spectrum Brands Acquisition, (iii) the SB/RH Merger, as if each had occurred on January 1, 2009, and (iv) the emergence of Spectrum Brands from bankruptcy in August 2009 and the application of fresh start accounting, as if it had occurred on October 1, 2008 (the beginning of Spectrum Brands’ fiscal year). Because of different fiscal year-ends, and in order to present results for comparable periods, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 combines the historical consolidated statement of operations of HGI for the year then ended with the derived historical results of operations of Russell Hobbs for the twelve months ended December 31, 2009 and the historical consolidated statement of operations of Spectrum Brands for its fiscal year ended September 30, 2009. The unaudited pro forma condensed combined statement of operations for the six-month period ended June 30, 2010 combines the historical condensed consolidated statement of operations of HGI for the six months then ended with the derived historical results of operations of Russell Hobbs for the six months ended March 31, 2010, the last quarter end reported by Russell Hobbs prior to the SB/RH Merger, and the derived historical results of operations of SB Holdings (or “SBH”) for the six-month period ended July 4, 2010. Spectrum Brands’ historical consolidated statement of operations for the three-month period ended January 3, 2010 and Russell Hobbs historical statement of operations for the three-month period ended September 30, 2009 have been excluded from the interim results in order to present comparable results to HGI’s six-month period ended June 30, 2010. Also, the results of Russell Hobbs have been excluded subsequent to the June 16, 2010 date of the SB/RH Merger, for pro forma purposes, since comparable results are included in the derived historical results of operations of Russell Hobbs for the six-month period ended March 31, 2010, which are included in these unaudited pro forma condensed combined financial statements. Pro forma adjustments are made in order to reflect the potential effect of the transactions on the unaudited pro forma condensed combined statement of operations. Upon completion of the Spectrum Brands Acquisition, the financial statements of Spectrum Brands, as predecessor, will replace those of HGI for periods prior to the Spectrum Brands Acquisition. Those financial statements will reflect the SB/RH Merger effective June 16, 2010. We did not present any pro forma annual periods prior to January 1, 2009 since they would be the same as Spectrum Brands historical financial statements as the predecessor to HGI.

The unaudited pro forma condensed combined financial statements and the notes to the unaudited pro forma condensed combined financial statements were based on, and should be read in conjunction with:

•	our historical unaudited condensed consolidated financial statements and notes thereto for the three and six months ended June 30, 2010, included elsewhere in this information statement;

•	our historical audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2009, included elsewhere in this information statement;

•	SB Holdings’ historical unaudited condensed consolidated financial statements and notes thereto, included elsewhere in this information statement and included in SB Holdings’ Quarterly Report on Form 10-Q for the nine months ended July 4, 2010, filed with the SEC on August 18, 2010;

•	Spectrum Brands’ historical audited consolidated financial statements and notes thereto, included elsewhere in this information statement and included in Spectrum Brands’ Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed with the SEC on December 29, 2009, as amended by Spectrum Brands’ Annual Report on Form 10-K/A filed with the SEC on March 29, 2010;

•	Russell Hobbs’ historical unaudited consolidated financial statements for the nine months ended March 31, 2010 and notes thereto included elsewhere in this information statement.

•	Russell Hobbs’ historical audited consolidated financial statements for the fiscal year ended June 30, 2009 and notes thereto included elsewhere in this information statement;

Our historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Spectrum Brands Acquisition and SB/RH Merger, pursuant to the Exchange Agreement and the emergence of Spectrum Brands from bankruptcy in August 2009 and the application of fresh start accounting; (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on our results. The unaudited pro forma condensed combined financial statements do not reflect any of HGI management’s expectations for revenue enhancements, cost savings from the combined company’s operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements, cost savings from operating efficiencies, synergies or restructurings, which could result from the SB/RH Merger.

The pro forma adjustments are based upon available information and assumptions that the managements of HGI and SB Holdings believe reasonably reflect the Spectrum Brands Acquisition and the SB/RH Merger. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or the consolidated financial position would have been had the Spectrum Brands Acquisition occurred on the date assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.

Harbinger Group Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Balance Sheet
As of June 30, 2010

	Historical
	Harbinger	Spectrum
	Group Inc.	Brands Holdings
	June 30,	July 4,	Pro Forma		Pro Forma
	2010	2010	Adjustments	Note	Combined
	(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$64,724	$115,941	$—		$180,665
Short-term investments	76,049	—	—		76,049
Trade and other accounts receivable, net	—	422,089	—		422,089
Inventories, net	—	514,415	—		514,415
Deferred income taxes	—	27,953	—		27,953
Assets held for sale	—	12,238	—		12,238
Prepaid expenses and other current assets	1,205	47,354	—		48,559

Total current assets	141,978	1,139,990	—		1,281,968
Long-term investments	4,021	—	—		4,021
Property, plant and equipment, net	105	189,333	—		189,438
Deferred charges and other	—	33,271	—		33,271
Goodwill	—	590,926	—		590,926
Intangible assets, net	—	1,754,439	—		1,754,439
Other assets	1,211	59,390	—		60,601

Total assets	$147,315	$3,767,349	$—		$3,914,664

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$310	$257,898	$—		$258,208
Current portion of long-term debt	—	46,261	—		46,261
Accrued expenses	2,042	109,466	—		111,508
Other liabilities — current portion	—	124,826	—		124,826
Current income tax payable	—	35,287	—		35,287

Total current liabilities	2,352	573,738	—		576,090
Long-term debt	—	1,734,746	—		1,734,746
Pension liability	3,455	66,045	—		69,500
Non-current deferred income taxes	—	269,112	—		269,112
Other liabilities	1,055	57,010	—		58,065

Total liabilities	6,862	2,700,651	—		2,707,513
Commitments and contingencies
Stockholders’ equity:
Common stock	193	514	685	(6c)	1,392
Additional paid in capital	132,698	1,312,059	(479,565)	(6a,b,c)	965,192
Retained earnings (accumulated deficit)	17,987	(236,575)	(17,987)	(6a)	(236,575)
Accumulated other comprehensive loss	(10,453)	(7,093)	10,453	(6a)	(7,093)
Less treasury stock, at cost	—	(2,207)	—		(2,207)

Total stockholders’ equity	140,425	1,066,698	(486,414)		720,709
Noncontrolling interest	28	—	486,414	(6b)	486,442

Total equity	140,453	1,066,698	—		1,207,151

Total liabilities and equity	$147,315	$3,767,349	$—		$3,914,664

Harbinger Group Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Statement of Operations
For The Year Ended December 31, 2009

	Historical					Pro Forma Adjustments
		Spectrum Brands Inc.
	Harbinger				Russell Hobbs,
	Group Inc.	Successor			Inc.
	12 Months	1 Month	Predecessor	12 Months	12 Months			SB/RH
	Ended	Ended	11 Months	Ended	Ended			Acquisition
	December 31,	September 30,	Ended	September 30,	December 31,	SBI Fresh		Related &		Pro Forma
	2009	2009	August 30, 2009	2009	2009	Start	Note	Other	Note	Combined
	(in thousands, except per share data)
Net sales	$—	$219,888	$2,010,648	$2,230,536	$779,375	$—		$—		$3,009,911
Cost of goods sold	—	155,310	1,245,640	1,400,950	549,220	4,187	(5a)	—		1,954,357
Restructuring and related charges	—	178	13,189	13,367	—	—		—		13,367

Gross profit	—	64,400	751,819	816,219	230,155	(4,187)		—		1,042,187
Operating expenses:
Selling	—	39,136	363,106	402,242	117,406	335	(5b)	—		519,983
General and administrative	6,290	20,578	145,235	165,813	39,531	19,743	(5b, c)	15,293	(6a,e,f,h)	246,670
Research and development	—	3,027	21,391	24,418	4,027	398	(5b)	—		28,843
Restructuring and related charges	—	1,551	30,891	32,442	3,813	—		—		36,255
Goodwill and intangibles impairment	—	—	34,391	34,391	—	—		—		34,391

Total operating expenses	6,290	64,292	595,014	659,306	164,777	20,476		15,293		866,142

Operating income (loss)	(6,290)	108	156,805	156,913	65,378	(24,663)		(15,293)		176,045
Interest (income) expense	(229)	16,962	172,940	189,902	44,657	—		(55,534)	(6d)	178,796
Other (income) expense, net	(1,280)	(816)	3,320	2,504	4,013	—		—		5,237

(Loss) income from continuing operations before reorganization items and income	(4,781)	(16,038)	(19,455)	(35,493)	16,708	(24,663)		40,241		(7,988)
Reorganization items (expense) income, net	—	(3,962)	1,142,809	1,138,847	—	(1,138,847)	(5d)	—		—

(Loss) income from continuing operations before income taxes	(4,781)	(20,000)	1,123,354	1,103,354	16,708	(1,163,510)		40,241		(7,988)
Income tax expense (benefit)	8,566	51,193	22,611	73,804	17,998	—		(8,542)	(6a,g)	91,826

(Loss) income from continuing operations	$(13,347)	$(71,193)	$1,100,743	$1,029,550	$(1,290)	$(1,163,510)		$48,783		$(99,814)

Less: Loss from continuing operations attributable to noncontrolling interest	(3)	—	—	—	—	—		(43,726)	(6b)	(43,729)

(Loss) income from continuing operations attributable to controlling interest	$(13,344)	$(71,193)	$1,100,743	$1,029,550	$(1,290)	$(1,163,510)		$92,509		$(56,085)

Basic net (loss) income per common share:
(Loss) income from continuing operations attributable to controlling interest	$(0.69)									$(0.40)
Weighted average shares of common stock outstanding	19,280							119,910	(6c)	139,190
Diluted net (loss) income per common share:
(Loss) income from continuing operations attributable to controlling interest	$(0.69)									$(0.40)
Weighted average shares of common stock and equivalents outstanding	19,280							119,910	(6c)	139,190

Harbinger Group Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Statement of Operations
For The Six-Month Period Ended June 30, 2010

	Historical			Pro Forma Adjustments
		Spectrum
	Harbinger	Brands
	Group Inc.	Holdings, Inc.	Russell Hobbs,	Elimination of
	6 Month	6 Month	Inc.	Russell Hobbs
	Period Ended	Period Ended	6 Month	Duplicate	SB/RH
	June 30,	July 4,	Period Ended	Financial	Acquisition		Pro Forma
	2010	2010	March 31, 2010	Information (7)	Related & Other	Note	Combined
	(In thousands, except per share data)

Net sales	$—	$1,186,072	$406,412	$(35,755)	$—		$1,556,729
Cost of goods sold	—	719,744	275,668	(23,839)	—	(8b)	971,573
Restructuring and related charges	—	3,879	—	—	—		3,879

Gross profit	—	462,449	130,744	(11,916)	—		581,277
Operating expenses
Selling	—	216,543	60,906	(5,962)	—		271,487
General and administrative	7,073	96,772	21,616	(4,640)	2,706	(6a,e,f,h)	123,527
Research and development	—	14,901	4,217	(659)	—		18,459
Acquisition and integration related charges	—	22,472	—	—	(22,472)	(8a)	—
Restructuring and related charges	—	6,356	3,908	—	—		10,264

Total operating expenses:	7,073	357,044	90,647	(11,261)	(19,766)		423,737

Operating income (loss)	(7,073)	105,405	40,097	(655)	19,766		157,540
Interest (income) expense	(96)	180,648	11,556	(3,866)	(98,824)	(6d)	89,418
Other (income) expense, net	(347)	7,781	6,423	923	—		14,780

(Loss) income from continuing operations before reorganization items and income	(6,630)	(83,024)	22,118	2,288	118,590		53,342
Reorganization items expense, net	—	—	—	—	—		—

(Loss) income from continuing operations before income taxes	(6,630)	(83,024)	22,118	2,288	118,590		53,342
Income tax expense (benefit)	(767)	22,517	7,021	(214)	767	(6a,g)	29,324

(Loss) income from continuing operations	$(5,863)	$(105,541)	$15,097	$2,502	$117,823		$24,018

Less: Income (loss) from continuing operations attributable to noncontrolling interest	(2)	—	—	—	13,766	(6b)	13,764

(Loss) income from continuing operations attributable to controlling interest	$(5,861)	$(105,541)	$15,097	$2,502	$104,057		$10,254

Basic earnings per share:
(Loss) income from continuing operations attributable to controlling interest	$(0.30)						$0.07
Weighted average shares of common stock outstanding	19,285				119,910	(6c)	139,195
Diluted earnings per share:
(Loss) income from continuing operations attributable to controlling interest	$(0.30)						$0.07
Weighted average shares and equivalents outstanding	19,285				119,910	(6c)	139,195

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(Amounts in thousands, except per share amounts)

(1)	CONFORMING PERIODS

HGI’s fiscal year end is December 31 while SB Holdings’ fiscal year end is September 30 and Russell Hobbs’ fiscal year end is June 30. In order for the year end pro forma results to be comparative, the Russell Hobbs 12 months ended December 31, 2009 was calculated as follows:

	Year	Six Months	Six Months	Twelve Months
	Ended	Ended	Ended	Ended
	June 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009
	(A)	(B)	(C)	(D)=(A)+(B)−(C)
	(In thousands)

Net sales	$796,628	$459,521	$476,774	$779,375
Cost of goods sold	577,138	317,868	345,786	549,220

Gross profit	219,490	141,653	130,988	230,155
Operating expenses:
Selling	128,195	59,116	69,905	117,406
General and administrative	43,760	25,090	29,319	39,531
Research and development	4,813	4,659	5,445	4,027
Restructuring and related charges	9,700	1,769	7,656	3,813

Total operating expenses	186,468	90,634	112,325	164,777

Operating income	33,022	51,019	18,663	65,378
Interest expense	50,221	19,894	25,458	44,657
Other expense, net	4,622	3,224	3,833	4,013

(Loss) income from continuing operations before income taxes	(21,821)	27,901	(10,628)	16,708
Income tax expense	14,042	8,872	4,916	17,998

(Loss) income from continuing operations	$(35,863)	$19,029	$(15,544)	$(1,290)

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined
Financial Statements — (Continued)

The latest interim period for HGI is the second quarter results for the six-month period ended June 30, 2010, while Russell Hobbs’ latest interim period, prior to the SB/RH Merger, is its third quarter results for the nine-month period ended March 31, 2010 and SBH’s latest interim period is its third quarter results for the nine-month period ended July 4, 2010. In order for the unaudited interim pro forma results to be comparative, such interim results of Russell Hobbs and SBH must reflect only six month results. Accordingly, Russell Hobbs’ historical financial information for the statement of operations covering the three-month period ended September 30, 2009 has been excluded, as follows:

	Nine Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31,	September 30,	March 31,
	2010	2009	2010
	(A)	(B)	(C) = (A) - (B)

Net sales	$617,281	$210,869	$406,412
Cost of goods sold	422,652	146,984	275,668

Gross profit	194,629	63,885	130,744
Operating expenses:
Selling	87,539	26,633	60,906
General and administrative	35,715	14,099	21,616
Research and development	6,513	2,296	4,217
Restructuring and related charges	4,665	757	3,908

Total operating expenses	134,432	43,785	90,647

Operating income	60,197	20,100	40,097
Interest expense	24,112	12,556	11,556
Other expense (income), net	5,702	(721)	6,423

Income from continuing operations before income taxes	30,383	8,265	22,118
Income tax expense	11,375	4,354	7,021

Income from continuing operations	$19,008	$3,911	$15,097

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined
Financial Statements — (Continued)

To derive SB Holdings’ six months ended July 4, 2010 financial information, Spectrum Brands’ historical financial information for the statement of operations covering the three month period ended January 3, 2010 has been excluded, as follows:

	SB Holdings	Spectrum Brands	SB Holdings
	Nine Months	Three Months	Six Months
	Ended July 4,	Ended January 3,	Ended July 4,
	2010	2010	2010
	(A)	(B)	(C) = (A) - (B)

Net sales	$1,778,012	$591,940	$1,186,072
Cost of goods sold	1,125,571	405,827	719,744
Restructuring and related charges	5,530	1,651	3,879

Gross profit	646,911	184,462	462,449
Operating expenses:
Selling	327,832	111,289	216,543
General and administrative	139,965	43,193	96,772
Research and development	21,346	6,445	14,901
Acquisition and integration related charges	22,472	—	22,472
Restructuring and related charges	11,132	4,776	6,356

Total operating expenses	522,747	165,703	357,044

Operating income	124,164	18,759	105,405
Interest (income) expense	230,130	49,482	180,648
Other (income) expense, net	8,427	646	7,781

Loss from continuing operations before reorganization items and income taxes	(114,393)	(31,369)	(83,024)
Reorganization items expense, net	3,646	3,646	—

Loss from continuing operations before income taxes	(118,039)	(35,015)	(83,024)
Income tax expense	45,016	22,499	22,517

Loss from continuing operations	$(163,055)	$(57,514)	$(105,541)

(2)	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements have been prepared using the historical consolidated financial statements of HGI, Russell Hobbs, Spectrum Brands, Inc. and SB Holdings. To derive the financial statements for SB Holdings, Spectrum Brands historical financial statements for the fourth calendar quarter of 2009 have been excluded. The historical financial statements for Russell Hobbs includes the fourth calendar quarter of 2009 in both the annual 2009 and interim 2010 unaudited pro forma condensed combined financial statements presented herein. The predecessor of the historical financial statements of SB Holdings is Spectrum Brands, Inc. The proposed HGI acquisition of SBH is accounted for as a merger among entities under common control with SBH/SBI as the predecessor and receiving entity of HGI.

(3)	SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma condensed combined financial statements of HGI do not assume any differences in accounting policies between HGI and SB Holdings. Upon consummation of the transaction, HGI will review the accounting policies of HGI and SB Holdings to ensure conformity of such accounting policies to those of

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined
Financial Statements — (Continued)

SB Holdings (as predecessor) and, as a result of that review, HGI may identify differences between the accounting policies of these companies, that when conformed, could have a material impact on the combined financial statements. At this time, HGI is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements.

(4)	ACQUISITION OF RUSSELL HOBBS BY SPECTRUM BRANDS IN SB/RH MERGER

The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets of Russell Hobbs by SB Holdings based upon their preliminary fair values at June 16, 2010 and is reflected in SB Holdings’ historical condensed consolidated statement of financial position as of July 4, 2010 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation and the estimates and assumptions that are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets and liabilities acquired, certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, the determination of identifiable intangible assets and the final allocation of goodwill. SB Holdings expects to continue to obtain information to assist it in determining the fair values of the net assets acquired at the acquisition date during the measurement period. The preliminary purchase price allocation for Russell Hobbs is as follows:

Current assets	$307,809
Property, plant and equipment	15,150
Intangible assets	363,327
Goodwill	120,079
Other assets	15,752

Total assets acquired	822,117

Current liabilities	142,046
Total debt	18,970
Long-term liabilities	63,522

Total liabilities assumed	224,538

Net assets acquired	$597,579

(5)	PRO FORMA ADJUSTMENT — FRESH-START REPORTING

Spectrum Brands emerged from bankruptcy on August 28, 2009 (the “Effective Date”) and in accordance with ASC 852, adopted fresh-start reporting since the reorganization value of the assets of Spectrum Brands, Inc., prior to the Effective Date (“Predecessor Company”) immediately before the date of confirmation of the plan of reorganization (the “Plan”) was less than the total of all post-petition liabilities and allowed claims, and the holders of the Predecessor Company’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity.

Spectrum Brands analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, and August 30, 2009, the fresh-start reporting date, and concluded that such transactions were not material individually or in the aggregate as such transactions represented less than one-percent of the total net sales for the fiscal year ended September 30, 2009. As a result, Spectrum Brands determined that August 30, 2009, would be an appropriate fresh-start reporting date to coincide with Spectrum

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined
Financial Statements — (Continued)

Brands’ normal financial period close for the month of August 2009. Upon adoption of fresh-start reporting for periods ended prior to August 30, 2009 are not comparable to those of Spectrum Brands, Inc., after the Effective Date (“Successor Company”).

These pro forma adjustments represents the fresh start adjustments as if Spectrum Brands’ fresh start reporting had occurred on October 1, 2008, the beginning of its fiscal year. The adjustments made are as follows:

(a) An adjustment of $48,762 was recorded to adjust inventory to fair value. As a result of this increase in inventory, $16,319 was recorded as cost of goods sold within the Spectrum Brands consolidated statement of operations for the year ended September 30, 2009. This cost has been excluded from the unaudited pro forma condensed combined statement of operations as this amount is considered non-recurring.

(b) Spectrum Brands recorded an increase of $34,699 to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of the Company’s property, plant and equipment were a combination of the cost and market approach, depending on whether market data was available. The step up in depreciation expense associated with this increase in book value was $21,723 for the period from October 1, 2008 to August 30, 2009. This is reflected in the statement of operations as follows:

11 Month Period
Ended
August 30, 2009
Step-up Adjustment

Cost of goods sold	$20,506
Selling	335
General and administrative	484
Research and development	398
Restructuring and related charges	—

Total	$21,723

(c) Certain indefinite-lived intangible assets which include trade names, trademarks and technology, were valued using a relief from royalty methodology. Customer relationships were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of the Company’s management. The total fair value of indefinite and definite lived intangibles was $1,459,500 as of August 30, 2009. The incremental intangible amortization associated with the increase in indefinite lived intangible assets was $19,260 for the period from October 1, 2008 to August 30, 2009.

(d) In connection with its emergence from bankruptcy, Spectrum Brands incurred certain expenses and recorded certain income, gains and losses as Reorganization items expense (income), net. Since these items are directly attributable to Spectrum Brands’ emergence from bankruptcy and are not expected to have a continuing impact on the combined entity’s results, they have been eliminated from these pro

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined
Financial Statements — (Continued)

forma financial statements. Reorganization items expense (income), net, for the eleven month period ended August 30, 2009 and the one month period ended September 30, 2009 are summarized as follows:

	Successor Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30, 2009	August 30, 2009
	(Amounts in thousands)

Legal and professional fees	$3,962	$74,624
Deferred financing costs	—	10,668
Prevision for rejected leases	—	6,020

Administrative related reorganization items	3,962	91,312
Gain on cancellation of debt	—	(146,555)
Fresh-start reporting adjustments	—	(1,087,566)

Reorganization items expense (income), net	$3,962	$(1,142,809)

(6)	PRO FORMA ADJUSTMENTS — OTHER

a) To effect the Spectrum Brands Acquisition, HGI will issue its common stock to its Parent in exchange for the controlling financial interest in SB Holdings. After this issuance of shares, its Parent is expected to own more than 90% of HGI’s outstanding common stock. Spectrum Brands as the receiving and predecessor entity and under common ownership of the Harbinger Parties would record HGI assets and liabilities at the Harbinger Parties’ basis as of the date common control was established. The carrying value of HGI’s assets and liabilities approximated the Harbinger Parties’ basis at the date that common control with SB Holdings was established (June 16, 2010). However, adjustments were made to income taxes and pension expense to reflect the effect of rolling back the Harbinger Parties’ basis in HGI to the January 1, 2009 assumed transaction date for purposes of the unaudited condensed combined pro forma statements of operations. This results in a decrease in General and administrative expense for pension expense in the amount of $881 and $459 for the year ended December 31, 2009 and the six-month period ended June 30, 2010, respectively. Similarly, the tax adjustment is as shown in the unaudited pro forma condensed combined financial statements for the year ended December 31, 2009 and the six-month period ended June 30, 2010 included herein.

The financial statements of SBH/SBI, as predecessor, will replace those of HGI prior to the Spectrum Brands Acquisition and as such, these adjustments eliminate HGI’s historical retained earnings and accumulated other comprehensive loss.

b) Adjustment reflects the non-controlling interest in SBH upon the completion of the contemplated Spectrum Brands Acquisition. HGI will own approximately 54.4% of the outstanding SB Holdings common stock, or 54.1% of the fully diluted shares, subsequent to the Spectrum Brands Acquisition. The carrying value of Spectrum Brands at July 4, 2010 approximates carrying value at June 16, 2010 adjusted for allocations to non-controlling interest for the two weeks. The allocation to non-controlling interest from paid in capital reflects 45.6% of Spectrum Brands’ stockholders’ equity at July 4, 2010.

c) Adjustment reflects the 119,909,830 shares of HGI common stock issued as a result of the contemplated Spectrum Brands Acquisition. The adjustment also reflects the elimination of SBH’s historical capital structure.

d) The SB/RH Merger resulted in a substantial change to the SB Holdings debt structure, as further discussed within the SBH historical financial statements. The change in interest expense is $55,534 and

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined
Financial Statements — (Continued)

$98,824 for the year ended December 31, 2009 and the six month period ended June 30, 2010, respectively. The adjustment consists of the following:

	Assumed	Fiscal Year Ended	Six Months Ended
$ in 000s	Interest Rate	December 31, 2009	July 4, 2010

$750,000 Term loan	8.1%	$60,750	$30,375
$750,000 Senior secured notes	9.5%	71,250	35,625
$231,161 Senior subordinated notes	12.0%	27,739	13,870
$22,000 ABL revolving credit facility	6.0%	1,320	660
Foreign debt, other obligations and capital leases	—	4,243	2,122
Amortization of debt issuance costs	—	13,723	6,862

Total pro forma interest expense		179,025	89,514
Less: elimination of interest expense on old debt structure		234,559	188,338

Pro forma adjustment		$(55,534)	$(98,824)

An assumed increase or decrease of 1/8 percent in the interest rate of the Senior secured asset based revolving credit facility, the Senior secured term facility and the Senior secured notes assumed above would impact total pro forma interest expense by $2,164 and $1,082 for the year ended December 31, 2009 and the six-months ended June 30, 2010, respectively.

e) Adjustment reflects increased amortization expense associated with the fair value adjustment of Russell Hobbs’ intangible assets of $9,535 and $4,806 for the year ended December 31, 2009 and the six-month period ended March 31, 2010, respectively.

f) Adjustment reflects an increase in equity awards amortization of $7,622 for the year ended December 31, 2009 and a decrease in equity awards amortization of $890 for the six month period ended June 30, 2010, respectively, to reflect equity awards issued in connection with the SB/RH Merger which had a 12 month vesting period. As a result, assuming the transaction was completed on January 1, 2009, these awards would be fully vested in the period ended December 31, 2009. For purposes of this pro forma adjustment, fair value is assumed to be the average of the high and low price of Spectrum Brands’ common stock at June 16, 2010 of $28.24 per share, management’s most reliable determination of fair value.

g) As a result of Russell Hobbs’ and Spectrum Brands’ existing income tax loss carry-forwards in the United States, for which full valuation allowances have been provided, no deferred income taxes have been established, and no income tax has been provided related to the pro forma adjustments related to the SB/RH Merger.

h) Adjustment reflects decreased depreciation expense associated with the fair value adjustment of Russell Hobbs’ property, plant and equipment of $983 and $751 for the year ended December 31, 2009 and the six-month period ended March 31, 2010, respectively. The adjustments have been recorded to General and administrative expense. Pro forma impacts to Cost of goods sold for depreciation associated with the fair value adjustment of Russell Hobbs’ equipment is considered immaterial.

(7)	PRO FORMA ADJUSTMENT — ELIMINATION OF DUPLICATE FINANCIAL INFORMATION

This pro forma adjustment represents the elimination of the financial data from June 16, 2010 through July 4, 2010 of Russell Hobbs that is reflected in SB Holdings’ historical financial statements. These are considered duplicative because a full six-month historical period for Russell Hobbs has been presented for its

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined
Financial Statements — (Continued)

six-month interim period ending March 31, 2010 included in the unaudited condensed combined pro forma statement of operations for the interim period.

(8)	NON-RECURRING COSTS

a) SB Holdings’ financial results for the six months ended July 4, 2010 include $22,472 of expenses related to the SB/RH Merger. These costs include fees for legal, accounting, financial advisory, due diligence, tax, valuation, printing and other various services necessary to complete this transaction and have been expensed as incurred. These costs have been excluded from the unaudited pro forma condensed combined statement of operations for the six month period ended June 30, 2010 as these amounts are considered non-recurring.

b) SB Holdings increased Russell Hobbs’ inventory by $1,300, to estimated fair value, upon completion of the SB/RH Merger. Cost of sales will increase by this amount during the first inventory turn subsequent to the completion of the SB/RH Merger. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are considered non-recurring.

WHERE YOU CAN FIND MORE INFORMATION

We, SB Holdings and Spectrum Brands file annual reports, quarterly reports and current reports, proxy statements, information statements and other information with the SEC. You may read and copy any reports, statements or other information that we, SB Holdings and Spectrum Brands file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549 at prescribed rates. Please call the SEC at 1-(800) SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site at http://www.sec.gov at which reports, proxy and information statements and other information regarding our company are available. We maintain a website at http://www.harbingergroupinc.com. Spectrum Brands and SB Holdings maintain a website at http://www.spectrumbrands.com. The material located on such websites is not a part of this information statement.

You can also obtain any of these documents by requesting them in writing or by telephone from the appropriate party at the following addresses:

Harbinger Group Inc.
450 Park Avenue, 27th Floor
New York, New York 10022
Attention: Investor Relations
Telephone: (212) 906-8555

Spectrum Brands Holdings, Inc.
601 Rayovac Drive
Madison, Wisconsin 53711
Attention: Investor Relations
Telephone: (608) 275-3340

Spectrum Brands, Inc.
601 Rayovac Drive
Madison, Wisconsin 53711
Attention: Investor Relations
Telephone: (608) 275-3340

You should rely only on the information contained in or attached to this information statement. We have not authorized any person to provide you with any information that is different from what is contained in this information statement. This information statement is dated              , 2010. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and the mailing to you of this information statement will not create any implication to the contrary. This information statement does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SPECTRUM BRANDS HOLDINGS, INC.

Page

Unaudited Condensed Consolidated Financial Statements for the Three and Nine Months ended July 4, 2010 and June 28, 2009

Unaudited Condensed Consolidated Statements of Financial Position as of July 4, 2010 and September 30, 2009	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Month Periods Ended July 4, 2010 and June 28, 2009	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Month Periods Ended July 4, 2010 and June 28, 2009	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-5

SPECTRUM BRANDS, INC.

Audited Consolidated Financial Statements for the Fiscal Years ended September 30, 2009, 2008 and 2007

Report of Independent Registered Public Accounting Firm	F-42
Consolidated Statements of Financial Position as of September 30, 2009 and 2008	F-43
Consolidated Statements of Operations for One Month Ended September 30, 2009, Eleven Months Ended August 30, 2009 and the Years Ended September 30, 2008 and 2007	F-44
Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) for One Month Ended August 30, 2009, Eleven Months Ended August 30, 2009 and the Years Ended September 30, 2008 and 2007
F-45
Consolidated Statements of Cash Flows for One Month Ended September 30, 2009, Eleven Months Ended August 30, 2009 and the Years Ended September 30, 2008 and 2007	F-47
Notes to Consolidated Financial Statements	F-48

RUSSELL HOBBS, INC.

Unaudited Consolidated Financial Statements for the Nine Months ended March 31, 2010 and 2009

Unaudited Consolidated Balance Sheets as of March 31, 2010 and June 30, 2009	F-130
Unaudited Consolidated Statements of Operations for the Nine Months ended March 31, 2010 and 2009	F-131
Unaudited Consolidated Statement of Stockholders’ Equity for the period ended March 31, 2010	F-132
Unaudited Consolidated Statements of Cash Flows for the Nine Months ended March 31, 2010 and 2009	F-133
Notes to Unaudited Consolidated Financial Statements	F-134

Audited Consolidated Financial Statements for the Fiscal Years ended June 30, 2009 and 2008

Report of Independent Registered Public Accounting Firm	F-159
Consolidated Balance Sheets as of June 30, 2009 and 2008	F-160
Consolidated Statements of Operations for the Years Ended June 30, 2009 and 2008	F-161
Consolidated Statements of Stockholders’ Equity for the Years Ended June 30, 2009 and 2008	F-162
Consolidated Statements of Cash Flows for the Years Ended June 30, 2009 and 2008	F-163
Notes to Consolidated Financial Statements	F-164

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Financial Position
July 4, 2010 and September 30, 2009

	Successor Company
	July 4,	September 30,
	2010	2009
	(Unaudited)
	(Amounts in thousands,
	except per share figures)

ASSETS
Current assets:
Cash and cash equivalents	$115,941	$97,800
Receivables:
Trade accounts receivable, net of allowances of $8,825 and $1,011, respectively	378,694	274,483
Other	43,395	24,968
Inventories	514,415	341,505
Deferred income taxes	27,953	28,137
Assets held for sale	12,238	11,870
Prepaid expenses and other	47,354	39,973

Total current assets	1,139,990	818,736
Property, plant and equipment, net	189,333	212,361
Deferred charges and other	33,271	34,934
Goodwill	590,926	483,348
Intangible assets, net	1,754,439	1,461,945
Debt issuance costs	59,390	9,422

Total assets	$3,767,349	$3,020,746

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$46,261	$53,578
Accounts payable	257,898	186,235
Accrued liabilities:
Wages and benefits	79,281	88,443
Income taxes payable	35,287	21,950
Restructuring and related charges	22,099	26,104
Accrued interest	8,086	8,678
Other	124,826	110,080

Total current liabilities	573,738	495,068
Long-term debt, net of current maturities	1,734,746	1,529,957
Employee benefit obligations, net of current portion	66,045	55,855
Deferred income taxes	269,112	227,498
Other	57,010	51,489

Total liabilities	2,700,651	2,359,867
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, authorized 150,000 shares; issued 51,020 and 30,000 shares, respectively; outstanding 51,020 and 30,000 shares, respectively	514	300
Additional paid-in capital	1,312,059	724,796
Accumulated deficit	(236,575)	(70,785)
Accumulated other comprehensive (loss) income	(7,093)	6,568

	1,068,905	660,879
Less treasury stock, at cost, 81 and 0 shares, respectively	(2,207)	—

Total shareholders’ equity	1,066,698	660,879

Total liabilities and shareholders’ equity	$3,767,349	$3,020,746

See accompanying notes which are an integral part of these condensed consolidated financial statements (Unaudited).

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Operations
For the Three and Nine Month Periods Ended July 4, 2010 and June 28, 2009

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
	Three Months Ended		Nine Months Ended
	2010	2009	2010	2009
	(Unaudited)
	(Amounts in thousands, except per share figures)
Net sales	$653,486	$589,361	$1,778,012	$1,641,126
Cost of goods sold	398,727	358,661	1,125,571	1,022,914
Restructuring and related charges	1,890	403	5,530	13,210

Gross profit	252,869	230,297	646,911	605,002
Selling	112,380	95,039	327,832	301,220
General and administrative	53,821	42,375	139,965	116,822
Research and development	7,078	6,313	21,346	17,638
Acquisition and integration related charges	17,002	—	22,472	—
Restructuring and related charges	2,954	2,829	11,132	27,190

Total operating expenses	193,235	146,556	522,747	462,870

Operating income	59,634	83,741	124,164	142,132
Interest expense	132,238	48,649	230,130	148,559
Other expense (income), net	1,443	(841)	8,427	3,546

(Loss) income from continuing operations before reorganization items and income taxes	(74,047)	35,933	(114,393)	(9,973)
Reorganization items expense, net	—	62,521	3,646	83,832

Loss from continuing operations before income taxes	(74,047)	(26,588)	(118,039)	(93,805)
Income tax expense	12,460	7,893	45,016	31,842

Loss from continuing operations	(86,507)	(34,481)	(163,055)	(125,647)
Loss from discontinued operations, net of tax	—	(2,040)	(2,735)	(83,980)

Net loss	$(86,507)	$(36,521)	$(165,790)	$(209,627)

Basic earnings per share:
Weighted average shares of common stock outstanding	34,133	51,397	31,348	51,437
Loss from continuing operations	$(2.53)	$(0.67)	$(5.20)	$(2.44)
Loss from discontinued operations	—	(0.04)	(0.09)	(1.63)

Net loss	$(2.53)	$(0.71)	$(5.29)	$(4.07)

Diluted earnings per share:
Weighted average shares and equivalents outstanding	34,133	51,397	31,348	51,437
Loss from continuing operations	$(2.53)	$(0.67)	$(5.20)	$(2.44)
Loss from discontinued operations	—	(0.04)	(0.09)	(1.63)

Net loss	$(2.53)	$(0.71)	$(5.29)	$(4.07)

See accompanying notes which are an integral part of these condensed consolidated financial statements (Unaudited).

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows
For the Nine Month Periods Ended July 4, 2010 and June 28, 2009

	Successor	Predecessor
	Company	Company
	Nine Months Ended
	2010	2009
	(Unaudited)
	(Amounts in thousands)
Cash flows from operating activities:
Net loss	$(165,790)	$(209,627)
Loss from discontinued operations	(2,735)	(83,980)

Loss from continuing operations	(163,055)	(125,647)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	39,488	29,859
Amortization of intangibles	31,744	15,560
Amortization of unearned restricted stock compensation	12,273	2,047
Amortization of debt issuance costs	6,657	11,523
Administrative related reorganization items	3,646	83,832
Payments for administrative related reorganization items	(47,173)	—
Payments of acquisition related expenses for Russell Hobbs	(22,452)	—
Non-cash increase to cost of goods sold due to inventory valuations	34,865	—
Non-cash interest expense on 12% Notes	20,317	—
Non-cash debt accretion	17,358	—
Write off of unamortized discount on retired debt	59,162	—
Write off of debt issuance costs	6,551	2,358
Other non-cash adjustments	45,146	40,920
Net changes in assets and liabilities, net of discontinued operations	(88,254)	(88,220)

Net cash used by operating activities of continuing operations	(43,727)	(27,768)
Net cash used by operating activities of discontinued operations	(9,812)	(15,596)

Net cash used by operating activities	(53,539)	(43,364)
Cash flows from investing activities:
Purchases of property, plant and equipment	(17,392)	(5,606)
Acquisition of Russell Hobbs, net of cash acquired	(2,577)	—
Proceeds from sale of equipment	260	374

Net cash used by investing activities of continuing operations	(19,709)	(5,232)
Net cash used by investing activities of discontinued operations	—	(860)

Net cash used by investing activities	(19,709)	(6,092)
Cash flows from financing activities:
Proceeds from new Senior Credit Facilities, excluding new ABL Revolving Credit Facility, net of discount	1,474,755	—
Payment of extinguished senior credit facilities, excluding old ABL revolving credit facility	(1,278,760)	—
Debt issuance costs	(55,135)	(8,250)
Proceeds from other debt financing	29,849	155,262
Reduction of debt	(8,366)	(241,027)
New ABL Revolving Credit Facility, net	22,000	—
Extinguished old ABL revolving credit facility, net	(33,225)	—
Debtor in possession revolving credit facility, net	—	60,013
(Payments of) proceeds from extinguished supplemental loan	(45,000)	45,000
Refund of debt issuance costs	204	—
Treasury stock purchases	(2,207)	(61)

Net cash provided by financing activities	104,115	10,937
Effect of exchange rate changes on cash and cash equivalents	(7,086)	(1,841)
Effect of exchange rate changes on cash and cash equivalents due to Venezuela hyperinflation	(5,640)	—

Net decrease in cash and cash equivalents	18,141	(40,360)
Cash and cash equivalents, beginning of period	97,800	104,773

Cash and cash equivalents, end of period	$115,941	$64,413

See accompanying notes which are an integral part of these condensed consolidated financial statements (Unaudited).

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share figures)

1	DESCRIPTION OF BUSINESS

Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings” or the “Company”), is a global branded consumer products company and was created in connection with the combination of Spectrum Brands, Inc. (“Spectrum Brands”), a global branded consumer products company, and Russell Hobbs, Inc. (“Russell Hobbs”), a small appliance brand company, to form a new combined company (the “SB/RH Merger”). The SB/RH Merger was consummated on June 16, 2010. As a result of the SB/RH Merger, both Spectrum Brands and Russell Hobbs are wholly-owned subsidiaries of SB Holdings and Russell Hobbs is a wholly-owned subsidiary of Spectrum Brands. SB Holdings trades on the New York Stock Exchange under the symbol “SPB.”

In connection with the SB/RH Merger, Spectrum Brands refinanced its existing senior debt and a portion of Russell Hobbs’ existing senior debt through a combination of a new $750,000 United States (“U.S.”) Dollar Term Loan due June 16, 2016, new 9.5% Senior Secured Notes maturing June 15, 2018 and a new $300,000 ABL revolving facility due June 16, 2014. (See also Note 8, Debt, for a more complete discussion of the Company’s outstanding debt.)

On February 3, 2009, Spectrum Brands, at the time a Wisconsin corporation, and each of its wholly owned U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. As of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, Spectrum Brands converted from a Wisconsin corporation to a Delaware corporation.

Unless the context indicates otherwise, the term “Company” is used to refer to both Spectrum Brands and its subsidiaries prior to the SB/RH Merger and SB Holdings and its subsidiaries subsequent to the SB/RH Merger. The term “Predecessor Company” refers only to the Company prior to the Effective Date and the term “Successor Company” refers to the Company subsequent to the Effective Date. The Company’s fiscal year ends September 30. References herein to Fiscal 2010 and Fiscal 2009 refer to the fiscal years ended September 30, 2010 and 2009, respectively.

Prior to and including August 30, 2009, all operations of the business resulted from the operations of the Predecessor Company. In accordance with ASC Topic 852: “Reorganizations,” (“ASC 852”) the Company determined that all conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. However in light of the proximity of that date to the Company’s August accounting period close, which was August 30, 2009, the Company elected to adopt a convenience date of August 30, 2009, (the “Fresh-Start Adoption Date”) for recording fresh-start reporting. The Company analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, and August 30, 2009, the Fresh-Start Adoption Date, and concluded that such transactions represented less than one-percent of the total net sales during Fiscal 2009. As a result, the Company determined that August 30, 2009 would be an appropriate Fresh-Start Adoption Date to coincide with the Company’s normal financial period close for the month of August 2009. As a result, the fair value of the Predecessor Company’s assets and liabilities became the new basis for the Successor Company’s Consolidated Statement of Financial Position as of the Fresh-Start Adoption Date, and all operations beginning August 31, 2009 are related to the Successor Company. Financial information of the Company’s financial statements prepared for the Predecessor Company will not be comparable to financial information for the Successor Company. The Company is a global branded consumer products company with positions in seven major product categories: consumer batteries; small appliances; pet supplies; electric shaving and grooming; electric personal care; portable lighting; and home and garden control.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The Company manages its business in four reportable segments: (i) Global Batteries & Personal Care, which consists of the Company’s worldwide battery, shaving and grooming, personal care and portable lighting business (“Global Batteries & Personal Care”); (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business (“Global Pet Supplies”); (iii) Home and Garden Business, which consists of the Company’s lawn and garden and insect control businesses (the “Home and Garden Business”); and (iv) Small Appliances, which resulted from the acquisition of Russell Hobbs and consists of small electrical appliances primarily in the kitchen and home product categories (“Small Appliances”).

The Company’s operations include the worldwide manufacturing and marketing of alkaline, zinc carbon and hearing aid batteries, as well as aquariums and aquatic health supplies and the designing and marketing of rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. The Company’s operations also include the manufacturing and marketing of specialty pet supplies. The Company also manufactures and markets herbicides, insecticides and repellents in North America. With the addition of Russell Hobbs the Company designs, markets and distributes a broad range of branded small appliances and personal care products. The Company’s operations utilize manufacturing and product development facilities located in the U.S., Europe, Asia and Latin America.

The Company sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoys name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8in1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

2	VOLUNTARY REORGANIZATION UNDER CHAPTER 11

On February 3, 2009, the Predecessor Company announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of the Company’s then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce the Predecessor Company’s outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”).

The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”).

Plan Effective Date

On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of Predecessor Company’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. Spectrum Brands filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, Successor Company issued a total of 27,030 shares of common stock and $218,076 of 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) to holders of allowed claims with respect to Predecessor Company’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). (See also Note 8, Debt, for a more complete discussion of the 12% Notes.) Also on the Effective Date, Successor Company issued a total of 2,970 shares of common stock to

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

supplemental and sub-supplemental debtor-in-possession facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.

Reorganization Items

In accordance with ASC 825, reorganization items are presented separately in the accompanying Condensed Consolidated Statements of Operations (Unaudited) and represent expenses, income, gains and losses that the Company has identified as directly relating to the Bankruptcy Cases. Reorganization items expense, net for the three month period ended June 28, 2009 and the nine month periods ended July 4, 2010 and June 28, 2009 are summarized as follows:

	Predecessor	Successor	Predecessor
	Company	Company	Company
	Three Months
	Ended	Nine Months Ended
	2009	2010	2009

Legal and professional fees	$56,881	$3,536	$67,144
Deferred financing costs	—	—	10,668
Provision for rejected leases	5,640	110	6,020

Reorganization items expense, net	$62,521	$3,646	$83,832

3	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  These condensed consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and, in the opinion of the Company, include all adjustments (which are normal and recurring in nature) necessary to present fairly the financial position of the Company at July 4, 2010 and September 30, 2009, and the results of operations for the three and nine month periods ended July 4, 2010 and June 28, 2009 and the cash flows for the nine month periods ended July 4, 2010 and June 28, 2009. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K and any amendments thereto for the fiscal year ended September 30, 2009. Certain prior period amounts have been reclassified to conform to the current period presentation.

Significant Accounting Policies and Practices:  The condensed consolidated financial statements include the condensed consolidated financial statements of SB Holdings and its subsidiaries and are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All intercompany transactions have been eliminated.

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Discontinued Operations:  On November 11, 2008, the Predecessor Company board of directors (the “Predecessor Board”) approved the shutdown of the growing products portion of the Home and Garden Business, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. The decision to shutdown the growing products portion of the Home and Garden Business was made only after the Predecessor Company was unable to successfully sell this business, in whole or in part. The growing

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

products portion of the Home and Garden Business qualified as a component of an entity, in accordance with U.S. GAAP, of the Home and Garden Business, as operations and cash flows of the growing products portion were clearly distinguished both operationally and for financial reporting purposes from the rest of the Home and Garden Business. The operations and cash flows of the growing products portion of the Home and Garden Business were eliminated from ongoing operations during the second quarter of Fiscal 2009. The Company did not have significant involvement in the operations of the growing products portion of the Home and Garden Business subsequent to the second quarter of Fiscal 2009.

The presentation herein of the results of continuing operations exclude the growing products portion of the Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for the three month period ended June 28, 2009 and the nine month periods ended July 4, 2010 and June 28, 2009, respectively:

	Predecessor	Successor	Predecessor
	Company	Company	Company
	Three Months
	Ended	Nine Months Ended
	2009	2010	2009

Net sales	$—	$—	$31,306

Loss from discontinued operations before income taxes	$(3,092)	$(2,512)	$(89,064)
Provision for income tax (benefit) expense	(1,052)	223	(5,084)

Loss from discontinued operations, net of tax	$(2,040)	$(2,735)	$(83,980)

Assets Held for Sale:  At July 4, 2010 and September 30, 2009, the Company had $12,238 and $11,870, respectively, included in Assets held for sale in its Condensed Consolidated Statements of Financial Position (Unaudited) consisting of certain assets primarily related to a former manufacturing facility in Ningbo, China.

Intangible Assets:  Intangible assets are recorded at cost or at fair value if acquired in a purchase business combination. Customer lists and proprietary technology intangibles are amortized, using the straight-line method, over their estimated useful lives of approximately 4 to 20 years. Excess of cost over fair value of net assets acquired (goodwill) and trade name intangibles are not amortized. Goodwill is tested for impairment at least annually, at the reporting unit level with such groupings being consistent with the Company’s reportable segments. If an impairment is indicated, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Trade name intangibles are tested for impairment at least annually by comparing the fair value with the carrying value. Any excess of carrying value over fair value is recognized as an impairment loss in income from operations. The Company’s annual impairment testing is completed at its August financial period end.

ASC Topic 350: “Intangibles-Goodwill and Other,” (“ASC 350”) requires that goodwill and indefinite-lived intangible assets be tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. Management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts may signal that an asset has become impaired. The fair values of the Company’s goodwill and indefinite-lived intangible assets were not tested for impairment during the three and nine month period ended July 4, 2010 and June 28, 2009, respectively, as no event or circumstance arose which indicated that an impairment loss may have been incurred.

Shipping and Handling Costs:  The Successor Company incurred shipping and handling costs of $40,204 and $111,615 for the three and nine month periods ended July 4, 2010. The Predecessor Company incurred shipping and handling costs of $35,975 and $112,314 for the three and nine month periods ended June 28,

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

2009. These costs are included in Selling expenses in the accompanying Condensed Consolidated Statements of Operations (Unaudited). Shipping and handling costs include costs incurred with third-party carriers to transport products to customers as well as salaries and overhead costs related to activities to prepare the Company’s products for shipment from its distribution facilities.

Concentrations of Credit Risk:  Trade receivables subject the Company to credit risk. Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, and generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and makes adjustments to credit policies as required. Provision for losses on uncollectible trade receivables are determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risks of nonpayment for a given customer.

The Company has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This customer represented approximately 24% and 22% of the Successor Company’s Net sales during the three and nine month periods ended July 4, 2010, respectively. This customer represented approximately 25% and 23% of the Predecessor Company’s Net sales during the three and nine month periods ended June 28, 2009, respectively. This customer also represented approximately 19% and 14% of the Successor Company’s Trade accounts receivable, net at July 4, 2010 and September 30, 2009, respectively.

Approximately 37% and 43% of the Successor Company’s Net sales during the three and nine month periods ended July 4, 2010, respectively, and 37% and 42% of the Predecessor Company’s Net sales during the three and nine month periods ended June 28, 2009, respectively, occurred outside the United States. These sales and related receivables are subject to varying degrees of credit, currency, political and economic risk. The Company monitors these risks and makes appropriate provisions for collectibility based on an assessment of the risks present.

Stock-Based Compensation:  In 1996, the Predecessor Board approved the Rayovac Corporation 1996 Stock Option Plan (“1996 Plan”). Under the 1996 Plan, stock options to acquire up to 2,318 shares of common stock, in the aggregate, could be granted to select employees and non-employee directors of the Predecessor Company under either or both a time-vesting or a performance-vesting formula at an exercise price equal to the market price of the common stock on the date of grant. The 1996 Plan expired on September 12, 2006.

In 1997, the Predecessor Board adopted the 1997 Rayovac Incentive Plan (“1997 Plan”). Under the 1997 Plan, the Predecessor Company could grant to employees and non-employee director’s stock options, stock appreciation rights (“SARs”), restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting would have occurred in the event of a change in control, as defined in the 1997 Plan. Up to 5,000 shares of common stock could have been issued under the 1997 Plan. The 1997 Plan expired on August 31, 2007.

In 2004, the Predecessor Board adopted the 2004 Rayovac Incentive Plan (“2004 Plan”). The 2004 Plan supplemented the 1997 Plan. Under the 2004 Plan, the Predecessor Company could grant to employees and non-employee directors stock options, SARs, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting would occur in the event of a change in control, as defined in the 2004 Plan. Up to 3,500 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2004 Plan. The 2004 Plan would have expired on July 31, 2014.

Upon the Effective Date, however, by operation of the Plan all the existing common stock of the Predecessor Company was extinguished and deemed cancelled and, in connection with the cancellation of the Predecessor’s common stock, any and all equity awards granted under, and understandings with respect to

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

participation in, the 2004 Plan in effect prior to the Effective Date became null and void as of the Effective Date.

In September 2009, the Successor Company’s board of directors (the “Board”) adopted the 2009 Spectrum Brands Inc. Incentive Plan (the “2009 Plan”). In conjunction with the SB/RH Merger the 2009 Plan was assumed by SB Holdings. Up to 3,333 shares of common stock, net of forfeitures and cancellations, may be issued under the 2009 Plan.

In conjunction with the SB/RH Merger, the Company adopted the Spectrum Brands Holdings, Inc. 2007 Omnibus Equity Award Plan (formerly known as the Russell Hobbs, Inc. 2007 Omnibus Equity Award Plan, as amended on June 24, 2008) (the “RH Plan”). Up to 600 shares of common stock, net of forfeitures and cancellations, may be issued under the RH Plan.

The Company granted approximately 310 shares of restricted stock during the three month period ended July 4, 2010. Of these grants, approximately 271 restricted stock units were granted in conjunction with the consummation of the merger with Russell Hobbs and are time-based and vest over a one year period. The remaining 39 shares are restricted stock grants that are time-based and vest over a three year period. The Company also granted 629 shares of restricted stock grants during the three month period ended January 3, 2010. Of these grants, 18 shares are time-based and vest after a one year period and 611 shares are time-based and vest over a two year period. All vesting dates are subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Board or in certain cases if the employee is terminated without cause. The total market value of the restricted shares on the date of grant was approximately $23,299.

The Predecessor Company granted approximately 229 shares of restricted stock during the three and nine month period ended June 28, 2009. All shares granted were purely performance based and would have vested only upon achievement of certain performance goals which consisted of reportable segment and consolidated company earnings before interest, taxes, depreciation and amortization and cash flow components, each as defined by the Company for purposes of such awards. All vesting dates were subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Predecessor Board. The total market value of the restricted shares on the date of grant was approximately $150. Upon the Effective Date, by operation of the Plan, the restricted stock granted by the Predecessor Company was extinguished and deemed cancelled.

In connection with the adoption of ASC Topic 718: “Compensation-Stock Compensation,” (“ASC 718”), the Company is required to recognize expense related to the fair value of its employee stock awards. Total stock compensation expense associated with restricted stock awards recognized by the Successor Company during the three and nine month periods ended July 4, 2010 was $5,881 or $3,822, net of taxes and $12,273, or $7,978, net of taxes, respectively. Total stock compensation expense associated with restricted stock awards recognized by the Predecessor Company during the three and nine month periods ended June 28, 2009 was $883 or $548, net of taxes and $2,047, or $1,269, net of taxes, respectively.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The fair value of restricted stock is determined based on the market price of the Company’s shares on the grant date. A summary of the status of the Successor Company’s non-vested restricted stock at July 4, 2010 is as follows:

		Weighted
		Average
		Grant Date
Restricted Stock	Shares	Fair Value	Fair Value

Restricted stock at September 30, 2009	—	$—	$—
Granted	939	24.82	23,299
Vested	(234)	23.40	(5,463)

Restricted stock at July 4, 2010	705	$25.30	$17,836

Derivative Financial Instruments:  In accordance with ASC Topic 815: “Derivatives and Hedging,” (“ASC 815”) the Company has provided enhanced disclosures about (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under ASC 815; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes. When hedge accounting is elected at inception, the Company formally designates the financial instrument as a hedge of a specific underlying exposure if such criteria are met, and documents both the risk management objectives and strategies for undertaking the hedge. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the forecasted cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the forecasted cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges, or do not qualify for hedge accounting treatment, the change in the fair value is also immediately recognized in earnings.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The Successor Company’s fair value of outstanding derivative contracts recorded as assets in the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) were as follows:

		July 4,	September 30,
Asset Derivatives		2010	2009

Derivatives designated as hedging instruments under ASC 815:
Commodity contracts	Receivables — Other	$—	$2,861
Commodity contracts	Deferred charges and other	—	554
Foreign exchange contracts	Receivables — Other	5,732	295
Foreign exchange contracts	Deferred charges and other	344	—

Total asset derivatives designated as hedging instruments under ASC 815		$6,076	$3,710

Derivatives not designated as hedging instruments under ASC 815:
Commodity contracts	Receivables — Other	8	—
Foreign exchange contracts	Receivables — Other	79	75

Total asset derivatives		$6,163	$3,785

The Successor Company’s fair value of outstanding derivative contracts recorded as liabilities in the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) were as follows:

		July 4,	September 30,
Liability Derivatives		2010	2009

Derivatives designated as hedging instruments under ASC 815:
Interest rate contracts	Accounts payable	$3,645	$—
Interest rate contracts	Accrued interest	912	—
Interest rate contracts	Other long term liabilities	2,567	—
Commodity contracts	Accounts payable	1,332	—
Commodity contracts	Other long term liabilities	586	—
Foreign exchange contracts	Accounts payable	883	—
Foreign exchange contracts	Other long term liabilities	66	1,036

Total liability derivatives designated as hedging instruments under ASC 815		$9,991	$1,036

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Accounts payable	9,736	131

Total liability derivatives		$19,727	$1,167

Cash Flow Hedges

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of accumulated other comprehensive income (“AOCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative, representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness, are recognized in current earnings.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The following table summarizes the pretax impact of derivative instruments designated as cash flow hedges on the accompanying Condensed Consolidated Statements of Operations (Unaudited) for the three month period ended July 4, 2010 (Successor Company):

				Location of
				Gain (Loss)	Amount of
				Recognized in	Gain (Loss)
				Income on	Recognized in
	Amount of			Derivatives	Income on
	Gain (Loss)	Location of		(Ineffective	Derivatives
	Recognized in	Gain (Loss)	Amount of	Portion and	(Ineffective Portion
	AOCI on	Reclassified from	Gain (Loss)	Amount	and Amount
	Derivatives	AOCI into	Reclassified from	Excluded from	Excluded from
Derivatives in ASC 815	(Effective	Income	AOCI into Income	Effectiveness	Effectiveness
Cash Flow Hedging Relationships	Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$(4,647)	Cost of goods sold	$155	Cost of goods sold	$(73)
Interest rate contracts	(998)	Interest expense	(587)	Interest expense	(5,845	)(1)
Foreign exchange contracts	(864)	Net sales	(216)	Net sales	—
Foreign exchange contracts	5,820	Cost of goods sold	1,601	Cost of goods sold	—

Total	$(689)		$953		$(5,918)

(1)	Includes $(4,305) reclassified from AOCI associated with the refinancing of the senior credit facility. (See also Note 8, Debt, for a more complete discussion of the Company’s refinancing of its senior credit facility.)

The following table summarizes the pretax impact of derivative instruments designated as cash flow hedges on the accompanying Condensed Consolidated Statements of Operations (Unaudited) for the nine month period ended July 4, 2010 (Successor Company):

				Location of
				Gain (Loss)	Amount of
				Recognized in	Gain (Loss)
				Income on	Recognized in
	Amount of			Derivatives	Income on
	Gain (Loss)	Location of		(Ineffective	Derivatives
	Recognized in	Gain (Loss)	Amount of	Portion and	(Ineffective Portion
	AOCI on	Reclassified from	Gain (Loss)	Amount	and Amount
	Derivatives	AOCI into	Reclassified from	Excluded from	Excluded from
Derivatives in ASC 815	(Effective	Income	AOCI into Income	Effectiveness	Effectiveness
Cash Flow Hedging Relationships	Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$(2,201)	Cost of goods sold	$1,106	Cost of goods sold	$68
Interest rate contracts	(12,644)	Interest expense	(3,565)	Interest expense	(5,845	)(1)
Foreign exchange contracts	(1,214)	Net sales	(402)	Net sales	—
Foreign exchange contracts	7,865	Cost of goods sold	1,382	Cost of goods sold	—

Total	$(8,194)		$(1,479)		$(5,777)

(1)	Includes $(4,305) reclassified from AOCI associated with the refinancing of the senior credit facility. (See also Note 8, Debt, for a more complete discussion of the Company’s refinancing of its senior credit facility.)

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The following table summarizes the pretax impact of derivative instruments designated as cash flow hedges on the accompanying Condensed Consolidated Statements of Operations (Unaudited) for the three month period ended June 28, 2009 (Predecessor Company):

				Location of
				Gain (Loss)	Amount of
				Recognized in	Gain (Loss)
				Income on	Recognized in
	Amount of			Derivatives	Income on
	Gain (Loss)	Location of		(Ineffective	Derivatives
	Recognized in	Gain (Loss)	Amount of	Portion and	(Ineffective Portion
	AOCI on	Reclassified from	Gain (Loss)	Amount	and Amount
	Derivatives	AOCI into	Reclassified from	Excluded from	Excluded from
Derivatives in ASC 815	(Effective	Income	AOCI into Income	Effectiveness	Effectiveness
Cash Flow Hedging Relationships	Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$1,930	Cost of goods sold	$(2,934)	Cost of goods sold	$197
Interest rate contracts	(777)	Interest expense	(1,274)	Interest expense	(7,369)
Foreign exchange contracts	139	Net sales	302	Net sales	—
Foreign exchange contracts	584	Cost of goods sold	2,343	Cost of goods sold	—

Total	$1,876		$(1,563)		$(7,172)

The following table summarizes the pretax impact of derivative instruments designated as cash flow hedges on the accompanying Condensed Consolidated Statements of Operations (Unaudited) for the nine month period ended June 28, 2009 (Predecessor Company):

				Location of
				Gain (Loss)	Amount of
				Recognized in	Gain (Loss)
				Income on	Recognized in
	Amount of			Derivatives	Income on
	Gain (Loss)	Location of		(Ineffective	Derivatives
	Recognized in	Gain (Loss)	Amount of	Portion and	(Ineffective Portion
	AOCI on	Reclassified from	Gain (Loss)	Amount	and Amount
	Derivatives	AOCI into	Reclassified from	Excluded from	Excluded from
	(Effective	Income	AOCI into Income	Effectiveness	Effectiveness
Derivatives in ASC 815 Cash Flow Hedging Relationships	Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$(5,987)	Cost of goods sold	$(9,969)	Cost of goods sold	$739
Interest rate contracts	(8,130)	Interest expense	(2,096)	Interest expense	(11,847)
Foreign exchange contracts	1,219	Net sales	321	Net sales	—
Foreign exchange contracts	9,313	Cost of goods sold	7,968	Cost of goods sold	—
Commodity contracts	(1,313)	Discontinued operations	(2,116)	Discontinued operations	(12,803)

Total	$(4,898)		$(5,892)		$(23,911)

Derivative Contracts

For derivative instruments that are used to economically hedge the fair value of the Company’s third party and intercompany foreign exchange payments and commodity purchases, the gain (loss) is recognized in earnings in the period of change associated with the derivative contract. During the three month period ended

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

July 4, 2010 (Successor Company) and the three month period ended June 28, 2009 (Predecessor Company), the Company recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)
	Recognized in
	Income on Derivatives
	Successor	Predecessor	Location of Gain (Loss)
Derivatives Not Designated as	Company	Company	Recognized in
Hedging Instruments Under ASC 815	2010	2009	Income on Derivatives
Commodity contracts	$(53)	$—	Cost of goods sold
Interest rate contracts(A)	—	(3,841)	Interest expense
Foreign exchange contracts	(9,538)	(2,483)	Other expense, net

Total	$(9,591)	$(6,324)

(A)	Amount represents ineffective portion of certain future payments related to an interest rate contract that was de-designated as a cash flow hedge during the pendency of the Bankruptcy Cases.

During the nine month period ended July 4, 2010 (Successor Company) and the nine month period ended June 28, 2009 (Predecessor Company), the Company recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)
	Recognized in
	Income on Derivatives
	Successor	Predecessor	Location of Gain (Loss)
Derivatives Not Designated as	Company	Company	Recognized in
Hedging Instruments Under ASC 815	2010	2009	Income on Derivatives
Commodity contracts	$99	$—	Cost of goods sold
Interest rate contracts(A)	—	(6,191)	Interest expense
Foreign exchange contracts	(11,827)	3,975	Other expense, net

Total	$(11,728)	$(2,216)

(A)	Amount represents ineffective portion of certain future payments related to an interest rate contract that was de-designated as a cash flow hedge during the pendency of the Bankruptcy Cases.

Credit Risk

The Company is exposed to the default risk of the counterparties with which the Company transacts. The Company monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk is not significant as the fair value of the gross asset derivatives, which are primarily concentrated with a domestic financial institution counterparty, are offset by gross liability derivative positions held by the Company that are subject to a master netting agreement. The Company considers these exposures when measuring its credit reserves on its derivatives. Additionally, the Company does not require collateral or other security to support financial instruments subject to credit risk.

The Company’s standard contracts do not contain credit risk related contingent features whereby the Company would be required to post additional cash collateral as a result of a credit event. However, as a result of the Company’s current credit profile, the Company is typically required to post collateral in the normal course of business to offset its liability positions. At July 4, 2010 and September 30, 2009, the Successor Company had posted cash collateral of $7,097 and $1,943, respectively, related to such liability positions. In

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

addition, at July 4, 2010 and September 30, 2009, the Successor Company had posted standby letters of credit of $5,000 and $0, respectively, related to such liability positions. The cash collateral is included in Current Assets — Receivables — Other within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited).

Derivative Financial Instruments

Cash Flow Hedges

The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. At July 4, 2010, the Successor Company had a portfolio of U.S. dollar-denominated interest rate swaps outstanding which effectively fixes the interest on floating rate debt, exclusive of lender spreads as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012 (the “U.S. dollar swaps”). During both the three and nine month periods ended July 4, 2010, in connection with the refinancing of its senior credit facilities, the Company terminated a portfolio of Euro-denominated interest rate swaps at a cash loss of $3,499 which was recognized as an adjustment to interest expense for ineffectiveness. The Successor Company had no interest rate swap financial instruments at September 30, 2009. The derivative net loss on these contracts recorded in AOCI by the Successor Company at July 4, 2010 was $2,960, net of tax benefit of $1,814. At July 4, 2010, the portion of derivative net losses estimated to be reclassified from AOCI into earnings by the Successor Company over the next 12 months is 1,369, net of tax.

In connection with the Company’s merger with Russell Hobbs and the refinancing of the Company’s existing senior credit facilities associated with the closing of the SB/RH Merger, the Company assessed the prospective effectiveness of its interest rate cash flow hedges during the three month period ended July 4, 2010. As a result, during the three and nine month periods ended July 4, 2010, the Company recorded a loss of $2,346 from ineffectiveness as an adjustment to interest expense as the Company was unable to confirm that all forecasted interest rate swaps transactions were probable of occurring. Upon the refinancing of the existing senior credit facility associated with the closing of the SB/RH Merger, the Company re-designated the U.S. dollar swaps as cash flow hedges of certain scheduled interest rate payments on the new $750,000 U.S. Dollar Term Loan expiring June 16, 2016. At, July 4, 2010, the Company believes that all forecasted interest rate swap transactions designated as cash flow hedges are probable of occurring.

The Company periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign denominated third party and intercompany sales or payments. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Pounds Sterling, Australian Dollars, Brazilian Reals, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales or product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to Net sales or purchase price variance in Cost of goods sold.

At July 4, 2010 the Successor Company had a series of foreign exchange derivative contracts outstanding through September 2011 with a contract notional value of $104,650. At September 30, 2009 the Successor Company had a series of foreign exchange derivative contracts outstanding through September 2010 with a contract notional value of $92,963. The derivative net gain on these contracts recorded in AOCI by the Successor Company at July 4, 2010 was $3,662, net of tax expense of $1,464. The derivative net loss on these

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

contracts recorded in AOCI by the Successor Company at September 30, 2009 was $378, net of tax benefit of $167. At July 4, 2010, the portion of derivative net gains estimated to be reclassified from AOCI into earnings by the Successor Company over the next 12 months is $3,466, net of tax.

The Company is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. The Company hedges a portion of the risk associated with these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At July 4, 2010 the Successor Company had a series of such swap contracts outstanding through September 2012 for 16 tons with a contract notional value of $32,175. At September 30, 2009 the Successor Company had a series of such swap contracts outstanding through September 2011 for 8 tons with a contract notional value of $11,830. The derivative net loss on these contracts recorded in AOCI by the Successor Company at July 4, 2010 was $1,814, net of tax benefit of $963. The derivative net gain on these contracts recorded in AOCI by the Successor Company at September 30, 2009 was $347, net of tax expense of $183. At July 4, 2010, the portion of derivative net losses estimated to be reclassified from AOCI into earnings by the Successor Company over the next 12 months is $1,442, net of tax.

The Company was also exposed to fluctuating prices of raw materials, specifically urea and di-ammonium phosphates (“DAP”), used in its manufacturing processes in the growing products portion of the Home and Garden Business. The Successor Company did not have any contracts outstanding and did not record any activity for these raw materials during the three and nine month periods ended July 4, 2010 as the Company completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. See Note 3, Significant Accounting Policies — Discontinued Operations, for further information on the shutdown of the growing products portion of the Home and Garden Business.

Derivative Contracts

The Predecessor Company periodically enters into forward and swap foreign exchange contracts to economically hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros or Australian Dollars. These foreign exchange contracts are fair value hedges of a related liability or asset recorded in the accompanying Condensed Consolidated Statement of Financial Position (Unaudited). The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At July 4, 2010 and September 30, 2009 the Successor Company had $347,031 and $37,478, respectively, of such foreign exchange derivative notional value contracts outstanding.

The Company is indirectly exposed to economic risk from fluctuating prices for underlying raw materials, including nickel, through its purchases of processed parts used in its manufacturing processes. Periodically the Company economically hedges a portion of the risk associated with these parts through swap agreements with the supplier of the parts. The swap agreements are designated as fair value hedges. The swaps effectively fix the floating price on a specified quantity of underlying raw materials through the life of the purchase contract with the supplier. The unrealized change in fair value of the hedge contracts is recorded in earnings and as a hedge asset or liability, as applicable. The unrealized gains or losses are reversed from earnings as the hedged purchases of processed parts also effects earnings. At July 4, 2010 and September 30, 2009 the Successor Company had $105 and $0, respectively, of such commodity derivative notional value contracts outstanding.

Fair Value of Financial Instruments:  The Company measures certain financial assets and liabilities at fair value on a recurring basis. Fair value is a market-based measurement that should be determined based on

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

the assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company uses a three-level hierarchy which prioritizes fair value measurements based on the types of inputs used for the various valuation techniques.

The valuation techniques required by ASC Topic 820: “Fair Value Measurements and Disclosures,” are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the Company. These two types of inputs create the following fair value hierarchy:

Level 1 Unadjusted quoted prices for identical instruments in active markets.

Level 2 Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Significant inputs to the valuation model are unobservable.

The Company maintains policies and procedures to value instruments using the best and most relevant data available. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls must be determined based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. In addition, the Company has risk management teams that review valuation, including independent price validation for certain instruments. Further, in other instances, the Company retains independent pricing vendors to assist in valuing certain instruments.

The Company’s derivatives are valued using internal models that are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities.

The Successor Company’s net derivative portfolio at July 4, 2010 contains Level 2 instruments and represents commodity and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Liabilities:
Interest rate contracts	$—	$(7,124)	$—	$(7,124)
Commodity contracts, net	—	(1,910)	$—	(1,910)
Foreign exchange contracts, net	—	(4,530)	$—	(4,530)

Total Liabilities	$—	$(13,564)	$—	$(13,564)

The Successor Company’s net derivative portfolio at September 30, 2009 contains Level 2 instruments and represents, commodity and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Assets:
Commodity contracts	$—	$3,415	$—	$3,415

Total Assets	$—	$3,415	$—	$3,415

Liabilities:
Foreign exchange contracts, net	$—	$(797)	$—	$(797)

Total Liabilities	$—	$(797)	$—	$(797)

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term debt approximate fair value. The fair values of long-term debt and derivative financial instruments are generally based on quoted or observed market prices.

The carrying amounts and fair values of the Successor Company’s financial instruments are summarized as follows ((liability)/asset):

	July 4, 2010		September 30, 2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Total debt	$(1,781,007)	$(1,843,897)	$(1,583,535)	$(1,592,987)
Interest rate swap agreements	(7,124)	(7,124)	—	—
Commodity swap and option agreements	(1,910)	(1,910)	3,415	3,415
Foreign exchange forward agreements	(4,530)	(4,530)	(797)	(797)

See Note 3, Significant Accounting Policies — Derivative Financial Instruments and Note 8, Debt, for further details of the Company’s financial instruments.

Subsequent Events:  During Fiscal 2009, the Company adopted ASC 855, “Subsequent Events,” (“ASC 855”). ASC 855 establishes general standards of accounting and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of ASC 855 requires the Company to evaluate all subsequent events that occur after the balance sheet date through the date and time the Company’s financial statements are issued. The Company has evaluated subsequent events through August 18, 2010, which is the date these financial statements were issued.

4	OTHER COMPREHENSIVE LOSS

Comprehensive loss and the components of other comprehensive loss, net of tax, for the three and nine month periods ended July 4, 2010 and June 28, 2009 are as follows:

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
	Three Months Ended		Nine Months Ended
	2010	2009	2010	2009

Net loss	$(86,507)	$(36,521)	$(165,790)	$(209,627)
Other comprehensive (loss) income:
Foreign currency translation	(2,870)	19,495	(9,306)	(8,790)
Valuation allowance adjustments	668	3,611	(2,453)	4,168
Pension liability adjustments	—	—	(52)	—
Net unrealized gain (loss) on derivative instruments	1,548	6,841	(1,850)	9,450

Net change to derive comprehensive loss for the period	(654)	29,947	(13,661)	4,828

Comprehensive loss	$(87,161)	$(6,574)	$(179,451)	$(204,799)

Net exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries are accumulated in the AOCI section of Shareholders’ equity. Also included are the effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as hedges of net foreign investments.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The changes in accumulated foreign currency translation for the three and nine month periods ended July 4, 2010 and June 28, 2009 were primarily attributable to the impact of translation of the net assets of the Company’s European operations, primarily denominated in Euros and Pounds Sterling.

5  NET LOSS PER COMMON SHARE

Net loss per common share for the three and nine month periods ended July 4, 2010 and June 28, 2009 is calculated based upon the following number of shares:

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
	Three Months Ended		Nine Months Ended
	2010	2009	2010	2009

Basic	34,133	51,397	31,348	51,437
Effect of restricted stock	—	—	—	—

Diluted	34,133	51,397	31,348	51,437

For the three and nine month periods ended July 4, 2010 and June 28, 2009 the Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

On June 16, 2010, the Company issued 20,433 shares of its common stock in conjunction with the SB/RH Merger. Additionally, all shares of its wholly owned subsidiary Spectrum Brands, were converted to shares of SB Holdings on June 16, 2010. (See also Note 15, Acquisition, for a more complete discussion of the SB/RH Merger.)

6  INVENTORIES

Inventories for the Successor Company, which are stated at the lower of cost or market, consist of the following:

	July 4,	September 30,
	2010	2009

Raw materials	$72,175	$64,314
Work-in-process	29,473	27,364
Finished goods	412,767	249,827

	$514,415	$341,505

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

7	GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets for the Successor Company consist of the following:

	Global
	Batteries &	Home and	Global Pet	Small
	Personal Care	Garden	Supplies	Appliances	Total

Goodwill:
Balance at September 30, 2009	$152,293	$170,807	$160,248	$—	$483,348
Additions due to Russell Hobbs combination	—	—	—	120,079	120,079
Effect of translation	(6,932)	—	(6,821)	1,252	(12,501)

Balance at July 4, 2010	$145,361	$170,807	$153,427	$121,331	$590,926

Intangible Assets:
Trade names Not Subject to Amortization
Balance at September 30, 2009	$401,983	$76,000	$212,253	$—	$690,236
Additions due to Russell Hobbs combination	—	—	—	170,930	170,930
Effect of translation	(8,331)	—	(14,866)	3,528	(19,669)

Balance at July 4, 2010	$393,652	$76,000	$197,387	$174,458	$841,497

Intangible Assets Subject to Amortization
Balance at September 30, 2009, net	$354,433	$172,271	$245,005	$—	$771,709
Additions due to Russell Hobbs combination	—	—	—	192,397	192,397
Amortization during period	(13,349)	(6,563)	(11,180)	(652)	(31,744)
Effect of translation	(10,965)	—	(8,751)	296	(19,420)

Balance at July 4, 2010, net	$330,119	$165,708	$225,074	$192,041	$912,942

Total Intangible Assets, net at July 4, 2010	$723,771	$241,708	$422,461	$366,499	$1,754,439

Intangible assets subject to amortization include proprietary technology, customer relationships and certain trade names. The carrying value of technology assets was $62,443, net of accumulated amortization of $4,655 at July 4, 2010 and $62,985, net of accumulated amortization of $515 at September 30, 2009. The carrying value of these trade names was $149,078, net of accumulated amortization of $613, at July 4, 2010 and $490, net of accumulated amortization of $10, at September 30, 2009. Remaining intangible assets subject to amortization include customer relationship intangibles. The carrying value of customer relationships was $701,421, net of accumulated amortization of $26,476, at July 4, 2010 and $708,234, net of accumulated amortization of $2,988, at September 30, 2009. The useful life of the Company’s intangible assets subject to amortization are 8 years for technology assets related to the Global Pet Supplies segment, 9 to 11 years for technology assets related to the Small Appliances segment, 17 years for technology assets associated with the Global Batteries & Personal Care segment, 20 years for customer relationships of Global Batteries & Personal Care, Home and Garden and Global Pet Supplies, 15 years for Small Appliances customer relationships, 12 years for a trade name within the Small Appliances segment and 4 years for a trade name within the Home and Garden segment.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Amortization expense for the three and nine month periods ended July 4, 2010 and June 28, 2009 is as follows:

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
	Three Months Ended		Nine Months Ended
	2010	2009	2010	2009

Proprietary technology amortization	$1,563	$944	$4,655	$2,813
Customer relationships amortization	8,767	4,081	26,476	12,163
Trade names amortization	549	221	613	583

	$10,879	$5,246	$31,744	$15,559

The Company estimates annual amortization expense for the next five fiscal years will approximate $55,000 per year.

8	DEBT

Debt of the Company consists of the following:

	July 4, 2010		September 30, 2009
	Amount	Rate	Amount	Rate

Term Loan, U.S. Dollar, expiring June 16, 2016	750,000	8.1%	—	—
9.5% Senior Secured Notes, due June 15, 2018	750,000	9.5%	—	—
Term Loan B, U.S. Dollar, expiring June 30, 2012	—	—	973,125	8.1%
Term Loan, Euro, expiring June 30, 2012	—	—	371,874	8.6%
12% Senior Subordinated Notes, due August 28, 2019	231,161	12.0%	218,076	12.0%
ABL Revolving Credit Facility, expiring June 16, 2014	22,000	6.0%	—	—
ABL Revolving Credit Facility, expiring March 31, 2012	—	—	33,225	6.6%
Supplemental Loan, expiring March 31, 2012	—	—	45,000	17.7%
Other notes and obligations	44,380	8.3%	5,919	6.2%
Capitalized lease obligations	10,969	5.1%	12,924	4.9%

	1,808,510		1,660,143
Original issuance discounts on debt	(27,355)		—
Adjustments resulting from fresh-start reporting valuation	(148)		(76,608)
Less current maturities	46,261		53,578

Long-term debt, net of current maturities	$1,734,746		$1,529,957

In connection with the combination of Spectrum Brands and Russell Hobbs, Spectrum Brands (i) entered into a new senior secured term loan pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of a $750,000 U.S. Dollar Term Loan due June 16, 2016 (the “Term Loan”), (ii) issued $750,000 in aggregate principal amount of 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and (iii) entered into a $300,000 U.S. Dollar asset based revolving loan facility due June 16, 2014 (the “ABL Revolving Credit Facility” and together with the Senior Credit Agreement, the “Senior Credit Facilities” and the Senior Credit Facilities together with the 9.5% Notes, the “Senior Secured Facilities”). The proceeds from the Senior Secured Facilities were used to repay Spectrum Brands’ then-existing senior term credit facility (the “Prior Term Facility”) and Spectrum Brands’ then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The 9.5% Notes and 12% Notes were issued by Spectrum Brands. SB/RH Holdings, LLC, a wholly-owned subsidiary of SB Holdings, and the wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 9.5% Notes. The wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 12% Notes. SB Holdings is not an issuer or guarantor of the 9.5% Notes or the 12% Notes. SB Holdings is also not a borrower or guarantor under the Company’s Term Loan or the ABL Revolving Credit Facility. Spectrum Brands is the borrower under the Term Loan and its wholly owned domestic subsidiaries along with SB/RH Holdings, LLC are the guarantors under that facility. Spectrum Brands and its wholly owned domestic subsidiaries are the borrowers under the ABL Revolving Credit Facility and SB/RH Holdings, LLC is a guarantor of that facility.

Senior Term Credit Facility

The Term Loan has a maturity date of June 16, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the Term Loan provides for a minimum Eurodollar interest rate floor of 1.5% and interest spreads over market rates of 6.5%.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, the Company and its domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

The Term Loan was issued at a 2.00% discount and was recorded net of the $15,000 amount incurred. The discount will be amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the Senior Credit Agreement. During both the three and nine month periods ended July 4, 2010, the Company recorded $25,968 of fees in connection with the Senior Credit Agreement. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statement of Financial Position (Unaudited) as of July 4, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the Senior Credit Agreement.

At July 4, 2010, the aggregate amount outstanding under the Term Loan totaled $750,000.

At September 30, 2009, the aggregate amount outstanding under the Prior Term Facility totaled a U.S. Dollar equivalent of $1,391,459, consisting of principal amounts of $973,125 under the U.S. Dollar Term B Loan, €254,970 under the Euro Facility (USD $371,874 at September 30, 2009) as well as letters of credit outstanding under the L/C Facility totaling $46,460.

At July 4, 2010, the Company was in compliance with all covenants under the Senior Credit Agreement.

9.5% Notes

At July 4, 2010, Company had outstanding principal of $750,000 under the 9.5% Notes maturing June 15, 2018.

The Company may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”)

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

requires the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.

At July 4, 2010, the Company was in compliance with all covenants under the 2018 Indenture. The Company, however, is subject to certain limitations as a result of the Company’s Fixed Charge Coverage Ratio under the 2018 Indenture being below 2:1. Until the test is satisfied, the Company and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. The Successor Company does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10,245 amount incurred. The discount will be amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the 9.5% Notes. During both the three and nine month periods ended July 4, 2010, the Company recorded $20,810 of fees in connection with the issuance of the 9.5% Notes. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statement of Financial Position (Unaudited) as of July 4, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the 9.5% Notes.

12% Notes

On August 28, 2009, in connection with emergence from the voluntary reorganization under Chapter 11 and pursuant to the Plan, the Company issued $218,076 in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at its option, the Company may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest would be added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, the Company agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility the Company is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. During both the three and nine month periods ended July 4, 2010, the Company reclassified $13,085 of accrued interest from Other long term liabilities to principal in connection with the PIK provision of the 12% Notes. At July 4, 2010, the Company had $9,632 of accrued interest included in Other long term liabilities in the accompanying Condensed Consolidated Statement of Financial Position (Unaudited) that will be reclassified to principal upon the next semi-annual interest payment date of August 28, 2010.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The Company may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes require the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

At July 4, 2010 and September 30, 2009, the Company had outstanding principal of $231,161 and $218,076, respectively, under the 12% Notes.

The indenture governing the 12% Notes (the “2019 Indenture”), contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.

At July 4, 2010, the Company was in compliance with all covenants under the 12% Notes. The Company, however, is subject to certain limitations as a result of the Company’s Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. The Company does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

In connection with the SB/RH Merger, the Company obtained the consent of the note holders to certain amendments to the 2019 Indenture (the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the SB/RH Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special Fund”) and, together with Harbinger Master Fund, the “HCP Funds”) and Global Opportunities Breakaway Ltd. (together with the HCP Funds, the “Harbinger Parties”) and increased the Company’s ability to incur indebtedness up to $1,850,000.

During the nine month period ended July 4, 2010, the Company recorded $2,950 of fees in connection with the consent. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statement of Financial Position (Unaudited) as of July 4, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the 12% Notes effective with the closing of the SB/RH Merger.

ABL Revolving Credit Facility

The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of the Company and its subsidiaries’, restructuring costs, and other general corporate purposes.

The ABL Revolving Credit Facility carries an interest rate, at the Company’s option, which is subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve-adjusted LIBOR rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility will mature on June 16, 2014.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

At July 4, 2010, the Company was in compliance with all covenants under the ABL Credit Agreement.

During both the three and nine month periods ended July 4, 2010, the Company recorded $9,759 of fees in connection with the ABL Revolving Credit Facility. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statement of Financial Position (Unaudited) as of July 4, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the ABL Revolving Credit Facility.

As a result of borrowings and payments under the ABL Revolving Credit Facility at July 4, 2010, the Company had aggregate borrowing availability of approximately $208,108, net of lender reserves of $28,972.

At July 4, 2010, the Company had an aggregate amount outstanding under the ABL Revolving Credit Facility of $62,920 which includes loans outstanding of $22,000 and letters of credit of $40,920.

At September 30, 2009, the Company had an aggregate amount outstanding under its then-existing asset based revolving loan facility of $84,225 which included a supplemental loan of $45,000 and $6,000 in outstanding letters of credit.

9	EMPLOYEE BENEFIT PLANS

Pension Benefits

The Company has various defined benefit pension plans covering some of its employees in the U.S. and certain employees in other countries, primarily the United Kingdom and Germany. Plans generally provide benefits of stated amounts for each year of service. The Company funds its U.S. pension plans at a level to maintain, within established guidelines, the IRS-defined 96 percent current liability funded status. At January 1, 2010, the date of the most recent calculation, all U.S. funded defined benefit pension plans reflected a current liability funded status equal to or greater than 96 percent. Additionally, in compliance with the Company’s funding policy, annual contributions to non-U.S. defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries.

The Company also sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate and therefore are not included in the information presented below.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The Company also has various nonqualified deferred compensation agreements with certain of its employees. Under certain of these agreements, the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management’s intent that life insurance contracts owned by the Company will fund these agreements. Under the remaining agreements, the Company has agreed to pay such deferred amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death.

Other Benefits

Under the Rayovac postretirement plan the Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of service and remain eligible until reaching age 65. The plan is contributory; retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. The plan is unfunded. The Company is amortizing the transition obligation over a 20-year period.

The Company’s results of operations for the three and nine month periods ended July 4, 2010 and June 28, 2009 reflect the following pension and deferred compensation benefit costs:

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
Components of Net Periodic Pension Benefit and	Three Months Ended		Nine Months Ended
Deferred Compensation Benefit Cost	2010	2009	2010	2009
Service cost	$725	$601	$2,174	$1,803
Interest cost	1,932	1,727	5,558	5,179
Expected return on assets	(1,382)	(1,147)	(3,926)	(3,442)
Amortization of prior service cost	1	55	4	165
Recognized net actuarial loss	22	39	25	118
Employee contributions	(88)	(29)	(265)	(86)

Net periodic benefit cost	$1,210	$1,246	$3,570	$3,737

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
	Three Months Ended		Nine Months Ended
Pension and Deferred Compensation Contributions	2010	2009	2010	2009
Contributions made during period	$1,711	$2,475	$3,714	$3,724

The Company sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Prior to April 1, 2009 the Company contributed annually from 3% to 6% of participants’ compensation based on age or service, and had the ability to make additional discretionary contributions. The Company suspended all contributions to its U.S. subsidiaries defined contribution pension plans effective April 1, 2009 through December 31, 2009. Effective January 1, 2010 the Company reinstated its annual contribution as described above. The Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Successor Company contributions charged to operations, including discretionary amounts, for the three and nine month periods ended July 4, 2010 were $933 and $2,408, respectively. Predecessor Company contributions charged to operations, including discretionary amounts, for the three and nine month periods ended June 28, 2009 were $134 and $2,583, respectively.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

10	INCOME TAXES

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. The Company’s major taxing jurisdictions are the U.S., U.K., and Germany. In the U.S. federal tax filings for years prior to and including Spectrum Brands fiscal year ended September 30, 2006 are closed. However, the federal net operating loss carryforward from Spectrum Brands fiscal year ended September 30, 2006 is subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforward is utilized and that year is closed for audit. Spectrum Brands fiscal years ended September 30, 2007, 2008, and 2009 remain open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

In the U.S. federal tax filings for years prior to and including Russell Hobbs fiscal year ended June 30, 2008 are closed. However, the federal net operating loss carryforward from Russell Hobbs fiscal year ended June 30, 2008 is subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforward is utilized and that year is closed for audit. Russell Hobbs fiscal year ended June 30, 2009 remains open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

During Fiscal 2010, certain of the Company’s German legal entities are undergoing audits for the fiscal years ended 2003 through 2006. The Company cannot predict the ultimate outcome of the examinations; however, it is reasonably possible that during the next 12 months some portion of previously unrecognized tax benefits could be recognized.

11	SEGMENT RESULTS

The Company manages its business in four vertically integrated, product-focused reporting segments; (i) Global Batteries & Personal Care; (ii) Global Pet Supplies; (iii) the Home and Garden Business; and (iv) Small Appliances.

On June 16, 2010, the Company completed the SB/RH Merger with Russell Hobbs. The results of Russell Hobbs operations since June 16, 2010 are in included in the Company’s Condensed Consolidated Statement of Operations (Unaudited). The financial results are reported as a separate business segment, Small Appliances.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment.

Net sales and Cost of goods sold to other business segments have been eliminated. The gross contribution of intersegment sales is included in the segment selling the product to the external customer. Segment net sales are based upon the segment from which the product is shipped.

The operating segment profits do not include restructuring and related charges, acquisition and integration related charges, interest expense, interest income, impairment charges and income tax expense. Corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans. All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are identified to operating segments or corporate expense according to the function of each cost center.

All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Segment information for the three and nine month periods ended July 4, 2010 and June 28, 2009 is as follows:

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
	Three Months Ended		Nine Months Ended
	2010	2009	2010	2009
Net sales from external customers
Global Batteries & Personal Care	$318,931	$296,759	$1,055,867	$973,594
Global Pet Supplies	135,216	144,594	420,388	419,085
Home and Garden Business	163,584	148,008	266,002	248,447
Small Appliances	35,755	—	35,755	—

Total segments	$653,486	$589,361	$1,778,012	$1,641,126

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
	Three Months Ended		Nine Months Ended
	2010	2009	2010	2009
Segment profit (loss)
Global Batteries & Personal Care	$31,874	$37,316	$111,570	$124,406
Global Pet Supplies	17,229	19,221	37,325	45,799
Home and Garden Business	40,058	38,645	41,446	36,870
Small Appliances	2,137	—	2,137	—

Total segments	91,298	95,182	192,478	207,075
Corporate expense	9,818	8,209	29,180	24,543
Acquisition and integration related charges	17,002	—	22,472	—
Restructuring and related charges	4,844	3,232	16,662	40,400
Interest expense	132,238	48,649	230,130	148,559
Other expense, net	1,443	(841)	8,427	3,546

Income (loss) from continuing operations before reorganization items and income taxes	$(74,047)	$35,933	$(114,393)	$(9,973)

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

	Successor Company
	July 4,	September 30,
	2010	2009

Segment total assets
Global Batteries & Personal Care	$1,538,227	$1,630,139
Global Pet Supplies	809,963	866,901
Home and Garden	533,153	505,586
Small Appliances	820,691	—

Total segments	3,702,034	3,002,626
Corporate	65,315	18,120

Total assets at period end	$3,767,349	$3,020,746

The Global Batteries & Personal Care segment does business in Venezuela through a Venezuelan subsidiary. At January 4, 2010, the beginning of the Company’s second quarter of Fiscal 2010, the Company determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for the Company’s Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to our Venezuelan subsidiary were reflected in Shareholders’ equity as a component of other comprehensive income.

In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of the Company’s imported products fall into the essential classification and qualify for the 2.6 rate; however, the Company’s overall results in Venezuela will be reflected at the 4.3 rate expected to be applicable to dividend repatriations. As a result, the Company remeasured the local statement of financial position of its Venezuela entity during the second quarter of Fiscal 2010 to reflect the impact of the devaluation. There is also an ongoing impact related to measuring the Company’s Venezuelan statement of operations at the new exchange rate of 4.3 to the U.S. dollar.

The designation of the Company’s Venezuela entity as a highly inflationary economy and the devaluation of the Bolivar fuerte resulted in a $150 and $1,306 reduction to the Company’s operating income during the three and nine month periods ended July 4, 2010, respectively. The Company also reported a foreign exchange loss in Other expense (income), net, of $5,823 for the nine month period ended July 4, 2010.

12	ACQUISITION AND INTEGRATION RELATED CHARGES

Acquisition and integration related charges reflected in Operating expenses include, but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to the acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses associated with the SB/RH Merger of Russell Hobbs.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The following table summarizes acquisition and integration related charges incurred by the Company for the three and nine month periods ended July 4, 2010:

	Three Months	Nine Months
	Ended	Ended

Legal and professional fees	$15,512	$20,982
Integration costs	103	103
Employee termination charges	1,387	1,387

Total Acquisition and integration related charges	$17,002	$22,472

13	RESTRUCTURING AND RELATED CHARGES

The Company reports restructuring and related charges associated with manufacturing and related initiatives in Cost of goods sold. Restructuring and related charges reflected in Cost of goods sold include, but are not limited to, termination, compensation and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives, and other costs directly related to the restructuring or integration initiatives implemented.

The Company reports restructuring and related charges relating to administrative functions in Operating expenses, such as initiatives impacting sales, marketing, distribution, or other non-manufacturing related functions. Restructuring and related charges reflected in Operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the functional areas described above, and other costs directly related to the initiatives implemented as well as consultation, legal and accounting fees related to the evaluation of the Predecessor Company’s capital structure incurred prior to the Bankruptcy filing.

The following table summarizes restructuring and related charges incurred by segment for the three and nine month periods ended July 4, 2010 and June 28, 2009:

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
	Three Months Ended		Nine Months Ended
	2010	2009	2010	2009
Cost of goods sold:
Global Batteries & Personal Care	$1,185	$171	$2,638	$12,447
Global Pet Supplies	705	232	2,854	763
Home and Garden Business	—	—	38	—

Total restructuring and related charges in cost of goods sold	1,890	403	5,530	13,210
Operating expenses:
Global Batteries & Personal Care	51	797	(155)	8,106
Global Pet Supplies	222	(20)	724	3,939
Home and Garden Business	(220)	1,168	7,805	2,949
Corporate	2,901	884	2,758	12,196

Total restructuring and related charges in operating expenses	2,954	2,829	11,132	27,190

Total restructuring and related charges	$4,844	$3,232	$16,662	$40,400

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

2009 Restructuring Initiatives

The Predecessor Company implemented a series of initiatives within the Global Batteries & Personal Care segment, the Global Pet Supplies segment and the Home and Garden Business segment to reduce operating costs as well as evaluate the Company’s opportunities to improve its capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within each of the Company’s segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies and Home and Garden Business segments. These initiatives also included consultation, legal and accounting fees related to the evaluation of the Predecessor Company’s capital structure. The Successor Company recorded $2,553 and $13,942 of pretax restructuring and related charges during the three and nine month periods ended July 4, 2010, respectively, and the Predecessor Company recorded $2,423 and $12,515 of pretax restructuring and related charges during both the three and nine month periods ended June 28, 2009 related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through March 31, 2014, are projected at approximately $55,000.

Global Cost Reduction Initiatives Summary

The following table summarizes the remaining accrual balance associated with the 2009 initiatives and the activity during the nine month period ended July 4, 2010:

	Termination
	and
	Compensation	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$4,180	$84	$4,264
Provisions	2,938	4,885	7,823
Cash expenditures	(2,861)	(848)	(3,709)
Non-cash items	(131)	(56)	(187)

Accrual balance at July 4, 2010	$4,126	$4,065	$8,191

Expensed as incurred(A)	$1,302	$4,817	$6,119

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses as incurred during the nine month period ended July 4, 2010, the cumulative amount incurred to date and the total future costs expected to be incurred associated with the Global Cost Reduction Initiatives by operating segment:

	Global
	Batteries and	Global Pet	Home and
	Personal Care	Supplies	Garden	Corporate	Total

Restructuring and related charges during the nine month period ended July 4, 2010	$1,913	$3,578	$8,451	$—	$13,942
Restructuring and related charges since initiative inception	$6,515	$7,034	$13,203	$7,591	$34,343
Total remaining restructuring and related charges expected	$—	$20,300	$200	$—	$20,500

2008 Restructuring Initiatives

The Company implemented an initiative within the Global Batteries & Personal Care segment in China to reduce operating costs and rationalize the Company’s manufacturing structure. These initiatives include the

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

plan to exit the Company’s Ningbo, China battery manufacturing facility (the “Ningbo Exit Plan”). The Successor Company recorded $193 and $1,526 of pretax restructuring and related charges during the three and nine month periods ended July 4, 2010, respectively, and the Predecessor Company recorded $193 and $12,455 of pretax restructuring and related charges during the three and nine month periods ended June 28, 2009, respectively, in connection with the Ningbo Exit Plan. The Company has recorded pretax restructuring and related charges of $28,481 since the inception of the Ningbo Exit Plan, which are substantially complete.

Ningbo Exit Plan Summary

The following table summarizes the remaining accrual balance associated with the 2008 initiatives and the activity during the nine month period ended July 4, 2010:

Other
Costs

Accrual balance at September 30, 2009	$308
Provisions	446
Cash expenditures	(237)
Non-cash items	(10)

Accrual balance at July 4, 2010	$507

Expensed as incurred(A)	$1,080

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

2007 Restructuring Initiatives

The Company has implemented a series of initiatives within the Global Batteries & Personal Care segment in Latin America to reduce operating costs (the “Latin American Initiatives”). These initiatives, which are substantially complete, include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. The Successor Company recorded no pretax restructuring and related charges during the three month period ended July 4, 2010 and $79 of pretax restructuring and related charges during the nine month period ended July 4, 2010. The Predecessor Company recorded $(32) and $54 of pretax restructuring and related charges during the three and nine month periods ended June 28, 2009, respectively, in connection with the Latin American Initiatives. The Company has recorded pretax restructuring and related charges of $11,526 since the inception of the Latin American Initiatives, which are substantially complete.

The following table summarizes the remaining accrual balance associated with the Latin American Initiatives and the activity during the nine month period ended July 4, 2010:

Latin American Initiatives Summary

Other
Costs

Accrual balance at September 30, 2009	$331
Non-cash items	(331)

Accrual balance at July 4, 2010	$—

Expensed as incurred(A)	$79

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

In Fiscal 2007, the Company began managing its business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care, Global Pet Supplies and the Home and Garden Business. As part of this realignment, the Company’s Global Operations organization, previously included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. In connection with these changes the Company undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). The Successor Company recorded $2,098 and $1,115 of pretax restructuring and related charges during the three and nine month periods ended July 4, 2010, respectively, and the Predecessor Company recorded $1,448 and $12,499 of pretax restructuring and related charges during the three and nine month periods ended June 28, 2009, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through June 30, 2011, relate primarily to severance and are projected at approximately $86,300, the majority of which are cash costs.

The following table summarizes the remaining accrual balance associated with the Global Realignment Initiatives and the activity during the nine month period ended July 4, 2010:

Global Realignment Initiatives Summary

	Termination
	and
	Compensation	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$14,581	$3,678	$18,259
Provisions	(31)	(1,101)	(1,132)
Cash expenditures	(5,612)	(76)	(5,688)
Non-cash items	(496)	454	(42)

Accrual balance at July 4, 2010	$8,442	$2,955	$11,397

Expensed as incurred(A)	$2,616	$(369)	$2,247

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses as incurred during the nine month period ended July 4, 2010, the cumulative amount incurred to date and the total future costs expected to be incurred associated with the Global Realignment Initiatives by operating segment:

	Global
	Batteries and	Home and
	Personal Care	Garden	Corporate	Total

Restructuring and related charges during the nine month period ended July 4, 2010	$(1,034)	$(795)	$2,944	$1,115
Restructuring and related charges since initiative inception	$46,606	$6,763	$32,718	$86,087
Total remaining restructuring and related charges expected	$—	$—	$220	$220

2006 Restructuring Initiatives

The Company implemented a series of initiatives within the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize the Company’s manufacturing structure (the “European

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Initiatives”). These initiatives, which are substantially complete, include the relocation of certain operations at the Ellwangen, Germany packaging center to the Dischingen, Germany battery plant and restructuring its sales, marketing and support functions. The Successor Company recorded no pretax restructuring and related charges during the three and nine month periods ended July 4, 2010 and the Predecessor Company also recorded no pretax restructuring and related charges during the three and nine month periods ended June 28, 2009 in connection with the European Initiatives. The Company has recorded pretax restructuring and related charges of $27,057 since the inception of the European Initiatives.

The following table summarizes the remaining accrual balance associated with the 2006 initiatives and the activity during the nine month period ended July 4, 2010:

European Initiatives Summary

	Termination
	and
	Compensation	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$2,623	$319	$2,942
Cash expenditures	(450)	(151)	(601)
Non-cash items	(353)	16	(337)

Accrual balance at July 4, 2010	$1,820	$184	$2,004

14	COMMITMENTS AND CONTINGENCIES

The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided of approximately $9,626, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against the Company, as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. This matter is currently stayed pending resolution of a similar case in which the Company is not a party. The Company is reviewing the claims but is unable to estimate any possible losses at this time.

In May 2010, Herengrucht Group, LLC filed an action in the U.S. District Court for the Southern District of California against the Company claiming that the Company had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. The Company is reviewing the claims but is unable to estimate any possible losses at this time.

A subsidiary of the Company is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006.

The original complaint in this action alleged a claim for, among other things, breach of contract against Applica and a number of tort claims against certain entities affiliated with the Harbinger Master Fund and Harbinger Special Fund and, together with Harbinger Master Fund, the HCP Funds. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

(“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the HCP Funds. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for, among other things, breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Applica and the HCP Funds. The original complaint was filed in conjunction with a motion preliminarily to enjoin the HCP Funds’ acquisition of Applica. On December 1, 2006, plaintiffs withdrew their motion for a preliminary injunction. In light of the consummation of Applica’s merger with affiliates of the HCP Funds in January 2007 (Applica is currently a subsidiary of Russell Hobbs), the Company believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009.

The trial is currently scheduled for February 2011. The Company may be unable to resolve the disputes successfully or without incurring significant costs and expenses. As a result, Russell Hobbs and Harbinger Master Fund have entered into an indemnification agreement, dated as of February 9, 2010, by which Harbinger Master Fund has agreed, effective upon the consummation of the SB/RH Merger, to indemnify Russell Hobbs, its subsidiaries and any entity that owns all of the outstanding voting stock of Russell Hobbs against any out-of-pocket losses, costs, expenses, judgments, penalties, fines and other damages in excess of $3,000 incurred with respect to this litigation and any future litigation or legal action against the indemnified parties arising out of or relating to the matters which form the basis of this litigation.

Applica Consumer Products, Inc., a subsidiary of the Company, is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. Russell Hobbs, another subsidiary, is a defendant in one asbestos lawsuit in which the plaintiff has alleged injury as the result of exposure to asbestos in toasters and/or toaster ovens. There are numerous defendants named in these lawsuits, many of whom, unlike Russell Hobbs or Applica, actually manufactured asbestos containing products. The Company believes that these actions are without merit, but may be unable to resolve the disputes successfully without incurring significant expenses. At this time, the Company does not believe it has coverage under its insurance policies for the asbestos lawsuits.

The Company is a defendant in various other matters of litigation generally arising out of the ordinary course of business.

The Company does not believe that any other matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity or cash flows.

15	ACQUISITION

On June 16, 2010, the Company merged with Russell Hobbs. Headquartered in Miramar, Florida, Russell Hobbs is a designer, marketer and distributor of a broad range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of recognized brand names, including Black & Decker, George Foreman, Russell Hobbs, Toastmaster, LitterMaid, Farberware, Breadman and Juiceman. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia.

The results of Russell Hobbs operations since June 16, 2010 are included in the Company’s Condensed Consolidated Statements of Operations (Unaudited). The financial results of Russell Hobbs are reported as a

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

separate business segment, Small Appliances. Russell Hobbs contributed $35,755 in Net sales, and recorded Operating income of $647 for the period from June 16, 2010 through the period ended July 4, 2010, which includes $1,490 of Acquisition and integration related charges.

In accordance with ASC Topic 805, “Business Combinations” (“ASC 805”), the Company accounted for the SB/RH Merger by applying the acquisition method of accounting. The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition. After consummation of the Merger, the stockholders of Spectrum Brands, inclusive of Harbinger, own approximately 60% of SB Holdings and the stockholders of Russell Hobbs own approximately 40% of SB Holdings. Inasmuch as Russell Hobbs is a private company and its common stock was not publicly traded, the closing market price of the Spectrum Brands common stock at June 15, 2010 was used to calculate the purchase price. The total purchase price of Russell Hobbs was approximately $597,579 determined as follows:

Spectrum Brands closing price per share on June 15, 2010	$28.15
Purchase price — Russell Hobbs allocation — 20,704 shares(1)(2)	$575,203
Cash payment to pay off Russell Hobbs’ north american credit facility	22,376

Total purchase price of Russell Hobbs	$597,579

(1)	Number of shares calculated based upon conversion formula, as defined in the Merger Agreement, using balances as of June 16, 2010.

(2)	The fair value of 271 shares of unvested restricted stock units as they relate to post combination services will be recorded as operating expense over the remaining service period and were assumed to have no fair value for the purchase price.

Preliminary Purchase Price Allocation

The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values at June 16, 2010 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation and the estimates and assumptions that are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets and liabilities acquired, certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, the determination of identifiable intangible assets and the final allocation of goodwill. The Company expects to continue to obtain information to assist it in determining the fair values of the net

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

assets acquired at the acquisition date during the measurement period. The preliminary purchase price allocation for Russell Hobbs is as follows:

Current assets	$307,809
Property, plant and equipment	15,150
Intangible assets	363,327
Goodwill	120,079
Other assets	15,752

Total assets acquired	$822,117
Current liabilities	142,046
Total debt	18,970
Long-term liabilities	63,522

Total liabilities assumed	$224,538

Net assets acquired	$597,579

Preliminary Pre-Acquisition Contingencies Assumed

The Company has evaluated and continues to evaluate pre-acquisition contingencies relating to Russell Hobbs that existed as of the acquisition date. Based on the evaluation to date, the Company has preliminarily determined that certain pre-acquisition contingencies are probable in nature and estimable as of the acquisition date. Accordingly, the Company has preliminarily recorded its best estimates for these contingencies as part of the preliminary purchase price allocation for Russell Hobbs. The Company continues to gather information relating to all pre-acquisition contingencies that it has assumed from Russell Hobbs. Any changes to the pre-acquisition contingency amounts recorded during the measurement period will be included in the purchase price allocation. Subsequent to the end of the measurement period any adjustments to pre-acquisition contingency amounts will be reflected in the Company’s results of operations.

Certain estimated values are not yet finalized and are subject to change, which could be significant. The Company will finalize the amounts recognized as it obtains the information necessary to complete its analysis during the measurement period. The following items are provisional and subject to change:

•	tangible assets and liabilities acquired;

•	amounts for legal contingencies, pending the finalization of the Company’s examination and evaluation of the portfolio of filed cases;

•	amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations; and

•	the determination of identifiable intangible assets and the final allocation of Goodwill.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Accordingly, the Company performed a preliminary valuation of the assets and liabilities of Russell Hobbs at June 16, 2010. Significant adjustments as a result of that preliminary valuation are summarized as followed:

•	Inventories — An adjustment of $1,721 was recorded to adjust inventory to fair value. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

•	Deferred tax liabilities, net — An adjustment of $43,086 was recorded to adjust deferred taxes for the preliminary fair value allocations.

•	Property, plant and equipment, net — An adjustment of $(455) was recorded to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of the Company’s property, plant and equipment were based on the cost approach.

•	Certain indefinite-lived intangible assets were valued using a relief from royalty methodology. Customer relationships and certain definite-lived intangible assets were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of the Company’s management. The total fair value of indefinite and definite lived intangibles was $363,327 as of June 16, 2010. A summary of the significant key inputs were as follows:

•	The Company valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. The Company assumed a customer retention rate of approximately 93% which was supported by historical retention rates. Income taxes were estimated at 36% and amounts were discounted using a rate of 15.5%. The customer relationships were valued at $38,000 under this approach.

•	The Company valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions of Russell Hobbs related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trademarks and trade names. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 2.0% to 5.5% of expected net sales related to the respective trade names and trademarks. The Company anticipates using the majority of the trade names and trademarks for an indefinite period as demonstrated by the sustained use of each subjected trademark. In estimating the fair value of the trademarks and trade names, nets sales were estimated to grow at a rate of 1%-12% annually with a terminal year growth rate of 3%. Income taxes were estimated at a range of 30%-38% and amounts were discounted using rates between 15.5%-16.5%. Trade name and trademarks were valued at $170,930 under this approach.

•	The Company valued a trade name license agreement using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the trade name license agreement, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the trade name license agreement after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. In estimating the fair value of the trade name license agreement net sales were estimated to grow at a rate of 1% annually. The Company assumed a twelve year useful life of the trade name license agreement. Income taxes were estimated at 37% and amounts were discounted using a rate of 15.5%. The trade name license agreement was valued at $149,200 under this approach.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

•	The Company valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including prior transactions of Russell Hobbs related licensing agreements and the importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies were 2% of expected net sales related to the respective technology. The Company anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 9 to 11 years. In estimating the fair value of the technologies, nets sales were estimated to grow at a rate of 3%-12% annually. Income taxes were estimated at 37% and amounts were discounted using the rate of 15.5%. The technology assets were valued at $4,100 under this approach.

Supplemental Pro Forma Information

The following reflects the Company’s pro forma results had the results of Russell Hobbs been included for all periods beginning after September 30, 2008.

	Three Months Ended		Nine Months Ended
	2010	2009	2010	2009
Net sales:
Reported Net sales	$653,486	$589,361	$1,778,012	$1,641,126
Russell Hobbs adjustment	137,540	167,059	543,952	570,242

Pro forma Net sales	$791,026	$756,420	$2,321,964	$2,211,368

Loss from continuing operations:
Reported Loss from continuing operations	$(86,507)	$(34,481)	$(163,055)	$(125,647)
Russell Hobbs adjustment	(20,547)	(8,466)	(5,504)	(31,308)

Pro forma Loss from continuing operations	$(107,054)	$(42,947)	$(168,559)	$(156,955)

Basic and Diluted earnings per share(A):
Reported Basic and Diluted earnings per share	$(2.53)	$(0.67)	$(5.20)	$(2.44)
Russell Hobbs adjustment	(0.61)	(0.17)	(0.18)	(0.61)

Pro forma basic earnings per share	$(3.14)	$(0.84)	$(5.38)	$(3.05)

(A)	The Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

16	NEW ACCOUNTING PRONOUNCEMENTS

Employers’ Disclosures About Postretirement Benefit Plan Assets

In December 2008, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. It requires employers to disclose information about fair value measurements of plan assets. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the major categories of plan assets, (c) the inputs and valuation techniques used to measure the fair value of plan assets, (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

period and (e) significant concentrations of risk within plan assets. The disclosures required are effective for the Company’s annual financial statements for the period that began after December 15, 2009. The adoption of this guidance is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

Accounting for Transfers of Financial Assets

In June 2009, the FASB issued new accounting guidance to improve the information provided in financial statements concerning transfers of financial assets, including the effects of transfers on financial position, financial performance and cash flows, and any continuing involvement of the transferor with the transferred financial assets. The provisions are effective for the Company’s financial statements for the fiscal year beginning October 1, 2010. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Variable Interest Entities

In June 2009, the FASB issued new accounting guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The provisions are effective for the Company’s financial statements for the fiscal year beginning October 1, 2010. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Spectrum Brands, Inc.:

We have audited the accompanying consolidated statements of financial position of Spectrum Brands, Inc. and subsidiaries (the Company) as of September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the period August 31, 2009 to September 30, 2009 (Successor Company), the period October 1, 2008 to August 30, 2009, and the years ended September 30, 2008 and 2007 (Predecessor Company). In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spectrum Brands, Inc. and subsidiaries as of September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company) and the results of their operations and their cash flows for the period August 31, 2009 to September 30, 2009 (Successor Company), the period October 1, 2008 to August 30, 2009, and the years ended September 30, 2008 and 2007 (Predecessor Company) in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on February 3, 2009. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 28, 2009. In connection with their emergence from bankruptcy, the Successor Company Spectrum Brands, Inc. adopted fresh-start reporting in conformity with ASC Topic 852, “Reorganizations” formerly American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, effective as of August 30, 2009. Accordingly, the Successor Company’s consolidated financial statements prior to August 30, 2009 are not comparable to its consolidated financial statements for periods on or after August 30, 2009.

As discussed in Note 11 to the consolidated financial statements, effective September 30, 2007, the Company changed their method of accounting for defined benefit pension and other postretirement plans due to the adoption of the recognition and disclosure provisions of ASC 715, “Compensation — Retirement Benefits” formerly FAS 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans”. Also discussed in Note 11 to the consolidated financial statements, effective September 30, 2009, the Company adopted the measurement date provision of ASC 715.

/s/  KPMG LLP

Atlanta, Georgia
December 29, 2009

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Position
September 30, 2009 and 2008

	Successor	Predecessor
	Company	Company
	2009	2008
	(In thousands, except
	per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$97,800	$104,773
Receivables:
Trade accounts receivable, net of allowances of $1,011 and $18,102, respectively	274,483	353,949
Other	24,968	40,756
Inventories	341,505	383,260
Deferred income taxes	28,137	13,957
Assets held for sale	11,870	7,452
Prepaid expenses and other	39,973	49,450

Total current assets	818,736	953,597
Property, plant and equipment, net	212,361	234,805
Deferred charges and other	34,934	44,129
Goodwill	483,348	235,468
Intangible assets, net	1,461,945	742,809
Debt issuance costs	9,422	36,671

Total assets	$3,020,746	$2,247,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$53,578	$48,637
Accounts payable	186,235	278,126
Accrued liabilities:
Wages and benefits	88,443	72,299
Income taxes payable	21,950	10,272
Restructuring and related charges	26,203	34,559
Accrued interest	8,678	50,514
Other	109,981	87,672

Total current liabilities	495,068	582,079
Long-term debt, net of current maturities	1,529,957	2,474,782
Employee benefit obligations, net of current portion	55,855	47,694
Deferred income taxes	227,498	114,674
Other	51,489	55,488

Total liabilities	2,359,867	3,274,717
Commitments and contingencies
Shareholders’ deficit:
New Common Stock (as of September 30, 2009), $.01 par value, authorized 150,000 shares; issued 30,000 shares; outstanding 30,000 shares
Old Common stock (as of September 30, 2008), $.01 par value, authorized 150,000 shares; issued 69,202 shares; outstanding 52,775 shares	300	692
Additional paid-in capital	724,796	674,370
Accumulated deficit	(70,785)	(1,694,915)
Accumulated other comprehensive income	6,568	69,445

	660,879	(950,408)
Less treasury stock, at cost, 0 and 16,297 shares, respectively	—	(76,830)

Total shareholders’ equity (deficit)	660,879	(1,027,238)

Total liabilities and shareholders’ equity (deficit)	$3,020,746	$2,247,479

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended	Year Ended
	September 30,	August 30,	September 30,
	2009	2009	2008	2007
	(In thousands, except per share amounts)

Net sales	$219,888	$2,010,648	$2,426,571	$2,332,676
Cost of goods sold	155,310	1,245,640	1,489,971	1,424,710
Restructuring and related charges	178	13,189	16,499	31,315

Gross profit	64,400	751,819	920,101	876,651
Operating expenses:
Selling	39,136	363,106	506,365	510,242
General and administrative	20,578	145,235	188,934	162,251
Research and development	3,027	21,391	25,315	26,816
Restructuring and related charges	1,551	30,891	22,838	66,711
Goodwill and intangibles impairment	—	34,391	861,234	362,452

	64,292	595,014	1,604,686	1,128,472

Operating income (loss)	108	156,805	(684,585)	(251,821)
Interest expense	16,962	172,940	229,013	255,765
Other (income) expense, net	(816)	3,320	1,220	(331)

Loss from continuing operations before reorganization items and income taxes	(16,038)	(19,455)	(914,818)	(507,255)
Reorganization items expense (income), net	3,962	(1,142,809)	—	—

(Loss) income from continuing operations before income taxes	(20,000)	1,123,354	(914,818)	(507,255)
Income tax expense (benefit)	51,193	22,611	(9,460)	55,769

(Loss) income from continuing operations	(71,193)	1,100,743	(905,358)	(563,024)
Income (loss) from discontinued operations, net of tax	408	(86,802)	(26,187)	(33,689)

Net (loss) income	$(70,785)	$1,013,941	$(931,545)	$(596,713)

Basic net (loss) income per common share:
(Loss) income from continuing operations	$(2.37)	$21.45	$(17.78)	$(11.06)
Income (loss) from discontinued operations	0.01	(1.69)	(0.51)	(0.66)

Net (loss) income	$(2.36)	$19.76	$(18.29)	$(11.72)

Weighted average shares of common stock outstanding	30,000	51,306	50,921	50,909
Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(2.37)	$21.45	$(17.78)	$(11.06)
Income (loss) from discontinued operations	0.01	(1.69)	(0.51)	(0.66)

Net (loss) income	$(2.36)	$19.76	$(18.29)	$(11.72)

Weighted average shares of common stock and equivalents outstanding	30,000	51,306	50,921	50,909

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss)

					Accumulated
					Other		Total
			Additional		Comprehensive		Shareholders’
	Common Stock		Paid-in	Accumulated	Income,	Treasury	Equity
	Shares	Amount	Capital	Deficit	Net of Tax	Stock	(Deficit)
	(In thousands)

Balances at September 30, 2006, Predecessor Company	51,491	$674	$651,644	$(166,657)	$39,639	$(73,083)	$452,217
Net loss	—	—	—	(596,713)	—	—	(596,713)
Adjustment of additional minimum pension liability	—	—	—	—	5,954	—	5,954
Valuation allowance adjustment	—	—	—	—	(4,938)	—	(4,938)
Translation adjustment	—	—	—	—	44,489	—	44,489
Other unrealized gains and losses	—	—	—	—	(17,580)	—	(17,580)

Comprehensive loss							(568,788)
Adoption of FAS 158, net of tax	—	—	—	—	(1,900)	—	(1,900)
Issuance of restricted stock	1,689	15	(15)	—	—	—	—
Forfeiture of restricted stock	(199)	—	—	—	—	—	—
Exercise of stock options	149	1	690	—	—	—	691
Stock option expense	—	—	115	—	—	—	115
Adjustment for tax benefit realized	—	—	(4,374)	—	—	—	(4,374)
Treasury shares surrendered	(365)	—	—	—	—	(3,003)	(3,003)
Amortization of unearned compensation	—	—	21,214	—	—	—	21,214

Balances at September 30, 2007, Predecessor Company	52,765	$690	$669,274	$(763,370)	$65,664	$(76,086)	$(103,828)
Net loss	—	—	—	(931,545)	—	—	(931,545)
Adjustment of additional minimum pension liability	—	—	—	—	2,459	—	2,459
Valuation allowance adjustment	—	—	—	—	(4,060)	—	(4,060)
Translation adjustment	—	—	—	—	5,236	—	5,236
Other unrealized gains and losses	—	—	—	—	146	—	146

Comprehensive loss							(927,764)
Issuance of restricted stock	408	4	(4)	—	—	—	—
Forfeiture of restricted stock	(268)	(2)	2	—	—	—	—
Treasury shares surrendered	(130)	—	—	—	—	(744)	(744)
Amortization of unearned compensation	—	—	5,098	—	—	—	5,098

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) — (Continued)

					Accumulated
					Other		Total
			Additional		Comprehensive		Shareholders’
	Common Stock		Paid-in	Accumulated	Income,	Treasury	Equity
	Shares	Amount	Capital	Deficit	Net of Tax	Stock	(Deficit)
	(In thousands)

Balances at September 30, 2008, Predecessor Company	52,775	$692	$674,370	$(1,694,915)	$69,445	$(76,830)	$(1,027,238)
Net income	—	—	—	1,013,941	—	—	1,013,941
Adjustment of additional minimum pension liability	—	—	—	—	(1,160)	—	(1,160)
Valuation allowance adjustment	—	—	—	—	5,104	—	5,104
Translation adjustment	—	—	—	—	(2,650)	—	(2,650)
Other unrealized gains and losses	—	—	—	—	9,817	—	9,817

Comprehensive income							1,025,088
Issuance of restricted stock	230	(1)	1	—	—	—	—
Forfeiture of restricted stock	(82)	—	—	—	—	—	—
Treasury shares surrendered	(185)	—	—	—	—	(61)	(61)
Amortization of unearned compensation	—	—	2,636	—	—	—	2,636
Cancellation of Predecessor Company common stock	(52,738)	(691)	(677,007)	—	—	76,891	(600,807)
Elimination of Predecessor Company accumulated deficit and accumulated other comprehensive income	—	—	—	680,974	(80,556)	—	600,418
Issuance of new common stock in connection with emergence from Chapter 11 of the Bankruptcy Code	30,000	300	724,796	—	—	—	725,096

Balances at August 30, 2009, Successor Company	30,000	$300	$724,796	$—	$—	$—	$725,096

Balances at August 30, 2009, Successor Company	30,000	$300	$724,796	$—	$—	$—	$725,096
Net loss	—	—	—	(70,785)	—	—	(70,785)
Adjustment of additional minimum pension liability	—	—	—	—	576	—	576
Valuation allowance adjustment	—	—	—	—	(755)	—	(755)
Translation adjustment	—	—	—	—	5,896	—	5,896
Other unrealized gains and losses	—	—	—	—	851	—	851

Comprehensive loss							(64,217)

Balances at September 30, 2009, Successor Company	30,000	$300	$724,796	$(70,785)	$6,568	$—	$660,879

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended	Years Ended
	September 30,	August 30,	September 30,
	2009	2009	2008	2007
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(70,785)	$1,013,941	$(931,545)	$(596,713)
Income (loss) from discontinued operations	408	(86,802)	(26,187)	(33,689)

(Loss) income from continuing operations	(71,193)	1,100,743	(905,358)	(563,024)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,158	36,745	52,236	42,365
Amortization of intangibles	3,513	19,099	27,687	13,846
Amortization of debt issuance costs	314	13,338	8,387	11,855
Amortization of unearned restricted stock compensation	—	2,636	5,098	21,214
Impairment of goodwill and intangibles	—	34,391	861,234	362,452
Non cash goodwill adjustment due to release of valuation allowance	47,443	—	—	—
Fresh-start reporting adjustments	—	(1,087,566)	—	—
Gain on cancelation of debt	—	(146,555)	—	—
Administrative related reorganization items	3,962	91,312	—	—
Deferred income taxes	3,498	22,046	(37,237)	57,145
Writeoff of debt issuance costs	—	2,358	—	24,576
Non-cash restructuring and related charges	1,299	28,368	29,726	62,408
Non-cash debt accretion	2,861	—	—	—
Changes in assets and liabilities:
Accounts receivable	5,699	68,203	8,655	(41,485)
Inventories	48,995	9,004	12,086	31,350
Prepaid expenses and other current assets	1,256	5,131	13,738	(14,418)
Accounts payable and accrued liabilities	22,438	(80,463)	(62,165)	(5,641)
Other assets and liabilities	(6,565)	(88,996)	(18,990)	(30,440)

Net cash provided (used) by operating activities of continuing operations	68,678	29,794	(4,903)	(27,797)
Net cash provided (used) by operating activities of discontinued operations	6,273	(28,187)	(5,259)	(4,832)

Net cash provided (used) by operating activities	74,951	1,607	(10,162)	(32,629)
Cash flows from investing activities:
Purchases of property, plant and equipment	(2,718)	(8,066)	(18,928)	(23,177)
Proceeds from sale of property, plant and equipment	71	379	285	1,572
Payments for acquisitions, net of cash acquired	—	(8,460)	—	—

Net cash used by investing activities of continuing operations	(2,647)	(16,147)	(18,643)	(21,605)
Net cash (used) provided by investing activities of discontinued operations	—	(855)	12,376	(1,477)

Net cash used by investing activities	(2,647)	(17,002)	(6,267)	(23,082)
Cash flows from financing activities:
Reduction of debt	(4,603)	(40,583)	(425,073)	(2,037,278)
Proceeds from debt financing	—	—	477,759	2,176,623
Debt issuance costs	(287)	(17,199)	(152)	(43,969)
Proceeds from Revolving Credit Facility	—	149,195	—	—
Payments on Revolving Credit Facility	—	(229,195)	—	—
Proceeds from DIP Revolving Credit Facility	—	854,341	—	—
Payments on DIP Revolving Credit Facility	—	(854,341)	—	—
Proceeds from ABL Revolving Credit Facility	57,800	65,000	—	—
Payments on ABL Revolving Credit Facility	(89,575)	—	—	—
Proceeds from supplemental loan	—	90,000	—	—
Payments on supplemental loan	—	(45,000)	—	—
Proceeds from exercise of stock options	—	—	—	655
Stock option income tax benefit	—	—	—	37
Treasury stock purchases	—	(61)	(744)	(3,003)

Net cash (used) provided by financing activities	(36,665)	(27,843)	51,790	93,065
Effect of exchange rate changes on cash and cash equivalents	1,002	(376)	(441)	4,069

Net increase (decrease) in cash and cash equivalents	36,641	(43,614)	34,920	41,423
Cash and cash equivalents, beginning of period	61,159	104,773	69,853	28,430

Cash and cash equivalents, end of period	$97,800	$61,159	$104,773	$69,853

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,828	$158,380	$227,290	$200,635
Cash paid for income taxes, net	1,336	18,768	16,999	20,596

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)

(1)	Description of Business

Spectrum Brands, Inc., a Wisconsin corporation, and each of its wholly owned United States (“U.S.”) subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”) on February 3, 2009. On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. As of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, Spectrum Brands, Inc. converted from a Wisconsin corporation to a Delaware corporation.

Unless the context indicates otherwise, Spectrum Brands, Inc. is used interchangeably in this Annual Report on Form 10-K to refer both to the Delaware corporation and its Wisconsin predecessor, and the terms the “Company,” “Spectrum,” “Spectrum Brands,” are used to refer to Spectrum Brands, Inc. and its subsidiaries both before and after the Effective Date. The term “Predecessor Company” refers only to Spectrum Brands, Inc., the Company’s Wisconsin predecessor, and its subsidiaries prior to the Effective Date and the term “Successor Company” refers only to Spectrum Brands, Inc, the Delaware successor, and its subsidiaries subsequent to the Effective Date.

Prior to and including August 30, 2009, all operations of the business resulted from the operations of the Predecessor Company. All conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. However in light of proximity of that date to the Company’s August accounting period close, which was August 30, 2009, the Company elected to adopt a convenience date of August 30, 2009, (the “Fresh-Start Adoption Date”) for recording fresh-start reporting. As a result, the fair value of the Predecessor Company’s assets became the new basis for the Successor Company’s Consolidated Statement of Financial Position as of the Fresh-Start Adoption Date, and all operations beginning August 31, 2009, are related to the Successor Company.

The Company and its subsidiaries is a global branded consumer products company with positions in six major product categories: consumer batteries; pet supplies; electric shaving and grooming; electric personal care; portable lighting; and home and garden control.

The Company manages its business in three reportable segments: (i) Global Batteries & Personal Care, which consists of the Company’s worldwide battery, shaving and grooming, personal care and portable lighting business (“Global Batteries & Personal Care”); (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business (“Global Pet Supplies”); and (iii) Home and Garden Business, which consists of the Company’s lawn and garden and insect control businesses (the “Home and Garden Business”).

The Company’s operations include the worldwide manufacturing and marketing of alkaline, zinc carbon and hearing aid batteries, as well as aquariums and aquatic health supplies and the designing and marketing of rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. The Company’s operations also include the manufacturing and marketing of specialty pet supplies. The Company also manufactures and markets herbicides, insecticides and repellents in North America. The Company’s operations utilize manufacturing and product development facilities located in the U.S., Europe, China and Latin America.

The Company sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoys name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8in1, Spectracide, Cutter and various other brands.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

In the third quarter of the Predecessor Company’s fiscal year ended September 30, 2006, the Predecessor Company engaged advisors to assist it in exploring possible strategic options, including divesting certain assets, in order to reduce its outstanding indebtedness. In connection with this undertaking, during the first quarter of the Predecessor Company’s fiscal year ended September 30, 2007 the Predecessor Company approved and initiated a plan to sell the Home and Garden Business, which at the time was comprised of U.S. and Canadian divisions and was engaged in the manufacturing and marketing of lawn and garden and insect control products as well as growing media products. As a result, the Predecessor Company designated certain assets and liabilities related to the Home and Garden Business as held for sale and designated the Home and Garden Business as discontinued operations. On November 1, 2007, the Predecessor Company sold the Canadian division of the Home and Garden Business. See Note 10, Discontinued Operations, for further details on the sale of the Canadian division of the Home and Garden Business.

During the second quarter of the Predecessor Company’s fiscal year ended September 30, 2008 the Predecessor Company determined that in view of the difficulty in predicting the timing or probability of a sale of the Home and Garden Business, the requirements under U.S. generally accepted accounting principles (“GAAP”), necessary to classify the Home and Garden Business as discontinued operations were no longer met. As a result, effective December 31, 2007, the Predecessor Company reclassified the Home and Garden Business, which had been designated as a discontinued operation since October 1, 2006, as a continuing operation. Accordingly, the presentation herein of the results of continuing operations includes the Home and Garden Business, without the Canadian division which, as indicated above, was sold on November 1, 2007, for all periods presented.

On May 20, 2008, the Predecessor Company entered into a definitive agreement for the sale of Global Pet Supplies with Salton Inc. (“Salton”) and Applica Pet Products LLC (“Applica”), each controlled affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. The agreement was subject to a number of closing conditions, including, without limitation, consent of the Predecessor Company’s lenders under its senior credit facilities. The Predecessor Company was unable to obtain the consent of the lenders under its senior credit facilities, and, on July 13, 2008, the Predecessor Company entered into a termination agreement with Salton and Applica to mutually terminate the definitive agreement. Pursuant to the termination agreement, as a condition to the termination, the Predecessor Company paid Salton and Applica $3,000 as a reimbursement of expenses.

In November 2008, the Predecessor Company’s board of directors committed to the shutdown of the growing products portion of the Home and Garden Business, which includes fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands of the growing product portion of the Home and Garden Business for the Predecessor Company’s fiscal year ended September 30, 2009 (“Fiscal 2009”). The Company believes the shutdown is consistent with what the Company has done in other areas of its business to eliminate unprofitable products from its portfolio. During the second quarter of Fiscal 2009, the Predecessor Company completed the shutdown of the growing products portion of the Home and Garden Business. See Note 10, Discontinued Operations, for further details on the shutdown of the growing products portion of the Home and Garden Business.

On December 15, 2008, the Predecessor Company was notified that the Predecessor Company’s common stock would be suspended from trading on the New York Stock Exchange (the “NYSE”) prior to the opening of the market on December 22, 2008. The Predecessor Company was advised that the decision to suspend the Predecessor Company’s common stock was reached in view of the fact that the Predecessor Company had recently fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25,000, the minimum threshold for listing on the NYSE. The Predecessor Company’s common stock was delisted from the NYSE effective January 23, 2009.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification” or “ASC”)

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162,” an accounting standard which established the Codification to become the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities, with the exception of guidance issued by the U.S. Securities and Exchange Commission (the “SEC”) and its staff. All guidance contained in the Codification carries an equal level of authority. The Codification is not intended to change GAAP, but rather is expected to simplify accounting research by reorganizing current GAAP into approximately 90 accounting topics. The Company adopted this accounting standard in preparing the accompanying Consolidated Financial Statements for the period ended September 30, 2009. The adoption of this accounting standard, which was subsequently codified into ASC Topic 105: “Generally Accepted Accounting Principles,” had no impact on retained earnings and will have no impact on our financial position, results of operations or cash flows.

(2)	Voluntary Reorganization Under Chapter 11

On February 3, 2009, the Predecessor Company announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of the Company’s then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce the Predecessor Company’s outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”).

Confirmation of the Proposed Plan

The Proposed Plan provided for, among other things, reinstatement of the Predecessor Company’s senior secured term credit facility under Section 1124 of the Bankruptcy Code. The agent under the senior secured term credit facility on behalf of the senior secured term lenders had challenged the Proposed Plan and alleged that the Proposed Plan did not leave the rights of the term lenders under the senior secured term credit facility unimpaired and therefore did not reinstate the senior secured term credit facility claims without alteration. Amended versions of the original Proposed Plan were filed with the Bankruptcy Court in advance of the hearing to consider confirmation of such plan.

The confirmation hearing commenced on June 15, 2009. At the confirmation hearing the agent under the senior secured term credit facility presented its objection to the amended version of the Proposed Plan. Additional objections to such plan were presented by the Official Committee of Equity Security Holders (the “Equity Committee”), which objections centered around assertions that the Proposed Plan, as amended, placed too low a valuation on the reorganized Debtors.

On June 24, 2009, during the pendency of such hearing, the Predecessor Company publicly disclosed that it had reached a settlement (the “Settlement”) with the senior term lenders under its senior secured term credit facility agreement and amended the Proposed Plan to reflect the terms of the Settlement. The Bankruptcy Court thereafter overruled the Equity Committee’s objections to the Proposed Plan, as amended, and on June 25, 2009, approved such plan on the record at the conclusion of the confirmation hearing. The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”).

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Equity Committee Appeal

The Equity Committee, which represented the interests of the Debtors’ pre-petition equity holders whose equity interests were cancelled pursuant to the terms of the Plan, filed a notice of appeal of the Confirmation Order on July 15, 2009. On July 16, 2009, the Equity Committee filed a motion (“Stay Motion”) to stay the Confirmation Order pending appeal in the District Court in the United States District Court for the Western District of Texas (“District Court”) (Case No. 09-CV-0576). On July 23, 2009, the District Court concluded that the Equity Committee had not carried its burden of proof and denied the Stay Motion (“Order Denying Stay”). On July 27, 2009, the Equity Committee filed in the United States Court of Appeals for the Fifth Circuit (“Fifth Circuit”) an emergency motion for an expedited appeal of the Order Denying Stay and an emergency motion for stay pending appeal. The Fifth Circuit denied the Equity Committee’s emergency motion for stay pending appeal on August 19, 2009. Because the District Court and the Fifth Circuit denied the stay motions pending before them, the Plan became effective on August 28, 2009. After the Effective Date, the Equity Committee moved to withdraw its appeal of the Order Denying Stay in the Fifth Circuit. The Fifth Circuit entered an order dismissing the appeal on September 11, 2009. On September 21, 2009, the Equity Committee moved to withdraw its appeal of the Confirmation Order. The District Court granted the motion on September 23, 2009 and dismissed the Equity Committee’s appeal without prejudice.

Plan Effective Date

On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of Predecessor Company’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. Spectrum Brands filed a certificate of incorporation authorizing new shares of the common stock. Pursuant to and in accordance with the Plan, on the Effective Date, Successor Company issued a total of 27,030 shares of common stock to holders of allowed claims with respect to Predecessor Company’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). Also on the Effective Date, Successor Company issued a total of 2,970 shares of common stock to supplemental and sub-supplemental debtor-in-possession facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility. The common stock is currently quoted on the over-the-counter (“OTC”) Bulletin Board and the Pink Sheet Electronic Quotation Service.

On the Effective Date, pursuant to the Plan, the Company entered into Amendment No. 1 to the senior secured term credit facility agreement reflecting the terms of the Settlement as authorized by the Confirmation Order, including a new covenant restricting the Company from paying cash interest on its 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) until the date that is 18 months from the Effective Date, or February 28, 2011. In addition, on the Effective Date, the Company entered into Amendment No. 2 to the senior secured term credit facility agreement to give effect to certain technical amendments to the senior secured term credit facility agreement. (See also Note 8, Debt, for a more complete discussion of the amendments.)

In order to consummate the Plan, the Debtors obtained a $242,000 asset-based exit loan facility pursuant to a credit agreement among the Debtors, General Electric Capital Corporation, as the administrative agent, co-collateral agent, swingline lender and supplemental loan lender, Bank of America, N.A., as co-collateral agent and L/C Issuer, RBS Asset Finance, Inc., through its division RBS Business Capital, as syndication agent and the lenders party thereto.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Accounting for Reorganization

Subsequent to the date of the Bankruptcy Filing (the “Petition Date”), the Company’s financial statements are prepared in accordance with ASC Topic 852, “Reorganizations,” formerly the American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“ASC 852”). ASC 852 does not change the application of GAAP in the preparation of the Company’s consolidated financial statements. However, ASC 852 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with ASC 852 the Company has done the following:

•	On the four column consolidated statement of financial position as of August 30, 2009, which is included in this Note 2, Voluntary Reorganization Under Chapter 11, separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On the accompanying Consolidated Statements of Operations, distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business;

•	On the accompanying Consolidated Statements of Cash Flows, separately disclosed Reorganization items expense (income), net, consisting of the following: (i) Fresh-start reporting adjustments; (ii) Gain on cancelation of debt; and (iii) Administrative related reorganization items;

•	Ceased accruing interest on the Predecessor Company’s then outstanding senior subordinated notes; and

•	Presented Consolidating Financial Statements of entities not in Chapter 11 proceedings in Note 17, Consolidating Financial Statements. These Consolidating Financial Statements of the Company’s entities not in Chapter 11 proceedings have been prepared on the same basis as the Company’s accompanying Consolidated Financial Statements.

Liabilities Subject to Compromise

Liabilities subject to compromise refer to known liabilities incurred prior to the Bankruptcy Filing by those entities that filed for Chapter 11 bankruptcy. These liabilities are considered by the Bankruptcy Court to be pre-petition claims. However, liabilities subject to compromise exclude pre-petition claims for which the Company has received the Bankruptcy Court’s approval to pay, such as claims related to active employees and retirees and claims related to certain critical service vendors. Liabilities subject to compromise are subject to future adjustments that may result from negotiations, actions by the Bankruptcy Court and developments with respect to disputed claims or matters arising out of the proof of claims process whereby a creditor may prove that the amount of a claim differs from the amount that the Company has recorded.

Since the Petition Date, and in accordance with ASC 852, the Company ceased accruing interest on its senior subordinated notes, as such debt and interest would be an allowed claim by the Bankruptcy Court. The Predecessor Company’s contractual interest on the Senior Subordinated Notes in excess of reported interest was approximately $55,654 for the eleven month period ended August 30, 2009.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Liabilities subject to compromise as of August 30, 2009 for the Predecessor Company were as follows:

	August 30,
	2009

Senior Subordinated Notes	$1,049,885
Accrued interest on Senior Subordinated Notes	40,497
Other accrued liabilities	15,580	(A)

Predecessor Company Balance	$1,105,962
Effects of Plan	(1,105,962)

Successor Company Balance	$—

(A)	As discussed below in the four column consolidated statement of financial position as of August 30, 2009 “Effects of Plan Adjustments,” note (f), the $15,500 relates to rejected lease obligations that are to be paid by the Successor Company in subsequent periods.

Reorganization Items

In accordance with ASC 852, Reorganization items expense (income), net, are presented separately in the accompanying Consolidated Statements of Operations and represent expenses, income, gains and losses that the Company has identified as directly relating to the Bankruptcy Cases. As required by ASC 852, the Company recorded the pre-petition debt instruments at the allowed claim amount as defined in the Proposed Plan. Accordingly, the Predecessor Company accelerated the amortization of the deferred debt issuance costs associated with the Senior Subordinated Notes and recorded a non-cash charge of $10,668 during the second quarter ended March 29, 2009 to Reorganization items expense (income), net. Reorganization items expense (income), net, for the eleven month period ended August 30, 2009 are summarized as follows:

	Successor Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30, 2009	August 30, 2009

Legal and professional fees	$3,962	$74,624
Deferred financing costs	—	10,668
Provision for rejected leases	—	6,020

Administrative related reorganization items	$3,962	$91,312
Gain on cancellation of debt	—	(146,555)
Fresh-start reporting adjustments	—	(1,087,566)

Reorganization items expense (income), net	$3,962	$(1,142,809)

Fresh-Start Reporting

The Company, in accordance with ASC 852, adopted fresh-start reporting as of the close of business on August 30, 2009 since the reorganization value of the assets of Predecessor Company immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims, and the holders of the Predecessor Company’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity. The four-column consolidated statement of financial position as of August 30, 2009, included herein, applies effects of the Plan and fresh-start reporting to the carrying values and classifications of assets or liabilities that were necessary.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Company analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, and August 30, 2009, the fresh-start reporting date, and concluded that such transactions were not material individually or in the aggregate as such transactions represented less than one-percent of the total net sales for the fiscal year ended September 30, 2009. As a result, the Company determined that August 30, 2009, would be an appropriate fresh-start reporting date to coincide with the Company’s normal financial period close for the month of August 2009. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the Predecessor Company prior to the adoption of fresh-start reporting for periods ended prior to August 30, 2009 are not comparable to those of the Successor Company.

The four-column consolidated statement of financial position as of August 30, 2009 reflects the implementation of the Plan as if the Plan had been effective on August 30, 2009. Reorganization adjustments have been recorded within the consolidated statement of financial position as of August 30, 2009 to reflect effects of the Plan, including the discharge of Liabilities subject to compromise and the adoption of fresh-start reporting in accordance with ASC 852. The Bankruptcy Court confirmed the Plan based upon a reorganization value of the Company between $2,200,000 and $2,400,000, which was estimated using various valuation methods including: (i) publicly traded company analysis, (ii) discounted cash flow analysis; and (iii) a review and analysis of several recent transactions of companies in similar industries to the Company. These three valuation methods were equally weighted in determining the final range of reorganization value as confirmed by the Bankruptcy Court. Based upon the factors used in determining the range of reorganization value, the Company concluded that $2,275,000 should be used for fresh-start reporting purposes as it most closely approximated fair value.

The basis of the discounted cash flow analysis used in developing the reorganization value was based on Company prepared projections which included a variety of estimates and assumptions. While the Company considers such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and, therefore, may not be realized. Changes in these estimates and assumptions may have had a significant effect on the determination of the Company’s reorganization value. The assumptions used in the calculations for the discounted cash flow analysis included projected revenue, costs, and cash flows, for the fiscal years ending September 30, 2009, 2010, 2011, 2012 and 2013 and represented the Company’s best estimates at the time the analysis was prepared. The Company’s estimates implicit in the cash flow analysis included net sales growth of approximately 1.5% for the fiscal year ending September 30, 2010 and 4.0% per year for each of the fiscal years ending September 30, 2011, 2012 and 2013. In addition, selling, general and administrative expenses, excluding depreciation and amortization, were projected to grow at rates relative to net sales, however, certain expense categories for each of the fiscal years ending September 30, 2010, 2011, 2012 and 2013 were reduced for the projected impact of various cost reduction initiatives implemented by the Company during Fiscal 2009 which included lower trade spending, salary freezes, reduced marketing expenses, furloughs, suspension of the Company’s match to its 401(k) and reductions in salaries of certain members of management. The analysis also included anticipated levels of reinvestment in the Company’s operations through capital expenditures of approximately $25,000 per year. The Company did not include in its estimates the potential effects of litigation, either on the Company or the industry. The foregoing estimates and assumptions are inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

The publicly traded company analysis identified a group of comparable companies giving consideration to lines of business, business risk, scale and capitalization and leverage. This analysis involved the selection of the appropriate earnings before interest, taxes, depreciation and amortization (“EBITDA”) market multiples by

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

segment deemed to be the most relevant when analyzing the peer group. A range of valuation multiples was then identified and applied to the Company’s Fiscal 2009 and the fiscal year ending September 30, 2010 (“Fiscal 2010”) projections by segment to determine an estimate of reorganization values. The market multiple ranges used by segment were as follows: (i) Global Batteries and Personal Care used a range of 7.0x-8.0x for Fiscal 2009 and 6.5x-7.5x for Fiscal 2010; (ii) Global Pet Supplies used a range of 7.5x-8.5x for Fiscal 2009 and 7.0x-8.0x for Fiscal 2010; and (iii) the Home and Garden Business used a range of 9.0x-10.0x for Fiscal 2009 and 8.0x-9.0x for Fiscal 2010. Theses multiples were based on estimated EBITDA adjusted for certain non-recurring initiatives, as mentioned above.

The recent transactions of companies in similar industries analysis identified transactions of similar companies giving consideration to lines of business, business risk, scale and capitalization and leverage. The analysis considered the business, financial and market environment for which the transactions took place, circumstances surrounding the transaction including the financial position of the buyers and the perceived synergies and benefits that the buyers could obtain from the transaction. This analysis involved the determination of historical acquisition EBITDA multiples by examining public merger and acquisition transactions. A range of valuation multiples was then identified and applied to historical EBITDA by segment to determine an estimate of reorganization values. The multiple ranges used by segment were as follows: (i) Global Batteries and Personal Care used a range of 6.5x-7.5x; (ii) Global Pet Supplies used a range of 9.5x-10.5x; and (iii) the Home and Garden Business used a range of 8.0x-9.0x. These multiples were based on Fiscal 2009 estimated EBITDA adjusted for certain non-recurring initiatives, as mentioned above.

Fresh-start adjustments reflect the allocation of fair value to the Successor Company’s long-lived assets and the present value of liabilities to be paid as calculated by the Company.

These estimates of fair values of assets and liabilities have been reflected in the Successor Company’s consolidated statement of financial position as of August 30, 2009. However, as these estimates are finalized, the allocations of fair value in the Successor’s statement of financial position could result in additional adjustments to the fair value of assets or present value of estimated liabilities during the allocation period while the Company continues to obtain information necessary to complete its final allocation. These adjustments could result from additional information related to the assumptions and estimates used in determining the fair value of long-lived assets and liabilities.

In applying fresh-start reporting, the Company followed these principles:

•	The reorganization value of the entity was allocated to the entity’s assets in conformity with the procedures specified by SFAS No. 141, “Business Combinations” (“SFAS 141”). The reorganization value exceeded the sum of the amounts assigned to assets and liabilities. This excess was recorded as Successor Company goodwill as of August 30, 2009.

•	Each liability existing as of the fresh-start reporting date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined at appropriate risk adjusted interest rates.

•	Deferred taxes were reported in conformity with applicable income tax accounting standards, principally ASC Topic 740: “Income Taxes,” formerly SFAS No. 109, “Accounting for Income Taxes” (“ASC 740”). Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities.

•	Adjustment of all of the property, plant and equipment assets to fair value and eliminating all of the accumulated depreciation.

•	Adjustment of the Company’s pension plans projected benefit obligation by recognition of all previously unamortized actuarial gains and losses.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following four-column consolidated statement of financial position table identifies the adjustments recorded to the Predecessor Company’s August 30, 2009 consolidated statement of financial position as a result of implementing the Plan and applying fresh-start reporting:

	Predecessor					Successor
	Company			Fresh-Start		Company
	August 30, 2009	Effects of Plan		Valuation		August 30, 2009

ASSETS
Current assets:
Cash and cash equivalents	$86,710	$(25,551	)(a)	$—		$61,159
Receivables:
Trade accounts receivable	270,657	—		—		270,657
Other	34,594	—		—		34,594
Inventories	341,738	—		48,762	(m)	390,500
Deferred income taxes	12,644	1,707	(h)	9,330	(n)	23,681
Assets held for sale	10,813	—		1,978	(m)	12,791
Prepaid expenses and other	40,448	—		(116	)(m)	40,332

Total current assets	797,604	(23,844)		59,954		833,714
Property, plant and equipment, net	178,786	—		34,699	(m)	213,485
Deferred charges and other	42,068	—		(6,046	)(m)	36,022
Goodwill	238,905	—		289,155	(o)	528,060
Intangible assets, net	677,050	—		782,450	(o)	1,459,500
Debt issuance costs	18,457	8,949	(b)	(17,957	)(p)	9,449

Total assets	$1,952,870	$(14,895)		$1,142,255		$3,080,230

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$93,313	$(3,445	)(c)	$(4,329	)(m)	$85,539
Accounts payable	159,370	(204	)(d)	—		159,166
Accrued liabilities:
Wages and benefits	80,247	—		—		80,247
Income taxes payable	20,059	—		—		20,059
Restructuring and related charges	26,100	—		—		26,100
Accrued interest	59,724	(59,581	)(e)	—		143
Other	118,949	9,133	(f)	(3,503	)(m)	124,579

Total current liabilities	557,762	(54,097)		(7,832)		495,833
Long-term debt, net of current maturities	1,329,047	271,806	(g)	(75,329	)(m)	1,525,524
Employee benefit obligations, net of current portion	41,385	—		18,712	(m)	60,097
Deferred income taxes	106,853	1,707	(h)	114,211	(n)	222,771
Other	45,982	—		4,927	(m)	50,909

Total liabilities	2,081,029	219,416		54,689		2,355,134
Liabilities subject to compromise	1,105,962	(1,105,962	)(i)	—		—
Commitments and contingencies
Shareholders’ (deficit) equity:
Common stock-Old (Predecessor Company)	691	(691	)(j)	—		—
Common stock-New (Successor Company)	—	300	(j)	—		300
Additional paid-in capital	677,007	47,789	(j)	—		724,796
Accumulated (deficit) equity	(1,915,484)	747,362	(k)	1,168,122	(q)	—
Accumulated other comprehensive income	80,556	—		(80,556	)(q)	—

	(1,157,230)	794,760		1,087,566		725,096
Less treasury stock	(76,891)	76,891	(l)	—		—

Total shareholders’ (deficit) equity	(1,234,121)	871,651		1,087,566		725,096

Total liabilities and shareholders’ deficit	$1,952,870	$(14,895)		$1,142,255		$3,080,230

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Effects of Plan Adjustments

(a)	The Plan’s impact resulted in a net decrease of $25,551 on cash and cash equivalents. The significant sources and uses of cash were as follows:

Sources:
Amounts borrowed under the exit facility	$65,000
Amounts borrowed under new supplemental loan agreement	45,000

Total Sources	$110,000

Uses:
Repayment of un-reimbursed letters of credit	$20,005
Repayment of supplemental loans	45,000
Repayment of certain amounts under the term loan agreement, current portion	3,440
Repayment of certain amounts under the term loan agreement, net of current portion	3,440
Payment of pre-petition foreign exchange contracts recorded in accounts payable	204
Payment of lender cure payments, terminated derivative contracts and other	48,066
Payment of debt issuance costs on exit facility	8,949
Payment of other accrued liabilities	6,447

Total Uses	$135,551

Net Cash Uses	$(25,551)

(b)	The Company incurred $8,949 of debt issuance costs under the exit facility. These debt issuance costs are classified as long-term assets and will be amortized over the life of the exit facility.

(c)	The adjustment to current maturities of long-term debt reflects the $20,005 payment of the Predecessor Company’s un-reimbursed letters of credit, the $45,000 repayment of the Predecessor Company’s supplemental loan, and the $3,440 payment of certain amounts under the term loan agreement. The adjustment to current maturities of long-term debt also reflects the $65,000 funding from the exit facility. The adjustment to the current maturities of long-term debt are:

Repayment of unreimbursed letters of credit	$20,005
Repayment of supplemental loan	45,000
Repayment of certain amounts under the term loan agreement, current portion	3,440
Amounts borrowed under the exit facility	(65,000)

$3,445

(d)	Reflects payment of $204 related to pre-petition foreign exchange derivative contracts.

(e)	Total adjustment of $59,581 reflects term lender cure payments of $33,995, terminated interest rate swap derivative contract payments of $12,068 and other accrued interest of $2,003. Additionally, this adjustment includes $11,515 of accrued default interest as provided in the August 2009 amendment of the Senior Term Credit Facility, which was assumed by the Successor Company and included in the principal balance of the loans at emergence (See Note 8, Debt, for additional information).

(f)	Reflects the payment of professional fees related to the reorganization in the amount of $6,447 offset by the reclassification of $15,580 related to rejected lease obligations previously recorded as liabilities subject to compromise (see note(i)). These rejected lease obligations are to be paid by the Successor Company in

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

subsequent periods. As of September 30, 2009, the Company’s rejected lease obligation was reduced to $6,181.

(g)	The adjustment to long-term debt represents the issuance of the 12% Notes at a fair value of $218,731 (face value of $218,076) used, in part, to extinguish the Senior Subordinated Notes of the debtors that were recorded in liabilities subject to compromise (see note (i)), the issuance of the new supplemental loan in the amount of $45,000, offset by the payment of the non-current portion of the term loan in the amount of $3,440 (see note (a)). The excess of fair value over face value of the 12% Notes is recorded in long-term debt and will be accreted as a reduction to interest expense over the life of the note.

Issuance of the 12% Notes (fair value)	$218,731
Amounts borrowed under the new supplemental loan agreement	45,000
Accrued default interest	11,515
Repayment of certain amounts under the term loan agreement, net of current portion	(3,440)

$271,806

(h)	Gain on the cancellation of debt from the extinguishment of the senior subordinated notes as well as the modification of the senior term credit facility, for tax purposes, resulted in a $124,054 reduction in the U.S. net deferred tax asset, exclusive of indefinite-lived intangibles. Due to the Company’s full valuation allowance position as of August 30, 2009 on the U.S. net deferred tax asset, exclusive of indefinite-lived intangibles, the tax effect of these items is offset by a corresponding adjustment to the valuation allowance of $124,054. Due to changes in the relative current versus non-current deferred tax asset balances and the corresponding allocation of the domestic valuation allowance, a net $1,707 deferred tax balance reclassification occurred between current and non-current as a result of the effects of the Plan.

(i)	The adjustment to liabilities subject to compromise relates to the extinguishment of the Senior Subordinated Notes balance of $1,049,885 and the accrued interest of $40,497 associated with the Senior Subordinated Notes. Additionally, rejected lease obligations of $15,580 were reclassified to other current liabilities (see note (f)).

(j)	Pursuant to the Plan, the debtor’s common stock was canceled and new common stock of the reorganized debtors was issued. The adjustments eliminated Predecessor Company’s common stock and additional paid-in capital of $691 and $677,007, respectively, and recorded Successor Company’s common stock and additional paid-in capital of $300 and $724,796, respectively, which represents the fair value of the newly issued common stock. The Company issued 30,000 shares at emergence, consisting of 27,030 shares to holders of the Senior Subordinated Notes allowed note holder claims and 2,970 shares in accordance with the terms of the Debtors’ debtor-in-possession credit facility.

(k)	As a result of the Plan, the adjustment to accumulated (deficit) equity recorded the elimination of the Predecessor Company’s common stock, additional paid in capital and treasury stock in the amount of $600,807 and recorded the pre-tax gain on the cancellation of debt in the amount of $146,555. The elimination of the Predecessor Company’s common stock, additional paid in capital and treasury stock was calculated as follows::

Elimination of Predecessor Company’s common stock (see note(j))	$691
Elimination of Predecessor Company’s additional paid in capital (see note(j))	677,007
Elimination of Predecessor Company’s treasury stock (see note(l))	(76,891)

Elimination of Predecessor Company’s common stock	$600,807

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The pre-tax gain on the cancellation of debt was calculated as follows:

Extinguishment of Predecessor Company senior subordinated notes	$1,049,885
Extinguishment of Predecessor Company accrued interest on senior subordinated notes	40,497
Issuance of Successor Company 12% Notes (fair value)	(218,731)
Issuance of Successor Company common stock	(725,096)

Pre-tax gain on the cancellation of debt	$146,555

(l)	Pursuant to the Plan, the adjustment eliminates treasury stock of $76,891 of the Predecessor Company.

Fresh-Start Valuation Adjustments

(m)	Reflects the adjustment of assets and liabilities to estimated fair value, or other measurement specified by SFAS 141, in conjunction with the adoption of fresh-start reporting. Significant adjustments are summarized as followed:

•	Inventories — An adjustment of $48,762 was recorded to adjust inventory to fair value. Raw materials were valued at current replacement cost, work-in-process was valued at estimated selling prices of finished goods less the sum of costs to complete, cost of disposal and a reasonable profit allowance for completing and selling effort based on profit for similar finished goods. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

•	Property, plant and equipment, net — An adjustment of $34,699 was recorded to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of the Company’s property, plant and equipment were based on a combination of the cost or market approach, depending on whether market data was available.

•	Current maturities of long-term debt and Long-term debt, net of current maturities — An adjustment of $79,658 ($4,329 to Current maturities of long-term debt and $75,329 to Long-term debt, net of current maturities) was recorded to adjust the book value of debt to fair value. This adjustment included a decrease of $84,001 which was based on quoted market prices of certain debt instruments as of the Effective Date, offset by an increase of $4,343 related to debt instruments not traded which was calculated giving consideration to the terms of the underlying agreements, using a risk adjusted interest rate of 12%.

•	Employee benefit obligations, net of current portion — An adjustment of $18,712 was recorded to measure the employee benefit obligations as of the Effective Date. This adjustment primarily reflects the difference between the expected return on plan assets as compared to the fair value of the plan assets as of the Effective Date and the change in the duration weighted discount rate associated with the payment of the benefit obligations from the prior measurement date and the Effective Date. The weighted average discount rate change from 6.75% at September 30, 2008 to 5.75% at August 30, 2009.

(n)	Reflects the tax effects of the fresh-start adjustments at statutory tax rates applicable to such adjustments, net of adjustments to the valuation allowance.

(o)	Adjustment eliminated the balance of goodwill and other unamortized intangible assets of the Predecessor Company and records Successor Company intangible assets, including reorganization value in excess of amounts allocated to identified tangible and intangible assets, also referred to as Successor Company goodwill. (See Note 7, Goodwill and Intangible Assets, for additional information regarding the

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Company’s goodwill and other intangible assets). The Successor Company’s August 30, 2009 statement of financial position reflects the allocation of the business enterprise value to assets and liabilities immediately following emergence as follows:

Business enterprise value	$2,275,000
Add: Fair value of non-interest bearing liabilities (non-debt liabilities)	744,071
Less: Fair value of tangible assets, excluding cash	(1,031,511)
Less: Fair value of identified intangible assets	(1,459,500)

Reorganization value of assets in excess of amounts allocated to identified tangible and intangible assets (Successor Company goodwill)	$528,060

The following represent the methodologies and significant assumptions used in determining the fair value of intangible assets, other than goodwill.

Certain indefinite-lived intangible assets which include trade names, trademarks and technology, were valued using a relief from royalty methodology. Customer relationships were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of the Company’s management. A summary of the key inputs used in the valuation of these assets are as follows:

•	The Company valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. The Company assumed a customer retention rate of 95% which was supported by historical retention rates. Income taxes were estimated at a rate 35% and amounts were discounted using rates between 12%-14%. The customer relationships were valued at $708,000 under this approach.

•	The Company valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset values were determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including consumer product industry practices, the existence of licensing agreements (licensing in and licensing out), and importance of the trademark and trade name and profit levels, among other considerations. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 1% to 5% of expected net sales related to the respective trade names and trademarks. The Company anticipates using the majority of the trade names and trademarks for an indefinite period. In estimating the fair value of the trademarks and trade names, nets sales were estimated to grow at a rate of (7)%-10% annually with a terminal year growth rate of 2%-6%. Income taxes were estimated at a rate of 35% and amounts were discounted using rates between 12%-14%. Trade name and trademarks were valued at $688,000 under this approach.

•	The Company valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including industry practices, the existence of licensing agreements (licensing in and licensing out), and importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies ranged from 7%-8% of expected net sales related to the respective technology. The Company anticipates using these technologies through the

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 8 to 17 years. In estimating the fair value of the technologies, nets sales were estimated to grow at a rate of 0%-14% annually. Income taxes were estimated at 35% and amounts were discounted using rates between 12%-13%. The technology assets were valued at $63,500 under this approach.

(p)	The fresh-start adjustment of $17,957 eliminates the debt issuance costs related to assumed debt, that is, the (senior secured term credit facility).

(q)	The Predecessor Company’s accumulated deficit and accumulated other comprehensive income is eliminated in conjunction with the adoption of fresh-start reporting. The Predecessor Company recognized a gain of $1,087,566 related to the fresh-start reporting adjustments as follows:

Gain on
fresh-start
reporting
adjustments

Establishment of Successor Company’s goodwill	$528,060
Elimination of Predecessor Company’s goodwill	(238,905)
Establishment of Successor Company’s other intangible assets	1,459,500
Elimination of Predecessor Company’s other intangible assets	(677,050)
Debt fair value adjustments	79,658
Elimination of debt issuance costs	(17,957)
Property, plant and equipment fair value adjustment	34,699
Deferred tax adjustment	(104,881)
Inventory fair value adjustment	48,762
Employee benefit obligations fair value adjustment	(18,712)
Other fair value adjustments	(5,608)

$1,087,566

(3)	Significant Accounting Policies and Practices

(a)	Principles of Consolidation and Fiscal Year End

The consolidated financial statements include the financial statements of Spectrum Brands, Inc. and its subsidiaries and are prepared in accordance with GAAP. All intercompany transactions have been eliminated. The Company’s fiscal year ends September 30. References herein to Fiscal 2009, 2008 and 2007 refer to the fiscal years ended September 30, 2009, 2008 and 2007, respectively.

(b)	Revenue Recognition

The Company recognizes revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectibility is deemed reasonably assured. The Company is not obligated to allow for, and the Company’s general policy is not to accept, product returns associated with battery sales. The Company does accept returns in specific instances related to its shaving, grooming, personal care, home and garden and pet products. The provision for customer returns is based on

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

historical sales and returns and other relevant information. The Company estimates and accrues the cost of returns, which are treated as a reduction of Net sales.

The Company enters into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from the Company based on the level of their purchases, which require the Company to estimate and accrue the estimated costs of the promotional programs. These costs are treated as a reduction of Net sales.

The Company also enters into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of Net sales or an increase of Cost of goods sold, based on the type of promotional program. The income statement presentation of the Company’s promotional arrangements complies with ASC Topic 605: “Revenue Recognition,” formerly the Emerging Issues Task Force (“EITF”) No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).”

For all types of promotional arrangements and programs, the Company monitors its commitments and uses various measures, including past experience, to determine amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of the Company’s customer-related promotional arrangements and programs are tailored to each customer and are documented through written contracts, correspondence or other communications with the individual customers.

The Company also enters into various arrangements, primarily with retail customers, which require the Company to make upfront cash, or “slotting” payments, to secure the right to distribute through such customers. The Company capitalizes slotting payments; provided the payments are supported by a time or volume based arrangement with the retailer, and amortizes the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in Net sales and a corresponding asset is reported in Deferred charges and other in the accompanying Consolidated Statements of Financial Position.

(c)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Cash Equivalents

For purposes of the accompanying Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

(e)	Concentrations of Credit Risk, Major Customers and Employees

Trade receivables subject the Company to credit risk. Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provision for losses on uncollectible trade receivables are determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risks of nonpayment for a given customer.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Company has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This major customer represented approximately 23% of the Successor Company’s Net sales during the one month ended September 30, 2009 and approximately 23%, 20% and 20%, of Net sales during the Predecessor Company’s eleven months ended August 30, 2009, Fiscal 2008 and 2007, respectively. This major customer also represented approximately 14% of the Successor Company’s Trade account receivables, net as of September 30, 2009 and 22% of the Predecessor Company’s Trade account receivables, net as of September 30, 2008.

Approximately 48% of the Successor Company’s Net sales during the one month period ended September 30, 2009 occurred outside of the United States and approximately 42%, 48% and 51% of the Predecessor’s Company’s Net sales during the eleven month period ended August 30, 2009, Fiscal 2008 and 2007, respectively, occur outside of the United States. These sales and related receivables are subject to varying degrees of credit, currency, and political and economic risk. The Company monitors these risks and makes appropriate provisions for collectibility based on an assessment of the risks present.

(f)	Displays and Fixtures

Temporary displays are generally disposable cardboard displays shipped to customers to facilitate display of the Company’s products. Temporary displays are generally disposed of after a single use by the customer.

Permanent fixtures are permanent in nature, generally made from wire or other permanent racking, which are shipped to customers for display of the Company’s products. These permanent fixtures are restocked with the Company’s product multiple times over the fixture’s useful life.

The costs of both temporary and permanent displays are capitalized as a prepaid asset and are included in Prepaid expenses and other in the accompanying Consolidated Statements of Financial Position. The costs of temporary displays are expensed in the period in which they are shipped to customers and the costs of permanent fixtures are amortized over an estimated useful life of one to two years once they are shipped to customers and are reflected in Deferred charges and other in the accompanying Consolidated Statements of Financial Position.

(g)	Inventories

The Company’s inventories are valued at the lower of cost or market. Cost of inventories is determined using the first-in, first-out (FIFO) method.

(h)	Property, Plant and Equipment

Property, plant and equipment are stated at lower of cost or at fair value if acquired in a purchase business combination. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciable lives by major classification are as follows:

Building and improvements	20-40 years
Machinery, equipment and other	2-15 years

Plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(i)	Intangible Assets

Intangible assets are recorded at cost or at fair value if acquired in a purchase business combination. In connection with fresh-start reporting, Intangible Assets were recorded at their estimated fair value on August 30, 2009. Customer lists and proprietary technology intangibles are amortized, using the straight-line method, over their estimated useful lives of approximately 4 to 20 years. Excess of cost over fair value of net assets acquired (goodwill) and indefinite-lived intangible assets (certain trade name intangibles) are not amortized. Goodwill is tested for impairment at least annually, at the reporting unit level with such groupings being consistent with the Company’s reportable segments. If impairment is indicated, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Indefinite-lived trade name intangibles are tested for impairment at least annually by comparing the fair value, determined using a relief from royalty methodology, with the carrying value. Any excess of carrying value over fair value is recognized as an impairment loss in income from operations. ASC Topic 350: “Intangibles-Goodwill and Other,” formerly SFAS No. 142, “Goodwill and Other Intangible Assets,” (“ASC 350”) requires that goodwill and indefinite-lived intangible assets be tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During the eleven month period ended August 30, 2009 Fiscal 2008 and Fiscal 2007, the Predecessor Company’s goodwill and trade name intangibles where tested for impairment as of the Company’s August financial period end, the annual testing date for the Company, as well as certain interim periods where an event or circumstance occurred that indicated an impairment loss may have been incurred.

Intangibles with Indefinite Lives

In accordance with ASC 350, the Company conducts impairment testing on the Company’s goodwill. To determine fair value during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007 the Company used the discounted estimated future cash flows methodology, third party valuations and negotiated sales prices. Assumptions critical to the Company’s fair value estimates under the discounted estimated future cash flows methodology are: (i) the present value factors used in determining the fair value of the reporting units and trade names; (ii) royalty rates used in the Company’s trade name valuations; (iii) projected average revenue growth rates used in the reporting unit and trade name models; and (iv) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. The Company also tested fair value for reasonableness by comparison to the total market capitalization of the Company, which includes both its equity and debt securities. In addition, in accordance with ASC 350, as part of the Company’s annual impairment testing, the Company tested its indefinite-lived trade name intangible assets for impairment by comparing the carrying amount of such trade names to their respective fair values. Fair value was determined using a relief from royalty methodology. Assumptions critical to the Company’s fair value estimates under the relief from royalty methodology were: (i) royalty rates; and (ii) projected average revenue growth rates.

In connection with the Predecessor Company’s annual goodwill impairment testing performed during Fiscal 2009, which was completed on the Predecessor Company before applying fresh-start reporting, the first step of such testing indicated that the fair value of the Predecessor Company’s reporting segments were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required. In connection with its annual goodwill impairment testing in Fiscal 2008 the Predecessor Company first compared the fair value of its reporting units with their carrying amounts, including goodwill. This first step indicated that the fair value of the Predecessor Company’s Global Pet Supplies and Home and Garden Business was less than

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

the Predecessor Company’s carrying amount of those reporting units and, accordingly, further testing of goodwill was required to determine the impairment charge required by ASC 350. Accordingly, the Predecessor Company then compared the carrying amount of the Global Pet Supplies and the Home and Garden Business goodwill to the respective implied fair value of their goodwill. The carrying amounts of the Global Pet Supplies and the Home and Garden Business goodwill exceeded their implied fair values and, therefore, during Fiscal 2008 the Predecessor Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the respective reporting unit’s goodwill over the implied fair value of such goodwill of which $270,811 related to Global Pet Supplies and $49,801 related to the Home and Garden Business. In connection with the Predecessor Company’s annual goodwill impairment testing performed during Fiscal 2007 the first step of such testing indicated that the fair value of the Predecessor Company’s Global Batteries and Personal Care and Global Pet Supplies reporting segments were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required. However, as more fully discussed in Note 1, Description of Business, in Fiscal 2007 the Home and Garden Business had been designated by the Predecessor Company as a discontinued operation and classified as an asset held for sale. Therefore, in accordance with ASC Topic 360: “Property, Plant and Equipment,” formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”), long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. Accordingly, the Predecessor Company recorded a non-cash pretax charge equal to the excess of the carrying amount of the Home and Garden Business goodwill over the implied fair value of such goodwill of approximately $124,013.

Furthermore, during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, in connection with its annual impairment testing, the Predecessor Company concluded that the fair values of certain trade name intangible assets were less than the carrying amounts of those assets. As a result, during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007 the Predecessor Company recorded non-cash pretax impairment charges of approximately $34,391, $224,100 and $24,400, respectively, equal to the excess of the carrying amounts of the intangible assets over the fair value of such assets.

In accordance with ASC 360 and ASC 350, in addition to its annual impairment testing the Company conducts goodwill and trade name intangible asset impairment testing if an event or circumstance (“triggering event”) occurs that indicates an impairment loss may have been incurred. The Company’s management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts may signal that an asset has become impaired. Several triggering events occurred during Fiscal 2008 and Fiscal 2007 which required the Company to test its indefinite-lived intangible assets for impairment between annual impairment test dates. As more fully discussed above in Note 1, Description of Business, on May 20, 2008, the Company entered into a definitive agreement for the sale of Global Pet Supplies with Salton and Applica, which was subsequently terminated. The Company’s intent to dispose of Global Pet Supplies constituted a triggering event for impairment testing. The Company estimated the fair value of Global Pet Supplies, and the resultant estimated impairment charge of goodwill, based on the negotiated sales price of Global Pet Supplies, which management deemed the best indication of fair value at that time. Accordingly, the Company recorded a non-cash pretax charge of $154,916 to reduce the carrying value of goodwill related to Global Pet Supplies to reflect the estimated fair value of the business during the third quarter of Fiscal 2008. Goodwill and trade name intangible assets of the Home and Garden Business were tested during the third quarter of Fiscal 2008, as a result of lower forecasted profits from this business. This decrease in profitability was primarily due to significant cost increases in certain raw materials used in the production of many of the lawn fertilizer and growing media products manufactured by the Company as well as more conservative growth rates to reflect the current and expected future economic conditions for this business. The Company first compared the fair value of this reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

value of the Home and Garden Business was less than the Company’s carrying amount of this reporting unit and, accordingly, further testing of goodwill was required to determine the impairment charge. Accordingly, the Company then compared the carrying amount of the Home and Garden Business goodwill against the implied fair value of such goodwill. The carrying amount of the Home and Garden Business goodwill exceeded its implied fair value and, therefore, during Fiscal 2008 the Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of such goodwill of approximately $110,213. In addition, during the third quarter of Fiscal 2008, the Company concluded that the implied fair values of certain trade name intangible assets related to the Home and Garden Business were less that the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $22,000. Goodwill and trade name intangibles of the Home and Garden Business were tested during the first quarter of Fiscal 2008 in conjunction with the Company’s reclassification of that business from an asset held for sale to an asset held and used. The Company first compared the fair value of this reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value of the Home and Garden Business was in excess of its carrying amounts and, accordingly, no further testing of goodwill was required. In addition, during the first quarter of Fiscal 2008, the Company concluded that the implied fair values of certain trade name intangible assets related to the Home and Garden Business were less that the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $12,400. All of the Company’s goodwill and trade name intangibles were tested during the second quarter of Fiscal 2007 in conjunction with the Company’s realignment of reportable segments which occurred in January 2007. The Company first compared the fair value of its reporting units with the respective carrying amounts, including goodwill. This first step indicated that the fair value of the Company’s North America geographic reporting unit, which is now included in the Global Batteries & Personal Care reportable segment, was less than the Company’s North America reporting unit’s carrying amount and, accordingly, further testing of goodwill was required to determine the impairment charge. Accordingly, the Company then compared the carrying amount of the North America reporting unit’s goodwill against the implied fair value of such goodwill. The carrying amount of the North America reporting unit’s goodwill exceeded its implied fair value and, therefore, during Fiscal 2007 the Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of such goodwill of approximately $214,039. In addition, during the second quarter of Fiscal 2007, the Company concluded that the implied fair values of its trade name intangible assets were in excess of the carrying amounts of those assets and, accordingly, no impairment of trade name intangibles was recorded.

The above impairments of goodwill and trade name intangible assets is primarily attributed to lower current and forecasted profits, reflecting more conservative growth rates versus those assumed by the Company at the time of acquisition, as well as due to a sustained decline in the total market capitalization of the Company.

During the third quarter of Fiscal 2008, the Company developed and initiated a plan to phase down, and ultimately curtail, manufacturing operations at its Ningbo, China battery manufacturing facility. The Company completed the shutdown of Ningbo during the fourth quarter of Fiscal 2008. In connection with the Company’s strategy to exit operations in Ningbo, China, the Predecessor Company recorded a non-cash pretax charge of $16,193 to reduce the carrying value of goodwill related to the Ningbo, China battery manufacturing facility.

The recognition of the $34,391, $861,234 and $362,452 non-cash impairment of goodwill and trade name intangible assets during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively, has been recorded as a separate component of Operating expenses and has had a material negative effect on the Predecessor Company’s financial condition and results of operations during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007. These impairments will not result in future cash expenditures.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Intangibles with Definite or Estimable Useful Lives

The triggering events discussed above under ASC 350 also indicate a triggering event in accordance with ASC 360. Management conducted an analysis in accordance with ASC 360 of intangibles with definite or estimable useful lives in conjunction with the ASC 350 testing of intangibles with indefinite lives.

The Company assesses the recoverability of intangible assets with definite or estimable useful lives in accordance with ASC 360 by determining whether the carrying value can be recovered through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized carrying value of intangible assets with finite useful lives will not be recovered, an adjustment would be made to reduce the carrying value to an amount equal to projected future cash flows discounted at the Company’s incremental borrowing rate. The cash flow projections used are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses, or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. The Company’s initial impairment review to determine if an impairment test is required is based on an undiscounted cash flow analysis for asset groups at the lowest level for which identifiable cash flows exist. The analysis requires management judgment with respect to changes in technology, the continued success of product lines and future volume, revenue and expense growth rates, and discount rates.

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Predecessor Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. (See also Note 10, Discontinued Operations, for additional information regarding this impairment charge). During Fiscal 2007, the Predecessor Company recorded a non-cash pretax charge of $44,507 in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian Division of the Home and Garden Business in order to reflect the estimated fair value of this business. (See also Note 6, Assets Held for Sale, for additional information regarding this impairment charge).

(j)	Debt Issuance Costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the lives of the related debt agreements.

(k)	Accounts Payable

Included in accounts payable are bank overdrafts, net of deposits on hand, on disbursement accounts that are replenished when checks are presented for payment.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date.

(m)	Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of Accumulated other comprehensive income (“AOCI”). Also included in AOCI are the effects of exchange rate changes on intercompany balances of a long-term nature.

As of September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company), foreign currency translation adjustment balances of $5,897 and $88,719, respectively, were reflected in the accompanying Consolidated Statements of Financial Position in AOCI.

Successor Company exchange (gains) losses on foreign currency transactions aggregating $(726) for the one month period ended September 30, 2009 are included in Other income, net, in the accompanying Consolidated Statements of Operations. Predecessor Company exchange (gains) losses on foreign currency transactions aggregating $4,440, $3,466, and $4,749 for the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively, are included in Other income, net, in the accompanying Consolidated Statements of Operations.

(n)	Shipping and Handling Costs

The Successor Company incurred shipping and handling costs of $12,866 during the one month period ended September 30, 2009. The Predecessor Company incurred shipping and handling costs of $135,511, $183,676 and $180,651 during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively. Shipping and handling costs, which are included in Selling expenses in the accompanying Consolidated Statements of Operations, include costs incurred with third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare the Company’s products for shipment at the Company’s distribution facilities.

(o)	Advertising Costs

The Successor Company incurred advertising costs of $3,166 during the one month period ended September 30, 2009. The Predecessor Company incurred expenses for advertising of $25,813, $46,417 and $55,264 during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively. Such advertising costs are included in Selling expenses in the accompanying Consolidated Statements of Operations.

(p)	Research and Development Costs

Research and development costs are charged to expense in the period they are incurred.

(q)	Net (Loss) Income Per Common Share

Basic net loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Basic net loss per common share does not consider common stock equivalents. Diluted net loss per common share reflects the dilution that would occur if employee stock options and restricted stock awards were exercised or converted into common shares or resulted in the issuance of common shares that then shared in the net loss of the entity. The

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

computation of diluted net loss per common share uses the “if converted” and “treasury stock” methods to reflect dilution. The difference between the basic and diluted number of shares is due to the effects of restricted stock and assumed conversion of employee stock options awards.

As discussed in Note 2, Voluntary Reorganization under Chapter 11, Predecessor Company common stock was cancelled as a result of the Company’s emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. The Successor Company common stock began trading on September 2, 2009. As such, the earnings per share information for the Predecessor Company is not meaningful to shareholders of the Successor Company’s common shares, or to potential investors in such common shares.

Net income (loss) per common share is calculated based upon the following shares:

	Successor
	Company	Predecessor Company
	September 30,	August 30,
	2009	2009	2008	2007

Basic	30,000	51,306	50,921	50,909
Effect of restricted stock and assumed conversion of stock options	—	—	—	—

Diluted	30,000	51,306	50,921	50,909

The Successor Company for the one month period ended September 30, 2009 and the Predecessor Company for the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007 has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

(r)	Derivative Financial Instruments

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes. When hedge accounting is elected at inception, the Company formally designates the financial instrument as a hedge of a specific underlying exposure if such criteria are met, and documents both the risk management objectives and strategies for undertaking the hedge. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the forecasted cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the forecasted or cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges, or do not qualify for hedge accounting treatment, the change in the fair value is also immediately recognized in earnings.

Effective December 29, 2008, the Company adopted ASC Topic 815: “Derivatives and Hedging,” formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment to FASB Statement No. 133” (“ASC 815”). ASC 815 amends the disclosure requirements for derivative instruments and hedging activities. Under the revised guidance entities are required to provide enhanced disclosures for derivative and hedging activities.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The fair value of outstanding derivative contracts recorded as assets in the accompanying Consolidated Statements of Financial Position were as follows:

		Successor	Predecessor
		Company	Company
	Statement of Financial	September 30,	September 30,
Asset Derivatives	Position Location	2009	2008

Derivatives designated as hedging instruments under ASC 815:
Commodity contracts	Receivables — Other	$2,861	$403
Commodity contracts	Deferred charges and other	554	—
Foreign exchange contracts	Receivables — Other	295	4,246
Foreign exchange contracts	Deferred charges and other	—	1,299

Total asset derivatives designated as hedging instruments under ASC 815		$3,710	$5,948

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Receivables — Other	75	959

Total asset derivatives		$3,785	$6,907

The fair value of outstanding derivative contracts recorded as liabilities in the accompanying Consolidated Statements of Financial Position were as follows:

		Successor	Predecessor
		Company	Company
	Statement of Financial	September 30,	September 30,
Liability Derivatives	Position Location	2009	2008

Derivatives designated as hedging instruments under ASC 815:
Commodity contracts	Accounts payable	$—	$11,396
Commodity contracts	Other long term liabilities	—	1,522
Interest rate contracts	Accounts payable	—	3,063
Interest rate contracts	Accrued interest	—	793
Interest rate contracts	Other long term liabilities	—	2,749
Foreign exchange contracts	Accounts payable	1,036	387
Foreign exchange contracts	Other long term liabilities	—	85

Total liability derivatives designated as hedging instruments under ASC 815		$1,036	$19,995

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Accounts payable	131	781

Total liability derivatives		$1,167	$20,776

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Cash Flow Hedges

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

The following table summarizes the impact of derivative instruments on the accompanying Consolidated Statements of Operations for the one month period ended September 30, 2009, net of tax (Successor Company):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
	Amount of			Income on	Income on
	Gain (Loss)		Amount of	Derivative	Derivatives
	Recognized in	Location of	Gain (Loss)	(Ineffective Portion	(Ineffective Portion
	AOCI on	Gain (Loss)	Reclassified from	and Amount	and Amount
	Derivatives	Reclassified from	Accumulated	Excluded from	Excluded from
Derivatives in ASC 815	(Effective	AOCI into Income	OCI into Income	Effectiveness	Effectiveness
Cash Flow Hedging Relationships	Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$347	Cost of goods sold	$—	Cost of goods sold	$—
Foreign exchange contracts	(81)	Net Sales	—	Net sales	—
Foreign exchange contracts	(297)	Cost of goods sold	—	Cost of goods sold	—

Total	$(31)		$—		$—

The following table summarizes the impact of derivative instruments designated as cash flow hedges on the accompanying Consolidated Statements of Operations for the eleven month period ended August 30, 2009, net of tax (Predecessor Company):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
	Amount of			Recognized in	Recognized in
	Gain (Loss)			Income on	Income on
	Recognized in		Amount of	Derivative	Derivatives
	Accumulated	Location of	Gain (Loss)	(Ineffective Portion	(Ineffective Portion
	OCI on	Gain (Loss)	Reclassified from	and Amount	and Amount
	Derivatives	Reclassified from	Accumulated	Excluded from	Excluded from
Derivatives in ASC 815	(Effective	AOCI into Income	OCI into Income	Effectiveness	Effectiveness
Cash Flow Hedging Relationships	Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$1,210	Cost of goods sold	$(4,211)	Cost of goods sold	$25
Interest rate contracts	(4,747)	Interest expense	(159)	Interest expense	(8,193	)(A)
Foreign exchange contracts	150	Net Sales	52	Net sales	—
Foreign exchange contracts	1,571	Cost of goods sold	5,260	Cost of goods sold	—
Commodity contracts	—	Discontinued operations	(243)	Discontinued operations	(1,643)

Total	$(1,816)		$699		$(9,811)

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(A)	Included in this amount is $(6,191) pre-tax, $(3,839) net of tax, reflected in the Derivatives Not Designated as Hedging Instruments Under ASC 815 table below, as a result of the de-designation of a cash flow hedge as described below.

The following table summarizes the impact of derivative instruments designated as cash flow hedges on the accompanying Consolidated Statements of Operations for Fiscal 2008 and Fiscal 2007, respectively, net of tax (Predecessor Company):

							Amount of
							Gain (Loss)
	Amount of						Recognized in
	Gain (Loss)			Amount of		Location of	Income on
	Recognized in			Gain (Loss)		Gain (Loss)	Derivatives
	Accumulated			Reclassified from		Recognized in	(Ineffective Portion
	OCI on			Accumulated		Income on	and Amount
	Derivatives		Location of	OCI into Income		Derivative	Excluded from
	(Effective Portion)		Gain (Loss)	(Effective Portion)		(Ineffective Portion	Effectiveness Testing)
	Twelve Month		Reclassified from	Twelve Month		and Amount	Twelve Month
Derivatives in ASC 815 Cash Flow	Period Ended		AOCI into Income	Period Ended		Excluded from	Period Ended
Hedging Relationships	2008	2007	(Effective Portion)	2008	2007	Effectiveness Testing)	2008	2007

Commodity contracts	$(9,778)	$(3,937)	Cost of goods sold	$(5,583)	$2,766	Cost of goods sold	$(676)	$(732)
Interest rate contracts	(2,945)	(4,566)	Interest expense	822	1,656	Interest expense	—	—
Foreign exchange contracts	576	(1,771)	Net Sales	(915)	—	Net sales	—	—
Foreign exchange contracts	1,191	(6,604)	Cost of goods sold	(6,919)	(1,718)	Cost of goods sold	—	—
Commodity contracts	2,692	3,620	Discontinued operations	5,434	2,194	Discontinued operations	(86)	58

Total	$(8,264)	$(13,258)		$(7,161)	$4,898		$(762)	$(674)

Derivative Contracts

For derivative instruments that are used to economically hedge the fair value of the Company’s third party and intercompany payments and interest rate payments, the gain (loss) is recognized in earnings in the period of change associated with the derivative contract. During the one month period ended September 30, 2009 (Successor Company) and the eleven month period ended August 30, 2009 (Predecessor Company), the Company recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)
	Recognized in
	Income on Derivatives
	Successor	Predecessor
	Company	Company
	One Month	Eleven Month
	Period Ended	Period Ended	Location of Gain or (Loss)
Derivatives Not Designated as	September 30,	August 30,	Recognized in
Hedging Instruments Under ASC 815	2009	2009	Income on Derivatives

Interest rate contracts(A)	$—	$(6,191)	Interest expense
Foreign exchange contracts	(1,469)	3,075	Other (income) expense, net

Total	$(1,469)	$(3,116)

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(A)	Amount represents ineffective portion of certain future payments related to an interest rate contracts that were de-designated as cash flow hedges during the pendency of the Bankruptcy Cases.

During Fiscal 2008 and Fiscal 2007, the Company recognized the following respective gains (losses) on derivative contracts (Predecessor Company):

	Amount of Gain (Loss)
	Recognized in		Location of Gain or (Loss)
Derivatives Not Designated as	Income on Derivatives		Recognized in
Hedging Instruments Under ASC 815	2008	2007	Income on Derivatives

Foreign exchange contracts	(9,361)	(16,485)	Other (income) expense, net

Total	$(9,361)	$(16,485)

Credit Risk

The Company is exposed to the default risk of the counterparties with which the Company transacts. The Company monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives which are primarily concentrated with a foreign financial institution counterparty. The Company considers these exposures when measuring its credit reserve on its derivative assets, which was $32 and $0, respectively, at September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company). Additionally, the Company does not require collateral or other security to support financial instruments subject to credit risk.

The Company’s standard contracts do not contain credit risk related contingencies whereby the Company would be required to post additional cash collateral as a result of a credit event. However, as a result of the Company’s current credit profile, the Company is typically required to post collateral in the normal course of business to offset its liability positions. At September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company), the Company had posted collateral of $1,943 and $13,227, respectively, related to such liability positions. The collateral is included in Current — Receivables within the accompanying Consolidated Statements of Financial Position.

Derivative Financial Instruments

Cash Flow Hedges

The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. During the one month period ended September 30, 2009 (Successor Company) and the eleven month period ended August 30, 2009 (Predecessor Company) $0 and $15,532 of pretax derivative losses, respectively, from such hedges were recorded as an adjustment to Interest expense. During Fiscal 2008 and Fiscal 2007, $772 and $9,043 of pretax derivative gains, respectively, from such hedges were recorded as an adjustment to Interest expense. During the one month period ended September 30, 2009 (Successor Company) there was no ineffectiveness. During the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, the Predecessor Company had $13,435, $0 and $0 of pretax derivative losses, respectively, which were recorded as adjustments to interest expense for ineffectiveness from such hedges and included in the amounts above. The derivative net gain (loss) on these contracts recorded in AOCI by the Successor Company at

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

September 30, 2009 was $0. The derivative net loss on these contracts recorded in AOCI by the Predecessor Company at September 30, 2008 was $3,604, net of tax benefit of $2,209. The derivative net gain on these contracts recorded in AOCI by the Predecessor Company at September 30, 2007 was $163, net of tax expense of $100.

The Successor Company had no interest rate swap financial instruments at September 30, 2009. The Predecessor Company’s interest rate swap derivative financial instruments at September 30, 2008 and September 30, 2007 are summarized as follows:

	2008		2007
	Notional	Remaining	Notional	Remaining
	Amount	Term	Amount	Term

Interest rate swaps-fixed	$267,029	0.07 years	$175,000	0.03 years
Interest rate swaps-fixed	$170,000	0.11 years	$70,760	0.07 years
Interest rate swaps-fixed	$225,000	1.52 years	$261,812	1.07 years
Interest rate swaps-fixed	$80,000	1.62 years	$170,000	1.11 years
Interest rate swaps-fixed			$225,000	2.52 years

The Company periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign denominated third party and intercompany sales or payments. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Pounds Sterling, Australian Dollars, Brazilian Reals, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales or product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to Net sales or purchase price variance in Cost of goods sold. During the one month period ended September 30, 2009 (Successor Company) and the eleven month period ended August 30, 2009 (Predecessor Company) $0 and $544 of pretax derivative gains, respectively, from such hedges were recorded as an adjustment to Net sales. During Fiscal 2008 and Fiscal 2007, $(1,729) and $319 of pretax derivative gains (losses) from such hedges were recorded by the Predecessor Company as an adjustment to Net sales. During the one month period ended September 30, 2009 (Successor Company) and the eleven month period ended August 30, 2009 (Predecessor Company) $0 and $9,719 of pretax derivative gains, respectively, from such hedges were recorded as an adjustment to Cost of goods sold. During Fiscal 2008 and Fiscal 2007, $(9,293) and $(2,944) of pretax derivative losses, respectively, from such hedges were recorded by the Predecessor Company as an adjustment to Cost of goods sold. Following the sale or purchase, subsequent changes in the fair value of the derivative hedge contracts are recorded as a gain or loss in earnings as an offset to the change in value of the related asset or liability recorded in the accompanying Consolidated Statement of Financial Position. During the one month period ended September 30, 2009 the Successor Company had no pretax derivative gain or loss from such hedges. During the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, the Predecessor Company recorded pretax derivative losses from such hedges of $0, $0 and $(1,295), respectively, recorded as an adjustment to earnings in Other income, net.

At September 30, 2009 the Successor Company had a series of foreign exchange derivative contracts outstanding through September 2010 with a contract value of $92,963. At September 30, 2008 the Predecessor Company had a series of such derivative contracts outstanding through September 2010 with a contract value of $144,776. At September 30, 2007 the Predecessor Company had a series of such derivative contracts outstanding through September 2009 with a contract value of $157,520. The derivative net loss on these contracts recorded in AOCI by the Successor Company at September 30, 2009 was $(378), net of tax benefit of $167. The derivative net gain on these contracts recorded in AOCI by the Predecessor Company at

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

September 30, 2008 was $3,591, net of tax expense of $1,482. The derivative net loss on these contracts recorded in AOCI by the Predecessor Company at September 30, 2007 was $6,010, net of tax benefit of $3,318. At September 30, 2009, the portion of derivative net losses estimated to be reclassified from AOCI into earnings by the Successor Company over the next 12 months is $(378), net of tax.

The Company is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. The Company hedges a portion of the risk associated with these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. During the one month period ended September 30, 2009 (Successor Company) and the eleven month period ended August 30, 2009 (Predecessor Company), $0 and $(11,288) of pretax derivative gains (losses), respectively, were recorded as an adjustment to Cost of goods sold for swap contracts settled at maturity. During Fiscal 2008 and Fiscal 2007, $(10,521) and $8,932 of pretax derivative gains (losses), respectively, were recorded by the Predecessor Company as an adjustment to Cost of goods sold for swap or option contracts settled at maturity. The hedges are generally highly effective, however, during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007 the Predecessor Company recorded $851, $(433) and $(608), respectively, of pretax gains (losses) as an adjustment to Cost of goods sold for ineffectiveness. The Successor Company recorded no ineffectiveness during the one month period ended September 30, 2009. At September 30, 2009 the Successor Company had a series of such swap contracts outstanding through September 2011 for 8 tons with a contract value of $11,830. At September 30, 2008, the Predecessor Company had a series of such swap contracts outstanding through September 2010 for 13 tons with a contract value of $31,030. At September 30, 2007, the Predecessor Company had a series of such swap contracts outstanding through August 2009 for 14 tons with a contract value of $45,343. The derivative net gain on these contracts recorded in AOCI by the Successor Company at September 30, 2009 was $347, net of tax expense of $183. The derivative net loss on these contracts recorded in AOCI by the Successor Company at September 30, 2008 was $5,396, net of tax benefit of $2,911. The derivative net loss on these contracts recorded in AOCI by the Successor Company at September 30, 2007 was $1,877, net of tax benefit of $1,002. At September 30, 2009, the portion of derivative net gains estimated to be reclassified from AOCI into earnings by the Successor Company over the next 12 months is $284, net of tax.

The Company was also exposed to fluctuating prices of raw materials, specifically urea and di-ammonium phosphates (“DAP”), used in its manufacturing processes in the growing products portion of the Home and Garden Business. During the eleven month period ended August 30, 2009 (Predecessor Company) $(2,116) of pretax derivative gains (losses) were recorded as an adjustment to Loss from Discontinued operations, net of tax, for swap or option contracts settled at maturity. During Fiscal 2008 and Fiscal 2007, $8,925 and $5,080 of pretax derivative gains, respectively, were recorded as an adjustment to Loss from discontinued operations, net of tax, by the Predecessor Company for swap or option contracts settled at maturity. The hedges are generally highly effective; however, during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, $(12,803), $(177) and $25 of pretax derivative gains (losses), respectively, were recorded as an adjustment to Loss from discontinued operations, net of tax, by the Predecessor Company for ineffectiveness. The ineffectiveness during the eleven month period ended August 30, 2009, was due to the shutdown of the growing products portion of the Home and Garden Business. The Successor Company had no such swap contracts outstanding as of September 30, 2009 and no related gain (loss) recorded in AOCI. At September 30, 2008, the Predecessor Company had a series of such swap contracts outstanding through March 2009 for 35 tons of urea and 6 tons of DAP with a contract value of $29,174. At September 30, 2007, the Predecessor Company had a series of such swap contracts outstanding through April 2008 for 39 tons of urea and 15 tons of DAP with a contract value of $18,700. The derivative net loss on these contracts recorded in AOCI at

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

September 30, 2008 by the Predecessor Company was $1,886, net of tax benefit of $1,127. The derivative net gain on these contracts recorded in AOCI at September 30, 2007 by the Predecessor Company was $770, net of tax expense of $473.

Derivative Contracts

The Company periodically enters into forward and swap foreign exchange contracts to hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Canadian Dollars, Brazilian Reals, Colombian Pesos or Turkish Lira. These foreign exchange contracts are fair value hedges of a related liability or asset recorded in the accompanying Consolidated Statement of Financial Position. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. During the one month period ended September 30, 2009 (Successor Company) and eleven months ended August 30, 2009 (Predecessor Company), $(1,469) and $3,075, respectively, of pretax derivative gains (losses) from such hedges were recorded as an adjustment to earnings in Other income, net. During Fiscal 2008 and Fiscal 2007, $(9,361) and $(16,485), respectively, of pretax derivative (losses), from such hedges were recorded by the Predecessor Company as an adjustment to earnings in Other income, net. At September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company), $37,478 and $110,174, respectively, of such foreign exchange derivative contracts were outstanding.

During the Predecessor Company’s eleven month period ended August 30, 2009, as a result of the Bankruptcy Cases, the Company determined that previously designated cash flow hedge relationships associated with interest rate swaps became ineffective as of the Company’s Petition Date. Further, the Company’s senior secured term credit agreement was amended in connection with the implementation of the Plan, and accordingly the underlying transactions did not occur as originally forecasted. As a result, the Predecessor Company reclassified approximately $(6,191), pretax, or $(3,839), net of tax, of losses from AOCI as an adjustment to Interest expense during the eleven month period ended August 30, 2009. As a result, the portion of derivative net losses to be reclassified from AOCI into earnings over the next 12 months is $0. The Predecessor Company’s related derivative contracts were terminated during the pendency of the Bankruptcy Cases and settled at a loss on the Effective Date.

(s)	Fair Value of Financial Instruments

Effective October 1, 2008, the Company adopted ASC Topic 820: “Fair Value Measurements and Disclosures,” formerly SFAS No. 157, “Fair Value Measurements” (“ASC 820”), for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. ASC 820 establishes a new framework for measuring fair value and expands related disclosures. Broadly, the ASC 820 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820 establishes market or observable inputs as the preferred source of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The Company utilizes valuation techniques that attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The determination of the fair values considers various factors, including closing exchange or over-the-counter market pricing quotations, time value and credit quality factors underlying options and contracts. The fair value of certain derivative financial instruments is estimated using pricing models based on contracts with similar terms and risks. Modeling techniques assume market correlation and volatility, such as using prices of one delivery point to calculate the price of the contract’s different delivery point. The nominal value of interest rate transactions is discounted using applicable forward interest rate curves. In addition, by applying a credit reserve which is calculated based on credit default swaps

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

or published default probabilities for the actual and potential asset value, the fair value of the Company’s derivative financial instruments assets reflects the risk that the counterparties to these contracts may default on the obligations. Likewise, by assessing the requirements of a reserve for non-performance which is calculated based on the probability of default by the Company, the Company adjusts its derivative contract liabilities to reflect the price at which a potential market participant would be willing to assume the Company’s liabilities. The adoption of ASC 820 did not have a material effect on the Company’s statements of operations, financial position or cash flows.

The valuation techniques required by ASC 820 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the Company. These two types of inputs create the following fair value hierarchy:

Level 1 Unadjusted quoted prices for identical instruments in active markets.

Level 2 Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Significant inputs to the valuation model are unobservable.

The Company maintains policies and procedures to value instruments using the best and most relevant data available. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls must be determined based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. In addition, the Company has risk management teams that review valuation, including independent price validation for certain instruments. Further, in other instances, the Company retains independent pricing vendors to assist in valuing certain instruments.

The Company’s derivatives are valued using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. The Successor Company’s net derivative portfolio as of September 30, 2009, contains Level 2 instruments and represents, commodity and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Assets:
Commodity contracts	$—	$3,415	$—	$3,415

Total Assets	$—	$3,415	$—	$3,415

Liabilities:
Foreign exchange contracts, net	$—	$(797)	$—	$(797)

Total Liabilities	$—	$(797)	$—	$(797)

The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term debt approximate fair value. The fair values of long-term debt and derivative financial instruments are generally based on quoted or observed market prices.

The carrying value of financial instruments approximate the fair value of those instruments due to the applicable interest rates being substantially at market (“floating”), except for a $1,000,000 senior secured U.S. Dollar Term B Loan ($973,125 at September 30, 2009 (Successor Company) and $976,458 at

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

September 30, 2008 (Predecessor Company)) due June 30, 2012 with interest payable periodically but not less than quarterly (with such interest rate at September 30, 2009 (Successor Company) at LIBOR, subject to a floor of 1.50%, plus 6.5% and at September 30, 2008 (Predecessor Company) at LIBOR plus 4.0%), a €262,000 senior secured Euro Term Loan ($371,874 at September 30, 2009 (Successor Company) and $369,283 at September 30, 2008 (Predecessor Company)) due June 30, 2012 with interest payable periodically but not less than quarterly (with such interest rate at September 30, 2009 (Successor Company) at EURIBOR, subject to a floor of 1.5%, plus 7.0% and at September 30, 2008 (Predecessor Company) at EURIBOR plus 4.5%). In addition, at September 30, 2009 the Successor Company had outstanding $218,076 of 12% Notes due August 28, 2019 with interest payable semiannually and at September 30, 2008 the Predecessor Company had outstanding $700,000, $347,012 and $2,873 of 7 3/8 Notes, Variable Rate Notes and 8 1/2 Notes, respectively. The total fair value of the Term Loans at September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company) was approximately $1,284,030 and $997,654, respectively. The total fair value of the Successor Company’s 12% Notes at September 30, 2009 approximated $207,718 and the Predecessor Company’s Senior Subordinated Notes at September 30, 2008 approximated $521,874. See Note 3(r), Significant Accounting Policies and Practices — Derivative Financial Instruments and Note 8, Debt, for further details of the Company’s financial instruments.

The carrying amounts and fair values of the Company’s financial instruments are summarized as follows ((liability)/asset):

	Successor Company		Predecessor Company
	September 30, 2009		September 30, 2008
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Total debt	$(1,583,535)	$(1,592,987)	$(2,523,419)	$(1,647,320)
Interest rate swap agreements	—	—	(5,813)	(5,813)
Commodity swap and option agreements	3,415	3,415	(11,320)	(11,320)
Foreign exchange forward agreements	(797)	(797)	5,251	5,251

Effective October 1, 2008, the Company also adopted ASC Topic 825: “Financial Instruments,” formerly SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115,” (“ASC 825”), which permits an entity to measure many financial instruments and certain other items at fair value by electing a fair value option. Once elected, the fair value option may be applied on an instrument by instrument basis, is irrevocable and is applied only to entire instruments. ASC 825 also requires companies with trading and available-for-sale securities to report the unrealized gains and losses for which the fair value option has been elected. The adoption of ASC 825 did not have an effect the Company’s results of operations, financial position or cash flows as the Company did not elect the fair value option for any of its financial instruments.

(t)	Environmental Expenditures

Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed or capitalized as appropriate. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(u)	Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or accumulated deficit.

(v)	Comprehensive Income

Comprehensive income includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as a hedge of net foreign investments, derivative financial instruments designated as cash flow hedges and additional minimum pension liabilities associated with the Company’s pension. Except for the currency translation impact of the Company’s intercompany debt of a long-term nature, the Company does not provide income taxes on currency translation adjustments, as earnings from international subsidiaries are considered to be indefinitely reinvested.

Amounts recorded in AOCI on the accompanying Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) for Fiscal 2009, Fiscal 2008 and Fiscal 2007 are net of the following tax (benefit) expense amounts:

	Pension	Cash	Adjustment to	Translation
	Adjustment	Flow Hedges	Adopt ASC 715	Adjustment	Total

2009 (Successor Company)	$678	$(15)	$—	$319	$982
2008 (Predecessor Company)	(1,139)	$(4,765)	—	(318)	(6,222)
2007 (Predecessor Company)	(1,307)	(3,747)	431	1,217	(3,406)

(w)	Stock Compensation

In 1996, the Predecessor Company’s board of directors (“Predecessor Board”) approved the Rayovac Corporation 1996 Stock Option Plan (“1996 Plan”). Under the 1996 Plan, stock options to acquire up to 2,318 shares of common stock, in the aggregate, could be granted to select employees and non-employee directors of the Predecessor Company under either or both a time-vesting or a performance-vesting formula at an exercise price equal to the market price of the common stock on the date of grant. The 1996 Plan expired on September 12, 2006.

In 1997, the Predecessor Board adopted the 1997 Rayovac Incentive Plan (“1997 Plan”). Under the 1997 Plan, the Predecessor Company could grant to employees and non-employee director’s stock options, stock appreciation rights (“SARs”), restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting will occur in the event of a change in control, as defined in the 1997 Plan. Up to 5,000 shares of common stock could have been issued under the 1997 Plan. The 1997 Plan expired in August 31, 2007.

In 2004, the Predecessor Board adopted the 2004 Rayovac Incentive Plan (“2004 Plan”). The 2004 Plan supplements the 1997 Plan. Under the 2004 Plan, the Predecessor Company could grant to employees and non-employee directors stock options, SARs, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting would occur in the event of a change in control, as defined in the 2004 Plan. Up to 3,500 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2004 Plan. The 2004 Plan would have expired on July 31, 2014.

On the Effective Date all of the existing common stock of the Predecessor Company was extinguished and deemed cancelled. The Successor Company had no stock options, SARs, restricted stock or other stock-based awards outstanding as of September 30, 2009.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

In connection with the adoption of ASC Topic 718: “Compensation-Stock Compensation,” formerly SFAS No. 123 (Revised 2004), “Share-Based Payment”, (“ASC 718”), the Company is required to recognize expense related to the fair value of its employee stock awards. Total stock compensation expense associated with both stock options and restricted stock awards recognized by the Predecessor Company during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007 was $2,636, $5,098 and $21,214 or $1,642, $3,141 and $13,224, net of taxes, respectively. The amounts before tax are included in General and administrative expenses and Restructuring and related charges in the accompanying Consolidated Statements of Operations, of which $0, $433 and $9,972, or $0, $267 and $6,681, net of taxes, was included in Restructuring and related charges during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively, primarily related to the accelerated vesting of certain awards related to terminated employees.

The Predecessor Company granted approximately 229 shares of restricted stock during Fiscal 2009. Of these grants, 42 were time-based and would vest on a pro rata basis over a three year period and 187 shares were purely performance-based and would vest only upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Predecessor Board or if the employee was terminated without cause. The total market value of the restricted shares on the date of grant was approximately $150.

The Predecessor Company granted approximately 408 shares of restricted stock during Fiscal 2008. Of these grants, 158 shares were time-based and would vest on a pro rata basis over a three year period and 250 were purely performance-based and would vest only upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Predecessor Board or if the employee was terminated without cause. The total market value of the restricted shares on the date of grant was approximately $2,165.

The Predecessor Company granted approximately 1,689 shares of restricted stock during Fiscal 2007. Of these grants, approximately 194 shares were time-based and would vest either 100% after three years or on a pro rata basis over a three-year period and 1,495 shares were purely performance-based and would vest only upon achievement of certain performance goals. The total market value of the restricted shares on the date of grant was approximately $12,750. All vesting dates were subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Predecessor Board or if the employee was terminated without cause.

The fair value of restricted stock is determined based on the market price of the Company’s shares on the grant date. A summary of the status of the Successor Company’s non-vested restricted stock as of September 30, 2009 is as follows:

		Weighted
		Average
		Grant Date
Restricted Stock	Shares	Fair Value	Fair Value

Restricted stock at September 30, 2008 (Predecessor Company)	1,873	$10.74	$20,111
Granted	229	0.66	150
Vested	(545)	12.12	(6,609)
Forfeited	(82)	13.54	(1,114)
Extinguished and deemed cancelled in accordance with Plan	(1,475)	8.50	(12,538)

Restricted stock at September 30, 2009 (Successor Company)	—		$—

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following table summarizes the Predecessor Company’s stock option transactions for the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007:

	2009		2008		2007
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding, beginning of period	510	$15.06	1,510	$15.82	1,911	$14.65
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	(149)	4.39
Forfeited	(87)	16.90	(1,000)	16.18	(252)	13.68
Extinguished and deemed cancelled in accordance with Plan	(423)	14.69	—	—	—	—

Outstanding, end of period	—	$—	510	$15.06	1,510	$15.82

Options exercisable, end of period	—	$—	420	$15.30	1,384	$15.98

During September 2009, the Successor Company’s board of directors approved the 2009 Spectrum Brands Inc. Incentive Plan (the “2009 Plan”). Up to 3,333 shares of common stock, net of forfeitures and cancellations, may be issued under the 2009 Plan. No shares were granted under the 2009 Plan as of September 30, 2009, however, subsequent to September 30, 2009, 629 shares of time based restricted stock have been granted to certain employees and non-employee directors.

(x)	Restructuring and Related Charges

Restructuring charges are recognized and measured according to the provisions of ASC Topic 420: “Exit or Disposal Cost Obligations,” formerly SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“ASC 420”). Under ASC 420, restructuring charges include, but are not limited to, termination and related costs consisting primarily of one-time termination benefits such as severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by the Company, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of property and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. The Company presents restructuring and related charges on a combined basis. (See also Note 15, Restructuring and Related Charges, for a more complete discussion of restructuring initiatives and related costs).

(y)	Adoption of New Accounting Pronouncements

Business Combinations

In December 2007, the FASB issued new accounting guidance on business combinations and non-controlling interests in consolidated financial statements. The objective is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The guidance applies to all transactions or other events in which an entity (the “acquirer”) obtains control of one or more businesses (the “acquiree”), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. In April 2009, the FASB issued additional guidance which addresses application issues arising from contingencies in a business combination. The new guidance is effective for the Company’s

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

financial statements for the fiscal year that began October 1, 2009. The Company will adopt the new guidance prospectively as applicable.

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The new guidance also changes the way the consolidated financial statements are presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and expands disclosures in the consolidated financial statements that clearly identify and distinguish between the parent’s ownership interest and the interest of the noncontrolling owners of a subsidiary. The provisions are to be applied prospectively as of the beginning of the fiscal year in which the guidance is adopted, except for the presentation and disclosure requirements, which are to be applied retrospectively for all periods presented. The new guidance is effective for the Company’s financial statements for the fiscal year that began October 1, 2009. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued new accounting guidance which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. The new guidance applies to: (a) intangible assets that are acquired individually or with a group of other assets and (b) intangible assets acquired in both business combinations and asset acquisitions. Entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The new guidance requires certain additional disclosures in the Company’s financial statements for the fiscal year that began October 1, 2009. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Employers’ Disclosures About Postretirement Benefit Plan Assets

In December 2008, the FASB issued new accounting guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. It requires employers to disclose information about fair value measurements of plan assets. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the major categories of plan assets, (c) the inputs and valuation techniques used to measure the fair value of plan assets, (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and (e) significant concentrations of risk within plan assets. The disclosures required are effective for the Company’s financial statements for the fiscal year that began October 1, 2009. The Company is in the process of evaluating the impact that the guidance may have on its financial statement disclosures.

Accounting for Transfers of Financial Assets

In June 2009, the FASB issued new accounting guidance to improve the information provided in financial statements concerning transfers of financial assets, including the effects of transfers on financial position, financial performance and cash flows, and any continuing involvement of the transferor with the transferred financial assets. The provisions are effective for the Company’s financial statements for the fiscal year

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

beginning October 1, 2010. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Variable Interest Entities

In June 2009, the FASB issued new accounting guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The provisions are effective for the Company’s financial statements for the fiscal year beginning October 1, 2010. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

(z)	Subsequent Events

During Fiscal 2009, the Company adopted ASC 855, “Subsequent Events,” formerly SFAS No. 165, Subsequent Events (“ASC 855”). ASC 855 establishes general standards of accounting and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of ASC 855 requires the Company to evaluate all subsequent events that occur after the balance sheet date through the date and time the Company’s financial statements are issued. The Company has evaluated subsequent events through December 29, 2009, which is the date these financial statements were issued.

(4)	Inventory

Inventories consist of the following:

	Successor	Predecessor
	Company	Company
	September 30,
	2009	2008

Raw materials	$64,314	$89,811
Work-in-process	27,364	26,160
Finished goods	249,827	267,289

	$341,505	$383,260

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(5)  Property, Plant and Equipment

Property, plant and equipment consist of the following:

	Successor	Predecessor
	Company	Company
	September 30,
	2009	2008

Land, buildings and improvements	$62,572	$97,076
Machinery, equipment and other	149,064	391,701
Construction in progress	6,231	16,555

	217,867	505,332
Less accumulated depreciation	5,506	270,527

	$212,361	$234,805

(6)	Assets Held for Sale

The Successor Company had $11,870 included in Assets held for sale in the accompanying Consolidated Statements of Financial Position at September 30, 2009 consisting of certain assets related to the Ningbo, China battery manufacturing facility and a manufacturing facility in Brazil.

The Predecessor Company had $7,452 included in Assets held for sale in the accompanying Consolidated Statements of Financial Position at September 30, 2008 consisting primarily of a distribution facility in the Dominican Republic and manufacturing facilities in France and Brazil.

In accordance with ASC 360, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2007, the Predecessor Company recorded a non-cash pretax charge of $44,507 in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian division of the Home and Garden Business, in order to reflect the estimated fair value of this business. Such estimated fair value was based on a range of estimated sales values.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(7)	Goodwill and Intangible Assets

Intangible assets consist of the following:

	Global Batteries &	Home and	Global Pet
	Personal Care	Garden	Supplies	Total

Goodwill:
Balance as of September 30, 2007 (Predecessor Company)	$129,899	$161,078	$529,750	$820,727
Purchase price allocation during period	—	(1,064)	(379)	(1,443)
Impairment charge	(16,193)	(160,014)	(425,727)	(601,934)
Effect of translation	3,943	—	14,175	18,118

Balance as of September 30, 2008 (Predecessor Company)	$117,649	$—	$117,819	$235,468
Additions	2,762	—	—	2,762
Effect of translation	369	—	306	675

Balance as of August 30, 2009 (Predecessor Company)	120,780	—	118,125	238,905
Fresh-start adjustments	60,029	187,887	41,239	289,155

Balance as of August 30, 2009 (Successor Company)	180,809	187,887	159,364	528,060
Adjustment for release of valuation allowance	(30,363)	(17,080)	—	(47,443)
Effect of translation	1,847	—	884	2,731

Balance as of September 30, 2009 (Successor Company)	$152,293	$170,807	$160,248	$483,348

Intangible Assets:
Trade Names Not Subject to Amortization
Balance as of September 30, 2007 (Predecessor Company)	$387,789	$138,400	$310,637	$836,826
Purchase price allocation during period	(23,781)	—	—	(23,781)
Impairment charge	(85,700)	(81,400)	(97,900)	(265,000)
Effect of translation	7,952	—	5,608	13,560

Balance as of September 30, 2008 (Predecessor Company)	$286,260	$57,000	$218,345	$561,605
Reclassification(A)	—	(12,000)	—	(12,000)
Impairment charge	(15,391)	(500)	(18,500)	(34,391)
Effect of translation	(240)	—	(214)	(454)

Balance as of August 30, 2009 (Predecessor Company)	270,629	44,500	199,631	514,760
Fresh-start adjustments	130,371	31,500	10,869	172,740

Balance as of August 30, 2009 (Successor Company)	401,000	76,000	210,500	687,500
Effect of translation	983	—	1,753	2,736

Balance as of September 30, 2009 (Successor Company)	$401,983	$76,000	$212,253	$690,236

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

	Global Batteries &	Home and	Global Pet
	Personal Care	Garden	Supplies	Total

Intangible Assets Subject to Amortization
Balance as of September 30, 2007, net (Predecessor Company)	$12,566	$74,347	$123,305	$210,218
Purchase price allocation during period	126	—	39	165
Amortization related to discontinued operations	—	(3,020)	—	(3,020)
Amortization during period	(1,142)	(12,970)	(13,575)	(27,687)
Effect of translation	279	—	1,249	1,528

Balance as of September 30, 2008, net (Predecessor Company)	$11,829	$58,357	$111,018	$181,204
Additions(A)	500	12,000	32	12,532
Disposals(B)	—	(11,595)	—	(11,595)
Amortization during period	(975)	(6,297)	(11,827)	(19,099)
Effect of translation	(129)	—	(623)	(752)

Balance as of August 30, 2009, net (Predecessor Company)	11,225	52,465	98,600	162,290
Fresh-start adjustments	342,775	120,535	146,400	609,710

Balance as of August 30, 2009, net (Successor Company)	354,000	173,000	245,000	772,000
Amortization during period	(1,528)	(729)	(1,256)	(3,513)
Effect of translation	1,961	—	1,261	3,222

Balance as of September 30, 2009, net (Successor Company)	$354,433	$172,271	$245,005	$771,709

Total Intangible Assets, net (Successor Company)	$756,416	$248,271	$457,258	$1,461,945

(A)	During the first quarter of Fiscal 2009, the Company reclassified $12,000 of trade names intangible assets not subject to amortization related to the growing products portion of the Home and Garden Business to intangible assets subject to amortization as such trade names had been assigned a useful life through the term of the shutdown period. The Company completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. (See Note 10, Discontinued Operations, for further details on the shutdown of the growing products portion of the Home and Garden Business).

(B)	During the second quarter of Fiscal 2009, the Company reclassified the growing products portion of the Home and Garden Business to discontinued operations as the Company completed the shutdown of the business during that period. The Company disposed of all intangible assets related to the growing products portion of the Home and Garden Business. (See Note 10, Discontinued Operations, for further details on the shutdown of the growing products portion of the Home and Garden Business).

Intangible assets subject to amortization include proprietary technology, customer relationships and certain trade names. The carrying value of technology assets was $62,985, net of accumulated amortization of $515 at September 30, 2009 (Successor Company) and $32,120, net of accumulated amortization of $14,660 at September 30, 2008 (Predecessor Company). The Predecessor Company trade names subject to amortization relate to the United Industries Corporation (“United”) acquisition. The Successor Company trade names subject to amortization relate to the valuation under fresh-start reporting. The carrying value of these trade names was $490, net of accumulated amortization of $10 at September 30, 2009 (Successor Company) and $1,820, net of accumulated amortization of $9,135 at September 30, 2008 (Predecessor Company). Remaining

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

intangible assets subject to amortization include customer relationship intangibles. The carrying value of customer relationships was $708,234, net of accumulated amortization of $2,988 at September 30, 2009 (Successor Company) and $147,264, net of accumulated amortization of $58,913 at September 30, 2008 (Predecessor Company). The useful life of the Successor Company’s intangible assets subject to amortization are as follows; 8 years for technology assets related to the Global Pet Supplies segment, 17 years for technology assets associated with the Global Batteries and Personal Care segment, 20 years for customer relationships, and 4 years for trade names.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, the Predecessor Company conducted impairment testing of goodwill and indefinite-lived intangible assets. As a result of this testing the Predecessor Company recorded non-cash pretax impairment charges of approximately $34,391, $861,234 and $362,452 in the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively. The $34,391 recorded during the eleven month period ended August 30, 2009 related to impaired trade name intangible assets. Of the Fiscal 2008 impairment, approximately $601,934 of the charge related to impaired goodwill and $259,300 related to impaired trade name intangible assets. Of the Fiscal 2007 impairment, approximately $338,052 of the charge related to impaired goodwill and $24,400 related to impaired trade name intangible assets. (See also Note 3(i), Significant Accounting Policies — Intangible Assets, for further details on the impairment charges).

As previously disclosed, the Company has designated the growing products portion of the Home and Garden Business and the Canadian division of the Home and Garden Business as discontinued operations. In accordance with ASC 360, long-lived assets to be disposed are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. (See also Note 10, Discontinued Operations, for additional information regarding this impairment charge). During Fiscal 2007, the Company recorded a non-cash pretax charge of approximately $44,507 in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian division of the Home and Garden Business in order to reflect the estimated fair value of this business. Approximately $14,122 of this charge related to impaired goodwill, approximately $9,136 related to impaired trade name intangible assets, and approximately $4,249 related to impaired customer relationship intangibles. (See also Note 10, Discontinued Operations, for additional information relating to this impairment charge).

The amortization expense related to intangibles subject to amortization for the Successor Company for the one month period ended September 30, 2009, Predecessor Company for the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007 is as follows:

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008(A)	2007(A)

Proprietary technology amortization	$515	$3,448	$3,934	$3,601
Customer list amortization	2,988	14,920	23,327	9,737
Trade names amortization	10	731	426	508

	$3,513	$19,099	$27,687	$13,846

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(A)	Fiscal 2007 does not include amortization expense associated with the Home and Garden Business, as the Home and Garden Business was designated a discontinued operation in Fiscal 2007, in accordance with ASC 360. Fiscal 2008 includes amortization expense related to Fiscal 2007, as a result of the reclassification of the Home and Garden Business as a continuing operation during Fiscal 2008. (See also Note 12, Segment Results, for further details on amortization expense related to the Home and Garden Business).

The Company estimates annual amortization expense for the next five fiscal years will approximate $41,500 per year.

(8)	Debt

Debt consists of the following:

	Successor Company		Predecessor Company
	September 30, 2009		September 30, 2008
	Amount	Rate(A)	Amount	Rate(A)

Senior Subordinated Notes, due February 1, 2015	$—	—	$700,000	7.4%
Senior Subordinated Notes, due October 2, 2013	—	—	347,012	12.0%
Term Loan B, U.S. Dollar, expiring June 30, 2012	973,125	8.1%	976,458	6.8%
Term Loan, Euro, expiring June 30, 2012	371,874	8.6%	369,283	9.6%
Senior Subordinated Notes, due October 1, 2013	—	—	2,873	8.5%
Revolving Credit Facility, expiring September 28, 2011	—	—	80,000	5.0%
Senior Subordinated Notes, due August 28, 2019	218,076	12.0%	—	—
ABL Revolving Credit Facility, expiring March 31, 2012	33,225	6.6%	—	—
Supplemental Loan, expiring March 31, 2012	45,000	17.7%	—	—
Other notes and obligations	5,919	6.2%	34,210	9.7%
Capitalized lease obligations	12,924	4.9%	13,583	4.9%

	1,660,143		2,523,419
Fair value adjustment as a result of fresh-start reporting valuation	(76,608)		—
Less current maturities	53,578		48,637

Long-term debt	$1,529,957		$2,474,782

(A)	Interest rates on senior credit facilities represent the period-end weighted average rates on balances outstanding exclusive of the effects of any interest rate swaps. Although the ABL Revolving Credit Facility does not mature until March 31, 2012, the balance is included in current maturities in accordance with GAAP as a result of a lock-box arrangement required under the ABL Revolving Credit Facility.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Successor Company’s aggregate scheduled maturities of debt as of September 30, 2009 are as follows:

2010	$53,577
2011	14,546
2012	1,363,553
2013	636
2014	636
Thereafter	227,195

$1,660,143

The Successor Company’s aggregate capitalized lease obligations included in the amounts above are payable in installments of $792 in 2010, $905 in 2011, $835 in 2012, $636 in 2013, $636 in 2014 and $9,120 thereafter.

Restructuring of Pre-Petition Indebtedness

The Bankruptcy Filing, as described in Note 2, Voluntary Reorganization Under Chapter 11, constituted an event of default under the Company’s senior secured term credit facility agreement and the respective indentures governing the Company’s Senior Subordinated Notes. In addition, on February 2, 2009, the Company did not make a $25,813 interest payment due February 2, 2009 on the Company’s 7 3/8 Notes. While the Company’s pre-petition asset-based revolving credit facility agreement also provided for an event of default in the event of a bankruptcy filing, the credit agreement and related guarantee and collateral agreement were amended in connection with the Bankruptcy Cases to provide new debtor-in-possession financing for the Debtors.

Pursuant to and in accordance with the Plan, the allowed claims in the Bankruptcy Cases with respect to the senior secured term credit facility were reinstated and, as further described under “Senior Term Credit Facility” below, the Company entered into two amendments to the senior secured term credit facility agreement.

Also pursuant to and in accordance with the Plan, the Company refinanced its Senior Subordinated Notes. On the Effective Date, pursuant to the Plan, the Successor Company and its United States subsidiaries, as guarantors, entered into an indenture (the “2019 Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), and the Successor Company issued the 12% Notes in the aggregate principal amount of $218,076 under the 2019 Indenture for the benefit of holders of allowed claims with respect to the Company’s Senior Subordinated Notes. For more information on the 12% Notes and the 2019 Indenture, see the description under “12% Notes” below. The Successor Company also issued an aggregate of 27,030 shares of its common stock, to holders of such Senior Subordinated Notes.

Finally, pursuant to and in accordance with the Plan, the Company’s debtor-in-possession credit facility for the Bankruptcy Cases was refinanced through a $242,000 asset-based revolving loan facility pursuant to a credit agreement among the Debtors, General Electric Capital Corporation, as the administrative agent, co-collateral agent, swingline lender and supplemental loan lender, Bank of America, N.A., as co-collateral agent and L/C Issuer, RBS Asset Finance, Inc., through its division RBS Business Capital, as syndication agent and the lenders party thereto. For more information on the terms of the facility, see the description under “ABL Revolving Credit Facility” below. In addition, pursuant to and in accordance with the Plan, the Successor Company, in accordance with an agreement executed by the Predecessor Company on March 5, 2009, issued

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

an aggregate of 2,970 shares of its common stock to participants in the Company’s supplemental debtor-in-possession credit facility in respect of the equity fee earned under the facility.

Senior Term Credit Facility

During the second quarter of Fiscal 2007, the Predecessor Company refinanced its then outstanding senior credit facility with a new senior secured credit facility pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of a $1,000,000 U.S. Dollar Term B Loan facility (the “U.S. Dollar Term B Loan”), a $200,000 U.S. Dollar Term B II Loan facility (the “U.S. Dollar Term B II Loan”), a €262,000 Term Loan facility (the “Euro Facility”), and a $50,000 synthetic letter of credit facility (the “L/C Facility” and together with the U.S Dollar Term B Loan, the U.S. Dollar Term B II Loan and the Euro Facility, collectively, the “Senior Term Facility”). The proceeds of borrowings under the Senior Credit Agreement were used to repay all outstanding obligations under the Predecessor Company’s Fourth Amended and Restated Credit Agreement, dated as of February 7, 2005, to pay fees and expenses in connection with the refinancing and the exchange offer completed on March 30, 2007 relating to certain of the Predecessor Company’s senior subordinated notes and for general corporate purposes. Subject to certain mandatory prepayment events, the term loan facilities under the Senior Credit Agreement are subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Letters of credit issued pursuant to the L/C Facility are required to expire, at the latest, upon the day that is five business days prior to maturity of the Senior Credit Agreement. In connection with the the Company’s emergence from voluntary reorganization under Chapter 11 of the Bankruptcy Code and pursuant to the Plan, the Successor Company entered into certain amendments to the Senior Credit Agreement the “Term Credit Amendments.” Among other things, the Term Credit Amendments provide for a minimum Eurodollar interest rate floor of 1.50%, interest spreads over market rates of 6.5% for the U.S. Dollar Term B Loan and 7.00% for the Euro Facility, increases to the maximum Senior Secured Leverage Ratio and a shortened maturity date of June 30, 2012.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum senior secured leverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, the Company and its domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

During the eleven month period ended August 30, 2009, the Company made scheduled, and in connection with asset sales, mandatory, prepayments of term loan indebtedness totaling $12,666 under the Senior Credit Agreement. During the eleven month period ended August 30, 2009 and pursuant to an order from the Bankruptcy Court entered on April 22, 2009, the Company made certain adequate protection payments with respect to the Senior Term Credit Facility. These payments included fees, costs and expenses incurred by the agent under the Senior Term Credit Facility and the agent’s professionals. The Company also made certain cash payments of interest at the non-default rate as and when due pursuant to the terms of the Senior Credit Agreement. In connection with the Company’s emergence from voluntary reorganization under Chapter 11 of the Bankruptcy Code and the Term Credit Amendments, the Company agreed to incur non-cash default interest at 1.50% for the pendency of the Bankruptcy Cases. As a result, $8,360 of principal was added to the U.S. Dollar Term B Loan and €2,190 ($3,155) of principal was added to the Euro Facility at August 28, 2009 related to such default interest.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

During the one month period ended September 30, 2009, the Company made scheduled, and in connection with asset sales, mandatory, prepayments of term loan indebtedness totaling $3,410 under the Senior Credit Agreement.

At September 30, 2009, the aggregate amount outstanding under the Successor Company’s senior secured term credit facility totaled a U.S. Dollar equivalent of $1,391,459, consisting of principal amounts of $973,125 under the U.S. Dollar Term B Loan, €254,970 under the Euro Facility (USD $371,874 at September 30, 2009) as well as letters of credit outstanding under the L/C Facility totaling $46,460.

As of September 30, 2009, the Successor Company was in compliance with all covenants under the Senior Credit Agreement.

ABL Revolving Credit Facility

On August 28, 2009, in connection with the Company’s emergence from voluntary reorganization under Chapter 11 of the Bankruptcy Code, the Successor Company entered into a $242,000 U.S. Dollar asset based revolving loan facility (the “ABL Revolving Credit Facility” and together with the Senior Term Credit Facility, the “Senior Credit Facilities”) pursuant to a credit agreement (the “ABL Credit Agreement”) with General Electric Capital Corporation as administrative and co-collateral agent (the “Agent”) with a participating interest from the Significant Noteholders and certain of their affiliates. The ABL Revolving Credit Facility replaced the Company’s debtor-in-possession credit facility, which was simultaneously repaid using cash on hand generated from the Company’s operations and available cash from prior borrowings under the ABL Revolving Credit Facility. The ABL Revolving Credit Facility consists of (a) revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein, and (b) a supplemental loan (the “Supplemental Loan”), in the form of an asset based revolving loan, in an amount up to $45,000.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The Supplemental Loan shall be repaid after payment in full of the Revolving Loans and all other obligations due and payable under the ABL Revolving Credit Facility. The proceeds of borrowings under the ABL Revolving Credit Facility and Supplemental Loan are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of the Company and its subsidiaries’, restructuring costs, and other general corporate purposes.

The ABL Revolving Credit Facility carries an interest rate, at the Company’s option, of either (a) the base rate plus 3.00% per annum or (b) the reserve-adjusted LIBOR rate (the “Eurodollar Rate”) plus 4.00% per annum, except that the Supplemental Loan carries an interest rate, equal to the Eurodollar Rate plus 14.50% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility. For purposes of the Revolving Loans, the Eurodollar Rate shall at no time be less than 2.50%. For purposes of the Supplemental Loans, the Eurodollar Rate shall at no time be less than 3.00%. The ABL Revolving Credit Facility will mature on March 31, 2012.

As a result of borrowings and payments under the ABL Revolving Credit Facility during the one month period ended September 30, 2009, the Successor Company had aggregate borrowing availability of approximately $128,842, net of lender reserves of $20,414 and outstanding letters of credit of $6,000 under the ABL Revolving Credit Facility.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

At September 30, 2009, the Successor Company had an aggregate amount outstanding under the ABL Revolving Credit Facility which totaled $84,225 under the Revolving ABL Credit Facility, which includes the Supplemental Loan of $45,000 and $6,000 in outstanding letters of credit.

As of September 30, 2009, the Successor Company was in compliance with all covenants under the ABL Credit Agreement.

12% Notes

On August 28, 2009, in connection with emergence from the Voluntary Reorganization Under Chapter 11 and pursuant to the Plan, the Successor Company issued $218,076 in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at its option, the Successor Company may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest would be added to principal upon the relevant semi-annual interest payment date. Under the Term Credit Amendments, the Successor Company agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods.

The Company may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes require the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

As of September 30, 2009, the Successor Company had outstanding principal of $218,076 under the 12% Notes.

The indenture governing the 12% Notes, or the 2019 Indenture, contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes, may declare the acceleration of the amounts due under those notes.

As of September 30, 2009, the Successor Company was in compliance with all covenants under the 12% Notes. The Successor Company, however, is subject to certain limitations as a result of the Company’s Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, the Successor Company and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. The Successor Company does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(9)	Income Taxes

Income tax (benefit) expense was calculated based upon the following components of income from continuing operations before income tax:

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

Pretax (loss) income:
United States	$(28,043)	$936,379	$(654,003)	$(544,967)
Outside the United States	8,043	186,975	(260,815)	37,712

Total pretax (loss) income	$(20,000)	$1,123,354	$(914,818)	$(507,255)

The components of income tax expense (benefit) are as follows:

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

Current:
Federal	$—	$—	$—	$(219)
Foreign	3,111	24,159	20,964	15,445
State	282	(364)	2,089	1,245

Total current	3,393	23,795	23,053	16,471
Deferred:
Federal	49,790	(1,599)	27,109	57,382
Foreign	(1,266)	1,581	(63,064)	(16,140)
State	(724)	(1,166)	3,442	(1,944)

Total deferred	47,800	(1,184)	(32,513)	39,298

Income tax (benefit) expense	$51,193	$22,611	$(9,460)	$55,769

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following reconciles the Federal statutory income tax rate with the Company’s effective tax rate:

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%
Permanent items	(4.5)	1.0	(0.8)	(1.2)
Revaluation of Deferred Taxes	(0.7)	—	0.2	5.6
Foreign statutory rate vs. U.S. statutory rate	3.6	(0.8)	(1.8)	0.9
State income taxes, net of federal benefit	3.9	(0.6)	1.4	2.4
Net nondeductible (deductible) interest expense	—	—	0.2	0.2
ASC 350 Impairment	—	—	(11.2)	(10.3)
Fresh-start reporting valuation adjustment(A)	—	(33.9)	—	—
Gain on settlement of liabilities subject to compromise	—	4.5	—	—
Professional fees incurred in connection with Bankruptcy Filing	—	1.4	—	—
Residual tax on foreign earnings	(284.7)	—	(0.5)	—
Valuation allowance(B)	(7.4)	(4.6)	(23.5)	(42.5)
Other	(1.2)	—	2.0	—

	(256.0)%	2.0%	1.0%	(9.9)%

(A)	Includes the adjustment to the valuation allowance resulting from fresh-start reporting.

(B)	Includes the adjustment to the valuation allowance resulting from the Plan.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The tax effects of temporary differences, which give rise to significant portions of the deferred tax assets and deferred tax liabilities, are as follows:

	Successor	Predecessor
	Company	Company
	September 30,
	2009	2008

Current deferred tax assets:
Employee benefits	$20,908	$4,545
Restructuring	11,396	1,460
Inventories and receivables	9,657	14,035
Marketing and promotional accruals	5,458	3,788
Foreign currency hedges	—	3,800
Other	13,107	18,313
Valuation allowance	(16,413)	(26,544)

Total current deferred tax assets	44,113	19,397
Current deferred tax liabilities:
Inventory	(11,560)	(1,143)
Other	(4,416)	(4,297)

Total current deferred tax liabilities	(15,976)	(5,440)

Net current deferred tax assets	$28,137	$13,957

Noncurrent deferred tax assets:
Employee benefits	$3,564	$7,398
Restructuring and purchase accounting	26,921	13,335
Marketing and promotional accruals	845	932
Net operating loss and credit carry forwards	291,642	447,329
Prepaid royalty	14,360	—
Property, plant and equipment	2,798	—
Other	17,585	10,729
Valuation allowance	(116,275)	(469,426)

Total noncurrent deferred tax assets	241,440	10,297
Non Current deferred tax liabilities:
Property, plant, and equipment	(19,552)	(22,778)
Unrealized gains	(15,275)	(4,044)
Intangibles	(430,815)	(93,749)
Other	(3,296)	(4,400)

Total noncurrent deferred tax liabilities	(468,938)	(124,971)

Net noncurrent deferred tax liabilities	$(227,498)	$(114,674)

Net current and noncurrent deferred tax liabilities	$(199,361)	$(100,717)

The Successor Company recorded residual U.S. and foreign taxes on approximately $165,937 of actual and deemed distributions of foreign earnings resulting in an increase in tax expense of approximately $58,295.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Company made these distributions, which were primarily non-cash distributions, to reduce the current year U.S. tax loss associated with Internal Revenue Code (“IRC”) Section 382 restrictions. Remaining undistributed earnings of the Company’s foreign operations amounting to approximately $156,270 and $357,933 at September 30, 2009 (Successor Company) and September 2008 (Predecessor Company), respectively, are intended to remain permanently invested. Accordingly, no residual income taxes have been provided on those earnings at September 30, 2009 and 2008. If at some future date, these earnings cease to be permanently invested the Company may be subject to United States income taxes and foreign withholding and other taxes on such amounts. If such earnings were not considered permanently reinvested, a deferred tax liability of approximately $58,000 would be required.

The Successor Company, as of September 30, 2009, has U.S. federal and state net operating loss carryforwards of approximately $597,595 and $642,640, respectively which will expire between 2010 and 2029. The Company has foreign net operating loss carryforwards of approximately $137,852 which will expire beginning in 2010. Certain of the foreign net operating losses have indefinite carryforward periods. The Predecessor Company, as of September 30, 2008 has U.S. federal, state and foreign net operating loss carryforwards of approximately $960,554, $854,264 and $141,653 respectively. The Company is subject to an annual limitation on the use of its net operating losses that arose prior to its emergence from bankruptcy. The Company has had multiple changes of ownership, as defined under IRC Section 382, that subject the Company’s US federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of the Company’s stock (as defined for tax purposes) on the date of the ownership change, its net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. Based on these factors, the Company projects that $148,784 of the total U.S. federal and $311,385 of the state net operating loss carryforwards will expire unused. The Company has provided a full valuation allowance against the deferred tax asset.

The Predecessor Company recognized income tax expense of approximately $124,054 related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the eleven month period ended August 30, 2009. The Company, intends, in accordance with the IRC Section 108 to reduce its net operating loss carryforwards for any cancellation of debt income that arises from it’s emergence from Chapter 11 of the Bankruptcy Code, under IRC Section 382(1)(6).

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability of the Company to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. As of September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company), the Company’s valuation allowance, established for the tax benefit that may not be realized, totaled approximately $132,688 and $495,970, respectively. As of September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company), approximately $108,493 and $467,546, respectively related to U.S. net deferred tax assets, and approximately $24,195 and $28,424, respectively related to foreign net deferred tax assets. The decrease in the allowance during Fiscal 2009 totaled approximately $363,282, of which approximately $359,053 related to a decrease in the valuation allowance against U.S. net deferred tax assets, and approximately $4,229 related to a decrease in the valuation allowance against foreign net deferred tax assets. Included in the total change in the valuation allowance related to the U.S. deferred tax assets, approximately $47,443 was recorded as a reduction to goodwill. Beginning October 1, 2009, pursuant to ASC Topic 805: “Business Combinations,” formerly SFAS No. 141(R), “Business Combinations,” any reduction to the valuation allowance will be reflected through continued operations.

The Company adopted ASC 740 on October 1, 2007 to evaluate its uncertain tax positions. The total amount of unrecognized tax benefits on the Predecessor Company’s Consolidated Statements of Financial

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Position at September 30, 2008 and August 30, 2009 and the Successor Company at September 30, 2009 are $6,755, $7,636, and $7,765 respectively that if recognized will affect the effective tax rate. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Predecessor Company as of September 30, 2008 and August 30, 2009 the Successor Company as of September 30, 2009 had approximately $1,856, $2,840, and $3,021, respectively of accrued interest and penalties related to uncertain tax positions. The impact related to interest and penalties on the Consolidated Statements of Operations for the eleven months period ended August 30, 2009 (Predecessor Company) and the one month period ended September 30, 2009 (Successor Company) was not material.

As of September 30, 2009, the Successor Company does not expect any significant changes in the unrecognized tax benefits within twelve months.

The following table summarizes the changes to the amount of unrecognized tax benefits of the Predecessor Company for the year ended September 30, 2008, the eleven month period ended August 30, 2009 and the Successor Company for the one month period ended September 30, 2009:

Unrecognized tax benefits at October 1, 2007 (Predecessor Company)	$7,259
Gross decrease — tax positions in prior period	(271)
Gross increase — tax positions in current period	501
Settlements	(734)

Unrecognized tax benefits at September 30, 2008 (Predecessor Company)	6,755
Gross increase — tax positions in prior period	26
Gross decrease — tax positions in prior period	(11)
Gross increase — tax positions in current period	1,673
Lapse of statutes of limitations	(807)

Unrecognized tax benefits at August 30, 2009 (Predecessor Company)	7,636
Gross decrease — tax positions in prior period	(15)
Gross increase — tax positions in current period	174
Lapse of statutes of limitations	(30)

Unrecognized tax benefits at September 30, 2009 (Successor Company)	$7,765

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. The Company’s major taxing jurisdictions are the U.S. and Germany. In the U.S., federal tax filings for years prior to and including the Company’s fiscal year ended September 30, 2005 are closed. However, the federal net operating loss carryforward from the Company’s fiscal year ended September 30, 2005 is subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforward is utilized and that year is closed for audit. The Company’s fiscal years ended September 30, 2006, 2007 and 2008 remain open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

The Company cannot predict the ultimate outcome of its current tax examinations. However, it is reasonably possible that during the next 12 months some portion of previously unrecognized tax benefits could be recognized.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, the Predecessor

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Company, as a result of its testing, recorded non-cash pre tax impairment charges of $34,391, $861,234 and $$362,452, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of $12,965, $142,877 and $76,500 during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively, as a result of a significant portion of the impaired assets not being deductible for tax purposes in 2008.

(10)	Discontinued Operations

The Predecessor Company, in the third quarter of its fiscal year ended September 30, 2006, engaged advisors to assist it in exploring possible strategic options, including divesting certain assets, in order to reduce its outstanding indebtedness. In connection with this undertaking, during the first quarter of Fiscal 2007 the Predecessor Company approved and initiated a plan to sell the Home and Garden Business, which at the time was comprised of U.S. and Canadian divisions and was engaged in the manufacturing and marketing of lawn and garden and insect control products as well as growing media products. As a result, the Predecessor Company designated certain assets and liabilities related to the Home and Garden Business as held for sale and designated the Home and Garden Business as discontinued operations.

On November 1, 2007, the Predecessor Company sold the Canadian division of the Home and Garden Business, which operated under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled $14,931 and were used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in the accompanying Consolidated Statements of Cash Flows. On February 5, 2008, the Predecessor Company finalized the contractual working capital adjustment in connection with this sale which increased proceeds received by the Predecessor Company by $500. As a result of the finalization of the contractual working capital adjustments the Predecessor Company recorded a loss on disposal of $1,087, net of tax benefit.

During the second quarter of Fiscal 2008 the Predecessor Company determined that in view of the difficulty in predicting the timing or probability of a sale of the Home and Garden Business, the requirements of ASC 360, necessary to classify the Home and Garden Business as discontinued operations were no longer met. As a result, effective December 31, 2007, the Predecessor Company reclassified the Home and Garden Business, which had been designated as a discontinued operation since October 1, 2006, as a continuing operation.

On November 11, 2008, the Predecessor Board approved the shutdown of the growing products portion of the Home and Garden Business, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. The decision to shutdown the growing products portion of the Home and Garden Business was made only after the Predecessor Company was unable to successfully sell this business, in whole or in part. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of Fiscal 2009.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The presentation herein of the results of continuing operations has been changed to exclude the growing products portion of the Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for the one month period ended September 30, 2009, the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively:

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

Net sales	$—	$31,306	$261,439	$232,010

Income (loss) from discontinued operations before income taxes	$408	$(91,293)	$(27,124)	$6,359
Provision for income tax benefit	—	(4,491)	(2,182)	—

Income (loss) from discontinued operations, net of tax	$408	$(86,802)	$(24,942)	$6,359

The presentation herein of the results of continuing operations has been changed to exclude the Canadian division of the Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for Fiscal 2008 and 2007, respectively:

	Predecessor Company
	2008	2007

Net sales	$4,732	$88,724

Loss from discontinued operations before income taxes	$(1,896)	$(46,324)
Provision for income tax benefit	(651)	(6,276)

Loss from discontinued operations (including loss on disposal of $1,087 in 2008), net of tax	$(1,245)	$(40,048)

In accordance with ASC 360, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2007, the Predecessor Company recorded a non-cash pretax charge of $44,507 in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian division of the Home and Garden Business, in order to reflect the estimated fair value of this business. Such estimated fair value was based on a range of estimated sales values. In addition, during Fiscal 2008 the Predecessor Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect such intangible assets at their estimated fair value. (See also Note 6, Assets Held for Sale, where the specific assets and liabilities to be sold are further discussed).

(11)	Employee Benefit Plans

Pension Benefits

The Company has various defined benefit pension plans covering some of its employees in the United States and certain employees in other countries, primarily the United Kingdom and Germany. Plans generally provide benefits of stated amounts for each year of service. The Company funds its U.S. pension

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

plans at a level to maintain, within established guidelines, the IRS-defined 94 percent current liability funded status. At January 1, 2009, the date of the most recent calculation, all U.S. funded defined benefit pension plans reflected a current liability funded status equal to or greater than 94 percent. Additionally, in compliance with the Company’s funding policy, annual contributions to non-U.S. defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries.

The Company also sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate and therefore are not included in the information presented below. The Company also has various nonqualified deferred compensation agreements with certain of its employees. Under certain of these agreements, the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management’s intent that life insurance contracts owned by the Company will fund these agreements. Under the remaining agreements, the Company has agreed to pay such deferred amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death.

Other Benefits

Under the Rayovac postretirement plan the Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of service and remain eligible until reaching age 65. The plan is contributory; retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. The plan is unfunded. The Company is amortizing the transition obligation over a 20-year period. During Fiscal 2007 the Predecessor Company recognized a curtailment gain of approximately $2,417 associated with this plan as retirees now pay the full actuarial cost for health care benefits offered under this plan.

Under the Tetra U.S. postretirement plan the Company provides postretirement medical benefits to full-time employees who meet minimum age and service requirements. The plan is contributory with retiree contributions adjusted annually and contains other cost-sharing features such as deductibles, coinsurance and copayments. During Fiscal 2007 the Predecessor Company terminated this plan which resulted in a gain of approximately $2,730.

Effective September 30, 2007, the Company adopted ASC Topic 715: “Compensation-Retirement Benefits,” formerly SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” (“ASC 715”). The recognition and disclosure provisions of this statement requires recognition of the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in the statement of financial position, and to recognize changes in that funded status in AOCI in the year in which the adoption occurs. The measurement date provisions of ASC 715, became effective during Fiscal 2009 and the Company now measures all of its defined benefit pension and postretirement plan assets and obligations as of September 30, which is the Company’s fiscal year end.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following tables provide additional information on the Company’s pension and other postretirement benefit plans:

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company
	Pension and Deferred
	Compensation Benefits		Other Benefits
	2009	2008	2009	2008

Change in benefit obligation
Benefit obligation, beginning of year	$112,444	$118,589	$402	$458
Service cost	2,279	2,616	6	13
Interest cost	7,130	6,475	26	27
Other events	—	66	—	—
Actuarial (gain) loss	17,457	(9,874)	51	(75)
Participant contributions	334	320	—	—
Benefits paid	(6,353)	(8,159)	(9)	(21)
Foreign currency exchange rate changes	(539)	(659)	—	—

Benefit obligation, end of year	$132,752	$109,374	$476	$402

Change in plan assets
Fair value of plan assets, beginning of year	$70,412	$73,422	$—	$—
Actual return on plan assets	1,564	(3,301)	—	—
Employer contributions	9,749	7,344	9	21
Employee contributions	3,626	2,081	—	—
Benefits paid	(6,353)	(8,159)	(9)	(21)
Plan expenses paid	(222)	(178)	—	—
Foreign currency exchange rate changes	(431)	(797)	—	—

Fair value of plan assets, end of year	$78,345	$70,412	$—	$—

Funded status before fourth quarter contributions	$(54,407)	$(38,962)	$(476)	$(402)
Fourth quarter contributions	—	548	—	—

Accrued Benefit Cost	$(54,407)	$(38,414)	$(476)	$(402)

Weighted-average assumptions:
Discount rate	5.0%-11.8%	5.0%-11.8%	5.5%	6.75%
Expected return on plan assets	4.5%-8.0%	4.5%-8.0%	N/A	N/A
Rate of compensation increase	0%-4.6%	0%-4.6%	N/A	N/A

The net underfunded status as of September 30, 2009 of $54,407 is recognized in the accompanying Consolidated Statement of Financial Position within Employee benefit obligations, net of current portion. Included in the Successor Company’s AOCI as of September 30, 2009 are unrecognized net losses of $220 which have not yet been recognized as components of net periodic pension cost. The net loss in AOCI expected to be recognized during Fiscal 2010 is $83.

At September 30, 2009, the Successor Company’s total pension and deferred compensation benefit obligation of $132,752 consisted of $44,842 associated with U.S. plans and $87,910 associated with

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

international plans. The fair value of the Successor Company’s assets of $78,345 consisted of $33,191 associated with U.S. plans and $45,154 associated with international plans. The weighted average discount rate used for the Successor Company’s domestic and international plans was approximately 5.5%. The weighted average expected return on plan assets used for the Successor Company’s domestic plans was approximately 8.0% and approximately 5.4% for its international plans.

At September 30, 2008, the Predecessor Company’s total pension and deferred compensation benefit obligation of $109,374 consisted of $36,116 associated with U.S. plans and $73,258 associated with international plans. The fair value of the Predecessor Company’s assets of $70,412 consisted of $30,137 associated with U.S. plans and $40,275 associated with international plans. The weighted average discount rate used for the Predecessor Company’s domestic plans was approximately 6.8% and approximately 6.4% for its international plans. The weighted average expected return on plan assets used for the Predecessor Company’s domestic plans was approximately 8.0% and approximately 5.3% for its international plans.

	Pension and Deferred Compensation Benefits				Other Benefits
	Successor				Successor
	Company	Predecessor Company			Company	Predecessor Company
	One Month	Eleven Months			One Month	Eleven Months
	Ended	Ended			Ended	Ended
	September 30,	August 30,			September 30,	August 30,
	2009	2009	2008	2007	2009	2009	2008	2007

Components of net periodic benefit cost
Service cost	$211	$2,068	$2,616	$3,197	$1	$8	$13	$223
Interest cost	612	6,517	6,475	6,294	2	24	27	163
Expected return on assets	(417)	(4,253)	(4,589)	(4,146)	—	—	—	—
Amortization of prior service cost	—	202	371	703	—	—	—	—
Amortization of transition obligation	—	—	—	—	—	—	—	—
Curtailment loss	—	300	11	—	—	—	—	—
Recognized net actuarial loss (gain)	—	37	136	208	(5)	(53)	(61)	(58)

Net periodic cost (benefit)	$406	$4,871	$5,020	$6,256	$(2)	$(21)	$(21)	$328

The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds as well as current market conditions of the respective countries where such plans are established.

Below is a summary allocation of all pension plan assets along with expected long-term rates of return by asset category as of the measurement date.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

	Weighted Average
	Allocation
	Target	Actual
Asset Category	2009	2009	2008

Equity Securities	0-60%	46%	36%
Fixed Income Securities	0-40%	16%	16%
Other	0-100%	38%	48%

Total	100%	100%	100%

The weighted average expected long-term rate of return on total assets is 6.5%.

The Company has established formal investment policies for the assets associated with these plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Specific asset class targets are based on the results of periodic asset liability studies. The investment policies permit variances from the targets within certain parameters. The weighted average expected long-term rate of return is based on a Fiscal 2009 review of such rates. The plan assets currently do not include holdings of Spectrum common stock.

The Company’s Fixed Income Securities portfolio is invested primarily in commingled funds and managed for overall return expectations rather than matching duration against plan liabilities; therefore, debt maturities are not significant to the plan performance.

The Company’s Other portfolio consists of all pension assets, primarily life insurance contracts, in the United Kingdom, Germany and the Netherlands.

The Successor Company expects to make minimal contributions to its pension plans in 2010. The Successor Company’s expected future pension benefit payments for Fiscal 2010 through our fiscal year 2018 are as follows:

2010	$4,556
2011	4,813
2012	5,089
2013	5,454
2014	5,571
2015 to 2018	33,835

The Predecessor Company sponsored a supplemental executive retirement plan for eligible employees, which was terminated on December 31, 2008. The full value of the account for each participant was paid to those participants on January 15, 2009. As of September 30, 2008, the Predecessor Company had recorded an obligation of $983 related to the plan.

The Company sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the IRC. Prior to April 1, 2009, the Predecessor Company contributed annually from 3% to 6% of participants’ compensation based on age or service, and had the ability to make additional discretionary contributions. The Predecessor Company suspended all contributions to its U.S. subsidiaries defined contribution pension plans effective April 1, 2009. Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Successor Company contributions charged to operations, including discretionary amounts, for the one month period ended September 30, 2009 were $44. Predecessor Company contributions charged to

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

operations, including discretionary amounts, for the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007 were $2,623, $5,083 and $4,109, respectively.

(12)	Segment Information

The Company manages its business in three operating segments: (i) Global Batteries & Personal Care; (ii) Global Pet Supplies; and (iii) the Home and Garden Business.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment.

Net sales and Cost of goods sold to other business segments have been eliminated. The gross contribution of intersegment sales is included in the segment selling the product to the external customer. Segment net sales are based upon the segment from which the product is shipped.

The operating segment profits do not include restructuring and related charges, interest expense, interest income, impairment charges and income tax expense. Expenses associated with the Company’s global operations group, which consisted of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain are included in the determination of operating segment profits, as well as certain general and administrative expenses necessary to reflect the operating segments on a standalone basis. Corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans. All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are identified to operating segments or corporate expense according to the function of each cost center.

All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Segment information for the Successor Company for the one month period ended September 30, 2009, and the Predecessor Company for the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007 is as follows:

Net sales to external customers

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

Global Batteries & Personal Care	$146,139	$1,188,902	$1,493,736	$1,431,475
Global Pet Supplies	56,270	517,601	598,618	563,047
Home and Garden	17,479	304,145	334,217	338,154

Total segments	$219,888	$2,010,648	$2,426,571	$2,332,676

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Depreciation and amortization

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009(B)	2009	2008	2007

Global Batteries & Personal Care	$4,728	$21,933	$32,535	$33,660
Global Pet Supplies	2,580	19,832	22,891	22,269
Home and Garden(A)	1,320	11,073	21,636	—

Total segments	8,628	52,838	77,062	55,929
Corporate	43	5,642	7,959	21,496

Total Depreciation and amortization	$8,671	$58,480	$85,021	$77,425

(A)	Fiscal 2007 does not include depreciation and amortization expense associated with the Home and Garden Business as, in accordance with ASC 360, the Home and Garden Business was designated a discontinued operation in Fiscal 2007. Fiscal 2008 includes depreciation and amortization expense of $10,821 related to Fiscal 2007 as a result of the reclassification of the Home and Garden Business as a continuing operation during Fiscal 2008.

(B)	The one month period ended September 30, 2009 includes increased depreciation and amortization of $1,655 and $1,703, respectively, related to valuation of the Company’s assets during fresh-start reporting. (See also Note 2, Voluntary Reorganization Under Chapter 11, for additional information regarding fresh-start reporting).

Segment profit

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

Global Batteries & Personal Care	$5,675	$159,400	$162,889	$143,850
Global Pet Supplies	3,178	61,455	68,885	71,038
Home and Garden(A)	(4,573)	46,458	29,458	40,671

Total segments	4,280	267,313	261,232	255,559
Corporate expenses	2,443	32,037	45,246	46,902
Restructuring and related charges	1,729	44,080	39,337	98,026
Goodwill and intangibles impairment	—	34,391	861,234	362,452
Interest expense(B)	16,962	172,940	229,013	255,765
Other (income) expense, net	(815)	3,320	1,220	(331)

Loss from continuing operations before reorganization items income taxes	$(16,039)	$(19,455)	$(914,818)	$(507,255)

(A)	Fiscal 2007 does not include depreciation and amortization expense associated with the Home and Garden Business as, in accordance with ASC 360, the Home and Garden Business was designated a discontinued operation in Fiscal 2007. Fiscal 2008 includes depreciation and amortization expense of $10,821 related

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

to Fiscal 2007 as a result of the reclassification of the Home and Garden Business from a discontinued operation to a continuing operation during Fiscal 2008.

(B)	Fiscal 2007 includes $24,576 in debt issuance costs and $11,649 in prepayment penalties in connection with the refinancing of the Predecessor Company’s previously existing senior credit facilities and the exchange of a portion of the Predecessor Company’s outstanding 8 1/2 Notes for the Variable Rate Notes pursuant to the terms of an exchange offer, both of which occurred on March 30, 2007. (See also Note 8, Debt, for additional information related to the Company’s refinancing).

Segment total assets

	Successor	Predecessor
	Company	Company
	September 30,
	2009	2008

Global Batteries & Personal Care	$1,608,269	$1,182,515
Global Pet Supplies	866,901	700,475
Home and Garden	504,448	289,628

Total segments	2,979,618	2,172,618
Corporate	41,128	74,861

Total assets at year end	$3,020,746	$2,247,479

Segment long-lived assets

	Successor	Predecessor
	Company	Company
	September 30,
	2009	2008

Global Batteries & Personal Care	$1,052,907	$580,358
Global Pet Supplies	679,009	514,756
Home and Garden	432,200	147,222

Total segments	2,164,116	1,242,336
Corporate	37,894	51,546

Long-lived assets at year end	$2,202,010	$1,293,882

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Capital expenditures

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

Global Batteries & Personal Care	$2,311	$6,642	$8,198	$13,137
Global Pet Supplies	288	1,260	8,231	8,964
Home and Garden	119	164	2,102	1,076

Total segments	2,718	8,066	$18,531	$23,177
Corporate	—	—	397	—

Total Capital expenditures	$2,718	$8,066	$18,928	$23,177

Geographic Disclosures — Net sales to external customers

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

United States	$113,407	$1,166,920	$1,272,100	$1,144,470
Outside the United States	106,481	843,728	1,154,471	1,188,206

Total net sales to external customers	$219,888	$2,010,648	$2,426,571	$2,332,676

Geographic Disclosures — Long-lived assets

	Successor	Predecessor
	Company	Company
	September 30,
	2009	2008

United States	$1,410,459	$683,557
Outside the United States	791,551	610,325

Long-lived assets at year end	$2,202,010	$1,293,882

(13)	Commitments and Contingencies

The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided of approximately $4,426, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

Included in long-term liabilities assumed in connection with the acquisition of Microlite is a provision for “presumed” credits applied to the Brazilian excise tax on Manufactured Products, or “IPI taxes”. Although a previous ruling by the Brazilian Federal Supreme Court has been issued in favor of a specific Brazilian taxpayer with similar tax credits, on February 15, 2007 the Brazilian Federal Supreme Court ruled against certain Brazilian taxpayers with respect to the legality and constitutionality of the IPI “presumed” credits. This

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

decision is applicable to all similarly-situated taxpayers. At September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company), these amounts totaled approximately $4,661 and $14,243, respectively, and are included in Other long-term liabilities in the accompanying Consolidated Statements of Financial Position.

The Company is a defendant in various other matters of litigation generally arising out of the normal course of business.

On February 3, 2009, the Company and all of the Company’s U.S. subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the Bankruptcy Code. The Company and such subsidiaries emerged from bankruptcy on August 28, 2009. With the exception of Spectrum Jungle Labs Corporation, the related cases of the reorganized debtors were closed as of September 30, 2009. The Company continues to analyze proofs of claim filed with the bankruptcy court with respect to lease rejection damages and other unsecured claims generally, and the Company may, in its discretion and in accordance with the confirmed plan of reorganization, file objections with the bankruptcy court to certain of such claims. This process will continue until those claims that the Company determines to address in the bankruptcy court are resolved. See Note 2, Voluntary Reorganization Under Chapter 11, for a further description of the Bankruptcy Cases.

The Company does not believe that any other matters or proceedings presently pending will have a material adverse effect on the results of operations, financial condition, liquidity or cash flow of the Company.

Successor Company’s minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Future minimum rental commitments under non-cancelable operating leases, principally pertaining to land, buildings and equipment, are as follows:

2010	$23,036
2011	20,372
2012	19,177
2013	15,459
2014	11,709
Thereafter	25,959

Total minimum lease payments	$115,712

All of the leases expire between Fiscal 2010 through September 30, 2018. Successor Company’s total rent expenses were $2,351 for the one month period ended September 30, 2009. Predecessor Company’s total rental expenses were $22,132, 37,068, and $31,733 for the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively.

(14)	Related Party Transactions

On February 3, 2009, the Predecessor Company announced that it reached agreements with Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P., D. E. Shaw Laminar Portfolios, L.L.C. (“Laminar”) and Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund V, L.P., Avenue Special Situations Fund IV, L.P. and Avenue-CDP Global Opportunities Fund, L.P. (collectively, the “Avenue Parties”), which, as of that date, in the aggregate, represented approximately 70% of the face value of Spectrum Brands’ outstanding public Senior Subordinated Notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce the Spectrum Brands’ then outstanding debt. Also on February 3, 2009, each of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P., Laminar and the Avenue Parties holding Spectrum Brands’ then outstanding Senior Subordinated Notes agreed, pursuant to a support agreement and

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

upon the terms and subject to the conditions in the agreement, to support the plan of reorganization as proposed and, upon receipt of a Bankruptcy Court approved disclosure statement and when properly solicited to do so, to vote all of their respective claims under the notes in favor of the plan. See Note 2, Voluntary Reorganization Under Chapter 11, for a further description of the Bankruptcy Cases.

Pursuant to the Plan, as of the Effective Date, Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (collectively, the “Harbinger Parties”), Laminar and the Avenue Parties were issued shares of common stock of reorganized Spectrum Brands, Inc. and became holders of the 12% Notes.

Pursuant to the Plan and in connection with its Chapter 11 reorganization, Spectrum Brands, Inc. converted from a Wisconsin corporation into a Delaware corporation and adopted a new certificate of incorporation and bylaws. The terms of the certificate of incorporation and bylaws were negotiated with certain representatives of the Harbinger Parties, Laminar and the Avenue Parties in the context of the reorganization and in consideration for the support of the Plan of each of the Harbinger Parties, Laminar and the Avenue Parties holding Spectrum Brands’ then existing Senior Subordinated Notes.

In addition, also pursuant to the Plan, each of the Harbinger Parties, Laminar and the Avenue Parties designated certain persons who were approved by Spectrum Brands’ then existing directors and the Bankruptcy Court and, pursuant to the Plan and effective as of the Effective Date, appointed together with Kent J. Hussey as directors of Spectrum Brands. These individuals continue to serve as the directors of Spectrum Brands.

Also in connection with its Chapter 11 reorganization, as of the Effective Date, Spectrum Brands entered into certain agreements with each of the Harbinger Parties, Laminar and the Avenue Parties governing various relationships between the Company and such parties as holders of its securities. These agreements include:

•	a registration rights agreement with respect to common stock of reorganized Spectrum Brands, Inc., other securities in respect of the common stock and other equity of reorganized Spectrum Brands, Inc.; and

•	a registration rights agreement with respect to the 12% Notes.

The terms of each of these agreements were negotiated in the context of the Company’s Chapter 11 reorganization and in consideration for the support of each of the Harbinger Parties, Laminar and the Avenue Parties of the Plan.

(15)	Restructuring and Related Charges

The Company reports restructuring and related charges associated with manufacturing and related initiatives in Cost of goods sold. Restructuring and related charges reflected in Cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives, and other costs directly related to the restructuring or integration initiatives implemented.

The Company reports restructuring and related charges relating to administrative functions in Operating expenses, such as initiatives impacting sales, marketing, distribution, or other non-manufacturing related functions. Restructuring and related charges reflected in Operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the functional areas described above, and other costs directly related to the initiatives implemented as well as consultation, legal and accounting fees related to the evaluation of the Predecessor Company’s capital structure incurred prior to the Bankruptcy Filing.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following table summarizes restructuring and related charges incurred by segment:

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

Cost of goods sold:
Global Batteries & Personal Care	$173	$11,857	$16,159	$18,126
Global Pet Supplies	5	1,332	340	13,154
Corporate	—	—	—	35

Total restructuring and related charges in cost of goods sold	178	13,189	16,499	31,315
Operating expense:
Global Batteries & Personal Care	370	8,393	12,012	30,375
Global Pet Supplies	35	4,411	2,702	9,292
Home and Garden	993	5,323	3,770	6,986
Corporate	153	12,764	4,354	20,058

Total restructuring and related charges in operating expense	1,551	30,891	22,838	66,711

Total restructuring and related charges	$1,729	$44,080	$39,337	$98,026

The following table summarizes restructuring and related charges incurred by type of charge:

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

Costs included in cost of goods sold:
Breitenbach, France facility closure:
Termination benefits	$—	$—	$—	$18
Other associated costs	—	—	—	468
United & Tetra integration:
Termination benefits	—	6	30	149
Other associated costs	—	—	299	13,005
European initiatives:
Termination benefits	—	—	(830)	7,494
Other associated costs	7	11	88	308
Latin America initiatives:
Termination benefits	—	207	—	712
Other associated costs	—	—	253	9,847
Global Realignment initiatives:
Termination benefits	—	333	106	(686)
Other associated costs	—	869	154	—

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

	Successor
	Company	Predecessor Company
	One Month	Eleven Months
	Ended	Ended
	September 30,	August 30,
	2009	2009	2008	2007

Ningbo Exit Plan:
Termination benefits	—	857	1,230	—
Other associated costs	165	8,461	15,169	—
Global Cost Reduction initiatives:
Termination benefits	—	200	—	—
Other associated costs	6	2,245	—	—

Total included in cost of goods sold	178	13,189	16,499	31,315
Costs included in operating expenses:
Breitenbach, France facility closure:
Other associated costs	—	(7)	—	—
United & Tetra integration:
Termination benefits	—	2,297	1,954	1,112
Other associated costs	(132)	427	883	12,800
European initiatives:
Termination benefits	—	—	—	(1,298)
Other associated costs	—	—	35	—
Latin America initiatives:
Termination benefits	—	—	64	363
Global Realignment:
Termination benefits	94	6,994	12,338	48,755
Other associated costs	45	3,440	7,564	4,979
Ningbo Exit Plan:
Termination benefits	—	—	—	—
Other associated costs	—	1,334	—	—
Global Cost Reduction initiatives:
Termination benefits	866	5,690	—	—
Other associated costs	678	10,716	—	—

Total included in operating expenses	1,551	30,891	22,838	66,711

Total restructuring and related charges	$1,729	$44,080	$39,337	$98,026

2009 Restructuring Initiatives

The Predecessor Company implemented a series of initiatives within the Global Batteries & Personal Care segment and the Global Pet Supplies segment to reduce operating costs as well as evaluate the Company’s opportunities to improve its capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within each of the Company’s segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies segment. These initiatives also included consultation, legal and accounting fees related to the evaluation of the Predecessor Company’s capital structure. The Company recorded $1,550 and $18,850 of pretax restructuring and related charges during the one month period ended September 30, 2009 (Successor Company) and the eleven month period ended August 30, 2009 (Predecessor Company), respectively, related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through September 30, 2013, are projected at approximately $55,000.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Global Cost Reduction Initiatives Summary

The following table summarizes the remaining accrual balance associated with the Global Cost Reduction Initiatives and activity that occurred during Fiscal 2009:

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2008 (Predecessor Company)	$—	$—	$—
Provisions	5,066	1,480	6,546
Cash expenditures	(2,210)	(711)	(2,921)
Non-cash items	1,324	(685)	639

Accrual balance at September 30, 2009 (Successor Company)	$4,180	$84	$4,264

Expensed as incurred(A)	$1,690	$12,164	$13,854

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses as incurred by Successor Company during the one month period ended September 30, 2009, and by Predecessor Company during the eleven month period ended August 30, 2009, the cumulative amount incurred from inception of the initiative through September 30, 2009 and the total future expected costs to be incurred associated with the Global Cost Reduction Initiatives by operating segment:

	Global
	Batteries and	Global Pet	Home and
	Personal Care	Supplies	Garden	Corporate	Total

Restructuring and related charges during the one month period ended September 30, 2009 (Successor Company)	$466	$40	$1,044	$—	$1,550
Restructuring and related charges during the eleven month period ended August 30, 2009 (Predecessor Company)	$4,136	$3,416	$3,708	$7,591	$18,851
Restructuring and related charges since initiative inception	$4,602	$3,456	$4,752	$7,591	$20,401
Total future estimated restructuring and related charges expected to be incurred	$586	$27,000	$6,900	$—	$34,486

2008 Restructuring Initiatives

The Predecessor Company implemented an initiative within the Global Batteries & Personal Care segment in China to reduce operating costs and rationalize the Company’s manufacturing structure. These initiatives, which are substantially complete, include the plan to exit the Company’s Ningbo battery manufacturing facility in China (the “Ningbo Exit Plan”). The Company recorded $165 and $10,652 of pretax restructuring and related charges during the one month period ended September 30, 2009 (Successor Company) and the eleven month period ended August 30, 2009 (Predecessor Company), respectively, related to the Ningbo Exit Plan. The Predecessor Company recorded $16,399 of pretax restructuring and related charges during Fiscal 2008 in connection with the Ningbo Exit Plan. The Company has recorded pretax restructuring and related charges of $27,216 since the inception of the Ningbo Exit Plan.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following table summarizes the remaining accrual balance associated with the Ningbo Exit Plan and activity that occurred during Fiscal 2009:

Ningbo Exit Plan Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2008 (Predecessor Company)	$911	$233	$1,144
Provisions	768	657	1,425
Cash expenditures	(1,652)	(640)	(2,292)
Non-cash items	(27)	58	31

Accrual balance at September 30, 2009 (Successor Company)	$—	$308	$308

Expensed as incurred(A)	$89	$9,303	$9,392

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

2007 Restructuring Initiatives

The Predecessor Company has implemented a series of initiatives within the Global Batteries & Personal Care segment in Latin America to reduce operating costs (the “Latin American Initiatives”). These initiatives, which are substantially complete, include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. The Successor Company recorded no pretax restructuring and related charges during the one month period ended September 30, 2009 related to the Latin American Initiatives. The Predecessor Company recorded $207 of pretax restructuring and related charges during the eleven month period ended August 30, 2009, related to the Latin American Initiatives. The Predecessor Company recorded $317 and $10,923 of pretax restructuring and related charges during Fiscal 2008 and Fiscal 2007, respectively, in connection with the Latin American Initiatives. The Company has recorded pretax restructuring and related charges of $11,447 since the inception of the Latin American Initiatives.

The following table summarizes the remaining accrual balance associated with the Latin American Initiatives and activity that occurred during Fiscal 2009:

Latin American Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2008 (Predecessor Company)	$124	$777	$901
Provisions	(33)	—	(33)
Cash expenditures	(373)	—	(373)
Non-cash items	—	(164)	(164)

Accrual balance at September 30, 2009 (Successor Company)	$(282)	$613	$331

Expensed as incurred(A)	$240	$—	$240

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

In Fiscal 2007, the Predecessor Company began managing its business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care, Global Pet Supplies and the Home and

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Garden Business. As part of this realignment, the Company’s Global Operations organization, previously included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. (See also Note 12, Segment Results, for additional discussion on the Company’s realignment of its operating segments.) In connection with these changes the Company undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). The Successor Company recorded $138 of restructuring and related charges during the one month period ended September 30, 2009. The Predecessor Company recorded $11,635 of pretax restructuring and related charges during the eleven month period ended August 30, 2009, respectively, related to the Global Realignment Initiatives. The Predecessor Company also recorded $20,161 and $53,048 of pretax restructuring and related charges during Fiscal 2008 and Fiscal 2007, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through December 31, 2010, relate primarily to severance and are projected at approximately $86,000, the majority of which will be cash costs.

The following table summarizes the remaining accrual balance associated with the Global Realignment Initiatives and activity that have occurred during Fiscal 2009:

Global Realignment Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2008 (Predecessor Company)	$17,575	$3,688	$21,263
Provisions	6,331	1,118	7,449
Cash expenditures	(9,385)	(598)	(9,983)
Non-cash items	60	(530)	(470)

Accrual balance at September 30, 2009 (Successor Company)	$14,581	$3,678	$18,259

Expensed as incurred(A)	$1,089	$3,235	$4,324

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses as incurred by Successor Company during the one month period ended September 30, 2009, and by Predecessor Company during the eleven month period ended August 30, 2009, the cumulative amount incurred from inception of the initiative through September 30, 2009

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

and the total future expected costs to be incurred associated with the Global Realignment Initiatives by operating segment:

	Global
	Batteries and	Home and
	Personal Care	Garden	Corporate	Total

Restructuring and related charges during the one month period ended September 30, 2009 (Successor Company)	$(96)	$82	$152	$138
Restructuring and related charges during the eleven month period ended August 30, 2009 (Predecessor Company)	$5,251	$1,211	$5,173	$11,635
Restructuring and related charges since initiative inception	$47,650	$7,558	$29,774	$84,982
Total future restructuring and related charges expected	$—	$90	$300	$390

2006 Restructuring Initiatives

The Predecessor Company implemented a series of initiatives within the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize the Company’s manufacturing structure (the “European Initiatives”). These initiatives, which are substantially complete, include the relocation of certain operations at the Ellwangen, Germany packaging center to the Dischingen, Germany battery plant, transferring private label battery production at the Company’s Dischingen, Germany battery plant to the Company’s manufacturing facility in China and restructuring its sales, marketing and support functions. The Company recorded $7 and $11 of pretax restructuring and related charges during the one month period ended September 30, 2009 (Successor Company) and the eleven month period ended August 30, 2009 (Predecessor Company), respectively, related to the European Initiatives. The Predecessor Company recorded $(707) and $6,504 of pretax restructuring and related charges during Fiscal 2008 and Fiscal 2007, respectively, in connection with the European Initiatives. The Company has recorded pretax restructuring and related charges of $27,057 since the inception of the European Initiatives.

The following table summarizes the remaining accrual balance associated with the 2006 initiatives and activity that have occurred during Fiscal 2009:

European Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2008 (Predecessor Company)	$3,054	$479	$3,533
Cash expenditures	(463)	(172)	(635)
Non-cash items	32	12	44

Accrual balance at September 30, 2009 (Successor Company)	$2,623	$319	$2,942

Expensed as incurred(A)	$—	$18	$18

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

2005 Restructuring Initiatives

In connection with the acquisitions of United and Tetra in 2005, the Predecessor Company implemented a series of initiatives to optimize the global resources of the combined companies. These initiatives included: integrating all of United’s home and garden administrative services, sales and customer service functions into the Company’s operations in Madison, Wisconsin; converting all information systems to SAP; consolidating United’s home and garden manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating administrative, manufacturing and distribution facilities of the Company’s Global Pet Supplies business. In addition, certain corporate finance functions were shifted to the Company’s global headquarters in Atlanta, Georgia. The Successor Company recorded $5 of pretax restructuring and related charges during the one month period ended September 30, 2009. The Predecessor Company recorded $(715) of restructuring and related charges during the eleven month period ended August 30, 2009 to adjust prior estimates and eliminate the accrual. No pretax restructuring and related charges were recorded during Fiscal 2008 and Fiscal 2007. Integration initiatives are now complete.

Effective October 1, 2006, initiatives to integrate the activities of the Home and Garden Business into the Company’s operations in Madison, Wisconsin were suspended. The Successor Company recorded $(137) of pretax and restructuring and related charges during the one month period ended September 30, 2009. The Predecessor Company recorded $1,118, $125, and $4,487 of pretax restructuring and related charges during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively, representing the finalization of expenditures in connection with the integration of the United home and garden business. The Company recorded pretax restructuring and related charges of $31,707 since the inception of the initiatives.

Integration activities within Global Pet Supplies were substantially complete as of September 30, 2009. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of the distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania, one pet supply facility was closed in 2006, in Hauppauge, New York and one pet supply facility was closed in 2007 in Moorpark, California. The Successor Company recorded no pretax and restructuring and related charges during the one month period ended September 30, 2009. The Predecessor Company recorded $2,327, $3,041 and $22,446, of pretax restructuring and related charges during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007, respectively, representing the finalization of expenditures in connection with its integration activities within the Global Pet Supplies business. The Company has recorded pretax restructuring and related charges of $36,889 since the inception of the integration activities within Global Pet Supplies.

During the fiscal year ended September 30, 2005, the Predecessor Company also announced the closure of a zinc carbon manufacturing facility in Breitenbach, France within Global Batteries and Personal Care. The Successor Company recorded no pretax restructuring and related charges during the one month period ended September 30, 2009. The Predecessor Company recorded $(7), $0 and $485 of pretax restructuring and related charges during the eleven month period ended August 30, 2009, Fiscal 2008 and Fiscal 2007 in connection with this closure. The costs associated with the initiative are complete and totaled $10,948.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following tables summarize the remaining accrual balance associated with the 2005 initiatives and activity that have occurred during Fiscal 2009:

2005 Restructuring Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2008 (Predecessor Company)	$1,214	$1,519	$2,733
Provisions	2,095	998	3,093
Cash expenditures	(2,130)	(1,675)	(3,805)
Reclassification to Liabilities Subject to Compromise(A)	—	(2,004)	(2,004)
Non-cash items	(1,150)	1,232	82

Accrual balance at September 30, 2009 (Successor Company)	$29	$70	$99

Expensed as incurred(B)	$208	$—	$208

(A)	Leases previously exited as part of the Company’s restructuring efforts have been reclassified to Liabilities subject to compromise in accordance with ASC 852. The amount was reclassified prior to a $591 loss on rejected lease as a result of the Bankruptcy Cases. (See Note 2, Voluntary Reorganization Under Chapter 11, for further details on the company’s Liabilities subject to compromise.)

(B)	Consists of amounts not impacting the accrual for restructuring and related charges.

2005 Restructuring Initiatives Summary — Pursuant to Acquisitions(A)

Other
Costs

Accrual balance at September 30, 2008 (Predecessor Company)	$4,985
Provisions	73
Cash expenditures	(581)
Reclassification to Liabilities Subject to Compromise(B)	(3,632)
Non-cash expenditures	(845)

Accrual balance at September 30, 2009 (Successor Company)	$—

Expensed as incurred(C)	$(783)

(A)	Represents costs to exit activities of the acquired United and Tetra businesses. These costs, which include severance, lease termination costs, inventory disposal costs and other associated costs, relate to the closure of certain acquired Global Pet Supplies and home and garden manufacturing and distribution facilities. Such amounts are recognized as liabilities assumed as part of the United acquisition and included in the allocation of the acquisition cost in accordance with the provisions of SFAS 141.

(B)	Leases previously exited as part of the Company’s restructuring efforts have been reclassified to Liabilities subject to compromise in accordance with ASC 852. The amount was reclassified prior to a 1,821 gain on rejected leases as a result of the Bankruptcy Cases. (See Note 2, Voluntary Reorganization Under Chapter 11, for further details on the company’s Liabilities subject to compromise.)

(C)	Consists of amounts not impacting the accrual for restructuring and related charges.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(16)	Quarterly Results (unaudited)

	Successor Company	Predecessor Company
	One Month Ended	Two Months Ended	Quarter Ended
	September 30,	August 30,	June 28,	March 29,	December 28,
	2009	2009	2009	2009	2008

Net sales	$219,888	$369,522	$589,361	$503,262	$548,503
Gross profit	64,400	146,817	230,297	184,834	189,871
Net (loss) income	(70,785)	1,223,568	(36,521)	(60,449)	(112,657)
Basic net (loss) income per common share	$(2.36)	$23.85	$(0.71)	$(1.18)	$(2.19)
Diluted net (loss) income per common share	$(2.36)	$23.85	$(0.71)	$(1.18)	$(2.19)

	Predecessor Company
	Quarter Ended
	September 30,	June 29,	March 30,	December 30,
	2008	2008	2008	2007

Net Sales	$667,914	$638,763	$532,452	$587,442
Gross Profit	255,605	242,353	205,495	216,648
Net loss	(492,568)	(283,862)	(111,713)	(43,402)
Basic net loss per common share	$(9.68)	$(5.58)	$(2.19)	$(0.85)
Diluted net loss per common share	$(9.68)	$(5.58)	$(2.19)	$(0.85)

(17)	Consolidating Financial Statements

In connection with the acquisitions of Remington, United and Tetra, the Predecessor Company completed debt offerings of Senior Subordinated Notes. Payment obligations of such Senior Subordinated Notes were fully and unconditionally guaranteed on a joint and several basis by all of the Predecessor Company’s domestic subsidiaries. Pursuant to and in accordance with the Plan, the Company refinanced its Senior Subordinated Notes. On the Effective Date, pursuant to the Plan, the Successor Company and its domestic subsidiaries, as guarantors, issued the12% Notes under the 2019 Indenture for the benefit of holders of allowed claims with respect to the Predecessor Company’s Senior Subordinated Notes. (See Note 2, Voluntary Reorganization Under Chapter 11, for further details of the chapter 11 cases of Spectrum Brands and its United States subsidiaries and See Note 8, Debt, for further information on the 12% Notes and the 2019 Indenture).

The following consolidating financial data illustrates the components of the consolidated financial statements of the Successor Company and the Predecessor Company. Investments in subsidiaries are accounted for using the equity method for purposes of illustrating the consolidating presentation. Earnings of subsidiaries are therefore reflected in the Company’s and Guarantor Subsidiaries’ investment accounts and earnings. The elimination entries presented herein eliminate investments in subsidiaries and intercompany balances and transactions. Separate consolidated financial statements of the Guarantor Subsidiaries are not presented because management has determined that such financial statements would not be material to investors.

Successor Company

Consolidating Statement of Financial Position
September 30, 2009

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

ASSETS
Current assets:
Cash and cash equivalents	$1,450	$3,364	$92,986	$—	$97,800
Receivables:
Trade accounts receivables, net of allowances	46,422	63,677	164,384	—	274,483
Other	426,194	496,125	(52,766)	(844,585)	24,968
Inventories	84,267	116,291	143,701	(2,754)	341,505
Deferred income taxes	16,407	9,149	2,153	428	28,137
Assets held for sale	—	321	11,549	—	11,870
Prepaid expenses and other	15,530	6,062	18,381	—	39,973

Total current assets	590,270	694,989	380,388	(846,911)	818,736
Property, plant and equipment, net	59,229	42,888	110,244	—	212,361
Long term intercompany receivables	379,000	488,077	(861,730)	(5,347)	—
Deferred charges and other	7,462	2,463	25,009	—	34,934
Goodwill	67,722	277,691	137,935	—	483,348
Intangible assets, net	546,480	530,807	384,846	(188)	1,461,945
Debt issuance costs	9,422	—	—	—	9,422
Investments in subsidiaries	4,196,025	3,359,913	3,440,646	(10,996,584)	—

Total assets	$5,855,610	$5,396,828	$3,617,338	$(11,849,030)	$3,020,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$248,787	$11	$4,382	$(199,602)	$53,578
Accounts payable	510,608	577,291	136,787	(1,038,451)	186,235
Accrued liabilities:
Wages and benefits	39,138	15,519	33,786	—	88,443
Income taxes payable	293	(372)	22,029	—	21,950
Restructuring and related charges	15,218	1,856	9,129	—	26,203
Accrued interest	8,514	—	164	—	8,678
Other	48,640	20,438	40,903	—	109,981

Total current liabilities	871,198	614,743	247,180	(1,238,053)	495,068
Long-term debt, net of current maturities	1,518,790	402,980	(106,686)	(285,127)	1,529,957
Employee benefit obligations, net of current portion	11,667	953	43,235	—	55,855
Deferred income taxes	12,506	179,049	35,943	—	227,498
Other	11,892	3,078	37,754	(1,235)	51,489

Total liabilities	2,426,053	1,200,803	257,425	(1,524,415)	2,359,867
Shareholders’ equity:
Common stock	300	451	613,335	(613,786)	300
Additional paid-in capital	724,679	2,166,066	3,300,215	(5,466,164)	724,796
Retained earnings (accumulated deficit)	54,073	101,822	(630,365)	403,685	(70,785)
Accumulated other comprehensive income (deficit)	2,650,505	1,927,686	(1,648)	(4,569,974)	6,569

	3,429,557	4,196,025	3,281,537	(10,246,239)	660,880
Less treasury stock, at cost	—	—	78,376	(78,376)	—

Total shareholders’ equity (deficit)	3,429,557	4,196,025	3,359,913	(10,324,615)	660,880

Total liabilities and shareholders’ equity	$5,855,610	$5,396,828	$3,617,338	$(11,849,030)	$3,020,746

Successor Company

Consolidating Statement of Operations
One Month Period Ended September 30, 2009

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Net sales	$4,178	$116,642	$109,972	$(10,904)	$219,888
Cost of goods sold	(8,800)	102,365	72,675	(10,930)	155,310
Restructuring and related charges	25	5	148	—	178

Gross profit	12,953	14,272	37,149	26	64,400
Operating expenses:
Selling	6,034	10,334	22,778	(10)	39,136
General and administrative	10,638	3,206	6,734	—	20,578
Research and development	2,154	454	419	—	3,027
Restructuring and related charges	356	1,029	166	—	1,551

	19,182	15,023	30,097	(10)	64,292

Operating (loss) income	(6,229)	(751)	7,052	36	108
Interest expense	12,942	2,119	2,001	(100)	16,962
Other expense (income), net	41,383	(21,533)	(6,014)	(14,652)	(816)

(Loss) income from continuing operations before reorganization items, net and income taxes	(60,554)	18,663	11,065	14,788	(16,038)
Reorganization items net expense (income)	3,962	—	—	—	3,962

(Loss) income from continuing operations before income taxes	(64,516)	18,663	11,065	14,788	(20,000)
Income tax (benefit) expense	(26,560)	75,899	1,911	(57)	51,193

(Loss) income from continuing operations	(37,956)	(57,236)	9,154	14,845	(71,193)
Income from discontinued operations, net of tax	—	408	—	—	408

Net (loss) income	$(37,956)	$(56,828)	$9,154	$14,845	$(70,785)

Predecessor Company

Consolidating Statement of Operations
Eleven Month Period Ended August 30, 2009

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Net sales	$379,782	$870,174	$891,318	$(130,626)	$2,010,648
Cost of goods sold	224,838	626,518	525,580	(131,296)	1,245,640
Restructuring and related charges	17,958	798	(5,567)	—	13,189

Gross profit	136,986	242,858	371,305	670	751,819
Operating expenses:
Selling	61,068	113,518	188,808	(288)	363,106
General and administrative	61,960	31,027	52,248	—	145,235
Research and development	13,473	4,956	2,962	—	21,391
Restructuring and related charges	17,420	8,146	5,325	—	30,891
Goodwill and intangibles impairment	—	19,000	15,391	—	34,391

	153,921	176,647	264,734	(288)	595,014

Operating (loss) income	(16,935)	66,211	106,571	958	156,805
Interest expense	128,013	23,750	21,219	(42)	172,940
Other expense (income), net	(633,951)	(154,551)	4,635	787,187	3,320

Income from continuing operations before reorganization items, net and income taxes	489,003	197,012	80,717	(786,187)	(19,455)
Reorganization items net expense (income)	(689,312)	(358,142)	(95,355)	—	(1,142,809)

Income from continuing operations before income taxes	1,178,315	555,154	176,072	(786,187)	1,123,354
Income tax (benefit) expense	18,459	(9,227)	13,073	306	22,611

Income from continuing operations	1,159,856	564,381	162,999	(786,493)	1,100,743
Income (loss) from discontinued operations, net of tax	3,262	(90,064)	—	—	(86,802)

Net income	$1,163,118	$474,317	$162,999	$(786,493)	$1,013,941

Successor Company

Consolidating Statement of Cash Flows
One Month Period Ended September 30, 2009

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash (used) provided by operating activities of continuing operations	$(146,664)	$(117,728)	$358,075	$(25,005)	$68,678
Net cash provided by operating activities of discontinued operations	—	6,273	—	—	6,273

Net cash (used) provided by operating activities	(146,664)	(111,455)	358,075	(25,005)	74,951
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,520)	(186)	(1,012)	—	(2,718)
Proceeds from sale of property, plant, and equipment	1	68	2	—	71
Intercompany investments	—	(73,320)	73,320	—	—

Net cash used by investing activities	(1,519)	(73,438)	72,310	—	(2,647)
Cash flows from financing activities:
Reduction of debt	(4,528)	—	(75)	—	(4,603)
Proceeds from Exit Facility	57,800	—	—	—	57,800
Payments on Exit Facility	(89,575)	—	—	—	(89,575)
Debt issuance costs	(287)	—	—	—	(287)
Proceeds (advances related to) from intercompany transactions	177,125	185,408	(387,538)	25,005	—

Net cash provided (used) by financing activities	140,535	185,408	(387,613)	25,005	(36,665)
Effect of exchange rate changes on cash and cash equivalents	—	—	1,002	—	1,002

Net increase (decrease) in cash and cash equivalents	(7,648)	515	43,774	—	36,641
Cash and cash equivalents, beginning of period	9,098	2,849	49,212	—	61,159

Cash and cash equivalents, end of period	$1,450	$3,364	$92,986	$—	$97,800

Predecessor Company

Consolidating Statement of Cash Flows
Eleven Month Period Ended August 30, 2009

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash (used) provided by operating activities of continuing operations	$(25,786)	$596,535	$308,745	$(849,700)	$29,794
Net cash used by operating activities of discontinued operations	—	(28,187)	—	—	(28,187)

Net cash (used) provided by operating activities	(25,786)	568,348	308,745	(849,700)	1,607
Cash flows from investing activities:
Purchases of property, plant and equipment	(2,919)	(976)	(4,171)	—	(8,066)
Proceeds from sale of property, plant, and equipment	15	1	363	—	379
Payments for acquisitions	—	—	(8,460)	—	(8,460)
Intercompany investments	(39)	—	39	—	—

Net cash used by investing activities of continuing operations	(2,943)	(975)	(12,229)	—	(16,147)
Net cash used by investing activities of discontinued operations	—	(855)	—	—	(855)

Net cash used by investing activities	(2,943)	(1,830)	(12,229)	—	(17,002)
Cash flows from financing activities:
Reduction of debt	(39,866)	—	(717)	—	(40,583)
Proceeds from ABL Revolving Credit Facility	149,195	—	—	—	149,195
Payments on ABL Revolving Credit Facility	(229,195)	—	—	—	(229,195)
Proceeds from DIP Revolving Credit Facility	854,341	—	—	—	854,341
Payments on DIP Revolving Credit Facility	(854,341)	—	—	—	(854,341)
Proceeds from Supplemental Loan	90,000	—	—	—	90,000
Payments on Supplemental Loan	(45,000)	—	—	—	(45,000)
Proceeds from Exit Financing	65,000	—	—	—	65,000
Debt issuance costs	(17,199)	—	—	—	(17,199)
Treasury stock purchases	(61)	—	—	—	(61)
Proceeds (advances related to) from intercompany transactions	55,167	(567,336)	(337,531)	849,700	—

Net cash provided (used) by financing activities	28,041	(567,336)	(338,248)	849,700	(27,843)
Effect of exchange rate changes on cash and cash equivalents	—	—	(376)	—	(376)

Net decrease in cash and cash equivalents	(688)	(818)	(42,108)	—	(43,614)
Cash and cash equivalents, beginning of period	9,786	3,667	91,320	—	104,773

Cash and cash equivalents, end of period	$9,098	$2,849	$49,212	$—	$61,159

Predecessor Company

Consolidating Statement of Financial Position
September 30, 2008

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

ASSETS
Current assets:
Cash and cash equivalents	$9,786	$3,667	$91,320	$—	$104,773
Receivables:
Trade accounts receivables, net of allowances	94,859	90,719	168,371	—	353,949
Other	167,197	352,832	41,283	(520,556)	40,756
Inventories	65,970	156,234	164,967	(3,911)	383,260
Deferred income taxes	(3,149)	11,969	4,404	733	13,957
Assets held for sale	—	316	7,136	—	7,452
Prepaid expenses and other	21,118	7,361	20,971	—	49,450

Total current assets	355,781	623,098	498,452	(523,734)	953,597
Property, plant and equipment, net	47,621	63,749	123,435	—	234,805
Long term intercompany receivables	675,951	—	(421,804)	(254,147)	—
Deferred charges and other	15,724	439,571	(411,166)	—	44,129
Goodwill	—	58,653	174,491	2,324	235,468
Intangible assets, net	213,523	305,547	223,926	(187)	742,809
Debt issuance costs	36,671	—	—	—	36,671
Investments in subsidiaries	3,908,119	3,357,348	3,549,876	(10,815,343)	—

Total assets	$5,253,390	$4,847,966	$3,737,210	$(11,591,087)	$2,247,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$138,165	$12	$35,059	$(124,599)	$48,637
Accounts payable	497,397	333,830	109,405	(662,506)	278,126
Accrued liabilities:
Wages and benefits	30,253	8,594	33,452	—	72,299
Income taxes payable	105	543	9,624	—	10,272
Restructuring and related charges	12,982	7,292	14,285	—	34,559
Accrued interest	49,769	—	745	—	50,514
Other	13,313	16,562	57,797	—	87,672

Total current liabilities	741,984	366,833	260,367	(787,105)	582,079
Long-term debt, net of current maturities	2,462,070	602,379	50,984	(640,651)	2,474,782
Employee benefit obligations, net of current portion	10,191	(1,278)	38,781	—	47,694
Deferred income taxes	158,242	(28,087)	(15,481)	—	114,674
Other	10,277	—	45,211	—	55,488

Total liabilities	3,382,764	939,847	379,862	(1,427,756)	3,274,717
Shareholders’ equity:
Common stock	692	451	537,926	(538,377)	692
Additional paid-in capital	674,252	2,134,693	3,547,564	(5,682,139)	674,370
Accumulated deficit	(1,654,508)	(489,611)	(818,795)	1,267,999	(1,694,915)
Accumulated other comprehensive income	2,927,020	2,262,586	90,653	(5,210,814)	69,445

	1,947,456	3,908,119	3,357,348	(10,163,331)	(950,408)
Less treasury stock, at cost	(76,830)	—	—	—	(76,830)

Total shareholders’ equity (deficit)	1,870,626	3,908,119	3,357,348	(10,163,331)	(1,027,238)

Total liabilities and shareholders’ deficit	$5,253,390	$4,847,966	$3,737,210	$(11,591,087)	$2,247,479

Predecessor Company

Consolidating Statement of Operations
Year Ended September 30, 2008

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Net sales	$357,187	$1,003,593	$1,147,672	$(81,881)	$2,426,571
Cost of goods sold	198,072	715,979	659,928	(84,008)	1,489,971
Restructuring and related charges	5	340	16,154	—	16,499

Gross profit	159,110	287,274	471,590	2,127	920,101
Operating expenses:
Selling	78,516	157,852	269,746	251	506,365
General and administrative	80,153	44,654	64,127	—	188,934
Research and development	14,220	5,888	5,207	—	25,315
Restructuring and related charges	9,236	6,471	7,131	—	22,838
Goodwill and intangibles impairment	8,100	482,985	370,149	—	861,234

	190,225	697,850	716,360	251	1,604,686

Operating loss	(31,115)	(410,576)	(244,770)	1,876	(684,585)
Interest expense	182,158	22,864	24,116	(125)	229,013
Other expense (income), net	764,954	206,361	(4,839)	(965,256)	1,220

Loss from continuing operations before income taxes	(978,227)	(639,801)	(264,047)	967,257	(914,818)
Income tax expense (benefit)	155,955	(123,350)	(42,799)	734	(9,460)

Loss from continuing operations	(1,134,182)	(516,451)	(221,248)	966,523	(905,358)
(Loss) income from discontinued operations, net of tax	(34)	(26,157)	4	—	(26,187)

Net loss	$(1,134,216)	$(542,608)	$(221,244)	$966,523	$(931,545)

Predecessor Company

Consolidating Statement of Cash Flows
Year Ended September 30, 2008

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash (used) provided by operating activities of continuing operations	$(1,413,373)	$(1,044,662)	$796,142	$1,656,990	$(4,903)
Net cash used by operating activities of discontinued operations	—	(5,259)	—	—	(5,259)

Net cash (used) provided by operating activities	(1,413,373)	(1,049,921)	796,142	1,656,990	(10,162)
Cash flows from investing activities:
Purchases of property, plant and equipment	(3,902)	(5,828)	(9,198)	—	(18,928)
Proceeds from sale of property, plant, and equipment	—	—	285	—	285
Intercompany investments	(107,465)	107,465	—	—	—

Net cash (used) provided by investing activities of continuing operations	(111,367)	101,637	(8,913)	—	(18,643)
Net cash provided by investing activities of discontinued operations	—	12,376	—	—	12,376

Net cash (used) provided by investing activities	(111,367)	114,013	(8,913)	—	(6,267)
Cash flows from financing activities:
Reduction of debt	(415,838)	—	(9,235)	—	(425,073)
Proceeds from debt financing	477,759	—	—	—	477,759
Debt issuance costs	(152)	—	—	—	(152)
Treasury stock purchases	(744)	—	—	—	(744)
Proceeds (advances related to) from intercompany transactions	1,461,899	938,102	(743,011)	(1,656,990)	—

Net cash provided (used) by financing activities	1,522,924	938,102	(752,246)	(1,656,990)	51,790
Effect of exchange rate changes on cash and cash equivalents	—	—	(441)	—	(441)

Net increase (decrease) in cash and cash equivalents	(1,816)	2,194	34,542	—	34,920
Cash and cash equivalents, beginning of period	11,602	1,473	56,778	—	69,853

Cash and cash equivalents, end of period	$9,786	$3,667	$91,320	$—	$104,773

Predecessor Company

Consolidating Statement of Operations
Year Ended September 30, 2007

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Net sales	$968,639	$346,960	$1,145,238	$(128,161)	$2,332,676
Cost of goods sold	625,465	252,348	675,200	(128,303)	1,424,710
Restructuring and related charges	540	12,941	17,834	—	31,315

Gross profit	342,634	81,671	452,204	142	876,651
Operating expenses:
Selling	209,673	30,747	270,256	(434)	510,242
General and administrative	(362,552)	150,100	374,703	—	162,251
Research and development	17,726	4,653	4,437	—	26,816
Restructuring and related charges	37,338	8,018	21,355	—	66,711
Goodwill and intangibles impairment	338,052	1,000	23,400	—	362,452

	240,237	194,518	694,151	(434)	1,128,472

Operating income (loss)	102,397	(112,847)	(241,947)	576	(251,821)
Interest expense	199,659	(18,744)	24,785	50,065	255,765
Other expense (income), net	377,889	214,490	(5,753)	(586,957)	(331)

Loss from continuing operations before income taxes	(475,151)	(308,593)	(260,979)	537,468	(507,255)
Income tax (benefit) expense	88,139	23,403	(16,894)	(38,879)	55,769

Loss from continuing operations	(563,290)	(331,996)	(244,085)	576,347	(563,024)
Loss from discontinued operations, net of tax	(23,127)	4,959	(15,521)	—	(33,689)

Net loss	$(586,417)	$(327,037)	$(259,606)	$576,347	$(596,713)

Predecessor Company

Consolidating Statement of Cash Flows
Year Ended September 30, 2007

		Guarantor	Nonguarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash provided (used) by operating activities of continuing operations	$194,627	$35,327	$(121,297)	$(136,454)	$(27,797)
Net cash used by operating activities of discontinued operations	—	(4,832)	—	—	(4,832)

Net cash provided (used) by operating activities	194,627	30,495	(121,297)	(136,454)	(32,629)
Cash flows from investing activities:
Purchases of property, plant and equipment	(10,019)	(1,873)	(11,285)	—	(23,177)
Proceeds from sale of property, plant, and equipment	—	—	1,572	—	1,572
Intercompany investments	(27,758)	22,758	5,000	—	—

Net cash (used) provided by investing activities of continuing operations	(37,777)	20,885	(4,713)	—	(21,605)
Net cash used by investing activities of discontinued operations	—	(1,477)	—	—	(1,477)

Net cash (used) provided by investing activities	(37,777)	19,408	(4,713)	—	(23,082)
Cash flows from financing activities:
Reduction of debt	(1,181,026)	—	(856,252)	—	(2,037,278)
Proceeds from debt financing	1,547,500	—	629,123	—	2,176,623
Debt issuance costs	(43,969)	—	—	—	(43,969)
Proceeds from exercise of stock options	655	—	—	—	655
Stock option income tax benefit	37	—	—	—	37
Treasury stock purchases	(3,003)	—	—	—	(3,003)
(Advances related to) proceeds from intercompany transactions	(468,118)	(49,806)	381,470	136,454	—

Net cash (used) provided by financing activities	(147,924)	(49,806)	154,341	136,454	93,065
Effect of exchange rate changes on cash and cash equivalents	—	—	4,069	—	4,069

Net increase in cash and cash equivalents	8,926	97	32,400	—	41,423
Cash and cash equivalents, beginning of period	2,676	1,376	24,378	—	28,430

Cash and cash equivalents, end of period	$11,602	$1,473	$56,778	$—	$69,853

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
For the one month period ended September 30, 2009, the eleven month period ended August 30, 2009 and the years ended September 30, 2008 and September 30, 2007

Column A	Column B	Column C Additions	Column D Deductions		Column E
	Balance at	Charged to			Balance at
	Beginning	Costs and		Other	End of
Descriptions	of Period	Expenses	Deductions	Adjustments(A)	Period
	(In thousands)

September 30, 2009 (Successor Company):
Accounts receivable allowances	$—	$1,011	$—	$—	$1,011
August 30, 2009 (Predecessor Company):
Accounts receivable allowances	$18,102	$1,763	$3,848	$16,017	$—
September 30, 2008 (Predecessor Company):
Accounts receivable allowances	$17,196	$1,368	$462	$—	$18,102
September 30, 2007 (Predecessor Company):
Accounts receivable allowances	$21,394	$3,242	$1,373	$6,067	$17,196

(A)	The “Other Adjustment” in the eleven month period ended August 30, 2009, represents the elimination of Accounts receivable allowances through fresh-start reporting as a result of the Company’s emergence from Chapter 11 of the Bankruptcy Code. The “Other Adjustment” in the period ended September 30, 2007, represents changes in estimates of accounts receivable allowances of $4,135 and the reclassification of accounts receivable allowances to assets held for sale of $1,932 which related to the Canadian division of the Home and Garden Business which has been designated as discontinued operations.

See accompanying Report of Independent Registered Public Accounting Firm

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	March 31,	June 30,
	2010	2009
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$27,576	$16,095
Accounts and other receivables, less allowances of $3,668 at March 31, 2010 and $4,142 at June 30, 2009	124,630	133,711
Inventories	142,645	165,495
Prepaid expenses and other	10,766	12,240
Prepaid income taxes	3,445	3,574
Deferred income taxes	494	943

Total current assets	309,556	332,058
Property, Plant and Equipment — at cost, less accumulated depreciation of $11,044 at March 31, 2010 and $10,004 at June 30, 2009	17,399	20,876
Non-current Deferred Income Taxes	1,847	3,419
Goodwill	162,469	162,469
Intangibles, Net	195,859	206,805
Other Assets	21,447	12,219

Total Assets	$708,577	$737,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$63,309	$58,385
Accrued expenses	77,142	73,293
Harbinger Term loan — current portion (related party)	20,000	20,000
Brazil term loan	—	2,228
Current income taxes payable	8,090	4,245

Total current liabilities	168,541	158,151
Long-Term Liabilities:
North American credit facility	12,946	52,739
European credit facility	11,256	19,845
Australia credit facility	—	—
Series D Preferred Stock — authorized and outstanding: 110.2 shares at $0.01 par value (related party)	—	139,744
Series E Preferred Stock— authorized and outstanding: 50 shares at $0.01 par value (related party)	—	56,238
Harbinger Term loan — long-term portion (related party)	136,546	141,456
Pension liability	13,734	19,791
Non-current deferred income taxes	47,940	46,347
Other long-term liabilities	3,542	3,856

Total Liabilities	394,505	638,167
Series D Preferred Stock — authorized and outstanding: 110.2 shares at $0.01 par value (related party)	147,271	—
Series E Preferred Stock — authorized and outstanding: 50 shares at $0.01 par value (related party)	59,268	—
Commitments and Contingencies — See Note 4
Stockholders’ Equity:
Common stock — authorized: 1,000,000 shares of $0.01 par value; issued and outstanding: 739,013 shares at March 31, 2010 and June 30, 2009	7,319	7,319
Treasury stock — 7,886 shares, at cost	(65,793)	(65,793)
Paid-in capital	302,677	302,677
Accumulated deficit	(92,326)	(102,460)
Accumulated other comprehensive loss	(44,344)	(42,064)

Total stockholders’ equity	107,533	99,679

Total Liabilities and Stockholders’ Equity	$708,577	$737,846

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Nine Months Ended March 31,
	2010		2009
	(Dollars in thousands)

Net sales	$617,281	100.0%	$629,463	100.0%
Cost of goods sold	422,652	68.5	458,118	72.8

Gross profit	194,629	31.5	171,345	27.2

Selling, general and administrative expenses:
Operating expenses	129,767	21.0	141,208	22.4
Integration and transition expenses	454	0.1	1,147	0.2
Patent infringement and other litigation expenses	1,806	0.3	5,757	0.9
Employee termination benefits	379	0.1	916	0.1
Merger and acquisition related expenses	2,026	0.3	1,015	0.2

	134,432	21.8	150,043	23.8

Operating income	60,197	9.7	21,302	3.4

Other expense (income):
Interest expense ($21,673 and $31,426 in related party interest expense for the nine months ended March 31, 2010 and 2009, respectively)	24,112	3.9	38,130	6.1
Foreign currency exchange loss	4,293	0.7	6,152	1.0
Interest income and other expense (income), net	1,409	0.2	(3,322)	(0.5)

	29,814	4.8	40,960	6.6

Income (loss) from continuing operations before income taxes	30,383	4.9	(19,658)	(3.2)
Income tax provision	11,375	1.8	7,739	1.2

Income (loss) from continuing operations	19,008	3.1	(27,397)	(4.4)
Income (loss) from discontinued operations, net of tax of $322 and $37 (Note 9)	(8,874)	(1.4)	(17,616)	(2.8)

Net earnings (loss)	10,134	1.7	(45,013)	(7.2)
Preferred stock dividends	13,914	2.3	—	—

Net earnings (loss) available to common stockholders	$(3,780)	(0.6)%	$(45,013)	(7.2)%

Earnings (loss) per common share:
Income (loss) from continuing operations — basic and diluted	$0.00		$(0.04)
Loss from discontinued operations — basic and diluted	(0.01)		(0.02)

Net earnings (loss) — basic and diluted	$(0.01)		$(0.06)

Weighted average common shares outstanding:
Basic and diluted	739,013		739,013

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)
(In thousands)

					Accumulated
					Other
	Common	Treasury	Paid-in	Accumulated	Comprehensive
	Stock	Stock	Capital	Deficit	Loss	Total

Balance at June 30, 2009	$7,319	$(65,793)	$302,677	$(102,460)	$(42,064)	$99,679
Comprehensive income:
Net earnings	—	—	—	10,134	—	10,134
Foreign currency translation adjustment (net of $0 tax)	—	—	—	—	(5,859)	(5,859)
Defined pension plans (net of $0.7 million tax)	—	—	—	—	2,925	2,925
Foreign exchange forwards (net of $0 tax)	—	—	—	—	364	364
Increase in fair value of marketable securities (net of $0 tax)	—	—	—	—	290	290

Total comprehensive income						7,854

Balance at March 31, 2010	$7,319	$(65,793)	$302,677	$(92,326)	$(44,344)	$107,533

The accompanying notes are an integral part of this financial statement.

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	March 31,
	2010	2009
	(In thousands)

Cash flows from operating activities:
Net earnings (loss)	$10,134	$(45,013)
Reconciliation of net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	6,163	5,504
Provision for doubtful accounts	1,202	247
Non-cash interest	20,647	31,426
Amortization of intangible and other assets	4,366	4,333
Deferred taxes	296	(293)
Changes in assets and liabilities, net of acquisition:
Accounts and other receivables	8,311	28,870
Inventories	23,245	25,338
Prepaid expenses and other	1,599	5,836
Accounts payable and accrued expenses	8,404	(87,134)
Current income taxes	5,430	892
Other assets and liabilities	(5,969)	(9,795)

Net cash provided by (used in) operating activities	83,828	(39,789)

Cash flows from investing activities:
Additions to property, plant and equipment	(1,679)	(5,420)
Investment in Island Sky Australia Limited	(274)	(3,538)
Proceeds from sale of assets	—	2,452

Net cash used in investing activities	(1,953)	(6,506)

Cash flows from financing activities:
Amortization payments on Harbinger term loan	(15,000)	—
Net (payments) borrowings under lines of credit	(49,645)	(13,148)
Payments in connection with Spectrum merger	(3,018)	—
Proceeds from Series E Redeemable Preferred Stock	—	50,000
(Payoff of) net proceeds from Brazil term loan	(2,228)	1,930

Net cash (used in) provided by financing activities	(69,891)	38,782

Effect of exchange rate changes on cash	(503)	(3,422)

Net increase (decrease) in cash and cash equivalents	11,481	(10,935)
Cash and cash equivalents at beginning of period	16,095	26,136

Cash and cash equivalents at end of period	$27,576	$15,201

Supplemental Disclosures of Cash Flow Information:

	Nine Months Ended
	March 31,
	2010	2009
	(In thousands)

Cash paid during the period for:
Interest	$3,182	$4,482
Income taxes	$6,794	$1,724

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

1.	SUMMARY OF ACCOUNTING POLICIES

Interim Reporting

The accompanying unaudited consolidated balance sheets as of March 31, 2010 include the accounts of Russell Hobbs, Inc. and its subsidiaries (“Russell Hobbs”).

All significant intercompany transactions and balances have been eliminated. The unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and, therefore, do not include information or footnotes necessary for a complete presentation of the financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments (consisting of normal recurring accruals) that, in the opinion of management, are necessary for a fair presentation of the financial statements have been included. Operating results for the periods ended March 31, 2010 are not necessarily indicative of the results that may be expected for the full fiscal year ending June 30, 2010 due to seasonal fluctuations in Russell Hobbs’ business, changes in economic conditions and other factors.

These interim unaudited financial statements should be read in conjunction with the audited financial statements of Russell Hobbs as of and for the fiscal year ended June 30, 2009.

Overview

In December 2007, two longstanding companies in the small household appliance business, Salton, Inc. and Applica Incorporated, combined their businesses through a merger of SFP Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Salton, Inc., with and into APN Holding Company, Inc., the parent of Applica Incorporated. As a result of the merger, APN Holdco became a wholly-owned subsidiary of Salton. In December 2009, the combined company (formerly known as Salton, Inc.) changed its name to Russell Hobbs, Inc.

Based in Miramar, Florida, Russell Hobbs is a leading marketer and distributor of a broad range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of well recognized brand names, including Black & Decker®, George Foreman®, Russell Hobbs®, Toastmaster®, LitterMaid®, Farberware®, Breadman®, and Juiceman®. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia.

As of March 31, 2010, Russell Hobbs was 100% owned by Harbinger Capital Partners Master Fund  I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together “Harbinger”).

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other gains and losses affecting stockholders’ equity that, under generally accepted accounting principles, are excluded from net income. For Russell Hobbs, such items consist primarily of foreign currency translation gains and losses, change in fair value of derivative instruments, adjustments to defined pension plans and unrealized gains or losses on investments. Russell Hobbs presents accumulated other comprehensive income, net of taxes, in its consolidated statement of stockholders’ equity.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

The components of accumulated other comprehensive income, net of tax, were as follows:

	March 31,	June 30,
	2010	2009
	(In thousands)

Accumulated foreign currency translation adjustment	$(37,396)	$(31,537)
Defined pension plans	(5,574)	(8,499)
Foreign exchange forwards	(349)	(713)
Reduction in market value of investment in Island Sky	(1,025)	(1,315)

Total accumulated other compressive loss	$(44,344)	$(42,064)

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings (loss) for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents (such as stock options) using the treasury stock method. The currently outstanding restricted stock units and stock options have been excluded from the calculation of diluted earnings (loss) because performance conditions related to such common stock equivalents were not met as of the periods indicated.

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Nine Months Ended
	March 31,	March 31,
	2010	2009
	(In thousands except per share amounts)

Income (loss) from continuing operations	$19,008	$(27,397)
Preferred stock dividends	(13,914)	—

Earnings (loss) from continuing operations attributable to common stockholders	5,094	(27,397)
Loss from discontinued operations	(8,874)	(17,616)

Net earnings (loss) attributable to common stockholders	$(3,780)	$(45,013)

Weighted average common shares outstanding — basic and diluted	739,013	739,013
Earnings (loss) per common share — basic and diluted:
Earnings (loss) from continuing operations	$0.00	$(0.04)
Loss from discontinued operations	(0.01)	(0.02)

Net earnings (loss)	$(0.01)	$(0.06)

Foreign Currency Exchange Loss

The financial position and results of operations of Russell Hobbs’ foreign subsidiaries are measured using the foreign subsidiary’s local currency as the functional currency. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency transaction loss included in other expense (income) totaled $4.3 million in the nine months ended March 31, 2010, as compared to $6.2 million in nine months ended March 31, 2009. Included in the foreign currency transaction loss of $4.3 million in the nine months ended March 31, 2010 were realized (i.e. cash settled) gains of $0.9 million and unrealized (non cash)

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

losses of $5.2 million. Included in the foreign currency transaction loss of $6.2 million in the nine months ended March 31, 2009 were realized losses of $6.2 million and unrealized losses of $0.0 million. Foreign currency gains (losses) fluctuate with the strengthening or weakening of international currencies in geographies where Russell Hobbs does business (including British Pound, Euro, Canadian Dollar, Australian Dollar, Brazilian Real and Mexican Peso) versus the United States dollar.

Intangible Assets

The components of Russell Hobbs’ intangible assets were as follows:

	Weighted	March 31, 2010		June 30, 2009
	Average	Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Period	Amount	Amortization	Amount	Amortization
	(Years)	(In thousands)

Licenses	9	$42,510	$(14,073)	$42,510	$(10,530)
Trade names(1)	Indefinite	159,859	—	166,554	—
Patents	12	8,240	(2,174)	8,240	(1,659)
Customer relationships	9	2,310	(813)	2,310	(620)

		$212,919	$(17,060)	$219,614	$(12,809)

(1)	Decrease in the gross carrying amount of indefinite trade names at March 31, 2010 was solely attributable to foreign currency translation, as certain significant trade names are recorded on the books of Russell Hobbs’ European subsidiary.

Amortization expense related to intangible assets was $4.3 million during both the nine month periods ended March 31, 2010 and 2009. Estimated annual amortization expense for the next five years is approximately $5.7 million.

As of December 31, 2009, Russell Hobbs performed its annual fair value assessment of its goodwill and indefinite lived intangible assets, with the assistance of an independent third party valuation group, and determined that there was no impairment.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period’s presentation. These reclassifications relate primarily to the presentation of discontinued operations and the presentation of foreign currency exchange gain and loss as a component of other expense (income).

Financial Accounting Standards Board Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (the “Codification” or “ASC”). SFAS 168 is an accounting standard which established the Codification to become the single source of authoritative generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities, with the exception of guidance issued by the SEC and its staff. All guidance contained in the Codification carries an equal level of authority. The Codification is not intended to change GAAP, but rather is expected to simplify accounting research by reorganizing current GAAP into approximately 90 accounting topics. Russell Hobbs adopted this accounting standard effective September 30, 2009. The adoption of this accounting standard, which was subsequently codified into ASC Topic 105: “Generally

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

Accepted Accounting Principles,” had no impact on Russell Hobbs’ retained earnings, upon adoption, and will have no impact on Russell Hobbs’ financial position, results of operations or cash flows.

Financial Accounting Standards Not Yet Adopted

Employers’ Disclosures About Postretirement Benefit Plan Assets.  In December 2008, the FASB issued new accounting guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. It requires employers to disclose information about fair value measurements of plan assets. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the major categories of plan assets, (c) the inputs and valuation techniques used to measure the fair value of plan assets, (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and (e) significant concentrations of risk within plan assets. The provisions are effective for Russell Hobbs’ financial statements for the fiscal year beginning July 1, 2010. The adoption of this guidance is not expected to have a material effect on Russell Hobbs’ financial position, results of operations or cash flows.

Accounting for Transfers of Financial Assets.  In June 2009, the FASB issued new accounting guidance to improve the information provided in financial statements concerning transfers of financial assets, including the effects of transfers on financial position, financial performance and cash flows, and any continuing involvement of the transferor with the transferred financial assets. The provisions are effective for the Russell Hobbs’ financial statements for the fiscal year beginning July 1, 2010. Russell Hobbs is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Variable Interest Entities.  In June 2009, the FASB issued new accounting guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The provisions are effective for the Russell Hobbs’ financial statements for the fiscal year beginning July 1, 2010. Russell Hobbs does not anticipate that the adoption of this standard will have a material impact on its financial position, results of operations and cash flows and related disclosures.

Fair Value Measurements and Disclosures.  In January 2010, the FASB issued new guidance which amends ASC 820 and requires additional disclosure related to recurring and non-recurring fair value measurements in respect of transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. The update also clarifies existing disclosure requirements related to the level of disaggregation and disclosure about inputs and valuation techniques. These provisions were adopted by Russell Hobbs on January 1, 2010, except for disclosures related to activity in Level 3 fair value measurements which are effective for Russell Hobbs’ financial statements for the fiscal year beginning July 1, 2011. The adoption of these provisions did not have a material impact on Russell Hobbs’ financial position, results of operations, and cash flows, and related disclosures. Russell Hobbs does not anticipate that the adoption of the remaining provisions will have a material impact on its financial position, results of operations and cash flows and related disclosures.

2.	MERGER WITH SPECTRUM BRANDS

On February 9, 2010, Russell Hobbs entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spectrum Brands, Inc., a Delaware corporation (“Spectrum Brands”), Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings”), Battery Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of SB Holdings, and Grill Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of SB Holdings. See Note 13 regarding completion of the proposed merger on June 16, 2010.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

Merger and Financing-Related Expenses

In connection with the proposed merger with Spectrum Brands, Russell Hobbs had incurred approximately $2.0 million in merger-related costs that were expensed in the nine months ended March 31, 2010. These expenses are included in “Merger and acquisition related expenses” in the accompanying consolidated statements of operations for the nine months ended March 31, 2010.

Additionally, in connection with securing the financing for the merger, Russell Hobbs incurred approximately $10.0 million in costs, including the initial arrangement fees upon the execution of the financing commitment letters on February 9, 2010. These expenses have been capitalized and are included in “Other Assets” in the accompanying consolidated balance sheet at March 31, 2010. At March 31, 2010, Russell Hobbs had a balance of approximately $7.7 million included in “Accounts Payable” related to the aforementioned financing related fees.

3.	MERGER OF SALTON AND APPLICA

On December 28, 2007, the stockholders of Salton approved all matters necessary for the merger of SFP Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Salton (“Merger Sub”), with and into APN Holdco, the parent of Applica Incorporated, a Florida corporation (“Applica”). As a result of the merger, Applica became a wholly-owned subsidiary of Salton. The merger was consummated pursuant to an Agreement and Plan of Merger dated as of October 1, 2007 by and among Salton, Merger Sub and APN Holdco. In December 2009, the combined company (formerly known as Salton, Inc.) changed its name to Russell Hobbs, Inc.

While Salton was the legal acquiror and surviving registrant in the merger, Applica was deemed to be the accounting acquiror. Accordingly, for accounting and financial statement purposes, the merger was treated as a reverse acquisition of Salton, Inc. by Applica under the purchase method of accounting. As such, Applica applied purchase accounting to the assets and liabilities of Salton upon consummation of the merger with no adjustment to the carrying value of Applica’s assets and liabilities. For purposes of financial reporting, the merger was deemed to have occurred on December 31, 2007.

Purchase accounting reserves were approximately $8 million and primarily consisted of approximately $5 million of severance and certain change-in-control contractual payments and approximately $3 million of shutdown costs. Management’s plans to exit certain activities of legacy Salton were substantially completed by June 30, 2008.

Russell Hobbs accrued certain liabilities relating to the exit of certain activities, the termination of employees and the integration of operations in conjunction with the merger, which have been included in the allocation of the acquisition cost as follows for the nine months ended March 31, 2010 and 2009, respectively:

	Amount			Amount
	Accrued as of		Other	Accrued as of
	June 30, 2009	Amount Paid	Adjustments	March 31, 2010
		(In thousands)

Severance and other accrued expenses	$500	$(25)	$—	$475
Unfavorable lease and other	2,417	(1,296)	(149)	972

Total	$2,917	$(1,321)	$(149)	$1,447

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

	Amount			Amount
	Accrued as of		Other	Accrued as of
	June 30, 2008	Amount Paid	Adjustments	March 31, 2009
		(In thousands)

Severance and related expenses	$2,189	$(1,046)	$—	$1,143
Unfavorable lease and other	2,522	(1,941)	(118)	463

Total	$4,711	$(2,987)	$(118)	$1,606

4.	COMMITMENTS AND CONTINGENCIES

Litigation and Other Matters

NACCO Litigation.  Applica is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-N, which was filed in the Court of Chancery of the State of Delaware on November 13, 2006.

The original complaint in this action alleged a claim for breach of contract against, and a number of tort claims against certain entities affiliated with Harbinger (“Harbinger Parties”). The claims related to the termination of the merger agreement between Applica and NACCO Industries, Inc. and one of its affiliates following Applica’s receipt of a superior merger offer from the Harbinger Parties. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against the Harbinger Parties. The original complaint initially sought specific performance of the NACCO merger agreement or, in the alternative, damages. The amended complaint, however, seeks only damages. In light of the consummation of Applica’s merger with Harbinger in January 2007, Russell Hobbs believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009. Trial is scheduled for December 2010.

Russell Hobbs believes that the action is without merit and intends to defend vigorously, but may be unable to resolve the disputes successfully without incurring significant expenses.

Asbestos Matters.  A subsidiary of Russell Hobbs, Inc. is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by Applica over 20 years ago. Although such company never manufactured such products, asbestos was used in certain hair dryers sold by it prior to 1979. Another subsidiary of Russell Hobbs, Inc. is also a defendant in one asbestos lawsuit in which the plaintiff has alleged injury as the result of exposure to asbestos in toasters and/or toaster ovens. There are numerous defendants named in these lawsuits, many of whom actually manufactured asbestos containing products. Russell Hobbs believes that the action is without merit and intends to defend vigorously, but may be unable to resolve the disputes successfully without incurring significant expenses. At this time, Russell Hobbs does not believe it has coverage under its insurance policies for the asbestos lawsuits.

Environmental Matters.  Prior to 2003, Toastmaster Inc., a subsidiary of Russell Hobbs, manufactured certain of its products at facilities that it owned in the United States and Europe. Toastmaster is investigating or remediating historical contamination at the following sites:

•	Kirksville, Missouri. Soil and groundwater contamination by trichloroethylene has been identified at the former manufacturing facility in Kirksville, Missouri. Toastmaster has entered into a Consent Agreement with the Missouri Department of Natural Resources (“MDNR”) regarding the contamination.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

•	Laurinburg, North Carolina. Soil and groundwater contamination by trichloroethylene has been identified at the former manufacturing facility in Laurinburg, North Carolina. A groundwater pump and treat system has operated at the site since 1993.

•	Macon, Missouri. Soil and groundwater contamination by trichloroethylene and petroleum have been identified at the former manufacturing facility in Macon, Missouri. The facility is participating in the Missouri Brownfields/Voluntary Cleanup Program.

Additionally, Toastmaster has been notified of its potential liability for cleanup costs associated with the contaminated Missouri Electric Works Superfund Site in Cape Girardeau, Missouri. Toastmaster had previously been notified by the EPA of its possible liability in 1990 and joined a group of potentially responsible parties (“PRPs”) to respond to the EPA claims. Those matters were resolved. The PRPs have also responded to the EPA’s latest claims by denying liability and asserting affirmative defenses. Russell Hobbs believes that, based on available records, Toastmaster’s share of any liability would only be approximately 0.5% of the total liability.

The discovery of additional contamination at these or other sites could result in significant cleanup costs. These liabilities may not arise, if at all, until years later and could require Russell Hobbs to incur significant additional expenses, which could materially adversely affect its results of operations and financial condition. At March 31, 2010, Russell Hobbs had accrued $6.0 million for environmental matters. Russell Hobbs believes that any remaining exposure not already accrued for should be immaterial.

Other Matters.  Russell Hobbs is subject to legal proceedings, product liability claims and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on its financial condition, results of operations or liquidity. However, as the outcome of litigation or other claims is difficult to predict, significant changes in the estimated exposures could occur.

As a distributor of consumer products, Russell Hobbs is also subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission (the “CPSC”) to exclude from the market products that are found to be unsafe or hazardous. Russell Hobbs receives inquiries from the CPSC in the ordinary course of its business.

Russell Hobbs may have certain non-income tax-related liabilities in a foreign jurisdiction. Based on the advice of legal counsel, Russell Hobbs believes that it is possible that the tax authority in the foreign jurisdiction could claim that such taxes are due, plus penalties and interest. Currently, the amount of potential liability cannot be estimated, but if assessed, it could be material to its financial condition, results of operations or liquidity. However, if assessed, Russell Hobbs intends to vigorously pursue administrative and judicial action to challenge such assessment, however, no assurances can be made that it will ultimately be successful.

Employment and Other Agreements

Russell Hobbs has an employment agreement with its President and Chief Executive Officer. This contract terminates on May 1, 2011, but will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 30 days’ prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and equity grants at the discretion of the Board of Directors. Under the agreement, the executive is entitled to an annual performance bonus based upon Russell Hobbs’s achievement of certain objective earnings goals. The target amount of the performance bonus is 50% of base salary.

The agreement contains certain non-competition, non-disclosure and non-solicitation covenants. The executive can be terminated for cause, in which case all obligations of Russell Hobbs under the agreement

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to the one and one-half times his severance base. If, at any time during the term of the agreement, (1) the executive is terminated without cause or (2) if he terminates his employment under specific circumstances, including a change in control of Russell Hobbs, Russell Hobbs must pay him a lump sum equal to one and one-half times his severance base. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs.

Russell Hobbs also has an employment agreement with its President and General Manager of the Americas Division. This contract terminates on May 1, 2012 but will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 60 days prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and equity at the discretion of the Board of Directors. Under the agreement, the executive is entitled to an annual performance bonus based upon Russell Hobbs’ achievement of certain objective earnings goals. The target amount of the performance bonus is 50% of base salary.

The agreement contains certain non-competition, non-disclosure and non-solicitation covenants. The executive can be terminated for cause, in which case all obligations of Russell Hobbs under the agreement immediately terminate, or without cause, in which case she is entitled to a lump sum payment equal to the one and one-half times her severance base. If, at any time during the term of the agreement, (1) the executive is terminated without cause or (2) if she terminates her employment under specific circumstances, including a change in control of Russell Hobbs, Russell Hobbs must pay her a lump sum equal to one and one-half times her severance base. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs.

Russell Hobbs has also entered into change-in-control agreements with certain of its other executive officers.

In June 2005, one of Russell Hobbs’ subsidiaries entered into a managed services agreement with Auxis, Inc., an information technology services firm. Pursuant to such agreement, Auxis is responsible for managing Russell Hobbs’ information technology infrastructure (including telecommunications, networking, data centers and the help desk) in North America. The agreement expires in June 2011 and provides for payments of approximately $0.1 million per month depending on the services required by Russell Hobbs. The agreement provides for early termination fees if Russell Hobbs terminates such agreement without cause, which fees decrease on a yearly basis from a maximum of 50% of the contract balance to a minimum of 25% of the contract balance.

In December 2007, one of Russell Hobbs’ subsidiaries entered into a services agreement with Weber Distribution LLC for the provision of distribution related services at its Redlands, California warehouse. Such agreement was amended in May 2009 to add both Russell Hobbs’ Little Rock, Arkansas warehouse and its warehousing and distribution needs in Canada. The agreement terminates in March 2013 but may be renewed on the mutual agreement of the parties. Payments pursuant to such agreement total approximately $0.8 million per month.

License Agreements

Russell Hobbs licenses the Black & Decker® brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products. In December 2007, Russell Hobbs and The Black &

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

Decker Corporation extended the trademark license agreement through December 2012, with an automatic extension through December 2014 if certain milestones are met regarding sales volume and product return. Under the agreement as extended, Russell Hobbs agreed to pay The Black & Decker Corporation royalties based on a percentage of sales, with minimum annual royalty payments as follows:

•	Calendar Year 2010: $14,500,000

•	Calendar Year 2011: $15,000,000

•	Calendar Year 2012: $15,000,000

The agreement also requires Russell Hobbs to comply with minimum annual return rates for products. If The Black & Decker Corporation does not agree to renew the license agreement, Russell Hobbs has 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. The Black & Decker Corporation has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement. Upon request, Black & Decker may elect to extend the license to use the Black & Decker® brand to certain additional products. Black & Decker has approved several extensions of the license to additional categories including home environment and pest. On April 1, 2010, Russell Hobbs purchased the rights to use the Farberware® brand by executing a new 200 year, royalty-free, exclusive license with the Farberware Licensing Company to use the Farberware® brand name on portable kitchen electric retail products worldwide (excluding Canada). Russell Hobbs previously licensed the Farberware® brand in the United States and Mexico for several types of household appliances, including beverage products, food preparation products, garment care products and cooking products. The term of the previous license, which was terminated, was through June 2010.

Russell Hobbs owns the LitterMaid® trademark for self-cleaning litter boxes and has extended the trademark for accessories such as litter, a litterbox privacy tent and waste receptacles. Russell Hobbs owns two patents and has exclusive licenses to three other patents covering the LitterMaid® litter box, which require Russell Hobbs to pay royalties based on a percentage of sales. The license agreements are for the life of the applicable patents and do not require minimum royalty payments. The patents have been issued in the United States and a number of foreign countries.

Russell Hobbs maintains various other licensing and contractual relationships to market and distribute products under specific names and designs. These licensing arrangements generally require certain license fees and royalties. Some of the agreements contain minimum sales requirements that, if not satisfied, may result in the termination of the agreements.

5.	SENIOR SECURED CREDIT FACILITY, LETTERS OF CREDIT AND LONG-TERM DEBT

North American Credit Facility.  Russell Hobbs has a $125 million asset-based senior secured revolving credit facility maturing in December 2012. The facility includes an accordion feature which permits Russell Hobbs to request an increase in the aggregate revolver amount by up to $75 million.

At Russell Hobbs’ option, interest accrues on the loans made under the North American credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Russell Hobbs’ average quarterly availability and set at 2.0% on March 31, 2010), which was 2.25% on March 31, 2010; or

•	the Base Rate plus a specified margin (based on Russell Hobbs’ average quarterly availability and set at 1.00% on March 31, 2010), which was 4.25% on March 31, 2010.

The Base Rate is the greater of (a) Bank of America’s prime rate; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate for a 30-day interest period as determined on such day, plus 1.0%.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

Advances under the facility are governed by Russell Hobbs’ collateral value, which is based upon percentages of eligible accounts receivable and inventories of its North American operations. Under the credit facility, Russell Hobbs must comply with a minimum monthly cumulative EBITDA covenant through December 31, 2008. Thereafter, if availability is less than $30,000,000, Russell Hobbs must maintain a minimum fixed charge coverage ratio of 1.0 to 1.0.

The credit facility contains a number of significant covenants that, among other things, restrict the ability of Russell Hobbs to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments or create new subsidiaries, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that otherwise restrict corporate and business activities. At March 31, 2010, Russell Hobbs was in compliance with all covenants under the credit facility.

The credit facility is collateralized by substantially all of the real and personal property, tangible and intangible, of Russell Hobbs, Inc. and its domestic subsidiaries, as well as:

•	a pledge of all of the stock of Russell Hobbs’ domestic subsidiaries;

•	a pledge of not more than 65% of the voting stock of each direct foreign subsidiary of Russell Hobbs, Inc. and each direct foreign subsidiary of each domestic subsidiary of Russell Hobbs, Inc.; and

•	a pledge of all of the capital stock of any subsidiary of a subsidiary of Russell Hobbs, Inc. that is a borrower under the credit facility, including Russell Hobbs’ Canadian subsidiary.

As of March 31, 2010 and 2009, Russell Hobbs had $13.0 million and $97.7 million, respectively, of borrowings outstanding. As of March 31, 2010, Russell Hobbs had $65.6 million available for future cash borrowings and had letters of credit of $5.5 million outstanding under its credit facility. As of June 30, 2009, Russell Hobbs had $52.7 million of borrowings outstanding. As of June 30, 2009, Russell Hobbs had $42.3 million available for future cash borrowings and had letters of credit of $4.1 million outstanding under its credit facility.

European Credit Facility.  Russell Hobbs Holdings Limited, Russell Hobbs Limited and certain other of Russell Hobbs’ European subsidiaries have a £40.0 million (approximately $60.3 million as of March 31, 2010) credit facility with Burdale Financial Limited. The facility consists of a revolving credit facility with an aggregate notional maximum availability of £30.0 million (approximately $45.2 million as of March 31, 2010) and two term loan facilities (one related to real property and the other to intellectual property of the European subsidiary group) of £2.4 million and £5.1 million (approximately $3.6 million and $7.7 million, respectively, as of March 31, 2010).

The credit agreement matures on December 31, 2012 and bears a variable interest rate of Bank of Ireland Base Rate (the “Base Rate”) plus 1.75% on the property term loan, the Base Rate plus 3% on the intellectual property term loan and the Base Rate plus 1.875% on the revolving credit loan (the “revolver loan”), in each case plus certain mandatory costs, payable on the last business day of each month. On March 31, 2010, these rates for borrowings were approximately 2.25%, 3.5% and 2.375% for the property term loan, the intellectual property term loan and the revolver loan, respectively.

The facility agreement contains a number of significant covenants that, among other things, restrict the ability of certain of Russell Hobbs’ European subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments, make certain acquisitions, engage in mergers and consolidations, create liens, or engage in certain transactions with affiliates and otherwise restrict corporate and business activities. In addition, the European subsidiaries are required to comply with a fixed charge coverage ratio. Such subsidiaries were in compliance with all covenants as of March 31, 2010.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

The facility agreement is secured by all of the tangible and intangible assets of certain foreign entities, a pledge of the capital stock of certain subsidiaries and is unconditionally guaranteed by certain of Russell Hobbs’ foreign subsidiaries.

As of March 31, 2010, under the European revolver loan, there were no outstanding borrowings and £11.7 million (approximately $17.6 million) available for future cash borrowings. As of March 31, 2009, under the revolver loan, Russell Hobbs Limited had outstanding borrowings of £8.5 million (approximately $12.2 million) and £1.5 million (approximately $2.2 million) available for future cash borrowings. As of June 30, 2009, under the revolver loan, Russell Hobbs Limited had outstanding borrowings of £4.1 million (approximately $6.7 million) and £4.7 million (approximately $7.7 million) available for future cash borrowings.

As of March 31, 2010, under the term loans, Russell Hobbs Limited had a total of £7.5 million (approximately $11.3 million) of borrowings outstanding. As of March 31, 2009, Russell Hobbs Limited had a total of £8.0 million (approximately $11.5 million) of borrowings outstanding. No principal amounts are due on the term loans until December 31, 2012. As of June 30, 2009, under the term loans, Russell Hobbs Limited had a total of £8.0 million (approximately $13.1 million) of borrowings outstanding.

Australian Credit Facility.  In August 2009, Russell Hobbs’ Australian and New Zealand subsidiaries entered into an AUD$15 million (approximately $13.4 million at March 31, 2010) revolving credit facility with GE Commercial Corporation (Australia) Pty Ltd. maturing in August 2012. Interest accrues on the loans made under the Australian credit facility at the Index Rate, which is based on the 90-day Bank Bill Swap Rate, plus 3.95%, which was 8.17% at March 31, 2010.

Advances under the credit facility are governed by a collateral value that is based upon percentages of eligible accounts receivable and inventories of Russell Hobbs’ Australian operations. Under the credit facility, Russell Hobbs’ Australian and New Zealand subsidiaries must comply with a minimum fixed charge coverage ratio and minimum tangible net worth covenants. Russell Hobbs was in compliance with all covenants as of March 31, 2010.

As of March 31, 2010, Russell Hobbs had no outstanding borrowings and AUD $3.6 million (approximately $3.3 million) available for future cash borrowings under its Australian credit facility.

Brazil Term Loan.  In May 2008, Russell Hobbs’ Brazilian subsidiary entered into a two-year term loan facility with a local Brazilian institution. The facility’s maturity date was May 2010. The facility contained no prepayment penalty clause, was secured by certain local accounts receivables and bore interest at an annual rate of 17%. In August 2009, Russell Hobbs’ Brazilian subsidiary paid off the term loan in full.

Harbinger Term Loan.  In December 2007, Russell Hobbs entered into a $110 million term loan due December 2012 with Harbinger. The term loan is secured by a lien on Russell Hobbs’ North American assets, which is subordinate to the North American credit facility. In April 2008, Russell Hobbs entered into an amendment to the term loan, which, among other things:

•	provided for the payment of interest by automatically having the outstanding principal amount increase by an amount equal to the interest due (the “PIK Option”) from January 31, 2008 through March 31, 2009;

•	provided Russell Hobbs the option, after March 31, 2009, to pay the interest due on such loan either (i) in cash or (ii) by the PIK Option;

•	increased the applicable borrowing margins by 150 basis points (the “Margin Increase”) as consideration for the right to have the PIK Option;

•	increased the outstanding loan amount by $15 million from $110 million to $125 million to fund general corporate purposes; and

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Notes to Unaudited Consolidated Financial Statements — (Continued)

•	provided Russell Hobbs a delayed draw option to draw down up to an additional $15 million in the next 24 months in installments of at least $5 million to fund general corporate expenses (which was subsequently drawn in the fourth fiscal quarter of 2008).

At Russell Hobbs’ option, interest accrues on the term loan at either (i) LIBOR plus 800 basis points, which was 8.23% at March 31, 2010, or (ii) Base Rate plus 700 basis points, which was 10.25% at March 31, 2010. The Base Rate is Bank of America’s prime rate.

The term loan amortizes in thirteen equal installments of $5.0 million each, on the last day of each September, December, March and June, with all unpaid amounts due at maturity. On March 31, 2010, Russell Hobbs paid $5.0 million as the third installment of the term loan amortization. In connection with the term loan amortization payments made on September 30, 2009, December 31, 2009 and March 31, 2010, Russell Hobbs also paid approximately $1.0 million in withholding taxes on behalf of Harbinger. As of March 31, 2010, the outstanding principal balance and accrued interest of the term loan was approximately $156.5 million.

In the event that Russell Hobbs prepays the term loan at any time, in whole or in part, for any reason, prior to the stated termination date, it must pay an early termination fee equal to the following:

(i)	3.9% of the amount of term loan prepaid on or after December 29, 2009 but on or prior to December 28, 2010;

(ii)	2.6% of the amount of term loan prepaid on or after December 29, 2010 but on or prior to December 28, 2011; and

(iii)	1.3% of the amount of term loan prepaid on or after December 29, 2011 but on or prior to the stated termination date.

6.	PREFERRED STOCK

Series D Preferred Stock.  In December 2007, in connection with the Salton and Applica merger, Russell Hobbs issued 110,231.336 shares of a new series of preferred stock, the Series D Nonconvertible (Non Voting) Preferred Stock (the “Series D Preferred Stock”) to Harbinger.

Ranking.  The Series D Preferred Stock ranks with respect to dividends and distributions of assets and rights upon the liquidation, winding up or dissolution of Russell Hobbs (a “Liquidation”) or a Sale Transaction (defined below) senior to all classes of common stock of Russell Hobbs and each other class or series of capital stock of Russell Hobbs which does not expressly rank pari passu with or senior to the Series D Preferred Stock (collectively, referred to as the “Junior Stock”).

Liquidation Preference.  Upon the occurrence of a Liquidation, the holders of shares of Series D Preferred Stock will be paid, prior to any payment or distribution to the holders of Junior Stock, for each share of Series D Preferred Stock held thereby an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series D Preferred Stock, the “Series D Liquidation Preference”) plus, (y) all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series D Preferred Stock.

“Sale Transaction” means (i) any merger, tender offer or other business combination in which the stockholders of Russell Hobbs owning a majority of the voting securities prior to such transaction do not own a majority of the voting securities of the surviving person, (ii) the voluntary sale, conveyance, exchange or transfer voting stock of Russell Hobbs if, after such transaction, the stockholders of Russell Hobbs prior to such transaction do not retain at least a majority of the voting power, or a sale of all or substantially all of the assets of Russell Hobbs; or (iii) the replacement of a majority of the board of directors of Russell Hobbs if the

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Notes to Unaudited Consolidated Financial Statements — (Continued)

election or the nomination for election of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

Dividends.  The holders of Series D Preferred Stock are entitled to receive when, as and if declared by the board of directors, out of funds legally available therefore, cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series D Liquidation Preference. To the extent not paid, such dividends accrue on a daily basis and accumulate and compound on a quarterly basis from the original date of issuance, whether or not declared. As of March 31, 2010 and June 30, 2009, accrued dividends included in the Series D Preferred Stock balance totaled approximately $37.0 million and $29.5 million, respectively. Total dividends in arrears were $9.9 million at March 31, 2010.

Russell Hobbs cannot declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of, and in compliance with, requirements of an employee benefit plan or other compensatory arrangement) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series D Preferred Stock have been paid in full.

Voting Rights.  The Series D Preferred Stock generally is not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Russell Hobbs, except as otherwise required under the Delaware General Corporation Law or as summarized below. The approval of the holders of at least a majority of the outstanding shares of Series D Preferred Stock would be required to (i) authorize or issue any class of Senior Stock or Parity Stock, or (ii) amend the Certificate of Designations authorizing the Series D Preferred Stock or the Russell Hobbs certificate of incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series D Preferred Stock. In those circumstances where the holders of Series D Preferred Stock are entitled to vote, each outstanding share of Series D Preferred Stock would entitle the holder thereof to one vote.

No Conversion Rights.  The Series D Preferred Stock is not convertible into Russell Hobbs common stock.

Redemption Rights.  On a Sale Transaction, each outstanding share of Series D Preferred Stock will automatically be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series D Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series D Preferred Stock. If Russell Hobbs fails to redeem shares of Series D Preferred Stock on the redemption date, then during the period from the redemption date through the date on which such shares are actually redeemed, dividends on such shares would accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series D Liquidation Preference.

When the Series D Preferred Stock was initially issued, the statement of designation contained provisions which required such stock to automatically be redeemed (unless otherwise prevented by applicable law) in December 2013, at a redemption price per share equal to 100% of the Series D Liquidation Preference, plus all unpaid, accrued or accumulated dividends. In October 2009, Russell Hobbs amended the certificates of designation for the Series D Preferred Stock to eliminate such redemption requirement (although the requirement that the stock be redeemed upon a Sale Transaction remains). Due to the elimination of the mandatory redemption feature, the outstanding amounts of Series D Preferred Stock and the related accrued dividends were reclassified on the balance sheet beginning in the quarter ended December 31, 2009. The Series D Preferred Stock is now classified as a separate line item apart from permanent equity on the balance sheet (as redemption thereof is outside of Russell Hobbs’ control), instead of a component of long-term liabilities. As a result of such reclassification, effective November 1, 2009, Russell Hobbs no longer recorded an interest expense in its consolidated statement of operations related to the Series D Preferred Stock as dividends now accrue in arrears.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

Series E Preferred Stock.  In August 2008, pursuant to a purchase agreement with Harbinger, Russell Hobbs issued 25,000 shares of Series E Nonconvertible (Non-Voting) Preferred Stock (“Series E Preferred Stock”) for a cash price of $1,000 per share. In November 2008, Harbinger purchased the remaining 25,000 shares of Series E Preferred Stock in cash for a purchase price of $1,000 per share.

Ranking.  The Series E Preferred Stock ranks with respect to dividends and distributions of assets and rights upon the liquidation, winding up or dissolution of Russell Hobbs (a “Liquidation”) or a Sale Transaction (defined below) pari passu to the Series D Preferred Stock and senior to all classes of common stock of Russell Hobbs and each other class or series of capital stock of Russell Hobbs which does not expressly rank pari passu with or senior to the Series E Preferred Stock (collectively, referred to as the “Junior Stock”).

Liquidation Preference.  Upon the occurrence of a Liquidation, the holders of shares of Series E Preferred Stock will be paid, pari passu with the holder of the Series D Preferred Stock and prior to any payment or distribution to the holders of Junior Stock, for each share of Series E Preferred Stock held thereby an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series E Preferred Stock, the “Series E Liquidation Preference”) plus, (y) all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series E Preferred Stock.

“Sale Transaction” means (i) any merger, tender offer or other business combination in which the stockholders of Russell Hobbs owning a majority of the voting securities prior to such transaction do not own a majority of the voting securities of the surviving person, (ii) the voluntary sale, conveyance, exchange or transfer voting stock of Russell Hobbs if, after such transaction, the stockholders of Russell Hobbs prior to such transaction do not retain at least a majority of the voting power, or a sale of all or substantially all of the assets of Russell Hobbs; or (iii) the replacement of a majority of the board of directors of Russell Hobbs if the election or the nomination for election of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

Dividends.  The holders of Series E Preferred Stock are entitled to receive when, as and if declared by the board of directors, out of funds legally available therefore, cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series E Liquidation Preference. To the extent not paid, such dividends accrue on a daily basis and accumulate and compound on a quarterly basis from the original date of issuance, whether or not declared. As of March 31, 2010 and June 30, 2009, accrued dividends included in the Series E Preferred Stock balance totaled approximately $9.3 million and $6.2 million, respectively. Total dividends in arrears were $4.0 million at March 31, 2010.

Russell Hobbs cannot declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of, and in compliance with, requirements of an employee benefit plan or other compensatory arrangement) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series E Preferred Stock have been paid in full.

Voting Rights.  The Series E Preferred Stock generally is not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Russell Hobbs, except as otherwise required under the Delaware General Corporation Law or as summarized below. The approval of the holders of at least a majority of the outstanding shares of Series E Preferred Stock would be required to (i) authorize or issue any class of Senior Stock or Parity Stock, or (ii) amend the Certificate of Designations authorizing the Series E Preferred Stock or the Russell Hobbs certificate of incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series E Preferred Stock. In those circumstances where the holders of Series E Preferred Stock are entitled to vote, each outstanding share of Series E Preferred Stock would entitle the holder thereof to one vote.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

No Conversion Rights.  The Series E Preferred Stock is not convertible into Russell Hobbs common stock.

Redemption Rights.  On the earlier to occur of (i) a Sale Transaction or (ii) December 2013, each outstanding share of Series E Preferred Stock will automatically be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series E Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series E Preferred Stock. If Russell Hobbs fails to redeem shares of Series E Preferred Stock on the redemption date, then during the period from the redemption date through the date on which such shares are actually redeemed, dividends on such shares would accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series E Liquidation Preference.

When the Series E Preferred Stock was initially issued, the statement of designation contained provisions which required such stock to automatically be redeemed (unless otherwise prevented by applicable law) in December 2013, at a redemption price per share equal to 100% of the Series E Liquidation Preference, plus all unpaid, accrued or accumulated dividends. In October 2009, Russell Hobbs amended the certificates of designation for the Series E Preferred Stock to eliminate such redemption requirement (although the requirement that the stock be redeemed upon a Sale Transaction remains). Due to the elimination of the mandatory redemption feature, the outstanding amounts of Series E Preferred Stock and the related accrued dividends were reclassified on the balance sheet beginning in the quarter ended December 31, 2009. The Series E Preferred Stock is now classified as a separate line item apart from permanent equity on the balance sheet (as redemption thereof is outside of Russell Hobbs’ control), instead of a component of long-term liabilities. As a result of such reclassification, effective November 1, 2009, Russell Hobbs no longer recorded an interest expense in its consolidated statement of operations related to the Series E Preferred Stock as dividends now accrue in arrears.

7.	PRODUCT WARRANTY OBLIGATIONS

Estimated future warranty obligations related to certain products are charged to operations in the period in which the related revenue is recognized. Russell Hobbs accrues for warranty obligations based on its historical warranty experience and other available information. Accrued product warranties included in accrued expenses as of March 31, 2010 and 2009 were as follows:

	March 31,	March 31,
	2010	2009
	(In thousands)

Balance, beginning of period	$8,950	$8,030
Additions to accrued product warranties	46,042	45,499
Reductions of accruals — payments and credits issued	(43,193)	(44,450)

Balance, end of period	$11,799	$9,079

8.	EMPLOYEE BENEFIT PLANS

Russell Hobbs has various benefit plans for its employees including defined benefit and defined contribution plans. Russell Hobbs recorded $1.2 million and $0.7 million of net periodic pension cost for the nine months ended March 31, 2010 and 2009, respectively.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

The components of net periodic pension cost for the nine months ended March 31, 2010 and 2009 were as follows:

	For the Nine Months Ended
	March 31, 2010			March 31, 2009
	Domestic	Europe	Total	Domestic	Europe	Total
			(In thousands)

Service cost benefits earned during the period	$—	$178.2	$178.2	$—	$180.9	$180.9
Interest cost on projected benefit obligation	522.9	1,904.1	2,427.0	522.9	1,917.6	2,440.5
Actuarial return on plan assets	(395.4)	(1,188.9)	(1,584.3)	(395.4)	(1,197.9)	(1,593.3)
Net amortization and deferral	—	742.2	742.2	0.6	—	0.6

Net pension costs	$127.5	$1,635.6	$1,763.1	$128.1	$900.6	$1,028.7

9.	DISCONTINUED OPERATIONS

China Sourcing Operations

In December 2008, Russell Hobbs made a decision to close its China sourcing subsidiary, Applica Asia Limited (“AAL”). Operations of AAL were shutdown effective March 31, 2009.

The operation of AAL generated no revenue except for inter-company charges for services provided (cost plus 5% markup). Operating expenses of AAL consisted primarily of salaries, office supplies, product testing and other fixed and variable general operating charges.

AAL’s net loss was $0.3 million, related to income taxes, for the nine months ended March 31, 2010. For the nine months ended March 31, 2009, AAL’s net loss was $9.9 million.

With the closure of its sourcing operations in China, Russell Hobbs’ respective geographies now have direct communication with their Asian suppliers using existing resources. Russell Hobbs has not incurred, nor does it anticipate, any significant incremental costs to absorb those services previously provided by AAL, except for certain transition costs relating to quality control incurred from April 2009 to December 2009. These transition costs were recorded in operating expenses.

Russell Hobbs also estimates that it will incur approximately $0.3 million annually for engineering services from a third party that were previously performed by AAL.

Discontinuation of Regional Operations

In December 2008, Russell Hobbs discontinued its operations in Spain and certain countries in Latin America, including Peru and Venezuela. The net sales and losses from the discontinued operations related to such locations were as follows:

	Nine Months Ended
	March 31, 2010	March 31, 2009
	(In thousands)

Net sales	$307	$8,384
Income (loss)	$73	$(2,954)

Sale of Professional Care

In May 2007, a subsidiary of Russell Hobbs sold its U.S. professional care segment to an unrelated third party for $36.5 million. For the nine month period ended March 31, 2010, there was no income or loss from

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Notes to Unaudited Consolidated Financial Statements — (Continued)

the professional care-discontinued operations. For the nine months ended March 31, 2009, there was income of $0.3 million from the professional care-discontinued. The income from discontinued operations in the 2009 period was attributable to certain reversals of accrued expenses and sales incentives.

Water Products Segment

On June 15, 2010, the Board of Directors of Russell Hobbs approved the transfer of the Water Products segment to Harbinger in the form of a dividend of certain of its wholly owned subsidiaries (which own substantially all of the assets and liabilities of the Water Products business).

Water Filtration Business.  In 2007, Russell Hobbs launched its new water products initiatives under its Water Products Segment, beginning with a water pitcher filtration system sold under the Clear2 O® brand. In May 2009, Russell Hobbs introduced its Clear2 Go® branded sports filtration bottle. The sales of Clear2 O® branded products are made to mass merchandisers and specialty retailers primarily in North America.

In December 2009, Russell Hobbs determined to divest the operations of its water filtration business sold under the Clear2 O® and Clear2 Go® brands and put the assets and business up for sale. Russell Hobbs decided to sell this division primarily because it does not strategically complement its appliance business and it has incurred significant operating losses since its launch in 2007 and has not been successful in gaining any significant market share.

The sales and pre-tax losses of the water filtration business (reported in discontinued operations) for the periods indicated were:

	Nine Months Ended
	March 31, 2010	March 31, 2009
	(In thousands)

Net sales	$853	$363
Loss	$(7,468)	$(3,076)

Prior period financial statements have been restated to present the operations of the water filtration business division as a discontinued operation.

In conjunction with the discontinuance of operations, Russell Hobbs recognized a loss of $7.5 million in the nine months ended March 31, 2010. Included in the $7.5 million loss recognized in the nine months ended March 31, 2010 were losses of $4.3 million, recorded in December 2009, to write down the related carrying amounts of assets to their fair values less cost to sell, as applicable.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

The assets and liabilities of the discontinued operation consist of the following:

	March 31,	June 30,
	2010	2009
	(In thousands)

Assets of discontinued division:
Accounts receivable	$227	$146
Inventories	623	3,173
Prepaid expenses and other	—	1,472
Property and equipment, net	110	199

Total assets	$960	$4,990

Liabilities of discontinued division:
Accounts payable	$—	$704
Accrued liabilities	89	201

Total liabilities	$89	$905

Commercial Water Business.  In August 2008, Russell Hobbs purchased 16,342,940 common shares of Island Sky Australia Limited for approximately $3.5 million. In December 2009, Russell Hobbs purchased, at market value, an additional 2,887,968 common shares of Island Sky Australia Limited, previously owned by Harbinger, for approximately $0.3 million. At March 31, 2010, Russell Hobbs’ ownership constituted approximately 17% of Island Sky’s outstanding common shares. In June 2008, Russell Hobbs entered into a license agreement with Island Sky Corporation, a subsidiary of Island Sky Australia Limited, relating to the sale of a patented air-to-water product in certain geographies in the Far East. Russell Hobbs is accounting for this investment as available-for-sale security and, accordingly, is recording the investment at its estimated fair value at the end of each reporting period with the changes in fair value recorded as a component of accumulated other comprehensive (loss) income.

At March 31, 2010, the market value of Russell Hobbs’ investment was $2.4 million, which resulted in an increase of approximately $0.3 million in the nine months ended March 31, 2010. The increase was reflected as a component of accumulated other comprehensive income.

The sales and pre-tax losses of the commercial water business (reported in discontinued operations) for the periods indicated were:

	Nine Months Ended
	March 31, 2010	March 31, 2009
	(In thousands)

Net sales	$326	$24
Loss	$(1,160)	$(1,918)

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Notes to Unaudited Consolidated Financial Statements — (Continued)

Prior period financial statements have been restated to present the operations of the commercial water business as discontinued operations. The assets and liabilities of the discontinued operation consist of the following:

	March 31,	June 30,
	2010	2009
	(In thousands)

Assets of discontinued operations:
Cash and cash equivalents	$2,108	$1,249
Accounts receivable	156	16
Inventories	1,205	664
Prepaid expenses and other	6,651	5,144
Investments	2,399	2,067
Property and equipment, net	231	182

Total assets	$12,750	$9,322

Liabilities of discontinued operations:
Accounts payable	$340	$324
Accrued expenses	549	10

Total liabilities	$889	$334

Each of the asset and liability amounts noted above is included in its respective line item on the balance sheet along with the assets and liabilities related to continuing operations.

10.	FAIR VALUE MEASUREMENTS AND DISCLOSURES

Russell Hobbs adopted ASC 820, Fair Value Measurement and Disclosures, on July 1, 2008. ASC 820 (1) creates a single definition of fair value, (2) establishes a framework for measuring fair value, and (3) expands disclosure requirements about items measured at fair value. The Statement applies to both items recognized and reported at fair value in the financial statements and items disclosed at fair value in the notes to the financial statements. The Statement does not change existing accounting rules governing what can or what must be recognized and reported at fair value in Russell Hobbs’ financial statements, or disclosed at fair value in Russell Hobbs’ notes to the financial statements. Additionally, ASC 820 does not eliminate practicability exceptions that exist in accounting pronouncements amended by this Statement when measuring fair value. As a result, Russell Hobbs will not be required to recognize any new assets or liabilities at fair value.

Prior to ASC 820, certain measurements of fair value were based on the price that would be paid to acquire an asset, or received to assume a liability (an entry price). ASC 820 clarifies the definition of fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (that is, an exit price). The exit price is based on the amount that the holder of the asset or liability would receive or need to pay in an actual transaction (or in a hypothetical transaction if an actual transaction does not exist) at the measurement date. In some circumstances, the entry and exit price may be the same; however, they are conceptually different.

Fair value is generally determined based on quoted market prices in active markets for identical assets or liabilities. If quoted market prices are not available, Russell Hobbs uses valuation techniques that place greater reliance on observable inputs and less reliance on unobservable inputs. In measuring fair value, Russell Hobbs may make adjustments for risks and uncertainties, if a market participant would include such an adjustment in its pricing.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

Determining where an asset or liability falls within the fair value hierarchy (set forth below) depends on the lowest level input that is significant to the fair value measurement as a whole. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls in a lower level in the hierarchy. The hierarchy consists of three broad levels as follows:

•	Level 1 — Quoted market prices in active markets for identical assets or liabilities;

•	Level 2 — Inputs other than level 1 inputs that are either directly or indirectly observable; and

•	Level 3 — Unobservable inputs developed using Russell Hobbs’ estimates and assumptions, which reflect those that market participants would use.

The determination of where an asset or liability falls in the hierarchy requires significant judgment.

The following table presents for each hierarchy level, financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2010:

	Fair Value Measurements at March 31, 2010
		Significant		Total
	Quoted Prices	Other	Significant	Carrying
	in Active	Observable	Unobservable	Value at
	Markets	Inputs	Inputs	March 31,
	(Level 1)	(Level 2)	(Level 3)	2010
	(In thousands)

Assets:
Investment in Island Sky Australia Ltd.	$2,400	$—	$—	$2,400

Total assets	$2,400	$—	$—	$2,400

Liabilities:
Foreign currency forward contracts(1)	$—	$(349)	$—	$(349)

Total liabilities	$—	$(349)	$—	$(349)

(1)	The fair value of Russell Hobbs’ foreign currency forward contracts were valued based upon quotes from outside parties and was valued using a pricing model with all significant inputs based on observable market data such as measurement date spots and forward rates. A positive fair value represents the amount Russell Hobbs would receive upon exiting the contracts and a negative fair value represents the amount Russell Hobbs would pay upon exiting the contracts. Russell Hobbs intends to hold all contracts to maturity, at which time the fair value will be zero. As of March 31, 2010, there were $17.2 million in foreign exchange contracts outstanding.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

The following table presents for each hierarchy level, financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2009.

	Fair Value Measurements at June 30, 2009
		Significant		Total
	Quoted Prices	Other	Significant	Carrying
	in Active	Observable	Unobservable	Value at
	Markets	Inputs	Inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2009
		(In thousands)

Assets:
Investment in Island Sky Australia Ltd.	$2,100	$—	$—	$2,100

Total assets	$2,100	$—	$—	$2,100

Liabilities:
Foreign currency forward contracts(1)	$—	(713)	$—	(713)

Total liabilities	$—	$(713)	$—	$(713)

(1)	The fair value of Russell Hobbs’ foreign currency forward contracts were valued based upon quotes from outside parties and was valued using a pricing model with all significant inputs based on observable market data such as measurement date spots and forward rates. A positive fair value represents the amount Russell Hobbs would receive upon exiting the contracts and a negative fair value represents the amount Russell Hobbs would pay upon exiting the contracts. Russell Hobbs intends to hold all contracts to maturity, at which time the fair value will be zero.

At March 31, 2010 and June 30, 2009, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures, determined based on broker quotes or quoted market prices or rates for the same or similar instruments, and the related carrying amounts were as follows:

	As of March 31, 2010
	Carrying	Fair
	Amount	Value
	(In thousands)

North American credit facility	$12,946	$11,493
European term loan	11,256	10,932
Australian credit facility	—	—
Harbinger term loan	156,546	146,862

	$180,748	$169,287

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

	As of June 30, 2009
	Carrying	Fair
	Amount	Value
	(In thousands)

North American credit facility	$52,739	$50,842
European credit facility	19,845	19,102
Harbinger term loan	161,456	148,779
Brazil term loan	2,228	2,228
Series D Preferred Stock	139,744	120,600
Series E Preferred Stock	56,238	48,530

	$432,250	$390,081

The estimated fair values of each of Russell Hobbs’ debt instruments were based on estimated future discounted cash flows. Fair value estimates related to Russell Hobbs’ debt instruments are made at a specific point in time based on relevant market information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

In October 2009, Russell Hobbs amended the certificates of designation for the Series D Preferred Stock and Series E Preferred Stock to eliminate the requirement to redeem the stock in December 2013 (but the redemption requirement upon a “sale transaction” as such term is defined in the certificates, remained). Due to the elimination of such provisions, the outstanding amounts of Series D Preferred Stock and Series E Preferred Stock and the related accrued dividends were reclassified from long-term liabilities on the balance sheet beginning in the quarter ended March 31, 2010. The Series D Preferred Stock and Series E Preferred Stock are now classified as separate line items apart from permanent equity on the balance sheet, as redemption thereof is outside of Russell Hobbs’ control.

11.	BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

Following the discontinuance of its Water Products segment discussed in Note 9, Russell Hobbs manages its operations through a single business segment: Household Products. The Household Products segment is a leading distributor and marketer of small electric household appliances, primarily cooking, garment care, food preparation, beverage products, pet products and pest products, marketed under the licensed brand names, such as Black & Decker®, as well as owned brand names, such as George Foreman®, Russell Hobbs®, Orva®, Toastmaster®, Juiceman®, Breadman®, Littermaid®,and Windmere®. The Household Products segment sales are handled primarily through in-house sales representatives and are made to mass merchandisers, specialty retailers and appliance distributors in North America, Europe, Australia, New Zealand, Latin America, and the Caribbean. The following table sets forth the approximate amounts and percentages of Russell Hobbs’ consolidated net sales by product category for the nine months ending March 31:

	2010		2009
	Net Sales	%	Net Sales	%
		(Dollars in thousands)

Kitchen Products	$498,248	80.7%	$495,592	78.7%
Home Products	95,817	15.5%	105,165	16.7%
Pet Products	14,175	2.3%	18,058	2.9%
Personal Care Products	4,115	0.7%	4,795	0.8%
Pest Control Products	4,926	0.8%	5,853	0.9%

Consolidated	$617,281	100.0%	$629,463	100.0%

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

Russell Hobbs’ international operations were conducted primarily in Europe, Canada, Mexico and Australia, with lesser activities in South and Central America, New Zealand and the Caribbean. The following table sets forth the composition of Russell Hobbs’ sales between the United States and other locations for each year:

	Nine Months Ended
	March 31,
	2010	2009
	(In thousands)

Net sales:
United States operations	$309,442	$329,954
International operations	307,839	299,509

Consolidated net sales	$617,281	$629,463

	March 31,	June 30,
	2010	2009
	(In thousands)

Long-lived assets(1):
United States operations	$251,142	$251,476
International operations	124,585	138,674

Consolidated long-lived assets	$375,727	$390,150

(1)	Includes property plant and equipment and other intangible assets.

All United States revenues are derived from sales to unaffiliated customers. Geographic area of sales is based primarily on the location from where the product is shipped. Included in United States operations are certain sales derived from product shipments from China directly to customers located in the United States.

12.	STOCK-BASED COMPENSATION

Russell Hobbs may grant various equity awards to employees and directors under the 2007 Omnibus Equity Award Plan, including incentive and non-qualified stock options, restricted stock units and stock appreciation rights. The terms of the equity awards granted under the plan are determined by the Board of Directors at the time of grant, including the exercise price, if applicable, the term of the award and any restrictions on the exercisability of the award.

As of March 31, 2010, Russell Hobbs had 2,250,000 non-qualified stock options outstanding, all of which were granted in the 2008 fiscal year and are subject to performance based vesting related to the financial performance of the Water Products segment. No stock options were granted in the nine months ended March 31, 2010. In addition, Russell Hobbs has 22,250,000 restricted stock units outstanding, all of which were issued in fiscal 2009 and vest upon a change in control of Russell Hobbs. In January 2010, the terms of the outstanding restricted stock units were amended to provide for additional vesting on the first anniversary of specified significant corporate events. As of March 31, 2010, Russell Hobbs had approximately 174 million equity awards available to be granted under the plan. In the nine months ending March 31, 2010, Russell Hobbs issued an additional 3.9 million restricted stock units with the same vesting provisions as noted above, of which 3.5 million are currently outstanding. Russell Hobbs has not recorded any expense related to the restricted stock units as vesting was not probable at March 31, 2010.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

A summary of Russell Hobbs’ stock options is as follows:

Weighted
Average
	Shares(000)	Exercise Price

Outstanding at June 30, 2009	2,250	$0.24
Granted	—	—
Exercised	—	—
Expired or cancelled	—	—

Outstanding at March 31, 2010	2,250	$0.24

Options exercisable at March 31, 2010	—	—

13.	SUBSEQUENT EVENTS

Russell Hobbs evaluated all events and transactions that occurred after March 31, 2010 through May 28, 2010, the date these financial statements were available to be issued. During this period, Russell Hobbs did not have any material recognizable subsequent events; however, Russell Hobbs did have unrecognizable subsequent events as discussed below:

Purchase of Rights to Use Farberware® Brand.  On April 1, 2010, a subsidiary of Russell Hobbs, Inc. executed a new 200 year, exclusive license with the Farberware Licensing Company to use the Farberware® brand name on portable kitchen electric retail products worldwide (excluding Canada).

14.	SUBSEQUENT EVENTS FOR REVISED FINANCIAL STATEMENTS

For the purpose of revising Russell Hobbs’ historical financial statements for the water products segment dividend discussed below, Russell Hobbs evaluated all events and transactions that occurred after March 31, 2010 through October 8, 2010, the date these financial statements were available to be issued. During this period, Russell Hobbs did not have any material recognizable subsequent events; however, Russell Hobbs did have unrecognizable subsequent events as discussed below:

Water Products Segment Dividend.  As discussed in more detail in Note 9, on June 15, 2010, the Board of Directors of Russell Hobbs approved the transfer of the Water Products segment to Harbinger in the form of a dividend of certain of its wholly owned subsidiaries (which own substantially all of the assets and liabilities of the Water Products business) and its investment in Island Sky Australia Limited.

Merger between Spectrum Brands and Russell Hobbs.  On June 16, 2010 (the “Closing Date”), Spectrum Brands completed its business combination transaction with Russell Hobbs pursuant to the Merger Agreement. On the Closing Date, Battery Merger Corp. merged with and into Spectrum Brands (the “Spectrum Merger”), and Grill Merger Corp. merged with and into Russell Hobbs (the “RH Merger”, and together with the Spectrum Merger, the “SB/RH Merger”). As a result of the SB/RH Merger, each of Spectrum Brands and Russell Hobbs became a wholly-owned subsidiary of SB Holdings.

Pursuant to the Merger Agreement, at the effective time of the SB/RH Merger, each outstanding share (other than any shares held by Russell Hobbs as treasury stock and shares held by any direct or indirect subsidiary of Russell Hobbs, SB Holdings, Spectrum Brands or any of their respective direct or indirect subsidiaries) of (i) common stock (voting and non-voting) of Russell Hobbs was converted into the right to receive 0.01075 shares of SB Holdings common stock; (ii) Series D Preferred Stock of Russell Hobbs was converted into the right to receive 46.78 shares of SB Holdings common stock; and (iii) Series E Preferred Stock of Russell Hobbs was converted into the right to receive 41.50 shares of SB Holdings common stock. In addition, the Harbinger Term Loan was transferred to SB Holdings in exchange for 5,254,336 shares of SB Holdings common stock.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

In connection with the SB/RH Merger, Russell Hobbs, a wholly-owned subsidiary of Spectrum Brands following the reorganization of the companies immediately after the consummation of the SB/RH Merger, repaid all of its outstanding indebtedness under its $125 million asset-based senior secured revolving credit facility entered into on December 28, 2007 by and among Russell Hobbs, the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative and collateral agent, and Banc of America Securities LLC, as sole lead arranger and sole book manager. Also, in connection with the SB/RH Merger, Russell Hobbs’ approximately $158 million term loan (the “Harbinger Term Loan”) was cancelled following the transfer of such Harbinger Term Loan by the Harbinger Parties as lenders thereunder to SB Holdings in exchange for a number of shares of SB Holdings common stock obtained by dividing the aggregate principal amount outstanding thereunder (together with the 3.9% prepayment penalty associated with the payment thereof) by a price of $31.50 per share.

In connection with the SB/RH Merger, 25,200,000 restricted stock units (“RSUs”) of Russell Hobbs were converted into 270,962 restricted stock units of SB Holdings. In addition, pursuant to the RSU agreements, the SB/RH Merger constituted a “Significant Corporate Event”. As a result, the RSUs will vest the earlier of:

(a) June 16, 2011;

(b) the date an employee’s employment with Applica (or Spectrum Brands) is terminated without cause (as defined in the 2007 Omnibus Equity Award Plan); or

(c) the date an employee voluntarily terminates his or her employment with Applica for Good Reason (as defined in the RSU agreement).

Prior to the consummation of the SB/RH Merger, the Board of Directors of Russell Hobbs determined to pay Terry Polistina, its chief executive officer and president, a special one-time cash bonus of $3,000,000 (the “Bonus”). The Bonus was payable (i) $2,000,000 on or immediately prior to the consummation of the SB/RH Merger, and (ii) $1,000,000 on the six-month anniversary of the consummation of the SB/RH Merger.

The payment of the Bonus was dependent on the consummation of the SB/RH Merger. The Bonus is subject to applicable taxes, and the payment of the Bonus does not impact any other severance or compensation to which Mr. Polistina may be entitled. Spectrum Brands consented to payment of the Bonus and waived any applicable restrictions under the Merger Agreement in connection with the payment of the Bonus following authorization thereof by a committee consisting solely of independent members of the board of directors of Spectrum Brands.

In connection with the SB/RH Merger, Russell Hobbs was obligated to pay an advisory fee of $5 million to an unrelated third party at closing. This fee was paid by Spectrum Brands.

Report of Independent Registered Public Accounting Firm

Board of Directors
Russell Hobbs, Inc.

We have audited the accompanying consolidated balance sheets of Russell Hobbs, Inc. and subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. Our audits of the basic financial statements included the financial statement schedule on Page F-207. These financial statements and this financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and this financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Russell Hobbs, Inc. and subsidiaries as of June 30, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
March 29, 2010 (except for Note 16 and section titled “Water Products Segment” in Note 13, as to which the date is October 8, 2010)

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2009	2008
	(In thousands, except par value data)

ASSETS
Current Assets:
Cash and cash equivalents	$16,095	$26,136
Accounts and other receivables, less allowances of $4,142 at June 30, 2009 and $3,061 at June 30, 2008	133,711	155,555
Inventories	165,495	222,643
Prepaid expenses and other	12,240	23,005
Assets held for sale	—	427
Prepaid income taxes	3,574	4,464
Deferred income taxes	943	1,324

Total current assets	332,058	433,554
Property, Plant and Equipment — at cost, less accumulated depreciation of $10,004 at June 30, 2009 and $3,792 at June 30, 2008	20,876	24,090
Non-current Deferred Income Taxes	3,419	8,822
Goodwill	162,469	164,021
Intangibles, Net	206,805	228,350
Other Assets	12,219	6,251

Total Assets	$737,846	$865,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$58,385	$96,702
Accrued expenses	73,293	103,437
Harbinger Term loan — current portion (related party)	20,000	—
Brazil term loan	2,228	403
Current income taxes payable	4,245	3,979

Total current liabilities	158,151	204,521
Long-Term Liabilities:
North American credit facility	52,739	104,006
European credit facility	19,845	30,389
Harbinger Term loan — long-term portion (related party)	141,456	145,252
Series D Redeemable Preferred Stock — authorized and outstanding: 110.2 shares at $0.01 par value (related party)	139,744	119,453
Series E Redeemable Preferred Stock — authorized and outstanding: 50 shares at $0.01 par value (related party)	56,238	—
Pension liability	19,791	11,659
Non-current deferred income taxes	46,347	43,783
Other long-term liabilities	3,856	5,905

Total Liabilities	638,167	664,968
Commitments and Contingencies — See Note 3
Stockholders’ Equity:
Common stock — authorized: 1,000,000 shares of $0.01 par value; issued and outstanding: 731,874 shares at June 30, 2009 and June 30, 2008	7,319	7,319
Treasury stock — 7,886 shares, at cost	(65,793)	(65,793)
Paid-in capital	302,677	301,431
Accumulated deficit	(102,460)	(44,143)
Accumulated other comprehensive (loss) income	(42,064)	1,306

Total stockholders’ equity	99,679	200,120

Total Liabilities and Stockholders’ Equity	$737,846	$865,088

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	June 30, 2009	June 30, 2008
	(In thousands, except per share data)

Net sales	$796,628	$660,897
Cost of goods sold	577,138	453,948

Gross profit	219,490	206,949
Selling, general and administrative expenses:
Operating expenses	176,768	173,766
Integration and transition expenses	1,020	17,875
Patent infringement litigation expenses	6,605	5,145
Employment termination benefits — severance	1,100	—
Acquisition related expenses	975	4,051

	186,468	200,837

Operating income	33,022	6,112
Other expense (income):
Interest expense (approximately $42,700 and $14,500 in related party interest expense for the years ended June 30, 2009 and 2008, respectively)	50,221	24,531
Foreign currency loss (gain)	6,958	(1,739)
Interest and other income, net	(2,336)	(2,512)

	54,843	20,280

Loss from continuing operations before income taxes	(21,821)	(14,168)
Income tax provision	14,042	13,440

Loss from continuing operations	(35,863)	(27,608)
Loss from discontinued operations, net of tax of $71 and $646 (Note 13)	(22,454)	(14,926)

Net loss	$(58,317)	$(42,534)

Weighted average common shares outstanding:
Basic and diluted	731,874	731,874
Loss per common share:
Loss per share from continuing operations-basic and diluted	$(0.05)	$(0.04)
Loss per share from discontinued operations-basic and diluted	(0.03)	(0.02)

Loss per common share-basic and diluted	$(0.08)	$(0.06)

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
					Other
	Common	Treasury	Paid-in	Accumulated	Comprehensive
	Stock	Stock	Capital	Deficit	(Loss) Income	Total
	(In thousands)

Balance at June 30, 2007	$7,319	$(65,793)	$301,249	$(1,609)	$1,413	$242,579
Comprehensive loss:
Net loss	—	—	—	(42,534)	—	(42,534)
Foreign currency translation adjustment (net of $0 tax)	—	—	—	—	709	709
Defined pension plans (net of tax of $127)	—	—	—	—	(816)	(816)

Total comprehensive loss						(42,641)
Stock based compensation	—	—	182	—	—	182

Balance at June 30, 2008	7,319	(65,793)	301,431	(44,143)	1,306	200,120
Comprehensive loss:
Net loss	—	—	—	(58,317)	—	(58,317)
Foreign currency translation adjustment (net of $0 tax)	—	—	—	—	(33,659)	(33,659)
Defined pension plans (net of tax of $2,440)	—	—	—	—	(7,683)	(7,683)
Foreign exchange forwards (net of $0 tax)	—	—	—	—	(713)	(713)
Reduction in fair value of marketable securities (net of $0 tax)	—	—	—	—	(1,315)	(1,315)

Total comprehensive loss						(101,687)
Stock based compensation	—	—	1,246	—	—	1,246

Balance at June 30, 2009	$7,319	$(65,793)	$302,677	$(102,460)	$(42,064)	$99,679

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	June 30, 2009	June 30, 2008
	(In thousands)

Cash flows from operating activities:
Net loss	$(58,317)	$(42,534)
Reconciliation to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	7,748	7,490
Gain on disposal of fixed assets	(2,452)	(2,549)
(Recovery) Provision for doubtful accounts	(410)	297
Non-cash interest	42,732	14,471
Amortization of intangible and other assets	5,790	5,226
Deferred taxes	8,377	5,935
Stock-based compensation	1,246	182
Changes in assets and liabilities, net of acquisition:
Accounts and other receivables	13,210	35,109
Inventories	42,846	(39,176)
Prepaid expenses and other	13,024	(3,784)
Accounts payable and accrued expenses	(59,831)	(12,616)
Current income taxes	(306)	(1,989)
Other assets and liabilities	(8,808)	1,551

Net cash provided by (used in) operating activities	4,849	(32,387)
Cash flows from investing activities:
Additions to property, plant and equipment	(6,467)	(3,540)
Cash acquired in merger	—	17,288
Investment in Island Sky Australia Limited	(3,538)	—
Proceeds from sale of assets	2,745	12,116

Net cash (used in) provided by investing activities	(7,260)	25,864
Cash flows from financing activities:
Proceeds from Harbinger term loan	—	140,000
Payoff of debt	—	(110,000)
Payoff of senior subordinated notes	—	(43,397)
Net (payments) borrowings under lines of credit	(56,594)	44,640
Net proceeds from Brazil term loan	1,825	—
Proceeds from Series E Redeemable Preferred Stock	50,000	—
Payment of financing costs	—	(4,790)

Net cash provided by (used in) financing activities	(4,769)	26,453
Effect of exchange rate changes on cash	(2,861)	(105)

Net (decrease) increase in cash and cash equivalents	(10,041)	19,825
Cash and cash equivalents at beginning of period	26,136	6,311

Cash and cash equivalents at end of period	$16,095	$26,136

Supplemental Disclosures of Cash Flow Information:

Cash paid during the year for:
Interest	$7,281	$11,208
Income taxes	$2,256	$8,795

Non-cash investing and financing activities:  In connection with the merger between Salton and Applica on December 28, 2007, $258.0 million of Salton’s long-term debt was repaid and was included in the total purchase price. Tangible assets acquired totaled $289.5 million and liabilities assumed totaled $267.2 million (not including the $258.0 million in long-term debt discussed above). Identifiable intangibles assets were valued at $180.2 million, which resulted in a net $33.0 million deferred tax liability. See Note 2, Mergers and Acquisitions, for further details. Additionally, in the years ended June 30, 2009 and June 30, 2008, the principal due under the Series D and Series E Preferred Stock and Harbinger term loan increased $42.7 million and $14.5 million, respectively, as a result of the accrual of non-cash interest and preferred stock dividends.

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 —	SUMMARY OF ACCOUNTING POLICIES

Overview

In December 2007, two longstanding companies in the small household appliance business, Salton, Inc. and Applica Incorporated, combined their businesses through a merger of SFP Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Salton, Inc., with and into APN Holding Company, Inc., the parent of Applica Incorporated. As a result of the merger, Applica became a wholly-owned subsidiary of Salton. In December 2009, the combined company (formerly known as Salton, Inc.) changed its name to Russell Hobbs, Inc. For additional information, see Note 15 hereto.

Based in Miramar, Florida, Russell Hobbs, Inc. and its subsidiaries (“Russell Hobbs”) are a leading marketers and distributors of a broad range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of well recognized brand names, including Black & Decker®, George Foreman®, Russell Hobbs®, Toastmaster®, LitterMaid®, Farberware®, Breadman®, and Juiceman®. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia.

In 2007, Russell Hobbs launched its new water products initiatives, beginning with a water pitcher filtration system sold under the Clear2 O® brand. In May 2009, Russell Hobbs introduced its Clear2 Go® branded sports filtration bottle. The sales of Clear2 O® branded products are made to mass merchandisers and specialty retailers primarily in North America. In June 2008, Russell Hobbs entered into a license agreement with Island Sky Corporation for a patented air-to-water product. In August 2008, Russell Hobbs acquired approximately 13% of outstanding common shares Island Sky Australia Limited, the parent company of Island Sky Corporation. The air-to-water business of the Water Products segment is in its beginning stages and is focused on the commercial and consumer markets in India and certain other countries in the Far East.

As of June 30, 2009, Russell Hobbs was 100% owned by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together “Harbinger”).

Merger of Salton and Applica

On December 28, 2007, SFP Merger Sub, Inc. a Delaware corporation and a wholly owned direct subsidiary of Salton, Inc. (“Merger Sub”), merged with and into APN Holding Company, Inc. (“APN Holdco”), a Delaware corporation and the parent of Applica Incorporated (“Applica”), a Florida corporation. (For more information, see Note 2, Mergers and Acquisitions.)

Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations” requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquirer. In a business combination effected through an exchange of equity interests, the entity that issues the interests (Salton in this case) is normally the acquiring entity. However, in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interest in the combined entity after the combination; in this case, stockholders of Applica received approximately 92% of the equity ownership, and associated voting rights, in the combined entity upon completion of the merger and related transactions; and

•	The composition of the governing body of the combined entity: in this case, the merger agreement provided that the composition of the Board of Directors of the surviving company would be determined by Applica.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

While Salton, Inc. was the legal acquiror and surviving registrant in the merger, Applica was deemed to be the accounting acquiror based on the facts and circumstances outlined above. Accordingly, for accounting and financial statement purposes, the merger was treated as a reverse acquisition of Salton, Inc. by Applica under the purchase method of accounting. As such, Applica applied purchase accounting to the assets and liabilities of Salton upon consummation of the merger with no adjustment to the carrying value of Applica’s assets and liabilities. For purposes of financial reporting, the merger was deemed to have occurred on December 31, 2007.

In accordance with SFAS 141, the accompanying consolidated financial statements reflect the recapitalization of the stockholders’ equity as if the merger occurred as of the beginning of the first period presented and the results of operations include results from the combined company from January 1, 2008 through June 30, 2008. The results of operations prior to January 1, 2008 include only the results of Applica.

Effective with the merger, Russell Hobbs changed its fiscal year end to June 30 and the interim quarterly periods to the last day of the respective quarter. Salton’s fiscal year previously ended on the Saturday closest to June 30th and the interim quarterly period ended on the Saturday closest to the last day of the respective quarter. In anticipation of the merger, Applica changed its fiscal year from December 31 to June 30.

Acquisition of Applica by Harbinger

On January 23, 2007, Applica Incorporated was acquired by affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together ‘‘Harbinger”). (For more information, see Note 2, Mergers and Acquisitions.) For purposes of financial reporting, this acquisition was deemed to have occurred on January 1, 2007.

Principles of Consolidation

The consolidated financial statements include the accounts of Russell Hobbs, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include income taxes, the allowance for doubtful accounts, inventory valuation reserves, product liability, litigation, warranty, environmental liability, depreciation and amortization, valuation of goodwill and intangible assets, and useful lives assigned to intangible assets.

Management believes that the following may involve a higher degree of judgment or complexity:

Income Taxes.  Russell Hobbs is subject to income tax laws in many countries. Judgment is required in assessing the future tax consequences of events that have been recognized in Russell Hobbs’ financial statements and tax returns. Russell Hobbs provides for deferred taxes under the asset and liability method, in accordance with SFAS 109 “Accounting for Income Taxes” and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“ FIN 48”). Under such method, deferred taxes are adjusted for tax rate changes as they occur. Significant management judgment is required in developing Russell Hobbs’ provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required to be applied against the deferred tax assets. Russell Hobbs evaluates its ability to realize its deferred tax assets at the end of each reporting period and adjusts the amount of its valuation allowance, if necessary.

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Notes to Consolidated Financial Statements — (Continued)

Russell Hobbs operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management’s opinion, adequate provisions for income taxes have been made.

Russell Hobbs records a valuation allowance to reduce its deferred tax assets to the amount that it believes will more likely than not be realized. While Russell Hobbs considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event it was to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to tax expense in the period such determination is made. Likewise, should Russell Hobbs determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase net income in the period such determination was made.

In accordance with FIN 48, Russell Hobbs recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax provisions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Collectability of Accounts Receivable.  Russell Hobbs records allowances for estimated losses resulting from the inability of its customers to make required payments on their balances. Russell Hobbs assesses the credit worthiness of its customers based on multiple sources of information and analyzes many factors including:

•	Russell Hobbs’ historical bad debt experiences;

•	publicly available information regarding its customers and the inherent credit risk related to them;

•	information from subscription-based credit reporting companies;

•	trade association data and reports;

•	current economic trends; and

•	changes in customer payment terms or payment patterns.

This assessment requires significant judgment. If the financial condition of Russell Hobbs’ customers were to deteriorate, additional write-offs may be required. Such write-offs may not be included in the allowance for doubtful accounts at June 30, 2009 and, therefore, a charge to income could result in the period in which a particular customer’s financial condition deteriorates. Conversely, if the financial condition of Russell Hobbs’ customers were to improve or its judgment regarding their financial condition was to change positively, a reduction in the allowances may be required resulting in an increase in income in the period such determination is made.

Inventory.  Russell Hobbs values inventory at the lower of cost or market, using the first-in, first-out (FIFO) method, and regularly reviews the book value of discontinued product lines and stock keeping units (SKUs) to determine if these items are properly valued. If the market value of the product is less than cost, Russell Hobbs will write down the related inventory to the estimated net realizable value. Russell Hobbs regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required. This valuation requires significant judgment from management as to the salability of its inventory based on forecasted sales. It is particularly difficult to judge the potential sales of new products. Should the forecasted sales not materialize, it would have a significant impact on Russell Hobbs’ results of operations and the valuation of its inventory, resulting in a charge to income in the period such determination was made.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Product Liability Claims and Litigation.  Russell Hobbs is subject to lawsuits and other claims related to product liability and other matters that are being defended and handled in the ordinary course of business. Russell Hobbs maintains accruals for the costs that may be incurred, which are determined on a case-by-case basis, taking into consideration the likelihood of adverse judgments or outcomes, as well as the potential range of probable loss. The accruals are monitored on an ongoing basis and are updated for new developments or new information as appropriate. With respect to product liability claims, Russell Hobbs estimates the amount of ultimate liability in excess of applicable insurance coverage based on historical claims experience and current claim estimates, as well as other available facts and circumstances.

Management believes that the amount of ultimate liability of Russell Hobbs’ current claims and litigation matters, if any, in excess of applicable insurance coverage is not likely to have a material effect on its business, financial condition, results of operations or liquidity. However, as the outcome of litigation is difficult to predict, unfavorable significant changes in the estimated exposures could occur resulting in a charge to income in the period such determination is made. Conversely, if favorable changes in the estimated exposures occur, a reduction in the accruals may be required resulting in an increase in income in the period such determination is made.

Long-Lived Assets.  In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of such asset and eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Intangible Assets.  Identifiable intangibles with indefinite lives are not amortized. Russell Hobbs evaluates the recoverability of finite-lived identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to:

•	a significant decrease in the market value of an asset;

•	a significant adverse change in the extent or manner in which an asset is used; or

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset.

Russell Hobbs measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires that Russell Hobbs make assumptions about future cash flows over the life of the asset being evaluated.

Goodwill.  Russell Hobbs evaluates the carrying value of goodwill and other indefinite lived intangible assets annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to:

•	a significant adverse change in legal factors or in business climate;

•	unanticipated competition; or

•	an adverse action or assessment by a regulator.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

When evaluating whether goodwill is impaired, Russell Hobbs compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which uses comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. Russell Hobbs’ annual evaluation of goodwill and other indefinite lived intangible assets is as of December 31st of each year.

Other Estimates.  During previous years, Russell Hobbs has made significant estimates in connection with specific events affecting its expectations. These have included accruals relating to the consolidation of its operations, reduction in employees and product recalls. Additionally, Russell Hobbs makes a number of other estimates in the ordinary course of business relating to sales returns and allowances, warranty accruals, and accruals for promotional incentives. Circumstances could change which may alter future expectations regarding such estimates.

Foreign Operations

The financial position and results of operations of Russell Hobbs’ foreign subsidiaries are measured using the foreign subsidiary’s local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance-sheet date. The resulting translation gain and loss adjustments are recorded as foreign currency translation adjustments within accumulated other comprehensive (loss) income. Foreign currency translation adjustments resulted in a loss of $33.7 million for the year ended June 30, 2009 and a gain of $0.7 million for the year ended June 30, 2008.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency transaction loss included in other expense (income) totaled $7.0 million for the year ended June 30, 2009. Foreign currency transaction gain included in other expense (income) totaled $1.7 million for the year ended June 30, 2008.

Cash and Cash Equivalents

Russell Hobbs considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash balances at June 30, 2009 and 2008 included approximately $13.6 million and $22.6 million, respectively, that was either held in foreign banks by Russell Hobbs’ subsidiaries or held in a U.S. bank but which was in excess of FDIC limits.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other gains and losses affecting stockholders’ equity that, under generally accepted accounting principles, are excluded from net income. For Russell Hobbs, such items consist primarily of foreign currency translation gains and losses, change in fair value of derivative instruments, adjustments to defined pension plans and unrealized losses on investments. Russell Hobbs presents accumulated other comprehensive income, net of taxes, in its consolidated statement of stockholders’ equity.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The components of accumulated other comprehensive income, net of tax, were as follows:

	June 30,	June 30,
	2009	2008
	(In thousands)

Accumulated foreign currency translation adjustment	$(31,537)	$2,122
Defined pension plans:
Domestic	(2,721)	(1,085)
Foreign	(5,778)	269
Foreign exchange forwards	(713)	—
Reduction in market value of investment in Island Sky	(1,315)	—

Total accumulated other compressive (loss) income	$(42,064)	$1,306

Revenue Recognition

Russell Hobbs recognizes revenue when (a) title, risks and rewards of ownership of its products transfer to its customers, (b) all contractual obligations have been satisfied and (c) collection of the resulting receivable is reasonably assured. Generally, this is at the time products are shipped for delivery to customers. Net sales are comprised of gross sales less provisions for estimated customer returns, discounts, volume rebates and cooperative advertising and slotting fees. Amounts billed to a customer for shipping and handling are included in net sales and the associated costs are included in cost of goods sold in the period when the sale occurs. Sales taxes are recorded on a net basis.

Cooperative Advertising and Slotting Fees

Russell Hobbs accounts for promotional funds as a reduction of selling price and nets such fund against gross sales. Russell Hobbs generally does not verify performance or determine the fair value of the benefits it receives in exchange for the payment of promotional funds.

Cost of Goods Sold

Russell Hobbs’ cost of goods sold includes the cost of the finished product plus (a) all inbound related freight charges to its warehouses and (b) import duties, if applicable. Russell Hobbs classifies costs related to its distribution network (e.g., outbound freight costs, warehousing and handling costs for products sold) in operating expenses.

Advertising Costs

Advertising and promotional costs are expensed as incurred and are included in operating expenses in the accompanying consolidated statements of operations. Total advertising and promotional costs, excluding cooperative advertising, for the years ended June 30, 2009 and 2008 were approximately $18.0 million and $17.9 million, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to their estimated operating service lives using the straight-line method. Maintenance, repairs and minor renewals and betterments are charged to expense as incurred.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Freight Costs

Outbound freight costs on goods shipped that are not charged to Russell Hobbs’ customers were included in operating expenses in the accompanying consolidated statements of operations. Freight costs totaled $22.8 million and $25.2 million for the years ended June 30, 2009 and 2008, respectively.

Product Warranty Obligations

Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized. Russell Hobbs accrues for warranty obligations based on its historical warranty experience and other available information. Accrued product warranties were as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Balance, beginning of period	$8,030	$6,944
Additions to accrued product warranties	61,932	49,231
Reductions of accruals — payments and credits issued	(61,012)	(48,145)

Balance, end of period	$8,950	$8,030

Stock-Based Compensation

Russell Hobbs measures and recognizes compensation cost for all share-based payment awards made to employees and directors based on estimated fair values.

Russell Hobbs uses the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. This model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield.

Legal Costs

Legal costs are expensed as incurred and are included in operating expenses. For the year ended June 30, 2009, Russell Hobbs expensed $8.4 million in legal costs which included $6.6 million related to Russell Hobbs’ pursuit of a patent infringement matter on certain patents related to the LitterMaid ® automatic cat litter box. For the year ended June 30, 2008, Russell Hobbs expensed $8.5 million in legal costs which included $5.1 million related to Russell Hobbs’ pursuit of the patent infringement matter.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings (loss) for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents (such as stock options) using the treasury stock method. The currently outstanding restricted stock units and stock options have been excluded from the calculation of diluted earnings (loss) because performance conditions related to such common stock equivalents were not met as of the periods indicated.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Year Ended June 30,
	2009	2008
	(In thousands, except per share data)

Loss from continuing operations	$(35,863)	$(27,608)
Loss from discontinued operations	(22,454)	(14,926)

Net loss	$(58,317)	$(42,534)

Weighted average common shares outstanding — basic and diluted	731,874	731,874
Loss per common share — basic and diluted:
Loss from continuing operations	$(0.05)	$(0.04)
Loss from discontinued operations	(0.03)	(0.02)

Net earnings (loss)	$(0.08)	$(0.06)

Financial Accounting Standards Not Yet Adopted

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (SFAS No. 161), which amends and expands the disclosure requirements of FASB Statement No. 133, requiring enhanced disclosures about a company’s derivative and hedging activities. This pronouncement is effective for Russell Hobbs beginning July 1, 2009. Upon the adoption, Russell Hobbs is required to provide enhanced disclosures about (a) how and why it uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and Russell Hobbs’ related interpretations, and (c) how derivative instruments and related hedged items affect Russell Hobbs’ financial position, results of operations, and cash flows. SFAS No. 161 is effective prospectively, with comparative disclosures of earlier periods encouraged upon initial adoption. Russell Hobbs is currently evaluating the impact of adopting this standard.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”. The final FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets”. The FSP is intended to improve the consistency between the useful life of an intangible asset determined under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141 (revised 2007), “Business Combinations”, and other US generally accepted accounting principles. The FSP is effective for fiscal years and interim periods beginning after December 15, 2008. Russell Hobbs is currently evaluating the impact of adopting this standard.

In December 2008, the FASB issued FASB Staff Position (FSP) No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”. This FSP amends SFAS No. 132(R) to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The FSP requires disclosures surrounding how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies. Additional disclosures include (a) the major categories of plan assets, (b) the inputs and valuation techniques used to measure the fair value of plan assets, and (c) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period and the significant concentrations of risk within plan assets. The disclosures shall be provided for fiscal years ending after December 15, 2009. Russell Hobbs is currently evaluating the impact of adopting this standard.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (FSP FAS 141(R)-1). This

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

pronouncement amends FAS No. 141(R) to clarify the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. FSP FAS No. 141(R)-1 requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value at the acquisition date if it can be determined during the measurement period. If the acquisition-date fair value of an asset or liability cannot be determined during the measurement period, the asset or liability will only be recognized at the acquisition date if it is both probable that an asset existed or liability has been incurred at the acquisition date, and if the amount of the asset or liability can be reasonably estimated. This standard is effective for business combinations with an acquisition date that is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Russell Hobbs has not yet evaluated the impact of adopting this standard on its financial position, results of operations, or cash flows.

In June 2009, the FASB issued FAS No. 168, “The FASB Accounting Standards Codification (Codification) and the Hierarchy of GAAP” (FAS No. 168), which replaces FAS No. 162, “The Hierarchy of GAAP” and establishes the Codification as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. SEC rules and interpretive releases are also sources of authoritative GAAP for SEC registrants. FAS No. 168 modifies the GAAP hierarchy to include only two levels of GAAP: authoritative and non-authoritative. FAS No. 168 is effective beginning for periods ended after September 15, 2009. As FAS No. 168 is not intended to change or alter existing GAAP, Russell Hobbs does not expect the implementation to impact its financial condition, results of operations or cash flows.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year’s presentation. These reclassifications relate primarily to the presentation of discontinued operations, the presentation of earnings per share and the presentation of foreign exchange gain and loss as a component of other expense (income).

NOTE 2 —	MERGERS AND ACQUISITIONS

Harbinger Going Private Acquisition of Russell Hobbs

In September 2008, Harbinger and its affiliate, Grill Acquisition Corporation, a Delaware corporation (“Acquisition Co.”), announced their intent to engage in a going-private transaction for Russell Hobbs by means of a short-form merger of Acquisition Co. with and into Russell Hobbs At such time, Harbinger owned approximately 94% of Russell Hobbs’ outstanding common stock.

The merger of Acquisition Co. with and into Russell Hobbs pursuant to Delaware law became effective on December 9, 2008 (the “Effective Date”). Russell Hobbs was the legal entity that survived the merger.

Upon the consummation of the merger, each outstanding share of Russell Hobbs common stock (other than shares held by Acquisition Co.) were cancelled and automatically converted into the right to receive $0.75 per share in cash, without interest.

As a result of the merger, Harbinger owned 100% of the outstanding shares of Russell Hobbs common stock.

Merger of Applica and Salton

In December 2007, the stockholders of legacy Salton approved all matters necessary for the merger of SFP Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Salton (“Merger Sub”), with and into APN Holdco, the parent of Applica (the “Merger”). As a result of the merger, Applica became a wholly-owned subsidiary of Salton. The merger was consummated pursuant to an Agreement and Plan of Merger dated as of October 1, 2007 by and among Salton, Merger Sub and APN Holdco. As a result

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Notes to Consolidated Financial Statements — (Continued)

of the merger, Applica became a wholly-owned subsidiary of Salton. In December 2009, the combined company (formerly known as Salton, Inc.) changed its name to Russell Hobbs, Inc.

Immediately prior to the merger, Harbinger Capital Partners Master Fund I, Ltd. owned 75% of the outstanding shares of common stock of Applica and Harbinger Capital Partners Special Situations Fund, L.P. owned 25% of the outstanding shares of common stock of Applica. Pursuant to the merger agreement, all of the outstanding shares of common stock of Applica held by Harbinger were converted into an aggregate of 595,500,405 shares of Salton common stock.

In connection with the consummation of the merger, Salton amended the terms of its Series A Voting Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and the terms of its Series C Nonconvertible (Non-Voting) Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), to provide for the automatic conversion immediately prior to the effective time of the merger of each share of Series A Preferred Stock into 2,197.49 shares of Salton common stock and of each share of Series C Preferred Stock into 249.56 shares of Salton common stock.

Immediately prior to the effective time of the merger, Harbinger owned an aggregate of 30,000 shares of Series A Preferred Stock of Salton and 47,164 shares of Series C Preferred Stock of Salton. All of the outstanding shares of Series A Preferred Stock were converted at the effective time of the merger into an aggregate of 87,899,600 shares of Salton common stock (65,924,700 of which were issued to Harbinger). In addition, all of the outstanding shares of Series C Preferred Stock were converted at the effective time of the merger into an aggregate of 33,744,755 shares of Salton common stock (11,770,248 of which were issued to Harbinger).

In connection with the consummation of the merger, and pursuant to the terms of a Commitment Agreement dated as of October 1, 2007 by and between Salton and Harbinger, Harbinger purchased from Salton 110,231.336 shares of a new series of Salton’s preferred stock, the Series D Nonconvertible (Non Voting) Preferred Stock (the “Series D Preferred Stock”), having an initial liquidation preference of $1,000 per share. Pursuant to the Commitment Agreement, Harbinger paid for the Series D Preferred Stock by surrendering to Salton $14,989,000 principal amount of Salton’s 12 1/4% Series Subordinated Notes due 2008 (the “2008 Notes”) and $89,606,859 principal amount of Salton Second Lien Notes, together with all applicable change of control premiums and accrued and unpaid interest thereon through the closing of the merger. Each share of Series D Preferred Stock has an initial liquidation preference of $1,000 per share and the holders thereof are entitled to cumulative dividends payable quarterly at an annual rate of 16%. The Series D preferred stock must be redeemed in cash by Salton on the earlier of the date Salton is acquired or the six year anniversary of the original date of issuance at a value of 100% of the liquidation preference plus all accrued dividends.

Immediately after the issuance of shares of Salton common stock in connection with the merger and related transactions, and the issuance of shares of Series D Preferred Stock, Harbinger beneficially owned approximately 92% of the outstanding shares of Salton common stock (including 701,600 shares of Salton common stock owned by Harbinger immediately prior to the merger) and all of the outstanding shares of Series D Preferred Stock. As of June 30, 2008, Harbinger beneficially owned approximately 94% of the outstanding shares of Salton common stock.

Immediately prior to the effective time of the merger, Salton filed with the Secretary of State of Delaware an amendment to its Restated Certificate of Incorporation to increase the number of authorized shares of Salton common stock to one billion.

In connection with the consummation of the merger, Salton repaid in full all obligations and liabilities owing under: (i) that certain Amended and Restated Credit Agreement, dated as of May 9, 2003 and amended and restated as of June 15, 2004 (the “Wells Fargo Credit Agreement”), by and among the financial institutions identified on the signature pages thereof (the “Lenders”), Wells Fargo Foothill, Inc., as administrative agent

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

and collateral agent for the Lenders, Silver Point Finance, LLC, as the co-agent, syndication agent, documentation agent, assigner and book runner, Salton, each of Salton’s subsidiaries identified on the signature pages thereof as Borrowers and each of Salton’s subsidiaries identified on the signature pages thereof as Guarantors; and (ii) that certain Credit Agreement dated as of August 26, 2005 among the financial institutions named therein, as the lenders, The Bank of New York, as the agent, Salton and each of its subsidiaries that are signatories thereto, as the borrowers, and each of its other subsidiaries that are signatories thereto, as guarantors.

The pay-off of the Wells Fargo Credit Agreement included a make-whole fee of $14 million.

The warrant to purchase 719,320 shares of Salton common stock held by SPCP Group, LLC, an affiliate of Silver Point Finance, LLC, expired upon consummation of the merger and is no longer exercisable.

In connection with the consummation of the merger, Salton entered into:

(i) a Third Amended and Restated Credit Agreement dated as of December 28, 2007 (the “North American Credit Facility”) by and among the financial institutions named therein as lenders, Bank of America, N.A., as administrative agent and collateral agent, Salton and each of Salton’s subsidiaries identified on the signature pages thereof as borrowers and each of Salton’s subsidiaries identified on the signature pages thereof as guarantors, that provides for a 5-year $200 million revolving credit facility (which was subsequently reduced to $150 million);

(ii) a Term Loan Agreement dated as of December 28, 2007 (the “Term Loan”) by and among the financial institutions named therein as lenders, Harbinger Capital Partners Master Fund I, Ltd., as administrative agent and collateral agent, Salton and each of Salton’s subsidiaries identified on the signature pages thereof as borrowers and each of Salton’s subsidiaries identified on the signature pages thereof as guarantors, that provided for a 5-year $110 million term loan facility (which was subsequently increased to $140 million); and

(iii) a Second Amended and Restated Agreement dated as of December 28, 2007 (the “European Credit Facility”) by and among Burdale Financial Limited, as an arranger, agent and security trustee, Salton Holdings Limited, Salton Europe Limited and each of Salton’s other subsidiaries identified on the signature pages thereof as borrowers, that provides for a 5-year £40.0 million (approximately $65.8 million as of June 30, 2009) credit facility, which includes a revolving credit facility with an aggregate notional maximum availability of £30.0 million (approximately $49.4 million as of June 30, 2009) and two term loan facilities (one related to real property and the other to intellectual property of the European subsidiary group) of £3.5 million and £5.8 million (approximately $4.8 million and $8.4 million, respectively, as of June 30, 2009).

The purchase price allocated to the merger was determined as follows:

(In thousands)

Fair value of Salton common stock(1)	$3,919
Debt repayment and accrued interest and associated fees	258,041
Fees and expenses	10,765

$272,725

(1)	The fair value of the common stock outstanding was based on the average closing price for the period beginning two days prior to, and ending two days after, the execution of the merger agreement on October 1, 2007.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

For accounting purposes, Applica was deemed to be the accounting acquirer. A summary of the final purchase price and the allocation to the acquired net assets of legacy Salton is as follows:

(In thousands)

Accounts receivable, net	$98,429
Inventories	87,637
Other current assets	74,604
Property, plant and equipment	19,343
Identifiable intangible assets	180,200
Other assets	9,438
Accounts payable	(90,445)
Accrued expenses	(77,003)
Other current liabilities	(67,732)
Other long-term liabilities	(32,022)
Deferred tax liability	(32,960)
Goodwill (Household Products segment)	103,236

Total purchase price	$272,725

Purchase accounting reserves were approximately $8 million and primarily consist of approximately $5 million of severance and certain change-in-control contractual payments and approximately $3 million of shutdown costs. Management’s plans to exit certain activities of legacy Salton were substantially completed by June 30, 2008. Management expects to pay these items over the next four years.

Russell Hobbs accrued certain liabilities in accrued expenses relating to the exit of certain activities, the termination of employees and the integration of operations in conjunction with the merger, which were included in the allocation of the acquisition cost as follows:

	Amount					Amount
	Accrued as of					Accrued as of
	June 30,	Additional	Amount	Other		June 30,
	2008	Accruals	Paid	Adjustments		2009
	(In thousands)

Severance and related expenses	$2,189	$—	$(1,049)	$(640	)(1)	$500
Unfavorable lease and other	2,522	2,253	(2,388)	30		2,417

Total	$4,711	$2,253	$(3,437)	$(610)		$2,917

(1)	The reduction in the year ended June 30, 2009 was due to Russell Hobbs’ determination that certain accruals were no longer necessary.

	Amount				Amount
	Accrued as of				Accrued as of
	December 31,	Additional	Amount	Other	June 30,
	2007	Accruals	Paid	Adjustments	2008
	(In thousands)

Severance and related expenses	$5,194	$985	$(2,308)	$(1,682)	$2,189
Unfavorable lease and other	2,798	1,525	(1,801)	—	2,522

Total	$7,992	$2,510	$(4,109)	$(1,682)	$4,711

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In connection with the merger, identified intangibles of Salton were acquired with the following estimated useful lives:

		Weighted
	Initial	Average
	Value	Useful Life
	(Dollars in thousands)

License agreements	$8,690	9 years
Tradenames	$171,510	Indefinite

The weighted average useful life of the intangible assets subject to amortization is nine years.

After the allocation of the purchase price to these intangibles, the portion of the purchase price in excess of the fair value of assets and liabilities acquired was $103.2 million. For tax purposes, this goodwill, as well as the other intangible assets, is not deductible. For the next five years, the expected amortization expense related to these intangibles will be $1.0 million per year.

The goodwill noted above is attributable to management’s belief that the merger would expand and better serve the markets served by each company prior to the merger and will result in greater long-term growth opportunities than either company had operating alone. Management believed that the combination would provide it with the scale, size and flexibility to better compete in the marketplace and position it to:

•	create an industry leader by blending complementary assets, skills and strengths;

•	result in a larger company with greater market presence and more diverse product offerings;

•	leverage complementary brand names;

•	offer access to a broader range of product categories by providing a more comprehensive portfolio of product offerings;

•	provide opportunities for international expansion;

•	have greater potential to access capital markets; and

•	take advantage of financial synergies.

In connection with the merger, Russell Hobbs incurred $1.0 million and $17.9 million in integration and transition-related costs for the years ended June 30, 2009 and 2008, respectively. These costs were primarily related to the integration and transition of the North American operations of legacy Salton and Applica.

Effective with the merger, Russell Hobbs changed its fiscal year end to June 30 and the interim quarterly periods to the last day of the respective quarter. Salton’s fiscal year previously ended on the Saturday closest to June 30 th and the interim quarterly period ended on the Saturday closest to the last day of the respective quarter. In anticipation of the merger, Applica changed its fiscal year from December 31 to June 30.

Harbinger Acquisition of Applica

On January 23, 2007, Applica was acquired by affiliates of Harbinger, pursuant to the Agreement and Plan of Merger, dated October 19, 2006, as subsequently amended, by and among Applica, APN Holdco, and APN Mergersub, Inc., a Florida corporation (“MergerSub”).

The acquisition was consummated on January 23, 2007 by the merger of MergerSub with and into Applica with Applica continuing as the surviving corporation and a wholly owned subsidiary of APN Holdco. Harbinger acquired all of the outstanding shares of Applica (other than shares held by it prior to the acquisition) for $8.25 per share.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The determination of the purchase price was as follows:

(In thousands)

Purchase of remaining shares	$125,592
Cost basis in Applica prior to acquiring remaining shares	25,786
Debt repayment and associated fees and accrued interest	77,197
Fees and expenses	14,200

$242,775

As required under the provisions of Statement of Financial Accounting Standards No. 141 “Business Combinations”, the change in ownership required an allocation of the purchase price to the fair value of assets and liabilities. A summary of the purchase price and the allocation to the acquired net assets of Applica is as follows:

(In thousands)

Accounts receivable, net	$119,421
Inventories	118,380
Other current assets	18,376
Property, plant and equipment	15,441
Goodwill (Household Products segment)	72,608
Customer relationships	2,310
Other identifiable intangible assets	60,060
Other assets	9,404
Accounts payable	(42,616)
Accrued expenses	(45,722)
Current taxes payable	(4,387)
Senior credit facility	(73,660)
Deferred tax liability	(23,701)
Valuation allowance	16,861

$242,775

In connection with the acquisition of Applica by Harbinger, Applica identified intangibles acquired with the following estimated useful lives:

		Weighted
	Initial	Average
	Value	Useful Life
	(Dollars in thousands)

Customer relationships	$2,310	9 years
Tradenames	$18,000	Indefinite
Patents	$8,240	12 years
Black & Decker® license agreement	$33,820	9 years

The weighted average useful life of the intangible assets subject to amortization is 9.56 years.

After the allocation of the purchase price to these intangibles, purchase price remained in excess of the fair value of assets and liabilities acquired by Harbinger in the amount of $72.6 million. This amount was subsequently reduced by $13.4 million due to the May 2007 sale of Applica’s Professional Personal Care segment. This goodwill was attributable to the general reputation of the business and the collective experience

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

of the management and employees. For tax purposes, this goodwill, as well as the other intangible assets, is not deductible.

Upon the close of the acquisition of Applica by Harbinger, Applica’s $20 million term loan with Mast Capital was paid in full, including a $400,000 prepayment penalty.

In addition, all stock option plans were terminated and stock options with a per share exercise price of less than $8.25 were exchanged for cash, without interest, equal to the excess of $8.25 over the applicable per share exercise price for each such stock option, multiplied by the aggregate number of shares of common stock into which the applicable stock option was exercisable. Options with a per share exercise price equal to or in excess of $8.25 were cancelled.

In connection with the acquisition of Applica by Harbinger, a voluntary redemption was offered to the holders of Applica’s 10% notes in February 2007, which included a 1% change-in-control premium. In February 22, 2007, $55.3 million of the notes were voluntarily redeemed. The total premium paid was $0.6 million. The remaining $0.5 million of the notes was redeemed on February 26, 2007 at par.

Harbinger reimbursed Applica $1.4 million for fees and other acquisition-related expenses incurred by it in 2006 directly related to the acquisition.

On January 23, 2007, Applica shares of common stock ceased trading on the New York Stock Exchange.

Other Intangible Assets

The components of Russell Hobbs’ intangible assets were as follows:

	June 30, 2009			June 30, 2008
	Weighted
	Average	Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Period	Amount	Amortization	Amount	Amortization
	(Years)	(In thousands)

Licenses	9	$42,510	$(10,530)	$42,510	$(5,806)
Trade names(1)	Indefinite	166,554	—	182,433	—
Patents	12	8,240	(1,659)	8,240	(973)
Customer relationships	9	2,310	(620)	2,310	(364)

		$219,614	$(12,809)	$235,493	$(7,143)

(1)	The decrease in the gross carrying amount of trade names in the year ended June 30, 2009 was solely attributable to foreign currency translation, as certain significant trade names are recorded on the books of Russell Hobbs’ European subsidiary.

Amortization expense related to intangible assets was $5.7 million and $5.2 million in the years ended June 30, 2009 and 2008, respectively. The following table provides information regarding estimated amortization expense for each of the following years ended June 30:

(In thousands)

2010	$5,667
2011	$5,667
2012	$5,667
2013	$5,667
2014	$5,667
Thereafter	$11,916

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

NOTE 3 —	COMMITMENTS AND CONTINGENCIES

Litigation and Other Matters

NACCO Litigation.  A subsidiary of Russell Hobbs is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-N, which was filed in the Court of Chancery of the State of Delaware on November 13, 2006.

The original complaint in this action alleged a claim for breach of contract against Applica, and a number of tort claims against certain entities affiliated with Harbinger. The claims related to the termination of the merger agreement between Applica and NACCO Industries, Inc. and one of its affiliates following Applica’s receipt of a superior merger offer from Harbinger. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Harbinger. The original complaint initially sought specific performance of the NACCO merger agreement or, in the alternative, damages. The amended complaint, however, seeks only damages. In light of the consummation of Applica’s merger with affiliates of Harbinger in January 2007, Russell Hobbs believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica has moved to dismiss the second amended complaint, which motion is currently pending.

Russell Hobbs believes that the action is without merit and intends to defend vigorously, but may be unable to resolve the disputes successfully without incurring significant expenses.

Asbestos Matters.  Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by Applica over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers sold by it prior to 1979. There are numerous defendants named in these lawsuits, many of whom actually manufactured asbestos containing products. Russell Hobbs believes that the action is without merit and intends to defend vigorously, but may be unable to resolve the disputes successfully without incurring significant expenses. At this time, Russell Hobbs does not believe it has coverage under its insurance policies for the asbestos lawsuits.

Environmental Matters.  Prior to 2003, Toastmaster Inc., a subsidiary of Russell Hobbs, manufactured certain of its products at facilities that it owned in the United States and Europe. Toastmaster is investigating or remediating historical contamination at the following sites:

•	Kirksville, Missouri. Soil and groundwater contamination by trichloroethylene has been identified at the former manufacturing facility in Kirksville, Missouri. Toastmaster has entered into a Consent Agreement with the Missouri Department of Natural Resources (“MDNR”) regarding the contamination.

•	Laurinburg, North Carolina. Soil and groundwater contamination by trichloroethylene has been identified at the former manufacturing facility in Laurinburg, North Carolina. A groundwater pump and treat system has operated at the site since 1993.

•	Macon, Missouri. Soil and groundwater contamination by trichloroethylene and petroleum have been identified at the former manufacturing facility in Macon, Missouri. The facility is participating in the Missouri Brownfields/Voluntary Cleanup Program.

Additionally, Toastmaster has been notified of its potential liability for cleanup costs associated with the contaminated Missouri Electric Works Superfund Site in Cape Girardeau, Missouri. Toastmaster had previously been notified by the EPA of its possible liability in 1990 and joined a group of potentially responsible parties (“PRPs”) to respond to the EPA claims. Those matters were resolved. The PRPs have also responded to the

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

EPA’s latest claims by denying liability and asserting affirmative defenses. Russell Hobbs believes that, based on available records, Toastmaster’s share of any liability would only be approximately 0.5% of the total liability.

The discovery of additional contamination at these or other sites could result in significant cleanup costs. These liabilities may not arise, if at all, until years later and could require Russell Hobbs to incur significant additional expenses, which could materially adversely affect its results of operations and financial condition. At June 30, 2009, Russell Hobbs had accrued $6.2 million for environmental matters. Russell Hobbs believes that any remaining exposure not already accrued for should be immaterial.

Other Matters.  Russell Hobbs is subject to legal proceedings, product liability claims and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on its financial condition, results of operations or liquidity. However, as the outcome of litigation or other claims is difficult to predict, significant changes in the estimated exposures could occur.

As a distributor of consumer products, Russell Hobbs is also subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission (CPSC) to exclude from the market products that are found to be unsafe or hazardous. Russell Hobbs receives inquiries from the CPSC in the ordinary course of its business.

Russell Hobbs may have certain non-income tax-related liabilities in a foreign jurisdiction. Based on the advice of legal counsel, Russell Hobbs believes that it is possible that the tax authority in the foreign jurisdiction could claim that such taxes are due, plus penalties and interest. Currently, the amount of potential liability cannot be estimated, but if assessed, it could be material to its financial condition, results of operations or liquidity. However, if assessed, Russell Hobbs intends to vigorously pursue administrative and judicial action to challenge such assessment, however, no assurances can be made that it will ultimately be successful.

Employment and Other Agreements

Russell Hobbs has an employment agreement with its President and Chief Executive Officer. This contract terminates on May 1, 2010, but will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 30 days’ prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and equity grants at the discretion of the Board of Directors. Under the agreement, the executive is entitled to an annual performance bonus based upon Russell Hobbs’ achievement of certain objective earnings goals. The target amount of the performance bonus is 50% of base salary.

The agreement contains certain non-competition, non-disclosure and non-solicitation covenants. The executive can be terminated for cause, in which case all obligations of Russell Hobbs under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to the one and one-half times his severance base. If, at any time during the term of the agreement, (1) the executive is terminated without cause or (2) if he terminates his employment under specific circumstances, including a change in control of Russell Hobbs, the company must pay him a lump sum equal to one and one-half times his severance base. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs.

Russell Hobbs also has an employment agreement with its President and General Manager of the Americas Division. This contract terminates on May 1, 2012 but will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

at least 60 days prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and equity at the discretion of the Board of Directors. Under the agreement, the executive is entitled to an annual performance bonus based upon Russell Hobbs’ achievement of certain objective earnings goals. The target amount of the performance bonus is 50% of base salary.

The agreement contains certain non-competition, non-disclosure and non-solicitation covenants. The executive can be terminated for cause, in which case all obligations of Russell Hobbs under the agreement immediately terminate, or without cause, in which case she is entitled to a lump sum payment equal to the one and one-half times her severance base. If, at any time during the term of the agreement, (1) the executive is terminated without cause or (2) if she terminates her employment under specific circumstances, including a change in control of Russell Hobbs, the company must pay her a lump sum equal to one and one-half times her severance base. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs.

Russell Hobbs has also entered into change-in-control agreements with certain of its other executive officers.

In June 2005, one of Russell Hobbs’ subsidiaries entered into a managed services agreement with Auxis, Inc., an information technology services firm. Pursuant to such agreement, Auxis is responsible for managing Russell Hobbs’ information technology infrastructure (including telecommunications, networking, data centers and the help desk) in North America and China. The agreement expires in June 2011 and provides for payments of approximately $0.2 million per month depending on the services required by Russell Hobbs The agreement provides for early termination fees if Russell Hobbs terminates such agreement without cause, which fees decrease on a yearly basis from a maximum of 50% of the contract balance to a minimum of 25% of the contract balance.

In December 2007, one of Russell Hobbs’ subsidiaries entered into a services agreement with Weber Distribution LLC for the provision of distribution related services at its Redlands, California warehouse. Such agreement was amended in May 2009 to add both Russell Hobbs’ Little Rock, Arkansas warehouse and its warehouse in Toronto, Canada. The agreement terminates in March 2013 and will renew on the mutual agreement of the parties. Minimum payments pursuant to such agreement total approximately $0.8 million per month.

Leases

Russell Hobbs has non-cancelable operating leases for offices, warehouses and office equipment. The leases expire over the next twenty years and contain provisions for certain annual rental escalations. Future minimum payments under Russell Hobbs’ non-cancelable long-term operating leases were as follows:

(In thousands)

2010	$12,234
2011	9,592
2012	7,834
2013	5,954
2014	2,728
Thereafter	19,593

$57,935

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Rent expense from continuing operations for the years ended June 30, 2009 and 2008, totaled approximately $14.8 million and $8.7 million, respectively. Rent expense includes car rental and equipment expense.

License Agreements

Russell Hobbs licenses the Black & Decker® brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products. In December 2007, Russell Hobbs and The Black & Decker Corporation extended the trademark license agreement through December 2012, with an automatic extension through December 2014 if certain milestones are met regarding sales volume and product return. Under the agreement as extended, Russell Hobbs agreed to pay The Black & Decker Corporation royalties based on a percentage of sales, with minimum annual royalty payments as follows:

• Calendar Year 2009: $14,000,000

• Calendar Year 2010: $14,500,000

• Calendar Year 2011: $15,000,000

• Calendar Year 2012: $15,000,000

The agreement also requires Russell Hobbs to comply with minimum annual return rates for products. If The Black & Decker Corporation does not agree to renew the license agreement, Russell Hobbs has 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. The Black & Decker Corporation has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement. Upon request, The Black & Decker Corporation may elect to extend the license to use the Black & Decker ® brand to certain additional products. Black & Decker has approved several extensions of the license to additional categories including home environment and pest.

Russell Hobbs licenses the Farberware® brand from the Farberware Licensing Company in the United States, Canada and Mexico for several types of household appliances, including beverage products, food preparation products, garment care products and cooking products. The term of the license is through 2010 and can be renewed for additional periods upon the mutual agreement of both parties. Under the agreement, Russell Hobbs agreed to pay Farberware Licensing Company royalties based on a percentage of sales, with minimum annual royalty payments for the year ended June 30, 2009 of $1.4 million and for the year ended June 30, 2010 of $1.5 million.

Russell Hobbs owns the LitterMaid® trademark for self-cleaning litter boxes and has extended the trademark for accessories such as litter, a litterbox privacy tent and waste receptacles. Russell Hobbs owns two patents and has exclusive licenses to three other patents covering the LitterMaid ® litter box, which require Russell Hobbs to pay royalties based on a percentage of sales. The license agreements are for the life of the applicable patents and do not require minimum royalty payments. The patents have been issued in the United States and a number of foreign countries.

Russell Hobbs maintains various other licensing and contractual relationships to market and distribute products under specific names and designs. These licensing arrangements generally require certain license fees and royalties. Some of the agreements contain minimum sales requirements that, if not satisfied, may result in the termination of the agreements.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

NOTE 4 —	ACCRUED EXPENSES

Accrued expenses were summarized as follows:

	June 30,	June 30,
	2009	2008
	(In thousands)

Promotions, co-op and other advertising allowances	$18,078	$25,760
Chargebacks	1,403	1,855
Salaries and bonuses	5,792	10,146
Warranty	8,950	8,030
Environmental liability	6,193	6,300
Product liability	3,963	4,496
Freight	3,685	2,246
Royalty	3,371	3,467
Other	21,858	41,137

	$73,293	$103,437

NOTE 5 —	STOCK-BASED COMPENSATION

Russell Hobbs may grant various equity awards to employees and directors under the 2007 Omnibus Equity Award Plan, including incentive and non-qualified stock options, restricted stock units and stock appreciation rights. The terms of the equity awards granted under the plan are determined by the Board of Directors at the time of grant, including the exercise price, if applicable, the term of the award and any restrictions on the exercisability of the award.

As of June 30, 2009, Russell Hobbs had 2,250,000 non-qualified stock options outstanding, all of which were granted in the 2008 fiscal year and are subject to performance based vesting related to the financial performance of the Water Products segment. In addition, Russell Hobbs has 23,950,000 restricted stock units outstanding, all of which were issued in fiscal 2009 and vest only upon a change in control of Russell Hobbs As of June 30, 2009, Russell Hobbs had approximately 174 million equity awards available to be granted under the plan. The grant date fair value of the restricted stock units was $8.2 million. This amount will be recorded as an expense only if and when a change in control event takes place.

Russell Hobbs accounts for stock-based compensation under FASB Statement No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires all share-based payments to employees to be recognized in the financial statements as compensation expense, based on the fair value on the date of grant, and recognized from the date of grant over the applicable vesting period. Russell Hobbs uses the Black-Scholes option-pricing model to determine fair value of stock options on the date of grant.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Russell Hobbs’ specific weighted-average assumptions for the risk-free interest rate, expected volatility and expected dividend yield are discussed below. Additionally, under SFAS 123R, Russell Hobbs is required to estimate pre-vesting forfeitures for purposes of determining compensation expense to be recognized. Future expense amounts for any quarterly or annual period could be affected by changes in Russell Hobbs’ assumptions or changes in market conditions.

In connection with the adoption of SFAS No. 123R, Russell Hobbs has determined the expected term of stock options granted using the simplified method as discussed in Section D, Certain Assumptions Used in Valuation Methods, of SEC Staff Accounting Bulletin (“SAB”) No. 107, as amended by SAB 110, as Russell Hobbs does not have sufficient information regarding exercise behavior. Based on the results of applying the

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

simplified method, Russell Hobbs has determined six years is an appropriate expected term for awards with three-year graded vesting and six-and-a- half years for awards with five-year graded vesting.

The risk-free interest rate is based on the U.S. Treasury yield for the same period as the expected term at the time of the grant. The expected volatility is based on historical volatility. The fair value of each option granted under the stock option plans was estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

	Year Ended	Year Ended
	June 30, 2009	June 30, 2008

Expected dividend yield	0.00%	0.00%
Expected volatility	50.52%	56.17% — 91.70%
Risk-free interest rate	1.47%	3.01% — 3.66%
Expected term of options in years	2.5	6 — 6.5

A summary of Russell Hobbs’ stock options as of and during the year ended June 30, 2009 is as follows:

			Weighted-
		Weighted-	Average	Total
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
	Shares (000)	Price	Term (Years)	(000)

Outstanding at beginning of year	9,528	$1.17
Granted	411	$0.20
Repurchased	(6,979)	$0.69
Forfeited	(710)	$9.23

Outstanding at end of year	2,250	$0.24	9.03	$225

Options exercisable at end of year	—	—	—	—

As of June 30, 2009, there was no unrecognized compensation cost related to unvested stock options.

The weighted average grant date fair value of stock options granted was not material for the years ended June 30, 2009 and 2008. The total intrinsic value of stock options exercised was zero for the years ended June 30, 2009 and 2008.

Russell Hobbs recorded $1.2 million and zero in stock compensation expense for the years ended June 30, 2009 and 2008, respectively.

In September 2008, Harbinger and its affiliate, Grill Acquisition Corporation, a Delaware corporation (“Acquisition Co.”), announced their intent to engage in a going-private transaction for Russell Hobbs by means of a short-form merger of Acquisition Co. with and into Russell Hobbs Any stock options not exercised prior to the merger, except options granted in 2008 under the Russell Hobbs 2007 Omnibus Equity Award Plan to acquire 2,250,000 shares of common stock subject to performance based vesting, were cancelled and exchanged into the right to receive a cash payment equal to the fair value of such stock options as determined using a Black-Scholes valuation model (as determined by Russell Hobbs based on the final closing price of Russell Hobbs common stock) less any applicable withholding taxes, which ranged from approximately $0.69 to $0.71 per share. In connection with this transaction, Russell Hobbs recorded stock-based compensation expense of approximately $1.0 million in December 2008.

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Notes to Consolidated Financial Statements — (Continued)

NOTE 6 —	PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment:

		June 30,	June 30,
	Useful Lives	2009	2008
	(Dollars in thousands)

Land(1)	NA	$5,347	$6,338
Building(1)	39.5 years	1,810	2,145
Computer equipment	3 - 7 years	10,339	9,985
Equipment and other	3 - 5 years	11,363	7,541
Leasehold improvements	8 - 10 years(2)	2,021	1,873

Total		30,880	27,882
Less accumulated depreciation		10,004	3,792

Total		$20,876	$24,090

(1)	The decrease in the gross carrying amount of land and building in the year ended June 30, 2009 was solely attributable to foreign currency translation as these assets are recorded on the books of Russell Hobbs’ European subsidiary.

(2)	Shorter of remaining term of lease or useful life.

NOTE 7 —	SENIOR SECURED CREDIT FACILITY, LETTERS OF CREDIT AND LONG-TERM DEBT

North American Credit Facility.  Russell Hobbs has a $150 million asset-based senior secured revolving credit facility maturing in December 2012. The facility includes an accordion feature which permits Russell Hobbs to request an increase in the aggregate revolver amount by up to $75 million.

At Russell Hobbs’ option, interest accrues on the loans made under the North American credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Russell Hobbs’ average quarterly availability and set at 2.5% on June 30, 2009), which was 2.81% on June 30, 2009; or

•	the Base Rate plus a specified margin (based on Russell Hobbs’ average quarterly availability and set at 1.5% on June 30, 2009), which was 4.75% on June 30, 2009.

The Base Rate is the greater of (a) Bank of America’s prime rate; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate for a 30-day interest period as determined on such day, plus 1.0%.

Advances under the facility are governed by Russell Hobbs’ collateral value, which is based upon percentages of eligible accounts receivable and inventories of its North American operations. Under the credit facility, Russell Hobbs must comply with a minimum monthly cumulative EBITDA covenant through December 31, 2008. Thereafter, if availability is less than $30,000,000, Russell Hobbs must maintain a minimum fixed charge coverage ratio of 1.0 to 1.0.

The credit facility contains a number of significant covenants that, among other things, restrict the ability of Russell Hobbs to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments or create new subsidiaries, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that otherwise restrict corporate and business activities. At June 30, 2009, Russell Hobbs was in compliance with all covenants under the credit facility.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The credit facility is collateralized by substantially all of the real and personal property, tangible and intangible, of Russell Hobbs and its domestic subsidiaries, as well as:

• a pledge of all of the stock of Russell Hobbs’s domestic subsidiaries;

• a pledge of not more than 65% of the voting stock of each direct foreign subsidiary of Russell Hobbs, Inc. and each direct foreign subsidiary of each domestic subsidiary of Russell Hobbs; and

• a pledge of all of the capital stock of any subsidiary of a subsidiary of Russell Hobbs that is a borrower under the credit facility, including Russell Hobbs’ Canadian subsidiary.

As of June 30, 2009 and 2008, Russell Hobbs had $52.7 million and $104.0 million, respectively, of borrowings outstanding. As of June 30, 2009, Russell Hobbs had $42.3 million available for future cash borrowings and had letters of credit of $4.1 million outstanding under its credit facility.

At September 30, 2009, Russell Hobbs had $42.2 million of borrowings outstanding, had $81.8 million available for future cash borrowings, and had letters of credit of $6.0 million outstanding under its North American credit facility.

European Credit Facility.  Russell Hobbs Holdings Limited, Russell Hobbs Limited and certain other European subsidiaries have a £40.0 million (approximately $65.8 million as of June 30, 2009) credit facility with Burdale Financial Limited. The facility consists of a revolving credit facility with an aggregate notional maximum availability of £30.0 million (approximately $49.4 million as of June 30, 2009) and two term loan facilities (one related to real property and the other to intellectual property of the European subsidiary group) of £2.8 million and £5.1 million (approximately $4.8 million and $8.4 million, respectively, as of June 30, 2009).

The credit agreement matures on December 31, 2012 and bears a variable interest rate of Bank of Ireland Base Rate (the “Base Rate”) plus 1.75% on the property term loan, the Base Rate plus 3% on the intellectual property term loan and the Base Rate plus 1.875% on the revolving credit loan (the “revolver loan”), in each case plus certain mandatory costs, payable on the last business day of each month. On June 30, 2009, these rates for borrowings were approximately 2.25%, 3.5% and 2.375% for the property term loan, the intellectual property term loan and the revolver loan, respectively.

The facility agreement contains a number of significant covenants that, among other things, restrict the ability of certain of Russell Hobbs’ European subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments, make certain acquisitions, engage in mergers and consolidations, create liens, or engage in certain transactions with affiliates and otherwise restrict corporate and business activities. In addition, Russell Hobbs is required to comply with a fixed charge coverage ratio. Russell Hobbs was in compliance with all covenants as of June 30, 2009.

The facility agreement is secured by all of the tangible and intangible assets of certain foreign entities, a pledge of the capital stock of certain subsidiaries and is unconditionally guaranteed by certain of Russell Hobbs’ foreign subsidiaries.

As of June 30, 2009, under the revolver loan, Russell Hobbs had outstanding borrowings of £4.1 million (approximately $6.7 million) and £4.7 million (approximately $7.7 million) available for future cash borrowings. As of June 30, 2008, Russell Hobbs had outstanding borrowings of £5.9 million (approximately $11.8 million) and £5.3 million (approximately $10.7 million) available for future cash borrowings.

As of June 30, 2009, under the term loans, Russell Hobbs had a total of £8.0 million (approximately $13.1 million) of borrowings outstanding. As of June 30, 2008, under the term loans, Russell Hobbs had a total of £9.3 million (approximately $18.6 million) of borrowings outstanding. No principal amounts are due on the term loans until December 31, 2012.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Brazil Term Loan.  In May 2008, Russell Hobbs’ Brazilian subsidiary entered into a two-year term loan facility with a local Brazilian institution. The facility’s maturity date was May 2010. The facility contained no prepayment penalty clause, was secured by certain local accounts receivables and bore interest at an annual rate of 17%. In August 2009, Russell Hobbs’ Brazilian subsidiary paid off the term loan in full.

Harbinger Term Loan.  On December 28, 2007, in connection with the merger between Salton and Applica, Russell Hobbs entered into a $110 million term loan due December 2012 with Harbinger. The term loan is secured by a lien on Russell Hobbs’ North American assets, which is subordinate to the North American credit facility. In April 2008, Russell Hobbs entered into an amendment to the term loan, which, among other things:

•	provided for the payment of interest by automatically having the outstanding principal amount increase by an amount equal to the interest due (the ‘‘PIK Option”) from January 31, 2008 through March 31, 2009;

•	provided Russell Hobbs the option, after March 31, 2009, to pay the interest due on such loan either (i) in cash or (ii) by the PIK Option;

•	increased the applicable borrowing margins by 150 basis points (the “Margin Increase”) as consideration for the right to have the PIK Option;

•	increased the outstanding loan amount by $15 million from $110 million to $125 million to fund general corporate purposes; and

•	provided Russell Hobbs a delayed draw option to draw down up to an additional $15 million in the next 24 months in installments of at least $5 million to fund general corporate expenses (which was subsequently drawn in the fourth fiscal quarter of 2008).

At Russell Hobbs’ option, interest accrues on the term loan at either (i) LIBOR plus 800 basis points, which was 8.32% at June 30, 2009, or (ii) Base Rate plus 700 basis points, which was 10.25% at June 30, 2009. The Base Rate is Bank of America’s prime rate.

The term loan amortizes in thirteen equal installments of $5.0 million each, on the last day of each September, December, March and June, commencing on September 30, 2009, with all unpaid amounts due at maturity. As of June 30, 2009, the outstanding principal balance and accrued interest of the term loan was approximately $161.5 million.

In the event that Russell Hobbs prepays the term loan at any time, in whole or in part, for any reason, prior to the stated termination date, it must pay an early termination fee equal to the following:

(i) 5.2% of the amount of term loan prepaid before December 28, 2009;

(ii) 3.9% of the amount of term loan prepaid on or after December 29, 2009 but on or prior to December 28, 2010;

(iii) 2.6% of the amount of term loan prepaid on or after December 29, 2010 but on or prior to December 28, 2011; and

(iv) 1.3% of the amount of term loan prepaid on or after December 29, 2011 but on or prior to the stated termination date.

Series D Preferred Stock.  In December 2008 in connection with the Salton and Applica merger, Russell Hobbs issued 110,231.336 shares of a new series of preferred stock, the Series D Nonconvertible (Non Voting) Preferred Stock (the “Series D Preferred Stock”) to Harbinger.

Ranking.  The Series D Preferred Stock ranks with respect to dividends and distributions of assets and rights upon the liquidation, winding up or dissolution of Russell Hobbs (a “Liquidation”) or a Sale Transaction

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(defined below) senior to all classes of common stock of Russell Hobbs and each other class or series of capital stock of Russell Hobbs which does not expressly rank pari passu with or senior to the Series D Preferred Stock (collectively, referred to as the “Junior Stock”).

Liquidation Preference.  Upon the occurrence of a Liquidation, the holders of shares of Series D Preferred Stock will be paid, prior to any payment or distribution to the holders of Junior Stock, for each share of Series D Preferred Stock held thereby an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series D Preferred Stock, the “Series D Liquidation Preference”) plus, (y) all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series D Preferred Stock.

‘‘Sale Transaction” means (i) any merger, tender offer or other business combination in which the stockholders of Russell Hobbs owning a majority of the voting securities prior to such transaction do not own a majority of the voting securities of the surviving person, (ii) the voluntary sale, conveyance, exchange or transfer voting stock of Russell Hobbs if, after such transaction, the stockholders of Russell Hobbs prior to such transaction do not retain at least a majority of the voting power, or a sale of all or substantially all of the assets of Russell Hobbs; or (iii) the replacement of a majority of the board of directors of Russell Hobbs if the election or the nomination for election of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

Dividends.  The holders of Series D Preferred Stock are entitled to receive when, as and if declared by the board of directors, out of funds legally available therefore, cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series D Liquidation Preference. To the extent not paid, such dividends accrue on a daily basis and accumulate and compound on a quarterly basis from the original date of issuance, whether or not declared. As of June 30, 2009 and 2008, accrued dividends totaled approximately $29.5 million and $9.2 million, respectively.

Russell Hobbs cannot declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of, and in compliance with, requirements of an employee benefit plan or other compensatory arrangement) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series D Preferred Stock have been paid in full.

Voting Rights.  The Series D Preferred Stock generally is not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Russell Hobbs, except as otherwise required under the Delaware General Corporation Law or as summarized below. The approval of the holders of at least a majority of the outstanding shares of Series D Preferred Stock would be required to (i) authorize or issue any class of Senior Stock or Parity Stock, or (ii) amend the Certificate of Designations authorizing the Series D Preferred Stock or the Russell Hobbs certificate of incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series D Preferred Stock. In those circumstances where the holders of Series D Preferred Stock are entitled to vote, each outstanding share of Series D Preferred Stock would entitle the holder thereof to one vote.

No Conversion Rights.  The Series D Preferred Stock is not convertible into Russell Hobbs common stock.

Mandatory Redemption.  On the earlier to occur of (i) a Sale Transaction or (ii) December 2013, each outstanding share of Series D Preferred Stock will automatically be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series D Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series D Preferred Stock. If Russell Hobbs fails to redeem shares of Series D Preferred Stock on the mandatory redemption date, then during the period from the mandatory redemption date through the date on which such shares are actually

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

redeemed, dividends on such shares would accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series D Liquidation Preference.

Due to the mandatory redemption feature provisions, the outstanding amounts of Series D Preferred Stock and the related accrued dividends are classified as a component of long-term liabilities in the balance sheet.

Series E Preferred Stock.  In August 2008, pursuant to a purchase agreement with Harbinger, Russell Hobbs issued 25,000 shares of Series E Nonconvertible (Non-Voting) Preferred Stock (“Series E Preferred Stock”) for a cash price of $1,000 per share. In November 2008, Harbinger purchased the remaining 25,000 shares of Series E Preferred Stock in cash for a purchase price of $1,000 per share.

Ranking.  The Series E Preferred Stock ranks with respect to dividends and distributions of assets and rights upon the liquidation, winding up or dissolution of Russell Hobbs (a “Liquidation”) or a Sale Transaction (defined below) pari passu to the Series D Preferred Stock and senior to all classes of common stock of Russell Hobbs and each other class or series of capital stock of Russell Hobbs which does not expressly rank pari passu with or senior to the Series E Preferred Stock (collectively, referred to as the “Junior Stock”).

Liquidation Preference.  Upon the occurrence of a Liquidation, the holders of shares of Series E Preferred Stock will be paid, pari passu with the holder of the Series D Preferred Stock and prior to any payment or distribution to the holders of Junior Stock, for each share of Series E Preferred Stock held thereby an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series E Preferred Stock, the “Series E Liquidation Preference”) plus, (y) all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series E Preferred Stock.

‘‘Sale Transaction” means (i) any merger, tender offer or other business combination in which the stockholders of Russell Hobbs owning a majority of the voting securities prior to such transaction do not own a majority of the voting securities of the surviving person, (ii) the voluntary sale, conveyance, exchange or transfer voting stock of Russell Hobbs if, after such transaction, the stockholders of Russell Hobbs prior to such transaction do not retain at least a majority of the voting power, or a sale of all or substantially all of the assets of Russell Hobbs; or (iii) the replacement of a majority of the board of directors of Russell Hobbs if the election or the nomination for election of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

Dividends.  The holders of Series E Preferred Stock are entitled to receive when, as and if declared by the board of directors, out of funds legally available therefore, cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series E Liquidation Preference. To the extent not paid, such dividends accrue on a daily basis and accumulate and compound on a quarterly basis from the original date of issuance, whether or not declared. As of June 30, 2009, accrued dividends totaled approximately $6.2 million.

Russell Hobbs cannot declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of, and in compliance with, requirements of an employee benefit plan or other compensatory arrangement) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series E Preferred Stock have been paid in full.

Voting Rights.  The Series E Preferred Stock generally is not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Russell Hobbs, except as otherwise required under the Delaware General Corporation Law or as summarized below. The approval of the holders of at least a majority of the outstanding shares of Series E Preferred Stock would be required to (i) authorize or issue any class of Senior Stock or Parity Stock, or (ii) amend the Certificate of Designations authorizing the Series E Preferred Stock or the Russell Hobbs certificate of incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

shares of Series E Preferred Stock. In those circumstances where the holders of Series E Preferred Stock are entitled to vote, each outstanding share of Series E Preferred Stock would entitle the holder thereof to one vote.

No Conversion Rights.  The Series E Preferred Stock is not convertible into Russell Hobbs common stock.

Mandatory Redemption.  On the earlier to occur of (i) a Sale Transaction or (ii) December 2013, each outstanding share of Series E Preferred Stock will automatically be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series E Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series E Preferred Stock. If Russell Hobbs fails to redeem shares of Series E Preferred Stock on the mandatory redemption date, then during the period from the mandatory redemption date through the date on which such shares are actually redeemed, dividends on such shares would accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series E Liquidation Preference.

Due to the mandatory redemption feature provisions, the outstanding amounts of Series E Preferred Stock and the related accrued dividends are classified as a component of long-term liabilities in the balance sheet.

The aggregate maturities of long-term debt, including the North American credit facility, the Harbinger term loan, the European credit facility, the Series D Preferred Stock and the Series E Preferred Stock were as follows for each of the years ended June 30:

(In millions)

2010	$22.3
2011	20.0
2012	20.0
2013	174.0
2014	196.0

Total Debt	$432.3

NOTE 8 —	EMPLOYEE BENEFIT PLANS

Russell Hobbs has a 401(k) plan for its employees to which it makes discretionary contributions at rates dependent on the level of each employee’s contributions. Contributions made by Russell Hobbs’ employees are limited to the maximum allowable for federal income tax purposes. The amounts charged to earnings for the plan during the years ended June 30, 2009 and 2008 totaled approximately $0.2 million and $0.5 million, respectively, and were included as a component of operating expenses in the consolidated statement of operations. Russell Hobbs does not provide any health or other benefits to retirees.

Russell Hobbs has two defined benefit plans that covered substantially all of the domestic employees of one of its subsidiaries (“Domestic Plan”) as of the date the plans were curtailed. Pension benefits are based on length of service, compensation, and, in certain plans, Social Security or other benefits. Effective October 30, 1999, Russell Hobbs’ Board of Directors approved the freezing of benefits under the two defined benefit plans. Beginning October 31, 1999, no further benefits were accrued under the plans. The two Domestic Plans were merged effective July 2009.

Russell Hobbs’ UK subsidiary operates a funded defined benefit pension plan (“European Plan”) and a defined contribution plan. The assets of the defined benefit plan are held in separate trustee administered funds. The defined benefit plan was closed to new entrants in November 2000. New employees starting after such date are able to participate in a defined contribution plan, which is open to all employees. Russell Hobbs matches employee contributions up to and including 5.0% of gross salary.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

As part of the merger between Salton and Applica, Russell Hobbs accounted for the defined benefit plans in accordance with SFAS 141 (See Note 2 — Mergers and Acquisitions), and recorded a liability for the projected benefit obligations in excess of the plan assets of approximately $1.8 million and $10.1 million as of December 31, 2007 for the Domestic Plans and European Plan, respectively.

On June 30, 2008, Russell Hobbs adopted FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans” (SFAS 158). SFAS 158 requires Russell Hobbs to recognize the funded status of its defined benefit postretirement plan. This statement also requires Russell Hobbs to measure the funded status of the plans as of the date of the year-end statement of financial position. In accordance with SFAS 158, Russell Hobbs has used a measurement date of June 30 for all of its defined benefit pension plans. The adoption of the SFAS 158 did not have a material effect on Russell Hobbs’ consolidated financial statements.

	Year Ended June 30, 2009
	Domestic	European	Total
	(In thousands)

Changes in benefit obligation:
Benefit obligation at June 30, 2008	$12,120	$47,005	$59,125
Service cost	—	216	216
Interest cost	701	2,448	3,149
Actuarial (gain)/loss	(139)	2,412	2,273
Plan participant contributions	—	189	189
Foreign exchange impact	—	(8,568)	(8,568)
Benefits paid and expenses	(940)	(1,123)	(2,063)

Benefit obligation at the end of year	$11,742	$42,579	$54,321

Changes in plan assets:
Fair value of plan assets at June 30, 2008	$9,435	$38,031	$47,466
Actual return on plan assets	(1,131)	(4,245)	(5,376)
Employer contribution	384	1,254	1,638
Plan participant contribution	—	189	189
Benefits paid from plan assets	(940)	(1,123)	(2,063)
Foreign exchange impact	—	(7,307)	(7,307)

Fair value of plan assets at end of year	$7,748	$26,799	$34,547

Funded status	$(3,994)	$(15,780)	$(19,774)

	As of June 30, 2009
	Domestic	European	Total
	(In thousands)

Amounts recognized in consolidated balance sheets:
Pension liability	$(3,994)	$(15,780)	$(19,774)

Amounts recognized in accumulated other comprehensive income:
Net actuarial (gain)/loss	$1,636	$8,398	$10,035

The estimated net loss that will be amortized from accumulated other comprehensive income into periodic benefit cost over the next fiscal year is immaterial for both the Domestic and the European plans.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Year Ended June 30, 2009
	Domestic	European	Total
	(In thousands)

Components of net periodic benefit costs:
Service cost-benefits earned	$—	$216	$216
Interest cost on projected benefit obligations	701	2,448	3,149
Actuarial return on plan assets	(645)	(1,977)	(2,622)
Net amortization and deferral	—	236	236

	$56	$923	$979

	Six Months Ended June 30, 2008
	Domestic	European	Total
		(In thousands)

Changes in benefit obligation:
Benefit obligation at December 31, 2008	$12,267	$50,536	$62,803
Service cost	—	239	239
Interest cost	362	1,420	1,782
Actuarial (gain)/loss	(1)	(4,675)	(4,676)
Plan participant contributions	—	132	132
Foreign exchange impact	—	(31)	(31)
Benefits paid and expenses	(508)	(616)	(1,124)

Benefit obligation at the end of year	$12,120	$47,005	$59,125

Changes in plan assets:
Fair value of plan assets at December 31, 2008	$10,461	$40,414	$50,875
Actual return on plan assets	(781)	(2,674)	(3,455)
Employer contribution	263	796	1,059
Plan participant contribution	—	132	132
Benefits paid from plan assets	(508)	(616)	(1,124)
Foreign exchange impact	—	(21)	(21)

Fair value of plan assets at end of year	$9,435	$38,031	$47,466

Funded status	$(2,685)	$(8,974)	$(11,659)

	As of June 30, 2008
	Domestic	European	Total
	(In thousands)

Amounts recognized in consolidated balance sheets:
Pension liability	$(2,685)	$(8,974)	$(11,659)

Amounts recognized in accumulated other comprehensive income:
Net actuarial (gain)/loss	$1,145	$(456)	$689

The estimated net loss that will be amortized from accumulated other comprehensive income into periodic benefit cost over the next fiscal year is immaterial for both the Domestic and the European plans.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Six Months Ended June 30, 2008
	Domestic	European	Total
		(In thousands)

Components of net periodic benefit costs:
Service cost-benefits earned	$—	$239	$239
Interest cost on projected benefit obligations	361	1,420	1,781
Actuarial return on plan assets	(364)	(1,548)	(1,912)
Net amortization and deferral	—	—	—

	$(3)	$111	$108

	Year Ended		Six Months
	June 30, 2009		June 30, 2008
	Domestic	European	Domestic	European

Weighted average assumptions used to determine net period benefit cost:
Discount rate	6.0%	6.60%	6.0%	5.7%
Rate of increase in compensation	N/A	5.40%	N/A	4.8%
Expected return on plan assets	7.0%	7.46%	7.0%	7.7%

	As of June 30, 2009		As of June 30, 2008
	Domestic	European	Domestic	European
		(Dollars in thousands)

Information for pension plans with accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$11,741	$42,579	$12,120	$47,005
Accumulated benefit obligation	$11,741	$32,455	$12,120	$45,218
Fair value of plan assets	$7,747	$32,454	$9,435	$38,031
Allocation of plan assets:
Equity securities	62.3%	75.6%	55.2%	78.0%
Debt securities	36.8%	15.7%	42.6%	10.0%
Other	0.9%	8.7%	2.2%	12.0%

Total	100%	100%	100%	100%

The assets of the Domestic Plan are held in an investment portfolio with an active, strategic asset allocation strategy. This portfolio is invested in mutual funds and is intended to be liquid. Investments are diversified with the intent to minimize the risk of large losses. The portfolio is intended to be maintained to provide diversification with regard to the concentration of holdings in individual issues, corporations, or industries.

The investment strategy for the European Plan is determined by the trustees of the European Plan in consulting with Russell Hobbs The intent of the trustees is to ensure that while the European Plan continues to operate on an ongoing basis, there are enough assets to pay the benefits as they fall due with a stable contribution rate. The overall expected rate of return of 7.37% is based on the weighted average of the expected returns on each asset class.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Domestic	European	Total
	(In thousands)

Contributions:
Expected contributions in fiscal 2010	$410	$1,292	$1,702
Expected future benefit payments:
Fiscal 2010	$925	$1,069	$1,994
Fiscal 2011	$916	$1,152	$2,068
Fiscal 2012	$910	$1,250	$2,160
Fiscal 2013	$902	$1,349	$2,251
Fiscal 2014	$901	$1,464	$2,365
Fiscal 2015 thru 2019	$4,504	$8,555	$13,059

NOTE 9 —	INCOME TAXES

At June 30, 2009, excluding deferred tax liabilities related to certain indefinite-lived intangible assets, Russell Hobbs had deferred tax assets in excess of deferred tax liabilities of $164.0 million. Russell Hobbs determined that it was more likely than not that $4.4 million of such assets will be realized, resulting in a valuation allowance of $159.6 million as of June 30, 2009. Russell Hobbs evaluates its ability to realize its deferred tax assets on a periodic basis and adjusts the amount of its valuation allowance, if necessary. Russell Hobbs operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any tax-related claims can require an extended period to resolve.

No provision was made for U.S. taxes on the remaining accumulated undistributed earnings of Russell Hobbs’ foreign subsidiaries of approximately $82.4 million at June 30, 2009 because Russell Hobbs expects to permanently reinvest these earnings.

SFAS No. 109, “Accounting for Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which a company operates, the utilization of past tax credits and length of carryback and carryforward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment.

As a result of its cumulative losses in the U.S., Russell Hobbs has determined that, as of June 30, 2009, it cannot substantiate that its remaining deferred tax asset of approximately $6.2 million is realizable using the more-likely-than-not criteria and, thus, recorded a valuation allowance against it.

Income tax provision from continuing operations consisted of the following:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Current:
Federal	$—	$—
Foreign	4,614	7,993
State	—	—

	4,614	7,993
Deferred	9,428	5,447

	$14,042	$13,440

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The United States and foreign components of loss from continuing operations before income taxes were as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

United States	$(49,334)	$(43,684)
Foreign	27,513	29,516

	$(21,821)	$(14,168)

The differences between the statutory rates and the tax rates computed on pre-tax earnings from continuing operations were as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008

Statutory rate	35.0%	35.0%
Permanent differences	5.6	(3.3)
State income tax	5.5	7.9
Foreign taxes	6.7	18.0
Foreign earnings distributed to, or taxable in, the U.S.	(8.3)	(10.9)
FIN 48	(1.1)	(19.8)
Valuation allowance	(112.0)	(115.9)
Other	4.2	(5.9)

	(64.4)%	(94.9)%

The primary components of deferred tax assets (liabilities) were as follows:

	As of	As of
	June 30,	June 30,
	2009	2008
	(In thousands)

Inventory differences	$1,011	$2,302
Accrued expenses	35,805	26,102
Valuation allowance	(35,873)	(27,080)

Total current assets	$943	$1,324

Net operating loss and other carryforwards	110,912	125,149
Fixed assets	(1,912)	(1,694)
Goodwill and intangible asset amortization	18,215	8,125
Valuation allowance	(123,796)	(122,757)

Net non-current assets	$3,419	$8,822

Non-current liabilities (indefinite-lived intangible assets)	$(46,347)	$(43,783)

During the years ended June 30, 2009 and 2008, the valuation allowance increased $9.8 million and $67.7 million, respectively.

In general, IRC Section 382 provides an annual limitation on the use of net operating loss and tax credit carryforwards resulting from a “change in ownership” as defined in the Internal Revenue Code. Further, the

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

recognition of built-in deductions within five years of an ownership change can also be subject to the annual IRC Section 382 limitation if the company is in a net unrealized built-in loss position on the ownership change date. Alternatively, a company’s annual IRC Section 382 limitation can be increased as a result of the recognition of built-in gains within five years from the ownership change date provided such company is in a net unrealized built-in gain position. Any unused IRC Section 382 limitations can carryforward to subsequent years. As a result of Section 382, legacy Russell Hobbs’ utilizable NOLs are insignificant.

Russell Hobbs’ remaining NOLs as of June 30, 2009 of $196.6 million were attributable to legacy Applica entities and the combined company after the merger in December 2007 of SFP Merger Sub, Inc., a wholly owned subsidiary of Russell Hobbs, with and into APN Holdco, the parent of Applica Incorporated. As a result of legacy Applica’s prior ownership changes (as defined by the IRC) on June 14, 2006 and January 23, 2007, Applica’s net operating loss and tax credit carryforwards incurred prior to the ownership change dates were subject to an annual IRC Section 382 limitation of approximately $5.0 million and $8.6 million, respectively. Russell Hobbs’ cumulative limitation as of June 30, 2009 was $117.5 million, which included all post-merger losses that are not limited. Once such losses are used, Russell Hobbs’ ongoing annual limitation will be approximately $5.0 million per year through 2025.

During the year ended June 30, 2009, Russell Hobbs generated approximately $37.8 million of net operating loss carryforwards. A portion of Russell Hobbs’ current year net operating loss carryforward may be attributable to built-in deductions of approximately $14.9 million and are therefore subject to IRC Section 382 limitations.

Russell Hobbs’ domestic operating loss carryforwards were generated from 1999 through 2009 and begin expiring in 2019.

Russell Hobbs also has foreign tax credit carryforwards of $9.5 million as of June 30, 2009 that are not subject to IRC Section 383 limitations which begin expiring in 2017.

Russell Hobbs also had NOLs in numerous states that had a tax benefit of $12.4 million at June 30, 2009. Russell Hobbs has applied valuation allowances, tax effected, against these NOLs of $12.4 million, most of which are subject to various state IRC Section 382 limitations.

Russell Hobbs has foreign NOL carryforwards of $68.7 million and $82.9 million as of June 30, 2009 and 2008, respectively, in various foreign jurisdictions in which Russell Hobbs operates. Russell Hobbs’ foreign net operating loss carryovers have various expiration dates. Approximately $30.3 million of Russell Hobbs’ foreign net operating loss carryovers generated in various countries have an indefinite carryover period, with the remaining net operating loss carryforwards beginning to expire in calendar year 2009. As of June 30, 2009 and 2008, Russell Hobbs recorded a valuation allowance of $20.4 million and $23.7 million, respectively, against these foreign NOLS based on management’s assessment of realization.

Russell Hobbs adopted the provisions of FASB Interpretation 48, Accounting for Uncertainties in income Taxes, (“FIN 48”) on January 1, 2007. Previously Russell Hobbs had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies. As required by FIN 48, which clarifies SFAS No. 109, Accounting for Income Taxes, Russell Hobbs recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain Russell Hobbs’ position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount realized upon the ultimate settlement is the largest benefit that has a greater than 50% likelihood of being realized upon the ultimate settlement with the relevant tax authority. At the adoption date, Russell Hobbs applied FIN 48 to all tax positions for which the statute of limitations remained open.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

As of June 30, 2009, Russell Hobbs had total unrecognized tax benefits of $2.4 million. The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the year:

	2009	2008
	(In millions)

Unrecognized tax benefit at June 30,	$3.8	$0.5
Gross increases — tax positions in current period	0.1	1.6
Gross decreases — currency translation	(0.3)	—
Gross increases — business combination	—	2.2
Settlements	—	(0.5)
Lapse of statute of limitations	(1.2)	—

Ending balance at June 30,	$2.4	$3.8

The unrecognized tax benefits at June 30, 2009 and 2008 of $2.4 million and $1.6 million, respectively, if recognized, would impact the effective tax rate. All of the unrecognized tax benefits are included as a component of other long-term liabilities on the balance sheet.

Russell Hobbs classifies interest and penalties related to unrecognized tax benefits as income tax expense. Russell Hobbs has recorded liabilities of $0.5 million for penalties and $2.2 million for interest as of June 30, 2009. In addition, Russell Hobbs believes that it is reasonably possible that approximately $0.9 million related to various foreign unrecognized tax positions could change within the next twelve months due to the expiration of the applicable statute of limitations or tax audit settlements.

Russell Hobbs files income tax returns in the United States and numerous foreign, state, and local tax jurisdictions. Tax years that are open for examination and assessment by the Internal Revenue Service are 2005 through 2009. With limited exceptions, tax years prior to 2004 are no longer open in major foreign, state or local tax jurisdictions.

In September 2009, Russell Hobbs was notified by the Internal Revenue Service that it will be examining the years ended June 2007, December 2007, and June 2008. Management believes that adequate provision for taxes has been made for the years under examination.

NOTE 10 —	CONCENTRATION OF CREDIT AND OTHER RISKS

Russell Hobbs sells on credit terms to a majority of its customers, most of which are retailers and distributors located throughout the U.S., Canada and Latin American.

Wal-Mart Stores, Inc. accounted for 24% of Russell Hobbs’ consolidated net sales for each of the years ended June 30, 2009 and 2008. Target Corporation accounted for 10% and 11% of consolidated net sales for the years ended June 30, 2009, and 2008, respectively. No other customers accounted for more than 10% of Russell Hobbs’ consolidated net sales for the years ended June 30, 2009, and 2008. As of June 30, 2009 and 2008, Wal-Mart Stores, Inc. accounted for approximately 22% and 20%, respectively, of Russell Hobbs’ consolidated accounts receivable. As of June 30, 2009 and 2008, Target Corporation accounted for approximately 11% and 12%, respectively, of Russell Hobbs’ consolidated accounts receivable. No other customers accounted for more than 10% of Russell Hobbs’ consolidated accounts receivable at June 30, 2009 and 2008.

A majority of Russell Hobbs’ revenue is generated from the sale of Black & Decker® branded products, which represented approximately 53%, and 67% of consolidated net sales in the years ended June 30, 2009 and 2008 respectively.

Russell Hobbs’ allowance for doubtful accounts is based on management’s estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

management, is believed to be set in an amount sufficient to respond to normal business conditions. Management sets specific allowances for customers in bankruptcy, if any, and an additional allowance for the remaining customers. Should business conditions deteriorate or any large credit customer default on its obligations to Russell Hobbs, this allowance may need to be increased, which may have an adverse impact upon Russell Hobbs’ earnings. As of June 30, 2009 and 2008, the allowance for doubtful accounts was $4.1 million and $3.1 million, respectively. Russell Hobbs reviews its accounts receivable aging on a regular basis to determine if any of the receivables are past due. Russell Hobbs writes off all uncollectible trade receivables against its allowance for doubtful accounts.

Russell Hobbs purchases the majority of its products from third party suppliers in the Far East. Russell Hobbs also sells its products to customers located in foreign jurisdictions, including Europe, Canada, Latin America and Australia. Because Russell Hobbs procures its products and conducts business in several foreign countries, Russell Hobbs is affected by economic and political conditions in those countries, including fluctuations in the value of currency, increased duties, possible employee turnover, labor unrest, lack of developed infrastructure, longer payment cycles, greater difficulty in collecting accounts receivable, and the burdens and costs of compliance with a variety of foreign laws. Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer of funds, limitations on imports or exports, or the expropriation of private enterprises could have a material adverse effect on Russell Hobbs, its results of operations, prospects or debt service ability. Russell Hobbs could also be adversely affected if the current policies encouraging foreign investment or foreign trade by its host countries were to be reversed.

Russell Hobbs acquires a significant amount of its products from three suppliers in China. Tsann Kuen (China) Enterprises Co., Ltd, accounted for 15% and 24% of Russell Hobbs’ total purchases for the years ended June 30, 2009 and 2008, respectively. Elec-Tech International (H.K.) Company, Ltd. and its affiliates accounted for 10% and 23% of Russell Hobbs’ total purchases for the years ended June 30, 2009 and 2008, respectively. Guangdong Xinbao Electrical Appliances Holding Co., Ltd. accounted for 16% and 12% of Russell Hobbs’ total purchases for the years ended June 30, 2009 and 2008, respectively.

China gained Permanent Normal Trade Relations (“PNTR”) with the United States when it acceded to the World Trade Organization (“WTO”), effective January 2002. The United States imposes the lowest applicable tariffs on exports from PNTR countries to the United States. In order to maintain its WTO membership, China has agreed to several requirements, including the elimination of caps on foreign ownership of Chinese companies, lowering tariffs and publicizing its laws. No assurance can be given that China will meet these requirements and remain a member of the WTO, or that its PNTR trading status will be maintained. If China’s WTO membership is withdrawn or if PNTR status for goods produced in China were removed, there could be a substantial increase in tariffs imposed on goods of Chinese origin entering the United States, which would have a material adverse impact on Russell Hobbs’ business, financial condition and results of operations.

NOTE 11 —	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

Russell Hobbs adopted Statement 157, Fair Value Measurements, on July 1, 2008. Statement 157 (1) creates a single definition of fair value, (2) establishes a framework for measuring fair value, and (3) expands disclosure requirements about items measured at fair value. The Statement applies to both items recognized and reported at fair value in the financial statements and items disclosed at fair value in the notes to the financial statements. The Statement does not change existing accounting rules governing what can or what must be recognized and reported at fair value in Russell Hobbs’ financial statements, or disclosed at fair value in Russell Hobbs’ notes to the financial statements. Additionally, Statement 157 does not eliminate practicability exceptions that exist in accounting pronouncements amended by this Statement when measuring

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

fair value. As a result, Russell Hobbs will not be required to recognize any new assets or liabilities at fair value.

Prior to Statement 157, certain measurements of fair value were based on the price that would be paid to acquire an asset, or received to assume a liability (an entry price). Statement 157 clarifies the definition of fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (that is, an exit price). The exit price is based on the amount that the holder of the asset or liability would receive or need to pay in an actual transaction (or in a hypothetical transaction if an actual transaction does not exist) at the measurement date. In some circumstances, the entry and exit price may be the same; however, they are conceptually different.

Fair value is generally determined based on quoted market prices in active markets for identical assets or liabilities. If quoted market prices are not available, Russell Hobbs uses valuation techniques that place greater reliance on observable inputs and less reliance on unobservable inputs. In measuring fair value, Russell Hobbs may make adjustments for risks and uncertainties, if a market participant would include such an adjustment in its pricing.

Determining where an asset or liability falls within the fair value hierarchy (set forth below) depends on the lowest level input that is significant to the fair value measurement as a whole. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls in a lower level in the hierarchy. The hierarchy consists of three broad levels as follows:

•	Level 1 — Quoted market prices in active markets for identical assets or liabilities

•	Level 2 — Inputs other than level 1 inputs that are either directly or indirectly observable

•	Level 3 — Unobservable inputs developed using Russell Hobbs’ estimates and assumptions, which reflect those that market participants would use

The determination of where an asset or liability falls in the hierarchy requires significant judgment.

Relative to FAS 157, in February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), to provide a one-year deferral of the effective date of FAS 157 for non-financial assets and non-financial liabilities. This FSP defers the effective date of FAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. As a result of the issuance of FSP 157-2, Russell Hobbs has elected to defer the adoption of this standard for non-financial assets and liabilities. Russell Hobbs does not expect that the adoption of this standard for non-financial assets and liabilities will have a significant impact on its financial condition, results of operations or cash flows.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table presents for each hierarchy level, financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2009.

	Fair Value Measurements at June 30, 2009
	Quoted	Significant		Total
	Prices in	Other	Significant	Carrying
	Active	Observable	Unobservable	Value at
	Markets	Inputs	Inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2009
		(In thousands)

Assets:
Investment in Island Sky Australia Ltd.	$2,100	$—	$—	$2,100
Assets held in pension plans	—	40,202	—	40,202

Total assets	$2,100	$40,202	$—	$42,302
Liabilities:
Foreign currency forward contracts(1)	$—	(713)	$—	(713)

Total liabilities	$—	$(713)	$—	$(713)

(1)	Foreign currency forward contracts — The fair value of Russell Hobbs’ foreign currency forward contracts were valued based upon quotes from outside parties and was valued using a pricing model with all significant inputs based on observable market data such as measurement date spots and forward rates. A positive fair value represents the amount Russell Hobbs would receive upon exiting the contracts and a negative fair value represents the amount Russell Hobbs would pay upon exiting the contracts. Russell Hobbs intends to hold all contracts to maturity, at which time the fair value will be zero.

At June 30, 2009 and 2008, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures, determined based on broker quotes or quoted market prices or rates for the same or similar instruments, and the related carrying amounts were as follows:

The carrying value of Russell Hobbs’ debt instruments was $432.3 million as of June 30, 2009 with an estimated fair value of $390.1 million as follows:

	As of June 30,
	2009
	Carrying	Fair
	Amount	Value(1)
	(In thousands)

North American credit facility	$52,739	$50,842
European credit facility	19,845	19,102
Harbinger term loan	161,456	148,779
Brazil term loan	2,228	2,228
Series D Preferred Stock	139,744	120,600
Series E Preferred Stock	56,238	48,530

	$432,250	$390,081

(1)	The estimated fair values of each of Russell Hobbs’ debt instruments were based on estimated future discounted cash flows. Fair value estimates related to Russell Hobbs’ debt instruments are made at a specific point in time based on relevant market information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore can not be determined with precision. Changes in the assumptions could significantly affect the estimates.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

NOTE 12 —	BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

Following the discontinuance of its Water Products segment discussed in Note 13, Russell Hobbs manages its operations through a single business segment: Household Products. The Household Products segment is a leading distributor and marketer of small electric household appliances, primarily cooking, garment care, food preparation, beverage products, pet products and pest products, marketed under the licensed brand names, such as Black & Decker®, as well as owned brand names, such as George Foreman®, Russell Hobbs®, Orva®, Toastmaster®, Juiceman®, Breadman®, Littermaid®,and Windmere®. The Household Products segment sales are handled primarily through in-house sales representatives and are made to mass merchandisers, specialty retailers and appliance distributors in North America, Europe, Australia, New Zealand, Latin America, and the Caribbean. The following table sets forth the approximate amounts and percentages of Russell Hobbs’ consolidated net sales by product category during the years ending June 30:

	2009		2008
	Net Sales	%	Net Sales	%
	(Dollars in thousands)

Kitchen Products	$627,647	78%	$499,796	75%
Home Products	124,724	16%	118,866	18%
Personal Care Products	14,473	2%	9,791	2%
Pet Products	21,804	3%	24,978	4%
Pest Control Products	7,980	1%	7,466	1%

Consolidated net sales	$796,628	100%	$660,897	100%

In 2009 and 2008, Russell Hobbs’ international operations were conducted primarily in Europe, Canada, Mexico and Australia, with lesser activities in South and Central America, New Zealand and the Caribbean. The following table sets forth the composition of Russell Hobbs’ sales between the United States and other locations for each year:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Net sales:
United States operations	$416,084	$347,263
International operations	380,544	313,634

Consolidated net sales	$796,628	$660,897

Long-lived assets(1):
United States operations	$251,476	$238,853
International operations	138,674	177,608

Consolidated long-lived assets	$390,150	$416,461

(1)	Includes property plant and equipment and other intangible assets.

All United States revenues are derived from sales to unaffiliated customers. Geographic area of sales is based primarily on the location from where the product is shipped. Included in United States operations are certain sales derived from product shipments from Hong Kong directly to customers located in the United States.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

NOTE 13 —	DISCONTINUED OPERATIONS

China Sourcing Operations

In December 2008, Russell Hobbs made a decision to close its China sourcing subsidiary, Applica Asia Limited (“AAL”). Operations of AAL were shutdown effective March 31, 2009.

The operation of AAL generated no revenue except for inter-company charges for services provided (cost plus 5% markup). Operating expenses of AAL consisted primarily of salaries, office supplies, product testing and other fixed and variable general operating charges.

AAL’s net loss was $9.9 million for the year ended June 30, 2009, excluding inter-company revenues of $4.3 million. For the year ended June 30, 2008, AAL’s net loss was $10.8 million, excluding inter-company revenues of $7.8 million.

With the closure of its sourcing operations in China, Russell Hobbs’ respective geographies now have direct communication with their Asian suppliers using existing resources. Russell Hobbs has not incurred, nor does it anticipate, any significant incremental costs to absorb those services previously provided by AAL, except for certain transition costs relating to quality control from April 2009 to December 2009. The assets and liabilities of AAL were immaterial as of June 30, 2009 and 2008.

Transition Costs

As a result of the closing of AAL, Russell Hobbs contracted a third-party to perform quality control services for the remainder of the calendar year 2009. As of December 2008, Russell Hobbs estimated that it will cost approximately $2.0 million to inspect 100% of containers prior to shipment from China. However, these costs are 100% variable and Russell Hobbs does not anticipate these costs will continue past December 2009.

Russell Hobbs also estimates that it will incur approximately $0.3 million annually for engineering services from a third party that were performed by AAL.

Discontinuation of Regional Operations

In December 2008, Russell Hobbs discontinued its operations in Spain and certain countries in Latin America, including Peru and Venezuela. The net sales and losses from the discontinued operations related to such locations were as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Net sales	$8,632	$6,365
Loss	$2,752	$366

Sale of Professional Care

In May 2007, Applica sold its domestic professional care segment to an unrelated third party for $36.5 million. For the fiscal year ended June 30, 2009, income from professional care-discontinued operations was $0.3 million as compared to a loss of $0.4 million for the fiscal year ended June 30, 2008. The income for discontinued operations was attributable to certain reversals of accrued expenses and sales incentives. The loss incurred in the fiscal year ended June 30, 2008 was primarily driven by the settlement of product liability claims that occurred before the business unit was sold.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Water Products Segment

On June 15, 2010, the Board of Directors of Russell Hobbs approved the transfer of the Water Products segment to Harbinger in the form of a dividend of certain of its wholly owned subsidiaries (which own substantially all of the assets and liabilities of the Water Products business).

Water Filtration Business. In 2007, Russell Hobbs launched its new water products initiatives under its Water Products Segment, beginning with a water pitcher filtration system sold under the Clear2 O® brand. In May 2009, Russell Hobbs introduced its Clear2 Go® branded sports filtration bottle. The sales of Clear2 O® branded products are made to mass merchandisers and specialty retailers primarily in North America.

In December 2009, Russell Hobbs determined to divest the operations of its water filtration business sold under the Clear2 O® and Clear2 Go® brand and put the assets and business up for sale. Russell Hobbs decided to sell this division primarily because it does not strategically complement its appliance business and it has incurred significant operating losses since its launch in 2007 and has not been successful in gaining any significant market share.

The sales of the water filtration business (reported in discontinued operations) for the years ended June 30, 2009 and June 30, 2008 were $1.1 million and $2.0 million, respectively. The pretax loss of the water filtration business (reported in discontinued operations) for the years ended June 30, 2009 and June 30, 2008 were $7.0 million and $3.3 million, respectively. Prior period financial statements have been restated to present the operations of the water filtration business division as a discontinued operation.

The assets and liabilities of the discontinued operation consist of the following:

	June 30,	June 30,
	2009	2008
	(In thousands)

Assets of discontinued division:
Accounts receivable	$146	$—
Inventories	3,173	3,261
Prepaid expenses and other	1,472	—
Property and equipment, net	199	258

Total assets	$4,990	$3,519

Liabilities of discontinued division:
Accounts payable	$704	$511
Accrued liabilities	201	172

Total liabilities	$905	$683

Commercial Water Business. In August 2008, Russell Hobbs purchased 16,342,940 common shares of Island Sky Australia Limited for approximately $3.5 million. At June 30, 2009, this constituted approximately 13% of Island Sky’s outstanding common shares. In June 2008, Russell Hobbs entered into a license agreement with Island Sky Corporation, a subsidiary of Island Sky Australia Limited, relating to the sale of a patented air-to-water product in certain geographies in the Far East. Russell Hobbs accounted for this investment as an available-for-sale security and, accordingly, recorded the investment at its estimated fair value at the end of each reporting period with the changes in fair value recorded as a component of accumulated other comprehensive (loss) income. At June 30, 2009, the market value of Russell Hobbs’ investment was $2.1 million, which resulted in a reduction of $1.3 million in the fiscal year ended June 30, 2009, which was reflected as a component of accumulated other comprehensive income. At September 30, 2009, the market value of the investment was $2.7 million.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The net sales and losses (reported in discontinued operations) were as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Net sales	$32	$—
Loss	$3,012	$—

	June 30,	June 30,
	2009	2008
	(In thousands)

Assets of discontinued operations:
Cash and cash equivalents	$1,249	$—
Accounts receivable	16	—
Inventories	664	—
Prepaid expenses and other	5,144	—
Investments	2,067	—
Property and equipment, net	182	—

Total assets	$9,322	$—

Liabilities of discontinued operations:
Accounts payable	$324	$—

Total liabilities	$324	$—

Each of the asset and liability amounts noted above is included in its respective line item on the balance sheet along with the assets and liabilities related to continuing operations.

NOTE 14 —	ACQUISITION RELATED EXPENSES

In the 2009 fiscal year, Russell Hobbs incurred approximately $1.0 million in acquisition related expenses related to the cancellation of stock options as part of the purchase by Harbinger of the remaining public shares of Russell Hobbs, Inc. in December 2008.

In connection with a proposed acquisition of a global pet supply business in 2008, which ultimately was not consummated, Russell Hobbs incurred approximately $7.1 million in acquisition related expenses. In accordance with the purchase agreement, Russell Hobbs was reimbursed $3.0 million for such expenses in July 2008, which were accrued as of June 30, 2008.

NOTE 15 —	SUBSEQUENT EVENTS

Russell Hobbs evaluated all events and transactions that occurred after June 30, 2009 through March 29, 2010, the date Russell Hobbs issued these financial statements. During this period, Russell Hobbs did not have any material recognizable subsequent events; however, Russell Hobbs did have unrecognizable subsequent events as discussed below:

Australian Credit Facility.  In August 2009, Russell Hobbs’ Australian and New Zealand subsidiaries entered into an AUD $15 million (approximately $13.2 million at September 30, 2009) revolving credit facility with GE Commercial Corporation (Australia) Pty Ltd. maturing in August 2012. Interest accrues on the loans made under the Australian credit facility at the Index Rate, which is based on the 90-day Bank Bill Swap Rate, plus 3.95%.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Advances under the credit facility are governed by a collateral value that is based upon percentages of eligible accounts receivable and inventories of Russell Hobbs’ Australian operations. Under the credit facility, Russell Hobbs’ Australian and New Zealand subsidiaries must comply with a minimum fixed charged coverage ratio and minimum tangible net worth covenants. As of September 29, 2009, Russell Hobbs had approximately $1.9 million AUD (approximately $1.7 million) of borrowings outstanding and $2.0 million AUD (approximately $1.8 million) available for future cash borrowings under its Australian credit facility.

Internal Revenue Service Examination.  In September 2009, Russell Hobbs was notified by the Internal Revenue Service that it will be examining the years ended June 2007, December 2007 and June 2008. Management believes that adequate provision for taxes has been made for the years under examination.

Preferred Stock Amendments.  In October 2009, Russell Hobbs amended the certificates of designation for the Series D and Series E Preferred Stock to eliminate such redemption requirement (although the requirement that the stock be redeemed upon a Sale Transaction remains). Due to the elimination of the mandatory redemption feature, the outstanding amounts of Series D and Series E Preferred Stock and the related accrued dividends were reclassified on the balance sheet beginning in the quarter ended December 31, 2009. The Series D and Series E Preferred Stock will be classified as a separate line item apart from permanent equity on the balance sheet (as redemption thereof is outside of Russell Hobbs’ control), instead of a component of long-term liabilities. As a result of such reclassification, effective November 1, 2009, Russell Hobbs no longer recorded an interest expense in its consolidated statement of operations related to the Series D and Series E Preferred Stock as dividends now accrue in arrears.

Island Sky Australia Limited.  In December 2009, Russell Hobbs purchased, at market value, an additional 2,887,968 common shares of Island Sky Australia Limited, previously owned by Harbinger, for approximately $0.3 million. At December 31, 2009, Russell Hobbs’ ownership constituted approximately 17% of Island Sky’s outstanding common shares.

Modification of Restricted Stock Units.  In January 2010, the terms of the outstanding restricted stock units were amended to provide for additional vesting on the first anniversary of specified significant corporate events. In January 2010, Russell Hobbs issued an additional 3.7 million restricted stock units with the same vesting provisions as noted above.

NOTE 16 —	SUBSEQUENT EVENTS FOR REVISED FINANCIAL STATEMENTS

Water Products Segment Dividend.  As discussed in more detail in Note 13, on June 15, 2010, the Board of Directors of Russell Hobbs approved the transfer of the Water Products segment to Harbinger in the form of a dividend of certain of its wholly owned subsidiaries (which own substantially all of the assets and liabilities of the Water Products business) and its investment in Island Sky Australia Limited.

Merger between Spectrum Brands and Russell Hobbs.  On June 16, 2010 (the “Closing Date”), Spectrum Brands, Inc. (“Spectrum Brands”) completed its business combination transaction with Russell Hobbs pursuant to an Agreement and Plan of Merger, dated as of February 9, 2010, as amended, by and among Spectrum Brands, Russell Hobbs, Spectrum Brands Holdings, Inc. (“SB Holdings”), Battery Merger Corp., and Grill Merger Corp. (the “Merger Agreement”). On the Closing Date, Battery Merger Corp. merged with and into Spectrum Brands (the “Spectrum Merger”), and Grill Merger Corp. merged with and into Russell Hobbs (the “RH Merger”, and together with the Spectrum Merger, the “SB/RH Merger”). As a result of the SB/RH Merger, each of Spectrum and Russell Hobbs became a wholly-owned subsidiary of SB Holdings.

Pursuant to the Merger Agreement, at the effective time of the RH Merger, each outstanding share (other than any shares held by Russell Hobbs as treasury stock and shares held by any direct or indirect subsidiary of Russell Hobbs, SB Holdings, Spectrum Brands or any of their respective direct or indirect subsidiaries) of (i) common stock (voting and non-voting) of Russell Hobbs was converted into the right to receive 0.01075 shares of SB Holdings common stock; (ii) Series D Preferred Stock of Russell Hobbs was converted

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

into the right to receive 46.78 shares of SB Holdings common stock; and (iii) Series E Preferred Stock of Russell Hobbs was converted into the right to receive 41.50 shares of SB Holdings common stock. In addition, the Harbinger Term Loan was transferred to SB Holdings in exchange for 5,254,336 shares of SB Holdings common stock.

In connection with the SB/RH Merger, Russell Hobbs, a wholly-owned subsidiary of Spectrum Brands following the reorganization of the companies immediately after the consummation of the SB/RH Merger, repaid all of its outstanding indebtedness under its $125 million asset-based senior secured revolving credit facility entered into on December 28, 2007 by and among Russell Hobbs, the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative and collateral agent, and Banc of America Securities LLC, as sole lead arranger and sole book manager. Also, in connection with the SB/RH Merger, Russell Hobbs’ approximately $158 million term loan (the “Harbinger Term Loan”) was cancelled following the transfer of such Harbinger Term Loan by the Harbinger Parties as lenders thereunder to SB Holdings in exchange for a number of shares of SB Holdings common stock obtained by dividing the aggregate principal amount outstanding thereunder (together with the 3.9% prepayment penalty associated with the payment thereof) by a price of $31.50 per share.

In connection with the SB/RH Merger, 25,200,000 restricted stock units (“RSUs”) of Russell Hobbs were converted into 270,962 restricted stock units of SB Holdings. In addition, pursuant to the RSU agreements, the SB/RH Merger constituted a “Significant Corporate Event”. As a result, the RSUs will vest the earlier of:

(a) June 16, 2011;

(b) the date an employee’s employment with Applica (or Spectrum Brands) is terminated without cause (as defined in the 2007 Omnibus Equity Award Plan); or

(c) the date an employee voluntarily terminates his or her employment with Applica for Good Reason (as defined in the RSU agreement).

Prior to the consummation of the SB/RH Merger, the Board of Directors of Russell Hobbs determined to pay Terry Polistina, its chief executive officer and president, a special one-time cash bonus of $3,000,000 (the “Bonus”). The Bonus was payable (i) $2,000,000 on or immediately prior to the consummation of the SB/RH Merger, and (ii) $1,000,000 on the six-month anniversary of the consummation of the SB/RH Merger.

The payment of the Bonus was dependent on the consummation of the SB/RH Merger. The Bonus is subject to applicable taxes, and the payment of the Bonus does not impact any other severance or compensation to which Mr. Polistina may be entitled. Spectrum Brands consented to payment of the Bonus and waived any applicable restrictions under the Merger Agreement in connection with the payment of the Bonus following authorization thereof by a committee consisting solely of independent members of the board of directors of Spectrum Brands.

In connection with the SB/RH Merger, Russell Hobbs was obligated to pay an advisory fee of $5 million to an unrelated third party at closing. This fee was paid by Spectrum Brands.

NOTE 17 —	SUBSEQUENT EVENTS (UNAUDITED)

Russell Hobbs evaluated all events and transactions that occurred after June 30, 2009 through October 8, 2010, the date these financial statements were available to be issued. During this period, Russell Hobbs did not have any material recognizable subsequent events; however, Russell Hobbs did have unrecognizable subsequent events as discussed below:

Purchase of Rights to Use Farberware® Brand.  On April 1, 2010, a subsidiary of Russell Hobbs, Inc. executed a new 200 year, exclusive license with the Farberware Licensing Company to use the Farberware® brand name on portable kitchen electric retail products worldwide (excluding Canada).

Russell Hobbs, Inc. and Subsidiaries

VALUATION AND QUALIFYING ACCOUNTS

		Charged
		(Credited)
	Balance at	to Costs	Charged to			Balance at
	Beginning	and	Other			End of
Description	of Period	Expenses	Accounts	Deductions		Period
	(In thousands)

Year Ended June 30, 2009
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$3,061	$657	$424	$—		$4,142
Allowance for sales returns	—	—	—	—		—
Deferred tax valuation allowance	$149,837	—	$9,832	—		$159,669

Year Ended June 30, 2008
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$2,995	$297	—	$(231	)(1)	$3,061
Allowance for sales returns	$393	—	—	$(393)		$—
Deferred tax valuation allowance	$82,100	—	$67,737	—		$149,837

(1)	Write-off against the reserve

Annex A

EXECUTION VERSION

CONTRIBUTION AND EXCHANGE AGREEMENT
by and among
HARBINGER GROUP INC.,
HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.,
HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
and
GLOBAL OPPORTUNITIES BREAKAWAY LTD.

Dated as of September 10, 2010

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Annex A-ii

Annex A-iii

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT, dated as of September 10, 2010 (this ‘‘Agreement”), is made by and among Harbinger Group Inc., a Delaware corporation (the ‘‘Company”), Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Harbinger Special Situations”), and Global Opportunities Breakaway Ltd., a Cayman Islands exempted company (“Global Opportunities” and, each of Harbinger Master, Harbinger Special Situations and Global Opportunities, a “Harbinger Party” and, together, the “Harbinger Parties”).

W I T N E S S E T H:

WHEREAS, each Harbinger Party is the beneficial owner of the number of shares of common stock, par value $0.01 per share (the “SBH Common Stock”), of Spectrum Brands Holdings, Inc., a Delaware corporation (“SBH”), set forth opposite such Harbinger Party’s name under the heading titled “SBH Shares” on Exhibit A attached hereto (such shares, the “SBH Shares”);

WHEREAS, the board of directors (the “Board of Directors”) of the Company (upon the unanimous recommendation of a special committee consisting solely of directors of the Company determined by the Board of Directors to be “independent” pursuant to the rules of the New York Stock Exchange (the “Special Committee”)), has approved the consummation of the transactions provided for in this Agreement, including the issuance by the Company to each Harbinger Party of shares of common stock, par value $0.01 per share, of the Company (the ‘‘Company Common Stock”), in exchange for the contribution to the Company by such Harbinger Party of a number of SBH Shares which, together with the SBH Shares to be contributed by the other Harbinger Parties hereunder, will represent at least fifty-two (52%) of the shares of SBH Common Stock calculated on a Fully-Diluted Basis (as defined herein) as of the Closing Date (as defined herein), upon the terms and subject to the conditions of this Agreement (the ‘‘Transaction”);

WHEREAS, the Board of Directors (acting upon the unanimous recommendation of the Special Committee) has (a) determined that this Agreement and the Transaction are advisable and in the best interest of the Company and its stockholders (other than the Harbinger Parties), (b) declared it to be advisable for the Company to enter into this Agreement and the Ancillary Agreements (as defined herein), and to consummate the Transaction, (c) duly approved this Agreement, the Ancillary Agreements and the Transaction, which approval has not been rescinded or modified, and (d) determined to recommend to its stockholders the approval of, and submit to its stockholders for consideration in accordance with this Agreement, the issuance of Company Common Stock in the Transaction;

WHEREAS, as a condition and inducement to the Harbinger Parties entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (a) the Company and the Harbinger Parties are entering into a Registration Rights Agreement, in the form attached hereto as Exhibit B (as amended or modified from time to time, the “Registration Rights Agreement”), pursuant to which the Harbinger Parties will, effective upon the Closing (as defined herein), have certain registration rights in respect of the shares of Company Common Stock owned by them and (b) the Company is executing (x) a joinder, in the form attached hereto as Exhibit C (the “SBH Registration Rights Agreement Joinder”), to the SBH Registration Rights Agreement (as defined herein) and (y) a joinder, in the form attached hereto as Exhibit D (the “SBH Stockholder Agreement Joinder”), to the SBH Stockholder Agreement (as defined herein), pursuant to which the Company shall, effective upon the Closing, succeed to the rights and obligations of the Harbinger Parties under the SBH Registration Rights Agreement and the SBH Stockholder Agreement, respectively; and

WHEREAS, immediately following the execution and delivery of this Agreement, the Harbinger Parties shall deliver to the Company a written consent duly executed by each Harbinger Party in its capacity as a holder of Company Common Stock approving the issuance of Company Common Stock in the Transaction and such consents, taken together, shall represent at least a majority of the issued and outstanding shares of Company Common Stock.

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NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE TRANSACTION

SECTION 1.1 The Contribution. Subject to the terms and conditions set forth herein, at the Closing, each Harbinger Party shall contribute to the Company the number of SBH Shares set forth opposite such Harbinger Party’s name under the heading titled “Contributed Shares” on Exhibit A (collectively, the “Contributed Shares”) in exchange for the issuance by the Company to such Harbinger Party of a number of fully paid and non-assessable shares of Company Common Stock obtained by multiplying (x) the total number of Contributed Shares to be contributed by such Harbinger Party pursuant to this sentence by (y) the Exchange Ratio. The number of Contributed Shares may be increased, but not decreased, by each Harbinger Party pursuant to Section 1.3(a)(i) hereof.

SECTION 1.2 Closing. The closing of the Transaction (the “Closing”) shall take place at 10:00 a.m., prevailing Eastern time, on a date to be specified by the parties hereto, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article V (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions at the Closing) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.3 Transactions to be Effected at the Closing.

(a) On the Closing Date, each of the Harbinger Parties shall:

(i) deliver to the Company a certificate (the “Closing Contribution Certificate”) duly executed by an authorized officer of such Harbinger Party, setting forth the number, if any, of additional shares of SBH Common Stock to be contributed by such Harbinger Party in the Transaction and indicating whether such shares are certificated or uncertificated. From and after delivery of the Closing Contribution Certificate, such shares shall be deemed to be Contributed Shares for all purposes of this Agreement;

(ii) provide written notice to SBH of the Transaction and the contribution of the Contributed Shares to the Company and, provided that the Company is eligible to receive the Contributed Shares through DTC, request that SBH instruct its designated transfer agent to credit the aggregate number of uncertificated Contributed Shares to the Company’s balance account with DTC through its Deposit Withdrawal Agent Commission system;

(iii) deliver to the Company stock certificates representing the Contributed Shares that are certificated, in each case, properly endorsed or accompanied by duly executed stock powers; and

(iv) deliver to the Company each of the documents, certificates and items required to be delivered by such Harbinger Party pursuant to Section 5.2.

(b) On the Closing Date, the Company shall:

(i) (A) subject to Section 1.4(b), issue to each Harbinger Party stock certificates representing a number of newly-issued, fully paid and non-assessable shares of Company Common Stock obtained by multiplying (x) the number of Contributed Shares contributed to the Company by such Harbinger Party at the Closing by (y) the Exchange Ratio, which certificates shall be, in each case, properly endorsed or accompanied by duly executed stock powers, and (B) instruct its designated transfer agent to update the stock ledger of the Company to reflect the issuance described in clause (A); and

Annex A-2

(ii) deliver to the Harbinger Parties each of the documents, certificates and items required to be delivered by the Company pursuant to Section 5.3.

SECTION 1.4 The Exchange Ratio.

(a) The “Exchange Ratio” shall mean 4.32, subject to adjustment as set forth in this Section 1.4(a). The Exchange Ratio shall be adjusted (as mutually agreed by the Company and the Harbinger Parties) to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exchangeable for Company Common Stock or SBH Common Stock), reorganization, recapitalization, reclassification or other similar change with respect to the Company Common Stock or the SBH Common Stock, having a record date on or after the date of this Agreement and prior to the Closing.

(b) Fractional Shares. Any fraction of a share of Company Common Stock issuable by the Company in the Transaction shall instead be rounded up to the nearest whole share if such fraction is equal to or greater than .5 and rounded down to the nearest whole share if such fraction is less than .5.

(c) Distributions and Rights with Respect to the Contributed Shares. Any dividends or other distributions payable in cash or property, pre-emptive rights, rights offerings or other similar rights arising after the date hereof in respect of the Contributed Shares shall inure to the benefit of the Company, whether or not such rights arise from the events set forth in paragraph 1.4(a) hereof. Each Harbinger Party shall take all such actions as are legally permissible to assign such rights to the Company or, if such rights are not assignable, such Harbinger Party and the Company shall use their respective reasonable best efforts to provide that the Company receives the benefit of such rights subject to the obligations and liabilities appurtenant thereto. In the event dividends or other distributions become payable in cash or other property (other than securities) with respect to Contributed Shares having a record date on or after the date of this Agreement and prior to the Closing, each Harbinger Party shall pay or deliver such cash or property (net of any taxes, costs or liabilities paid or payable by such Harbinger Party as a result of the ownership of such Contributed Shares) to the Company at the Closing in such manner as the Company shall reasonably direct. For the sake of clarity, the parties understand and agree that the payment to the Company of any such cash or property is a contribution, along with the SBH Shares, into the Company in a transaction governed by Section 351 of the Code.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE HARBINGER PARTIES

Except as set forth in the Harbinger Parties Disclosure Schedule, each Harbinger Party, severally, and not jointly or jointly and severally, represents and warrants to the Company that all of the statements contained in this Article II are true and correct as of the date of this Agreement, or if made as of a specified date, as of such date. Each disclosure set forth in the Harbinger Parties Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement for convenience of reference only, and shall be deemed a qualification or exception to such section and any other section of the Harbinger Parties Disclosure Schedule to which its applicability is reasonably apparent on the face of such disclosure regardless of whether or not such other section is specifically referenced.

SECTION 2.1 Ownership of the SBH Shares.

(a) As of the date of this Agreement, such Harbinger Party is the beneficial owner of the Contributed Shares set forth opposite such Harbinger Party’s name under the heading titled “Contributed Shares” on Exhibit A, and, as of the Closing, such Harbinger Party shall be the beneficial owner of such Contributed Shares. Such Harbinger Party has as of the date of this Agreement, and will have as of the Closing, good and marketable title to the Contributed Shares owned by it, free and clear of all Liens other than Permitted Liens. The Contributed Shares to be delivered by such Harbinger Party at the Closing shall be delivered by such Harbinger Party to the Company free and clear of all Liens other than the Permitted Liens set forth in clause “(a)” of the definition of Permitted Liens.

Annex A-3

(b) The Contributed Shares owned by such Harbinger Party have been duly authorized, validly issued and are fully paid and non-assessable. Except for the SBH Stockholder Documents and any agreements evidencing the credit obligations of such Harbinger Party or its Affiliates, such Harbinger Party is not a party to any Contract (i) restricting the purchase or transfer of, (ii) relating to the voting of, (iii) requiring the repurchase, redemption or disposition of, or (iv) containing any right of first refusal with respect to the Contributed Shares beneficially owned by it.

SECTION 2.2 Organization and Authority. Such Harbinger Party is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership, limited liability company or other action of such Harbinger Party. This Agreement has been duly and validly executed and delivered by such Harbinger Party and, assuming due authorization, execution and delivery by the other parties hereto, is a legal, valid and binding obligation of such Harbinger Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

SECTION 2.3 No Conflict; Required Filings or Consents.

(a) No Conflict. The execution, delivery and performance of this Agreement by such Harbinger Party do not, and the consummation by such Harbinger Party of the Transaction and compliance by such Harbinger Party with the provisions of this Agreement will not, conflict with, result in any violation, breach of or default under (with or without notice or lapse of time, or both), require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of such Harbinger Party or any restriction on the conduct of any of the businesses or operations of such Harbinger Party under (i) any of the Organizational Documents of such Harbinger Party, (ii) assuming the Company has duly executed and delivered the SBH Stockholder Agreement Joinder, any Contract to which such Harbinger Party or its Contributed Shares are bound or (iii) any Harbinger Party Permit or, subject to the governmental filings and other matters referred to in Section 2.3(b), any Law applicable to such Harbinger Party or its properties or assets.

(b) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to such Harbinger Party in connection with the execution, delivery and performance of this Agreement by such Harbinger Party or the consummation by such Harbinger Party of the Transaction, except for (i) compliance with, and filings under, the HSR Act, and any applicable filings or notifications under any other Competition Laws, (ii) such reports under, or other applicable requirements of, the Exchange Act, the Securities Act and the rules of the NYSE as may be required in connection with this Agreement and the Transaction and (iii) such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given as have not had and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on the ability of such Harbinger Party to consummate the Transaction.

SECTION 2.4 SBH SEC Reports; Information Supplied.

(a) SBH SEC Reports. To the Knowledge of such Harbinger Party:

(i) Each report, registration statement, certification and definitive proxy statement which was required to be filed or furnished by SBH with the SEC on or after March 29, 2010 (the “SBH SEC Reports”) did not at the time it was filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and as so amended or superseded) contain any

Annex A-4

untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) As of the date of this Agreement, there are no unresolved SEC comments with respect to the SBH SEC Reports.

(iii) The financial statements of SBH, Russell Hobbs and Spectrum contained in or incorporated by reference into the SBH SEC Reports (other than the pro forma financial information contained therein) (A) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (B) fairly present, in all material respects, the financial position and consolidated results of operations and cash flows, as the case may be, of such Person and its Subsidiaries, in each case as of their respective dates or for the respective periods set forth therein, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as will not be material to SBH and its Subsidiaries, taken as a whole, and (C) complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto.

(iv) Except as to matters disclosed in the SBH SEC Reports filed or furnished prior to the date of this Agreement (excluding any disclosures in any “risk factor” section thereof), since December 31, 2009, there has not been any event, occurrence, effect, change or circumstance that has had, or would reasonably be likely to have, an SBH Material Adverse Effect.

(v) The pro forma financial information contained in the SBH SEC Reports was prepared on a reasonable basis and complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto.

(b) Information Supplied. None of the information supplied or to be supplied by or on behalf of such Harbinger Party, and to the Knowledge of such Harbinger Party, none of the information to be supplied in respect of SBH, in each case, specifically for inclusion in the Information Statement will, when it is filed or at any time it is amended or supplemented or at the date the Information Statement is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 2.4(b), no representation or warranty is made by such Harbinger Party with respect to information or statements made or incorporated by reference in the Information Statement that was not supplied by or on behalf of such Harbinger Party or by or on behalf of SBH specifically for inclusion or reference therein.

SECTION 2.5 Accredited Investor; Acquisition for Own Account.

(a) Accredited Investor. Such Harbinger Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, has the ability to bear the economic risks of the investment and is an “accredited investor” as defined in Rule 501 (without regard to Rule 501(a)(4)) of Regulation D, promulgated under the Securities Act.

(b) Acquisition for Own Account. The shares of Company Common Stock to be issued to such Harbinger Party in the Transaction are being acquired for such Harbinger Party’s own account and with no intention of distributing or reselling such shares of Company Common Stock or any part thereof in any transaction that would be in violation of the securities Laws of the United States and any state of the United States, without prejudice, however, to the rights of such Harbinger Party at all times to sell or otherwise dispose of all or any part of such shares of Company Common Stock in a transaction that does not violate the Securities Act, under an effective registration statement under the Securities Act or under an exemption from such registration available under the Securities Act, and in compliance with other applicable state and federal securities Laws.

SECTION 2.6 Capital Structure of SBH. To the Knowledge of such Harbinger Party:

(a) As of the date hereof, the authorized capital stock of SBH consists of 200,000,000 shares of SBH Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the

Annex A-5

‘‘SBH Preferred Stock”). As of the close of business on September 8, 2010, (i) 51,020,426 shares of SBH Common Stock were issued and outstanding, (ii) no shares of SBH Preferred Stock were issued and outstanding, (iii) no shares of SBH Common Stock were held by SBH in its treasury and (iv) no shares of SBH Preferred Stock were held by SBH in its treasury. All of the Contributed Shares have been, duly authorized and will be, when contributed to the Company in accordance with the terms hereof, validly issued, fully paid, non-assessable and free of pre-emptive rights other than the pre-emptive rights for the benefit of such Harbinger Party under the Organizational Documents of SBH. As of the date of this Agreement, except (i) as set forth above, (ii) as set forth in Section 2.6(a) of the Harbinger Parties Disclosure Schedule, there are no (A) shares of capital stock of SBH authorized, issued or outstanding, (B) existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts or binding commitments of any character to which SBH is a party, requiring SBH to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, SBH or securities convertible into or exchangeable for such shares or equity interests, or to grant, extend or enter into any such option, warrant, call, subscription or other right, Contract or binding commitment (in each case, other than pursuant to the SBH Stockholder Documents) or (C) outstanding contractual obligations of SBH to repurchase, redeem or otherwise acquire any shares of SBH Common Stock or the capital stock of SBH (except for customary repurchases of shares of capital stock of SBH from former employees of SBH or its Subsidiaries upon cessation or termination of employment).

(b) As of the date hereof, except pursuant to the Registration Rights Agreement, dated February 9, 2010, among SBH, the Harbinger Parties and certain other parties, there are no contractual obligations for SBH or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of SBH or its Subsidiaries under the Securities Act.

(c) As of the date hereof, no bonds, debentures, notes or other evidences of Indebtedness or other obligations of SBH having the right to vote (or which bonds, debentures, notes or other evidences of Indebtedness or other obligations are convertible into or exercisable for SBH Common Stock having the right to vote) on any matters on which stockholders may vote (“SBH Voting Debt”) are issued or outstanding.

SECTION 2.7 Related Party Transactions. Except for the SBH Stockholder Documents or as disclosed in Section 2.7 of the Harbinger Parties Disclosure Schedule, none of the Harbinger Parties or any of their respective Affiliates (other than SBH and its Subsidiaries) is a party to any Contract with SBH or any Subsidiary thereof that would be required to be disclosed by SBH pursuant to Item 404 of Regulation S-K under the Exchange Act.

SECTION 2.8 Brokers and Advisors. Except for fees and expenses payable to Credit Suisse, which fees and expenses shall remain the obligation of the Harbinger Parties, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Harbinger Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule or in the Company SEC Reports filed with the SEC prior to the date of this Agreement, the Company represents and warrants to the Harbinger Parties that all of the statements contained in this Article III are true and correct as of the date of this Agreement, or if made as of a specified date, as of such date. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement for convenience of reference only, and shall be deemed a qualification or exception to such section and any other section of the Company Disclosure Schedule to which its applicability is reasonably apparent on the face of such disclosure regardless of whether or not such other section is specifically referenced.

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SECTION 3.1 Organization, Standing and Corporate Power; Organizational Documents; Subsidiaries.

(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority and all requisite approvals from any Governmental Authorities necessary to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, in each case except as has not had and would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b) Organizational Documents. The Company has delivered or made available to the Harbinger Parties, prior to the execution of this Agreement, true, correct and complete copies of the Organizational Documents of the Company, and each such instrument is in full force and effect. The Company is not in violation of its Organizational Documents.

(c) Subsidiaries. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the Company does not have any direct or indirect Subsidiaries. All the outstanding shares of capital stock of, or other equity interest in, the Subsidiaries of the Company have been validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, in each case, (i) free and clear of all Liens (other than restrictions under applicable securities Laws), (ii) free of pre-emptive rights and (iii) free and clear of any other restriction on the right to vote or sell the same, except as may be provided as a matter of Law.

SECTION 3.2 Capital Structure of the Company. The Company represents and warrants that:

(a) As of the date hereof, the authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on September 10, 2010, (i) 19,286,290 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury and (iv) no shares of Company Preferred Stock were held by the Company in its treasury. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock to be issued in the Transaction have been, duly authorized and will be, when issued in accordance with the terms hereof, validly issued, fully paid, non-assessable and free of pre-emptive rights. As of the date of this Agreement, except as set forth above or as disclosed in Section 3.2(a) of the Company Disclosure Schedule, there are no (A) shares of capital stock of the Company authorized, issued or outstanding, (B) existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts or binding commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, any obligation of the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or to grant, extend or enter into any such option, warrant, call, subscription or other right, Contract or binding commitment or (C) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or Affiliates or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(b) As of the date hereof, except pursuant to the Registration Rights Agreement, dated April 13, 1999, between the Company and Zap.Com Corporation, its wholly owned Subsidiary, there are no contractual obligations for the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or its Subsidiaries under the Securities Act.

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(c) As of the date hereof, no bonds, debentures, notes or other evidences of Indebtedness or other obligations of the Company having the right to vote (or which bonds, debentures, notes or other evidences of Indebtedness or other obligations are convertible into or exercisable for Company Common Stock having the right to vote) on any matters on which stockholders may vote (“Company Voting Debt”) are issued or outstanding.

(d) Except for the Transaction and as disclosed in Section 3.2(d) of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which either of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Company Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract or undertaking.

(e) Except for the Transaction, neither the Company nor any of its Subsidiaries is a party to any Contract (i) restricting the purchase or transfer of, (ii) relating to the voting of, (iii) requiring the repurchase, redemption or disposition of, or (iv) containing any right of first refusal with respect to, any capital stock of the Company or any of its Subsidiaries.

(f) Other than U.S. Treasury securities and the Subsidiaries listed in Section 3.1(c) of the Company Disclosure Schedule, the Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any loan to, or any equity or other investment in (in the form of a capital contribution or otherwise), any of its Subsidiaries or any other Person.

SECTION 3.3 Authority; Requisite Corporate Approval; Opinion of Financial Advisor; Voting Requirements; No Conflict; Required Filings or Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Transaction. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transaction, have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transaction, in each case, subject to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution, delivery and performance of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Requisite Corporate Approval. The Board of Directors (acting upon the unanimous recommendation of the Special Committee) has (i) determined that this Agreement and the Transaction are advisable and in the best interest of the Company and its stockholders (other than the Harbinger Parties), (ii) declared it to be advisable for the Company to enter into this Agreement and the Ancillary Agreements, and to consummate the Transaction, (iii) duly approved this Agreement, the Ancillary Agreements and the Transaction, which approval has not been rescinded or modified, and (iv) determined to recommend to its stockholders the approval of, and submit to its stockholders for consideration in accordance with this Agreement, the issuance of Company Common Stock in the Transaction.

(c) Opinion of Financial Advisor. The Special Committee has received the opinion of its financial advisor, Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinion, the Exchange Ratio is fair to the Company from a financial point of

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view. The Company will provide the Harbinger Parties with an informational copy of Houlihan Lokey’s written opinion promptly following the execution of this Agreement, it being understood than none of the Harbinger Parties shall have the right to rely on such opinion.

(d) Voting Requirements. The approval of the issuance of Company Common Stock in the Transaction by the holders of a majority of the issued and outstanding shares of Company Common Stock for purposes of Section 312.03(b) and/or (c) of the NYSE Listed Company Manual (the ‘‘Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company that is required to authorize the issuance of Company Common Stock in the Transaction and no other vote of the holders of any class or series of capital stock of the Company is required in connection with the Company’s execution, delivery or performance of this Agreement and consummation of the Transaction.

(e) No Conflict. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Transaction and compliance by the Company with the provisions of this Agreement will not, conflict with, result in any violation, breach of or default under (with or without notice or lapse of time, or both), require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries or any restriction on the conduct of any of the businesses or operations of the Company or any of its Subsidiaries under (i) any of the Organizational Documents of the Company or any of its Subsidiaries, (ii) subject to receipt of the Company Stockholder Approval, any Contract to which the Company, any of its Subsidiaries or any of their respective properties or assets are bound or (iii) any Company Permit or, subject to the governmental filings and other matters referred to in Section 3.3(f), any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of clause (ii) as have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transaction, except for (i) compliance with, and filings under, the HSR Act, and any applicable filings or notifications under any other Competition Laws, (ii) the filing with the SEC of the Information Statement, (iii) such reports under, or other applicable requirements of, the Exchange Act, the Securities Act and the rules of the NYSE as may be required in connection with this Agreement or the Transaction and (iv) such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given as have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.4 Company SEC Reports; Information Supplied.

(a) Company SEC Reports.

(i) Each report, registration statement, certification and definitive proxy statement which was required to be filed or furnished by the Company with the SEC since December 31, 2009 (the ‘‘Company SEC Reports”) did not at the time it was filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) As of the date of this Agreement, to the Knowledge of the Company, there are no unresolved SEC comments with respect to the Company SEC Reports.

(iii) The financial statements of the Company contained in the Company SEC Reports (A) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (B) fairly present, in all material respects, the financial position and

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consolidated results of operations and cash flows, as the case may be, of the Company and its Subsidiaries as of their respective dates or for the respective periods set forth therein, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as will not be material to the Company and its Subsidiaries, taken as a whole, and (C) complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto.

(b) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion in the Information Statement will, when it is filed or at any time it is amended or supplemented or at the date the Information Statement is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.4(b), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Information Statement (i) that was not supplied by or on behalf of the Company specifically for inclusion or reference therein or (ii) with respect to SBH, Russell Hobbs or Spectrum.

SECTION 3.5 Absence of Certain Changes or Events. Since December 31, 2009, there has not been an event, occurrence, effect, change or circumstance that has had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.6 Accredited Investor; Acquisition for Own Account.

(a) Accredited Investor. The Company has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, has the ability to bear the economic risks of the investment and is an “accredited investor” as defined in Rule 501 (without regard to Rule 501(a)(4)) of Regulation D, promulgated under the Securities Act.

(b) Acquisition for Own Account. The Contributed Shares are being acquired for the Company’s own account and with no intention of distributing or reselling such Contributed Shares or any part thereof in any transaction that would be in violation of the securities Laws of the United States and any state of the United States, without prejudice, however, to the rights of the Company at all times to sell or otherwise dispose of all or any part of such Contributed Shares in a transaction that does not violate the Securities Act, under an effective registration statement under the Securities Act or under an exemption from such registration available under the Securities Act, and in compliance with other applicable state and federal securities Laws.

SECTION 3.7 Exchange Listing. The Company is currently listed on the NYSE. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company by the NYSE or FINRA with respect to any intention by such entity to prohibit or terminate the listing of such securities thereon.

SECTION 3.8 Investment Company. Neither the Company nor any of its Subsidiaries is or, assuming the Contributed Shares represent at least more than fifty percent (50%) of the issued and outstanding shares of SBH Common Stock as of the Closing, following the consummation of the Transaction, will be an “investment company” as defined under the Investment Company Act of 1940, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company.

SECTION 3.9 Brokers and Advisors. Except for fees and expenses payable to Houlihan Lokey, which fees and expenses shall remain the obligation of the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company, its Subsidiaries or their Affiliates.

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ARTICLE IV

COVENANTS

SECTION 4.1 Conduct of the Company’s Business. The Company agrees that, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, except as (a) otherwise expressly permitted or required under or by this Agreement or any Ancillary Agreement, (b) set forth in Section 4.1 of the Company Disclosure Schedule, (c) consented to by the Harbinger Parties in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) required by any Law, the Company shall, and shall cause its Subsidiaries to, operate in the ordinary course of business consistent with past practice and shall not, and shall cause its Subsidiaries not to, take any action or fail to take any action, that if taken or failed to be taken during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, would (or which would be reasonably expected to) delay or impede the consummation of the Transaction.

SECTION 4.2 Voting of SBH Stock by the Harbinger Parties. Each Harbinger Party agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, except as consented to by the Company in writing or required by any Law, such Harbinger Party shall not vote any shares, execute and deliver any written consent in lieu of any vote, or enter into any agreement to vote or execute and deliver a consent with respect to, any SBH Common Stock or other voting security of SBH held by such Harbinger Party in favor of any proposal to do any of the following:

(a) amend or otherwise change the Organizational Documents of SBH that would, directly or indirectly:

(i) make any change in the authorized or issued capital stock or other equity interests of SBH;

(ii) redeem, transfer, encumber, pledge, sell or otherwise dispose of any of SBH’s capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action other than shares of SBH Common Stock issued pursuant to existing long-term incentive plans; or

(iii) split, combine or reclassify any of the capital stock or other equity interests of SBH;

(b) take any action that would, directly or indirectly, result in the sale (by merger, consolidation, sale of stock or assets, joint venture, license out, or other business combination) of all or substantially all of the assets of SBH;

(c) take any action that would, directly or indirectly, result in the merger or consolidation of SBH or its Subsidiaries with any Person;

(d) approve or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of SBH;

(e) enter into or adopt, any new long-term incentive plan of SBH providing for the issuance of newly issued securities of SBH or amend or modify an existing long-term incentive plan in a manner that would increase the number of securities to be issued thereunder or amend or modify any such plan in a material manner resulting in an increase of capital stock or rights to acquire capital stock thereunder; or

(f) enter into or modify in any material respect any agreement with respect to the voting of the capital stock of SBH.

Notwithstanding anything in this Agreement to the contrary, (a) no Harbinger Party makes any agreement or understanding herein in any capacity other than in its capacity as a beneficial owner of shares of SBH Common Stock, and (b) nothing herein shall be construed to limit or affect any action or inaction by any Affiliate, officer, director or direct or indirect equityholder of any Harbinger Party acting in his or her capacity as a director of SBH or any Subsidiary thereof.

SECTION 4.3 Preparation of Information Statement. Promptly after the execution of this Agreement, the Company shall prepare the Information Statement. The Information Statement shall constitute an information

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circular informing the stockholders of the Company of (a) the approval of this Agreement, the Ancillary Agreements and the Transaction by the Board of Directors and (b) receipt of the Company Stockholder Approval. The Company will use its reasonable best efforts to cause the Information Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company shall use its reasonable best efforts to cause the Information Statement to be cleared by the SEC as promptly as practicable after its filing with the SEC. The Company will advise the Harbinger Parties promptly after it receives oral or written notice of any request by the SEC for amendment of the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide each of the Harbinger Parties with copies of any written communication from the SEC or any state securities commission. The Company shall use its reasonable best efforts, after consultation with each of the Harbinger Parties, to resolve all such requests or comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof. Each Harbinger Party shall fully cooperate with the Company in the preparation of the Information Statement and such Harbinger Party shall, upon request, furnish the Company with all information concerning it and its Affiliates as the Company may deem reasonably necessary or advisable in connection with the preparation of the Information Statement; provided, that in the event SBH does not provide such information to the Harbinger Parties or instructs the Harbinger Parties that information SBH has provided to the Harbinger Parties may not be disclosed in the Information Statement, (a) to the extent known to the Harbinger Parties, the Harbinger Parties shall inform the Company that such information is not being made available for inclusion in the Information Statement and (b) the failure to provide such information of SBH shall not constitute a breach of this Section 4.3 by the Harbinger Parties. No filing of, or amendment or supplement to the Information Statement will be made by the Company without the prior consent of the Harbinger Parties (which shall not be unreasonably withheld, conditioned or delayed) and without providing each Harbinger Party the opportunity to review and comment thereon. The Company shall use its reasonable best efforts to cause the Information Statement to be mailed (or otherwise electronically provided) to the Company stockholders as soon as permitted under the Exchange Act. The Company shall use its reasonable best efforts to take all actions required under any applicable federal or state securities or “blue sky” Laws in connection with the issuance of shares of Company Common Stock in the Transaction and the Company will pay all filing fees incident thereto. The Company shall, promptly upon becoming aware of any information that would cause (i) any of the statements in the Information Statement to be false or misleading with respect to any material fact or (ii) the Information Statement to omit to state any material fact necessary to make the statements therein not false or misleading, inform each Harbinger Party and, upon consultation with such Harbinger Party, take necessary steps to correct the Information Statement. Each Harbinger Party shall, promptly upon becoming aware of any information furnished by it that would cause (i) any of the statements in the Information Statement to be false or misleading with respect to any material fact or (ii) the Information Statement to omit to state any material fact necessary to make the statements therein not false or misleading, inform the Company.

SECTION 4.4 Public Announcements. Each party hereto agrees that it shall not, and shall cause its Affiliates and representatives not to, issue or cause the publication of any press release or other public statement or any written communications to investors, employees and vendors with respect to this Agreement or the Transaction without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure (a) is required (i) by applicable Law, (ii) by the rules of any applicable national securities exchange or (iii) to comply with the disclosure requirements of the SEC, in which case the party making such determination will use its reasonable best efforts to allow the other parties hereto reasonable time to comment on such release or announcement in advance of its issuance or (b) contains only information that has already been included in a prior public statement made in accordance with this Section 4.4 and such party has provided the other parties hereto with advance notice of such press release or public announcement.

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SECTION 4.5 Reasonable Best Efforts; Antitrust Filings.

(a) Each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction. In furtherance and not in limitation of the foregoing, the Company and the Harbinger Parties shall as promptly as practicable after the date of this Agreement (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction and all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Authorities under any other Competition Laws relating to the Transaction, (ii) use their reasonable best efforts to obtain all other necessary actions, waivers, consents, licenses or permits, as applicable, authorizations, Orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings with Governmental Authorities, if any), (iii) execute, deliver and perform any such additional instruments reasonably necessary to consummate the Transaction and to fully carry out the purposes of this Agreement and (iv) use their reasonable best efforts to provide all such information concerning such party, its Subsidiaries, its Affiliates and its and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this Section 4.5(a).

(b) Each party hereto shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information made by the Federal Trade Commission, the United States Department of Justice or any other Governmental Authorities, and act in good faith and reasonably cooperate with the other parties hereto in connection with any investigation of any Governmental Authority. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law.

(c) Notwithstanding the foregoing, in no event shall a party hereto be required to (a) commence or threaten to commence litigation, (b) agree to hold, separate, divest, license or cause a third party to purchase, any of the assets or businesses of such party or its Affiliates or Subsidiaries, or (c) otherwise agree to any restrictions on the businesses of such party or its Affiliates or Subsidiaries in connection with avoiding or eliminating any restrictions to the consummation of the Transaction under any Competition Law.

SECTION 4.6 Fees and Expenses. Except as set forth in this Agreement or as otherwise agreed to in any Ancillary Agreement, all fees and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such fees or expenses. Notwithstanding the foregoing, except for the fees and expenses of outside legal counsel to SBH which shall be borne by the Harbinger Parties (pro rata based on the relative percentage of Contributed Shares), the Company shall pay or promptly reimburse SBH for all fees and expenses incurred by SBH or any of its Subsidiaries in connection with this Agreement and/or the Transaction that the Harbinger Parties would otherwise be obligated pay (or reimburse SBH for) pursuant to Sections 5.1 and 5.2 of the SBH Stockholder Agreement, including, for the avoidance of doubt, all out-of-pocket fees and expenses of accountants used to prepare the financial statements of SBH to be included in the Information Statement.

SECTION 4.7 Stockholder Litigation. The Company shall keep the Harbinger Parties reasonably informed with respect to the defense or settlement of any stockholder Action against it and its directors relating to the Transaction; provided, however, that the Company shall not be required to provide any information in any manner that would result in the loss of protection of legal privilege, attorney-client work product or similar privilege or protection. The Company shall give the Harbinger Parties the opportunity to consult with it regarding the defense or settlement of any such stockholder Action and shall not settle any such Action without the Harbinger Parties’ prior written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Company may settle any stockholder Action without the consent of the Harbinger Parties (after having given the Harbinger Parties the opportunity to consult with it regarding the defense or settlement of such stockholder Action) if such settlement (i) does not require the

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payment of money by any Harbinger Party; and (ii) does not provide for any injunctive or non-monetary relief to be entered against a Harbinger Party.

SECTION 4.8 Listing of Company Common Stock. The Company shall use its reasonable best efforts to cause the Company Common Stock to be issued in the Transaction to be approved for listing on the NYSE prior to the Closing.

SECTION 4.9 Amendment of SBH Stockholder Documents; SBH Registration Rights Agreement. Each Harbinger Party agrees that it shall not amend (or consent to any proposed amendment of) the SBH Registration Rights Agreement or the SBH Stockholder Agreement in any manner that adversely affects in any respect the rights of such Harbinger Party thereunder.

SECTION 4.10 No Other Representations and Warranties.

(a) Except for the representations and warranties contained in Article II or the Ancillary Agreements, the Company acknowledges and agrees that none of the Harbinger Parties or any other Person on behalf of any of the Harbinger Parties makes, nor has the Company relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to any of the Harbinger Parties or with respect to any other information provided to or made available to the Company in connection with the Transaction. Subject to Sections 2.4(b) and 4.2, none of the Harbinger Parties nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain data rooms or management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in Article II or in an applicable section of the Harbinger Parties Disclosure Schedule.

(b) Except for the representations and warranties contained in Article III or the Ancillary Agreements, each Harbinger Party acknowledges and agrees that neither the Company nor any other Person on behalf of the Company makes, nor has such Harbinger Party relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to or made available to such Harbinger Party in connection with the Transaction. Subject to Sections 3.4(b) and 4.2, neither the Company nor any other Person will have or be subject to any liability or obligation to such Harbinger Party or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to such Harbinger Party in certain management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in Article III or in an applicable section of the Company Disclosure Schedule.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of each party to effect the Transaction is subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained and the Company shall have delivered to the Harbinger Parties a copy thereof.

(b) Governmental Consents and Approvals. All filings with, and all consents, approvals and authorizations of, any Governmental Authority required to be made or obtained by the Harbinger Parties, the Company or any of their respective Subsidiaries to consummate the Transaction, except for those the failure of which to be made or obtained does not have, and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Transaction) and/or a material adverse effect on the ability of any of the Harbinger Parties to consummate the Transaction, shall have been made or obtained.

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(c) No Injunctions or Restraints. No Order, Law or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal or enjoins the consummation of the Transaction.

(d) Antitrust Waiting Periods. If applicable, the waiting periods (and any extensions thereof) under the HSR Act shall have been terminated or shall have expired. The waiting periods (and any extensions thereof) applicable to the Transaction under any other applicable Competition Laws shall have been terminated or shall have expired, other than any such waiting periods the failure of which to terminate or expire does not have or reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect and/or a material adverse effect on the ability of any of the Harbinger Parties to consummate the Transaction.

(e) Information Statement. At least twenty (20) days shall have elapsed from the mailing of the definitive Information Statement in accordance with Rule 14c-2(b) under the Exchange Act.

SECTION 5.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in Article II shall be true and correct on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date.

(b) Performance of Obligations of the Harbinger Parties. Each Harbinger Party shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No SBH Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or is reasonably likely to have, an SBH Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by a duly authorized officer of each Harbinger Party to the effect that the conditions set forth in Section 5.2(a), Section 5.2(b), in each case with respect to such Harbinger Party, and, to the Knowledge of such Harbinger Party, Section 5.2(c) have been satisfied.

(e) No Liens. Each Harbinger Party shall have delivered to the Company evidence reasonably satisfactory to the Company that the Liens on the Contributed Shares owned by such Harbinger Party securing the credit obligations of such Harbinger Party or its Affiliates shall have been terminated at or prior to the Closing.

(f) Lock-Up Agreement. Each Harbinger Party shall have delivered to the Company a lock-up letter executed by such Harbinger Party substantially in the form attached hereto as Exhibit E with respect to each share of SBH Common Stock held by such Harbinger Party (other than the Contributed Shares).

(g) Ownership of SBH Common Stock. The aggregate number of Contributed Shares represents at least fifty-two percent (52%) of the shares of SBH Common Stock as of the Closing calculated on a Fully-Diluted Basis.

(h) Tax Certificate. Each of the Harbinger Parties shall furnish to the Company on or before the Closing Date a notification, in the form attached hereto as Exhibit F, set forth in the manner described in Treas. Regs. Section 1.1445-2(d)(2)(iii), that by reason of the operation of section 351 of the Code, such Harbinger Party is not required to recognize any gain or loss with respect to the Transaction.

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SECTION 5.3 Additional Conditions to Obligations of the Harbinger Parties. The obligations of the Harbinger Parties to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in Article III shall be true and correct on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.

(d) Officer’s Certificate. The Harbinger Parties shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 5.3(a), 5.3(b) and 5.3(c) have been satisfied.

(e) Listing of Company Common Stock. The Company Common Stock to be issued to the Harbinger Parties in the Transaction shall have been approved for listing on the NYSE.

(f) Registration Rights Agreement. The Registration Rights Agreement shall remain in full force and effect.

(g) SBH Stockholder Agreement Joinder. The SBH Stockholder Agreement Joinder shall remain in full force and effect.

ARTICLE VI

TERMINATION

SECTION 6.1 Termination. This Agreement may be terminated at any time prior to the Closing by action taken or authorized by the board of directors (or other similar governing body) of the terminating party or parties:

(a) by mutual written consent of the Company (acting upon the unanimous recommendation of the Special Committee) and the Harbinger Parties, if the board of directors (or similar governing body) of each so determines;

(b) by written notice of either the Company or the Harbinger Parties:

(i) if the Transaction shall not have been consummated by January 31, 2011; provided, however, that such date shall be extended to March 31, 2011 if the Information Statement has not been approved for mailing by the staff of the Securities and Exchange Commission on or before December 31, 2010; provided, further, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to a party whose breach of this Agreement caused the Closing not to occur;

(ii) if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which Order or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to a party which has not complied with its obligations under Section 4.5;

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(c) by the Company (acting upon the recommendation of the Special Committee) upon (i) the occurrence of an event that would cause the condition in Section 5.2(c) not to be satisfied or (ii) a breach or violation of any representation, warranty, covenant or agreement on the part of the Harbinger Parties set forth in this Agreement, which, in the case of clause (ii), such breach or violation would result in the failure to satisfy the conditions set forth in Section 5.2(a) or Section 5.2(b) and in any such case, such breach or violation shall be incapable of being cured by the Closing, or such breach or violation is not cured within fifteen (15) days following receipt of written notice by the Harbinger Party or Parties, as applicable, of such breach or violation (or such longer period during which the applicable Harbinger Party or Parties use their respective reasonable best efforts to cure); or

(d) by the Harbinger Parties upon (i) the occurrence of an event that would cause the condition in Section 5.3(c) not to be satisfied or (ii) a breach or violation of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which, in the case of clause (ii), such breach or violation would result in the failure to satisfy the conditions set forth in Section 5.3(a) or Section 5.3(b) and in any such case, such breach or violation shall be incapable of being cured by the Closing, or such breach or violation is not cured within fifteen (15) days following receipt of written notice by the Company of such breach or violation (or such longer period during which the Company uses its reasonable best efforts to cure).

SECTION 6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) for the provisions of Section 4.4, Section 4.6, this Section 6.2 and Article VII, each of which shall survive termination of this Agreement and (ii) that nothing herein shall relieve any party from liability for any willful and material breach of any covenant or agreement of such party contained herein or any willful and material breach of any representation or warranty of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or in any Ancillary Agreement (to the extent any provision of any such Ancillary Agreement survives termination of this Agreement), all of which obligations shall survive termination of this Agreement in accordance with their terms. For purposes of this Section 6.2, a “willful and material breach” shall mean a material breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

ARTICLE VII

INDEMNITY

SECTION 7.1 Survival of Representations, Warranties, Covenants and Obligations. The representations, warranties, covenants and obligations in this Agreement shall survive the Closing Date. A claim for indemnification relating to the representations and warranties in this Agreement may be made at any time prior to the first anniversary of the Closing (the “Survival Termination Date”); provided that (i) a claim relating to Section 2.6(a) may be made at any time until eighteen months following the Closing Date and (ii) a claim relating to Sections 2.1, 2.2, 2.3, 2.8, 3.1, 3.2, 3.3(a), 3.3(b), 3.3(d), 3.8 and 3.9 (the “Fundamental Representations”) or to any agreements or covenants to be performed following the Closing may be made at any time.

SECTION 7.2 The Harbinger Parties Agreement to Indemnify. Subject to the limitations contained in Sections 7.1, 7.3 and 7.8, upon the terms and subject to the conditions of this Article VII, each Harbinger Party will severally (and not jointly or jointly and severally) indemnify, defend and hold harmless the Company and its officers, directors, employees, Affiliates (other than the Harbinger Parties) and agents (collectively, the “Company Indemnified Parties”) at any time after the Closing, from and against, and shall reimburse such persons for, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, diminution of value, costs and expenses, including, taxes, interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Damages”) asserted against, relating to, imposed upon or incurred by the Company or any Company Indemnified Parties arising from or in connection with: (i) a

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breach of any representation of such Harbinger Party contained in this Agreement, or (ii) the breach of any agreement or covenant of such Harbinger Party contained in this Agreement (collectively, the matters in clauses (i) and (ii), “Company Claims”).

SECTION 7.3 The Harbinger Parties Limitation of Liability.

(a) Except as provided for below, the obligation of each Harbinger Party to indemnify the Company Indemnified Parties pursuant to Section 7.2 for breaches of representation or warranty shall be limited to an aggregate amount equal to such Harbinger Party’s Cap and each Harbinger Party shall not be liable for any such Damages for breaches of representations or warranties by such Harbinger Party except to the extent that they exceed, in the aggregate, an amount equal to its Basket, in which event such Harbinger Party shall be liable only for such Damages which exceed its Basket. Notwithstanding the foregoing, neither the Cap nor the Basket shall apply to the Indemnified Party’s right to Damages arising from or in connection with (i) any Company Claims arising out of a breach of a Fundamental Representation and (ii) a breach of any agreement or covenant to be performed by any Harbinger Party; provided, however, that in no event shall the aggregate liability of any Harbinger Party hereunder exceed its HCP Cap.

(b) The amount of any Damages incurred or suffered by a person shall be reduced by any insurance proceeds and other third party recoveries which such person is entitled to receive in connection with the breach, failure or other event which gave rise to such Damages (net of any costs incurred by such person in connection with the collection of such insurance proceeds and the present value of any increase in premiums resulting therefrom).

(c) The amount of any Damages incurred or suffered by any person shall be reduced by any tax benefit (or increased by any tax cost) actually realized as a result of or related to any such Damages (if and when received and treating any such benefit as the last item of deduction for the applicable tax year). Such tax benefit or cost shall be calculated using the highest marginal rate of federal and State tax, taking into account all of the States in which the person receiving the tax benefit or suffering the tax cost does business. The amount of any such tax benefit or tax cost is to be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Damages.

(d) Nothing in this Agreement shall limit or restrict any of the Company Indemnified Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon Fraud by any Harbinger Party.

SECTION 7.4 The Company’s Agreement to Indemnify. Upon the terms and subject to the conditions of this Article, the Company will indemnify, defend and hold harmless the Harbinger Parties and their respective officers, directors, members, trustees, shareholders, partners, employees, Affiliates (other than the Company and its Subsidiaries) and agents (collectively, the ‘‘Harbinger Indemnified Parties”) at any time after the Closing, from and against, and shall reimburse such persons for, any and all Damages asserted against, relating to, imposed upon or incurred by the Harbinger Indemnified Parties or any of them arising from or in connection with: (i) a breach of any representation of the Company contained in or made pursuant to this Agreement, or (ii) the breach of any agreement or covenant of the Company contained in this Agreement (unless the breach resulted from an action of a Harbinger Indemnified Party). Nothing in this Agreement shall limit or restrict any of the Harbinger Indemnified Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon Fraud by the Company.

SECTION 7.5 Claim Procedures. If a Person is entitled to indemnification under this Article VII (the “Indemnified Party”), such party may make claim under this Article VII (a ‘‘Claim”) by delivering to the party required to provide indemnification hereunder (the ‘‘Indemnifying Party”) written notice of such claim (the “Claims Notice”). The Claims Notice shall state the nature and basis of such Claim or action, to the extent known, and the amount in dispute under such claim or action, if known at such time. The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days (the ‘‘Response Period”) after the date that the Claims Notice is received by the Indemnifying Party. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the

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Claim described in the related Claims Notice. If the Indemnifying Party elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or by written notice to the Indemnified Party, then the amount of Damages, to the extent known at the time, set forth in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall pay within thirty (30) days after the last day of the applicable Response Period the amount of Damages due pursuant to this Article VII. If the Indemnifying Party delivers a Claim Response not relating to a Third-Party Claim within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Indemnifying Party and the Indemnified Party shall promptly meet and act in good faith to settle the dispute before otherwise seeking to enforce their respective rights under this Article VII. Any obligation of a Harbinger Party to indemnify the Company Indemnified Parties pursuant to Section 7.2 shall be payable in shares of Company Common Stock or, at the sole option of such Harbinger Party, cash. For purposes of making any such indemnification payments hereunder, each share of Company Common Stock shall be valued at the volume weighted average price (computed using Bloomberg) of a share of Company Common Stock for the 30-trading day period ending on the date preceding the date on which such payment is made.

SECTION 7.6 Third-Party Claim.

(a) In the event any claim for indemnification under this Article VII is based on a claim asserted by a third party (i.e., a Person other than a party hereto or its Affiliates, or agents) (a “Third-Party Claim”), the party seeking indemnification shall give prompt written notice to such other party of the Third-Party Claim, which notice shall specify in reasonable detail the basis of such claim and the facts pertaining thereto, and indicating the sections of this Agreement allegedly breached to the extent determinable which are the basis for such claim and the best estimate of the amount to the extent determinable or estimable as of such notice date of the Damages that has been or may be suffered by the Indemnified Party; provided that the failure to so notify any Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such Indemnifying Party.

(b) In the event of any Third-Party Claim, the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice to assume and conduct the defense of the underlying Third-Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assume control of the defense, which, notwithstanding the foregoing, shall be borne by the Indemnifying Party). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of any Third-Party Claim and shall pay the reasonable fees and out-of-pocket expenses of a single counsel retained by all such Indemnified Parties with respect to such Third-Party Claim if: (i) the Indemnifying Party does not conduct the defense of the Third- Party Claim with reasonable diligence; or (ii) the Third-Party Claim seeks non-monetary, equitable or injunctive relief, (ii) alleges violations of criminal law, or (iii) includes as the named parties in any such Third-Party Claim both an Indemnified Party and an Indemnifying Party, and either a defense is available to an Indemnified Party that is not available to an Indemnifying Party or applicable ethical guidelines provide that, in either case, it would be inappropriate to have the same counsel represent both parties. If the Indemnifying Party has assumed such defense as provided in this Section 7.6(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such claim. If the Indemnifying Party does not assume the defense of any Third-Party Claim in accordance with this Section 7.6(b), the Indemnified Party may continue to defend such claim at the reasonable cost of the Indemnifying Party and the Indemnifying Party may still participate in, but not control, the defense of such Third-Party Claim at the Indemnifying Party’s sole cost and expense.

SECTION 7.7 Settlement.

(a) If the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 7.6(b), or is not entitled to do so, the Indemnified Party shall not consent to the entry

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of any judgment or enter into any settlement with respect to the Third-Party Claim without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

(b) If the Indemnifying Party assumes and conducts the defense of the Third-Party Claim in accordance with Section 7.6(b), the Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim that: (A) involves any action by the Indemnified Party other than the payment of money (which is paid in full by the Indemnifying Party), (B) provides for injunctive or other non-monetary relief against the Indemnified Party, or (C) does not grant an unconditional release of the Indemnified Party from all liability with respect to such Third-Party Claim.

(c) In any Third-Party Claim, the party responsible for the defense of such claim shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, all settlement negotiations and offers. The Indemnified Party shall use commercially reasonable efforts to make available to the Indemnifying Party and its representatives all books and records of the Indemnified Party relating to such Third-Party Claim and shall cooperate with the Indemnifying Party in the defense of the Third-Party Claim, including by making available personnel as witnesses in connection with any action.

SECTION 7.8 Exclusive Remedy. The provisions for indemnification set forth in this Article VII are the exclusive remedies for damages caused as a result of breaches of the representations, warranties and covenants contained in this Agreement, it being understood that the remedies of injunction and specific performance shall remain available to the parties hereto. In this regard, the parties hereto waive and relinquish any and all other remedies for damages to the extent such claim is based upon breaches of the representations, warranties and covenants contained in this Agreement. Subject to the limitations and conditions hereinabove set forth, (i) an Indemnifying Party under this Article VII shall not be liable for any duplicative damages, or punitive or exemplary damages with respect to any indemnity claim; (provided, however, that such limitation shall not apply to the extent awarded to a third party in a Third-Party Claim and required to be paid by the Indemnified Party) and (ii) each Indemnified Party shall be expressly precluded from making any indemnification claim based on (x) diminution of value, to the extent arising from special or unique circumstances relating to the Indemnified Party that were not reasonably foreseeable as of the date of this Agreement, or (y) consequential damages.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

Harbinger Group, Inc.
450 Park Avenue, 27th Floor
New York, NY 10022
Fax No: (212) 339-5801
Attention: Francis T. McCarron

with copies (which shall not constitute notice hereunder) to:

Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Fax No.: (212) 836-6685
Attention: Lynn Toby Fisher, Esq.

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and

Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, NY 10022
Fax No: (212) 230-8888
Attention: Michael J. O’Brien, Esq.
Andrew E. Nagel, Esq.

(b) if to any Harbinger Party, to:

c/o Harbinger Capital Partners
450 Park Avenue, 30th Floor
New York, NY 10022
Fax No: (212) 658-9311
Attention: Robin Roger, General Counsel

with a copy (which shall not constitute notice hereunder) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Fax No: (212) 757-3990
Attention: Jeffrey D. Marell, Esq.
Mark A. Underberg, Esq.

SECTION 8.2 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in Law or in equity.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided, however, that for the purposes of this Agreement the Company shall be deemed not to be an Affiliate of any of the Harbinger Parties.

“Ancillary Agreements” means the Registration Rights Agreement, the SBH Registration Rights Agreement Joinder and the SBH Stockholder Agreement Joinder.

“Basket” means, (a) with respect to Harbinger Master, $2,916,335.49, (b) with respect to Harbinger Special Situations, $588,454.09 and (c) with respect to Global Opportunities, $288,437.96.

“Cap” means, (a) with respect to Harbinger Master, $58,326,709.73, (b) with respect to Harbinger Special Situations, $11,769,081.73 and (c) with respect to Global Opportunities, $5,768,759.16.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the Disclosure Schedule prepared by the Company and delivered to the Harbinger Parties on or prior to the date of this Agreement.

“Company Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (a) is materially adverse to the assets, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: any event,

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circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the market price or trading volume of Company Common Stock (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Company Material Adverse Effect), (B) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (C) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the United States, (D) the announcement of this Agreement or the Transaction, (E) changes in applicable Law or in the interpretation thereof, (F) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that the Company or its Subsidiaries are required to adopt or (G) any failure of the Company to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Company Material Adverse Effect); provided, however, that such matters in the case of clauses (B), (C), (D), (E) and (F) shall be taken into account in determining whether there has been or will be a “Company Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of the Company and its Subsidiaries, or (b) would have, or be reasonably likely to have, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.

“Company Permit” means all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, approvals and clearances of all Governmental Authorities and third Persons which are required for the Company and its Subsidiaries to own, lease, and operate their respective properties and other assets and to carry on their respective businesses as they are now being conducted.

“Competition Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Confidentiality Agreement” means the Confidentiality Agreement, entered into as of July 16, 2010, by and between the Company and SBH, as thereafter may be amended.

“Contract” means any binding agreement, arrangement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license or sublicense, whether written or oral.

“DTC” means the Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fraud” means, with respect to any Harbinger Party or the Company, as the case may be, an actual and intentional fraud with respect to the making of the representations and warranties in Article II or Article III, as applicable, provided, that such actual and intentional fraud of (i) a Harbinger Party shall only be deemed to exist if any of the individuals listed in clause (a) of the definition of Knowledge had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties in Article II, as qualified by the Harbinger Party Disclosure Schedule, were actually and intentionally breached in any material respect when made or (ii) the Company shall only be deemed to exist if any of the individuals listed in clause (b) of the definition of Knowledge had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties in Article III, as qualified by the Company Disclosure Schedule, were actually and intentionally breached in any material respect when made.

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“Fully-Diluted Basis” means, when used with reference to SBH Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of SBH Common Stock outstanding, plus (to the extent not included as outstanding); (A) all other capital stock of SBH, or rights or options to acquire shares of SBH Common Stock or other shares of capital stock of SBH, including any restricted stock units, that have been granted under long-term incentive plans or other plans or agreements; (B) such other outstanding securities of SBH otherwise issuable in respect of securities convertible into or exercisable or exchangeable for such capital stock of SBH, including options, warrants and other rights to purchase shares of capital stock of SBH; (C) any Voting Debt of SBH; (D) any obligations pursuant to merger, stock purchase, asset purchase or other acquisition agreements pursuant to which SBH is required to issue, or the counter-party thereto is entitled to receive, subscribe for or purchase, any shares of capital stock of SBH or securities convertible into, or exercisable or exchangeable for any shares of capital stock of SBH.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any United States federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Harbinger Parties Disclosure Schedule” means the Disclosure Schedule prepared by the Harbinger Parties and delivered to the Company prior to the execution of this Agreement.

“Harbinger Party Permit” means, with respect to any Harbinger Party, all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, approvals and clearances of all Governmental Authorities and third Persons which are required for such Harbinger Party to own, lease, and operate its properties and other assets and to carry on its businesses as they are now being conducted.

“HCP Cap” means (a) with respect to Harbinger Master, $583,267,097.28, (b) with respect to Harbinger Special Situations, $117,690,817.26 and (c) with respect to Global Opportunities, $57,687,591.58.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities that would be reflected as current liabilities on a balance sheet prepared in accordance with GAAP arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any reimbursement, payment or similar obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) interest rate swap agreements and (h) any binding obligation of such Person (or its Subsidiaries) to guarantee any of the types of payments described in the foregoing clauses on behalf of any other Person.

“Information Statement” means the information statement (as defined in Rule 14c-1 under the Exchange Act) relating to the issuance of Company Common Stock in the Transaction, as amended or supplemented from time to time.

“Knowledge” means (a) with respect to a Harbinger Party, the actual knowledge of David M. Maura and Robin Roger, Esq. and (b) with respect to the Company, the actual knowledge of Francis T. McCarron. For purposes of Section 2.6, Knowledge with respect to David M. Maura will mean actual knowledge after due inquiry.

“Law” means any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any Order.

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“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, proxy, power of attorney, voting trust or agreement, or encumbrance of any kind in respect of such asset.

“NYSE” means the New York Stock Exchange.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation and by-laws or similar organizational documents of such Person, as amended and currently in effect.

“Permitted Liens” means any Liens (a) created by (i) the SBH Stockholder Documents, (ii) the Organizational Documents of SBH, (iii) applicable state and federal securities Laws or (b) with respect to the representations and warranties of each Harbinger Party set forth in Section 2.1(a) that are made as of the date of this Agreement, to secure the credit obligations of the Harbinger Parties or their respective Affiliates.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“Rule 10b5-1 Purchase Instruction” means the Rule 10b5-1 Purchase Instruction between Harbinger Master and Credit Suisse Securities (USA) LLC, dated June 18, 2010.

“Russell Hobbs” means Russell Hobbs, Inc., a Delaware corporation and an indirect Subsidiary of SBH.

“SBH Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, is materially adverse to the assets, business, results of operations or condition (financial or otherwise) of SBH and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an “SBH Material Adverse Effect”: any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the market price or trading volume of SBH Common Stock (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “SBH Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an SBH Material Adverse Effect), (B) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (C) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage, in each case in the United States, (D) the announcement of this Agreement or the Transaction, (E) changes in applicable Law or in the interpretation thereof, (F) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that SBH or its Subsidiaries are required to adopt or (G) any failure of SBH to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “SBH Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an SBH Material Adverse Effect); provided, however, that such matters in the case of clauses (B), (C), (E), and (F) shall be taken into account in determining whether there has been or will be a “SBH Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on SBH and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of SBH and its Subsidiaries.

“SBH Registration Rights Agreement” means the Registration Rights Agreement, dated February 9, 2010, among SBH, the Harbinger Parties, Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund V, L.P., Avenue Special Situations Fund IV, L.P. and Avenue-CDP Global Opportunities Fund, L.P., as amended from time to time in accordance with its terms.

“SBH Stockholder Agreement” means the Stockholder Agreement, dated as of February 9, 2010, by and among the Harbinger Parties and SBH, as amended from time to time in accordance with its terms.

Annex A-24

“SBH Stockholder Documents” means the SBH Registration Rights Agreement, the SBH Stockholder Agreement and the Organizational Documents of SBH.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“SOX Act” means the Sarbanes-Oxley Act of 2002.

“Spectrum” means Spectrum Brands, Inc., a Delaware corporation and an indirect Subsidiary of SBH.

“Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than fifty percent (50%) of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Harbinger Parties Disclosure Schedule, the Company Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates, instruments, documents and writings executed and delivered by the Company or the Harbinger Parties in connection with the Transaction.

SECTION 8.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section

Agreement	Preamble
Basket	7.3
Board of Directors	Recitals
Cap	7.3
Claim	7.5
Claim Response	7.5
Claims Notice	7.5
Closing	1.2
Closing Contribution Certificate	1.3(a)(i)
Closing Date	1.2
Company	Preamble
Company Claims	7.2
Company Common Stock	Recitals
Company Indemnified Parties	7.2
Company Preferred Stock	3.2(a)
Company SEC Reports	3.4(a)(i)
Company Stockholder Approval	3.3(d)
Company Voting Debt	3.2(c)
Contributed Shares	1.1
Damages	7.2
Exchange Ratio	1.4(a)
Fundamental Representations	7.1
Global Opportunities	Preamble
Harbinger Indemnified Parties	7.4
Harbinger Master	Preamble
Harbinger Parties	Preamble
Harbinger Party	Preamble
Harbinger Special Situations	Preamble
Houlihan Lokey	3.3(c)
Indemnified Party	7.5
Indemnifying Party	7.5
Registration Rights Agreement	Recitals
Response Period	7.5

Annex A-25

Term	Section

SBH	Recitals
SBH Common Stock	Recitals
SBH Preferred Stock	2.6(a)
SBH Registration Rights Agreement Joinder	Recitals
SBH SEC Reports	2.4(a)(i)
SBH Shares	Recitals
SBH Stockholder Agreement Joinder	Recitals
SBH Voting Debt	2.6(c)
Special Committee	Recitals
Survival Termination Date	7.1
Third-Party Claim	7.6
Transaction	Recitals
Transfer	4.9

SECTION 8.4 Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

(b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States.

(h) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

(i) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(j) Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.

(k) The parties have participated jointly in the negotiation and drafting of this Agreement (including the Disclosure Schedules and Exhibits hereto). In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

(l) Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by

Annex A-26

succession of comparable successor statutes and shall also be deemed to include all rules and regulations promulgated thereunder, and references to all attachments thereto and instruments incorporated therein.

SECTION 8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

SECTION 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other Transaction Documents (including the Confidentiality Agreement and the documents and instruments referred to herein) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, that SBH shall be deemed an expressly intended third party beneficiary of the last sentence of Section 4.6. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.7 Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.9 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transaction, or for recognition and enforcement of any judgment in respect of this Agreement, the Transaction and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transaction in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the Transaction, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the Transaction or the subject mater hereof, may not be enforced in or by such courts.

Annex A-27

SECTION 8.10 Effect of Disclosure. The disclosure of any matter in the Harbinger Parties Disclosure Schedule or the Company Disclosure Schedule shall expressly not be deemed to constitute an admission by Harbinger Parties or the Company, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

SECTION 8.11 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

SECTION 8.12 Waiver and Amendment; Remedies Cumulative. Subject to applicable Law, (a) any provision of this Agreement or any inaccuracies in the representations and warranties of any of the parties or compliance with any of the agreements or conditions contained in this Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the parties here may be extended at any time prior to Closing. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 8.12 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Subject to applicable Law, any of the provisions of this Agreement may be amended at any time by the mutual written agreement of the Company (following recommendation of the Special Committee) and the Harbinger Parties. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.13 Waiver of Jury Trial. EACH OF THE HARBINGER PARTIES AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION OR THE ACTIONS OF THE HARBINGER PARTIES AND THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 8.14 Specific Performance. The parties agree that irreparable damage would occur and that the Harbinger Parties and the Company would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Harbinger Parties or the Company. It is accordingly agreed that the Harbinger Parties and the Company shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex A-28

IN WITNESS WHEREOF, the Company and the Harbinger Parties have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

HARBINGER GROUP INC.

By:	/s/ Francis T. McCarron Name: Francis T. McCarron Title: Executive Vice President and Chief Financial Officer

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners LLC, its investment manager

By:	/s/ Robin Roger Name: Robin Roger Title: Managing Director and General Counsel

HARBINGER CAPITAL PARTNERS SPECIAL
SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:	/s/ Robin Roger Name: Robin Roger Title: Managing Director and General Counsel

GLOBAL OPPORTUNITIES BREAKAWAY LTD.

By: Harbinger Capital Partners II LP,
its investment manager

By:	/s/ Robin Roger
Name:     Robin Roger

Title:	Managing Director and General Counsel

[Signature Page to Contribution and Exchange Agreement]

Annex A-29

EXHIBIT A

Harbinger Party	SBH Shares	Contributed Shares

Harbinger Master	27,840,256	21,340,256
Harbinger Special Situations	4,306,007	4,306,007
Global Opportunities	2,110,642	2,110,642

Annex A-30

EXHIBIT B

Registration Rights Agreement

See Annex B for the final form of Registration Rights Agreement.

Annex A-31

EXHIBIT C

SBH Registration Rights Agreement Joinder

[see attached]

Annex A-32

JOINDER TO
REGISTRATION RIGHTS AGREEMENT

THIS JOINDER (this “Joinder”), dated as of September 10, 2010, to the Registration Rights Agreement, dated February 9, 2010 (the “Registration Rights Agreement”), among Spectrum Brands Holdings, Inc. (f/k/a SB/RH Holdings, Inc.), a Delaware corporation, Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Harbinger Special Situations”), Global Opportunities Breakaway Ltd., a Cayman Islands exempted company (“Global Opportunities” and, together with Harbinger Master and Harbinger Special Situations, the “Harbinger Investors”), Avenue International Master, L.P., a Cayman Islands exempted limited partnership, Avenue Investments, L.P., a Delaware limited partnership, Avenue Special Situations Fund V, L.P., a Delaware limited partnership, Avenue Special Situations Fund IV, L.P., a Delaware limited partnership, and Avenue-CDP Global Opportunities Fund, L.P., a Cayman Islands exempted limited partnership. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Registration Rights Agreement.

WHEREAS, upon the closing (the “Closing”) of the transactions contemplated by the Contribution and Exchange Agreement, dated as of September 10, 2010 (the “Contribution and Exchange Agreement”), by and among Harbinger Group, Inc., a Delaware corporation (“Harbinger Group”), and the Harbinger Investors, Harbinger Group shall acquire a number of shares of Common Stock beneficially owned by the Harbinger Investors representing at least 52% of the outstanding Common Stock as of the Closing (the “Contributed Shares”) in exchange for newly-issued shares of common stock of Harbinger Group;

WHEREAS, as a condition and inducement to the Harbinger Investors entering into the Contribution and Exchange Agreement and incurring the obligations set forth therein, concurrently with the execution and delivery of the Contribution and Exchange Agreement, Harbinger Group shall execute this Joinder; and

WHEREAS, pursuant to this Joinder, Harbinger Group shall, effective upon the Closing, succeed to the rights and obligations of the Harbinger Investors under the Registration Rights Agreement solely with respect to the Contributed Shares.

NOW, THEREFORE, in consideration of the contribution of the Contributed Shares to Harbinger Group and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Harbinger Group hereby agrees as follows:

Acknowledgment and Agreement. Harbinger Group hereby acknowledges that (a) it has received and reviewed a complete copy of the Registration Rights Agreement and (b) it is acquiring the Contributed Shares subject to the terms, limitations and conditions of the Registration Rights Agreement. Harbinger Group hereby agrees that upon execution and delivery of this Joinder, it shall become a party to the Registration Rights Agreement effective as of the Closing and shall be bound by, and shall comply with, the Registration Rights Agreement as a Holder. In addition, Harbinger Group hereby acknowledges and agrees that, for all purposes of the Registration Rights Agreement, all of the shares of Common Stock owned by Harbinger Group after the Closing (irrespective of when acquired) shall be deemed Registrable Securities.

Notices. For purposes of delivering notice under the Registration Rights Agreement, the address of Harbinger Group is as follows:
Harbinger Group Inc.
450 Park Avenue
27th Floor
New York, NY 10022
Attention: Francis T. McCarron
Fax No.: (212) 339-5801

Annex A-33

With a copy to (which will not constitute notice) to:

Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Lynn Toby Fisher, Esq.
Fax No.: (212) 836-6685

Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York, without regard to its rules regarding conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Headings. The descriptive headings contained in this Joinder are for reference purposes only and will not affect in any way the meaning or interpretation of this Joinder.

[Remainder of page intentionally left blank]

Annex A-34

Accordingly, the undersigned have executed and delivered this Joinder to the Registration Rights Agreement as of the date first written above.

HARBINGER GROUP INC.

By:	/s/ Francis T. McCarron
Name:     Francis T. McCarron

Title:	Executive Vice President and Chief Financial Officer
Acknowledged:

HARBINGER CAPITAL PARTNERS
MASTER FUND I, LTD.

By:	Harbinger Capital Partners LLC,
its investment manager

By:	/s/ Robin Roger
Name:     Robin Roger

Title:	Managing Director and General Counsel

HARBINGER CAPITAL PARTNERS
SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC,
its general partner

By:	/s/ Robin Roger
Name:     Robin Roger

Title:	Managing Director and General Counsel

GLOBAL OPPORTUNITIES BREAKAWAY LTD.

By:	Harbinger Capital Partners II LP,
its investment manager

By:	/s/ Robin Roger
Name:     Robin Roger

Title:	Managing Director and General Counsel

Annex A-35

EXHIBIT D

SBH Stockholder Agreement Joinder

[see attached]

Annex A-36

JOINDER TO
STOCKHOLDER AGREEMENT

THIS JOINDER (this “Joinder”), dated as of September 10, 2010, to the Stockholder Agreement, dated as of February 9, 2010 (the “Stockholder Agreement”), among Spectrum Brands Holdings, Inc. (f/k/a SB/RH Holdings, Inc.), a Delaware corporation, Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Harbinger Special Situations”), Global Opportunities Breakaway Ltd., a Cayman Islands exempted company (“Global Opportunities” and, together with Harbinger Master and Harbinger Special Situations, the “Harbinger Parties”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Stockholder Agreement.

WHEREAS, upon the closing (the “Closing”) of the transactions contemplated by the Contribution and Exchange Agreement, dated as of September 10, 2010 (the “Contribution and Exchange Agreement”), by and among Harbinger Group, Inc., a Delaware corporation (“Harbinger Group”), and the Harbinger Parties, Harbinger Group shall acquire a number of shares of Common Stock beneficially owned by the Harbinger Parties representing at least 52% of the outstanding Common Stock as of the Closing (the “Contributed Shares”) in exchange for newly-issued shares of common stock of Harbinger Group (the “Transfer”);

WHEREAS, as a condition and inducement to the Harbinger Parties entering into the Contribution and Exchange Agreement and incurring the obligations set forth therein, concurrently with the execution and delivery of the Contribution and Exchange Agreement, Harbinger Group shall execute this Joinder; and

WHEREAS, pursuant to this Joinder, Harbinger Group shall, effective upon the Closing, succeed to the rights and obligations of the Harbinger Parties under the Stockholder Agreement solely with respect to the Contributed Shares.

NOW, THEREFORE, in consideration of the contribution of the Contributed Shares to Harbinger Group and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Harbinger Group hereby agrees as follows:

Harbinger Group Acknowledgment and Agreement. Harbinger Group hereby acknowledges that (a) it has received and reviewed a complete copy of the Stockholder Agreement and the other agreements referred to therein and (b) it is acquiring the Contributed Shares subject to the terms, limitations and conditions of the Stockholder Agreement. Harbinger Group hereby agrees that upon execution and delivery of this Joinder, it shall become a party to the Stockholder Agreement effective as of the Closing and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholder Agreement to the same extent as the Harbinger Parties would be bound thereunder prior to giving effect to the Transfer. In addition, Harbinger Group hereby acknowledges and agrees that, effective upon the Closing, (i) Harbinger Group shall be deemed a “Harbinger Successor” for purposes of the Stockholder Agreement and (ii) references in the Stockholder Agreement to (x) “Harbinger” or “Harbinger Parties” shall be deemed to be references to Harbinger Group and its Affiliates and (y) “Harbinger Shares” shall be deemed to be references to Voting Securities Beneficially Owned by Harbinger Group and members of its Restricted Group.

Harbinger Parties Acknowledgment. Each Harbinger Party hereby acknowledges that, from and after the Closing, (i) Harbinger Group shall be the exclusive person to exercise the rights granted pursuant to Section 3.1(b) (Board Composition) and Section 3.3(b) (Committees) of the Stockholder Agreement and (ii) Harbinger Group shall have the exclusive power and authority to exercise the rights granted pursuant to such sections.

Notices. For purposes of delivering notice under the Stockholder Agreement, the address of Harbinger Group is as follows:
Harbinger Group Inc.
450 Park Avenue
27th Floor
New York, NY 10022
Attention: Francis T. McCarron
Fax No.: (212) 339-5801

Annex A-37

With a copy to (which will not constitute notice) to:

Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Lynn Toby Fisher, Esq.
Fax No.: (212) 836-6685

Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules regarding conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Headings. The descriptive headings contained in this Joinder are for reference purposes only and will not affect in any way the meaning or interpretation of this Joinder.

[Remainder of page intentionally left blank]

Annex A-38

Accordingly, the undersigned have executed and delivered this Joinder to the Stockholder Agreement as of the date first written above.

HARBINGER GROUP INC.

By:	/s/ Francis T. McCarron
Name:     Francis T. McCarron

Title:	Executive Vice President and Chief Financial Officer
Acknowledged:

HARBINGER CAPITAL PARTNERS
MASTER FUND I, LTD.

By:	Harbinger Capital Partners LLC,
its investment manager

By:	/s/ Robin Roger
Name:     Robin Roger

Title:	Managing Director and General Counsel

HARBINGER CAPITAL PARTNERS
SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC,
its general partner

By:	/s/ Robin Roger
Name:     Robin Roger

Title:	Managing Director and General Counsel

GLOBAL OPPORTUNITIES BREAKAWAY LTD.

By:	Harbinger Capital Partners II LP,
its investment manager

By:	/s/ Robin Roger
Name:     Robin Roger

Title:	Managing Director and General Counsel

Annex A-39

EXHIBIT E

Lock-Up Agreement

[see attached]

Annex A-40

Exhibit E

September [          ], 2010
Harbinger Group Inc.
450 Park Avenue, 27th Floor
New York, NY 10022
Attention: Francis T. McCarron

Re:	Contribution of Spectrum Brands Holdings, Inc. (“SBH”) common stock, par value $0.01 per share (“SBH Common Stock”)

Dear Sir:

The undersigned (each, a “Harbinger Party”), stockholders of Harbinger Group Inc., a Delaware corporation (the “Company”), have entered into a Contribution and Exchange Agreement (the “Agreement”) with the Company providing for the issuance by the Company to each Harbinger Party of shares of common stock, par value $0.01 per share, of the Company, in exchange for the contribution to the Company by such Harbinger Party of certain of their SBH Common Stock (the “Contributed Shares”) (the “Transaction”). In recognition of the benefit that this Transaction will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, during the period beginning on the date hereof and ending on the date that is 90 days from the Closing Date (as defined in the Agreement), the undersigned will not, without the prior written consent of the Company, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell or grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any SBH Common Stock owned beneficially or as of record on the Closing Date after the consummation of the Transaction (the “Subject Shares”) or any securities convertible into or exchangeable or exercisable for the Subject Shares (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of the SBH Common Stock or other securities, in cash or otherwise (each transaction described in clauses (i) and (ii) of this paragraph, a “Transfer”).

Notwithstanding the foregoing, and subject to the conditions below, the restrictions contained in this agreement shall not apply to (i) any Transfer of the Lock-Up Securities pursuant to the Agreement, (ii) any Transfer of the Lock-Up Securities to an Affiliate (as defined in the Agreement) of the undersigned, (iii) any pledge by the undersigned of the Lock-Up Securities in favor of a lender or other similar financing source, and (iv) any Transfer or distribution by the undersigned of the Lock-up Securities to their limited partners, members or stockholders; provided, that in the case of any Transfer pursuant to clause (ii), such Affiliate delivers a signed written agreement accepting the restrictions set forth in this agreement as if it were a Harbinger Party for the balance of the lockup period.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Nothing in this agreement shall restrict the undersigned from exchanging any of the Lock-Up Securities for capital stock of the Company or acquiring any additional shares of capital stock of SBH. The restrictions

Annex A-41

contained in this agreement shall not apply to any Lock-up Securities acquired by the undersigned after the Closing Date.

Very truly yours,

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners LLC, its investment manager

By:	Name: Title:

HARBINGER CAPITAL PARTNERS SPECIAL
SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:	Name: Title:

GLOBAL OPPORTUNITIES BREAKAWAY LTD.

By:	Harbinger Capital Partners II LP, its investment manager

By:
Name:

Title:

Annex A-42

EXHIBIT F

Tax Certificate

[see attached]

Annex A-43

Certification of Non-Recognition Transaction

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest generally must withhold tax if the transferor is a foreign person. However, such withholding is not required if the transferor notifies the transferee in the manner described in Treasury Regulations §1.1445-2(d)(2)(iii), that by reason of the operation of a nonrecognition provision of the Code, the transferor is not required to recognize any gain or loss with respect to the transfer and the transferee provides a copy of such notification to the Internal Revenue Service in the time and manner set forth in the applicable regulations. Consistent with the foregoing, to inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Global Opportunities Breakaway Ltd. (“Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:

(A) This certificate constitutes a notice of a non-recognition transaction pursuant to the requirements of Treasury Regulations § 1.1445-2(d)(2).

(B)	Name of Transferor:	Global Opportunities Breakaway Ltd.
EIN of Transferor:

Transferor’s Office Address:

(C) Transferor is not required to recognize any gain or loss with respect to the transfer described in (D) below.

(D) Transferor, along with the other transferors (collectively, the “Transferors”), will transfer stock of Spectrum Brands Holdings, Inc., a Delaware corporation, to Harbinger Group Inc., a Delaware corporation (“HGI”), solely in exchange for stock of HGI, and after the transaction, the Transferors will hold at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of HGI.

(E) Under section 351 of the Code, no gain or loss shall be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock of that corporation, and immediately after the exchange, such person or persons are in “control” of the corporation (as defined in section 368(c) of the Code). “Control” is defined in section 368(c) of the Code as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. The Transferors are making a transfer, described in (D) above, which will qualify for non-recognition under section 351 of the Code.

I understand that this certification may be disclosed to the Internal Revenue Service by HGI and that any false statement I have made here could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

Global Opportunities Breakaway Ltd.
By:		Date:

Name:
Title:

Annex A-44

Certification of Non-Recognition Transaction

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest generally must withhold tax if the transferor is a foreign person. However, such withholding is not required if the transferor notifies the transferee in the manner described in Treasury Regulations §1.1445-2(d)(2)(iii), that by reason of the operation of a nonrecognition provision of the Code, the transferor is not required to recognize any gain or loss with respect to the transfer and the transferee provides a copy of such notification to the Internal Revenue Service in the time and manner set forth in the applicable regulations. Consistent with the foregoing, to inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Harbinger Capital Partners Master Fund I, Ltd. (“Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:

(A) This certificate constitutes a notice of a non-recognition transaction pursuant to the requirements of Treasury Regulations § 1.1445-2(d)(2).

(B)	Name of Transferor:	Harbinger Capital Partners Master Fund I, Ltd.
EIN of Transferor:

Transferor’s Office Address:

(C) Transferor is not required to recognize any gain or loss with respect to the transfer described in (D) below.

(D) Transferor, along with the other transferors (collectively, the “Transferors”), will transfer stock of Spectrum Brands Holdings, Inc., a Delaware corporation, to Harbinger Group Inc., a Delaware corporation (“HGI”), solely in exchange for stock of HGI, and after the transaction, the Transferors will hold at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of HGI.

(E) Under section 351 of the Code, no gain or loss shall be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock of that corporation, and immediately after the exchange, such person or persons are in “control” of the corporation (as defined in section 368(c) of the Code). “Control” is defined in section 368(c) of the Code as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. The Transferors are making a transfer, described in (D) above, which will qualify for non-recognition under section 351 of the Code.

I understand that this certification may be disclosed to the Internal Revenue Service by HGI and that any false statement I have made here could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

Harbinger Capital Partners Master Fund I, Ltd.
By:		Date:

Name:
Title:

Annex A-45

Certification of Non-Recognition Transaction

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest generally must withhold tax if the transferor is a foreign person. However, such withholding is not required if the transferor notifies the transferee in the manner described in Treasury Regulations §1.1445-2(d)(2)(iii), that by reason of the operation of a nonrecognition provision of the Code, the transferor is not required to recognize any gain or loss with respect to the transfer and the transferee provides a copy of such notification to the Internal Revenue Service in the time and manner set forth in the applicable regulations. Consistent with the foregoing, to inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Harbinger Capital Partners Special Situations Fund, L.P. (“Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:

(A) This certificate constitutes a notice of a non-recognition transaction pursuant to the requirements of Treasury Regulations § 1.1445-2(d)(2).

(B)	Name of Transferor:	Harbinger Capital Partners Special Situations Fund, L.P.
EIN of Transferor:

Transferor’s Office Address:

(C) Transferor is not required to recognize any gain or loss with respect to the transfer described in (D) below.

(D) Transferor, along with the other transferors (collectively, the “Transferors”), will transfer stock of Spectrum Brands Holdings, Inc., a Delaware corporation, to Harbinger Group Inc., a Delaware corporation (“HGI”), solely in exchange for stock of HGI, and after the transaction, the Transferors will hold at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of HGI.

(E) Under section 351 of the Code, no gain or loss shall be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock of that corporation, and immediately after the exchange, such person or persons are in “control” of the corporation (as defined in section 368(c) of the Code). “Control” is defined in section 368(c) of the Code as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. The Transferors are making a transfer, described in (D) above, which will qualify for non-recognition under section 351 of the Code.

I understand that this certification may be disclosed to the Internal Revenue Service by HGI and that any false statement I have made here could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

Harbinger Capital Partners Special Situations Fund, L.P.
By:		Date:

Name:
Title:

Annex A-46

Annex B

REGISTRATION RIGHTS AGREEMENT
among
HARBINGER GROUP INC.,

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.,
HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
and
GLOBAL OPPORTUNITIES BREAKAWAY LTD.

Dated as of September 10, 2010

Annex B-i

Annex B-ii

Annex B-iii

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated September 10, 2010 (this ‘‘Agreement”), among Harbinger Group Inc., a Delaware corporation (the “Company”), Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Harbinger Special Situations”) and Global Opportunities Breakaway Ltd., a Cayman Islands exempted company (“Global Opportunities” and, together with Harbinger Master and Harbinger Special Situations, the “Harbinger Investors”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Section 1.

R E C I T A L S:

WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into a Contribution and Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), pursuant to which on the Closing Date (as such term is defined in the Exchange Agreement) the Company will issue to each Harbinger Investor shares of Common Stock in exchange for the contribution by such Harbinger Investor of a number of shares of common stock, par value $0.01 per share (the “SBH Common Stock”), of Spectrum Brands Holdings, Inc., a Delaware corporation, which together with the shares of SBH Common Stock to be contributed by the other Harbinger Investors thereunder, will represent at least 52% of the shares of SBH Common Stock outstanding as of the Closing Date; and

WHEREAS, the Company and the Harbinger Investors desire to enter into this Agreement to provide the Harbinger Investors with certain rights relating to the registration of shares of Common Stock to be received by them, whether pursuant to the Exchange Agreement or otherwise, and any other securities that fall within the definition of “Registrable Securities” hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions and Interpretation.

(a) Certain Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Agreement” means this Agreement, as the same may be amended, supplemented or modified from time to time in accordance to the terms hereof.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act.

“Approved Underwriter” has the meaning set forth in Section 3(f).

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Closing Price” means, with respect to the Registrable Securities, as of the date of determination, (i) if the Registrable Securities are listed on a national securities exchange, the closing price per share of a Registrable Security officially reported on the principal national securities exchange on which the Registrable Securities are then listed or admitted to trading; or (ii) if the Registrable Securities are not then listed or admitted to trading on any national securities exchange, the average of the reported closing bid and asked prices of the Registrable Securities on such date on the principal over the counter market on which the Registrable Securities are traded; or (iii) if none of clauses (i) or (ii) is applicable, a market price per share determined in good faith by the disinterested members of the Board of Directors or, if such determination is

Annex B-1

not satisfactory to the Holder for whom such determination is being made, by a nationally recognized investment banking firm mutually selected by the Company and such Holder, the expenses for which shall be borne equally by the Company and such Holder. If trading is conducted on a continuous basis on any exchange, then the closing price shall be at 4:00 P.M. New York City time.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Company or any other capital stock of the Company (or any successor entity) into which such stock is reclassified or reconstituted and any other common stock of the Company (or any successor entity).

“Company” has the meaning set forth in the Preamble.

“Company Underwriter” has the meaning set forth in Section 4(a).

“Contemporaneous Company Offering” has the meaning set forth in Section 5(b).

“Demand Registration” has the meaning set forth in Section 3(a).

“Determination Date” has the meaning set forth in Section 5(f).

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.

“Exchange Agreement” has the meaning set forth in Recitals.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Global Opportunities” has the meaning set forth in the Preamble.

“Harbinger Investors” has the meaning set forth in the Preamble.

“Harbinger Master” has the meaning set forth in the Preamble.

“Harbinger Special Situations” has the meaning set forth in the Preamble.

“Hedging Counterparty” means a broker-dealer registered under Section 15(b) of the Exchange Act or an Affiliate thereof.

“Hedging Transaction” means any transaction involving a security linked to the Registrable Class Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) promulgated under the Exchange Act) with respect to the Registrable Class Securities or transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Class Securities, including any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of exchangeable security or similar transaction. For the avoidance of doubt, the following transactions shall be deemed to be Hedging Transactions:

(i) transactions by a Holder in which a Hedging Counterparty engages in short sales of Registrable Class Securities pursuant to a Prospectus and may use Registrable Securities to close out its short position;

(ii) transactions pursuant to which a Holder sells short Registrable Class Securities pursuant to a Prospectus and delivers Registrable Securities to close out its short position;

Annex B-2

(iii) transactions by a Holder in which the Holder delivers, in a transaction exempt from registration under the Securities Act, Registrable Securities to the Hedging Counterparty who will then publicly resell or otherwise transfer such Registrable Securities pursuant to a Prospectus or an exemption from registration under the Securities Act; and

(iv) a loan or pledge of Registrable Securities to a Hedging Counterparty who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares, in each case, in a public transaction pursuant to a Prospectus.

“Holder” means the Harbinger Investors and any Permitted Transferee thereof to whom Registrable Securities are transferred in accordance with Section 9(g) other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 or Regulation S promulgated under the Securities Act.

“Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities.

“Holders’ Counsel” has the meaning set forth in Section 7(a)(i).

“Incidental Registration” has the meaning set forth in Section 4(a).

“Indemnified Party” has the meaning set forth in Section 8(c).

“Indemnifying Party” has the meaning set forth in Section 8(c).

“Initiating Holders” has the meaning set forth in Section 3(a).

“Inspectors” has the meaning set forth in Section 7(a)(viii).

“Liability” has the meaning set forth in Section 8(a).

“Lock-up Agreements” has the meaning set forth in Section 6(a).

“Long-Form Registration” has the meaning set forth in Section 3(a).

“Market Price” means, on any date of determination, the average of the daily Closing Price of the Registrable Securities for the immediately preceding 30 days on which the national securities exchanges are open for trading.

“Permitted Transferee” means any Person who has acquired Registrable Securities in accordance with Section 9(g).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” means any “prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Records” has the meaning set forth in Section 7(a)(viii).

“Registrable Class Securities” means the Registrable Securities and any other securities of the Company that are of the same class as the relevant Registrable Securities.

“Registrable Securities” means each of the following: (i) any and all shares of Common Stock owned after the date hereof by the Holders (irrespective of when acquired) and any shares of Common Stock issuable or issued upon exercise, conversion or exchange of other securities of the Company; and (ii) any securities of the Company issued in respect of the shares of Common Stock issued or issuable to any of the Holders with respect to the Registrable Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares of Common Stock issuable upon conversion, exercise or exchange thereof.

“Registration Expenses” has the meaning set forth in Section 7(d).

Annex B-3

“Registration Statement” means a registration statement filed pursuant to the Securities Act, including an Automatic Shelf Registration Statement.

“Requested Shelf Registered Securities” has the meaning set forth in Section 5(b).

“SBH Common Stock” has the meaning set forth in Recitals.

“Seasoned Issuer” means an issuer eligible to use Form S-3 or F-3 under the Securities Act for a primary offering in reliance on General Instruction I.B.1 to those Forms.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Shelf Initiating Holders” has the meaning set forth in Section 5(a).

“Shelf Registered Securities” means, with respect to a Shelf Registration, any Registrable Securities whose sale is registered pursuant to the Registration Statement filed in connection with such Shelf Registration.

“Shelf Registration” has the meaning set forth in Section 5(a).

“Shelf Requesting Holder” has the meaning set forth in Section 5(b).

“Short-Form Registration” has the meaning set forth in Section 3(a).

“Transfer” means, with respect to any security, the offer for sale, sale, pledge, transfer or other disposition or encumbrance (or any transaction or device that is designed to or could be expected to result in the transfer or the disposition by any Person at any time in the future) of such security, and shall include the entering into of any swap, hedge or other derivatives transaction or other transaction that transfers to another in whole or in part any rights, economic benefits or risks of ownership, including by way of settlement by delivery of such security or other securities in cash or otherwise.

“underwritten public offering” of securities means a public offering of such securities registered under the Securities Act in which an underwriter, placement agent or other intermediary participates in the distribution of such securities, including a Hedging Transaction in which a Hedging Counterparty participates.

“Valid Business Reason” has the meaning set forth in Section 3(b).

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

(b) Interpretation. Unless otherwise noted:

(i) All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time.

(ii) All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

(iii) All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended from time to time.

(iv) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Annex B-4

2. General; Securities Subject to this Agreement.

(a) Grant of Rights. Subject to, and conditioned upon, the closing of the Transactions (as such term is defined in the Exchange Agreement), the Company hereby grants registration rights to the Holders upon the terms and conditions set forth in this Agreement.

(b) Registrable Securities. For the purposes of this Agreement, any given Registrable Securities will cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities have been sold pursuant to Rule 144 promulgated under the Securities Act, (iii) the entire amount of the Registrable Securities owned by the relevant Holder may be sold in a single sale, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, without any limitation pursuant to Rule 144 promulgated under the Securities Act, (iv) such Holder owning such Registrable Securities owns less than 1% of the outstanding shares of Common Stock on a fully diluted basis, (v) the Registrable Securities are proposed to be sold or distributed by a Person not entitled to the registration rights granted by this Agreement, or (vi) such Registrable Securities are no longer outstanding.

(c) Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record or beneficially owns Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities.

3. Demand Registration.

(a) Request for Demand Registration. At any time, and from time to time, one or more of the Holders (the “Initiating Holders”) may make a written request to the Company to register, and the Company shall register, in accordance with the terms of this Agreement, the sale of the number of Registrable Securities stated in such request under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or S-8), at the election of the Initiating Holders, (i) on Form S-1 or any similar long-form registration (a “Long-Form Registration”) or (ii) on Form S-3 or any similar short-form registration (other than a Shelf Registration), if such a short-form is then available to the Company (a “Short-Form Registration” and, together with a Long-Form Registration, a “Demand Registration”); provided, however, that the Company shall not be obligated to effect (A) more than three such Long-Form Registrations hereunder and (B) a Demand Registration if the Initiating Holders propose to sell their Registrable Securities at an anticipated aggregate offering price (calculated based upon the Market Price of the Registrable Securities on the date of filing of the Registration Statement with respect to such Registrable Securities and including any Registrable Securities subject to any applicable over-allotment option) to the public of less than (x) $30,000,000.00 in the case of a Long-Form Registration or (y) $5,000,000.00 in the case of a Short-Form Registration. For purposes of the preceding sentence, two or more Registration Statements filed in response to one demand for a Long-Form Registration shall be counted as one Long-Form Registration. Each request for a Demand Registration by the Initiating Holders shall state the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof. The Initiating Holders shall be entitled to no more than one Short-Form Registration every six months.

(b) Limitations on Demand Registrations. If the Board of Directors, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other material transaction involving the Company or is necessary to avoid premature disclosure of a matter the Board of Directors has determined would not be in the best interests of the Company to be disclosed at such time (a “Valid Business Reason”), (i) the Company may postpone filing a Registration Statement relating to a Demand Registration until such Valid Business Reason no longer exists, and (ii) in case a Registration Statement has been filed relating to a Demand Registration, the Company, upon the approval of a majority of the Board of Directors, may postpone amending or supplementing such Registration Statement and, if the Valid Business Reason has not resulted from actions taken by the Company, may cause such Registration

Annex B-5

Statement to be withdrawn and its effectiveness terminated. The Company shall give written notice to all Holders of its determination to postpone or withdraw a Registration Statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. If the Company gives notice of its determination to postpone or withdraw a Registration Statement pursuant to this Section 3(b), the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, in the case of a Long-Form Registration, the period referred to in the second sentence of Section 3(d)) by the number of days during the period from (and including) the date of the giving of such notice pursuant to this Section 3(b) to (and including) the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by and meeting the requirements of Section 7(a)(vi). Notwithstanding anything to the contrary contained herein, the Company may not withdraw a filing under this Section 3(b) or Section 5(c) due to a Valid Business Reason more than once in any 12 month period, and may not postpone an offering under this Section 3(b) or Section 5(c) due to a Valid Business Reason for a period of greater than 90 days during any 12-month period.

(c) Incidental or “Piggy-Back” Rights with Respect to a Demand Registration. Any Holder which has not requested the relevant Demand Registration under Section 3(a)) may offer such Holder’s Registrable Securities under any such Demand Registration pursuant to this Section 3(c). The Company shall (i) as promptly as reasonably practicable but in no event later than five days after the receipt of a request for a Demand Registration from any Initiating Holders, give written notice thereof to all of the Holders (other than such Initiating Holders), which notice shall specify the number of Registrable Securities subject to the request for Demand Registration, whether such Demand Registration is a Short-Form Registration or Long-Form Registration, the names and notice information of the Initiating Holders and the intended method of disposition of such Registrable Securities and (ii) subject to Section 3(f), include in the Registration Statement filed pursuant to such Demand Registration all of the Registrable Securities requested by such Holders for inclusion in such Registration Statement from whom the Company has received a written request for inclusion therein within 10 days after the receipt by such Holders of such written notice referred to in clause (i) above. Each such request by such Holders shall specify the number of Registrable Securities proposed to be registered and such Holder shall send a copy of such request to the Initiating Holders. The failure of any Holder to respond within such 10-day period referred to in clause (ii) above shall be deemed to be a waiver of such Holder’s rights under this Section 3(c) with respect to such Demand Registration. Any Holder may waive its rights under this Section 3(c) prior to the expiration of such 10-day period by giving written notice to the Company, with a copy to the Initiating Holders. If a Holder sends the Company a written request for inclusion of part or all of such Holder’s Registrable Securities in a registration, such Holder shall not be entitled to withdraw or revoke such request without the prior written consent of the Company in the Company’s sole discretion unless, as a result of facts or circumstances arising after the date on which such request was made relating to the Company or to market conditions, such Holder reasonably determines that participation in such registration would have a material adverse effect on such Holder.

(d) Effective Demand Registration. The Company shall use its reasonable best efforts to cause any such Demand Registration to become effective within (i) 60 days after it receives a request under Section 3(a) for a Long-Form Registration and (ii) 45 days after it receives a request under Section 3(a) for a Short-Form Registration, and in each case to remain effective thereafter. A registration shall not constitute a Long-Form Registration until it has become effective and remains continuously effective for the lesser of (A) the period during which all Registrable Securities registered in the Long-Form Registration are sold and (B) 120 days; provided, however, that a registration shall not constitute a Long-Form Registration if (x) after such Long-Form Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency, court or other Person for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Long-Form Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holders.

Annex B-6

(e) Expenses. The Company shall pay all Registration Expenses in connection with a Demand Registration, whether or not such Demand Registration becomes effective; provided, however, that in no event shall the Company be responsible for the expenses of any Holder who voluntarily withdraws Registrable Securities from any registration or offering (except as contemplated by Section 3(f)) or was required to withdraw such Registrable Securities as a result of a breach, or failure to satisfy any condition, of this Agreement.

(f) Underwriting Procedures. If the Company or the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders so elect, the Company shall use its reasonable best efforts to cause the offering made pursuant to such Demand Registration to be in the form of a firm commitment underwritten public offering, and the managing underwriter or underwriters for such offering shall be an investment banking firm or firms of national reputation selected to act as the managing underwriter or underwriters of the offering in accordance with Section 3(g) (each, an “Approved Underwriter”). In connection with any Demand Registration under this Section 3 involving an underwritten public offering, none of the Registrable Securities held by any Holder making a request for inclusion of such Registrable Securities pursuant to Section 3(c) shall be included in such underwritten public offering unless such Holder accepts the terms of the offering as agreed upon by the Company, the Initiating Holders and the Approved Underwriters, and then only in such quantity as will not, in the opinion of the Approved Underwriters, jeopardize the success of such offering by the Initiating Holders. If the Approved Underwriters advise the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such registration only the aggregate amount of Registrable Securities that the Approved Underwriters believe may be sold without any such material adverse effect and shall reduce the amount of Registrable Securities to be included in such registration, first, as to the equity securities offered by the Company for its own account; second, as to the Registrable Securities of Holders who are not Initiating Holders, as a group (if any), pro rata within such group based on the number of Registrable Securities owned by each such party; and third, as to the Registrable Securities of the Initiating Holders, as a group (if any), pro rata within such group based on the number of Registrable Securities owned by each such party; provided, however, that any party whose right to participate in such offering is reduced by greater than thirty percent (30%) may withdraw all of its Registrable Securities from such registration.

(g) Selection of Underwriters in a Demand Registration. If an offering of Registrable Securities made pursuant to any Demand Registration is in the form of an underwritten public offering, the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders shall select the Approved Underwriters; provided, however, that the Approved Underwriters shall, in any case, also be reasonably acceptable to the Company.

4. Incidental or “Piggy-Back” Registration.

(a) Request for Incidental or “Piggy-Back” Registration. If the Company proposes to file a Registration Statement with respect to an offering by the Company for its own account (other than a Registration Statement on Form S-4 or S-8) or for the account of any stockholder of the Company (other than for the account of any Holder pursuant to Section 3 or Section 5), then the Company shall give written notice of such proposed filing to each of the Holders as promptly as reasonably practicable but in no event later than 20 days before the anticipated filing date, and such notice shall describe the proposed registration, offering price (or reasonable range thereof) and distribution arrangements, and offer such Holders the opportunity to register the number of Registrable Securities as each such Holder may request (an “Incidental Registration”). In connection with any Incidental Registration under this Section 4(a) involving an underwritten public offering, the Company shall use its reasonable best efforts to cause the managing underwriter or underwriters (the “Company Underwriter”) to permit each of the Holders who has requested in writing to participate in the Incidental Registration to include the number of such Holder’s Registrable Securities specified by such Holder in such offering on the same terms and conditions as the securities of the Company or for the account of such other stockholder, as the case may be, included therein. In connection with any Incidental Registration under this Section 4(a) involving an underwritten public offering, the Company shall not be required to include any Registrable Securities in such underwritten public offering unless the Holders thereof accept the terms of the underwritten public offering as agreed upon between the Company, such other stockholders, if any, and the Company

Annex B-7

Underwriter, and then only in such quantity as the Company Underwriter believes will not jeopardize the success of the offering by the Company. If the Company Underwriter advises the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such Incidental Registration only the aggregate amount of Registrable Securities that the Company Underwriter believes may be sold without any such material adverse effect and shall include in such registration, first, all of the securities to be offered for the account of the Company; second, the Registrable Securities to be offered for the account of the Holders pursuant to this Section 4, as a group (if any), pro rata based on the number of Registrable Securities owned by each such Holder; and third, any other securities requested to be included in such offering by other security holders of the Company, as a group (if any), pro rata based on the number of relevant securities owned by the securityholders in such group; provided, however, that any party whose right to participate in such offering is reduced by greater than thirty percent (30%) may withdraw all of its Registrable Securities from such registration.

(b) Expenses. The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 4, whether or not such Incidental Registration becomes effective; provided, however, that in no event shall the Company be responsible for the expenses of any Holder who voluntarily withdraws Registrable Securities from any registration or offering (except as contemplated by Section 4(a)) or was required to withdraw such Registrable Securities as a result of a breach, or failure to satisfy any condition, of this Agreement.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not any Holder has requested to include Registrable Securities in such registration.

5. Shelf Registration.

(a) Request for Shelf Registration. Upon the Company becoming eligible for use of a Short-Form Registration under the Securities Act in connection with a secondary public offering of its equity securities, in the event that the Company shall receive from one or more of the Holders (the “Shelf Initiating Holders”), a written request that the Company register, under the Securities Act in an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”), the sale of at least $25,000,000.00 of Registrable Securities owned by such Shelf Initiating Holders, the Company shall give written notice of such request to all of the Holders (other than the Shelf Initiating Holders) as promptly as reasonably practicable but in no event later than 10 days before the anticipated filing date of such Short-Form Registration, and such notice shall describe the proposed Shelf Registration, the intended method of disposition of such Registrable Securities and any other information that at the time would be appropriate to include in such notice, and offer such Holders the opportunity to register the number of Registrable Securities as each such Holder may request in writing to the Company, given within 10 days after their receipt from the Company of the written notice of such Shelf Registration. The “Plan of Distribution” section of such Short-Form Registration shall permit all lawful means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers, Hedging Transactions, distributions to stockholders, partners or members of such Holders and sales not involving a public offering. With respect to each Shelf Registration, the Company shall (i) as promptly as reasonably practicable after the written request of the Shelf Initiating Holders, file a Registration Statement and (ii) use its reasonable best efforts to cause such Registration Statement to be declared effective within 45 days after it receives a request therefor, and remain effective until there are no longer any Shelf Registered Securities. The obligations set forth in this Section 5(a) shall not apply if the Company has a currently effective Automatic Shelf Registration Statement covering all Registrable Securities in accordance with Section 5(f) and has otherwise complied with its obligations pursuant to this Agreement.

(b) Shelf Underwriting Procedures. Upon written request made from time to time by a Holder of Shelf Registered Securities (the “Shelf Requesting Holder”), which request shall, subject to Section 5(a), specify the amount of such Shelf Requesting Holder’s Shelf Registered Securities to be sold (the “Requested Shelf Registered Securities”), the Company shall use its reasonable best efforts to cause the sale of such Requested

Annex B-8

Shelf Registered Securities to be in the form of a firm commitment underwritten public offering (unless otherwise consented to by the Shelf Requesting Holder) if the anticipated aggregate offering price (calculated based upon the Market Price of the Registrable Securities on the date of such written request and including any Registrable Securities subject to any applicable over-allotment option) to the public equals or exceeds $10,000,000.00 (including causing to be produced and filed any necessary Prospectuses or Prospectus supplements with respect to such offering). The managing underwriter or underwriters selected for such offering shall be selected by the Shelf Requesting Holder and shall be reasonably acceptable to the Company, and each such underwriter shall be deemed to be an Approved Underwriter with respect to such offering. Notwithstanding the foregoing, in connection with any offering of Requested Shelf Registered Securities involving an underwritten public offering that occurs or is scheduled to occur within 30 days of a proposed registered underwritten public offering of equity securities for the Company’s own account (a “Contemporaneous Company Offering”), the Company shall not be required to cause such offering of Requested Shelf Registered Securities to take the form of an underwritten public offering but shall instead offer the Shelf Requesting Holder the ability to include its Requested Shelf Registered Securities in the Contemporaneous Company Offering pursuant to Section 4.

(c) Limitations on Shelf Registrations. If the Board of Directors has a Valid Business Reason, (i) the Company may postpone filing a Registration Statement relating to a Shelf Registration until such Valid Business Reason no longer exists and (ii) in case a Registration Statement has been filed relating to a Shelf Registration, the Company, upon the approval of a majority of the Board of Directors, may postpone amending or supplementing such Registration Statement and, if the Valid Business Reason has not resulted from actions taken by the Company, may cause such Registration Statement to be withdrawn and its effectiveness terminated. The Company shall give written notice to all Holders of its determination to postpone or withdraw a Registration Statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not withdraw a filing under this Section 5(c) or Section 3(b) due to a Valid Business Reason more than once in any 12 month period, and may not postpone an offering under this Section 5(c) or Section 3(b) due to a Valid Business Reason for a period of greater than 90 days during any 12-month period.

(d) Expenses. The Company shall bear all Registration Expenses in connection with any Shelf Registration pursuant to this Section 5, whether or not such Shelf Registration becomes effective; provided, however, that in no event shall the Company be responsible for the expenses of any Holder who voluntarily withdraws Registrable Securities from any registration or offering (except as contemplated by Section 3(f)) or was required to withdraw such Registrable Securities as a result of a breach, or failure to satisfy any condition, of this Agreement.

(e) Additional Selling Stockholders. After the Registration Statement with respect to a Shelf Registration is declared effective, upon written request by one or more Holders (which written request shall specify the amount of such Holders’ Registrable Securities to be registered), the Company shall, as promptly as reasonably practicable after receiving such request, (i) if it is a Seasoned Issuer or Well-Known Seasoned Issuer, or if such Registration Statement is an Automatic Shelf Registration Statement, file a Prospectus supplement to include such Holders as selling stockholders in such Registration Statement or (ii) if it is not a Seasoned Issuer or Well-Known Seasoned Issuer, and the Registrable Securities requested to be registered represent more than 1% of the outstanding Registrable Securities, file a post-effective amendment to the Registration Statement to include such Holders in such Shelf Registration and use reasonable best efforts to have such post-effective amendment declared effective.

(f) Automatic Shelf Registration. Upon the Company becoming a Well-Known Seasoned Issuer, (i) the Company shall give written notice to all of the Holders as promptly as reasonably practicable but in no event later than five Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer, and (ii) the Company shall, as promptly as reasonably practicable, register, under an Automatic Shelf Registration Statement, the sale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use its reasonable best efforts to file such Automatic Shelf Registration Statement within 10 Business Days after it becomes a

Annex B-9

Well-Known Seasoned Issuer, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities. The Company shall give written notice of filing such Registration Statement to all of the Holders as promptly as reasonably practicable thereafter. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if it is reasonably likely that it will no longer be a Well-Known Seasoned Issuer as of a future determination date (the “Determination Date”), at least 30 days prior to such Determination Date, the Company shall (A) give written notice thereof to all of the Holders as promptly as reasonably practicable but in no event later than 10 Business Days prior to such Determination Date and (B) if the Company is eligible to file a Short-Form Registration with respect to a secondary public offering of its equity securities, file a Short-Form Registration with respect to a Shelf Registration in accordance with Section 5(a), treating all selling stockholders identified as such in the Automatic Shelf Registration Statement (and amendments or supplements thereto) as Shelf Requesting Holders and use all commercially reasonable efforts to have such Registration Statement declared effective prior to the Determination Date. Any registration pursuant to this Section 5(f) shall be deemed a Shelf Registration for purposes of this Agreement.

(g) Not a Demand Registration. No Shelf Registration pursuant to this Section 5 shall be deemed a Demand Registration pursuant to Section 3.

6. Lock-up Agreements.

(a) Demand Registration. With respect to any Demand Registration, the Company shall not (except as part of such Demand Registration) effect any Transfer of Registrable Class Securities, or any securities convertible into or exchangeable or exercisable for Registrable Class Securities (except pursuant to a Registration Statement on Form S-8), during the period beginning on the effective date of any Registration Statement in which the Holders are participating and ending on the date that is 120 days after date of the final Prospectus relating to such offering, except as part of such Demand Registration. Upon request by the Approved Underwriters or the Company Underwriter (as the case may be), the Company shall, from time to time, enter into customary Lock-up agreements (“Lock-up Agreements”) on terms consistent with the preceding sentence.

(b) Shelf Registration. With respect to any Shelf Registration and offering of Requested Shelf Registered Securities that takes the form of an underwritten public offering, the Company shall not (except as part of such offering) effect any Transfer of Registrable Class Securities, or any securities convertible into or exchangeable or exercisable for such Registrable Class Securities (except pursuant to a Registration Statement on Form S-8), during the period beginning on the date the Shelf Requesting Holder delivers its request pursuant to the first sentence of Section 5(b) and ending on the date that is 90 days after date of the final Prospectus relating to such offering, except as part of such Shelf Registration. Upon request by the Approved Underwriters or the Company Underwriter (as the case may be), the Company shall, from time to time, enter into Lock-up Agreements on terms consistent with the preceding sentence.

(c) Additional Lock-up Agreements. With respect to each relevant offering, the Company shall use its reasonable best efforts to cause all of its officers, directors and holders of more than 1% of the Registrable Class Securities (or any securities convertible into or exchangeable or exercisable for such Registrable Class Securities) (but excluding any Holder) to execute lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the Lock-up Agreements executed by the Company.

(d) Third Party Beneficiaries in Lock-up Agreements. Any Lock-up Agreements executed by the Company, its officers, its directors or other stockholders pursuant to this Section 6 shall contain provisions naming the selling stockholders in the relevant offering that are Holders as intended third-party beneficiaries thereof and requiring the prior written consent of such stockholders holding a majority of the Registrable Securities for any amendments thereto or waivers thereof.

7. Registration Procedures.

(a) Obligations of the Company. Whenever registration of Registrable Securities has been requested or required pursuant to Section 3, Section 4 or Section 5, the Company shall, subject to any terms, conditions or limitations set forth in Section 3, Section 4 or Section 5, as applicable, use its reasonable best efforts to effect

Annex B-10

the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as promptly as reasonably practicable, and in connection with any such request or requirement, the Company shall:

(i) as soon as reasonably practicable, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and cause such Registration Statement to become effective; provided, however, that (A) before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including any documents incorporated by reference therein), or before using any Free Writing Prospectus, the Company shall provide the single law firm selected as counsel by the Holders holding a majority of the Registrable Securities being registered in such registration (“Holders’ Counsel”) and any other Inspector with an adequate and appropriate opportunity to review and comment on such Registration Statement, each Prospectus included therein (and each amendment or supplement thereto), each document incorporated by reference therein and each Free Writing Prospectus to be filed with the Commission, subject to such documents being under the Company’s control, and (B) the Company shall notify the Holders’ Counsel and each seller of Registrable Securities pursuant to such Registration Statement of any stop order issued or threatened by the Commission and take all actions required to prevent the entry of such stop order or to remove it if entered;

(ii) as soon as reasonably practicable, prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (A) 120 days and (B) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold; provided, that in the case of a Shelf Registration, the Company shall keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement shall have been sold, and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii) as soon as reasonably practicable, furnish to each seller of Registrable Securities, prior to filing a Registration Statement, at least one copy of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any Prospectus filed pursuant to Rule 424 promulgated under the Securities Act and any Free Writing Prospectus as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv) as soon as reasonably practicable, register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7(a)(iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(v) as soon as reasonably practicable, notify each seller of Registrable Securities: (A) when a Prospectus, any Prospectus supplement, any Free Writing Prospectus, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the Commission, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the Commission or any other federal or state governmental authority for amendments or

Annex B-11

supplements to a Registration Statement, related Prospectus or Free Writing Prospectus or for additional information; (C) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation or threatening of any proceedings for that purpose; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; (E) of the existence of any fact or happening of any event of which the Company has knowledge which makes any statement of a material fact in such Registration Statement, related Prospectus or Free Writing Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the Registration Statement, Prospectus or Free Writing Prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (F) of the determination by counsel of the Company that a post-effective amendment to a Registration Statement is advisable;

(vi) as soon as reasonably practicable, upon the occurrence of any event contemplated by Section 7(a)(v)(E) or, subject to Sections 3(b) and 5(c), the existence of a Valid Business Reason, as promptly as reasonably practicable, prepare a supplement or amendment to such Registration Statement, related Prospectus or Free Writing Prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such Registration Statement, Prospectus or Free Writing Prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) enter into and perform customary agreements (including underwriting and indemnification and contribution agreements in customary form with the Approved Underwriter or the Company Underwriter, as applicable) and take such other commercially reasonable actions as are required in order to expedite or facilitate each disposition of Registrable Securities and shall provide all reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and other information meetings organized by the Approved Underwriter or Company Underwriter, if applicable, and causing counsel to the Company to deliver customary legal opinions in connection with any such underwriting agreements;

(viii) make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (A) the disclosure of such Records is necessary, in the Inspector’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (B) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (C) the information in such Records was known to the

Annex B-12

Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(ix) if such sale is pursuant to an underwritten public offering, use its commercially reasonable best efforts to obtain a “cold comfort” letter or letters, dated as of such date or dates as the Holders’ counsel or the managing underwriter reasonably requests, from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Holders’ Counsel or the managing underwriter reasonably requests;

(x) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion with respect to legal matters and a negative assurance letter with respect to disclosure matters, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such matters with respect to the registration in respect of which such opinion and letter are being delivered as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions and negative assurance letters;

(xi) with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Holders of the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the review of Holders’ Counsel;

(xii) as soon as reasonably practicable and within the deadlines specified by the Securities Act, make all required filings of all Prospectuses and Free Writing Prospectuses with the Commission;

(xiii) as soon as reasonably practicable and within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby);

(xiv) comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than 15 months after the effective date of the Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(xv) cause all such Registrable Securities to be listed on each securities exchange on which Registrable Class Securities issued by the Company are then listed, provided that the applicable listing requirements are satisfied;

(xvi) as expeditiously as practicable, keep Holders’ Counsel advised in writing as to the initiation and progress of any registration under Section 3, Section 4 or Section 5 and provide Holders’ Counsel with all correspondence with the Commission in connection with any such Registration Statement;

(xvii) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii) if such registration is pursuant to a Short-Form Registration, include in the body of the prospectus included in such Registration Statement such additional information for marketing purposes as the managing underwriter reasonably requests; and

Annex B-13

(xix) take all other steps reasonably necessary to effect the registration and disposition of the Registrable Securities contemplated hereby.

(b) Seller Obligations. In connection with any offering under any Registration Statement under this Agreement:

(i) each Holder shall promptly furnish to the Company in writing such information with respect to such Holder and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law for use in connection with any related Registration Statement or Prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not contain a material misstatement of fact or not omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading;

(ii) each Holder shall comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of the Registrable Securities;

(iii) each Holder shall not use any Free Writing Prospectus without the prior written consent of the Company;

(iv) with respect to any underwritten offering pursuant to Section 3, (x) each Initiating Holder shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters and (y) no selling Holder may participate in any such underwritten offering unless such selling Holder completes and/or provides all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents or information reasonably required under the terms of, or in connection with, such underwriting agreement; and

(v) each Shelf Requesting Holder shall enter into an underwriting agreement in customary form with managing underwriter or underwriters, and no Shelf Requesting Holder shall participate in any underwritten registration pursuant to Section 5(b) unless such selling Holder completes and/or provides all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents or information reasonably required under the terms of, or in connection with such underwriting agreement.

(c) Notice to Discontinue. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(a)(v)(E), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by Section 7(a)(vi) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus or Free Writing Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including the period referred to in Section 7(a)(ii)) by the number of days during the period from (and including) the date of the giving of such notice pursuant to Section 7(a)(v)(E) to (and including) the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by and meeting the requirements of Section 7(a)(vi).

(d) Registration Expenses. Subject to the last sentence of this Section 7(d), and except as otherwise provided in this Agreement, the Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including (i) Commission, stock exchange and FINRA registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the reasonable fees, charges and expenses of Holders’ Counsel, any necessary counsel with respect to state securities law matters, counsel to the Company and of its independent public accountants, and any other accounting fees, charges and expenses incurred by the Company

Annex B-14

(including any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and any reasonable legal fees, charges and expenses incurred by the Initiating Holders, the Shelf Initiating Holders or the Shelf Requesting Holders, as the case may be, and (v) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration or piggy-back registration thereon, Incidental Registration or Shelf Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 7(d) are referred to herein as “Registration Expenses.” Notwithstanding the foregoing, (x) the Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of such Holders’ Registrable Securities and, subject to clause (iv) above, shall bear the fees and expenses of their own counsel, and (y) in no event shall the Company be responsible under the foregoing clause (iv) above for any fees, charges or expenses with respect to any Holder who voluntarily withdraws Registrable Securities from any registration or offering (except as contemplated by Section 3(f)) or was required to withdraw such Registrable Securities as a result of a breach, or failure to satisfy any condition, of this Agreement.

(e) Hedging Transactions.

(i) The Company agrees that, in connection with any proposed Hedging Transaction, if, in the reasonable judgment of Holders’ Counsel, it is necessary or desirable to register under the Securities Act such Hedging Transaction or sales or transfers (whether short or long) of Registrable Class Securities in connection therewith, then the Company shall use its reasonable best efforts to take such actions (which may include, among other things, the filing of a post-effective amendment to a Registration Statement to include additional or changed information that is material or is otherwise required to be disclosed, including a description of such Hedging Transaction, the name of the Hedging Counterparty, identification of the Hedging Counterparty or its Affiliates as underwriters or potential underwriters, if applicable, or any change to the plan of distribution) as may reasonably be required to register such Hedging Transaction or sales or transfers of Registrable Class Securities in connection therewith under the Securities Act in a manner consistent with the rights and obligations of the Company hereunder with respect to the registration of Registrable Securities. Any information provided by the Holders regarding the Hedging Transaction that is included in a Registration Statement, Prospectus or Free Writing Prospectus pursuant to this Section 7(e) shall be deemed to be information provided by the Holders selling Registrable Securities pursuant to such Registration Statement for purposes of Section 7(b).

(ii) All Registration Statements in which Holders may include Registrable Securities under this Agreement shall be subject to the provisions of this Section 7(e), and the registration of Registrable Class Securities thereunder pursuant to this Section 7(e) shall be subject to the provisions of this Agreement applicable to any such Registration Statements; provided, however, that the selection of any Hedging Counterparty shall not be subject to Section 3(g), but the Hedging Counterparty shall be selected by the Holders of a majority of the Registrable Class Securities subject to the Hedging Transaction that are proposed to be included in such Registration Statement.

(iii) If in connection with a Hedging Transaction, a Hedging Counterparty or any Affiliate thereof is (or may be considered) an underwriter or selling stockholder, then it shall be required to provide customary indemnities to the Company regarding the plan of distribution and like matters.

(iv) The Company further agrees to include, under the caption “Plan of Distribution” (or the equivalent caption), in each Registration Statement, and any related Prospectus (to the extent such inclusion is permitted under applicable Commission regulations and is consistent with comments received from the Commission during any Commission review of the Registration Statement), language substantially in the form of Schedule 1 hereto and to include in each Prospectus supplement filed in connection with any proposed Hedging Transaction language mutually agreed upon by the Company, the relevant Holders and the Hedging Counterparty describing such Hedging Transaction.

8. Indemnification; Contribution.

(a) Indemnification by the Company. The Company shall indemnify and hold harmless each Holder, its stockholders, partners, members, directors, managers, officers, employees, trustees, attorneys, advisors,

Annex B-15

Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) such Holder from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Liability”) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto, (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal law, any state or foreign securities law, or any rule or regulation promulgated under any of the foregoing laws, relating to the offer or sale of the Registrable Securities; provided, however, that the Company shall not be liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Disclosure Package, Registration Statement, Prospectus or preliminary prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder (including the information provided pursuant to Section 7(b)(i)) expressly for use therein.

(b) Indemnification by Holders. In connection with any offering in which a Holder is participating pursuant to Section 3, 4 or 5, such Holder shall indemnify and hold harmless the Company, each other Holder, their respective directors, officers, other Affiliates and each Person who controls the Company, and such other Holders (within the meaning of Section 15 of the Securities Act) from and against any and all Liabilities arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Holder Free Writing Prospectus or in any amendment or supplement thereto, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Holder Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, to the extent such Liabilities arise out of or are based upon written information furnished by such Holder or on such Holder’s behalf expressly for inclusion in the Disclosure Package, the Registration Statement, the Prospectus or any amendment or supplement thereto relating to the Registrable Securities (including the information provided pursuant to Section 7(b)(i)); provided, however, that the obligation to indemnify shall be individual, not joint and several, for each Holder and the total amount to be indemnified by such Holder pursuant to this Section 8(b) shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering to which the Registration Statement, Prospectus, Disclosure Package or Holder Free Writing Prospectus relates.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) shall give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there may be one or

Annex B-16

more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party; it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the written consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

(d) Contribution. If the indemnification provided for in this Section 8 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(a), 8(b) and 8(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by any Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Exchange Act Reporting and Rule 144. The Company covenants that it shall (a) file any reports required to be filed by it under the Exchange Act and (b) take such further action as each Holder may reasonably request (including providing any information necessary to comply with Rule 144 promulgated under the Securities Act), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or Regulation S promulgated under the Securities Act, as the same may be amended from time to time, or (ii) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any Holder, deliver to such Holder a written statement as to whether it has complied with such requirements.

9. Miscellaneous.

(a) Termination. In the event the Exchange Agreement is terminated, this Agreement shall automatically terminate and be of no further force and effect. This Agreement shall automatically terminate with respect to a Holder once such Holder no longer owns Registrable Securities.

(b) Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of Common Stock and (ii) any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, recapitalization, reorganization or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets, recapitalization, reorganization

Annex B-17

or otherwise) to assume this Agreement or enter into a new registration rights agreement with the Holders on terms substantially the same as this Agreement as a condition of any such transaction.

(c) No Inconsistent Agreements. The Company represents and warrants that it has not granted to any Person the right to request or require the Company to register any securities issued by the Company, other than the rights granted to the Holders herein. The Company shall not enter into any agreement with respect to its securities that provide for registration rights that are prior to those set forth herein or that are otherwise inconsistent with the rights granted to the Holders in this Agreement.

(d) Remedies. The Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement, without need for a bond. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate or that there is need for a bond.

(e) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) the Holders holding Registrable Securities representing (after giving effect to any adjustments) at least a majority of the aggregate number of Registrable Securities owned by all of the Holders; provided that such majority shall include the Harbinger Investors. Any such written consent shall be binding upon the Company and all of the Holders.

(f) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopy, electronic transmission, courier service or personal delivery:

(i) if to the Company:

Harbinger Group Inc.
450 Park Avenue, 27th Floor
New York, New York 10022
Fax: (212) 339-5801
Attn: Francis T. McCarron

with a copy (which shall not constitute notice hereunder) to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Fax: (212) 836-6685
Attn: Lynn Toby Fisher, Esq.

if to Harbinger Master:

Harbinger Capital Partners Master Fund I, Ltd.
450 Park Avenue, 30th Floor
New York, New York 10022
Fax: (212) 658-9311
Attn: Robin Roger, General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax: (212) 757-3990
Attn: Jeffrey D. Marell, Esq.
Raphael M. Russo, Esq.

Annex B-18

(ii) if to Harbinger Special Situations:

Harbinger Capital Partners Special Situations Fund, L.P.
450 Park Avenue, 30th Floor
New York, New York 10022
Fax: (212) 658-9311
Attn: Robin Roger, General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax: (212) 757-3990
Attn: Jeffrey D. Marell, Esq.
Raphael M. Russo, Esq.

(iii) if to Global Opportunities:

Global Opportunities Breakaway Ltd.
450 Park Avenue, 30th Floor
New York, New York 10022
Fax: (212) 658-9311
Attn: Robin Roger, General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax: (212) 757-3990
Attn: Jeffrey D. Marell, Esq.
Raphael M. Russo, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied or electronically transmitted. Any party may by notice given in accordance with this Section 9(f) designate another address or Person for receipt of notices hereunder.

(g) Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as provided herein. The registration rights and requirements and related rights of the Holders contained in this Agreement, shall be with respect to any Registrable Security, transferred to any Person who is the transferee of such Registrable Security, without the consent of the Company, but only if transferred in compliance with this Agreement and only to the extent such transfer would not cause the Registrable Securities to cease being Registrable Securities under Section 2(b). At the time of the transfer of any Registrable Security as contemplated by this Section 9(g), such transferee shall execute and deliver to the Company an instrument, in form and substance reasonably satisfactory to the Company, to evidence its agreement to be bound by, and to comply with, this Agreement as a Holder. All of the obligations of the Company hereunder shall survive any such transfer. The Company shall not assign this Agreement, in whole or in part. Except as provided in Section 8, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY

Annex B-19

THE LAWS OF ANOTHER JURISDICTION. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(j) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE, WHETHER IN WHOLE OR IN PART, UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(k) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

(l) Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(m) Interpretation. The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

(n) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

(o) Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

(p) Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement, including the Exchange Agreement.

(q) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

Annex B-20

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

HARBINGER GROUP INC.

By:	/s/ Francis T. McCarron Name: Francis T. McCarron Title: Executive Vice President and Chief Financial Officer

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners LLC, its investment manager

By:	/s/ Robin Roger Name: Robin Roger Title: Managing Director and General Counsel

HARBINGER CAPITAL PARTNERS SPECIAL
SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:	/s/ Robin Roger Name: Robin Roger Title: Managing Director and General Counsel

GLOBAL OPPORTUNITIES BREAKAWAY LTD.

By: Harbinger Capital Partners II LP,
its investment manager

By:	/s/ Robin Roger
Name:     Robin Roger

Title:	Managing Director and General Counsel

[Signature Page to Registration Rights Agreement]

Annex B-21

Schedule 1

Plan of Distribution

A selling stockholder may also enter into hedging and/or monetization transactions. For example, a selling stockholder may:

(a) enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of the common stock under this prospectus, in which case the other party may use shares of common stock received from the selling stockholder to close out any short positions;

(b) itself sell short common stock under this prospectus and use shares of common stock held by it to close out any short position;

(c) enter into options, forwards or other transactions that require the selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer that common stock under this prospectus; or

(d) loan or pledge common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, under this prospectus.

Annex B-22

Annex C

September 10, 2010

Harbinger Group Inc.
450 Park Avenue, 27th Floor
New York, NY 10022
Attn: Members of the Special Committee of the Board of Directors

Dear Members of the Special Committee:

We understand that Harbinger Group Inc., a Delaware corporation (the “Company”), Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Harbinger Special Situations”), and Global Opportunities Breakaway Ltd., a Cayman Islands exempted company (“Global Opportunities” and, each of Harbinger Master, Harbinger Special Situations and Global Opportunities, a “Harbinger Party” and, together, the “Harbinger Parties”), propose to enter into the Agreement (defined below), pursuant to which, among other things, (i) the Harbinger Parties will collectively contribute to the Company 27,756,905 shares of common stock, par value $0.01 per share (the “SBH Common Stock”), of Spectrum Brands Holdings, Inc., a Delaware corporation (“SBH”), owned by each Harbinger Party and (ii) the Company will issue to each Harbinger Party such number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) obtained by multiplying (x) the number of shares of SBH Common Stock contributed to the Company by such Harbinger Party by (y) 4.32 (the “Exchange Ratio”) (clauses (i) and (ii), the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested that Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company as to whether, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft dated September 9, 2010 of a Contribution and Exchange Agreement among the Company and the Harbinger Parties (the “Agreement”);

2.	reviewed the letter, dated August 13, 2010, from the Harbinger Parties to the Committee;

3.	reviewed certain publicly available business and financial information relating to SBH and the Company that we deemed to be relevant;

4.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company;

5.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of SBH made available to us by SBH and the Company, including financial projections prepared by the management of SBH relating to SBH for the fiscal years ending 2010

245 Park Avenue, 20th Floor • New York, New York 10167 • tel.212.497.4100 • fax.212.661.3070 • www.HL.com
Broker/dealer services through Houlihan Lokey Capital, Inc. Investment advisory services through Houlihan Lokey Financial Advisors, Inc.

Annex C-1

Members of the Special Committee Harbinger Group Inc. September 10, 2010	- 2 -

through 2015, as adjusted at the direction of the Committee and management of the Company (the “SBH Forecasts”);

6.	reviewed a document prepared by Ernst & Young entitled “Survivor Analysis,” relating to the maximum available net operating loss carryforward usage under the limitations of Section 382 of the Internal Revenue Code of 1986, as amended, which was provided to us by management of the Company;

7.	spoken with certain members of the management of SBH and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of SBH, the Transaction and related matters;

8.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the businesses, operations and financial condition and prospects of the Company and SBH, the Transaction and related matters;

9.	compared the financial and operating performance of SBH with that of other public companies that we deemed to be relevant;

10.	considered the publicly available financial terms of certain transactions that we deemed to be relevant; and

11.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, you have directed us to use the SBH Forecasts for purposes of our analysis in connection with this Opinion. With your consent, we have assumed that the SBH Forecasts have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of management of the Company as to the future financial results and condition of SBH, and we express no opinion with respect to such SBH Forecasts or any other budgets, projections or estimates, or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or SBH since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. At your direction, we have also assumed for purposes of our analyses and our opinion that (i) the number of shares of SBH Common Stock to be transferred by the Harbinger Parties to the Company pursuant to the Transaction equals 54.4% of SBH’s fully diluted outstanding shares and (ii) the number of shares of Company Common Stock to be issued to the Harbinger Parties pursuant to the Transaction equals 86.1% of the fully-diluted shares of Company Common Stock to be outstanding following consummation of the Transaction. We have also assumed, with your consent, that the Transaction will be treated as a tax-free transaction. We also have relied

Annex C-2

Members of the Special Committee Harbinger Group Inc. September 10, 2010	- 3 -

upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or SBH, or otherwise have an effect on the Company or SBH or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also assumed, at the direction of the Company, that any adjustments to the Exchange Ratio pursuant to the Agreement will not in any way be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any material respect from the drafts of said documents or in any respect that is material to the Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, SBH or any other party, nor were we provided with any such appraisal. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or SBH is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or SBH is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) negotiate the terms of the Transaction, or (b) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Company Common Stock or SBH Common Stock actually will be when issued or contributed, as the case may be, pursuant to the Transaction or the price or range of prices at which the Company Common Stock or the SBH Common Stock may be purchased or sold at any time.

This Opinion is furnished for the use and benefit of the Committee (solely in its capacity as such) in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or SBH or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. ORIX Finance Corp., an affiliate of Houlihan Lokey, is a holder of a portion of SBH’s U.S. $750 million term loan due June 16, 2016.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to the Company, SBH, the Harbinger Parties, and Harbinger Capital Partners (“HCP”), an affiliate of the Company, SBH and the Harbinger Parties, and/or certain of their respective affiliates and/or portfolio companies, for which Houlihan Lokey and such affiliates have received, and may receive, compensation, including, among other things, (a) having been engaged by the Special Committee of the Board of Directors of the Company to assist the Committee and the

Annex C-3

Members of the Special Committee Harbinger Group Inc. September 10, 2010	- 4 -

Company in connection with their prior review of certain tax and accounting materials in connection with the potential acquisition of Russell Hobbs, Inc. (“Russell Hobbs”), which is currently a wholly-owned subsidiary of SBH, (b) having acted as financial advisor to Harbinger Master and Harbinger Special Situations in connection with a restructuring transaction involving Finlay Enterprises, Inc., which transaction closed in 2008, (c) having acted as financial advisor to Harbinger Master and Harbinger Special Situations in connection with the liquidation of Friedman’s, Inc., which liquidation was completed in 2008, and (d) having rendered restructuring, valuation and other financial advice to Salton, Inc. (“Salton”) (currently known as Russell Hobbs) and Applica Incorporated (“Applica”) prior to, in connection with, and after the acquisition of Salton by HCP, and the merger of Applica and Salton, which transactions were consummated in 2007. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Harbinger Parties, HCP, SBH, other participants in the Transaction and/or certain of their respective affiliates and/or portfolio companies in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by HCP, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with HCP, other participants in the Transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Harbinger Parties, HCP, SBH, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also assisted the Committee and the Company with their review of certain tax and accounting materials related to the Transaction and will receive a fee for such services. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) the solvency, creditworthiness or fair value of the Company, SBH or any other participant in the Transaction, or any of their respective assets, or whether or not the Company, any of the Harbinger Parties, any of their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party

Annex C-4

Members of the Special Committee Harbinger Group Inc. September 10, 2010	- 5 -

to the Transaction, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

Very truly yours,

HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

Annex C-5

Annex D

HARBINGER GROUP INC.

Financial Information with Respect to Three and Six Months Ended June 30, 2010

Annex D-1

Financial Statements

HARBINGER GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009(A)
	(Unaudited)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$64,724	$127,932
Short-term investments	76,049	15,952
Prepaid expenses and other current assets	1,205	530

Total current assets	141,978	144,414
Long-term investments	4,021	8,039
Property and equipment, net	105	35
Other assets	1,211	395

Total assets	$147,315	$152,883

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$310	$593
Accrued and other current liabilities	2,042	1,874

Total current liabilities	2,352	2,467
Pension liabilities	3,455	3,519
Other liabilities	1,055	1,100

Total liabilities	6,862	7,086

Commitments and contingencies
Harbinger Group Inc. stockholders’ equity:
Common stock	193	193
Additional paid in capital	132,698	132,638
Retained earnings	17,987	23,848
Accumulated other comprehensive loss	(10,453)	(10,912)

Total Harbinger Group Inc. stockholders’ equity	140,425	145,767
Noncontrolling interest	28	30

Total equity	140,453	145,797

Total liabilities and equity	$147,315	$152,883

(A)	Derived and condensed from the audited consolidated financial statements as of December 31, 2009.

See accompanying notes to condensed consolidated financial statements.

Annex D-2

HARBINGER GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)

Revenues	$—	$—	$—	$—
Cost of revenues	—	—	—	—

Gross profit	—	—	—	—
Operating expenses:
General and administrative	3,335	1,173	7,073	2,373

Total operating expenses	3,335	1,173	7,073	2,373

Operating loss	(3,335)	(1,173)	(7,073)	(2,373)
Other income:
Interest income	60	74	96	141
Other, net	115	383	347	414

	175	457	443	555

Loss before income taxes	(3,160)	(716)	(6,630)	(1,818)
Benefit from income taxes	—	253	767	628

Net loss	(3,160)	(463)	(5,863)	(1,190)
Less: Net loss attributable to the noncontrolling interest	1	1	2	1

Net loss attributable to Harbinger Group Inc.	$(3,159)	$(462)	$(5,861)	$(1,189)

Net loss per common share — basic and diluted	$(0.16)	$(0.02)	$(0.30)	$(0.06)

Weighted average common shares outstanding
Basic	19,285	19,276	19,285	19,276

Diluted	19,285	19,276	19,285	19,276

See accompanying notes to condensed consolidated financial statements.

Annex D-3

HARBINGER GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2010	2009
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net loss	$(5,863)	$(1,190)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8	—
Stock-based compensation	56	—
Deferred income taxes	(732)	(643)
Changes in assets and liabilities:
Prepaid expenses and other current assets	(628)	57
Accounts payable	(283)	(63)
Pension liabilities	395	456
Accrued and other current liabilities	168	37
Other liabilities	(45)	(54)

Net cash used in operating activities	(6,924)	(1,400)

Cash flows from investing activities:
Purchases of investments	(120,523)	(16,013)
Maturities of investments	64,444	7,992
Capital expenditures	(78)	(42)
Other investing activities	(131)	—

Net cash used in investing activities	(56,288)	(8,063)

Cash flows from financing activities:
Stock options exercised	4	—

Net cash provided by financing activities	4	—

Net decrease in cash and cash equivalents	(63,208)	(9,463)
Cash and cash equivalents at beginning of period	127,932	142,694

Cash and cash equivalents at end of period	$64,724	$133,231

See accompanying notes to condensed consolidated financial statements.

Annex D-4

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Basis of Presentation

The unaudited condensed consolidated financial statements included herein have been prepared by Harbinger Group Inc. (which, together with its consolidated subsidiaries, is referred to as the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of such information. All such adjustments are of a normal recurring nature except for the adjustments to income taxes disclosed in Note 5. Although the Company believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including a description of significant accounting policies normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such rules and regulations. The year-end condensed balance sheet data was derived and condensed from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These interim financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission filed on March 9, 2010. The results of operations for the three and six months ended June 30, 2010 are not necessarily indicative of the results for any subsequent periods or the entire fiscal year ending December 31, 2010.

Reclassifications

Certain reclassifications have been made to prior period financial information to conform to the current presentation. Specifically, the Company condensed “Non-trade receivables” into “Prepaid expenses and other current assets” in the Condensed Consolidated Balance Sheets and condensed the change in “Other receivables” into the change in “Prepaid expenses and other current assets” in the Condensed Consolidated Statements of Cash Flows.

Subsequent Events

The Company evaluated subsequent events through the date when the financial statements were issued.

Note 2.	Fair Value of Financial Instruments

The Company classifies its U.S. Treasury investments as held-to-maturity and, accordingly, their carrying amounts represent amortized cost, which is original cost adjusted for the amortization of premiums and discounts, plus accrued interest. The accrued interest receivable is included in “Prepaid expenses and other current assets” in the Condensed Consolidated Balance Sheets. The carrying amounts approximate fair value.

Annex D-5

The carrying amounts and estimated fair values of the Company’s financial instruments for which the disclosure of fair values is required were as follows (in thousands):

	June 30, 2010			December 31, 2009
	Carrying	Fair	Unrecognized	Carrying	Fair	Unrecognized
	Amount	Value	Loss	Amount	Value	Loss

Cash and cash equivalents:
U.S. Treasury Bills	$52,660	$52,659	$(1)	$127,593	$127,591	$(2)
Treasury money market	392	392	—	36	36	—
Checking accounts	11,683	11,683	—	303	303	—

Total cash and cash equivalents	64,735	$64,734	(1)	127,932	$127,930	(2)

Less: Interest receivable classified as other current assets	(11)			—

Total cash and cash equivalents, at cost	64,724			127,932

Short-term investments
U.S. Treasury Bills and Notes	76,133	76,074	(59)	15,956	15,916	(40)

Total short-term investments	76,133	$76,074	(59)	15,956	$15,916	(40)

Less: Interest receivable classified as other current assets	(84)			(4)

Total short-term investments, at cost	76,049			15,952

Long-term investments
U.S. Treasury Notes	4,038	4,025	(13)	8,056	8,018	(38)

Total long-term investments	4,038	$4,025	(13)	8,056	$8,018	(38)

Less: Interest receivable classified as other current assets	(17)			(17)

Total long-term investments, at cost	4,021			8,039

Total cash and investments	$144,794		$(73)	$151,923		$(80)

The Company expects that all of the gross unrecognized losses aggregating $73,000 as of June 30, 2010 will not be realized since the Company has the intent and ability to hold its U.S. Treasury investments to maturity. All short-term investments will mature in less than one year and the long-term investments will mature between one and two years.

Annex D-6

Note 3.	Comprehensive Loss

The components of comprehensive loss are as follows (in thousands):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Net loss	$(3,160)	$(463)	$(5,863)	$(1,190)
Actuarial adjustments to pension plans, net of tax of $0, $77, $0 and $154	229	143	459	286

Total comprehensive loss	(2,931)	(320)	(5,404)	(904)
Less: Comprehensive loss attributable to the noncontrolling interest	1	1	2	1

Comprehensive loss attributable to Harbinger Group Inc.	$(2,930)	$(319)	$(5,402)	$(903)

Note 4.	Net Loss Per Common Share Information

“Net loss per common share — basic” is computed by dividing “Net loss” by the weighted average number of common shares outstanding. “Net loss per common share — diluted” for the three and six months ended June 30, 2010 and June 30, 2009 was the same as “Net loss per common share — basic” as the Company reported a net loss and, therefore, the effect of all potentially dilutive securities on the net loss would have been anti-dilutive.

As of June 30, 2010, there were 533,000 potential common shares issuable upon the exercise of stock options excluded from the calculation of “Net loss per common share — diluted” because their impact would be anti-dilutive due to the Company’s net loss. Those stock options had a weighted average exercise price of $5.52 per share.

Note 5.	Income Taxes

The effective tax benefit rate for the six months ended June 30, 2010 and June 30, 2009 was 12% and 35%, respectively. The benefit from income taxes for the six months ended June 30, 2010 represents the restoration in the 2010 first quarter of $732,000 of deferred tax assets previously written off in connection with the change in control of the Company in the third quarter of 2009 and a related reversal of $35,000 of accrued interest and penalties on uncertain tax positions. These deferred tax assets relate to net operating loss carryforwards which are realizable to the extent the Company settles its uncertain tax positions for which it had previously recorded $732,000 of reserves and $35,000 of related accrued interest and penalties. As a result, the final resolution of these uncertain tax positions will have no net effect on the Company’s future provision for (or benefit from) income taxes.

Due to the Company’s cumulative losses in recent years, it determined that, as of June 30, 2010, a valuation allowance was still required for all of its deferred tax assets other than its refundable alternative minimum tax credits and the $732,000 amount described above. Accordingly, the Company did not record any tax benefit for the three months ended June 30, 2010 and does not expect to record any future benefit from income taxes until it is more likely than not that some or all of its remaining net operating loss carry-forwards will be realizable.

As of June 30, 2010 and December 31, 2009, the Company continued to have $732,000 of aggregate unrecognized tax benefits classified within “Other liabilities.”

Note 6.	Pension Liabilities

The Company has a noncontributory defined benefit pension plan (“the Pension Plan”) covering certain current and former U.S. employees. During 2006, the Pension Plan was frozen which caused all existing participants to become fully vested in their benefits.

Annex D-7

Additionally, the Company has an unfunded supplemental pension plan (“the Supplemental Plan”) which provides supplemental retirement payments to certain former senior executives of the Company. The amounts of such payments equal the difference between the amounts received under the Pension Plan and the amounts that would otherwise be received if Pension Plan payments were not reduced as the result of the limitations upon compensation and benefits imposed by Federal law. Effective December 1994, the Supplemental Plan was frozen.

The Company plans to make no contributions to its Pension Plan during 2010. However, based on the currently enacted minimum pension plan funding requirements, the Company expects to make contributions during 2011. The Company plans to make no contributions to its Supplemental Plan in 2010 as the Supplemental Plan is an unfunded plan.

The components of net periodic benefit costs are as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Service costs	$—	$—	$—	$—
Interest costs	251	275	502	550
Expected return on plan assets	(257)	(242)	(514)	(484)
Amortization of actuarial loss	229	220	459	440

Net periodic pension cost	$223	$253	$447	$506

Fair value measurements for the Pension Plan’s assets at June 30, 2010 are summarized as follows (in thousands):

Asset Category	Fair Value(A)

Domestic equity securities	$6,448
International equity securities	1,291
Fixed income	6,036

Total	$13,775

(A)	All Pension Plan investments are invested in and among equity and fixed income asset classes through collective trusts. Each collective trust’s valuation is based on its calculation of net asset value per share reflecting the fair value of its underlying investments. Since each of these collective trusts allows redemptions at net asset value per share at the measurement date, its valuation is categorized as a Level 2 fair value measurement.

Note 7.	Commitments and Contingencies

Legal and Environmental Matters

In 2004, Utica Mutual Insurance Company (“Utica Mutual”) commenced an action against the Company in the Supreme Court for the County of Oneida, State of New York, seeking reimbursement under a general agreement of indemnity entered into by the Company in the late 1970s. Based upon the discovery to date, Utica Mutual is seeking reimbursement for payments it claims to have made under (1) a workers compensation bond and (2) certain reclamation bonds which were issued to certain former subsidiaries and are alleged by Utica Mutual to be covered by the general agreement of indemnity. While the precise amount of Utica Mutual’s claim is unclear, it appears it is claiming approximately $0.5 million, including approximately $0.2 million relating to the workers compensation bond and approximately $0.3 million relating to the reclamation bonds.

In 2005, the Company was notified by Weatherford International Inc. (“Weatherford”) of a claim for reimbursement of approximately $0.2 million in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by a non-operating subsidiary of the Company.

Annex D-8

The claim was made under an indemnification provision provided by the Company to Weatherford in a 1995 asset purchase agreement and relates to alleged environmental contamination that purportedly existed on the properties prior to the date of the sale. Weatherford has also advised the Company that Weatherford anticipates that further remediation and cleanup may be required, although Weatherford has not provided any information regarding the cost of any such future clean up. The Company has challenged any responsibility to indemnify Weatherford. The Company believes that it has meritorious defenses to the claim, including that the alleged contamination occurred after the sale of the property, and intends to vigorously defend against it.

In addition to the matters described above, the Company is involved in other litigation and claims incidental to its current and prior businesses. These include multiple complaints in Mississippi and Louisiana state court and in a federal multi-district litigation alleging injury from exposure to asbestos on offshore drilling rigs and shipping vessels formerly owned or operated by the Company’s offshore drilling and bulk-shipping affiliates. The Company has aggregate reserves for its legal and environmental matters of approximately $0.3 million at both June 30, 2010 and December 31, 2009. Although the outcome of these matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to the Company, based on currently available information, including legal defenses available to the Company, and given the aforementioned reserves and related insurance coverage, the Company does not believe that the outcome of these legal and environmental matters will have a material effect on its financial position, results of operations or cash flows.

Guarantees

Throughout its history, the Company has entered into indemnifications in the ordinary course of business with customers, suppliers, service providers, business partners and, in certain instances, when it sold businesses. Additionally, the Company has indemnified its directors and officers who are, or were, serving at the request of the Company in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of past operations, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial statements. The Company has no reason to believe that future costs to settle claims related to its former operations will have a material impact on its financial position, results of operations or cash flows.

Note 8.	Related Party

Effective March 1, 2010, the Company entered into a management agreement with Harbinger Capital Partners LLC (“HCP”), an affiliate of the Company, whereby HCP may provide advisory and consulting services to the Company. The Company has agreed to reimburse HCP for its out-of-pocket expenses and the cost of certain services performed by legal and accounting personnel of HCP under the agreement. For the six months ended June 30, 2010, the Company did not incur any costs related to this agreement.

Annex D-9

Annex E

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Harbinger Group Inc. (the “Company,” “we,” “us,” or “our”) should be read in conjunction with our unaudited condensed consolidated financial statements included in Annex D and Management’s Discussion and Analysis of Financial Condition and Results of Operations in Annex G. Certain statements we make constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You should consider our forward-looking statements in light of our unaudited condensed consolidated financial statements, related notes, and other financial information appearing in Annex D, our Form 10-K and our other filings with the Commission.

Overview

We are a holding company that is majority owned by Harbinger Capital Partners Master Fund I, Ltd., Global Opportunities Breakaway Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, our “Principal Stockholders”). At June 30, 2010, we held approximately $144.8 million in consolidated cash, cash equivalents and investments and approximately 98% of Zap.Com Corporation, a public shell company.

Our principal focus is to identify and evaluate business combinations or acquisitions of businesses. We expect that management associated with our Principal Stockholders will assist us in identifying acquisition and business combination opportunities, which may include businesses which are controlled by, affiliated with or otherwise known to our Principal Stockholders, and we also have engaged third parties to assist us in this effort. At any time, we may be engaged in ongoing discussions with respect to possible acquisitions or business combinations of widely varying sizes and in disparate industries. There can be no assurance that any of these discussions will result in a definitive purchase agreement and if they do, what the terms or timing of any agreement would be.

We may pay acquisition consideration in the form of cash, debt or equity securities or a combination thereof. In addition, as a part of our acquisition strategy we may consider raising additional capital through the issuance of equity or debt securities, including the issuance of preferred stock.

We have not focused and do not intend to focus our acquisition efforts solely on any particular industry or geographic region. We may investigate acquisition opportunities outside of the United States when we believe that such opportunities may be attractive.

Our Principal Stockholders and their affiliates include other vehicles that actively are seeking investment opportunities, and any one of those vehicles may at any time be seeking investment opportunities similar to those targeted by us. Our directors and officers who are affiliated with our Principal Stockholders may consider, among other things, asset type and investment time horizon in evaluating opportunities for us. In recognition of the potential conflicts that these persons and our other directors may have with respect to corporate opportunities, our certificate of incorporation permits our board of directors from time to time to assert or renounce our interests and expectancies in one or more specific industries. If our board of directors renounces our interests and expectancies in a specific industry, our directors are permitted to refer any business opportunities in that industry to another entity without first bringing the opportunity to us. In accordance with this provision, our board renounced our interests and expectancies in the wireless communications industry. However, a renunciation of interests and expectancies in specific industries does not preclude us from seeking business acquisitions in those industries. We have had discussions regarding potential investments in various industries, including wireless communications, consumer products and insurance.

Annex E-1

Results of Operations

Presented below is a table that summarizes our results of operations and compares the amount of the change between the three and six months ended June 30, 2010 and June 30, 2009 (in thousands, except loss per share amounts):

	Three Months		Favorable/	Six Months		Favorable/
	Ended June 30,		(Unfavorable)	Ended June 30,		(Unfavorable)
	2010	2009	Change	2010	2009	Change
	(Unaudited)			(Unaudited)

Revenues	$—	$—	$—	$—	$—	$—
Cost of revenues	—	—	—	—	—	—

Gross profit	—	—	—	—	—	—
Operating expenses:
General and administrative	3,335	1,173	(2,162)	7,073	2,373	(4,700)

Total operating expenses	3,335	1,173	(2,162)	7,073	2,373	(4,700)

Operating loss	(3,335)	(1,173)	(2,162)	(7,073)	(2,373)	(4,700)
Other income:
Interest income	60	74	(14)	96	141	(45)
Other, net	115	383	(268)	347	414	(67)

	175	457	(282)	443	555	(112)

Loss before income taxes	(3,160)	(716)	(2,444)	(6,630)	(1,818)	(4,812)
Benefit for income taxes	—	253	(253)	767	628	139

Net loss	(3,160)	(463)	(2,697)	(5,863)	(1,190)	(4,673)
Less: Net loss attributable to the noncontrolling interest	1	1	—	2	1	1

Net loss attributable to Harbinger Group Inc.	$(3,159)	$(462)	$(2,697)	$(5,861)	$(1,189)	$(4,672)

Net loss per common share — basic and diluted	$(0.16)	$(0.02)	$(0.14)	$(0.30)	$(0.06)	$(0.24)

Three and Six Months Ended June 30, 2010 Compared to the Three and Six Months Ended June 30, 2009

We reported a net loss of $3.2 million or $(0.16) per diluted share, and $5.9 million or $(0.30) per diluted share for the three and six months ended June 30, 2010, respectively, compared to a net loss of $0.5 million or $(0.02) per diluted share, and $1.2 million or $(0.06) per diluted share, for the three and six months ended June 30, 2009, respectively. The increase in net loss principally resulted from an increase in professional fees associated with advisors retained to assist us in evaluating business acquisition opportunities as well as additional employee and other costs related to relocating our corporate headquarters.

The following presents a more detailed discussion of our operating results:

Revenues.  For the three and six months ended June 30, 2010 and June 30, 2009, we had no revenues. We do not expect to recognize revenues until we acquire one or more operating businesses in the future.

Cost of revenues.  For the three and six months ended June 30, 2010 and June 30, 2009, we had no cost of revenues.

General and administrative expenses.  General and administrative expenses consist primarily of professional fees (including advisory services, legal and accounting fees), salaries and benefits, pension

Annex E-2

expense and insurance costs. General and administrative expenses increased $2.2 million to $3.3 million for the three months ended June 30, 2010 from $1.2 million for the three months ended June 30, 2009, and increased $4.7 million to $7.1 million for the six months ended June 30, 2010 from $2.4 million for the six months ended June 30, 2009. This increase was primarily a result of an increase in professional fees associated with advisors retained to assist us in evaluating business acquisition opportunities and, to a lesser extent, increases in employee and other related costs associated with relocating our corporate headquarters to New York City. We expect general and administrative expenses to increase substantially during the remainder of 2010 compared with 2009 for the same reasons affecting the three and six month comparisons.

Interest income.  Interest income decreased $14,000 to $60,000 for the three months ended June 30, 2010 from $74,000 for the three months ended June 30, 2009, and decreased $45,000 to $96,000 for the six months ended June 30, 2010 from $141,000 for the six months ended June 30, 2009. Our interest income will continue to be negligible while our cash equivalents and investments are invested principally in U.S. Government instruments and the interest rates on those instruments remain insignificant.

Other, net.  Other income decreased $268,000 to $115,000 for the three months ended June 30, 2010 from $383,000 for the three months ended June 30, 2009, and decreased $67,000 to $347,000 for the six months ended June 30, 2010 from $414,000 for the six months ended June 30, 2009. Our other income is primarily related to settlements on legal claims relating to solvent schemes with insurers in various markets. The fluctuation in other income will vary as we reach settlements with these insurers.

Income taxes.  The effective tax benefit rate for the three and six months ended June 30, 2010 was 0% and 12%, respectively, and for the three and six months ended June 30, 2009 was 35%. The benefit from income taxes for the six months ended June 30, 2010 represents the restoration in the 2010 first quarter of $732,000 of deferred tax assets previously written off in connection with the change in control of our Company in the third quarter of 2009 and a related reversal of $35,000 of accrued interest and penalties on uncertain tax positions. These deferred tax assets relate to net operating loss carryforwards which are realizable to the extent we settle our uncertain tax positions for which we had previously recorded $732,000 of reserves and $35,000 of related accrued interest and penalties. As a result, the final resolution of these uncertain tax positions will have no net effect on our future provision for (or benefit from) income taxes.

Due to our cumulative losses in recent years, we determined that, as of June 30, 2010, a valuation allowance was still required for all of our deferred tax assets other than our refundable alternative minimum tax credits and the $732,000 amount described above. Accordingly, we did not record any tax benefit for the three months ended June 30, 2010 and do not expect to record any future benefit from income taxes until it is more likely than not that some or all of our remaining net operating loss carryforwards will be realizable.

Liquidity and Capital Resources

Our liquidity needs are primarily for professional fees (including advisory services, legal and accounting fees), salaries and benefits, pension expense and insurance costs. We may also utilize a significant portion of our cash, cash equivalents and investments to fund all or a portion of the cost of any future acquisitions.

As of June 30, 2010, our contractual obligations and other commercial commitments have not changed materially from those set forth in Annex G.

Our current source of liquidity is our cash, cash equivalents and investments. Because we currently limit our investments principally to U.S. Government instruments, we do not expect to earn significant interest income in the near term. In the future, we may expand our investment approach to include investments that will generate greater returns, but are not considered “investment securities” as defined under the Investment Company Act of 1940.

We expect these cash, cash equivalents and investment assets to continue to be a source of liquidity except to the extent they may be used to fund the acquisition of operating businesses or assets. As of June 30,

Annex E-3

2010, our cash, cash equivalents and investments were $144.8 million compared to $151.9 million as of December 31, 2009.

Based on current levels of operations, we do not have any significant capital expenditure commitments and management believes that our consolidated cash, cash equivalents and investments on hand will be adequate to fund our operational and capital requirements for at least the next twelve months. Depending on the size and terms of future acquisitions of operating businesses or assets, we may raise additional capital through the issuance of equity or debt. There is no assurance, however, that such capital will be available at the time, in the amounts necessary or with terms satisfactory to us.

Summary of Cash Flows

The following table summarizes our consolidated cash flow information (in thousands):

	Six Months Ended
	June 30,
Cash (Used in) Provided by:	2010	2009

Operating activities	$(6,924)	$(1,400)
Investing activities	(56,288)	(8,063)
Financing activities	4	—

Net change in cash	$(63,208)	$(9,463)

Net cash used in operating activities.  Net cash used in operating activities was $6.9 million for the six months ended June 30, 2010 compared to net cash used in operating activities of $1.4 million for the six months ended June 30, 2009. The increase in usage of cash is primarily related to higher general and administrative expenditures for the six months ended June 30, 2010.

Net cash used in investing activities.  Variations in our net cash provided by or used in investing activities are typically the result of the change in mix of cash, cash equivalents and investments during the period. All highly liquid investments with original maturities of three months or less are considered to be cash equivalents and all investments with original maturities of greater than three months are classified as either short- or long-term investments.

Net cash used in investing activities was $56.3 million for the six months ended June 30, 2010 compared to $8.1 million for the six months ended June 30, 2009. The increase in cash used in investing activities resulted principally from additional purchases of short-term investments during the six months ended June 30, 2010 compared to the six months ended June 30, 2009.

Net cash provided by financing activities.  Cash provided by financing activities was $4,000 for the six months ended June 30, 2010 representing proceeds from stock options exercised. We had no cash flows from financing activities for the six months ended June 30, 2009.

Legal and Environmental Matters

In 2004, Utica Mutual Insurance Company (“Utica Mutual”) commenced an action against us in the Supreme Court for the County of Oneida, State of New York, seeking reimbursement under a general agreement of indemnity entered into by us in the late 1970s. Based upon the discovery to date, Utica Mutual is seeking reimbursement for payments it claims to have made under (1) a workers compensation bond and (2) certain reclamation bonds which were issued to certain former subsidiaries and are alleged by Utica Mutual to be covered by the general agreement of indemnity. While the precise amount of Utica Mutual’s claim is unclear, it appears it is claiming approximately $0.5 million, including approximately $0.2 million relating to the workers compensation bond and approximately $0.3 million relating to reclamation bonds.

In 2005, we were notified by Weatherford International Inc. (“Weatherford”) of a claim for reimbursement of approximately $0.2 million in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by a non-operating subsidiary of ours. The claim was made under an indemnification provision given by us to Weatherford in a 1995 asset purchase agreement and relates

Annex E-4

to alleged environmental contamination that purportedly existed on the properties prior to the date of the sale. Weatherford has also advised us that Weatherford anticipates that further remediation and cleanup may be required, although Weatherford has not provided any information regarding the cost of any such future clean up. We have challenged any responsibility to indemnify Weatherford. We believe that we have meritorious defenses to the claim, including that the alleged contamination occurred after the sale of the property, and we intend to vigorously defend against it.

In addition to the matters described above, we are involved in other litigation and claims incidental to our current and prior businesses. These include multiple complaints in Mississippi and Louisiana state court and in a federal multi-district litigation alleging injury from exposure to asbestos on offshore drilling rigs and shipping vessels formerly owned or operated by the Company’s offshore drilling and bulk-shipping affiliates. We have aggregate reserves for our legal and environmental matters of approximately $0.3 million at both June 30, 2010 and December 31, 2009. Although the outcome of these matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to us, based on currently available information, including legal defenses available to us, and given the aforementioned reserves and related insurance coverage, we do not believe that the outcome of these legal and environmental matters will have a material effect on our financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements/Guarantees

Throughout our history, we have entered into indemnifications in the ordinary course of business with our customers, suppliers, service providers, business partners and in certain instances, when we sold businesses. Additionally, we have indemnified our directors and officers who are, or were, serving at our request in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of our past operations, costs incurred to settle claims related to these indemnifications have not been material to our financial statements. We have no reason to believe that future costs to settle claims related to our former operations will have a material impact on our financial position, results of operations or cash flows.

Recent Accounting Pronouncements Not Yet Adopted

As of the date of this report, there are no recent accounting pronouncements that have not yet been adopted that we believe would have a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

As of June 30, 2010, our critical accounting policies and estimates have not changed materially from those set forth in Annex G.

Annex E-5

Annex F

HARBINGER GROUP INC.

Financial Information with Respect to the Fiscal Years Ended December 31, 2007, 2008 and 2009

Annex F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Harbinger Group, Inc.
Rochester, NY

We have audited the accompanying consolidated balance sheets of Harbinger Group Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harbinger Group Inc. and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Rochester, New York
February 26, 2010

Annex F-2

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(In thousands, except share and
	per share amounts)

ASSETS
Current assets:
Cash and cash equivalents (Note 3)	$127,932	$142,694
Short-term investments (Note 4)	15,952	11,965
Non-trade receivables (Notes 4 and 5)	40	130
Prepaid expenses and other current assets (Note 10)	490	256

Total current assets	144,414	155,045
Long-term investments (Note 5)	8,039	—
Property and equipment, net of accumulated depreciation of $7	35	—
Deferred tax assets (Note 10)	395	8,987

Total assets	$152,883	$164,032

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$593	$92
Accrued and other current liabilities (Note 6)	1,874	1,045

Total current liabilities	2,467	1,137
Pension liabilities (Note 12)	3,519	2,904
Other liabilities (Note 7)	1,100	1,144

Total liabilities	7,086	5,185

Commitments and contingencies (Note 11)
Harbinger Group Inc. stockholders’ equity (Note 8):
Preferred stock, $.01 par; 10,000,000 and 1,600,000 shares authorized at December 31, 2009 and 2008, respectively; none issued or outstanding	—	—
Preference stock, $.01 par; 0 and 14,400,000 shares authorized at December 31, 2009 and 2008; none issued or outstanding	—	—
Common stock, $0.01 par, 500,000,000 and 132,000,000 shares authorized; 19,284,850 and 24,708,414 shares issued; and 19,284,850 and 19,276,334 shares outstanding at December 31, 2009 and 2008, respectively	193	247
Additional paid in capital	132,638	164,250
Retained earnings	23,848	37,192
Common stock held in treasury, at cost, 0 and 5,432,080 shares at December 31, 2009 and 2008, respectively	—	(31,668)
Accumulated other comprehensive loss (Note 12)	(10,912)	(11,207)

Total Harbinger Group Inc. stockholders’ equity	145,767	158,814
Noncontrolling interest	30	33

Total equity	145,797	158,847

Total liabilities and equity	$152,883	$164,032

See accompanying notes to consolidated financial statements.

Annex F-3

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008	2007
	(In thousands, except per share amounts)

Revenues	$—	$—	$—
Cost of revenues	—	—	—

Gross profit	—	—	—
Operating expenses:
General and administrative (Notes 11, 12, 13 and 14)	6,290	3,237	3,388

Total operating expenses	6,290	3,237	3,388

Operating loss	(6,290)	(3,237)	(3,388)
Other income:
Interest income	229	3,013	7,681
Other, net	1,280	113	570

	1,509	3,126	8,251

(Loss) income before income taxes	(4,781)	(111)	4,863
(Provision) benefit for income taxes (Note 10)	(8,566)	98	(2,313)

Net (loss) income	(13,347)	(13)	2,550
Less: Net loss attributable to the noncontrolling interest (Note 2)	3	1	1

Net (loss) income attributable to Harbinger Group Inc.	$(13,344)	$(12)	$2,551

Net (loss) income per common share — basic and diluted (Note 9)	$(0.69)	$0.00	$0.13

Weighted average common shares outstanding:
Basic	19,280	19,276	19,237

Diluted	19,280	19,276	19,422

See accompanying notes to consolidated financial statements.

Annex F-4

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(13,347)	$(13)	$2,550
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7	—	3
Stock-based compensation	2	—	17
Taxes paid in connection with stock-based compensation	—	—	(220)
Deferred income taxes	8,542	(148)	1,617
Changes in assets and liabilities:
Non-trade receivables	90	894	(745)
Prepaid expenses and other current assets	(184)	8	23
Accounts payable	501	(88)	(237)
Pension liabilities	910	17	(2)
Accrued liabilities and other current liabilities	829	(96)	(665)
Other liabilities	(44)	(185)	(159)

Net cash (used in) provided by operating activities	(2,694)	389	2,182

Cash flows from investing activities:
Purchases of investments	(28,065)	(302,064)	(288,564)
Maturities of investments	16,039	305,118	288,744
Capital expenditures	(42)	—	—

Net cash (used in) provided by investing activities	(12,068)	3,054	180

Net (decrease) increase in cash and cash equivalents	(14,762)	3,443	2,362
Cash and cash equivalents at beginning of year	142,694	139,251	136,889

Cash and cash equivalents at end of year	$127,932	$142,694	$139,251

Cash paid during the year for:
Interest	$—	$—	$—

Income taxes	$—	$97	$1,244

See accompanying notes to consolidated financial statements.

Annex F-5

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME (LOSS)

					Common	Accumulated
			Additional		Stock	Other	Non-		Comprehensive
	Common Stock		Paid in	Retained	Held in	Comprehensive	controlling	Total	Income
	Shares	Amount	Capital	Earnings	Treasury	Loss	Interest	Equity	(Loss)
	(In thousands)
Balance at January 1, 2007	24,617	$246	$164,454	$34,653	$(31,668)	$(8,417)	$35	$159,303
Net income	—	—	—	2,551	—	—	(1)	2,550	$2,550
Actuarial adjustments to pension plans, net of tax effects (Note 12)	—	—	—	—	—	483	—	483	483
Stock-based compensation (Note 14)	—	—	17	—	—	—	—	17	—
Stock option net exercises (Note 14)	92	1	(221)	—	—	—	—	(220)	—

Comprehensive income									3,033
Less: Comprehensive loss attributable to the noncontrolling interest (Note 2)									1

Total comprehensive income attributable to Harbinger Group, Inc.									$3,034

Balance at December 31, 2007	24,709	247	164,250	37,204	(31,668)	(7,934)	34	162,133
Net loss	—	—	—	(12)	—	—	(1)	(13)	$(13)
Actuarial adjustments to pension plans, net of tax effects (Note 12)	—	—	—	—	—	(3,273)	—	(3,273)	(3,273)

Comprehensive loss									(3,286)
Less: Comprehensive loss attributable to the noncontrolling interest (Note 2)									1

Total comprehensive loss attributable to Harbinger Group, Inc.									$(3,285)

Balance at December 31, 2008	24,709	247	164,250	37,192	(31,668)	(11,207)	33	158,847
Net loss	—	—	—	(13,344)	—	—	(3)	(13,347)	$(13,347)
Treasury stock retirement (Note 8)	(5,432)	(54)	(31,614)	—	31,668	—	—	—	—
Stock option net exercises (Note 14)	8	—	—	—	—	—	—	—	—
Actuarial adjustments to pension plans, net of tax effects (Note 12)	—	—	—	—	—	295	—	295	295
Stock-based compensation (Note 14)	—	—	2	—	—	—	—	2	—

Comprehensive loss									(13,052)
Less: Comprehensive loss attributable to the noncontrolling interest (Note 2)									3

Total comprehensive loss attributable to Harbinger Group, Inc.									$(13,049)

Balance at December 31, 2009	19,285	$193	$132,638	$23,848	$—	$(10,912)	$30	$145,797

See accompanying notes to consolidated financial statements.

Annex F-6

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Business and Organization

Harbinger Group Inc. (which, together with its consolidated subsidiaries, is referred to as the “Company”) is a holding company with approximately $151.9 million in consolidated cash, cash equivalents and investments at December 31, 2009. The Company’s principal focus is to identify and evaluate business combinations or acquisitions of businesses. The Company currently owns 98% of Zap.Com Corporation (“Zap.Com”), a public shell company that may seek assets or businesses to acquire.

On December 23, 2009, the Company completed a reincorporation merger with Zapata Corporation (the “Reincorporation Merger”). As a result, the Company’s name changed from Zapata Corporation to Harbinger Group Inc. and the Company changed its domicile from the State of Nevada to the State of Delaware. See Note 8.

On July 9, 2009, Harbinger Capital Partners Master Fund I, Ltd. (“Master Fund”), Global Opportunities Breakaway Ltd. (“Global Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (“Special Situations Fund” and together with the Master Fund and Global Fund, the Company’s “Principal Stockholders”) purchased 9,937,962 shares, or 51.6%, of the Company’s common stock (the “2009 Change of Control”). The Company’s Principal Stockholders subsequently purchased 12,099 additional shares of the Company’s common stock.

Note 2.	Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of Harbinger Group Inc., it’s 98% owned subsidiary, Zap.Com, and certain wholly-owned non-operating subsidiaries and are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

On January 1, 2009, the Company adopted new accounting guidance which changed the accounting and reporting for minority interests in consolidated subsidiaries. Under the new guidance, ownership interests in subsidiaries held by parties other than the Company are classified as a component of equity in the Consolidated Balance Sheets titled “Noncontrolling interest.” The Consolidated Statements of Operations include the line items “Net (loss) income,” which represents net (loss) income attributable to both the Company and the noncontrolling interest in Zap.Com, “Net loss attributable to the noncontrolling interest” and “Net (loss) income attributable to Harbinger Group Inc.,” which is the same amount as would be reported under the prior definition of “Net income (loss).” In addition, prior period amounts have been reclassified to conform to the requirements of the new guidance.

The Company follows the accounting guidance which establishes standards for reporting information about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable operating segments.

Cash and Cash Equivalents

The Company principally invests its excess cash in U.S. Government instruments. All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Investments

A portion of the Company’s investments are held in U.S. Government instruments with maturities greater than three months. As the Company has both the intent and the ability to hold these securities to maturity,

Annex F-7

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

they are considered held-to-maturity investments. Such investments are recorded at original cost plus accrued interest, which is included in “Non-trade receivables.”

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company also applies the accounting guidance for uncertain tax positions which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides information on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accrued interest expense and penalties related to uncertain tax positions are recorded in “(Provision) benefit for income taxes.”

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results in future periods could differ from these estimates.

The Company’s significant estimates which are susceptible to change in the near term relate to (1) estimates of reserves for litigation and environmental reserves (see Note 11), (2) recognition of deferred tax assets and related valuation allowances (see Note 10), and (3) assumptions used in the actuarial valuations for defined benefit plans (see Note 12).

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk include the Company’s cash, cash equivalents and investments. These funds are currently concentrated among three financial institutions; however, the majority of the Company’s funds are invested in U.S. Government Treasuries, backed by the full faith and credit of the U.S. Government, which are held by these financial institutions on behalf of the Company.

Recently Issued Accounting Pronouncements Not Yet Adopted

There are no recent accounting pronouncements that have not yet been adopted that the Company believes may have a material impact on its consolidated financial statements.

Reclassifications

In addition to the retrospective reclassifications made in connection with the Company’s adoption of the new accounting guidance for noncontrolling interests disclosed under “Consolidation” above, certain other reclassifications have been made to prior year financial information to conform to the current year presentation. Specifically, in the Consolidated Statements of Cash Flows for 2008 and 2007, the change in prepaid pension cost was previously classified within the change in “Other assets” and is now classified within the change in “Pension liabilities.”

Annex F-8

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subsequent Events

The Company evaluated subsequent events through the date when the financial statements were issued.

Note 3.	Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company’s cash and cash equivalents at December 31, 2009 and December 31, 2008 consisted of the following:

	December 31, 2009
	Amortized	Fair Market	Unrealized
	Cost	Value	Loss
	(In thousands)

U.S. Treasury Bills	$127,593	$127,591	$(2)
Treasury money market	36	36	—
Checking accounts	303	303	—

Total cash and cash equivalents	$127,932	$127,930	$(2)

As of December 31, 2009, amortized cost shown above included no accrued interest. Interest rates on the Company’s Treasury Bills were 0.00% at December 31, 2009.

	December 31, 2008
	Amortized	Fair Market	Unrealized
	Cost	Value	Loss
	(In thousands)

U.S. Treasury Bills	$142,680	$142,675	$(5)
Treasury money market	3	3	—
Checking accounts	11	11	—

Total cash and cash equivalents	$142,694	$142,689	$(5)

As of December 31, 2008, amortized cost shown above included no accrued interest. Interest rates on the Company’s Treasury Bills ranged from -0.10% to 0.00% at December 31, 2008.

Note 4.	Short-Term Investments

As of December 31, 2009, the Company had held-to-maturity investments with maturities up to approximately 10 months. Interest rates on the Company’s short-term investments ranged from 0.38% to 0.62% at December 31, 2009.

	December 31, 2009
	Amortized	Fair Market	Unrealized
	Cost	Value	(Loss) Gain
	(In thousands)

U.S. Treasury Notes	$7,949	$7,905	$(44)
U.S. Treasury Bills	8,007	8,011	4

Total short-term investments	15,956	$15,916	$(40)

Less: interest receivable included in “Non-trade receivables”	4

Total short-term investments, at cost	$15,952

Annex F-9

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2008, the Company had held-to-maturity investments with maturities up to approximately six months. Interest rates on the Company’s short-term investments ranged from 1.70% to 2.05% at December 31, 2008.

	December 31, 2008
	Amortized	Fair Market	Unrealized
	Cost	Value	(Loss) Gain
	(In thousands)

U.S. Treasury Notes	$8,009	$7,976	$(33)
U.S. Treasury Bills	4,031	4,032	1

Total short-term investments	12,040	$12,008	$(32)

Less: interest receivable included in “Non-trade receivables”	75

Total short-term investments, at cost	$11,965

Note 5.	Long-Term Investments

As of December 31, 2009, the Company had held-to-maturity investments with maturities up to approximately 1.3 years. Interest rates on the Company’s long-term investments ranged from 0.44% to 0.60% at December 31, 2009. The Company held no long-term investments at December 31, 2008.

	December 31, 2009
	Amortized	Fair Market	Unrealized
	Cost	Value	Loss
	(In thousands)

U.S. Treasury Notes	$8,056	$8,018	$(38)

Total long-term investments	8,056	$8,018	$(38)

Less: interest receivable included in “Non-trade receivables”	17

Total long-term investments, at cost	$8,039

Note 6.	Accrued and Other Current Liabilities

Accrued and other current liabilities are summarized as follows:

	December 31,	December 31,
	2009	2008
	(In thousands)

Insurance	$578	$574
Professional fees	433	35
Legal and environmental reserves	345	100
Salary and benefits	169	113
Retirement agreement	113	113
Pension accrual	104	104
Director and committee fees	99	—
Federal and state income taxes	33	6

	$1,874	$1,045

Annex F-10

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.	Other Liabilities

Other liabilities are summarized as follows:

	December 31,	December 31,
	2009	2008
	(In thousands)

Uncertain tax positions	$732	$732
Retirement agreement	333	342
Other	35	70

	$1,100	$1,144

Note 8.	Equity

On November 3, 2009, the Company’s board of directors and Principal Stockholders approved the Reincorporation Merger of Zapata Corporation (“Zapata”), a Nevada corporation, with and into its newly formed wholly-owned subsidiary, Harbinger Group Inc., a Delaware corporation. The Principal Stockholders approved the Reincorporation Merger by written consent in lieu of a meeting. On December 23, 2009, the Company completed the Reincorporation Merger and the Company effectively changed its name to Harbinger Group Inc. and changed its domicile from the State of Nevada to the State of Delaware. In connection with the Reincorporation Merger, stockholders received one share of common stock of Harbinger Group Inc. for each share of Zapata common stock owned at the effective date of the Reincorporation Merger.

Immediately prior to the effectiveness of the Reincorporation Merger, the Company’s authorized capital stock consisted of 1,600,000 shares of preferred stock, par value $0.01 per share, 14,400,000 shares of preference stock, par value $0.01 per share and 132,000,000 shares of common stock, of which 19,284,850 shares were outstanding and 5,432,080 shares were held in treasury. No preferred stock or preference stock was issued or outstanding.

At the time of the Reincorporation Merger and at December 31, 2009, the Company’s authorized capital stock consisted of 10,000,000 shares of preferred stock and 500,000,000 shares of common stock. The board of directors has the right to set the dividend, voting, conversion, liquidation and other rights, as well as the qualifications, limitations and restrictions, with respect to the preferred stock. As of December 23, 2009 and giving effect to the Reincorporation Merger, the Company had 19,284,850 shares of common stock issued and outstanding, with no shares held in treasury, and no preferred stock issued or outstanding. As of December 31, 2009, the Company had 480,715,150 shares of common stock and 10,000,000 shares of preferred stock available for issuance.

In December 2002, the board of directors authorized the purchase of up to 4.0 million shares of its outstanding common stock in the open market or privately negotiated transactions. No shares were repurchased under this authorization and the board of directors terminated this authorization on November 3, 2009.

Note 9.	Net (Loss) Income Per Common Share Information

“Net (loss) income per common share — basic” is computed by dividing “Net (loss) income” by the weighted average number of common shares outstanding. “Net loss per common share — diluted” for 2009 and 2008 was the same as “Net loss per common share — basic” since the Company reported a net loss and therefore, the effect of all potentially dilutive securities on the net loss would have been antidilutive. “Net income per common share — diluted” for 2007 was computed by dividing “Net income” by the weighted average number of shares plus the potential common share effect of dilutive stock options computed using the treasury stock method.

Annex F-11

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table details the potential common shares excluded from the calculation of “Net (loss) income per common share — diluted” because the associated exercise prices were greater than the average market price of the Company’s common stock, or because their impact would be antidilutive due to the Company’s net loss for the period (in thousands, except per share amounts):

	Years Ended December 31,
	2009	2008	2007

Potential common shares excluded from the calculation of “Net (loss) income per common share — diluted”
Stock options	524	427	18
Weighted average exercise price per share	$5.49	$5.12	$9.79

Note 10.	Income Taxes

(Provision) benefit for income taxes consisted of the following:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

Current:
State	$(5)	$(24)	$(34)
Federal	(19)	(26)	(662)
Deferred:
State	(49)	(10)	(1)
Federal	(8,493)	158	(1,616)

(Provision) benefit for income taxes	$(8,566)	$98	$(2,313)

The following table reconciles the expected benefit (provision) for income taxes for all periods computed using the U.S. Federal statutory rate of 34% to the “(Provision) benefit for income taxes” as reflected in the Consolidated Statements of Operations:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

Benefit (provision) at statutory rate	$1,626	$38	$(1,653)
Net operating loss and credit carryforward limitations due to ownership change	(7,376)	—	—
Valuation allowance for deferred tax assets	(2,794)	(1)	165
Non-deductible professional fees and advisory services	(40)	—	—
Increase in tax reserve	(19)	(16)	—
State income taxes, net of Federal benefit	20	(25)	(188)
Federal personal holding company tax	—	—	(575)
Change in estimated liabilities	—	123	—
Effect of deferred rate change	—	(17)	—
Other	17	(4)	(62)

(Provision) benefit for income taxes	$(8,566)	$98	$(2,313)

Annex F-12

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Temporary differences and tax credit carryforwards that gave rise to significant portions of deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2009	2008
	(In thousands)

Deferred tax assets:
Pension liabilities	$1,424	$1,212
Accruals not yet deductible	639	512
Net operating loss carryforward	635	257
Alternative minimum tax credit	514	7,082

	3,212	9,063
Less valuation allowance	(2,698)	(7)

Total deferred tax assets	514	9,056
Deferred tax liabilities	—	—

Net deferred tax assets	$514	$9,056

The Company’s net deferred tax assets are reflected in the Company’s Consolidated Balance Sheets as follows:

	December 31,	December 31,
	2009	2008
	(In thousands)

Prepaid expenses and other current assets	$119	$69
Deferred tax assets	395	8,987

Net deferred tax assets	$514	$9,056

The 2009 Change of Control resulted in an ownership change under sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “IRC”). As a result, the Company’s ability to utilize pre-ownership change net operating loss (“NOL”) carryforwards of $3.3 million and alternative minimum tax (“AMT”) credits of $6.6 million was eliminated. The $3.3 million of NOL carryforwards included approximately $0.3 million which has not been recognized for financial statement purposes as they relate to benefits associated with stock option exercises that have not reduced current taxes payable.

The Company has $1.9 million of post-ownership change NOL carryforwards. However, in accordance with the accounting for stock-based compensation, approximately $61,000 of these carryforwards have not been recognized for financial statement purposes as they relate to benefits associated with stock option exercises that have not reduced current taxes payable. Equity will be increased by $21,000 if and when such deferred tax assets are ultimately realized. The Company uses the ordering model prescribed by the liability method of accounting for income taxes when determining when excess tax benefits have been realized.

The Company’s ability to utilize its NOL carryforward tax benefits is dependent on future taxable income. NOL carryforwards have a 20-year carry-forward period and will expire in 2029. Additionally, the Company has approximately $0.5 million in refundable Federal AMT credits resulting from AMT net operating loss carryback provisions contained in tax legislation enacted during the fourth quarter of 2009.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Cumulative losses weigh heavily in the overall assessment of the need for a valuation allowance. As a result of its

Annex F-13

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cumulative losses in recent years, the Company determined that, as of December 31, 2009, a valuation allowance was required for all of its deferred tax assets other than the refundable AMT credits. Consequently, the Company’s valuation allowance, which related only to state NOL carryforward tax benefits in previous years, increased from $7,000 as of December 31, 2008 to $2.7 million as of December 31, 2009.

The Company also applies the accounting guidance for uncertain tax positions which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Unrecognized tax benefits were approximately $0.7 million as of December 31, 2009 and December 31, 2008. The reversal of these benefits will reduce the Company’s effective tax rate when recognized. The Company expects that the amount of unrecognized tax benefits will be reduced by half during the next 12 months. The following is a roll-forward of the Company’s total uncertain tax positions (in thousands):

Balance at January 1, 2007	$732
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$732
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2008	$732
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2009	$732

Accrued interest expense and penalties, if any, related to the above uncertain tax positions are recorded in “(Provision) benefit for income taxes.” For the years ended December 31, 2009, 2008 and 2007, the amount of interest expense and penalties was $19,000, $16,000 and $0, respectively. The Company files Federal and state consolidated income tax returns and is subject to income tax examinations for years after 2005. The Company currently has state tax returns under examination for the years 2006 and 2007.

If the Company has another change of ownership under section 382 of the IRC, utilization of NOL carryforward tax benefits could be significantly limited or possibly eliminated. An ownership change for this purpose is generally a change in the majority ownership of a company over a three-year period.

Section 541 of the IRC subjects a corporation that is a “personal holding company” (“PHC”), as defined in the IRC, to a 15% tax on “undistributed personal holding company income” in addition to the corporation’s normal income tax. Generally, undistributed PHC income is based on taxable income, subject to certain adjustments, most notably a reduction for Federal income taxes. Personal holding company income is comprised primarily of passive investment income plus, under certain circumstances, personal service income. A corporation is generally considered to be a personal holding company if (1) 60% or more of its adjusted ordinary gross income is personal holding company income and (2) 50% or more of its outstanding common

Annex F-14

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock is owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year.

Although the Company believes that it is classified as a PHC for 2009, the Company did not incur a PHC tax as it had a net operating loss for the year ended December 31, 2009. Additionally, subsequent to the 2009 Change of Control, the Company may continue to qualify as a PHC in future periods. If it is determined that five or fewer individuals hold more than 50% in value of the Company’s outstanding common stock during the second half of future tax years, it is possible that the Company could have at least 60% of adjusted ordinary gross income consist of PHC income as discussed above. Thus, there can be no assurance that the Company will not be subject to this tax in the future, which, in turn, may materially and adversely impact the Company’s financial position, results of operations and cash flows. In addition, if the Company is subject to this tax in future periods, statutory tax rate increases could significantly increase its tax expense and adversely affect its consolidated operating results and cash flows. Specifically, the current 15% tax rate on undistributed PHC income is scheduled to expire as of December 31, 2010, after which the rate will revert back to the highest individual ordinary income rate of 39.6%.

Note 11.	Commitments and Contingencies

Lease Commitments

Future annual minimum payments under non-cancelable operating lease obligations as of December 31, 2009 are approximately $45,000 payable during the year ending December 31, 2010. Rental expense for leases was $69,000, $76,000 and $69,000 in 2009, 2008 and 2007, respectively.

Legal and Environmental Matters

During 2004, Utica Mutual Insurance Company (“Utica Mutual”) commenced an action against the Company in the Supreme Court for the County of Oneida, State of New York, seeking reimbursement under a general agreement of indemnity entered into by the Company in the late 1970s. Based upon the discovery to date, Utica Mutual is seeking reimbursement for payments it claims to have made under (1) a workers compensation bond and (2) certain reclamation bonds which were issued to certain former subsidiaries and are alleged by Utica Mutual to be covered by the general agreement of indemnity. While the precise amount of Utica Mutual’s claim is unclear, it appears they are claiming approximately $0.5 million, of which approximately $0.2 million appears to have been paid out in connection with the workers compensation bond with the balance of $0.3 million due for payment on the reclamation bonds.

During 2005, the Company was notified by Weatherford International Inc. (“Weatherford”) of a claim for reimbursement of approximately $0.2 million in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by a non-operating subsidiary of the Company. The claim was made under an indemnification provision given by the Company to Weatherford in a 1995 asset purchase agreement and relates to alleged environmental contamination that purportedly existed on the properties prior to the date of the sale. Weatherford has also advised the Company that it anticipates that further remediation and cleanup may be required, although Weatherford has not provided any information regarding the cost of any such future clean up. The Company has challenged any responsibility to indemnify Weatherford. The Company believes that it has meritorious defenses to the claim, including that the alleged contamination occurred after the sale of the property, and intends to vigorously defend against it.

In addition to the matters described above, the Company is involved in other litigation and claims incidental to its current and prior businesses. The Company has reserves for all of its legal and environmental matters aggregating approximately $0.3 million and $0.1 million at December 31, 2009 and 2008, respectively. Although the outcome of these matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to the Company, based on currently available information, including legal defenses

Annex F-15

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

available to the Company, and given the aforementioned reserves and related insurance coverage, the Company does not believe that the outcome of these legal and environmental matters will have a material effect on its financial position, liquidity, or results of operations.

Captive Insurance Arrangement

During a two year period commencing in 1993, the Company entered into a “rent-a-captive” arrangement for workers’ compensation insurance coverage whereby the Company funded premiums in an account maintained by an offshore entity related to a sponsor insurance carrier based in the United States. Due to significant liquidity concerns, the sponsor insurance company entered into voluntary rehabilitation during 2002. Based on this event, the Company wrote off the balance of the excess collateral arising from this arrangement. In September 2009, the Company received a refund of $0.8 million representing excess collateral relating to this arrangement and recorded this refund in “Other income” in the Company’s Consolidated Statement of Operations for the year ended December 31, 2009. There is one remaining open claim for this period which is above the Company’s deductible and significantly below policy limits. Accordingly, the Company does not believe that it has any material obligations under this arrangement and does not expect to receive additional material reimbursements.

Guarantees

Throughout its history, the Company has entered into indemnifications in the ordinary course of business with customers, suppliers, service providers, business partners and, in certain instances, when it sold businesses. Additionally, the Company has indemnified its directors and officers who are, or were, serving at the request of the Company in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of past operations, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial statements. Further, the Company has no reason to believe that future costs to settle claims related to its former operations will have material impact on its financial position, results of operations or cash flows.

Note 12.	Defined Benefit Plans

General

The Company has a noncontributory defined benefit pension plan (“the Pension Plan”) covering certain current and former U.S. employees. During 2006, the Pension Plan was frozen which caused all existing participants to become fully vested in their benefits.

Additionally, the Company has an unfunded supplemental pension plan (“the Supplemental Plan”) which provides supplemental retirement payments to certain former senior executives of the Company. The amounts of such payments equal the difference between the amounts received under the Pension Plan and the amounts that would otherwise be received if Pension Plan payments were not reduced as the result of the limitations upon compensation and benefits imposed by Federal law. Effective December 1994, the Supplemental Plan was frozen.

Annex F-16

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidated Obligations and Funded Status

	December 31,	December 31,
	2009	2008
	(In thousands)

Change in Benefit Obligation
Benefit obligation at beginning of year	$17,034	$18,170
Interest cost	1,101	1,091
Actuarial loss (gain)	1,835	(588)
Benefits paid	(1,466)	(1,639)

Benefit obligation at end of year	18,504	17,034

Change in Plan Assets
Plan assets at fair value at beginning of year	14,026	20,239
Actual return on plan assets	2,217	(4,678)
Company contributions	104	104
Benefits paid	(1,466)	(1,639)

Plan assets at fair value at end of year	14,881	14,026

Funded Status of Plans	$(3,623)	$(3,008)

Amounts Recognized in the Consolidated Balance Sheets Consist of:
Accrued and other current liabilities	$(104)	$(104)
Pension liabilities	(3,519)	(2,904)

Net amount recognized	$(3,623)	$(3,008)

Amounts recognized in accumulated other comprehensive loss consisted of:
Net actuarial loss	$(17,650)	$(17,945)

Net amount recognized	(17,650)	(17,945)
Cumulative deferred tax effects	6,738	6,738

Accumulated other comprehensive loss	$(10,912)	$(11,207)

Components of net periodic benefit cost

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

Service cost	$—	$—	$—
Interest cost	1,101	1,091	1,065
Expected return on plan assets	(968)	(1,517)	(1,539)
Amortization of actuarial loss	881	548	575

Net periodic pension cost	$1,014	$122	$101

The Company expects to recognize approximately $0.9 million in pension expense during 2010. This amount is comprised of approximately $0.9 million of net actuarial losses, which will be amortized out of accumulated other comprehensive loss and included as a component of net periodic benefit cost, approximately $1.0 million of interest costs, offset by approximately $1.0 million of expected return on plan assets.

Annex F-17

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of actuarial adjustments to pension plans, net of tax effects

The components of “Actuarial adjustments to pension plans, net of tax effects” included in “Comprehensive Income (Loss)” reported in the accompanying Consolidated Statement of Changes in Equity and Comprehensive Income (Loss) are as follows:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

Net actuarial (loss) gain arising during the year	$(586)	$(5,607)	$212
Amortization of unrecognized net actuarial loss to net periodic benefit cost	881	548	575
Deferred tax benefit (provision)	—	1,786	(304)

Actuarial adjustments to pension plans, net of tax effects	$295	$(3,273)	$483

Pension Plan Information

The accumulated benefit obligation for the Pension Plan was $17.7 million and $16.3 million at December 31, 2009 and 2008, respectively. The fair value of the Pension Plan assets was $14.9 million and $14.0 million at December 31, 2009 and 2008, respectively.

	Years Ended December 31,
	2009	2008	2007

Assumptions used to determine benefit obligations
Discount rate	5.66%	6.75%	6.25%
Assumptions used to determine net periodic benefit cost
Discount rate	6.75%	6.25%	5.75%
Expected long-term return on plan assets	7.25%	7.75%	7.75%

The Company is responsible for establishing objectives and policies for the investment of Pension Plan assets with assistance from the Pension Plan’s investment consultant. As the obligations are relatively long-term in nature, the investment strategy has been to maximize long-term capital appreciation. The Pension Plan has historically invested within and among equity and fixed income asset classes in a manner that sought to achieve the highest rate of return consistent with a moderate amount of volatility. At the same time, the Pension Plan maintained a sufficient amount invested in highly liquid investments to meet immediate and projected cash flow needs. To achieve these objectives, the Company developed guidelines for the composition of investments to be held by the Pension Plan. Due to varying rates of return among asset classes, the actual asset mix may vary somewhat from these guidelines but are generally rebalanced as soon as practical.

Pension Plan Assets.  Asset allocations and target asset allocations by asset category are as follows:

	Years Ended		Plan Investment
	December 31,		Allocation Guidelines
Asset Category	2009	2008	Min	Target	Max

Domestic equity securities	53%	42%	28%	45%	75%
International equity securities	11%	9%	0%	10%	15%
Fixed income	36%	49%	10%	40%	60%
Other	0%	0%	0%	5%	15%

As of December 31, 2009 and 2008, no plan assets were invested in the Company’s common stock.

Annex F-18

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For 2009, the Company assumed a long-term asset rate of return of 7.25%. In developing this rate of return assumption, the Company evaluated historical returns and asset class return expectations based on the Pension Plan’s current asset allocation. Despite the Company’s belief that this assumption is reasonable, future actual results may differ from this estimate.

Fair value measurements for the Pension Plans’ assets at December 31, 2009 are summarized below:

		Fair Value Measurements at December 31, 2009
		Quoted Prices
		in Active
		Markets for	Significant	Significant
		Identical	Observable	Unobservable
		Assets	Inputs(1)	Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)
		(In thousands)

Domestic equity securities	$7,878	$—	$7,878	$—
International equity securities	1,601	—	1,601	—
Fixed income	5,402	—	5,402	—

Total	$14,881	$—	$14,881	$—

(1)	All Pension Plan investments are invested in and among equity and fixed income asset classes through collective trusts. As each collective trust’s valuation is based on inputs that are observable or derived principally from observable inputs, all amounts are categorized under Level 2.

Contributions.  The Company plans to make no contributions to its Pension Plan in 2010. However, based on the currently enacted minimum pension plan funding requirements, the Company expects to make contributions during 2011.

Estimated Future Benefit Payments.  The following benefit payments are expected to be paid:

Pension
Benefits
(In thousands)

2010	$1,395
2011	1,367
2012	1,372
2013	1,378
2014	1,393
Years 2015-2019	6,869

Supplemental Plan Information

The accumulated benefit obligation for the Supplemental Plan was $0.8 million and $0.7 million at December 31, 2009 and 2008, respectively.

	Years Ended December 31,
	2008	2007	2006

Assumptions used to determine benefit obligations
Discount rate	5.66%	6.75%	6.25%
Assumptions used to determine net periodic benefit cost
Discount rate	6.75%	6.25%	5.75%

Annex F-19

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Plan Assets.  The Supplemental Plan is unfunded and has no assets.

Contributions.  The Company plans to make no contributions to its Supplemental Plan in 2010 as the Supplemental Plan is an unfunded plan. Estimated future benefit payments will be made by the Company in accordance with the schedule below.

Estimated Future Benefit Payments.  The following benefit payments are expected to be paid:

Pension Benefits
(In thousands)

2010	$104
2011	98
2012	93
2013	88
2014	83
Years 2015-2019	329

Note 13.	Defined Contribution Plan

The Company has a 401(k) Plan (the “401(k) Plan”) in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations. The Company makes a discretionary matching contribution of up to 4% of eligible compensation. The Company recognized expenses for contributions to the 401(k) Plan of approximately $28,000, $25,000 and $24,000 in 2009, 2008 and 2007 respectively.

Note 14.	Stock-Based Compensation

The Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007 included $2,000, $0 and $17,000, respectively, of share-based compensation costs, included in “General and administrative”. The total income tax benefit recognized in the Consolidated Statements of Operations for share-based compensation arrangements was $1,000, $0 and $1,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

On December 5, 1996, the Company’s stockholders approved a long-term incentive plan (the “1996 Plan”). The 1996 Plan provides for the granting of restricted stock, stock appreciation rights, stock options and other types of awards to key employees of the Company. Under the 1996 Plan, options may be granted at prices equivalent to the market value of the common stock on the date of grant. Options become exercisable in one or more installments on such dates as the Company may determine. Unexercised options will expire on varying dates up to a maximum of ten years from the date of grant. All options granted vest ratably over three years beginning on the first anniversary of the date of grant. The 1996 Plan, as amended, provides for the issuance of options to purchase up to 8,000,000 shares of common stock. At December 31, 2009, stock options covering a total of 1,645,152 shares had been exercised and a total of 5,862,808 shares of common stock are available for future stock options or other awards under the Plan. As of December 31, 2009, there were options for the purchase of up to 492,040 shares of common stock outstanding under the 1996 Plan. No restricted stock, stock appreciation rights or other types of awards have been granted under the 1996 Plan.

In May 2002, the Company’s stockholders approved specific stock option grants of 8,000 options to each of the six non-employee directors of the Company. These grants had been approved by the board of directors and awarded by the Company in March 2002, subject to stockholder approval. These grants are non-qualified options with a ten year life and became exercisable in cumulative one-third installments vesting annually beginning on the first anniversary of the date of grant. As of December 31, 2009, there were options for the purchase of up to 32,000 shares outstanding under these grants.

Annex F-20

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of each stock option granted has been determined using the Black-Sholes option-pricing model. In 2009, stock options were granted with a grant date fair value of $2.63 with the following assumptions used in the determination of fair value of each stock option granted using the Black-Scholes option pricing model: expected option term of 6 years, volatility of 32.6%, risk-free interest rate of 3.1% and no assumed dividend yield. No stock options were granted in 2008 or 2007.

A summary of the Company’s stock option activity as of December 31, 2009, and changes during the year then ended, is presented below:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Contractual Term	Value
				(In thousands)

Outstanding at January 1, 2009	427,040	$5.12
Granted	125,000	$7.01
Exercised	(16,000)	$3.33
Forfeited or expired	(12,000)	$10.94

Outstanding at December 31, 2009	524,040	$5.49	4.6 years	$805

Exercisable at December 31, 2009	399,040	$5.01	2.9 years	$804

Vested or expected to vest at December 31, 2009	524,040	$5.49	4.6 years	$805

The total intrinsic value of stock options exercised during the years ended December 31, 2009, 2008 and 2007 was $61,000, $0 and $0.8 million, respectively. In connection with these exercises, the Company remitted $0, $0 and $0.2 million for the payment of withholding taxes during the years ended December 31, 2009, 2008 and 2007, respectively. The stock options exercised during 2009 and 2007 were “net exercises,” pursuant to which the optionee received shares of common stock equal to the intrinsic value of the options (fair market value of common stock on date of exercise less exercise price) reduced by any applicable withholding taxes. The Company issued approximately 8,000, 0 and 92,000 shares of common stock during 2009, 2008 and 2007, respectively, related to these exercises.

As of December 31, 2009, there was approximately $0.3 million of total unrecognized compensation cost related to unvested share-based compensation arrangements. That cost is expected to be recognized over a weighted average period of 3.0 years.

Note 15.	Quarterly Financial Data (unaudited)

The following table presents certain unaudited consolidated operating results for each of the Company’s preceding eight quarters. The Company believes that the following information includes all adjustments (consisting only of normal recurring adjustments, except as disclosed in Notes 2 and 3 to the table) necessary for a fair presentation in accordance with GAAP. The operating results for any interim period are not necessarily indicative of results for any other period. The following unaudited quarterly results reflect restated

Annex F-21

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounts from the Company’s Quarterly Report on Form 10-Q/A for the period ended September 30, 2009 as filed with the Securities and Exchange Commission on December 22, 2009.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	2009	2009	2009(2)	2009(3)
	(In thousands, except per share amounts)

Revenues	$—	$—	$—	$—
Gross profit	—	—	—	—
Operating loss	(1,200)	(1,173)	(1,401)	(2,516)
Net loss attributable to Harbinger Group Inc.	(727)	(462)	(8,498)	(3,657)
Net loss per common share — basic and diluted(1)	(0.04)	(0.02)	(0.44)	(0.19)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008
	(In thousands, except per share amounts)

Revenues	$—	$—	$—	$—
Gross profit	—	—	—	—
Operating loss	(865)	(688)	(856)	(828)
Net income (loss) attributable to Harbinger Group Inc.	320	312	(188)	(456)
Net income (loss) per common share — basic and diluted(1)	0.02	0.02	(0.01)	(0.02)

(1)	“Net income (loss) per common share” has been computed independently for each quarter based upon the weighted average shares outstanding for that quarter. Therefore, the sum of the quarterly amounts may not equal the reported annual amounts.

(2)	During the third quarter of 2009 as a result of the 2009 Change of Control, the Company wrote off approximately $8.2 million of net operating loss carryforward tax benefits and alternative minimum tax credits in accordance with sections 382 and 383 of the IRC. Approximately $7.9 million of this write off impacted the income tax provision as $0.3 million of the $8.2 million had not been recognized for financial statement purposes as they related to benefits associated with stock option exercises that had not reduced current taxes payable. See Note 10.

(3)	Due to tax law changes enacted during the fourth quarter of 2009, the Company was able to re-establish approximately $0.5 million of AMT credits previously written off during the third quarter of 2009. However during the fourth quarter of 2009, the Company increased its valuation allowance on all deferred tax assets other than refundable AMT credits by approximately $2.8 million. See Note 10.

Note 16.	Subsequent Events

Insurance Settlement

During January 2010, the Company entered into a settlement agreement under a solvent scheme of arrangement with an insurer in the London market. Under the terms of the agreement, the Company agreed to accept approximately $0.2 million in exchange for the termination of insurance coverage on certain non-operating subsidiaries. A solvent scheme is the mechanism by which solvent entities, including insurance companies, are able to shed liabilities and terminate their insurance and reinsurance obligations with judicial sanction. Such arrangements are authorized by Section 425 of the U.K. Companies Act of 1985. The Company

Annex F-22

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

received the settlement during the first quarter of 2010 which will be reflected in “Other income” in the Consolidated Statement of Operations for that quarter.

Management and Advisory Services Agreement

During February 2010, the Company entered into a management agreement with Harbinger Capital Partners LLC (“HCP”), an affiliate of the Company’s Principal Stockholders, whereby HCP may, among other items, provide advisory and consulting services to the Company. The Company has agreed to reimburse HCP for its out-of-pocket expenses and the cost of certain services performed by legal and accounting personnel of HCP under the agreement.

Annex F-23

Annex G

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following is a discussion of our financial condition and results of operations. This discussion should be read in conjunction with our Consolidated Financial Statements included in Annex F. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Annex F.

Overview

We are a holding company with approximately $151.9 million in consolidated cash, cash equivalents and investments at December 31, 2009. We currently own approximately 98% of Zap.Com, a public shell company.

In December 2006, we completed the disposition of our 57% ownership interest in common stock of Omega Protein Corporation. Since that time, we have held substantially all of our assets in cash, cash equivalents and investments in U.S. Government Agency or Treasury securities, and have held no “investment securities” (as that term is defined in the 1940 Act). In addition, we have not held, and do not hold, ourselves out as an investment company. During this time, we have conducted a good faith search for an acquisition or business combination candidate, and have repeatedly and publicly disclosed our intention to acquire or combine with such a business. Based on the foregoing, we believe that we are not an investment company under the 1940 Act.

On July 9, 2009, our Principal Stockholders purchased 9,937,962 shares, or 51.6%, of our common stock during the 2009 Change of Control. Our Principal Stockholders subsequently purchased 12,099 additional shares of our common stock.

Our principal focus is to identify and evaluate business combinations or acquisitions of businesses. We expect that management associated with our Principal Stockholders will assist us in identifying acquisition and business combination opportunities, which may include businesses which are controlled by, affiliated with or otherwise known to our Principal Stockholders, and we also have engaged third parties to assist us in this effort. At any time, we may be engaged in ongoing discussions with respect to possible acquisitions or business combinations of widely varying sizes and in disparate industries. There can be no assurance that any of these discussions will result in a definitive purchase agreement and if they do, what the terms or timing of any agreement would be.

We may pay acquisition consideration in the form of cash, our debt or equity securities or a combination thereof. In addition, as a part of our acquisition strategy we may consider raising additional capital through the issuance of equity or debt securities, including the issuance of preferred stock.

We have not focused and do not intend to focus our acquisition efforts solely on any particular industry. While we generally focus our attention in the United States, we may investigate acquisition opportunities outside of the United States when we believe that such opportunities may be attractive.

Our Principal Stockholders and their affiliates include other vehicles that actively are seeking investment opportunities, and any one of those vehicles may at any time be seeking investment opportunities similar to those targeted by the Company. Our directors and officers who are affiliated with our Principal Stockholders may consider, among other things, asset type and investment time horizon in evaluating opportunities for the Company. In recognition of the potential conflicts that these persons and our other directors may have with respect to corporate opportunities, the certificate of incorporation for Harbinger Group Inc. permits our board of directors from time to time to assert or renounce our interests and expectancies in one or more specific industries. In accordance with this provision, we have determined that we will not seek business combinations or acquisitions of businesses engaged in the wireless communications industry.

Annex G-1

Results of Operations

Presented below is a table that summarizes our results of operations and compares the amount of the change between 2009 and 2008 (the “2009 Change”) and between 2008 and 2007 (the “2008 Change”).

	Years Ended December 31,			2009	2008
	2009	2008	2007	Change	Change
	(In thousands, except per share amounts)

Revenues	$—	$—	$—	$—	$—
Cost of revenues	—	—	—	—	—

Gross profit	—	—	—	—	—
Operating expenses:
General and administrative	6,290	3,237	3,388	3,053	(151)

Total operating expenses	6,290	3,237	3,388	3,053	(151)

Operating loss	(6,290)	(3,237)	(3,388)	(3,053)	151
Other income:
Interest income	229	3,013	7,681	(2,784)	(4,668)
Other, net	1,280	113	570	1,167	(457)

	1,509	3,126	8,251	(1,617)	(5,125)

(Loss) income before income taxes	(4,781)	(111)	4,863	(4,670)	(4,974)
(Provision) benefit for income taxes	(8,566)	98	(2,313)	(8,664)	2,411

Net (loss) income	(13,347)	(13)	2,550	(13,334)	(2,563)
Less: Net loss attributable to the noncontrolling interest	3	1	1	2	—

Net (loss) income attributable to Harbinger Group Inc.	$(13,344)	$(12)	$2,551	$(13,332)	$(2,563)

Net (loss) income per common share — basic and diluted	$(0.69)	$0.00	$0.13	$(0.69)	$(0.13)

2009 Compared to 2008

We reported a net loss of $13.3 million or $(0.69) per diluted share for the year ended December 31, 2009 compared to a net loss of $12,000 or $0.00 per diluted share in 2008. The increase in net loss resulted from the write off of $7.4 million of net operating loss carryforward tax benefits and alternative minimum tax credits resulting from the 2009 Change of Control which constituted a change of ownership under sections 382 and 383 of the IRC. Additionally, as a result of cumulative losses in recent years, we increased our valuation allowance for our deferred tax assets by $2.8 million during the fourth quarter of 2009. The increase in net loss also resulted from increases in professional fees and pension expenses and a decrease in interest income, all partially offset by the recognition of other income in 2009 related to former businesses of the Company.

The following presents a more detailed discussion of our operating results:

Revenues.  For the years ended December 31, 2009 and 2008, we had no revenues. We sold our remaining operating business in December 2006 and we do not expect to recognize revenues until we acquire one or more operating businesses.

Cost of revenues.  For the years ended December 31, 2009 and 2008, we had no cost of revenues.

General and administrative expenses.  General and administrative expenses consist primarily of professional fees (including advisory services, legal and accounting fees), salaries and benefits, pension expense and insurance costs. General and administrative expenses increased $3.1 million from $3.2 million for the year ended December 31, 2008 to $6.3 million for the year ended December 31, 2009. This

Annex G-2

increase was primarily a result of increases in professional fees of $1.9 million, predominately arising from the 2009 Change of Control, the transition to a reconstituted board of directors, the Reincorporation Merger, and increased efforts in evaluating possible business acquisitions, and an increase of $0.9 million in actuarially determined pension expenses. We expect general and administrative expenses to increase substantially as a result of fees associated with advisors we have and will retain to assist us in evaluating business acquisition opportunities. In addition, our planned relocation of our corporate headquarters to New York, New York during the second quarter of 2010 will result in additional general and administrative expenses.

Interest income.  Interest income decreased $2.8 million from $3.0 million for the year ended December 31, 2008 to $0.2 million for the year ended December 31, 2009, resulting from sustained lower interest rates on our cash equivalents and investments which are invested principally in U.S. Government instruments.

Other, net.  Other, net was $1.3 million and $0.1 million for the year ended December 31, 2009 and 2008, respectively. During 2009, we received a refund of excess collateral of $0.8 million from a rent-a-captive insurance arrangement which we entered into in 1993. As we had previously written off the balance of our excess collateral, the full amount of this refund was recorded as other income. We do not believe we have any material obligations under this arrangement and do not expect to receive any additional material reimbursements related to this program. Also during 2009, we received $0.3 million from settlement agreements entered into during 2009 in which we agreed to accept a payment in exchange for the termination of insurance coverage on certain non-operating subsidiaries.

Income taxes.  Despite a pretax loss of $4.8 million, we recorded a provision for income taxes of $8.6 million for the year ended December 31, 2009 compared to a benefit for income taxes of $0.1 million for the prior year. The change from a benefit to a provision resulted primarily from the write-off of $7.4 million of net operating loss carryforward tax benefits and alternative minimum tax credits resulting from the 2009 Change of Control which constituted a change in ownership under sections 382 and 383 of the IRC. Additionally, as a result of our cumulative losses, we have determined that, as of December 31, 2009, a valuation allowance of approximately $2.8 million was required for deferred tax assets whose realization did not meet the more likely than not criteria.

2008 Compared to 2007

We reported a net loss of $12,000 or $0.00 per diluted share for the year ended December 31, 2008 compared to net income of $2.6 million or $0.13 per diluted share in 2007. The change from net income to net loss resulted primarily from decreased interest income during 2008 compared to 2007.

The following presents a more detailed discussion of our operating results:

Revenues.  For the years ended December 31, 2008 and 2007, we had no revenues.

Cost of revenues.  For the years ended December 31, 2008 and 2007, we had no cost of revenues.

General and administrative expenses.  General and administrative expenses decreased $0.2 million from $3.4 million for the year ended December 31, 2007 to $3.2 million for the year ended December 31, 2008 as a result of decreases in professional fees and costs.

Interest income.  Interest income decreased $4.7 million from $7.7 million for the year ended December 31, 2007 to $3.0 million for the year ended December 31, 2008. This decrease was primarily attributable to sustained lower interest rates on cash equivalents and investments during 2008 compared to 2007. In July 2008, due to market conditions and in an effort to preserve principal, we liquidated our U.S. Government Agency securities and purchased U.S. Treasury securities with the proceeds.

Other, net.  Other, net decreased $0.5 million from $0.6 million for the year ended December 31, 2007 to $0.1 million for the year ended December 31, 2008. This decrease resulted from higher levels of insurance and other recoveries recognized during 2007 compared to 2008.

Annex G-3

Income taxes.  The Company recorded a benefit for income taxes of $0.1 million for the year ended December 31, 2008 compared to a provision for income taxes of $2.3 million for the year ended December 31, 2007. The change from a provision to a benefit for income taxes was attributable to the pretax loss in the year ended December 31, 2008 compared to pretax income in 2007. Additionally, the loss in 2008 resulted in no additional provision for a 15% tax on undistributed personal holding company income for the year ended December 31, 2008 as was required for 2007.

Liquidity and Capital Resources

Our liquidity needs are primarily for professional fees (including advisory services, legal and accounting fees), salaries and benefits, pension expense and insurance costs. We may also utilize a significant portion of our cash, cash equivalents and investments to fund all or a portion of the cost of any future acquisitions.

The following table summarizes information about our contractual obligations (in thousands) as of December 31, 2009 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

	Payments Due by Period
		Less Than	1 to 3	3 to 5	More Than
Contractual Obligations(1)	Total	1 Year	Years	Years	5 Years

Advisory services(2)	$3,850	$3,850	$—	$—	$—
Pension liabilities(3)	3,623	104	191	171	3,157
Retirement agreement(4)	446	113	225	108	—
Operating lease obligations(5)	45	45	—	—	—

Total contractual obligations	$7,964	$4,112	$416	$279	$3,157

(1)	We also have $0.7 million of potential obligations related to uncertain tax positions for which the timing and amount of payment cannot be reasonably estimated due to the nature of the uncertainties. See Note 10 to our consolidated financial statements included in Annex F.

(2)	Represents contractual amounts payable for financial advisory services.

(3)	For more information concerning pension liabilities, see Note 12 to our consolidated financial statements included in Annex F.

(4)	Amounts in this category relate to a retirement agreement entered into in 1981 with a former executive officer of ours.

(5)	For more information concerning operating leases, see Note 11 to our consolidated financial statements included in Annex F.

Our current source of liquidity is our cash, cash equivalents and investments. Because we limit our investments principally to U.S. Government instruments, we do not expect to earn significant interest income in the near term. We expect these assets to continue to be a source of liquidity except to the extent that they may be used to fund the acquisition of operating businesses or assets. As of December 31, 2009, our cash, cash equivalents and investments were $151.9 million compared to $154.7 million as of December 31, 2008.

Based on current levels of operations, we do not have any significant capital expenditure commitments and management believes that our consolidated cash, cash equivalents and investments on hand will be adequate to fund our operational and capital requirements for at least the next twelve months. Depending on the size and terms of future acquisitions of operating businesses or assets, we may raise additional capital through the issuance of equity or debt. There is no assurance, however, that such capital will be available at the time, in the amounts necessary or with terms satisfactory to us.

Off-Balance Sheet Arrangements

Throughout our history, we have entered into indemnifications in the ordinary course of business with our customers, suppliers, service providers, business partners and in certain instances, when we sold businesses.

Annex G-4

Additionally, we have indemnified our directors and officers who are, or were, serving at our request in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of our past operations, costs incurred to settle claims related to these indemnifications have not been material to our financial position, results of operations or cash flows. Further, we have no reason to believe that future costs to settle claims related to our former operations will have material impact on our financial position, results of operations or cash flows.

Summary of Cash Flows

The following table summarizes our consolidated cash flow information for the last three years:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

Cash (used in) provided by:
Operating activities	$(2,694)	$389	$2,182
Investing activities	(12,068)	3,054	180

Net (decrease) increase in cash and cash Equivalents	$(14,762)	$3,443	$2,362

Net cash provided by (used in) operating activities.

Cash used in operating activities was $2.7 million for the year ended December 31, 2009 compared to cash provided by operating activities of $0.4 million for the year ended December 31, 2008. The change from cash provided by operating activities to cash used in operating activities resulted principally from lower interest income and higher administrative expenses during 2009 compared to 2008.

Cash provided by operating activities was $0.4 million and $2.2 million for the years ended December 31, 2008 and 2007, respectively. This decrease resulted principally from lower interest income during 2008 compared to 2007.

Net cash provided by (used in) investing activities.

Variations in our net cash provided by (used in) investing activities are typically the result of the change in mix of cash, cash equivalents and investments during the period. All highly liquid investments with original maturities of three months or less are considered to be cash equivalents and all investments with original maturities of greater than three months are classified as either short- or long-term investments.

Cash used in investing activities was $12.1 million for the year ended December 31, 2009 compared to cash provided by investing activities of $3.1 million for the year ended December 31, 2008. This change from cash used in investing activities to cash provided by investing activities resulted from additional purchases of investments during 2009 compared to 2008.

Cash provided by investing activities was $3.1 million and $0.2 million for the years ended December 31, 2008 and 2007, respectively. This increase resulted from additional purchases and sales of short-term investments during 2008 compared to 2007.

Other than possible acquisitions of operating businesses or assets, we do not expect any significant capital expenditures during 2010.

Net cash provided by (used in) financing activities.

There was no cash provided by (used in) financing activities for the years ended December 31, 2009, 2008 or 2007.

Annex G-5

Recent Accounting Pronouncements Not Yet Adopted

As of the date of this report, there are no recent accounting pronouncements that have not yet been adopted that we believe may have a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition, liquidity and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect amounts reported therein. The following lists our current accounting policies involving significant management judgment and provides a brief description of these policies:

Litigation and environmental reserves.  The establishment of litigation and environmental reserves requires judgments concerning the ultimate outcome of pending claims against the Company and our subsidiaries. In applying judgment, management utilizes opinions and estimates obtained from outside legal counsel to apply the appropriate accounting for contingencies. Accordingly, estimated amounts relating to certain claims have met the criteria for the recognition of a liability. Other claims for which a liability has not been recognized are reviewed on an ongoing basis in accordance with accounting guidance. A liability is recognized for all associated legal costs as incurred. Liabilities for litigation settlements, environmental settlements, legal fees and changes in these estimated amounts may have a material impact on our financial position, results of operations or cash flows.

If the actual cost of settling these matters, whether resulting from adverse judgments or otherwise, differs from the reserves totaling $0.3 million we have accrued as of December 31, 2009, that difference will be reflected in our results of operations when the matter is resolved or when our estimate of the cost changes.

Deferred income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in earnings in the period that includes the enactment date. Additionally, taxing jurisdictions could retroactively disagree with our tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting guidance require these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Cumulative losses weigh heavily in the overall assessment of the need for a valuation allowance. As a result of our cumulative losses in recent years, we determined that, as of December 31, 2009, a valuation allowance was required for all of our deferred tax assets other than the refundable alternative minimum tax credits. Consequently, our valuation allowance, which related only to state net operating loss carryforward tax benefits in previous years, increased from $7,000 as of December 31, 2008 to $2.7 million as of December 31, 2009.

We also apply the accounting guidance for uncertain tax positions which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides information on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accrued interest expense and penalties related to uncertain tax positions are recorded in “(Provision) benefit for income taxes.” Our reserve for uncertain tax positions totaled $0.7 million as of December 31, 2009 and 2008.

Defined benefit plan assumptions.  We have two defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in each plan. We record income or expense related to these plans using actuarially determined amounts that are calculated using the accounting guidance for pensions. Key assumptions used in the actuarial valuations include the discount rate and the anticipated rate of return on

Annex G-6

plan assets. These rates are based on market interest rates, and therefore fluctuations in market interest rates could impact the amount of pension income or expense recorded for these plans. Despite our belief that our estimates are reasonable for these key actuarial assumptions, future actual results may differ from our estimates, and these differences could be material to our future financial statements.

The discount rate enables a company to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate as it is based on a review of projected cash flows and on high-quality fixed income investments at the measurement date. A lower discount rate increases the present value of benefit obligations and increases pension expense. The expected long-term rate of return reflects the average rate of earnings expected on funds invested or to be invested in the pension plans to provide for the benefits included in the pension liability. We establish the expected long-term rate of return at the beginning of each year based upon information available to us at that time, including the plan’s investment mix and the forecasted rates of return on these types of securities.

Differences in actual experience or changes in the assumptions may materially affect our financial position or results of operations. Actual results that differ from the actuarial assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. For example, due to significant adverse market conditions during 2008, our pension expense significantly increased during 2009. A significant component of the increase was caused by the amortization of actuarial losses which reflects the increase in the accumulated differences in actual plan results compared to assumptions utilized in previous years.

We continually update and assess the facts and circumstances regarding these critical accounting matters and other significant accounting matters affecting estimates in our financial statements.

Annex G-7